Exhibit 1

ASX Release 7 November 2022 Level 18, 275 Kent Street Sydney, NSW, 2000 Westpac 2022 Group Annual Report Westpac Banking Corporation (“Westpac”) today provides the attached Westpac 2022 Group Annual Report. For further information: Hayden Cooper Group Head of Media Relations 0402 393 619 Andrew Bowden General Manager, Investor Relations 0438 284 863 This document has been authorised for release by Tim Hartin, Company Secretary.

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WESTPAC 2022 ANNUAL REPORT Westpac backed

ii WWEESSTTPPAACC GGRROOUUPP 22002222 AANNNNUUAALL RREEPPOORRTT Westpac’s reporting suite Our reporting suite brings together the Group’s financial, non-financial, risk and sustainability performance for the year. It includes our Annual Report, Financial Results Announcement, Presentation and Investor Discussion Pack, Pillar 3 Report, Sustainability Supplement and our Corporate Governance Statement. Access the full suite online at westpac.com.au/2022annualreport. Supplement Financial Annual Report Sustainability Supplement FY22 Results Announcement About this report Westpac’s 2022 Annual Report is our primary report to shareholders. It comprises information about our activities, strategy, and financial and non-financial results over the reporting period. We have continued to integrate our financial and non-financial performance, including reporting our strategic progress under stakeholder value in our Strategic Review in this Report. Report Governance Investor Discussion Pack Corporate Governance Statement Pillar 3 Report In this Annual Report a reference to ‘Westpac’, ‘Group’, ‘Westpac Group’, ‘we’, ‘us’ and ‘our’ is to Westpac Banking Corporation ABN 33 007 457 141 and its subsidiaries unless it clearly means just Westpac Banking Corporation. For certain information about the basis of preparing the financial information in this Annual Report see ‘Reading this report’ in Section 2. In addition, this Annual Report contains statements that constitute ‘forward-looking statements’ within the meaning of Section 21E of the US Securities Exchange Act of 1934. For an explanation of forward-looking statements and the risks, uncertainties and assumptions to which they are subject, see ‘Reading this report’ in Section 2. Please consider those important disclaimers when reading the forward-looking statements in this Annual Report. Information contained in or accessible through the websites mentioned in this Annual Report does not form part of this report unless we specifically state that it is incorporated by reference and forms part of this report. All references in this report to websites are inactive textual references and are for information only. Westpac Banking Corporation ABN 33 007 457 141 SEPTEMBER 2022 INCORPORATING THE REQUIREMENTS OF APS330 WESTPAC BANKING CORPORATION ABN 33 007 457 141 Pillar 3 2022 WESTPAC BANKING CORPORATION ABN 33 007 457 141 Corporate Statement 2022 FULL YEAR FINANCIAL RESULTS FOR THE 12 MONTHS ENDED 30 SEPTEMBER 2022 WESTPAC BANKING CORPORATION ABN 33 007 457 141 Presentation and Investor Discussion Pack 2022 INCORPORATING THE REQUIREMENTS OF APPENDIX 4E WESTPAC BANKING CORPORATION ABN 33 007 457 141 Full Year Results 2022 WESTPAC BANKING CORPORATION ABN 33 007 457 141 Sustainability WESTPAC 2022 ANNUAL REPORT Westpac backed Cover image from ‘Westpac backed’ advertising campaign, November 2022.

11 Helping Australians and New succeed. Zealanders 2 GROUP PERFORMANCE 103 Chairman’s report CEO’s report Our operating environment 8 10 12 Risk and risk management 134 Our strategy Our material sustainability topics Value for shareholders Value for customers Value for employees Value for our community Sustainability Climate change Natural capital Human rights Risk management Corporate governance Directors’ Report Board of Directors Executive team Remuneration Report 14 Sustainability Other Westpac business information 146 16 18 22 26 30 34 35 41 42 44 52 56 56 60 70 155 3 FINANCIAL STATEMENTS Financial statements Notes to the financial statements Statutory statements 159 160 166 286 4 SHAREHOLDER INFORMATION 297 Shareholding information Additional information Glossary of abbreviations and defined terms 298 304 305 Contact us inside back cover WWEESSTTPPAACC GGRROOUUPP 22002222 AANNNNUUAALL RREEPPOORRTT SSTTRRAATTEEGGIICC RREEVVIIEEWW GGRROOUUPP PPEERRFFOORRMMAANNCCEE FFIINNAANNCCIIAALL SSTTAATTEEMMEENNTTSS SSHHAARREEHHOOLLDDEERR IINNFFOORRMMAATTIIOONN Contents 1 STRATEGIC REVIEW 1Information on Westpac 97 About Westpac2 Significant developments97 FY22 performance overview 4 2022 highlights6 Reading this report 104 Review of Group operations 106 Segment reporting 116

22 WWEESSTTPPAACC GGRROOUUPP 22002222 AANNNNUUAALL RREEPPOORRTT About Westpac Westpac is one of four major banks in Australia and one of five major banks in New Zealand – and supports over 12.7 million customers. We have branches and controlled entities throughout Australia, New Zealand and the Pacific region, and maintain branches and offices in London, New York and Singapore. We are also opening an office in Frankfurt in 2023. Founded in 1817, we are Australia’s first bank and oldest company. We were established as the Bank of New South Wales in Sydney before expanding across Australia, New Zealand and the Pacific. Over time, we continued our expansion, acquiring several banks and growing our network across the region. In 1982, we changed our name to Westpac. In 2008, we completed a merger with St.George Bank (in which we acquired the brands of St.George and BankSA). We relaunched the Bank of Melbourne brand in 2011. Over the last few years, we have simplified our business. We have sharpened our focus on banking for Australian and New Zealand consumer, business and institutional customers. We have exited seven non-core businesses, consolidated our international presence and simplified our operations. Westpac comprises six major segments: Consumer Serving consumers in Australia with a full range of banking products. Business Serving the needs of small to medium businesses and commercial and agribusiness customers across Australia. This segment also includes our Private Wealth business, supporting the needs of high-net-worth individuals. Westpac Institutional Bank (WIB) Delivering a broad range of financial services to commercial, corporate, institutional, and government customers operating in, and with connections to, Australia and New Zealand. New Zealand Delivering banking and wealth services to consumer, business and institutional customers across New Zealand. Group Businesses Comprising our head office and Australian support functions including treasury, customer services and technology, corporate services, and enterprise services. Specialist Businesses Bringing together non-core businesses that we ultimately plan to divest. These currently include superannuation, platforms and investments, along with our operations in Fiji and Papua New Guinea1. For part of the year, the segment included the Group’s motor vehicle dealer finance and novated leasing businesses and Westpac Life Insurance Services Limited (Australian life insurance) which were sold during the year. We expect to complete the sale of Advance Asset Management and successor funds transfer of BT’s personal and corporate superannuation funds in FY23. Total 1. We are not expecting to sell the Pacific business in the short to medium term.

3



FY22 cash earnings[1]	Brands
$3,291m ↓ 11%	st.george, bankSA, Bank of Melbourne, RAMS
$918m ↓ 15%	st.george, bankSA, Bank of Melbourne
$687m ↑ $1,220m, large	
$1,075m ↑ 13% (A$ EQUIVALENT)	
$28m ↑ $39m, large	Westpac GROUP
($723m) ↓ $885m, large	st.george, BT
$5,276m ↓ 1%	

Market share

Australia

Household deposits[2]	20%
Mortgages[3]	21%
Business credit[3]	15%

New Zealand

Consumer lending[4]	18%
Deposits[4]	18%
Business lending[4]	16%

1. See cash earnings definition on the following page of this Report.
2. APRA Banking Statistics, September 2022.
3. RBA Financial Aggregates, September 2022.
4. RBNZ, September 2022.

WESTPAC GROUP 2022 ANNUAL REPORT
STRATEGIC REVIEW
GROUP PERFORMANCE
FINANCIAL STATEMENTS
SHAREHOLDER INFORMATION

4 WESTPAC GROUP 2022 ANNUAL REPORT

FY22 performance overview

In Full Year 2022 (FY22), we recorded a net profit attributable to the owners of Westpac of $5,694 million, an increase of 4% on Full Year 2021 (FY21).

The higher net profit was principally due to lower notable items and a reduction in expenses, partly offset by a turnaround in impairment charges (charge in FY22 compared to a benefit in FY21) and lower non-interest income reflecting the loss of earnings from divestments.

While notable items (large infrequent items that do not reflect ongoing business performance) were lower, their earnings impact remained high at $1,292 million in FY22. The main notable item this year was the loss on sale of Australian life insurance.

In FY22, there was a credit impairment charge of $335 million compared to a $590 million benefit in FY21, a $925 million turnaround. The impairment charge in FY22 was the equivalent of 5 basis points of loans which is low relative to long-term trends. The impairment benefit in FY21 followed the unwinding of provisions established at the beginning of COVID-19, which were not required.

Net interest income was up 2% with an 8% increase in average interest-earning assets partly offset by a 13 basis point reduction in the net interest margin. Within average interest earning assets, lending was up 4%, while third party liquid assets increased 33%. The increase in liquid assets was due to the need to hold more funded liquid assets from the phase out of the Reserve Bank of Australia's (RBA) committed liquidity facility (CLF). Lower margins were mostly due to intense competition across mortgages and business lending but were also impacted by the significant increase in low returning liquid assets. Improved deposit spreads and higher fair value gains on economic hedges partly offset these impacts.

Non-interest income was lower from the loss on the sale of Australian life insurance and the income foregone from business exits. Expenses were lower from fewer notable items, a 7% reduction in FTE, less spending on third-party services, consolidation of our corporate locations and branch networks and the completion of elements of our Fix agenda.

Credit quality improved over the year with stressed assets as a percentage of our total committed exposures falling to 1.07% from 1.36%. Mortgage delinquencies were also down.

Westpac had an income tax expense of $2.8 billion for FY22, with an effective tax rate of 33%. Including the bank levy our adjusted effective tax rate was 35%.

The Group's common equity tier 1 ratio of 11.3% is above APRA's unquestionably strong benchmark of 10.5%. The ratio was lower than FY21 following our $3.5 billion buy-back and higher risk weighted assets.

The table below and the commentary above is our reported results.

In assessing performance, we use 'cash earnings' – a measure of profit determined by adjusting reported earnings by three factors:

1. Material items that do not reflect ongoing performance.
2. Items that may not be considered when determining dividends including the amortisation of intangible items, treasury shares or economic hedging impacts.
3. Accounting classifications between individual items that do not impact reported results.

The charts on the right show reported earnings and the movements in cash earnings along with selected metrics.

Reported net profit attributable to owners of Westpac ($m)

	FULL YEAR SEPT 2022	FULL YEAR SEPT 2021	% MOV'T SEPT 22 – SEPT 21
Net interest income	**17,161**	**16,858**	2
Non-interest income	2,445	4,364	(44)
Net operating income	**19,606**	**21,222**	(8)
Operating expenses	(10,802)	(13,311)	(19)
Net profit before impairment charges and income tax	**8,804**	**7,911**	11
Impairment (charges)/benefits	(335)	590	large
Profit before income tax	**8,469**	**8,501**	–
Income tax expense	(2,770)	(3,038)	(9)
Net profit for the period	**5,699**	**5,463**	4
Profit attributable to non-controlling interests (NCI)	(5)	(5)	–
Net profit attributable to owners of WBC	**5,694**	**5,458**	4
Total cash earnings adjustments (post tax)	**(418)**	**(106)**	large
Cash earnings	**5,276**	**5,352**	(1)
Add back notable items (after tax)	1,292	1,601	(19)
Cash earnings excluding notable items	**6,568**	**6,953**	(6)

5

WESTPAC GROUP 2022 ANNUAL REPORT
STRATEGIC REVIEW
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FINANCIAL STATEMENTS
SHAREHOLDER INFORMATION

Westpac measures of profit ($m)


Reported profit
Cash earnings
2,290
2,608
5,458
5,352
5,694
5,276
FY20
FY21
FY22

Strong balance sheet (%)

Common equity tier 1 capital ratio


APRA basis
Internationally comparable
11.13
16.50
12.32
18.17
11.29
17.57
Sept 20
Sept 21
Sept 22

Cash earnings FY22 – FY21 ($m)


5,352
1,601
6,953
19
(518)
766
(925)
273
6,568
(1,292)
5,276
Down 6% ex-notable items
Down 1%
FY21
Add back notable items
FY21 ex-notable items
Net interest income
Non-interest income
Expenses
Impairment charges
Tax & NCI
FY22 ex-notable items
Notable items
FY22

Gross lending ($bn)


699
714
744
Sept 20
Sept 21
Sept 22

Net interest margin (%)

Cash earnings basis


2.08
2.04
1.87
FY20
FY21
FY22

Dividends per ordinary share (cents)


1H
2H
31
31
118
60
58
125
64
61
FY20
FY21
FY22

Contribution of net operating income by segment (%)


Consumer
Business
WIB
Westpac NZ (in A$)
Specialist Businesses
Group Businesses
50
18
12
13
2
5

6 WESTPAC GROUP 2022 ANNUAL REPORT

2022 highlights

Shareholders

Returned

$7.8bn

to shareholders via dividends and a $3.5bn share buy-back

Full Year dividend of 125 cents per share

↑6% or 7 cents per share

(Final dividend of 64 cents per share)

Common equity tier 1 capital ratio

11.3%

comfortably above regulatory minimum

Total shareholder return

↓16%

Total shareholder return declined 16% from overall market declines and share price weakness following our FY21 result

Cash earnings return on equity

7.5%

Cash earnings per ordinary share

148.0 cents

up 1%

Customers

Lending

↑$30bn

Customer deposits

↑$33bn

Customer franchise improved with Australian consumer net promoter score (NPS) higher over the year, although overall level is below major bank competitors

94%

of complaints, on average, resolved at first point of contact

Digital enhancements:

- Completed roll-out of new mobile app
- Launched new online personal financial management features

Increased security to help protect customers:

- Blocking transactions to suspect merchants
- Stopping impersonation of Westpac Australia phone numbers
- Fraud reduced by **80%** when dynamic CVC was used

Supported

1,600+

customers through floods

Provided over

$66m

in COVID-19 relief packages since 2020

7

WESTPAC GROUP 2022 ANNUAL REPORT
STRATEGIC REVIEW
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Employees

Organisational Health Index

75

up one point over the year

Women in leadership

50%[1]

Enhancing workplace policies:

- Increased paid parental leave entitlements
- Special paid leave and support for pregnancy loss

$5.9bn

paid to our people

2/3

of employees who voted in the 2023 Australian Enterprise Agreement voted yes

Community

$3.1bn

Income tax expense, including the bank levy

Launched our **fifth Reconciliation Action Plan** – recognised at the highest 'Elevate' level by Reconciliation Australia

Launched **fifth Climate Change Position Statement and Action Plan**

Joined Net-Zero Banking Alliance and set **2030 targets** for five emissions-intensive sectors in our lending portfolio

Largest bank lender to greenfield renewable projects in Australia over past five years[2]

Westpac Scholars Trust awarded

$4.6m[3]

in scholarships to **100 scholars**

$136m

in community investment

1. Women in Leadership refers to women in leadership roles across the Group. It includes the CEO, Group Executives, General Managers, senior leaders with significant influence on business outcomes (direct reports to General Managers and their direct reports), large (3+) team people leaders three levels below General Manager, and Bank and Assistant Bank Managers.
2. IJGlobal and Westpac research data.
3. Westpac Scholars Trust (ABN 35 600 251 071) is administered by Westpac Scholars Limited (ABN 72 168 847 041) as trustee for the Westpac Scholars Trust. Westpac Scholars Trust is a private charitable trust and neither the Trust nor the Trustee are part of Westpac Group. Westpac provides administrative support, skilled volunteering and funding for operational costs of Westpac Scholars Trust. Awarded scholarships include co-funding from university partners.

88 WWEESSTTPPAACC GGRROOUUPP 22002222 AANNNNUUAALL RREEPPOORRTT Chairman’s report Dear fellow shareholders, Investors will recall when I took up the post as Chairman in April 2020, I gave a comprehensive statement of the Company’s situation, which was concerning, and set out the program we needed to bring the Company back to full fitness and vitality. Two-and-a-half difficult years of restructuring have now passed. This included the exit of non-core businesses, comprehensive risk reduction, product and process simplification and appropriate credit provisioning, as well as significant cost reduction. I’m pleased that the actions we took during that period, together with a more supportive economic situation for banking from higher interest rates despite a weaker economy, and further cost reduction opportunities, all place the Company in a stronger position for the future. Given this and the extent of digitisation in the sector, it therefore remains important that we work to a low 40s expense to income ratio over time which, given the softer near-term economic growth scenario, implies further revenue growth and cost reduction. We have now successfully strategically repositioned the Company to focus on our natural strengths in commercial banking, focused on Australia and New Zealand. We announced the exit of nine out of 11 businesses and completed the sale of seven of these. Overseas, we’ve also consolidated into New York, London, and Singapore and are soon to open in Frankfurt. This year from a shareholder standpoint, financial performance was relatively flat over the prior year. On a statutory basis net profit was up 4%. Solid progress was made on cost reduction, though a little less than planned. The results of the cost program and lower notables saw the statutory expense to income ratio reduce from 63% to 55%. A particular highlight was the increase in statutory earnings per share by 7% which benefited from the share reduction following our $3.5 billion buy-back. Turning to earnings on a cash earnings basis, the Company’s preferred measure, core earnings rose 6%, with the substantial increase in impairment charges to take account of the deteriorating economic environment leading to a 1% reduction in cash earnings for the year. Excluding notable items, operating income fell 2% but expenses were 7% lower, generating an expense to income ratio of 51% on a cash earnings basis. Importantly, rising rates helped to arrest the decline in net interest margin which in the first half had fallen to 1.85% but rose to 1.90% in the second half. The Group remains well capitalised. When considering dividends, the Board focuses on cash earnings but also looks through selected irregular large items. This led to the Board determining a final dividend of 64 cents per share and total of 125 cents per share fully franked for the year, an increase of 6%, just ahead of statutory profit growth. This represents a dividend yield of 6%, excluding franking, based on the closing share price on 30 September 2022. The final dividend is expected to be paid on 20 December 2022, for shareholders on the register on 18 November 2022. We also managed to arrest the last few years’ decline in market position in our core businesses, of institutional, business, and consumer banking. In mortgages, we reduced our decision time for customers through our branch and mortgage specialists, which is now broadly in line with major bank competitors. As a result, we grew mortgages around the major bank system in the second half. New Zealand continued to perform well and is working to resolve errors of the past. We made significant progress on the journey to create a digital bank for consumers and small businesses. This included completing the roll-out of our new Westpac consumer app and launching a digital mortgage.

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WESTPAC GROUP 2022 ANNUAL REPORT
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At the same time, we are building our data capabilities which is enabling us to improve product personalisation for customers and reduce risk.

We also improved the cost and effectiveness of our multi-bank presence in Australia by enabling customers from any brand to transact at Westpac branches and by co-locating selected branches that were in close proximity.

Westpac however still lags peers in several areas, and we are committed to rectifying these. Shareholders are well aware of the regulatory and operational risk and cultural failings of the Group, particularly during the past few years. We responded by changing management, instituting the Customer Outcomes and Risk Excellence (CORE) program, and a comprehensive cultural change program across the Company. These are now well advanced and on track, with no material new operational risk issues surfacing; nonetheless we recognise there is more to do to ensure the improvements are embedded.

The externally comparable Organisational Health Index, which is how we measure the progress in culture, rose during the year to 75, taking Westpac just below the 2022 top quartile globally.

Westpac is committed to reducing emissions from our own operations as well as in our customer financing, particularly related to fossil fuels. During the year, we updated our policy on climate change and joined the Net-Zero Banking Alliance. This included the release of 2030 targets for five emissions-intensive sectors in our lending portfolio and we expect to release targets for other sectors over the next three years. While some would have us exit certain high-emitting sectors immediately, we believe we have a role to support the country and customers in a just transition to a renewable future. Our pathway to 2030 and engagement with customers are important to achieving this. This approach has been welcomed by government and customers and we believe it is in shareholders' interests.

In the year, the Board also took direct action to contribute to the Simplify and Perform initiatives by reducing the cost of the Board without detracting from its effectiveness. The size of the Board was reduced to 10, the committee structure was rationalised, and the number of Directors on each committee reduced. Non-executive Director fees and committee fees, including mine as Chair, were cut to bring them more in line with competitors and our relative performance.

Excluding my own appointment and that of the CEO, during my tenure, three Directors have retired from the Board, and four have been appointed. Female representation is now 40%, meeting our commitment to shareholders. Peter Marriott retires from the Board at this year's AGM, and I would like to take this opportunity to thank him for his long service to the Company. I would also like to thank the Board for their hard work and dedication during the year.

I would like to acknowledge the difficult times faced by our customers and staff during COVID-19, inflation and severe weather episodes and to thank them for their support. I would also like to thank the management team and staff colleagues for their hard work and contribution; and to our shareholders for their support in what has been a difficult period for the Company.

In closing, I would repeat what I said at the outset, that the actions we have taken to transform the Company, as well as the return to more normal interest rate levels, have created a stronger foundation for the future.

Yours sincerely,



John McFarlane
CHAIRMAN

1100 WWEESSTTPPAACC GGRROOUUPP 22002222 AANNNNUUAALL RREEPPOORRTT CEO’s report Dear shareholders, Thank you for your support over the year. Westpac delivered a solid financial result for Full Year 2022 (FY22) and made steady progress on our strategic priorities. We sharpened our focus on core banking, strengthened risk management, improved service to customers, and are positioning the Company for growth – all of which help to build long-term value for shareholders. Our people have embraced the changes we’re making. They have worked with customers during the pandemic and through recent natural disasters. We will continue to help customers as we navigate the uncertainties ahead. Turning to the external environment, 2022 saw significant economic and geopolitical change and I know it has affected many of you. While we are now living with COVID-19, a new challenge has emerged with the global economy entering a period of high inflation, with central banks responding with a fast increase in interest rates globally. The effects of these changes have not yet fully rippled through the economy but have contributed to a more uncertain outlook in 2023 for many. Fix As part of our Fix agenda, we are improving risk management by investing in systems and processes and transforming our culture. We have worked through a number of historical issues, resolved a number of regulatory proceedings and completed major customer remediation programs. This has included further investment in our financial crime capabilities and systems. Our CORE program is driving much of the change in our management of risk. Established in 2021, the multi-year program brings together 350 activities aimed at improving our end-to-end practices, simplifying processes and creating clearer accountabilities. The program is on track and we have completed 271 activities. Our focus is now to implement and embed the changes in our business. Simplify Our Simplify priority is reshaping Westpac with a more focused portfolio of businesses based on banking in Australia and New Zealand. This year, we completed the exit of our insurance operations and sold our wholesale auto finance book. As the Chairman outlined, we have exited, or announced the sale of, nine businesses and we are well progressed on consolidating our Asian presence into a single Singapore hub. The simplification drive is also making it easier for customers and employees. This year we further refined our operating model by decentralising corporate functions – which has moved around 2,000 people from our central teams to be closer to the customers they support. We have consolidated 1,700 roles as part of this change and now have a smaller head office with 93% of our people working in divisional or shared service teams. Digital is the main way customers and bankers access services, with over 90% of transactions conducted online or over the phone. We understand the importance of face-to-face banking for many and are updating our systems to allow any Westpac Group customer to bank at any of our branches. This will enable St.George customers to use Westpac branches and vice versa. These changes have supported the co-location of two branches under one roof. We now have 27 co-located branches with plans for a further 100 over the next year. We have also extended our relationship with Australia Post, signing a 10-year agreement that maintains physical banking at an additional 3,500 locations across Australia. We’ve made meaningful digital advancements this year, finalising the roll-out of our new Westpac app and integrating tools into the app to help customers better manage their finances. Over 5 million customers now regularly use our online services. A simpler, stronger bank We have made meaningful progress on the Fix, Simplify, Perform strategic priorities which we set two years ago.

1111 Keeping customers and their money safe is fundamental to what we do and remains a priority. Scams are increasing in both number and sophistication and defending against them requires focus, investment and innovation. We led the market in rolling out dynamic CVCs for credit and debit cards through our Westpac app to better protect customers when shopping online. To date, we’ve blocked over 204,000 payments from suspect merchants, potentially preventing customers being defrauded by around and institutional lending. In 2022, our Australian business lending increased 15%, growing strongly in infrastructure, financing, property and sustainable finance. But mortgage growth was lower than our targets. While owner occupied lending grew, investor lending contracted, and our 3% growth in total Australian mortgages was below financial system mortgage growth of closer to 7%. We need to finalise system and process changes to consistently grow in line with our targets. year. We see further opportunities to invest in the transition and are increasing the capability of our people to respond. Supporting reconciliation remains a priority and this year we released our fifth Reconciliation Action Plan (RAP). Our Elevate RAP lays out our vision for reconciliation by focusing on where we can make the biggest difference. We seek to continue to make banking easier for Aboriginal and Torres Strait Islander customers, expand career development and leadership pathways and back $58 million. And we are working to stop scammers masquerading as Westpac by stopping the unauthorised use of Westpac telephone numbers. Perform Our Perform priority is geared to strengthening returns by growing profitably, reducing costs and improving our capital efficiency. This year, our statutory profit was Indigenous enterprises. We have also reinforced our support for the Uluru Statement from the Heart which we see as a credible path to reconciliation. Prospects for growth are underpinned by service and customer outcomes. Service levels improved this year, but we still lag our peers. This was also reflected in our Net Promoter Score (NPS) where improvements weren’t as extensive as we’d set out to deliver. As we digitise more services, we are confident that the customer experience will be better and more consistent, and this will be reflected Supporting customers We are charting our way through an economic environment of surging global inflation and fast increases in interest rates. The Ukrainian-Russian war has $5.7 billion, up 4% on the prior year, although it was depressed by large notable charges. The significant notable this year was the $1.1 billion loss on the sale of our Australian Life Insurance business. Having resolved a number of historical issues we expect notable items to reduce next year. Cash earnings was 1% lower, reflecting a $925 million turnaround in impairment charges. The turnaround was due to an impairment charge of $335 million in FY22, while in FY21 it was a $590 million benefit. Core earnings rose 6% as growth in our banking portfolio more than covered the loss of earnings from the businesses we have sold. We’ve improved our underlying franchise and reduced costs while maintaining the strength of our balance sheet. Our capital position is within our operating range of 11% to 11.5% that applies from the start of 2023 and our funding and liquidity metrics are comfortably above regulatory minimums. Our lending portfolio is also sound with key measures of credit quality better than pre-COVID-19 levels. At the start of the year, we set out to grow our mortgage book in line with the overall major bank system and improve growth in business disrupted energy and food markets which has particularly led to higher energy costs for consumers and businesses. So far, customers are proving resilient to these dynamics. For example, 68% of mortgage customers are ahead of their repayments and the level of stress in the portfolio is below September 2018 levels. However, it is inevitable that customers will gradually feel the impact of higher interest rates and this will be a headwind for the economy in 2023. As ever, we are on standby to help customers impacted by these developments. Our people once again have stepped up to the challenges and their support for customers remains constant. They are the beating heart of Westpac and on behalf of myself and the executive team, I would like to thank them. Finally, I am grateful to shareholders for your continued support. We are working hard to build the long-term value of your Company. in our future service and NPS results. Our people are also instrumental to our transformation. We measure the progress on our culture reset through our Voice+ survey which includes McKinsey’s global ‘Organisational Health Index’ (OHI) run independently. This year, our Group OHI score was 75, up one point over the year. Our score was above global and Australian/New Zealand medians, and just shy of the 2022 global top quartile score of 76. Given the disruption caused by our organisational changes, this was pleasing. Sustainability As a bank and Australia’s oldest company, we have a responsibility to work towards a better future. Our long-standing commitment to acting on climate change continued as we joined the Net-Zero Banking Alliance (NZBA) and continued our work to align our operations and lending portfolio with net-zero by 2050. So far, we have released 2030 targets for five emissions-intensive sectors in our lending portfolio and expect to release additional targets over the next three years. Sustainable finance grew, participating in 69 transactions in our institutional bank through the Peter King CEO WWEESSTTPPAACC GGRROOUUPP 22002222 AANNNNUUAALL RREEPPOORRTT SSTTRRAATTEEGGIICC RREEVVIIEEWW GGRROOUUPP PPEERRFFOORRMMAANNCCEE FFIINNAANNCCIIAALL SSTTAATTEEMMEENNTTSS SSHHAARREEHHOOLLDDEERR IINNFFOORRMMAATTIIOONN

1122 WWEESSTTPPAACC GGRROOUUPP 22002222 AANNNNUUAALL RREEPPOORRTT Our operating environment External environment 2022 was a year of two halves. It began positively as we emerged from COVID-19 with activity recovering and markets re-opening. Midway through, the outlook changed as the Ukrainian-Russian war, supply chain constraints, higher inflation and rapidly rising interest rates began to temper growth expectations and increase uncertainty. Westpac’s operating environment also changed through 2022. Early in the year, the global and Australian economies began to recover as COVID-19 restrictions unwound, and the significant stimulus measures applied by central banks and governments rolled through. Record low interest rates, cash support payments and the gradual re-opening of domestic economies and international borders saw a sharp rebound in economic growth. The economy also benefitted from falling unemployment and higher consumer and business confidence. This contributed to rising credit and deposit growth. By March 2022, the operating environment was changing. The collision of stimulatory monetary policy and supply chain disruptions boosted inflation. This was exacerbated by Russia’s invasion of Ukraine. The rapid rise in inflation saw interest rates rise as markets reacted and central banks tightened monetary policy. The speed of these moves increased market volatility and added uncertainty to the outlook. At the end of our financial year, the impact on businesses and consumers was only just being felt. Although residential property prices had softened, unemployment remained low while spending and investment held up. At the time of writing, Australian GDP growth is around 3.6% per annum. Unemployment is at generational lows of 3.5% and inflation is uncomfortably high at 7.3%. In 2022, these conditions have been broadly supportive for our business. System credit growth has increased, rising interest rates have been positive for net interest margins, and asset quality has improved. However, higher inflation and low unemployment is placing pressure on wages, particularly in high demand areas such as IT, cyber security and risk. Global financial markets have also been volatile and competition for lending remains intense. We continue to analyse these conditions closely, including the impact of rising interest rates on customers, and the flow-on effects of higher inflation. We have no direct exposure to Ukraine or Russia and our simplification program has reduced our exposure outside Australia and New Zealand. We have considered the impact of these developments in our credit provisions. particularly in two of our largest segments, mortgages and small business lending. While this period of relatively easy access to funding has now largely passed, this has not been accompanied by any weakening in competition. If anything, deposit competition has become more intense. While innovation in fintech continues, new market entrants have generally experienced lower equity valuations and less owner support. This has contributed to some industry consolidation. An active broker market and new technologies have also contributed to competition, allowing consumers and businesses to easily compare offers and to apply for faster bank and non-bank lending. Outlook In 2023, we expect lower growth and higher interest rates, which will have adverse effects on customers. However, the impact of rising interest rates in Australia and New Zealand has yet to be fully felt by borrowers, and it is unclear how much this will impact spending patterns, investment behaviour and asset quality. The quality of our lending portfolio is sound. We are well provisioned thanks to our disciplined credit assessment. Nevertheless, higher interest rates will inevitably impact businesses and consumers. As a result, some customers will experience a heightened level of stress. We are well placed to meet the cost of this stress and to support customers facing hardship. Competition Banking across Australia and New Zealand continues to remain highly competitive across price, engagement, and innovation. Low interest rates and high market liquidity increased access to funding and supported price-based competition for lending by both banks and non-banks,

1133 We expect GDP growth in Australia of around 1.3% in the year to September 2023, down from 6.7% in the previous year, which had been boosted by the recovery out of COVID-19. To address Australia’s inflation challenge, economic growth will need to slow substantially. The RBA has been explicit in its goal to reduce inflation and is expected to lift interest rates accordingly. Continuing labour shortages will put pressure on wages until demand and supply realign. We expect that labour demand use internal securitisation to meet their liquidity requirements. These requirements must now be met by additional purchases of high-quality liquid assets. Given the maturity of the TFF and the phase-out of the CLF, banks will need to access more expensive term wholesale funding. The Reserve Bank of New Zealand (RBNZ) has been more aggressive on interest rates, increasing the overnight cash rate from 0.25% in October 2021 to 3.5% in October 2022. Westpac 2023 outlook levels (consistent with Westpac Economics’ forecasts), we complete several critical regulatory and compliance projects and that we continue to improve efficiency. It also excludes new acquisitions and any significant rise in expenses from uncertain or not fully scoped matters, including mandatory regulatory or compliance investment. In FY22, impairment charges were relatively small, reflecting sound asset quality and an improvement in economic fundamentals. Nevertheless, we set our credit provisions recognising the changing landscape. At 30 September 2022, provision levels were still 18% above pre-COVID levels, despite Westpac having reduced lending to some higher risk sectors, including unsecured personal lending. In FY23, impairment charges will likely rise as consumer and business stress increases from higher interest rates, easing economic will slow, and supply and skills shortages will ease with the opening of borders and the recommencement of skilled migration. The unemployment rate may fall further through 2022 as shortages persist, although we expect the economic slowdown will contribute to a rise in the unemployment rate by around 2 percentage points In Full Year 2023 (FY23), Westpac is looking to grow lending broadly in line with our major bank peers, particularly given the plans we have in place in mortgages and the better growth we achieved in 2022 across business, commercial and institutional lending. The level of growth will depend on the flow-on effects of higher interest rates and the expected decline in property through to 2024. Since January 2022, Australian dwelling prices have fallen by around 5%, with Sydney prices declining by 10% over the same period. The speed of the housing market reversal reflected the rapid rise in interest rates. Further significant falls are expected. The timing of when markets will stabilise is uncertain and depends on the outlook for interest rates. Credit growth for the Australian financial system was 5.2% for the year to September 2021, with housing dominating growth. In the year to September 2022, total financial system credit growth was 9.4%, with housing growth at 7.3% and business credit at 14.7%. The movement of interest rates from emergency, near-zero levels is supportive of net interest margins. This support should continue as we expect further interest rate rises. However, any positive impact on margins will be tempered by high levels of competition, and the roll-off of the RBA’s term funding facility (TFF) which needs to be refinanced at a higher interest rate. The phase-out of the Committed Liquidity Facility (CLF) has and will continue to increase funding costs. The CLF allowed banks to prices. Higher interest rates are likely to support net interest margins, although these benefits are expected to be tempered by continuing competition across both loans and deposits, and the need for additional term wholesale funding. Non-interest income in FY23 will continue to be impacted by the exit of businesses. Over FY22, we completed the sale of three businesses. A further two transactions have been announced but are yet to complete. We are also working on the sale of other businesses. In 2023, expenses are expected to be lower as we work to reduce our cost base to $8.6 billion by FY24. This is revised from our previous target of $8 billion given: higher inflation, persistence of high regulatory and compliance costs, our need to maintain investment in digital and because business exits will not be finalised by FY24. Our revised target excludes our Specialist Businesses segment which contains the businesses we initially planned to exit along with some major notable items. Achieving the target assumes inflation eases from its current growth, rising unemployment and lower residential property prices. With new capital rules being finalised and because our September 2022 CET1 capital ratio of 11.3% is within our preferred range of 11.0% to 11.5%, we currently do not have surplus capital. While improving our management of risk remains a priority, we expect to direct more resources to strengthening our customer franchise and growing our businesses through improved service and enhanced products and services. This will include continuing to simplify our operations via digitisation. With a sharper focus on banking in our core markets of Australia and New Zealand, a strong balance sheet and a highly committed team, we are well placed to see these plans through and improve the strength of our franchise. WWEESSTTPPAACC GGRROOUUPP 22002222 AANNNNUUAALL RREEPPOORRTT SSTTRRAATTEEGGIICC RREEVVIIEEWW GGRROOUUPP PPEERRFFOORRMMAANNCCEE FFIINNAANNCCIIAALL SSTTAATTEEMMEENNTTSS SSHHAARREEHHOOLLDDEERR IINNFFOORRMMAATTIIOONN

1144 WWEESSTTPPAACC GGRROOUUPP 22002222 AANNNNUUAALL RREEPPOORRTT Our strategy Our values Our five values (or HELPS) – guide the way and help us achieve our purpose. HELPFUL Passionate about providing a great customer experience ETHICAL Trusted to do the right thing Simplify Streamline and focus the business — Exit non-core businesses and consolidate international — Reduce products, simplify fees — Lines of Business operating model — Transform using digital and data to enhance the customer experience New technology makes business easier Our EFTPOS Air app turns an Android phone into a payments terminal for businesses. See the customer value section of this Report. Fix Address outstanding issues — Risk management — Risk culture — Customer remediation & pain points — IT complexity We all own risk at Westpac Employees are key to strengthening the management of risk across Westpac. See the shareholder value section of this Report. Our purpose Our focus Helping AustraliansBanking for Australian and and New Zealanders New Zealand consumers, businesses succeed. and institutional customers.

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WESTPAC GROUP 2022 ANNUAL REPORT

STRATEGIC REVIEW

GROUP PERFORMANCE

FINANCIAL STATEMENTS

SHAREHOLDER INFORMATION

Our strategy supports our purpose, harnesses our strengths and guides our actions. Delivery is well underway and we are making progress for all our stakeholders.

Our strategic priorities, Fix, Simplify and Perform, recognise our need to address our shortcomings, reshape the business to concentrate on our core businesses and markets, while lifting service and creating a stronger performance ethic. This will help us to become a simpler, stronger bank.

Perform

Sustainable long-term returns

- Customer service – market leading
- Growth in key markets
- Reset cost base
- Enhance returns, optimise capital
- Strong balance sheet
- Climate change – focus on net-zero



Tapping into technologists in regional areas

Our technology hub on Queensland's Gold Coast opened this year.

See the employee value section of this Report.

Stakeholder outcomes

Shareholders	148 cents[1] earnings per share	125 cents dividends per share
Customers	$613bn in customer deposits	$740bn in lending
Employees	$5.9bn paid to employees	50% Women in Leadership roles[2]
Communities	$136m in community investment	Fifth Reconciliation Action Plan
The economy	35% effective tax rate, including the bank levy	$3.1bn income tax expense, including the bank levy
Suppliers	$7.1bn total supply chain spend	$8.8m spent with Indigenous Australian suppliers
Environment	Over $1.9bn new lending to climate change solutions	Updated climate change position statement and action plan

1. On a cash earnings basis.
2. Refer to the 2022 highlights section of this Report for definition.

LEADING CHANGE
Determined to make it better and be better

PERFORMING
Accountable to get it done

SIMPLE
Inspired to keep it simple and easy

1166 WWEESSTTPPAACC GGRROOUUPP 22002222 AANNNNUUAALL RREEPPOORRTT Our material sustainabilitytopics Our sustainability materiality assessment process Every year, we conduct a sustainability materiality assessment where we engage with internal and external stakeholders to determine our most material sustainability topics to be included in our sustainability reporting. Materiality in the context of our sustainability reporting is based on the definition from the updated Global Reporting Initiative (GRI) Material Topics Universal Standards 2021. Materiality according to GRI is defined by the significance of the impacts of our business activities on the economy, environment, and people, including impacts on their human rights. This year, in consideration of global sustainability reporting developments, we enhanced our approach to further consider the information needs of financial stakeholders. Topics identified under our sustainability assessment are material for the purposes of our sustainability reporting. They do not necessarily represent matters which would be considered material for the purposes of financial statement reporting which is determined in accordance with accounting standards Our 2022 material topics are reported into two areas: — Sustainability topics included in the Annual Report: Important to the primary users of general-purpose financial reporting including investors (but not necessarily considered material in the context of dedicated financial statement reporting). — Sustainability topics included in the Sustainability Supplement: These are other sustainability topics relevant to a broader group of stakeholders such as our customers, employees, or communities. Identification of sustainability impacts and material topics We identified our sustainability-related impacts based on several sources, such as: — interviews with employees, executives and external members of Westpac’s Stakeholder Advisory Council1 — Strengths, Weaknesses, Opportunities, and Threats (SWOT) analysis on topics relevant to Westpac — review of strategy papers, company policies, and reporting disclosures — media review, industry surveys, sustainability reporting standards, investor reports and analysis — review of sustainability-related risks recorded within Westpac’s integrated risk and compliance management system. In total, 85 impacts were identified, which were then assessed, consolidated and prioritised to identify our list of material topics for the purposes of our sustainability disclosures. Assessment and prioritisation of sustainability material topics We assessed and prioritised the impacts of our activities on the economy, environment, and people by using Westpac’s integrated risk management and compliance systems. We mapped negative impacts identified in our sustainability assessment to the risks currently within our integrated risk and compliance management system in order to extract relevant severity and likelihood information. Positive impacts were assessed independently using Westpac’s Risk and Control Assessment Policy. All positive and negative impacts with an Inherent Risk Rating of ‘High’ or 2 ‘Very High’ were deemed significant according to the GRI definition of sustainability reporting materiality, and consolidated into 16 material topics in the table opposite. In assessing our sustainability topics relevant to our Annual Report and our investors, we considered the financial impact base amount associated with the list of actual or potential negative impacts identified and selected those above a certain monetary threshold. We added talent attraction and retention, inclusion and diversity and digital transformation as additional material topics useful to the primary users of general-purpose financial reporting, based on their potential opportunity for our business. 1. The Stakeholder Advisory Council is a forum for a range of external stakeholders to provide insights and feedback to our executives and sustainability leaders on Westpac’s approach to sustainability. 2. We calculated the Inherent Risk rating based on the highest Inherent Impact and Likelihood rating, as per Westpac Risk Rating Matrix.

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WESTPAC GROUP 2022 ANNUAL REPORT
STRATEGIC REVIEW
GROUP PERFORMANCE
FINANCIAL STATEMENTS
SHAREHOLDER INFORMATION

FY22 material sustainability topics

Topics that have significant positive or negative impacts on the economy, environment and people

Sustainability topics included in the Annual Report

Topics useful to the primary users of general-purpose financial reporting

Topic	Reference	Topic	Reference
Financial risk management	Section 3 Note 22	**Inclusion and diversity**	Section 1 Employees
Tax transparency	Section 3 Note 7	**Ethics and business conduct**	Refer to Corporate Governance Statement
Climate change and the net-zero transition	Section 1 Climate Change and Section 2 Sustainability	**AML/CTF risk management**[1]	Section 2 Risk factors
Environmental impact	Section 1 Natural Capital	**Human rights**	Section 1 Human Rights
Work culture	Section 1 Employees	**Data privacy and security**	Section 1 Customers
Talent attraction and retention	Section 1 Employees	**Digital transformation**	Section 1 Customers

Sustainability topics included in the Sustainability Supplement

Topics useful to a broader group of stakeholders

Topic	Reference	Topic	Reference
Social licence and community	Refer to 2022 Sustainability Supplement	**Marketing and communications**	Refer to 2022 Sustainability Supplement
Indigenous reconciliation	Refer to 2022 Sustainability Supplement	**Emerging ESG opportunities**	Refer to 2022 Sustainability Supplement

1. Anti-Money Laundering/Counter-Terrorism Financing.

1188 WWEESSTTPPAACC GGRROOUUPP 22002222 AANNNNUUAALL RREEPPOORRTT HOW WE CREATE VALUE FOR OUR Shareholders We aim to improve value for shareholders by growing our customer franchise, strengthening returns, reducing risk, and optimising our capital position while maintaining a strong balance sheet.

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WESTPAC GROUP 2022 ANNUAL REPORT

STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION



AUSTRALIAN SHAREHOLDERS
672,589

FY22 DIVIDEND
125 cents

2022 was mixed for shareholders

In FY22 we returned $7.8 billion to shareholders by paying fully franked dividends and completing a $3.5 billion off-market share buy-back. Dividends for the year were up 7 cents per share, or 6%. This year's payout ratio is 83% on a cash earnings basis, and 67% excluding notable items.

While dividends were higher, our share price was lower and so the Group's total shareholder return (TSR) declined 16% over FY22.

The decline in Westpac's TSR compared to a decline of 14% in the S&P ASX All Ordinaries accumulation index over the same period.

Most of our relative share price underperformance occurred in November 2021 in the weeks following the announcement of our FY21 results. Feedback from market participants on reasons for the decline was that our net interest margins appeared weaker than peers and the increase in costs over FY21 was seen as being contrary to our commitment to reduce our cost base.

We have worked to address these issues. Through FY22, costs have been lower and margins, while down over the year, increased in the second half.

Cash earnings per ordinary share (cents)

Cash earnings basis


266
198
73
146
148
FY18
FY19
FY20
FY21
FY22

Dividends per ordinary share (cents)


1H
2H
188
94
94
174
80
94
31
31
118
60
58
125
64
61
FY18
FY19
FY20
FY21
FY22

WESTPAC GROUP 22002222 AANNNNUUAALL RREEPPOORRTT 20 Growing our customer franchise A strong banking customer franchise is vital to our long-term prosperity. This can be measured by how we serve customers, including across deposits and lending, and the quality of our customer relationships. In FY22, growth improved. We increased Australian mortgage lending 3% while Australian business and institutional lending increased 15%. Overall, growth was below system growth, mostly in the first half of the year and mostly due to fewer investor mortgages. Customer deposits were up 6% over the year. The Customer Value section in this Strategic Review outlines the progress we’re making on strengthening customer relationships. In summary, we have improved the breadth and convenience of our online capabilities, and worked hard to help protect customers from scams. Our Australian consumer service was higher over the year, as measured by our Net Promoter Score (NPS) - however we still lag our peers. Reflecting the value of the business over the year, net tangible assets per share were $17.18, up 2%. Improving return To generate value for shareholders we seek to deliver returns above our cost of capital. In FY22, our return on equity on a cash earnings basis was 7.5% down from 7.6% in FY21. To improve our returns, we must grow new business profitably, achieve appropriate net interest margins and operate cost effectively. We also need to efficiently manage capital. Over recent years, our net interest margins have been under pressure, in large part because of low interest rates and intense competition in an environment where funding has been relatively cheap. While net interest margins were lower over the year, increasing interest rates have helped to restore margins in the second half and improve profitability. Exiting our non-core banking operations removes the source of most of our prior remediation costs and directs more capital to where it can improve our franchise. Out of the 11 businesses we earmarked for sale we have exited seven, with a further two under transaction agreements. To enhance profitability, we must be efficient and reduce our cost base. In FY22, costs were 19% lower. Excluding larger infrequent items, costs were down 7%. These trends are positive but as our total cost base is still $10.8 billion there is much to do. Given our strong position and divestment progress, we conducted an off-market buy-back earlier in the financial year, returning $3.5 billion to shareholders. The buy-back has reduced our shares on issue by 4.6% and improved the efficiency of our capital base. Strong balance sheet As a bank, a strong balance sheet across capital funding, liquidity and credit quality is vital. Our CET1 capital ratio was 11.3% at 30 September 2022. This is above regulatory minimums and puts our capital levels in the top quartile of banks globally measured on a like-for-like basis. Similarly, our funding and liquidity ratios are also above regulatory minimums with our net stable funding ratio of 121% and our liquidity coverage ratio of 132%. Our credit quality metrics improved over the year, although we are watching the operating environment closely for signs of customer stress. Impairment provisions of $4.6 billion are set aside for a potential rise in stress.

21

WESTPAC GROUP 2022 ANNUAL REPORT
STRATEGIC REVIEW
GROUP PERFORMANCE
FINANCIAL STATEMENTS
SHAREHOLDER INFORMATION



CASE STUDY

We all own risk at Westpac

To strengthen the management of risk across Westpac, we are building a more proactive risk culture. This requires that every employee understands the risks in their role and proactively manages them, explicitly considers risks in their decisions, feels safe to speak up and is recognised for the right risk behaviours. To support these changes, we have enhanced our policies and procedures, implemented new training and run case studies to demonstrate how the changes may apply in practice. Some changes have included:

- mandatory risk training for employees
- refreshing our Code of Conduct
- updating our performance management framework to include the management of risk
- providing clarity on responsibility for risks through senior leadership Statements of Accountability.

116

Halved the number of open high rated issues from 233[1]

7

Percentage point increase in issues raised by first line risk management, to 74%[1]

KEY EMPLOYEE SURVEY INSIGHTS[1]

↑7%

People constructively challenge

↑4%

People clear in how expected to manage risks

Strengthening risk management

A focus of our Fix strategic priority is improving the Group's risk management and culture. This involves avoiding mistakes, minimising customer remediation and improving the way we address issues and manage complaints. Changes are being driven through our Customer Outcomes and Risk Excellence (CORE) program, which is primarily overseen by the Board Risk Committee. The three-year program has 350 activities and so far we have completed 271[2].

With the design stage complete, our focus is now to implement and embed the changes to strengthen the way we manage risk.

This year, we upgraded our financial crime systems and strengthened our control environment to reduce sanctions risks. A multi-year project is also underway to further lift our financial crime monitoring and reporting capabilities. We also saw progress in the reduction of high rated issues and escalations.

Progress of CORE activities[2]


Design
Implement
Embed
100%
87%
32%

1. From September 2020 to September 2022.
2. At 30 September 2022. Completed activities finalised by Westpac. Activities may still be subject to Promontory Australia review.

2222 WWEESSTTPPAACC GGRROOUUPP 22002222 AANNNNUUAALL RREEPPOORRTT HOW WE CREATE VALUE FOR OUR Customers The customer service we deliver and the quality of our products and services are important components of our ability to generate returns for shareholders.

2233 CUSTOMERS 12.7m DIGITALLY ACTIVE CUSTOMERS 5.5m NEW AUSTRALIAN HOME LOANS $107bn NEW AUSTRALIAN BUSINESS LOANS1 $24bn Digital – making things Using customer easier for customers Digital has become the preferred way for customers to bank with us – over 90% of all transactions were made digitally this year. We are focused on using digital to make banking simpler and more intuitive for customers, including by: — completing the roll-out of our Westpac app, which is feedback to drive change Customer complaints provide insights into how we can improve our customer service. Over the last few years, we have made it easier for customers to share their feedback. We are building a culture where employees spot, own and log complaints and have invested in our being used by over 2.7 million customers. We have integrated new tools into the app to help customers better manage their finances, including personal finance insights and the ability to track and categorise expenses — launching a digital mortgage — rolling out EFTPOS Air for Android devices in late November to help small businesses connect with customers and get paid faster — launching Westpac DataX, a data analytics service providing insights for institutional, government and business customers. Advancements in technology are also reshaping branch services, allowing any Westpac Group customer to bank at any of our branches. And as part of our co-location strategy, where select branches are combined, we are bringing two Westpac Group branches together under one roof. We have 27 co-located branches and expect to establish 100 more over the next year. In addition, we’ve extended our partnership with Australia Post, allowing customers to bank at 3,500 locations across Australia. underlying systems and processes. Our new Group-wide complaints system guides our people through the complaints management process and is contributing to more consistent outcomes for customers. We are also making it easier for customers to share feedback more easily, including the expansion of our mobile and digital complaints channels to St.George, BankSA and Bank of Melbourne customers. 1. New loans for our Australian Business segment. WWEESSTTPPAACC GGRROOUUPP 22002222 AANNNNUUAALL RREEPPOORRTT SSTTRRAATTEEGGIICC RREEVVIIEEWW GGRROOUUPP PPEERRFFOORRMMAANNCCEE FFIINNAANNCCIIAALL SSTTAATTEEMMEENNTTSS SSHHAARREEHHOOLLDDEERR IINNFFOORRMMAATTIIOONN Measures of change: — 94% of complaints are resolved at first point, up 10% on FY21 — Average time to resolve complaints remained stable over the year at 5 days — Solved 72% of all complaints within 5 days

2244 WWEESSTTPPAACC GGRROOUUPP 22002222 AANNNNUUAALL RREEPPOORRTT Defending against cyber crime The area of cyber security is rapidly evolving, with advances in both attacker techniques and innovations in defence capabilities. Scams are continuing to increase and are becoming more sophisticated and difficult to detect. We have been investing in our defences against cybercrime for many years. This year, we introduced a range of prevention measures to help keep customers safe, and to raise awareness including through: — rolling out dynamic card verification codes (CVC) through our app. The three-digit code changes every 24 hours, limiting cards from being scanned and used again. Since 2020, the use of dynamic CVCs has reduced the incidence of related fraud by 80% — introducing proactive scam blocks of suspect online transactions from overseas retailers deemed high-risk, over 204,000 transactions were blocked this year — blocking of over 94,000 phone numbers to help prevent scammers impersonating Westpac — releasing a recording of a conversation between a customer and a scammer pretending to be from Westpac to demonstrate the warning signs of a scam — providing real-time security prompts – new technology in the Westpac app will detect if a customer is connected to an untrusted Wi-Fi network, and prompt customers to switch to a trusted network or mobile data. Our customer data is handled in accordance with our Privacy Statement and maintained via detailed privacy and cybersecurity controls. Led by our Chief Privacy Officer, we are committed to continually improving our approach to privacy. This year, progress has been made in strengthening our management of privacy risk including simplifying our Privacy Statement and improving our ability to assess privacy risk across the Group. Helping when it matters most As Australia’s oldest bank and company, we have a long history of helping customers through life’s ups and downs – from major economic downturns and natural disasters to personal crises. Events of recent times have been no exception. Our people stood behind customers through the uncertainty created by COVID-19, and they stepped up again this year to support customers impacted by some of the worst floods ever recorded in Australia. Following the extreme weather events that struck Australia’s east coast this year, we set up our mobile ‘Bank in a Box’ in Lismore to support customers with urgent banking needs. We established a $2 million flood support fund, providing grants of up to $3,000 to eligible small business customers impacted by the floods. We also provided over 1,600 disaster relief packages to customers over the year. As we face another form of headwinds, with surging inflation and rising interest rates, we will support customers impacted by the increased cost of living. Supporting vulnerable customers Any person or business can experience financial hardship without warning. We are committed to supporting customers through tough times to help them get back on track. Whether it’s due to illness, loss of employment, a relationship breakdown or something else, we assess each circumstance on a case-by-case basis. Tailored solutions may range from short and long term arrangements, term extensions, and varying or deferring loan repayments, as well as referring customers to free support services such as not-for-profit financial counsellors. We also have specialist teams who offer extra care in supporting customers experiencing vulnerability, including domestic and family violence, financial abuse, scams and fraud, and problem gambling. Over the year, more than 42,000 cases were escalated through our vulnerability teams. Over 36,000 applications for financial assistance packages were approved for customers experiencing financial hardship.

2255 Building financial literacy and wellbeing As a major bank we have an important role to play in building money management skills across society. These skills can help build financial resilience to potential life shocks. By educating customers, employees and communities in a way that is relevant to their needs and circumstances, we can give people the knowledge and confidence they need to make informed financial decisions. Westpac’s Davidson Institute makes financial literacy accessible to everyone. It provides a range of free training resources and downloadable tools for individuals and businesses, with tailored content for women, young people, not-for-profits and First Nations people. This year more than 210,000 people accessed our financial education programs and content. Making banking more accessible Westpac is proud to have topped the Access & Inclusion Top Performers 2021-2022 list, as judged by the Australian Network on Disability in June 2022. We were also recognised as best-in-class in Communications and Marketing, Product and Services, Information Communication Technology, Suppliers and Partners and Innovation. The Group has already embedded 52% of actions in our Access & Inclusion Plan (2021-2024), and is on track to complete all initiatives within the Plan timeframe. Some of our recent customer access and inclusion initiatives include the roll-out of new accessible EFTPOS Now terminals, the launch of Easy English Guides, and creating a more inclusive complaints process for customers needing to raise a complaint via Auslan. Tactile Braille debit and credit cards are offered to all Bank of Melbourne and BankSA customers. They feature a Braille D on debit cards and a Braille C on credit cards, with a notch to help all customers orient them, including those who live with vision and mobility impairments. See our 2022 Sustainability Supplement for more information on how we are supporting vulnerable customers, building financial literacy, and improving accessibility and inclusion. WWEESSTTPPAACC GGRROOUUPP 22002222 AANNNNUUAALL RREEPPOORRTT SSTTRRAATTEEGGIICC RREEVVIIEEWW GGRROOUUPP PPEERRFFOORRMMAANNCCEE FFIINNAANNCCIIAALL SSTTAATTEEMMEENNTTSS SSHHAARREEHHOOLLDDEERR IINNFFOORRMMAATTIIOONN CASE STUDY New technology makes business easier Westpac customer and founder of Danielli’s Fine Foods, Ron, participated in our EFTPOS Air pilot this year. The app turns an Android phone into a payments terminal – allowing businesses to accept payments without any extra hardware. It makes it easy for small businesses to take payments anywhere, at any time. Ron settled in Australia from Italy, bringing his passion for coffee with him. Together with his wife, Chantal, they established Danielli Café in Sydney’s The Rocks in 2006 and later launched Tea Amo, additional cafés and a weekend market stall. “EFTPOS Air is really convenient. It allows me to accept payments wherever I’m working – in the café or at our market stall,” says Ron. “The app is great for busy times as it helps our team serve our customers faster. We get a lot of positive comments from excited customers and other local business owners.”

2266 WWEESSTTPPAACC GGRROOUUPP 22002222 AANNNNUUAALL RREEPPOORRTT HOW WE CREATE VALUE FOR OUR Employees Our people are central to providing a leading customer experience, improving our business, and improving shareholder value. We are committed to investing in our people and creating a workplace that is diverse and inclusive, where accountabilities are clear, the right behaviours are rewarded, and it is safe to speak up. approx 45 words

27



NUMBER OF EMPLOYEES[1]
37,476

PAID TO OUR PEOPLE
$5.9bn

WOMEN IN LEADERSHIP[2]
50%

ORGANISATIONAL HEALTH INDEX
75 +1pt over the year

Driving cultural change

In 2020, we launched our Culture Reset program to strengthen our culture. This defined our four key cultural shifts and foundations for performance:

- digitised, simplified, clear and quick
- accountable and empowered
- getting better and no surprises
- safe and owning risk.

In 2022, we have made strong progress on all key behaviours and day-to-day work experience. Accountability, customer focus, risk aware and continuous improvement are now amongst our top 10 values across the organisation and there is a strong sentiment that things are getting better.

Underpinning our culture are our purpose, values and behaviours (PVB) which guide employees and shape how we contribute to our customers. We seek to ensure that our culture aligns to our PVB through:

- our executives, setting the 'tone from the top' by role-modelling consistent behaviours and practices demonstrating sound risk management
- our leaders, coaching our people to live our values and behaviours so that they can identify, report, manage and resolve risks, be accountable and recognise positive risk behaviours
- our processes, structures and systems aligned to our PVB
- our culture measurement tool, monitoring our progress and outcomes.

1. Full time equivalent at September 2022.
2. Women in Leadership refers to women in leadership roles. It includes the CEO, Group Executives, General Managers, senior leaders with significant influence on business outcomes (direct reports to General Managers and their direct reports), large (3+) team people leaders three levels below General Manager, and Bank and Assistant Bank Managers.

Culture Reset – Desired Culture Traits

Digitised, simplified, clear and quick	Empowered people, with courage to act and simplified systems/processes/operating model.
Accountable and empowered	Everyone knowing their role in delivering on clear, agreed outcomes, a high-performance ethic with true end-to-end accountability.
Getting better and no surprises	Value relationships with honesty and challenge, while embracing improvement over image and feeling safe to raise issues early. Recognise where we are, fact-based performance.
Safe and owning the risk	Learning culture, where people own the risk and feel safe to speak up and challenge and take accountability. Balancing consequence management with more recognition, engagement and coaching.

WESTPAC GROUP 2022 ANNUAL REPORT
STRATEGIC REVIEW
GROUP PERFORMANCE
FINANCIAL STATEMENTS
SHAREHOLDER INFORMATION

2288 WWEESSTTPPAACC GGRROOUUPP 22002222 AANNNNUUAALL RREEPPOORRTT We have a range of initiatives to deliver our desired culture and our leaders play a critical role in cultural change. At our half-yearly People Leader Forums, our CEO and Executive Team reinforced the changes required by our leaders and what is expected of them. In addition, we brought over 550 senior leaders together at our annual Culture Development Day to help bring to life the change underway and share how they lead culture change. The program is also backed by around 300 dedicated ‘culture champions’ who help embed behaviour change across all levels and all parts of the organisation. We also continue to focus on individual development of our leaders through participation in leadership development programs and feedback tools. Embracing diversity improves decision making and enables us to better support the diverse customers we serve. We are strengthening workforce diversity and inclusion through: — a range of targeted initiatives and policy improvements — working closely with employee action groups that represent diverse communities across the Group — enhancing the divisional Inclusion and Diversity Councils. Three areas of focus are gender equality, representation of different cultures in leadership roles and Indigenous representation. employee contracts, with a goal of improving pay transparency and building trust around pay. Mentorship and development. We are a major sponsor of ‘Mentor Walks’, connecting female senior executive mentors across Australia, Singapore and New Zealand. We have mirrored the program internally, facilitating connections for our aspiring female leaders with senior women across the Group. We also continue our partnership with Chief Executive Women, which supports our female leaders’ development. Cultural diversity We introduced a variety of initiatives to support cultural diversity. We enhanced our Cultural Diversity Leadership Shadowing Program for employees with diverse cultural backgrounds, and increased participation to over 150 employees. We support employee action groups (EAGs) that represent over 10,000 employees. EAGs support inclusion and diversity by connecting our employees who are like-minded and share similar experiences and who are passionate about supporting their community. These EAGs are representative of our youth, our culturally diverse employees, our women, our LGBTIQ+ community, our Indigenous employees, veterans, domestic and family violence community, the disability network, our skilled volunteers, and our 50+ years old employees. We are working to better understand the diversity of our workforce and identify areas we need to improve. This year, 35% of our people participated in a survey with responses indicating high levels of inclusivity in our workforce. We are now embedding this survey into our annual Voice+ survey and will use the insights gained to inform our future strategy, policy development and frameworks to build an even more inclusive workplace. Gender equality Our commitment to gender equality is longstanding. In 1995, we were the first listed company to introduce paid parental leave and have maintained a gender equality target of 50% for Women in Leadership for six consecutive years. Last year, we signed up to the investor-led ‘40:40 Vision’ initiative, pledging to achieve gender balance on the Executive Team by 2030 – currently 45%. The Board also has a 40:40:20 target – currently 40%. This year, further changes supporting gender equality included: Progressive policies: We increased paid parental leave to 16 weeks and introduced special paid leave for pregnancy loss. We also built on policies and initiatives to support women’s safety, including training for all levels of the organisation to prevent sexual harassment. We also extended paid leave for domestic and family violence. Gender pay equity: We continue our commitment to gender pay equity. While there is a difference in aggregate at some levels, our aim continues to be that there is no difference in pay equity for people in similar roles across the organisation. Over 2020 and 2021, aside from our annual remuneration review processes, we adjusted salaries for 759 female employees to address pay equity. Our policy continues to be to take prompt remedial action if we become aware of a pay gap in like for like work. Earlier this year, we removed pay confidentiality clauses from Measuring organisational health Voice+ is our culture measurement tool providing a holistic measure of our important cultural metrics and shifts, including performance culture, risk culture and key behaviours. Voice+ includes McKinsey’s global ‘Organisational Health Index’ (OHI) which provides a detailed picture of management practices, organisational health outcomes and the OHI score which benchmarks our organisational health relative to global standards. This year, we achieved our target OHI score of 75, ranking us above Global Banking (+5pts higher) and Australian and New Zealand (+10pts higher) medians. This was just below the 2022 global top quartile – a positive outcome for the organisation. A diverse and inclusive workforce Building a workforce that reflects the diversity of our 12.7 million customers is vital to our long-term prosperity. We aim to build an environment where our people can bring their whole selves to work. In doing so, we are creating a culture where employees feel they belong and are encouraged to bring new ideas and understanding. Indigenous representation One of the four areas of focus of our fifth Reconciliation Action Plan (RAP) is Meaningful Careers, which aims to create jobs and employment pathways for Aboriginal and Torres Strait Islander peoples.

2299 This focus area is supported by specialist programs to recruit, retain and to invest in Indigenous leadership and includes coaching and mentoring opportunities along with an employee referral program. As part of our commitment, we have set a target to increase the proportion of employees that self-identify as Aboriginal and Torres Strait Islander by September 2025 to 1.5%. — through our graduate and intern programs, creating employment pathways that better support hybrid working while focusing on connection and collaboration. We also use our graduate program to attract non-finance graduates (e.g. STEM), to further increase the diversity of our workforce. We are committed to combining workforce flexibility with pay equity. Westpac’s pay principles are to pay employees fairly and competitively against the external market, based on capability and Building capability and skills for the future As we develop our workforce it is vital that we build on the skills of existing employees, supplemented with new capabilities. We have a capability framework that identifies improvement areas so we can develop programs to fill those gaps. Areas of focus this year included: Risk management: Learning programs to strengthen risk and financial crime capability and reinforce the importance of good Attracting and retaining great people experience. Pay is particularly important to our people this year given higher inflation. We have finalised voting on our new Australian 2023 Enterprise Agreement with two thirds of employees, who voted, voting yes. The new Enterprise Agreement provides employees with competitive fixed pay increases in 2023 and 2024, while also providing employees a pre-customer outcomes through improved risk management. Since FY21, around 10,000 employees have participated in risk fundamentals workshops. This year, our people also completed over 30,000 hours of financial crime training and many participated in our financial crime awareness week. Such programs have contributed to 93% of employees saying ‘I am clear on how I am expected to Building the right workforce by attracting new talent and retaining great employees is a priority. Competition for talent has become fiercer as people look for career changes, more flexibility and the option to work away from the major capital cities. Given these developments, we’re redefining our offer to employees, increasing flexibility and tailoring solutions for different segments, including: — offering different ways for employees to work flexibly between their office and home. We are also trialling new approaches to tap into experts, such as establishing our technology hub in Queensland. manage risks in my role’.1 Digital and data capabilities: Partnered with Massachusetts Institute of Technology to improve the digital and data skills of over 100 senior leaders. The tailored program assessed the impact of digital on Company success and built awareness of emerging technologies and digital platforms. ESG: Partnered with Monash University and Climateworks Centre to design and deliver workshops to over 1,100 employees to establish baseline knowledge of ESG opportunities, risks and issues. Over 3,000 employees also completed ESG fundamentals online training. tax one-off payment of $1,000 to help with the current cost of living pressures. 1. As at June 22, Risk Culture Dashboard, Strategic Insights Platform. WWEESSTTPPAACC GGRROOUUPP 22002222 AANNNNUUAALL RREEPPOORRTT SSTTRRAATTEEGGIICC RREEVVIIEEWW GGRROOUUPP PPEERRFFOORRMMAANNCCEE FFIINNAANNCCIIAALL SSTTAATTEEMMEENNTTSS SSHHAARREEHHOOLLDDEERR IINNFFOORRMMAATTIIOONN CASE STUDY Tapping into technologists in regional areas The demand for digital skills is rising and with the drift of skilled workers out of big cities, our new technology hub on Queensland’s Gold Coast has opened a new gateway for engineers to join Westpac. So far, 47 software engineers are based at the hub, and we aim to increase that to 200 experts over the next few years.

3300 WWEESSTTPPAACC GGRROOUUPP 22002222 AANNNNUUAALL RREEPPOORRTT HOW WE CREATE VALUE FOR OUR Community Westpac is one of Australia and New Zealand’s largest companies and providers of capital, but we’re also deeply connected to the local communities in which we operate. We provide value by supporting the economy, partnering with community organisations, and backing a stronger, more inclusive society through our philanthropic and community programs. approx 45 words

3311 $3.1bn income tax expense, including the bank levy 35% effective tax rate, including the bank levy $136m invested in the community $20.7m spent with diverse suppliers, of which $8.8m was with Indigenous-owned businesses Our economic impact Westpac plays a significant role in supporting the economy as a bank, an employer, a buyer of goods and services, a backer of Australian and New Zealand businesses, and an investor in our communities. We employ more than 30,000 people in Australia, 5,000 in New Zealand and nearly 1,000 in Pacific1, and contributed $3.1 billion in income tax with an effective tax rate of 35% (including the bank levy). year, compared with $11.6 million last year. Of that total, $8.8 million was spent with Indigenous-owned businesses compared with $1.6 million last year. One of the reasons for this increase was the engagement of Aboriginal and Torres Strait Islander-owned businesses in completing the fit-out of our new Western Sydney Hub at Parramatta Square, which opened in August 2022. Investing in communities Through our community programs, we support and encourage our employees to make a difference in the issues and causes that matter to them. This year through our Matching Gifts program, over $2.27 million of employee donations to more than 800 charities were matched. This included donations and matching of approximately $60,000 for our Ukraine Appeal, and more than $112,000 towards the Salvation Army Flood Appeal. In addition Westpac Group made a $200,000 corporate donation to the Salvation Army Flood Appeal. Backing diverse business and social enterprise Through our Supplier Inclusion and Diversity program, we seek to work with Indigenous owned businesses, social enterprises, Australian Disability Enterprises, women-led businesses and businesses with a B-Corp certification. We recognise the opportunities our supply chain creates to positively impact people and we seek to promote social and economic participation through our sourcing strategies and practices. Our spending with diverse suppliers was $20.7 million this 1. Headcount including permanent full-time and part-time, temporary full-time and part-time and non-guaranteed hours and excluding contractors. See the 2022 Sustainability Index and Datasheet for a more detailed breakdown of headcount. WWEESSTTPPAACC GGRROOUUPP 22002222 AANNNNUUAALL RREEPPOORRTT SSTTRRAATTEEGGIICC RREEVVIIEEWW GGRROOUUPP PPEERRFFOORRMMAANNCCEE FFIINNAANNCCIIAALL SSTTAATTEEMMEENNTTSS SSHHAARREEHHOOLLDDEERR IINNFFOORRMMAATTIIOONN

3322 WWEESSTTPPAACC GGRROOUUPP 22002222 AANNNNUUAALL RREEPPOORRTT 1,300+ jobs created in 20221 by Westpac Foundation-supported social enterprises WESTPAC BANKING CORPORATION Supplement 640+ active scholars2 supported by Westpac Scholars Trust since 2015 We want to help build a stronger, more inclusive society. Westpac supports a number of philanthropic foundations, trusts and charitable organisations so they can help drive positive change. Westpac Foundation Westpac Foundation3 supports social enterprises and community organisations that create jobs and provide training and education pathways for Australia’s most under-represented. Its mission is to help social enterprises create 10,000 jobs by 2030. Since 2015 it has helped create approximately 6,000 jobs1. This year, Westpac Foundation awarded 54 grants valued at a total of $3.4 million to organisations creating jobs and opportunities for people overcoming barriers to employment, including refugees and asylum seekers, people with disability, and Aboriginal and Torres Strait Islander Australians. Westpac Scholars Trust Westpac Scholars Trust4 awards 100 scholarships a year to individuals who have the drive and potential to help shape a better future. Together with leading Australian universities, since 2015 it has awarded over $35 million in scholarships to more than 640 scholars who challenge, explore, and set new benchmarks in innovation, research and social change. This year, the Trust expanded its priorities to include scholars addressing the impact of climate change. The program backs research and social initiatives in four key areas: technology and innovation, strengthening Australia-Asia ties, creating positive social change; and now, ensuring a sustainable future. 80,000 helicopter rescue missions and counting This year marked 49 years of sponsorship of the Westpac Lifesaver Rescue Helicopter Service. The Service responds to emergencies ranging from coastal search and rescue to inland motor vehicle and farming incidents, as well as transferring critically ill patients between hospitals. More than 80,000 missions, with no-one ever having to pay to be rescued. Next year the celebrations will continue as we reach 50 years of partnership and say thank you to the crew and personnel who dedicate their lives to helping others. St.George, BankSA and Bank of Melbourne Foundations St.George Foundation5, BankSA Foundation5 and Bank of Melbourne Foundation5 fund children’s charities that help create brighter futures for children and young people in need in our local communities. In 2022, more than $2.5 million was awarded to 57 charities across Australia. Aurora Education Foundation was the recipient in 2022 of St.George Foundation’s three-year Inspire Grant of up to $600,000. The grant will support Aboriginal and Torres Strait Islander high school students to access educational, wellbeing and cultural opportunities, so these young people can realise their academic potential and achieve their life goals. Students who participate in this program are twice as likely to achieve a Year 12 education compared with Indigenous students nationally. Safer Children, Safer Communities The Safer Children, Safer Communities program involves a series of actions and investments in Australia and across Asia-Pacific to help make a meaningful impact on child safety and protection. Since 2020 we have supported more than 50 organisations to empower, protect and support children and their families. 1. 2. Jobs created is reported one quarter in arrears, from July to June. Active scholars refers to the total number of individuals who have been awarded a scholarship and have completed or are in the process of completing their degree or fellowship. Westpac Foundation is administered by Westpac Community Limited (ABN 34 086 862 795) as trustee for Westpac Community Trust (ABN 53 265 036 982). The Westpac Community Trust is a Public Ancillary Fund, endorsed by the ATO as a Deductible Gift Recipient. None of Westpac Foundation, Westpac Community Trust Limited nor the Westpac Community Trust are part of Westpac Group. Westpac provides administrative support, skilled volunteering, donations and funding for operational costs of Westpac Foundation. Westpac Scholars Trust (ABN 35 600 251 071) is administered by Westpac Scholars Limited (ABN 72 168 847 041) as trustee for the Westpac Scholars Trust. Westpac Scholars Trust is a private charitable trust and neither the Trust nor the Trustee are part of Westpac Group. Westpac provides administrative support, skilled volunteering and funding for operational costs of Westpac Scholars Trust. St.George Foundation, BankSA Foundation and Bank of Melbourne Foundation are all administered by St.George Foundation Limited (ABN 46 003 790 761) as trustee for St.George Foundation Trust (ABN 44 661 638 970), a Public Ancillary Fund endorsed by the ATO as a Deductible Gift Recipient. While St.George Foundation Limited is a related body corporate of Westpac Group, neither St.George Foundation, BankSA Foundation, Bank of Melbourne Foundation nor St.George Foundation Trust are part of Westpac Group. Westpac provides administrative support, donations and funding for operational costs of the Foundations. 3. 4. 5. 2022 Sustainability ABN 33 007 457 141 SustainabilitySupplement Read more about our progress against our 2021-2023 Sustainability Strategy and our broader contribution to the community in our 2022 Sustainability Supplement.

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CASE STUDY

Westpac Research Fellow's plan to save our reefs

Dr Shawna Foo describes herself as an 'ocean optimist'. Her research is being supported by the Westpac Scholars Trust as part of its focus on sustainability and involves identifying corals in parts of the Great Barrier Reef which have been impacted by warming but are less likely to bleach. "We need to find out why some corals are able to thrive under environmental stress," she says, "and use that information to help increase coral reef resilience."

Despite being shocked at the damage she has seen on the reef, Dr Foo believes that positive action is possible. "I'm excited to play a part in discovering ways to best protect our marine ecosystems in the face of climate change," she says.

Over the past year, we have:

- helped scale the efforts of organisations working on child protection in Australia and the Philippines with over 5,600 children, young people and adults accessing support services,[1] and helped reach over 149,500 children and 185,000 adults[2] through a mix of face-to-face and online personal safety education delivered by our grants
- committed $2.5 million over two years to seven organisations to support and scale their efforts to tackle child protection challenges across Australia and high-risk countries in the Asia Pacific region
- helped fund the establishment of the International Centre for Missing and Exploited Children (ICMEC) Australia Child Protection Fund through our $25 million partnership, which will be used to provide grants to detect, report and prosecute child sexual exploitation.

Advancing reconciliation

We launched our new Elevate Reconciliation Action Plan (RAP) in June this year, to coincide with National Reconciliation Week.

There are four key focus areas in the RAP:

- **Valuing culture:** building relationships based on trust and respect; valuing cultures and histories, and recognising the importance of self-determination
- **Meaningful careers:** investing in Indigenous careers through dedicated programs to recruit, retain and develop Aboriginal and Torres Strait Islander people
- **Better banking experiences:** making it easier for Indigenous customers to do business with us, and helping to improve financial inclusion and economic participation
- **Backing Indigenous enterprise:** helping more Aboriginal and Torres Strait Islander Australians to grow their businesses as our customers, suppliers and partners.

Our Sustainability Supplement details our progress against our key reconciliation targets and provides more information on our major programs and initiatives. The full **2022-2025 Reconciliation Action Plan** is also available on our website.

Building capacity

More than 3,000 employees participated in our volunteering programs, sharing their skills and time to support community organisations and social enterprises.

Board Observer Program

The Westpac Board Observer Program is a unique program for our community partners, which aims to bring new skills and perspectives to their Boards.

Developed with legal and consulting firm MinterEllison, the Program provides community partners the opportunity to invite senior Westpac or MinterEllison professionals to attend their organisation's Board meetings as an observer for 12 months.

Community partners gain fresh insights, skills and capabilities and increased connections into Westpac while our employees benefit from developing their social leadership skills, building relationships and navigating the complexities of boardroom decision making.

Thirty-three Westpac employees participated as Board observers this year, and a total of 120 have taken part since the program began in 2017. Many observers have since transitioned to Director or Strategic Advisor roles on their Boards after completing the program.

1. This includes those children, young people and adults reached by technology, response and recovery-based programs delivered by our Australian-based grant recipients and international partners, from 1 October 2021 to 30 June 2022.
2. This includes those children, young people and adults reached in early intervention, education and preventative programs delivered by our Australian-based grant recipients and international partners, from 1 October 2021 to 30 June 2022.

3344 WWEESSTTPPAACC GGRROOUUPP 22002222 AANNNNUUAALL RREEPPOORRTT Sustainability Sustainability approach Westpac’s purpose is to help Australians and New Zealanders succeed. Our sustainability approach integrates our purpose and seeks to respond to sustainability priorities that matter most to our stakeholders, so we can support and create value for our customers, shareholders, communities and the broader economy. Across the Group, we continue to work to embed sustainability performance measures through our three-year 2021-2023 Sustainability Strategy that aligns with the United Nations Sustainable Development Goals (SDG). Our sustainability disclosures are prepared based on global sustainability frameworks, standards and initiatives, such as the Global Reporting Initiative (GRI), the Other sustainability-related disclosures can be found on our website. Sustainability Accounting Standards Board (SASB), the Task Force on Climate-Related Financial Disclosures (TCFD), the United Nations Principles for Responsible Banking (UNPRBs), the United Nations Guiding Principles on Business and Human Rights (UNGPs), the United Nations Global Compact (UNGC), and now the NZBA. More information on our sustainability performance data, glossary, and our alignment with reporting standards, including the recent 2021 GRI Universal Standards, is available in our 2022 Sustainability Index and Datasheet. We obtained independent assurance over various subject matter, including a selection of sustainability performance data and assertions made regarding our sustainability reporting disclosed in our 2022 Annual Report, 2022 Sustainability Supplement and 2022 Sustainability Index and Datasheet. More information on Sustainability Governance and Risk Management, including Risk Factors and scenario analysis, is available in Section 2 of the Annual Report. Important information. This Annual Report contains climate-related and other forward-looking statements, including targets, commitments, plans, estimates, assumptions and metrics. For an explanation of forward-looking statements and the risks, uncertainties and assumptions to which they are subject, see ‘Reading this report’ in Section 2. Please consider those important disclaimers when reading the forward-looking statements in this Annual Report. 2022 Sustainability Supplement 2022 Sustainability Index and Datasheet Net-Zero 2030 Targets and Financed Emissions – our methodology and approach Climate Change Position Statement and Action Plan Human Rights Position Statement and 2023 Action Plan 2022-2025 Reconciliation Action Plan Child Safeguarding Position Statement 2021 Safer Children Safer Communities Progress Report 2021 Modern Slavery Statement

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Climate change

Strategy

Climate change is a strategic priority and in July 2022 we joined the global NZBA.

Our climate change strategy is detailed in our Climate Change Position Statement and Action Plan (Climate Action Plan), which has been updated this year.

The Climate Action Plan sets our ambition to become a net-zero, climate resilient bank.

This means that we are working to reduce our operational and financed emissions in line with a commitment to align with a 1.5°C pathway[1] to net-zero by 2050.

The updated Climate Action Plan identifies three priority areas where we aim to direct our attention:

1. **Net-zero, climate resilient operations**
2. **Supporting customers' transition to net-zero and to build their climate resilience**
3. **Collaborate for impact on initiatives towards net-zero and climate resilience**

As we review our reporting and disclosure approaches, our climate-related metrics and targets, and their presentation, may change in the future in line with evolving sustainability standards and relevant industry recommendations and practices.

1 Net-zero, climate resilient operations

We are committed to reducing the climate change impacts of our operations.

In 2022, our Scope 1 and 2 operational greenhouse gas emissions and Scope 3 supply chain (non-financed) greenhouse gas emissions were 70% and 29% lower than our 2016 baseline, respectively.

To align with our 2030 sector lending targets baseline, we have updated our direct operational Scope 1 and 2 absolute emissions reduction target to be 64% by 2025 and 76% by 2030, relative to a 2021 baseline. This update has not changed our level of ambition.

Our revised Scope 3 supply chain (non-financed) emission reduction target is 50% by 2030, relative to a 2021 baseline.

These targets align with a 1.5°C pathway to net-zero by 2050.

We will report on progress against our updated targets in FY23.

To achieve our operational emissions reduction targets, we remain committed to sourcing the equivalent of 100% of our global electricity consumption from renewable sources by 2025. To manage our Scope 3 supply chain (non-financed) emissions reduction target we will focus on the most material sources. We seek to work with key suppliers to improve their emissions reduction policies and processes to reduce our supply chain emissions.

To build climate resilience we are developing our approach to assessing and managing physical climate risk to our direct operational sites and strengthening controls in areas such as business continuity and property leasing.

Westpac Group operational greenhouse gas (GHG) emissions before carbon credits (tCO_2-e)[2]

	2022	2021
Location-based GHG emissions (tCO_2-e)		
Total Scope 1 emissions	7,297	7,851
Total Scope 2 emissions	76,181	89,261
Total Scope 3 supply chain (non-financed) emissions	68,785	68,722
Total Scope 1, 2 and 3 (non-financed) emissions (tCO_2-e)	**152,263**	**165,834**
Market-based GHG emissions (tCO_2-e)		
Total Scope 1 emissions	7,297	7,851
Total Scope 2 emissions	36,734	53,981
Total Scope 3 supply chain (non-financed) emissions	63,377	71,738
Total Scope 1, 2 and 3 (non-financed) emissions (tCO_2-e)	**107,408**	**133,570**

1. A pathway to net-zero by mid-century, or sooner, including CO_2-e emissions reaching net-zero at the latest by 2050, consistent with a maximum temperature rise of 1.5°C above pre-industrial levels by 2100.
2. 2022 figures include direct operations in Australia, New Zealand, Fiji, Papua New Guinea, Singapore, United Kingdom, China, Germany and the United States. Reporting boundary expanded since 2021 to include Singapore, China, Germany and the United States.

36 WESTPAC GROUP 2022 ANNUAL REPORT

2 Supporting customers' transition to net-zero and to build their climate resilience

Reduce our financed emissions

In line with our NZBA commitment, we have set interim 2030 financed emissions targets for five sectors in our lending portfolio.

Financed emissions are the Group's Scope 3 emissions attributable to its lending portfolios. We aim to achieve these targets by 30 September 2030.

In our target setting process, we focus on sectors that represent material financed emissions based on current data and methodologies.

Net-Zero 2030 Targets and Financed Emissions - our methodology and approach *(our Targets and Financed Emissions methodology)*

Refer to our Targets and Financed Emissions methodology on our website for more information on our 2030 sector targets, including scope, sector boundary and target definitions and FY21 baselines.

Sector targets in line with our NZBA commitment

SECTOR	2030 FINANCED EMISSIONS REDUCTION TARGET	FY21 BASELINE
Extractives – Upstream oil and gas[1]	**23% reduction in Scope 1, 2 and 3 absolute financed emissions by 2030** (relative to 2021 baseline) We have updated our upstream oil and gas position to support this target. Our position provides: • we will only consider directly financing greenfield oil and gas projects that are in accordance with the IEA NZE scenario[6] or where necessary for national energy security[7], • we will continue to provide corporate lending where the customer has a credible transition plan[8] in place by 2025, and • we will work with customers to support their development of credible transition plans prior to 2025.	7.5 $MtCO_2$-e (absolute financed emissions)
Extractives – Thermal coal mining[2]	**Zero lending exposure** to companies with >5% of their revenue coming directly from thermal coal mining by 2030	$216.7m (lending exposure) (TCE as at 30 Sep 2021)
Power generation[3]	**0.10 tCO_2-e/MWh for Scope 1 and 2 emissions intensity by 2030**	0.26 tCO_2-e/MWh (emissions intensity)
Industrials – Cement production[4]	**0.57 tCO_2-e/tonne of cement for Scope 1 and 2 emissions intensity by 2030**	0.66 tCO_2-e/tonne cement (emissions intensity)
Australian commercial real estate (large customers with office properties[5])	**62% reduction in Scope 1 and 2 emissions[9] intensity ($kgCO_2$-e/m^2 net lettable area) by 2030** (relative to a 2021 baseline) for Australian large[5] customers with office properties	Baseline and progress to be disclosed in FY23

1. Upstream oil and gas includes exploration, extraction and drilling companies, integrated oil and gas companies (that have upstream activities), and LNG producers. The scope does not include midstream and downstream companies.
2. Companies with >5% of their revenue coming directly from thermal coal mining (i.e. the production and sale of thermal coal). Adjacent sectors (including mining service providers) will be covered in other targets as appropriate. Transactional banking and rehabilitation bonds are excluded from our target.
3. Companies that are electricity generators include customers with >10% revenue coming from power generation or >5% revenues from thermal coal electricity generation. Target excludes electricity transmission / distribution companies and Scope 3 emissions of electricity generators.
4. Companies that produce clinker in-house. Target includes emissions generated from calcination in clinker production as well as fuel combustion and electricity consumption associated with the cement production process.
5. Discrete borrowers with office properties comprising a majority of their portfolio and with commercial real estate TCE > $75 million within Specialised Lending – Property Finance (Investment only) and Corporate portfolios, as defined under Pillar 3 reporting. This excludes construction finance.
6. International Energy Agency Net Zero by 2050 (IEA NZE) scenario specifies that no new (greenfield) oil and gas fields are needed beyond those projects that have already been committed (i.e. approved for development) as of 18 May 2021. The IEA NZE scenario is the International Energy Agency's Net Zero by 2050: A Roadmap for the Global Energy Sector report, 2021.
7. Where the Australian or New Zealand Government or regulator determines (or takes a formal public position) that supply from the asset being financed is necessary for national energy security.
8. A credible transition plan should be developed by reference to the best available science and should include Scope 1, 2 and 3 emissions and actions the company will take to achieve GHG reductions by 2050 aligned with a 1.5°C pathway.
9. Base building operational Scope 1 and 2 emissions. Target excludes all Scope 3 emissions (e.g. tenant emissions from electricity and appliance use, construction, embodied emissions and corporate activities).

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CASE STUDY

Virtual power purchase agreement (VPPA) to boost share of our electricity consumption from renewable sources



In 2022, Westpac entered into a virtual power purchase agreement with Flow Power to purchase 32.5 gigawatt hours of generation from the existing Ararat Wind Farm in rural Victoria and the Berri Solar Farm and Battery in South Australia.

The new deal paves the way for us to source the equivalent of 100% of our electricity consumption in Australia from renewable energy sources by 2025, in line with our commitment to source the equivalent of 100% of our global electricity consumption from renewable sources by 2025. It also offers the bank greater certainty of electricity supply costs at a time of heightened price volatility across electricity markets. The new VPPA is aligned with our commitment to support the communities where Westpac operates. The Berri project has plans for a community fund to back clean energy initiatives such as local electric vehicle charging stations, as well as local education and environmental programs.

Net-zero reference scenario pathways for sectors with targets in line with our NZBA commitment

Our sector targets follow the UN Environment Programme Finance Initiative's Guidelines for Climate Target Setting for Banks, April 2021 (NZBA Guidelines). We selected industry specific approaches for our emissions reduction reference pathways.

We used scenarios modelled by well-recognised industry and scientific organisations as benchmarks for developing these pathways and considered global standards and tools, where relevant.

The below diagrams show the reference pathways for some of our sector targets.

For Upstream oil and gas, we developed our target using the IEA NZE reference scenario and the CSIRO/ClimateWorks Australia Hydrogen Superpower scenario[1] to calculate our 23% reduction target as shown.

For Thermal coal mining, there is no reference pathway presented as our commitment is to achieve zero lending exposure by 2030.

For Australian commercial real estate (large customers with office properties) sector, we used the IEA NZE (Service Buildings) reference scenario to inform the development of our target. We aim to prepare and disclose our baseline and progress in FY23.

Refer to our Targets and Financed Emissions methodology on our website for details of our reference scenarios and pathways, and the associated complexities and challenges to setting targets and calculating baselines.

Upstream oil and gas

(absolute financed emissions; $MtCO_2$-e for Scope 1, 2, and 3 combined)


8.0
7.0
6.0
5.0
4.0
3.0
2.0
1.0
0.0
7.5
-23%
5.8
2021
2022
2023
2024
2025
2026
2027
2028
2029
2030
2021 baseline
2030 target
IEA NZE / CSIRO/ClimateWorks Australia Hydrogen Superpower scenario[1]

Power generation

(emissions intensity; tCO_2-e/MWh for Scope 1 and 2)


0.8
0.7
0.6
0.5
0.4
0.3
0.2
0.1
0.0
CSIRO/ClimateWorks Australia Hydrogen Superpower Scenario
0.26
0.10
2021
2022
2023
2024
2025
2026
2027
2028
2029
2030
2021 baseline
2030 target
CSIRO/ClimateWorks Australia Hydrogen Superpower Scenario[1]

Cement production

(emissions intensity; tCO_2-e/tonne of cement for Scope 1 and 2)


0.8
0.7
0.6
0.5
0.4
0.3
0.2
0.1
0.0
SBTi SDA reference pathway
0.66
0.57
2019
2020
2021
2022
2023
2024
2025
2026
2027
2028
2029
2030
2021 baseline
2030 target
SBTi SDA Cement Convergence Pathway (Australia)[2]

1. CSIRO/ClimateWorks Australia Hydrogen Superpower Scenario derived from the multi-sector energy modelling report dated July 2021.
2. Cement Science Based Target Setting Guidance | Draft for public consultation, Science Based Targets initiative (SBTi), March 2022. SDA refers to Sectoral Decarbonisation Approach.

WESTPAC GROUP 22002222 AANNNNUUAALL RREEPPOORRTT 38 Become the transition partner of choice We acknowledge our customers within these sectors may follow different transition pathways depending on the characteristics of their business. Decarbonisation of our portfolio is unlikely to be linear and will reflect, for example, the development of net-zero enabling technologies and transition opportunities deployed by customers, improvements in data quality, and further evolution of methodologies. We continue to integrate and operationalise our targets into our business processes and lending decisions. Success in meeting our targets will depend on collaboration with our customers who are also on a journey to transition their businesses to a net-zero emissions economy. Discussions with institutional customers on climate change is a regular part of our engagement, particularly in sectors that are high emitting or are recognised as a significant transition risk. These discussions, along with enhancements to our management of ESG risks as part of our credit process, have enhanced the depth and rigour of our engagement on climate change. We will continue to engage customers in sectors with targets and seek to support their businesses through the transition. As a bank, we play a significant role in the transition to a net-zero economy. In FY22, we achieved over $1.9 billion in new lending1 to climate change solutions2 taking us to over $3.8 billion since 2020, achieving our target of $3.5 billion in new lending from 2020 to 2023, and working towards our target of $15 billion in new lending by 2030. As at the end of FY22, Westpac’s total exposure to climate change solutions3 is $10.8 billion. During FY22, we trained approximately 3,000 employees on ESG fundamentals to build climate and ESG risk management capabilities across the business. In FY22, we supported WIB and WNZL customers across 69 Sustainable Finance transactions (including green, social, sustainability, sustainability-linked and re-linked loans and bonds) with a total volume of $108 billion across multiple currencies and jurisdictions. 4 WNZL supported nine customers to execute Sustainability-Linked Loans in FY22, including seven for which WNZL was a Sustainability Coordinator5. Overall, New Zealand borrowers executed NZD3.98 billion of Sustainability-Linked Loans, of which approximately a quarter (NZD0.94 billion) sits on WNZL’s Balance Sheet6. WNZL was Sole Sustainability Coordinator or Green Bond Advisor on all four inaugural Green and Sustainability Bond issuances in FY22. Westpac is also the largest bank lender to greenfield renewable energy projects in Australia over the past five years7. In FY22, renewables accounted for 80% of our total committed exposure to the electricity generation sector (see the Energy Sector Value Chain table). 1. New lending represents the total of new and increases in lending commitments, excluding refinances. 2. Climate change solutions activities are defined in the Glossary section in our 2022 Sustainability Index and Datasheet. 3. Total direct and indirect financing of customers to the extent they are a) Involved in climate change solutions activities reported in TCE as at 30 September; or b) Undertake activities that are over and above what is considered to be business as usual in the relevant industry, and which produce a material net benefit to the environment. 4. Total value of Sustainable Financing provided by banks at financial close. This includes the full value of a loan provided and full value of bond issued for any Debt Capital Markets (DCM) transaction where Westpac is a Joint Lead Manager (JLM). 5. WNZL was Sole Sustainability Coordinator for six Sustainability-Linked Loans and Joint Sustainability Coordinator for one Sustainability-Linked Loan. 6. This includes all known or publicly disclosed transactions to 30 September 2022. 7. Over the period 1 October 2017 to 30 September 2022. Based on IJGlobal and Westpac Research data. 8. Based on publicly announced transactions in Australia to 12 September 2022. 9. Westpac will start to roll-out the carbon tracking capability to select retail customers from 2023. 10. This guidance includes practices to reduce emissions improve long-term climate resilience. FY22 progress highlights of our current Climate Action Plan - products and services Acted as Joint Sustainability Coordinator and Lead Arranger for the first8 Sustainability-Linked Loan in the manufacturing sector in Australia. Introduced a hybrid and electric car loan with a preferential rate to buy an eligible new or used hybrid or electric vehicle. Announced a new partnership with sustainability fintech Cogo to help customers track their carbon footprint and make more environmentally friendly choices9. WNZL launched a pilot for a new Sustainable Agribusiness Loan with a small group of farming customers. The loan is the first of its kind to require a customer to meet all parts of the Sustainable Agriculture Finance Initiative (SAFI) guidance10. WNZL refreshed the Westpac Warm Up loans to enable home loan customers to borrow up to NZD40,000 interest-free to make their homes warmer, drier and/or more energy efficient, with new electric vehicle charger and solar battery options.

39

WESTPAC GROUP 2022 ANNUAL REPORT
STRATEGIC REVIEW
GROUP PERFORMANCE
FINANCIAL STATEMENTS
SHAREHOLDER INFORMATION

Understanding our financed emissions

In FY21, we undertook analysis to estimate financed emissions associated with loans in our Australian business, institutional and residential mortgage portfolios.

This year, we broadened our analysis and reporting to include WNZL, Scope 3 emissions within certain sectors[1] and reported estimated emissions for Secured Commercial Real Estate (CRE).

In FY22, the absolute financed emissions of our total assessed lending portfolio are estimated at 40.8MtCO_2-e, with Mining, Manufacturing, Agriculture and Utilities as the sectors with the highest financed emissions.

The average emissions intensity of our lending portfolio for FY22 is estimated to be 0.052 kgCO_2-e per $ of in-scope exposure, compared with an estimated 0.056 kgCO_2-e per $ of in-scope exposure in FY21[2].

Our estimated average data quality score[3] across the total assessed lending portfolio is 4.3 for Scope 1 and 2 emissions.

This analysis will guide our efforts and approach for the development of targets for other sectors in our lending portfolio, consistent with our NZBA commitment.

As data availability and calculation methodologies evolve, we will review our approach and seek to continue to improve our data quality score and reliability of our financed emissions reporting.

Refer to our Targets and Financed Emissions methodology on our website for more information on our financed emissions analysis, including data sources, assumptions and limitations. Sectors in our financed emissions analysis is based on ANZSIC codes. These sector definitions differ from those used for our 2030 sector targets and Energy Sector Value Chain reporting.

Estimated financed emissions of our lending portfolio (Group – Australia and New Zealand)

	FY22						FY21 (rebaseline)
SECTOR	% OF TOTAL IN-SCOPE EXPOSURE	SCOPE 1 AND 2 (MtCO_2-e)	SCOPE 3 (MtCO_2-e)	% OF TOTAL ABSOLUTE EMISSIONS	WEIGHTED AVERAGE DATA QUALITY SCORE (SCOPE 1 & 2)	FY22 TOTAL EMISSIONS INTENSITY FOR IN-SCOPE EXPOSURE (kgCO_2-e/$)	FY21 TOTAL EMISSIONS INTENSITY FOR IN-SCOPE EXPOSURE (kgCO_2-e/$)
Agriculture	3%	4.1		10%	4.9	0.176	0.187
Manufacturing	3%	4.3	4.8	22%	4.0	0.444	0.384
Mining	1%	1.8	11.3	32%	2.9	2.103	2.215
Property (excluding secured Commercial Real Estate and Residential Mortgages)	2%	0.3		1%	4.4	0.018	0.008
Transport and Storage	2%	1.2		3%	4.1	0.075	0.082
Utilities	2%	3.8		9%	3.5	0.313	0.297
Other (non-emissions intensive sectors)[4]	17%	4.7		12%	4.6	0.036	0.043
Residential Mortgages	63%	3.3		8%	4.3	0.007	0.007
Secured Commercial Real Estate	7%	1.3		3%	5.0	0.023	N/A
Total	**100%**	**24.7**	**16.1**	**100%**	**4.3**	**0.052**	**0.056**

1. Mining, including Oil and Gas extraction, and certain exposures in the Manufacturing sector.
2. Portfolio intensity differs from that reported last year, in 2021, due to re-baselining of FY21 figures following methodological refinements. See the FY22 Sustainability Index and Datasheet for more information on the FY21 re-baseline estimates by sector.
3. Sector data quality scores ranging from 1 to 5 are calculated based on the approach taken to estimate each customer's financed emissions, weighted by their exposure. A score of 1 reflects the use of verified customer-specific emissions data, whereas a score of 5 represents the use of average emissions intensity and financial attribution factors.
4. Other (non-emissions intensive sectors) includes accommodation, cafes and restaurants; construction; finance and insurance; property services and business services; services; trade; and undefined ANZSIC.

40 WESTPAC GROUP 2022 ANNUAL REPORT

Exposure to sectors in the Energy Sector Value Chain[1]

We recognise the energy sector's critical role in the transition to a 1.5°C-aligned net-zero emissions economy and our role in supporting this change. Customers and transactions in these sectors are assessed using our Group ESG Credit Risk Policy, which includes our Climate Action Plan commitments.

This year, movements in customer exposures have in part been driven by commodity prices and exchange rate fluctuations, particularly in sectors where customer exposures are predominately denominated in USD, such as the Oil and gas sector.

In FY22, our total committed exposure to the Mining sector was approximately 0.66% of Group total, with Coal mining (thermal and metallurgical) at approximately 0.04% of the total and Oil and gas extraction at approximately 0.15% of the total.

In future, we aim to modify our reporting of Energy Sector Value Chain to better align with reporting progress against our 2030 sector targets (refer to our Targets and Financed Emissions methodology).

Mining and extraction

Oil and gas

Extraction[2]
FY22 $1.87bn
FY21 $1.84bn
FY20 $2.22bn

Exploration[2]
FY22 $0.00bn
FY21 $0.33bn
FY20 $0.56bn

Coal

Metallurgical coal
FY22 $0.13bn
FY21 $0.29bn
FY20 $0.21bn

Metallurgical coal in diversified miners[3]
FY22 $0.15bn
FY21 $0.02bn
FY20 $0.03bn

Thermal coal[4]
FY22 $0.20bn
FY21 $0.22bn
FY20 $0.30bn

Transport

Oil and gas

LNG terminal[5]
FY22 $0.69bn
FY21 $0.52bn
FY20 $0.57bn

Coal

Rail
FY22 $0.79bn
FY21 $0.30bn
FY20 $0.28bn

Port
FY22 $0.35bn
FY21 $0.32bn
FY20 $0.44bn

Electricity generation[6]

Gas
FY22 $0.54bn
FY21 $0.58bn
FY20 $0.67bn

Black coal
FY22 $0.18bn
FY21 $0.19bn
FY20 $0.27bn

Brown coal
FY22 $0.05bn
FY21 $0.03bn
FY20 $0.03bn

Liquid fuel
FY22 $0.06bn
FY21 $0.12bn
FY20 $0.12bn

Hydro
FY22 $0.98bn
FY21 $1.26bn
FY20 $1.30bn

Other renewables
FY22 $2.35bn
FY21 $2.23bn
FY20 $1.89bn

Oil and gas refining

FY22 $0.64bn
FY21 $0.58bn
FY20 $2.02bn

Distribution and retail

Electricity and gas[6]

Networks
FY22 $3.48bn
FY21 $3.80bn
FY20 $4.53bn

Retailers
FY22 $0.97bn
FY21 $1.01bn
FY20 $0.77bn

Oil and gas
FY22 $2.58bn
FY21 $2.10bn
FY20 $1.32bn

2022 Sustainability Index and Datasheet

Refer to our 2022 Sustainability Index and Datasheet on our website for more information on our Energy Sector Value Chain reporting, including sector scope and definitions. Apart from Thermal coal in FY22, the definitions used for sectors in our Energy Sector Value Chain reporting currently differ from those used for our 2030 sector targets and financed emissions reporting.

1. All figures in Energy Sector Value Chain diagram are TCE as at 30 September 2022. WIB only.
2. Oil and gas extraction and Oil and gas exploration sector boundaries are defined based on Australian and New Zealand Standard Industry Classification (ANZSIC) codes.
3. For diversified miners, exposure to coal is apportioned by the percentage EBITDA contribution of coal in the miners' latest annual financial statements. Thermal coal exposure within diversified miners is immaterial.
4. The definition and scope of Thermal coal has been updated for FY22 only to align with the definition used for our 2030 sector target. For metrics relating to Thermal coal in FY20 and FY21 the sector definition and scope is detailed in the Glossary section in our 2022 Sustainability Index and Datasheet. Metallurgical coal mining is all other coal mining.
5. For Oil and gas extraction customers with LNG terminal operations, the exposures to LNG terminals are reported in the Transport category.
6. Australia and New Zealand only. These activities include customers with operations in several sectors - TCE is attributed based on business segment contribution.

3 Collaborate for impact on initiatives towards net-zero and climate resilience

Addressing climate change requires collective action and collaboration. In 1991, Westpac was a founding member of the United Nations Environment Program Finance Initiative (UNEP FI) and we have since been an active participant. This year the UNEP FI reached their 30th anniversary. Over this time, the UNEP FI has worked with investors, insurers and banks world-wide to establish key sustainability frameworks such as the Principles for Responsible Banking.

This year, we participated in the Australian Industry Energy Transitions Initiative which brings together industry, finance, government entities and research organisations to coordinate learning and action on net-zero emissions supply chains. We also continue to support climate initiatives through industry associations such as the Australian Banking Association and the Australian Sustainable Finance Institute.

For more information, refer to our updated **Climate Action Plan** on our website.

41

WESTPAC GROUP 2022 ANNUAL REPORT
STRATEGIC REVIEW
GROUP PERFORMANCE
FINANCIAL STATEMENTS
SHAREHOLDER INFORMATION

Natural capital

Nature-related risks and opportunities

Westpac understands that over half of the world's economy is moderately or highly dependent on nature[1]. We welcome the emergence of and have joined the Taskforce on Nature-related Financial Disclosures (TNFD) Forum and are currently participating in pilots with the UNEP FI and UNEP World Conservation Monitoring Centre (UNEP WCMC) to further develop this framework.

In FY22, we initiated high-level analysis on our Australian and New Zealand business and institutional lending portfolios to identify sectors that are highly dependent on nature and the sectors that have a high impact on nature. Once completed, this analysis will guide our future understanding of the nature-related risks and opportunities in our portfolio so we can develop approaches to help us support customers. Dependency relates to the extent a sector is reliant on ecosystem services to operate. Impact relates to the extent a sector negatively influences environmental change. Our initial analysis of sectors with the greatest level of dependency or impact based on the level of exposure we have is included in the adjacent table.

In FY23, we will seek to develop a natural capital position statement to further our approach to nature-related risks and opportunities. Our analysis will consider TNFD developments, the outcomes from the UN Biodiversity Conference (COP15), 2021 Australian State of the Environment Report, and impact on the bank and customers for sectors that are materially dependent or have a material impact on natural capital.

Initial analysis of highly dependent and impactful sectors[2]

RANK	HIGHLY DEPENDENT SECTORS	HIGHLY IMPACTFUL SECTORS
1	Agriculture	Electricity and gas supply
2	Electricity and gas supply	Property services
3	Food and beverage manufacturing	Agriculture
4	Basic material wholesaling	Construction and trade services
5	Property services	Services to transport
6	Personal and household goods wholesaling	Business services
7	Construction trade services	Oil and gas extraction
8	Services to transport	Petroleum, coal and associated product manufacturing
9	Communication services	General construction
10	Machinery and motor vehicle wholesaling	Machinery and equipment manufacturing

CASE STUDY

Sustainability-linked lending targeting biodiversity and natural capital

In 2022, Westpac supported North Queensland Airports (NQA) – the owner of Cairns and Mackay Airports – with one of the very first sustainability-linked loans in the Australian market to address biodiversity and natural capital. Westpac acted as joint sustainability coordinator for the transaction. The loan includes key performance indicators which incentivise the airport operator to enhance the habitat surrounding Cairns Airport and help save threatened wildlife, in partnership with the local Yirrganydji people. Other initiatives linked to the agreement include the reduction of greenhouse gas emissions to net-zero by 2025, and support of First Nations peoples by prioritising procurement from contactors with a defined percentage of Aboriginal or Torres Strait Islander employees. If the loan KPIs are reached – along with others tailored to emissions reductions and Indigenous engagement – North Queensland Airports will be rewarded with a lower interest rate. Conversely, a higher rate will apply if they are missed.

1. From research in the World Economic Forum's report, Nature Risk Rising: Why the Crisis Engulfing Nature Matters for Business and the Economy. 2020.
2. The highly dependent and impactful sectors analysis was developed using the World Economic Forum's (WEF) methodology. This methodology is the currently best available information for a high-level assessment. Westpac's approach and application of the WEF dependency methodology has been reviewed by Southern Cross University. Sector dependency and impact was based on the ENCORE (Exploring Natural Capital Opportunities, Risks and Exposure) tool and used the UNEP WCMC Sectoral Materiality Tool. The ENCORE tool is a global tool and does not take into account national or company specific differences in production processes. The sectors are aligned to ANZSIC Level 2 codes.

4422 WWEESSTTPPAACC GGRROOUUPP 22002222 AANNNNUUAALL RREEPPOORRTT Human rights We are committed to respecting human rights as a financial services provider, lender, purchaser of goods and services, employer, and supporter of communities. Our third Human Rights Action Plan sets out the principles that guide our approach and commits to 19 actions to more deeply embed respect for human rights into our business and our business relationships in line with the UN Guiding Principles on Business and Human Rights. It also sets out how the Board and management oversee the management of our human rights risks. For more information on our human rights governance, oversight and risk management, please see our Human Rights Action Plan, FY21 Modern understanding of the interrelationship between social impacts, human rights and climate change. Other emerging human rights issues we responded to throughout the year included: — Impacts of artificial intelligence and machine learning (AI/ML): There is potential for the AI and ML applications we use in our products and services to have unintended consequences on our people and customers. We recognise the need to take an active approach to ethical use of both data and AI to manage risk and maintain trust. We have developed data ethics principles to guide the way we use AI. Using these principles, we seek to use and disclose data in a clear and transparent way, and when using data, we encourage our people to ask if we are doing the right thing to maintain trust of customers, people, communities and shareholders. This year, we established a Responsible AI working group to further strengthen our management of AI/ML risk. This will inform future uplift including accountability, risk management and awareness and capabilities. — Risks to human rights related to our defence sector clients: The defence sector has the potential to lead to serious human rights violations. This year we commenced review of our Defence Position Statement to better address the dynamic nature of ESG risks (with a focus on human rights risk) that may arise for example through the end-use of defence equipment and end-use in countries in conflict or with otherwise high human rights risk by requiring enhanced due diligence. Slavery Statement and our website. Our salient human rights issues and focus for action One of the actions in our Human Rights Action Plan is to review our salient human rights issues1. In FY23, we will publish a refreshed Human Rights Action Plan. As part of this, we intend to initiate a refresh of our salient issues assessment2, with the aim of bringing in internal and external stakeholder input to inform our understanding of our salient issues for FY23 and beyond. In the interim, we have reported on this year’s highlights, progress and management actions against the salient issues we identified in FY21. These are outlined in the following table. Climate-related risks and the transition to net-zero emissions may impact employees, communities and customers. We continue to build our 1. Salient human rights issues are those at risk of causing the most harm to people and of having the most severe negative impact on their human rights, as a result of our activities and business relationships. 2. Our first salient human rights assessment was conducted in 2018 and has been reviewed on an annual basis. This year, we have reported against the salient issues that we identified in FY21. These will be refreshed again in FY23 as part of our next Human Rights Position Statement and Action Plan. We did not identify salient issues in FY21 in relation to our role as a supporter of the community. CASE STUDY Helping address child sexual exploitation in the Philippines Through our Safer Children, Safer Communities program, which emerged from the third pillar of Westpac’s Response Plan to the AUSTRAC November 2019 Statement of Claim, with funding in place for major partners for between 3-6 years, we remain committed to reducing the human impact of financial crime on children and young people, especially in high-risk countries such as the Philippines. In FY22, funding through the program helped: — International Justice Mission support 174 victim rescues, train 400 law enforcement officials and 120 prosecutors, and assist in the conviction of 40 perpetrators — Save the Children Australia provide child protection training to over 3,000 children and 1,500 adults across 32 community training workshops to raise awareness of online child sexual exploitation in the Philippines. Internally, within the bank, our Child Safeguarding Position Statement guides our approach towards identifying, preventing and mitigating risks to children and young people across our products, services and operations. More information on our progress is available in the Sustainability Supplement.

4433 to banking and digital inclusion in our next Human Rights experiencing vulnerability may excluded groups. harm to children and young people. Refer to Case study: exploiting our financial platforms to support the protection of personal information and W PAACC GGRROOUUPP 22002222 AANNNNUUAALL RREEPPOORRTT ROLE SALIENT HUMAN RIGHTS ISSUESHIGHLIGHTS AND PROGRESS IN ADDRESSING SALIENT HUMAN IDENTIFIED FOR WESTPAC RIGHTS ISSUES IDENTIFIED WEESSTTP Financial services provider — Customer vulnerability and — Refer to Annual Report and Sustainability Supplement for our hardship, including customersupport of customers identified as being at increased risk of safety and access. vulnerability, and progress on our Access and Inclusion Plan — Groups at particular risk of 2021-2024 on our website. We will explore the issue of access include women, young people,Action Plan. and more broadly people living — Refer to the Sustainability Supplement and our 2022-2025 with disability. Aboriginal and Reconciliation Action Plan on our website for how we seek Torres Strait Islanders continueto support the needs of Aboriginal and Torres Strait Islander to be significantly representedcustomers. in severely or fully financially— We continue to take action to help reduce the likelihood of — Impacts on the rights and Helping address child sexual exploitation in the Philippines wellbeing of children and young and our Safer Children, Safer Communities website. people through customers— We sought to improve our Privacy Policy and Standards for criminal purposes.customers’ privacy. We simplified our Privacy Statement, — Individuals’ privacy may be at risk streamlining important privacy and credit related information as a result of the bank’s function.customers need to know from four documents into one. We also sought to raise awareness on privacy across the Group and contributed to industry feedback on the Attorney General’s Privacy Act Review. STTRRAATTEEGGIICC RREEVVIIEEWW Lender — Land rights, including the rights of — Our 2022-2025 Reconciliation Action Plan on our website Indigenous communities, and thesets out a focus on respect for self-determination and a issue of free, prior and informed deeper understanding of consent. consent (FPIC) and land grabbing.— We partnered with Monash University to provide ESG — Modern slavery, including forced training, including a focus on human rights, to support over labour and the worst forms of 1,100 staff including institutional, business bankers and risk child labour. officers. — We continue to develop our approach to ESG risk assessment, including assessment of social risk and human rights across our Commercial and Institutional customers. GGRROOUUPP PPEERRFFOORRMMAANNCCEEFFIINNAANNCCIIAALL SSTTAATTEEMMEENNTTSS SSHHAARREEHHOOLLDDEERR IINNFFOORRMMAATTIIOONN Employer — COVID-19 impacts on employees, — Refer to Annual Report and Inclusion and Diversity page on work related mental ill-health and our website for more on our ongoing focus on inclusion and workforce wellbeing. diversity and fair pay and gender pay equity. — Exclusion and discrimination— We have a comprehensive mental health strategy that in employment, diversity of seeks to support our people’s mental health and wellbeing. employees and equal employmentThis includes free, confidential counselling and support opportunity.for employees and their immediate family, mental health training, a dedicated Employee Care team (comprised of psychologists and people with allied health backgrounds), and mental health initiatives and resources to support emerging risks. We expanded our mental health support for employees in responding to the COVID-19 pandemic, with targeted initiatives to support people through lockdowns, transitioning to new ways of working and the broader impacts of the pandemic. We also provided paid COVID-19 leave to support our people when they could not work due to isolation requirements. Purchaser of goods and services — Products, components or services — Following prior years’ focus on identifying high risk from categories which are high risk categories in our supply chain and setting our assessment for human rights, including Modernapproach, in FY22 we launched and commenced using our Slavery new digital supplier risk assessment platform, assessing suppliers and operational management including supplier action plans. — We have continued to take a risk-based approach by using our Responsible Sourcing Assessment to screen 93% of spend in high-risk categories and all top 100 suppliers by spend. — We have been working to improve our ongoing management of human rights risk throughout the procurement lifecycle including through the creation of supplier action plans. — We are ready to use our digital platform to work with a greater number of suppliers to seek to improve their modern slavery practices and set action plans.

44 WESTPAC GROUP 2022 ANNUAL REPORT


CAPITAL STRUCTURE
SENIOR DEBT
PREFERRED EQUITY

Risk management

Risk management

Effective risk management is important given our role of supporting customer lending, deposits and transactions, and in supporting the overall financial system. It is also important as we address the issues that we and our regulators have identified including in APRAs risk governance review, which resulted in us entering into a Court Enforceable Undertaking with APRA in 2020.

We seek to create sustainable value to support customers and other key stakeholders through effective management of risk, seeking appropriate reward for risk aligned to our purpose, strategy, values and behaviours.

How we manage risk

Our Risk Management Framework outlines how we manage risk, providing structure and discipline for risk management activities.

This is underpinned by our risk culture that requires all our staff to own risk outcomes (the Three Lines of Defence model) with customers at the centre to provide a complete approach to managing risk and to deliver fair customer outcomes.

Our Risk Management Framework has nine components starting with our 'Business Strategy', which defines the markets and businesses we operate in. Some of our risks are stress tested and/or subject to scenario analysis to assess how major events and changing conditions could impact our operations, financial performance, balance sheet or reputation. Stress testing is particularly relevant in our lending where we assess the impact of changing economic conditions on customers, and our financial position.

Risk is managed by our people and systems, and underpinned by risk frameworks, policies, procedures and standards.

Risk frameworks, policies, procedures and standards may operate at the Group level, across major risk categories as well as for individual regulated entities or segments.

We also have processes in place to monitor and report risks, incidents, issues and actions. These include reporting of breaches of limits. We are focused on resolving long-standing issues and taking action to bring risks within appetite.

We have a formal risk governance structure to support our risk management framework by providing appropriate data, analysis and recommendations to support decision making.

4455 Risk activities are overseen by committees including Board, executive management, major risk type committees, segment committees and specialist committees. An explanation of our corporate governance is in Section 1. We continue to improve our management of risk, including risk culture, governance and accountability including through our CORE program and other activities, as outlined in ‘Significant Developments’ in Section 1. We are building a risk culture that helps us to actively identify, manage and mitigate risks, learn from risk events and continuously anticipate new risks. We use several tools to measure, monitor and manage our risk culture: — Risk Culture Framework – articulates the roles and responsibilities for measuring, monitoring and managing risk culture — Risk Culture Self-Assessment – an annual self-assessment for business areas enabling them to understand current risk culture — Risk Culture Insights Program – independent, second line deep-dives are conducted to understand the direct causes of issues and strengths that influence how people behave and manage risk. Support is also provided to the business to understand how to address these issues and to improve the approach to managing risk — Risk Culture Dashboard – a comprehensive scorecard of risk culture metrics that is updated automatically and is available online. Risk Culture A strong risk culture is essential for the Group’s Risk Management Framework to operate effectively. We are currently undertaking a Group-wide program to strengthen the management of risk and risk culture. mindsets and behaviours and identify and prioritise areas for improvement Appropriate Managem t Control our business WWEESSTTPPAACC GGRROOUUPP 22002222 AANNNNUUAALL RREEPPOORRTT SSTTRRAATTEEGGIICC RREEVVIIEEWW GGRROOUUPP PPEERRFFOORRMMAANNCCEE FFIINNAANNCCIIAALL SSTTAATTEEMMEENNTTSS SSHHAARREEHHOOLLDDEERR IINNFFOORRMMAATTIIOONN Risk Management Framework analysis and recommendations flow to risks associated with its basis to support decision making emerging risks in are external to improve profile assessed Monitoring and appetite to monitoring, the level of risk reporting to take EffectivenessScenarios Analysis tests to assess that changes to Frameworks, policies, new risks may manage the risks we take Group, including and systems to support effective risk Westpac’s business plans Ensuring that appropriate data, are shaped considering the the right people and forums on a timely strategic objectives Identifying ce andBusiness Strategy new and action plans from internal and implementedenvironments our risk Actions and Response Risk Identification Risks are Customers Setting risk through ongoing Reporting Risk Appetite provide clarity on management,we are prepared and assurance Control Definition and Stress and People and InfrastructurePerforming stress potential impacts Embedding appropriate existing risks and standards and controls to have on the on our capital Having the right capability, people, data management and decision making

46 WESTPAC GROUP 2022 ANNUAL REPORT

Three Lines of Defence

Our Three Lines of Defence sets the context for the roles all employees are expected to play in risk management. The first line is responsible for identifying and owning the risks in all aspects of their activity. The second line provides expertise, advice, and monitoring of how risks are managed. The third line is Internal Audit, who provide independent assurance.

Three Lines of Defence


Third Line
Internal audit
Second Line
Set the risk standards, provide challenge and advise the first line
First Line
Identify, control and manage risk
Internal audit
– Provide independent assurance to the Board and executive management on the adequacy and effectiveness of the Group's governance, risk management and internal controls
Risk oversight
– Establish and communicate risk frameworks, appetite, and strategies
– Provide independent challenge to first line
– Measure, monitor and report risks against appetite
Risk owner
– Own existing and emerging risks in their segment by identifying, managing and monitoring
– Operate within approved risk appetite and policies
– Design, implement and maintain controls
– Comply with laws and regulation
– Identify and escalate risk issues
– Promote a strong risk culture

Risk identification: Major Risk Categories

The Group has defined 11 major risks that impact our business. These major risks represent only the most material risks to the Group and are not exhaustive.

Major Risk Categories


1 Capital Adequacy
2 Funding & Liquidity Risk
3 Credit Risk
4 Market Risk
5 Strategic Risk
6 Risk Culture
7 Operational Risk
8 Compliance & Conduct
9 Financial Crime
10 Cyber Risk
11 Reputational & Sustainability Risk

For each major risk (category), the Board establishes a risk appetite, which is articulated in the Board Risk Appetite Statement (RAS). The RAS lists the Group's major risks and the measures and tolerances used to monitor these risks. Most of these measures are monitored by 'amber' and 'red' tolerances which indicate when risks are close to, or over, the Board's approved appetite.

Following is an explanation of our major risk categories, how we consider risk appetite and examples of areas of focus to illustrate how our Risk Management Framework operates.

4477 Major Risk Categories 1 Capital Adequacy Risk Appetite and Mitigation We seek to maintain a strong balance sheet including in stressed scenarios. We evaluate capital management through our Internal Capital Adequacy Assessment Process, the key features of which include: — capital management strategy — considering economic and regulatory requirements and stakeholder perspectives — stress-testing considerations — target operating range for key capital ratios. Areas of focus include: — new operating capital ranges following APRA finalising its Basel III requirements — actively monitoring and managing Interest Rate Risk in the Banking Book (IRRBB) RWA, given increases over the past year from higher regulatory embedded losses as interest rates increased. The risk that Westpac has an inadequate level or composition of capital to support its normal business activities and to meet its regulatory capital requirements under normal operating environments or stressed conditions. 2 Funding and Liquidity Risk Risk Appetite and Mitigation We seek to manage our balance sheet such that we: — maintain a diversified, stable and cost-effective funding base — can source funding as and when Areas of focus include: — executing the FY23 wholesale funding plan to support balance sheet growth and refinance maturing debt, including the Term Funding Facility from June 2023 — managing liquidity risk to meet regulatory requirements and the Group’s liquidity needs amidst uncertain market conditions. we need it — have sufficient securable assets to meet our funding and repo requirements — fund new lending growth with stable funding sources. The risk that the Group cannot meet its payment obligations or that it does not have the appropriate amount, tenor and composition of funding and liquidity to support our assets. 3 Credit Risk Risk Appetite and Mitigation We manage credit risk using Program-managed (high-volume homogeneous credit risk) and Transaction-managed (individual customer and transactions) approaches. We seek to manage credit risk by: — clearly setting boundaries which helps to guide appropriate, credit risk conscious strategic choices, and promotes dynamic and risk conscious strategic responses to changes in the operating environment — Credit Risk management is also supported by a range of policies, processes, systems, risk delegated authorities and Board-approved credit risk limits. Further information on credit risk management and provisioning is contained in Notes 11 and 12 to the financial statements, and in Westpac’s Pillar 3 reports. Areas of focus include: — responding to heightened credit risk from global economic uncertainty, rising interest rates, climate change, and the transition to net-zero emissions — assessing the impact of external events on the adequacy of the overall expected credit loss provision. The risk of financial loss where a customer or counterparty fails to meet their financial obligations to Westpac. WWEESSTTPPAACC GGRROOUUPP 22002222 AANNNNUUAALL RREEPPOORRTT SSTTRRAATTEEGGIICC RREEVVIIEEWW GGRROOUUPP PPEERRFFOORRMMAANNCCEE FFIINNAANNCCIIAALL SSTTAATTEEMMEENNTTSS SSHHAARREEHHOOLLDDEERR IINNFFOORRMMAATTIIOONN Example of a Risk Appetite measure — top 10 exposures to Corporates and Non Bank Financial Institution’s as a % of Total Committed Exposure. Examples of a Risk Appetite measure — Net Stable Funding Ratio (NSFR) — Liquidity Coverage Ratio (LCR) Example of a Risk Appetite measure — common equity tier 1 (CET 1) capital ratio – a measure which shows a bank’s capacity to absorb losses.

48 WESTPAC GROUP 2022 ANNUAL REPORT

Major Risk Categories (continued)

4 Market Risk

The risk of an adverse impact on earnings resulting from changes in the value of Westpac's positions as a result of a change in financial market factors, such as foreign exchange rates, interest rates, commodity prices and equity prices. This includes interest rate risk in the banking book which is the risk of loss in earnings or economic value in the banking book as a consequence of movements in interest rates.

Risk Appetite and Mitigation

We have appetite for market risk in approved products within our limit framework. We seek to protect our positions from changes in financial market factors which may affect our activities.

We manage market risk through the daily measurement and monitoring of Board approved metrics that capture the risk of adverse movements in financial markets.

The Board has approved a risk appetite for traded and non-traded risks via the measurement of Value at Risk (VaR), Stressed VaR (sVaR), Net Income at Risk (NaR) and specific structural risk limits.

The management of market risk is supported by the Market Risk Management Framework and associated policies, processes, systems and delegated authorities.

Areas of focus include:

- further strengthening the market risk management environment
- upgrading/replacing market risk systems and supporting infrastructure
- implementing regulatory change initiatives related to market risk prudential standards.

Examples of a Risk Appetite measure

- Value at Risk (VaR, $m) across products and portfolios
- Net interest income at Risk (NaR, $m) – potential reduction in income over the year for a material shift in the level of interest rates.

5 Strategic Risk

The risk that the Group makes inappropriate strategic choices, does not implement its strategies successfully, or does not respond effectively to changes in the operating environment.

Risk Appetite and Mitigation

We seek to grow our business through well-considered strategic initiatives aligned to the Group's strategic priorities and risk appetite.

We seek to manage the impact of threats from changes in the operating environment, which could significantly impact our ability to implement our strategy.

We continually evaluate our performance against our plans and in light of changes in internal and external factors, and we must respond to such factors in a timely manner.

Areas of focus include:

- progressing our response to the Court enforceable undertaking with APRA through the CORE Program
- appropriate funding, resourcing, and delivery of regulatory commitments
- investing in data, digital, and improving customer service while considering our cost targets.

Example of a Risk Appetite measure

- actual ROE (tracking against the Target ROE).

6 Risk Culture

The risk that our culture does not promote and reinforce behavioural expectations and structures to identify, understand, discuss and act on risks.

Risk Appetite and Mitigation

We promote a risk culture which supports our purpose, strategy and values and our ability to manage risk effectively.

We regularly assess our risk culture and undertake initiatives to continually improve.

Areas of focus include:

- improving the Risk Culture Framework
- deploying Risk Fundamentals training
- completing annual Risk Culture Maturity self-assessment identifying programs for improvement.

Example of a Risk Appetite measure

- internal survey results – % of respondents who feel safe calling out risks and/or concerns.

4499 7 Operational Risk Risk Appetite and Mitigation We recognise that operational risk is a necessary part of doing business. We seek to be resilient to operational risk and minimise the risk through robust processes and controls. We seek to quickly and effectively remediate material operational issues and incidents. Areas of focus include: — reducing complexity and executing risk management consistently — improving the end-to-end control environment and management of risks in line with value chain process management — managing risks from third parties and suppliers including risks related to business resilience — monitoring Technology Disaster Recovery to ensure that the Group’s critical applications The risk of loss from inadequate or failed internal processes, people and systems or from external events. can recover from disruption — strengthening focus on ethical and responsible use of data and artificial intelligence. 8 Compliance & Conduct Risk Appetite and Mitigation We establish robust controls and systems to manage compliance and conduct risk. We seek to eliminate: — any breaches of regulatory requirements — conduct that causes unsuitable, unfair or unclear customer outcomes or adversely impacts the integrity of markets — complicated systems or processes that could lead to systemic or material breaches of regulatory requirements. We seek to promptly own, investigate and remediate incidents of non-compliance. Areas of focus include: — uplifting the Group’s compliance and conduct management system, including related risks such as Design and Distribution Obligations, Privacy and Breach Reporting — working with our people and contractors to embed hybrid working models. The risk of failing to abide by compliance obligations required of us, or otherwise failing to have behaviours and practices that deliver suitable, fair and clear outcomes for our customers and that support market integrity. WWEESSTTPPAACC GGRROOUUPP 22002222 AANNNNUUAALL RREEPPOORRTT SSTTRRAATTEEGGIICC RREEVVIIEEWW GGRROOUUPP PPEERRFFOORRMMAANNCCEE FFIINNAANNCCIIAALL SSTTAATTEEMMEENNTTSS SSHHAARREEHHOOLLDDEERR IINNFFOORRMMAATTIIOONN Example of a Risk Appetite measure — average days to complete all Compliance Assessments. Examples of a Risk Appetite measure — % of key controls rated “unsatisfactory” or “requires improvement” — % of Critical Applications that have successfully undergone disaster recovery testing in the last 12 months — completion of Executive Crisis Management, Group Incident Management and Division Incident Management simulations (or activations) — effective and adequate management of the quality of critical data.

5500 WWEESSTTPPAACC GGRROOUUPP 22002222 AANNNNUUAALL RREEPPOORRTT Major Risk Categories (continued) 9 Financial Crime Risk Appetite and Mitigation We help prevent financial crime by proactively identifying, assessing, mitigating and reporting financial crime risks. We seek to comply with all applicable financial crime obligations. This means managing our financial crime risks through robust controls and systems, and includes promptly owning, investigating and remediating financial crime incidents. Areas of focus include: — continuing to strengthen controls and to enhance our management of financial crime risk — delivering the Group’s data strategy to reduce operational risk in our Financial Crime systems and processes to better support compliance and risk management — embedding new and enhanced systems and controls to identify, mitigate and manage financial crime risk. The risk that Westpac fails to prevent financial crime and comply with applicable global financial crime regulatory obligations. Financial Crime includes Anti-Money Laundering, Counter Terrorism Finance, Sanctions, Anti-Bribery and Corruption, Foreign Account Tax Compliance Act and the Common Reporting Standard. 10 Cyber Risk Appetite and Mitigation We proactively manage our cyber risk exposure, to limit the likelihood of inappropriate access, manipulation or damage to our and our third parties’ data and technology. We seek to protect the data of our stakeholders and customers. We seek to ensure that: — we manage our risks within regulatory frameworks — we do not undermine our strategic, financial, reputational or regulatory standing — we implement controls to address potential cyber threats. Areas of focus include: — enhancing cybersecurity capability including data security controls, application protection controls, and identity and access management — embedding a consistent cyber risk management framework across the Group. Risk The risk that the Group’s or its third parties’ data or technology are inappropriately accessed, manipulated or damaged from cybersecurity threats or vulnerabilities. Examples of a Risk Appetite measure — control effectiveness against external cyber threats — number of employees who acted appropriately during simulated malicious email attacks. Example of a Risk Appetite measure — number of high rated Issues which haven’t been remediated within the initially agreed timeframe.

5511 11 Reputational & Sustainability Risk Risk Appetite and Mitigation We seek to maintain the confidence of all stakeholders, including to cultivate trust in our integrity and competence. We seek to balance commerciality of decisions with stakeholder expectations, and with potential impacts on people, communities or the environment, recognising that ESG issues can involve complex, interconnected and at times competing considerations. Areas of focus include: — elevating the importance of Reputation and Sustainability Risk across the Group — progressing our Culture Reset Program — committing to the Net-Zero Banking Alliance (NZBA) and continuing to align our lending portfolios with net-zero emissions by 2050, consistent with a maximum temperature rise of 1.5°C above pre-industrial levels by 2100 The risk of failing to recognise or address environmental, social or governance (ESG) issues and the risk that an action, inaction, transaction, investment, or event will reduce trust in Westpac’s integrity and competence by clients, counterparties, investors, regulators, employees or the public. (including setting interim 2030 sector targets) — maturing our approach to climate risk management, including participating in APRA’s Climate Vulnerability Assessment, and considering APRA’s Prudential Practice Guide CPG229 Climate Change Financial Risks — continuing to improve the identification and management of climate change and human rights risks. WWEESSTTPPAACC GGRROOUUPP 22002222 AANNNNUUAALL RREEPPOORRTT SSTTRRAATTEEGGIICC RREEVVIIEEWW GGRROOUUPP PPEERRFFOORRMMAANNCCEE FFIINNAANNCCIIAALL SSTTAATTEEMMEENNTTSS SSHHAARREEHHOOLLDDEERR IINNFFOORRMMAATTIIOONN Examples of a Risk Appetite measure — RepTrak scores — portfolio measures aligned to NZBA targets.

5522 WWEESSTTPPAACC GGRROOUUPP 22002222 AANNNNUUAALL RREEPPOORRTT Corporate governance Corporate governance is the framework of systems, policies the protection of stakeholder interests, including our customers, Role of the Board and Board Committees and processes by which we operate and through which our people are both empowered and accountable for making decisions that affect our business, operations, customers and stakeholders. The framework establishes the roles and responsibilities of Westpac’s Board, management team, employees and suppliers. It also establishes the systems, policies and processes for monitoring and evaluating Board and management performance, and the practices for corporate reporting, disclosure, remuneration, risk management and engagement of security holders. Our approach to corporate governance is based on a set of values and behaviours that underpin our day-to-day activities, and are designed to promote transparency, fair dealing and our shareholders, our employees and our community. It includes aspiring to the highest standards of corporate governance, which we see as fundamental to the sustainability of our business and performance. The Board is Westpac’s key governance body responsible for providing leadership and strategic guidance for Westpac and its related bodies corporate and overseeing the sound and prudent management of the Westpac Group. The Board is assisted by its committees, which, in some instances, consider matters and make recommendations to the Board for approval. A summary of the responsibilities of the Board and the Committees is set out on the opposite page. Further information can be found in the Charters for each Committee which are available on our website westpac.com.au. Board and Board Committee structure Our Board is assisted by four Board Committees. In FY22, we made two changes in our committees. The Board Legal, Regulatory and Compliance Committee was recombined with the Board Risk Committee and the Board Technology Committee was dissolved with its responsibilities assumed by the Board and/or the Board Risk Committee where appropriate. Westpac’s Board and Board Committee structure Oversight through results announcements Board Delegation External Group Assurance and Delegation Accountability Delegation Accountability Assurance, Reporting Board Committees the annual report and interim/annual financial Provide relevant periodic assurances and reports (as appropriate) Board Committees will refer matters to the Board or other Board Committee where appropriate. Specific reporting as shown above Provide assurance on the remuneration disclosures in the Remuneration Report Remuneration Nominations & Governance Audit Provide assurance on risk components of Risk Group Executives Chief Executive Officer Independent Assurance and Advice Independent AuditorsAudit External Advice

5533 The Board — approves and oversees management’s implementation of the strategic direction of the Group, its business plan and significant corporate strategic initiatives — approves the appointment of the CEO, Chief Financial Officer (CFO), Group Executives, the General Manager, Group Audit and any other person the Board determines — assesses the performance of the Board, its Committees, the CEO and the Group Executives — oversees culture across the Group — approves the Board Renewal Policy and determining Board size and composition — approves the annual financial targets and financial statements and monitors financial performance — determines dividend policy and dividend payments — approves the Group Risk Management Framework, the Group Risk Management Strategy and the Board Risk Appetite Statement and monitors the effectiveness of risk management — considers the social, ethical and environmental impact of our activities and setting standards and monitors compliance/performance with our sustainability policies and practices — provides oversight of the Group’s technology strategy and the implementation of key technology initiatives — oversees and monitors workplace health and safety issues — meets our principal regulators on a regular basis — maintains ongoing dialogue with Westpac’s external auditor. — approves the Westpac Group Remuneration Policy — approves remuneration arrangements and variable remuneration outcomes and adjustments to variable remuneration where appropriate for Group Executives, other employees who are accountable persons under the Banking Executive Accountability Regime (BEAR), any person performing a role specified by APRA and any other person the Board determines Board Risk Committee Board Audit Committee Board Remuneration Committee Board Nominations & Governance Committee To assist the Board to: — review and approve the Group Risk Management Framework, the Group Risk Management Strategy, and the Board Risk Appetite Statement — review and approve the Group’s overall framework for managing financial and non-financial risks as well as emerging risks — oversee the risk culture across the Group — make its annual declaration to APRA on risk management under APRA prudential standard CPS 220 Risk Management — The Committee is also responsible for: • providing oversight of the Group’s management of financial and non-financial risks, including financial crime risk, reputation risk and sustainability risk • monitoring changes anticipated for the economic and business environment, including consideration of emerging risks and other factors. Oversees the: — integrity of financial statements and financial reporting systems of Westpac — external audit engagement, including the external auditor’s appointment, removal and rotation of the lead audit engagement partner — performance of the internal audit function — integrity of the Group’s corporate reporting including compliance with prudential standards and professional accounting requirements. Reviews and makes recommendations on: — the Group’s remuneration framework (as articulated in the Group Remuneration Policy), and assesses its compliance with laws, regulations and prudential standards — individual remuneration arrangements and variable remuneration outcomes of the CEO, Group Executives, other accountable persons under BEAR, and any other person the Board determines — Non-executive Director fee levels — the performance of the CEO, in conjunction with the Chairman — the design and terms of all Equity Plans. — recommends to the Board candidates as Non-executive Directors for appointment to the Board and Boards of significant subsidiaries — reviews the process for orientation and education of Directors — considers succession planning for Non-executive Directors — assesses the skills, experience, expertise and diversity of the Board — reviews diversity generally across the Group, and sets measurable objectives and monitors progress against those objectives — reviews and approves the Group’s corporate governance policies (where required), including relating to tenure, independence and renewal/ composition. WWEESSTTPPAACC GGRROOUUPP 22002222 AANNNNUUAALL RREEPPOORRTT SSTTRRAATTEEGGIICC RREEVVIIEEWW GGRROOUUPP PPEERRFFOORRMMAANNCCEE FFIINNAANNCCIIAALL SSTTAATTEEMMEENNTTSS SSHHAARREEHHOOLLDDEERR IINNFFOORRMMAATTIIOONN

5544 WWEESSTTPPAACC GGRROOUUPP 22002222 AANNNNUUAALL RREEPPOORRTT Board areas of focus in FY22 This year the Board and Board Committees have overseen: — the delivery of key strategic priorities and the review of the Group’s strategy and purpose — the management of risks arising from the changing economic and geopolitical environment — the Group’s capital position, including completing capital management initiatives — measures taken to support our customers and our people due to the impacts of COVID-19, as well as the impacts of severe weather conditions — progress of the priorities in our 2021-2023 Sustainability Strategy, including joining the Net-Zero Banking Alliance — continued implementation of the Customer Outcomes and Risk Excellence (CORE) program — ongoing work to improve our management of financial crime risk — changes to our management structure and executive team to simplify the Group’s operations and improve accountability — the ongoing consideration of Board and Board Committee composition and succession — the exit of non-core businesses — the ongoing program of work to reset the bank’s cost base. Board diversity A diverse group of skilled Directors make us a stronger organisation that makes better decisions. As we have met our objective of 40% women, 40% men and 20% any gender for the composition of the Board, our focus is on maintaining alignment with this objective. Independence All nine of Westpac’s Non-executive Directors are considered independent, having satisfied our criteria for independence which aligns with the guidance in the ASX Corporate Governance Principles and Recommendations. The Chairman and the Chairs of all Board Committees are independent Non-executive Directors. Board tenure The average Board tenure is 3.4 years, with Directors’ individual length of service in Section 1 of the Directors’ report. The Westpac Board Renewal Policy limits the tenure of Non-executive Directors, other than the Chairman, to nine years, from the date first elected. The maximum tenure for the Chairman is 12 years (including any term served previously as a Director) from the date first elected. The Board (on an exceptional basis) may extend the maximum terms where it would benefit the Group, with any such Director required to stand for re-election annually. 2022 ABN 33 007 457 141 Corporate Statement Charters, principles and policies – on our website at Corporate Governance Statement Westpac’s 2022 Corporate Governance Statement describes our corporate governance framework, WESTPAC BANKING CORPORATION policies and practices at Governance 6 November 2022. The Statement is available – along with Board and Committee westpac.com.au/corpgov. Non-executive Director Independence CEO 100% OF NON-EXECUTIVE DIRECTORS INDEPENDENT Average Board tenure 0-3 years 60% 3-6 years 30% 6-9 years 10% 3.4 years AVERAGE BOARD TENURE Number of female Directors on the Board (4 out of 10) 40% FEMALE DIRECTORS

55

WESTPAC GROUP 2022 ANNUAL REPORT
STRATEGIC REVIEW
GROUP PERFORMANCE
FINANCIAL STATEMENTS
SHAREHOLDER INFORMATION

Board skills

Westpac's Directors bring a broad range of financial and other skills, knowledge and experience necessary to guide the Group. The Board uses a skills matrix to illustrate the key skills and experience it seeks to achieve along with the number of Directors with each skill and experience. The skills matrix also assists in identifying focus areas for the continuing education and professional development of Directors. For example, in FY22, these focus areas included digitisation, decentralised finance, automation, privacy risk and climate change (amongst others). The skills matrix also assists in identifying areas where it may be desirable for specialist external expertise to be retained to supplement the Board's skills and experience.

Our 2022 Corporate Governance Statement provides more detail on our corporate governance framework, policies and practices – available at westpac.com.au/corpgov.

Figure 1 – Board skills, experience and attributes as at 30 September 2022

SKILLS AND EXPERIENCE	DESCRIPTION	NUMBER OF DIRECTORS
Customer focus	Experience in developing and overseeing the embedding of a strong customer-focused culture in large and complex organisations, and a demonstrable commitment to achieving customer outcomes.	
Strategy	An ability to define strategic objectives, constructively question business plans, oversee the implementation of strategy using commercial judgement and bring a global perspective to bear.	
Financial services	Experience working in, or advising, the banking and financial services industry with strong knowledge of its economic drivers and global business perspectives.	
Financial acumen	Highly proficient in accounting or related financial management and reporting for businesses of significant size.	
Risk	Experience in anticipating, recognising and managing risks, including financial, non-financial and emerging risks, and monitoring risk management frameworks and controls.	
Technology, digital and data	Experience in developing or overseeing the application of technology in large and complex businesses, with particular reference to technology-innovation, disruptive technologies, data, cyber-security, digital transformation and customer experience.	
Governance	Experience as a Director of a listed entity, with detailed knowledge of governance issues, with particular reference to the legal, compliance, regulatory and voluntary frameworks applicable to listed entities and highly regulated industries.	
Environment and social	Experience in understanding and identifying potential risks and opportunities arising from environmental and social issues, including the transition to a climate resilient future, management of biodiversity, and addressing human rights and modern slavery within supply chains.	
People and culture	Experience in people matters including workplace health and safety, cultures, morale, inclusion and diversity, management development, succession, remuneration and talent retention initiatives	
Executive leadership	Having held a CEO or a similar senior leadership role in a large complex organisation, and having experience in that position in managing the business through periods of significant change and delivering desired business outcomes.	

Expert   General working experience and knowledge   Limited working experience and knowledge

5566 WWEESSTTPPAACC GGRROOUUPP 22002222 AANNNNUUAALL RREEPPOORRTT Board of Directors John McFarlane MA, MBA Age: 75 CHAIRMAN AND INDEPENDENT NON-EXECUTIVE DIRECTOR Appointed: Director since February 2020 and Chairman since April 2020. Board Committees: Chairman of the Board Nominations & Governance Committee. Experience: John is a senior figure in global banking and financial services and has 48 years of experience in the sector. He was formerly Chairman of Barclays plc, Aviva plc and FirstGroup plc, and Chairman of The City UK. He was also a Non-executive Director of Westfield Group/Westfield Corporation, The Royal Bank of Scotland Group, Capital Radio plc and was a council member of The London Stock Exchange. John served as Chief Executive Officer of Australia and New Zealand Banking Group Limited from 1997 to 2007, and as Group Executive Director at Standard Chartered. He also held senior positions at Citicorp including as Managing Director of Citicorp Investment Bank Ltd and Head of Citicorp and Citibank in the UK and Ireland. He began his career at Ford Motor Co. Directorships of listed entities over the past three years: Unibail-Rodamco-Westfield SE (since June 2018). Other principal directorships and interests: Director of Old Oak Holdings Ltd Board Committees: Directors’ report Our Directors present their report together with the financial statements of the Group for the financial year ended 30 September 2022. Directors The names of the persons who have been Directors, or appointed as Directors, during the period since 1 October 2021 and up to the date of this report are: John McFarlane, Peter King, Nerida Caesar, Craig Dunn (appointed as a Director on 1 June 2015 and retired as a Director on 15 December 2021), Audette Exel AO, Steven Harker (appointed as a Director on 1 March 2019 and retired as a Director on 26 October 2021), Michael Hawker AM, Christopher Lynch, Peter Marriott, Peter Nash, Nora Scheinkestel and Margaret Seale. Particulars of the skills, experience, expertise and responsibilities of the Directors at the date of this report, including all directorships of other listed companies held by a Director at any time in the three years immediately before 30 September 2022, and the period for which each directorship has been held, are set out in the following pages. Board Committee Member Key Chairman of each committee is noted with a red icon. Board Nominations & Governance Board Risk Board Remuneration Board Audit

5577 Peter King BEc, FCA. Age: 52 Nerida Caesar BCom, MBA, GAICD Age: 58 Audette Exel AO BA, LLB (Hons) Age: 59 MANAGING DIRECTOR AND CHIEF EXECUTIVE OFFICER Appointed: Director since December 2019. Board Committees: Nil. Experience: Peter was appointed Westpac Group Chief Executive Officer in April 2020. Peter previously held this role on an acting basis between December 2019 and March 2020. Since joining the Westpac Group in 1994, Peter also held senior finance roles including Chief Financial Officer with responsibility for Westpac’s Finance, Tax, Treasury and Investor Relations functions. He has worked in senior finance roles across the Group including in Group Finance, Business and Consumer Banking, Business and Technology Services, Treasury and Financial Markets. Peter commenced his career at Deloitte Touche Tohmatsu. He has a Bachelor of Economics from Sydney University and completed the Advanced Management Programme at INSEAD. He is currently Chairman of the Australian Banking Association (ABA) and also a Fellow of the Institute of Chartered Accountants. Directorships of listed entities over the past three years: Nil. Other principal directorships and interests: Chairman and Director of the Australian Banking Association Incorporated, Director of the Institute of International Finance and Director of Financial Markets Foundation for Children. INDEPENDENT NON-EXECUTIVE DIRECTOR Appointed: Director since September 2017. Board Committees: Nil. Experience: Nerida has over 34 years of broad ranging commercial and business management experience, with particular depth in technology led businesses. Nerida was Group Managing Director and Chief Executive Officer, Australia and New Zealand, of Equifax (formerly the ASX-listed Veda Group Limited) and was also a former director of Genome. One Pty Ltd and Stone and Chalk Limited. Before joining Equifax, Nerida held several senior management roles at Telstra, including Group Managing Director, Enterprise and Government and Group Managing Director, Wholesale. Nerida also held several Executive and senior management positions with IBM within Australia and internationally, including as Vice President of IBM’s Intel Server Division for the Asia Pacific region. Directorships of listed entities over the past three years: Nil. Other principal directorships and interests: Chairman of Workplace Giving Australia Limited, Co-Chairman of G2GWGA Pty Ltd, Director of NBN Co Ltd and Director of CreditorWatch. Advisor to startups in the technology sector. INDEPENDENT NON-EXECUTIVE DIRECTOR Appointed: Director since September 2021. Board Committees: Member of the Board Risk Committee. Experience: Audette has more than 35 years’ experience in the global financial services markets as a senior executive, a non-executive director and as a social entrepreneur. Audette was formerly the Managing Director of BSX-listed Bermuda Commercial Bank (1993-1996), Chair of the Bermuda Stock Exchange (1995-1996) and a Director and Chair of the Investment Committee of the Bermuda Monetary Authority (1999-2005). She was a Director and Chair of the Investment Committee of Steamship Mutual (1999-2017). She began her career as a lawyer specialising in international finance. Audette is the founder and Chair of the Adara Group, a pioneering social enterprise which exists to support people living in extreme poverty and is the Chief Executive Officer of its corporate advice businesses. She is the recipient of numerous awards, including an honorary Order of Australia for service to humanity. Directorships of listed entities over the past three years: Suncorp Group Limited (June 2012 to September 2020). Other principal directorships and interests: Founder and Chair of Adara Development Australia, Adara Development USA, Adara Development Bermuda, Adara Development UK and Adara Development Uganda. CEO and Director of Adara Advisors Pty Limited and Adara Partners (Australia) Pty Limited. Board Committees: Nil. Board Committees: Nil. Board Committees: WWEESSTTPPAACC GGRROOUUPP 22002222 AANNNNUUAALL RREEPPOORRTT SSTTRRAATTEEGGIICC RREEVVIIEEWW GGRROOUUPP PPEERRFFOORRMMAANNCCEE FFIINNAANNCCIIAALL SSTTAATTEEMMEENNTTSS SSHHAARREEHHOOLLDDEERR IINNFFOORRMMAATTIIOONN

5588 WWEESSTTPPAACC GGRROOUUPP 22002222 AANNNNUUAALL RREEPPOORRTT Michael Hawker AM BSc, FAICD, SF Fin, FAIM, FIoD Age: 63 Chris Lynch BCom, MBA, FCPA Age: 69 Peter Marriott BEc (Hons.), FCA Age: 65 INDEPENDENT NON-EXECUTIVE DIRECTOR Appointed: Director since December 2020. Board Committees: Member of the Board Risk Committee. Experience: Michael has substantial experience, with over 35 years in the financial services industry, including as Chief Executive Officer and Managing Director of Insurance Australia Group from 2001 to 2008. Prior to this, he held senior positions at Westpac, and with Citibank in Australia and Europe. Michael was a Director of Macquarie Bank Limited and Macquarie Group Limited, and a Director of Aviva plc. Michael was also President of the Insurance Council of Australia, Chairman of the Australian Financial Markets Association, a Board member of the Geneva Association and a member of the Financial Sector Advisory Council. Directorships of listed entities over the past three years: Washington H. Soul Pattinson and Company Ltd (since October 2012) and Macquarie Group Limited (March 2010 to September 2020). Other principal directorships and interests: Director of BUPA Global Board UK, Deputy Chair of BUPA ANZ Group, Director of Allianz Australia Group and a Non-executive Director of the Museum of Contemporary Art Australia. INDEPENDENT NON-EXECUTIVE DIRECTOR Appointed: Director since September 2020. Board Committees: Member of the Board Audit and Board Remuneration Committees. Experience: Chris has significant experience in mineral resources and infrastructure, having spent over 30 years working in these fields globally. Chris was formerly the Global Chief Financial Officer of Rio Tinto Group, based in London, and an Executive Director. Prior to this, he was a Non-executive Director of Rio Tinto Group. Chris was the Chief Executive Officer of Transurban Group, an international toll road developer and manager with interests in Australia and North America from 2008 to 2012. His executive career also included seven years at BHP Billiton where he was Chief Financial Officer and then Executive Director and Group President – Carbon Steel Materials. Chris spent 20 years with Alcoa Inc. where he held a number of executive positions, including Vice-President and Chief Information Officer based in Pittsburgh, USA and Chief Financial Officer of Alcoa Europe in Switzerland. He was also managing director of KAAL Australia Limited, a joint venture company formed by Alcoa and Kobe Steel. Chris was formerly a Commissioner of the Australian Football League from 2008 until 2014. Directorships of listed entities over the past three years: Nil. Other principal directorships and interests: Director of Business for Millennium Development Ltd. INDEPENDENT NON-EXECUTIVE DIRECTOR Appointed: Director since June 2013. Board Committees: Chairman of the Board Risk Committee. Member of the Board Audit Committee. Experience: Peter has over 40 years’ experience in senior management roles in the finance industry, encompassing international banking, finance and auditing. He joined Australia and New Zealand Banking Group Limited (ANZ) in 1993 and was Chief Financial Officer from July 1997 to May 2012. Prior to his career at ANZ, Peter was a banking and finance, audit and consulting partner at KPMG Peat Marwick. Peter was formerly a Director of ANZ National Bank Limited in New Zealand and various ANZ subsidiaries. Directorships of listed entities over the past three years: ASX Limited (since July 2009). Other principal directorships and interests: Director of ASX Clearing Corporation Limited, ASX Settlement Corporation Limited and Austraclear Limited. Member of Monash University Council and Chairman of the Monash University Council’s Resources and Finance Committee. Board Committees: Board Committees: Board Committees:

5599 Peter Nash BCom, FCA, F Fin Age: 60 Nora Scheinkestel LLB (Hons), PhD, FAICD Age: 62 Margaret (Margie) Seale BA, FAICD Age: 62 INDEPENDENT NON-EXECUTIVE DIRECTOR Appointed: Director since March 2018. Board Committees: Chairman of the Board Audit Committee. Member of the Board Risk and Board Nominations & Governance Committees. Experience: Peter was formerly a Senior Partner with KPMG, having been admitted to the Australian partnership in 1993. He served as the National Chairman of KPMG Australia and served on KPMG’s Global and Regional Boards. His previous positions with KPMG included Regional Head of Audit for Asia Pacific, National Managing Partner for Audit in Australia and head of KPMG Financial Services. Peter has worked in geographically diverse and complex operating environments providing advice on a range of topics including business strategy, risk management, internal controls, business processes and regulatory change. He has also provided financial and commercial advice to many State and Federal Government businesses. Peter is a former member of the Business Council of Australia and its Economic and Regulatory Committee. Directorships of listed entities over the past three years: Johns Lyng Group Limited (Chairman since October 2017), Mirvac Group (since November 2018) and ASX Limited (since June 2019). Other principal directorships and interests: Director of the General Sir John Monash Foundation. Board member of the Koorie Heritage Trust. INDEPENDENT NON-EXECUTIVE DIRECTOR Appointed: Director since March 2021. Board Committees: Chair of the Board Remuneration Committee. Member of the Board Risk Committee. Experience: Nora is an experienced company director with a background as a senior banking executive in international and project financing. Nora has served as Chairman and Director in a range of companies across various industry sectors and in the public, private and government arena. Previously, Nora was a director of a number of other major ASX listed companies, was formerly a member of the Takeovers Panel and was an Associate Professor in the Melbourne Business School at Melbourne University. In 2003, Nora was awarded a centenary medal for services to Australian society in business leadership. Directorships of listed entities over the past three years: Brambles Limited (since June 2020), Origin Energy Limited (since March 2022), Telstra Corporation Limited (August 2010 to October 2022), AusNet Services Ltd (November 2016 to February 2022), Atlas Arteria Limited (August 2014 to November 2020), Atlas Arteria International Limited (April 2015 to November 2020) and OceanaGold Corporation (April 2018 to December 2019). Other principal directorships and interests: Nil. INDEPENDENT NON-EXECUTIVE DIRECTOR Appointed: Director since March 2019. Board Committees: Member of the Board Risk, Board Remuneration and Board Nominations & Governance Committees. Experience: Margie has more than 25 years’ experience in senior executive roles in Australia and overseas, including in consumer goods, global publishing, sales and marketing, and the successful transition of traditional business models to digital environments. Prior to her non-executive career, Margie was the Managing Director of Random House Australia and New Zealand and President, Asia Development for Random House Inc. Margie was a Director and then Chair of Penguin Random House Australia Pty Limited, and a Director of Ramsay Health Care Limited, Bank of Queensland Limited and the Australian Publishers’ Association. She also served on the Boards of Chief Executive Women (chairing its Scholarship Committee), the Powerhouse Museum, and the Sydney Writers Festival. Directorships of listed entities over the past three years: Scentre Group Limited (since February 2016) and Telstra Corporation Limited (May 2012 to October 2021). Other principal directorships and interests: Director of Westpac Scholars Limited. Board Committees: Board Committees: Board Committees: WWEESSTTPPAACC GGRROOUUPP 22002222 AANNNNUUAALL RREEPPOORRTT SSTTRRAATTEEGGIICC RREEVVIIEEWW GGRROOUUPP PPEERRFFOORRMMAANNCCEE FFIINNAANNCCIIAALL SSTTAATTEEMMEENNTTSS SSHHAARREEHHOOLLDDEERR IINNFFOORRMMAATTIIOONN

6600 WWEESSTTPPAACC GGRROOUUPP 22002222 AANNNNUUAALL RREEPPOORRTT Executive Team as at 30 September 2022 Peter King BEc, FCA. Age: 52 Scott Collary BA, Humanities Age: 58 Chris de Bruin MBA, BSc (Hons) Age: 58 Shannon Finch BA (Hons), LLB (Hons) Age: 52 MANAGING DIRECTOR AND CHIEF EXECUTIVE OFFICER, WESTPAC GROUP Peter was appointed Westpac Group Chief Executive Officer in April 2020, after holding the role on an acting basis between December 2019 and March 2020. Since joining Westpac in 1994, Peter has held senior finance roles including Chief Financial Officer with responsibility for Westpac’s Finance, Group Audit, Tax, Treasury and Investor Relations functions. He has worked in senior finance roles across the Group including in Group Finance, Business and Consumer Banking, Business and Technology Services, Treasury and Financial Markets. Peter commenced his career at Deloitte Touche Tohmatsu. He has a Bachelor of Economics from Sydney University and completed the Advanced Management Programme at INSEAD. Peter is currently the Chairman of the Australian Banking Association (ABA) and he is also a Fellow of the Institute of Chartered Accountants. GROUP EXECUTIVE, CUSTOMER SERVICES & TECHNOLOGY Scott Collary joined Westpac in November 2020 as Chief Operating Officer; he became Group Executive Customer Services & Technology in March 2022 and leads our customer solutions, financial crime and fraud prevention, operations and technology functions. Scott has over 30 years’ global banking experience, with a breadth of expertise across technology, operations, risk mitigation and commercial functions. Before joining Westpac, Scott was Chief Information and Operations Officer for North America Consumer Businesses at Bank of Montreal, Canada. Prior to that, Scott held senior executive positions at a number of multinational financial institutions including ANZ, Citibank, Fifth Third Bank and Bank of America. Scott holds a Bachelor’s Degree from the University of Maryland in the United States. CHIEF EXECUTIVE, CONSUMER & BUSINESS BANKING Chris de Bruin joined Westpac Group as Chief Executive, Consumer, in February 2021 and became Chief Executive, Consumer & Business Banking in March 2021. With nearly 25 years in the financial services sector globally, Chris’ experience spans retail banking, consumer product portfolios, fintech and digital banking. He spent 13 years at Standard Chartered Bank, where he held a variety of roles across Asia and the Middle East, including as Global Head of Retail Products and Digital Banking. Before joining Westpac, Chris was Chief Executive Officer of Deem Finance, one of the largest non-bank financial institutions in the Middle East. Prior to that, Chris was President of Canadian fintech Zafin and had been an Associate Principal at McKinsey & Company. Chris was educated in South Africa and holds an MBA from the University of Cape Town, and a Bachelor of Science (Honours) from Stellenbosch University. GROUP GENERAL COUNSEL Shannon joined Westpac in November 2021 and leads Westpac’s legal function globally. Shannon has nearly 30 years legal experience including with the Commonwealth Attorney General’s Department Corporations Law Simplification Unit, Mallesons Stephen Jaques (now King & Wood Mallesons) in Canberra, London and Sydney, including as head of the Sydney office, and as a senior partner of global corporate law firm Jones Day. Shannon is a member of the Business Law Executive of the Law Council of Australia, and the Advisory Committee to the Australian Law Reform Commission’s Review of the Legislative Framework for Corporations and Financial Services Regulation. Shannon has experience as a Non-executive Director, is a member of the AICD and Chief Executive Women, and is a Fellow of the Governance Institute of Australia. Shannon has a Bachelor of Arts (Hons) and Bachelor of Laws (Hons) from the Australian National University.

6611 Carolyn McCann BBus (Com), BA, GradDipAppFin, GAICD Age: 50 GROUP EXECUTIVE, Catherine McGrath LLB/BCom Age: 51 Anthony Miller LLB (Hons), BA Age: 52 Yianna Papanikolaou BSc(Hons), MBA Age: 45 CHIEF EXECUTIVE OFFICER CHIEF EXECUTIVE, CHIEF TRANSFORMATION CORPORATE SERVICES Carolyn was appointed as Westpac’s Group Executive, Corporate Services in March 2022, and is responsible for functions that partner with the business to deliver common services including Property, Procurement, Protective Services, HR Services, Finance Services, Corporate WESTPAC NEW ZEALAND Catherine was appointed Chief Executive Officer of Westpac New Zealand in November 2021. She has more than 25 years’ experience working in financial services, spanning business, operational and people leadership roles to which she has driven significant people, WESTPAC INSTITUTIONAL BANK Anthony joined Westpac Group as Chief Executive, Westpac Institutional Bank in October 2020. He has responsibility for Westpac’s global relationships with corporate, institutional and government clients, as well as all products across financial and capital OFFICER Yianna Papanikolaou joined Westpac Group as General Manager, Group Transformation in February 2022 and became Chief Transformation Officer in May 2022. She is responsible for leading the Group’s Transformation efforts to become a simpler, stronger bank, Reporting & Analytics, Sustainability, Corporate Affairs & Community and Transformation. Prior to this role Carolyn was Group Executive, Customer and Corporate Relations. Carolyn has more than 25 years’ experience in financial services. Carolyn joined Westpac in 2013, as General Manager, Corporate Affairs and Sustainability. Prior to joining Westpac, Carolyn spent 13 years at Insurance Australia Group in various positions, including Group General Manager, Corporate Affairs and Investor Relations. She began her career in consulting and has extensive in-house and consulting experience in financial services. Carolyn has a Bachelor of Arts from The University of Queensland, a Bachelor of Business from Queensland University of Technology, and a Graduate Diploma of Applied Finance and Investment from the Securities Institute of Australia. She has also completed Cambridge University’s Sustainability Business Management course. markets, transactional banking, structured finance and working capital payments. In addition, Anthony has responsibility for Westpac’s offices and branches in Asia, Europe and New York and Westpac’s branch in New Zealand. Before joining Westpac Group, Anthony was CEO of Australia and New Zealand and Co-Head of Investment Bank, Asia Pacific at Deutsche Bank from 2017. Prior to Deutsche Bank, Anthony was a partner at Goldman Sachs based in Hong Kong within the investment banking division and previously held a number of roles at Goldman Sachs in Australia and New Zealand having joined the organisation in 2001. Before joining Goldman Sachs, Anthony worked at Credit Suisse. Anthony holds a Bachelor of Law (Honours) from Queensland University of Technology, and Bachelor of Arts (Japanese Language, Modern Asian Studies) from Griffith University. and accountable for the Customer Outcomes and Risk Excellence (CORE) Program, and the Chief Control Office. Yianna has over 20 years of experience in the financial services industry, and has held executive roles and led large-scale transformations for major organisations across the globe. Before joining Westpac, she spent seven years at Deutsche Bank in the United Kingdom where she held several leadership positions, including Managing Director, Chief Transformation Office. Prior to this, she was at Royal Bank of Scotland, as Head of Strategy and Transformation for the Corporate Bank. She began her career in strategy and technology consulting. Yianna holds a Bachelor’s degree in Computer Science and Mathematics from Clark University and an MBA from The University of Manchester. structural, technology and strategic change. Prior to joining Westpac, Catherine led large-scale transformations at some of the world’s best known banks including Barclays Group and Lloyds TSB in the UK. This included various positions such as Head of Channels, Managing Director of Transaction Products and Payments, and Transaction Banking Director. Earlier in her career she worked at BNZ, ASB and the Prudential Group. Catherine was raised in New Zealand. She graduated from Canterbury University with a Bachelor of Law and a Bachelor of Commerce. WWEESSTTPPAACC GGRROOUUPP 22002222 AANNNNUUAALL RREEPPOORRTT SSTTRRAATTEEGGIICC RREEVVIIEEWW GGRROOUUPP PPEERRFFOORRMMAANNCCEE FFIINNAANNCCIIAALL SSTTAATTEEMMEENNTTSS SSHHAARREEHHOOLLDDEERR IINNFFOORRMMAATTIIOONN

6622 WWEESSTTPPAACC GGRROOUUPP 22002222 AANNNNUUAALL RREEPPOORRTT Christine Parker BGDipBus (HRM) Age: 62 Michael Rowland B.Comm, FCA Age: 61 Jason Yetton B.Comm (Finance & Mktg), GradDipAppFin Age: 51 CHIEF EXECUTIVE, SPECIALIST BUSINESSES Jason was appointed Chief Executive, Specialist Businesses in May 2020. He is responsible for Westpac’s Banking as a Service, Corporate and Business Development and the Strategic Reviews and potential divestments of the Group’s Specialist Businesses. Before joining Westpac Group, Jason was Chief Executive Officer NewCo, CBA, where he was appointed to lead the demerger of its wealth management and mortgage broking businesses. Prior to that, he was Chief Executive Officer and Managing Director, SocietyOne, an early financial services disrupter and consumer finance marketplace lender. Jason was previously with the Westpac Group for more than 20 years, holding a number of senior positions including Group Executive, Westpac Retail and Business Banking, and a range of senior executive positions in BT Financial Group. Jason holds a Bachelor of Commerce (Marketing and Finance) from the University of New South Wales and a Graduate Diploma in Applied Finance and Investment from the Securities Institute of Australia. Ryan Zanin CFA, FICB Age: 60 GROUP EXECUTIVE, HUMAN RESOURCES CHIEF FINANCIAL OFFICER Michael joined Westpac Group as Chief Financial Officer in September 2020. He is responsible for Westpac’s Finance, Group Audit, Investor Relations, Tax and Treasury functions. Before joining Westpac, Michael was a Partner in Management Consulting at KPMG. Before that he held a number of senior executive positions at ANZ from 1999 to 2013. This included CFO Institutional Banking, CFO Wealth, CFO New Zealand, CFO Personal Financial Services, and business leadership roles as CEO Pacific, Managing Director Mortgages and General Manager, Transformation. Michael commenced his career at KPMG, where he was promoted to become a Tax Partner in 1993. Michael holds a Bachelor of Commerce, from the University of Melbourne and a Graduate Diploma of Taxation Law from Monash University. He is a Fellow of the Institute of Chartered Accountants in Australia and New Zealand. CHIEF RISK OFFICER Ryan was appointed Chief Risk Officer in April 2022. Ryan is responsible for risk management across the Group, which includes credit risk, operational risk, financial crime, compliance and conduct. Ryan has over 30 years’ experience in financial services specialising in risk management. Prior to joining Westpac Group, Ryan was at Fannie Mae as Executive Vice President and Chief Risk Officer overseeing the company’s governance and strategy for global risk management. Prior to Fannie Mae Ryan held senior positions at GE Capital, Wells Fargo & Company and Deutsche Bank. Ryan has also been on the Board of Fannie Mae and General Electric Capital Corporation. A Canadian, Ryan began his career at the Bank of Montreal in Credit Services before taking on various roles across Citibank Canada and Bankers Trust Company. Ryan is a Chartered Financial Analyst and a Fellow of the Institute of Canadian Bankers. Christine was appointed to Westpac Group’s Executive Team in October 2011. Christine holds leadership responsibility for the Human Resources function across the Westpac Group. She is responsible for the Westpac Group’s human resources strategy and management, including reward and recognition, safety, learning and development, careers and talent, employee relations and employment policy. Christine is also responsible for the office of the Banking Executive Accountability Regime (BEAR) and supports the CEO and Board on culture and conduct. Since joining Westpac in 2007, Christine has held a variety of senior leadership roles including Group General Manager, Human Resources and General Manager, Human Resources for Westpac New Zealand Limited. Before joining Westpac, Christine held senior HR roles in a number of high-profile organisations and across a range of industries, including Carter Holt Harvey and Restaurant Brands New Zealand. Christine is currently Chair of the St.George Foundation, a member of Chief Executive Women and was previously a Director of Orygen Youth Mental Health Foundation, Women’s Community Shelters and member of the Veterans’ Employment Industry Advisory Committee.

6633 Tim Hartin LLB (Hons.) Age: 47 COMPANY SECRETARY Executive Team As at 30 September 2022 our Executive Team was: Tim was appointed Company Secretary in November 2011. Before that appointment, Tim was Head of Legal – Risk Management & Workouts, Counsel & Secretariat and prior to that, he was Counsel, Corporate Core. Before joining Westpac in 2006, Tim was a Consultant with Gilbert + Tobin, where he provided corporate advisory services to ASX-listed companies. Tim was previously a lawyer at Henderson Boyd Jackson W.S. in Scotland and in London in Herbert Smith’s corporate and corporate finance division. There are no family relationships between or among any of our Directors or Executive Team. WWEESSTTPPAACC GGRROOUUPP 22002222 AANNNNUUAALL RREEPPOORRTT SSTTRRAATTEEGGIICC RREEVVIIEEWW GGRROOUUPP PPEERRFFOORRMMAANNCCEE FFIINNAANNCCIIAALL SSTTAATTEEMMEENNTTSS SSHHAARREEHHOOLLDDEERR IINNFFOORRMMAATTIIOONN NAME POSITION YEAR JOINED GROUP YEAR APPOINTED TO POSITION Peter King Managing Director & Chief Executive Officer 1994 2020 Scott Collary Chief Executive, Customer Service & Technology 2020 2022 Chris de Bruin Chief Executive, Consumer & Business Banking 2021 2021 Shannon Finch Group General Counsel 2021 2021 Carolyn McCann Group Executive, Corporate Services 2013 2022 Catherine McGrath Chief Executive Officer, Westpac New Zealand 2021 2021 Anthony Miller Chief Executive, Westpac Institutional Bank 2020 2020 Yianna Papanikolaou Chief Transformation Officer 2022 2022 Christine Parker Group Executive, Human Resources 2007 2011 Michael Rowland Chief Financial Officer 2020 2020 Jason Yetton Chief Executive, Specialist Businesses 2020 2020 Ryan Zanin Chief Risk Officer 2022 2022

64 WESTPAC GROUP 2022 ANNUAL REPORT Directors’ report 3. Operating and financial review a) Principal activities The principal activities of the Group during the financial year ended 30 September 2022 were the provision of financial services including lending, deposit taking, payments services, investment platforms, superannuation and funds management, insurance services, leasing finance, general finance, interest rate risk management and foreign exchange services. During the period Westpac sold its Australian and New Zealand life insurance businesses and its auto finance and novated leasing businesses. The Group ceased to provide these services once the transactions completed. Other than these changes, there have been no significant changes in the nature of the principal activities of the Group during 2022. Through the year, the decrease in net interest margin was due to: • Lower spreads on mortgages and business lending reflecting intense competition; and Margin dilution from $48 billion increase in average liquid assets to meet the need for additional high quality liquid assets following the scheduled reduction of the Reserve Bank of Australia’s committed liquidity facility (CLF). Funding and holding liquid assets are more expensive than the cost of the CLF; partly offset by Increased deposit spreads which contributed 21 basis points to net interest margin; and Increase of $443 million on unrealised gains on fair value movements of non-hedge accounted economic hedges in 2022. • • • Non-interest income was $1,919 million lower compared to 2021. The decrease was predominantly due to: b) Operations and financial performance Net profit attributable to owners of Westpac Banking Corporation for 2022 was $5,694 million, an increase of $236 million or 4% compared to 2021. Basic earnings per share increased 7% as net profit after tax increased and the average share count reduced 3% following the $3.5 billion share buy-back. The increase in net profit was predominantly due to reduction in expenses, partly offset by lower non-interest income mainly from the loss on sale of Australian life insurance and higher credit impairment charges. Over recent years, Westpac has incurred certain items that have been called “notable items”. The net after tax reduction in net profit for these items was $1,292 million in 2022 compared to $1,601 million in 2021, $309 million lower and these include: • Lower other income reflecting the net loss on disposal of non-core businesses in 2022 mainly driven by the loss on the sale of our Australian life insurance business of $1,112 million. There was a net gain in 2021 of $188 million from non-core asset sales; Lower contribution from NZ life insurance and Australian life insurance businesses of $287 million following their sales in 2022 and the impact of unfavourable valuations; and Lower general and lenders mortgage insurance income by $185 million as these businesses were sold in 2021; partly offset by Lower remediation costs which were offset against revenue of $256 million. • • • • Provisions for estimated customer refunds, payments, associated costs and litigation; The write-down of assets and expenses from reducing our corporate and branch footprint; and The impact of asset sales and revaluations. Operating expenses were $2,509 million or 19% lower compared to 2021. The decrease was mainly due to: • • • Lower asset write-downs of $1,023 million; A reduction in depreciation and amortisation of assets of $450 million following write-downs in 2021; Reduced use of third-party services; Lower staff expenses of $168 million from lower FTE, partly offset by increased superannuation and higher restructuring costs; Lower separation costs associated with the sale of businesses; and Lower remediation costs of $296 million. • The following is a summary of the movements in major line items in net profit for 2022 compared to 2021. Net interest income increased by $303 million or 2% over 2022 with increased lending and deposits partly offset by a 13 basis point reduction in net interest margin. Average interest earning assets increased 8%, while spot lending increased 4% with growth in owner-occupied mortgages, small business, and institutional lending. Customer deposits increased 6% over the year, more than fully funding loan growth contributing to an increase in the customer deposit to loan ratio to 82.9%. All the decline in net interest margin was in the first half of the year from the impact of low interest rates and lending competition. While competition continued through the year, rising interest rates assisted in restoring margins in the second half of the year from improved returns on capital and low-rate deposits and increased deposit spreads. • • • • Credit impairment charges were $335 million in 2022, compared to a credit impairment benefit of $590 million in 2021. The charge in 2022 represented 5 basis points of gross loans and is still well below long-term historical averages. The charge in 2022 reflected: • Impact of higher inflation, interest rates rising and expectation of slowing economic activity; partly offset by Impact of further improvement in credit quality metrics through the year including a reduction in stressed exposures. •

65 Directors’ report The effective tax rate was 32.7% in 2022 and was above the corporate tax rate of 30% due to some non-deductible expenses including the loss on the sale of our Australian life insurance business. The effective tax rate was also high in 2021 due to non-deductible items including goodwill write-downs. A review of the operations of the Group and its segments and their results for the financial year ended 30 September 2022 is set out in Section 2 of the Annual Report under the sections ‘Review of Group operations’ (see pages 106 to 115) and ‘Segment reporting’ (see pages 116 to 133), which form part of this report. Further information about our financial position and financial results is included in the financial statements in Section 3 of this Annual Report (see pages 159 to 295), which form part of this report. • seeking to operate with a CET1 Capital Ratio of between 11.0% and 11.5% (operating capital range) in normal operating conditions as measured under APRA’s new capital framework from 1 January 2023 APRA announced on 1 September 2022 that it had removed the 10% add-on applied to the net cash outflows included in the calculation of our Liquidity Coverage Ratio following a review in 2020, the continued simplification of our business and operations: • • – completing the sale of: Westpac’s auto finance and novated leasing business; Westpac Life-NZ-Limited and Westpac Life Insurance Services Limited; and announcing the following transactions, which have not yet completed: transfer of the members and benefits of BT Funds Management Limited’s personal and corporate (non-platform) superannuation products via a successor fund transfer to Mercer Super Trust; and sale of Westpac’s Advance Asset Management business to Mercer (Australia) Pty Ltd. – c) Dividends Westpac has announced a final ordinary dividend of 64 cents per Westpac ordinary share, totalling approximately $2,241 million for the year ended 30 September 2022. The dividend will be fully franked and will be paid on 20 December 2022. An interim ordinary dividend for the current financial year of 61 cents per Westpac ordinary share for the half year ended 31 March 2022 totaling $2,136 million was paid as a fully franked dividend on 24 June 2022. 58 cents per Westpac ordinary share totalling to $2,127 million was paid as interim ordinary dividend in 2021. Further, in respect of the year ended 30 September 2021, a fully franked final dividend of 60 cents per ordinary share totalling $2,201 million was paid on 21 December 2021. For a discussion of these changes and other significant developments, please refer to ‘Significant developments’ in Section 1 of the Annual Report, which forms part of this report (see pages 97 to 101). The Directors are not aware of any matter or circumstance that has occurred since 30 September 2022 that has significantly affected or may significantly affect the operations of the Group, the results of these operations or the state of affairs of the Group in subsequent financial years. e) Business strategies, developments and expected results Our business strategies, prospects and likely major developments in the Group’s operations in future financial years and the expected results of those operations are discussed in the Strategic Review (see pages 2 to 55) and in ‘Significant developments’ in Section 1 of the Annual Report (see pages 97 to 101), which forms part of this report. Further information on our business strategies and prospects for the future financial years and likely developments in our operations and the expected results of operations have not been included in this report because the Directors believe it would be likely to result in unreasonable prejudice to us. d) Significant changes in state of affairs and events during and since the end of the 2022 financial year Significant changes in the state of affairs of the Group during the financial year ended 30 September 2022 were: • completing a $3.5 billion off-market share buy-back on 14 February 2022, with approximately 167.5 million Westpac shares, equating to approximately 4.6% of the shares on issue at that time, being bought back at the buy-back price of $20.90 per Westpac share making changes to the Group’s structure and executive team as part of initiatives to simplify the Group’s operations and improve accountability as outlined in the Remuneration Report (see pages 74 to 94) ongoing implementation of the CORE Program, which is delivering the Integrated Plan required by the 2020 enforceable undertaking with APRA in relation to our risk governance remediation, and supporting the strengthening of our risk governance, accountability and culture • f) Risks to our financial performance, position and our operations Our financial position, our future financial results, our operations and the success of our strategy are subject to a range of risks. These risks are set out and discussed in Section 2 of this Annual Report under the section ‘Risk factors’, which forms part of this report (see pages 134 to 145). • WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

66 WESTPAC GROUP 2022 ANNUAL REPORT

Directors' report

4. Directors' interests

a) Directors' interests in securities

The following particulars for each Director are set out in the Remuneration Report in Section 10 of the Directors' report for the year ended 30 September 2022 and in the table below:

- their relevant interests in our shares or the shares of any of our related bodies corporate;
- their relevant interests in debentures of, or interests in, a registered scheme made available by us or any of our related bodies corporate;
- their rights or options over shares in, debentures of, or interests in, any registered scheme made available by us or any of our related bodies corporate; and
- any contracts:
  - to which the Director is a party or under which they are entitled to a benefit; and
  - that confer a right to call for or deliver shares in, debentures of, or interests in, a registered scheme made available by us or any of our related bodies corporate.

Directors' interests in Westpac and related bodies corporate as at 6 November 2022

	Number of Relevant Interests in Westpac Ordinary Shares	Number of Westpac Share Rights
Westpac Banking Corporation		
Current Directors		
John McFarlane	45,000	-
Peter King	172,038[1]	415,883[2]
Nerida Caesar	13,583[3]	-
Audette Exel	10,898	-
Michael Hawker	32,432	-
Chris Lynch	13,090[4]	-
Peter Marriott	22,110	-
Peter Nash	15,260	-
Nora Scheinkestel	9,709	
Margaret Seale	10,438[5]	-
Former Directors		
Craig Dunn	15,009[6]	-
Steven Harker	11,605[7]	-

1. Peter King's interest in Westpac ordinary shares includes 20,076 restricted shares held under the Restricted Share Plan.
2. Share rights issued under the Long Term Variable Reward Plan.
3. As at 30 September 2022, Nerida Caesar's related parties also hold the following interests in registered schemes made available by certain related bodies corporate of Westpac in their capacity as the responsible entity of the registered schemes (a) 211,487.9616 units in PIMCO Wholesale Plus Global Bond Fund and (b) 72,135.84 units in Fidelity Wholesale Plus Australian Equities Fund.
4. Chris Lynch and his related bodies corporate also hold relevant interests in 1,137 Westpac Capital Notes 5 (ASX: WBCPH).
5. Margaret Seale and her related bodies corporate also hold relevant interests in 100 Westpac Capital Notes 7 (ASX: WBCPJ).
6. Figure displayed is as at Craig Dunn's retirement date of 15 December 2021.
7. Figure displayed is as at Steven Harker's retirement date of 26 October 2021.

Note: Certain subsidiaries of Westpac offer a range of registered schemes. The Directors from time to time invest in these schemes and are required to provide a statement to the ASX when any of their interests in these schemes change. ASIC has exempted each Director from the obligation to notify the ASX of a relevant interest in a security that is an interest in BT Cash Management Trust (ARSN 087 531 539), BT Premium Cash Fund (ARSN 089 299 730), Westpac Cash Management Trust (ARSN 088 187 928) or Advance Cash Multi-Blend Fund (ARSN 094 113 050).

67 Directors’ report b) Indemnities and insurance Under the Westpac Constitution, unless it is forbidden or would be made void by statute, we indemnify any person who is or has been a Director or Company Secretary of Westpac and of each of our related bodies corporate (except related bodies corporate listed on a recognised stock exchange), any person who is or has been an employee of Westpac or our subsidiaries (except subsidiaries listed on a recognised stock exchange), and any person who is or has been acting as a responsible manager under the terms of an Australian Financial Services Licence of any of Westpac’s wholly-owned subsidiaries against every liability (other than a liability for legal costs) incurred by each such person in their capacity as director, company secretary, employee or responsible manager, as the case may be; and all legal costs incurred in defending or resisting (or otherwise in connection with) proceedings, whether civil or criminal or of an administrative or investigatory nature, in which the person becomes involved because of that capacity. Each of the Directors named in this Directors’ report and the Company Secretary of Westpac has the benefit of this indemnity. Consistent with shareholder approval at the 2000 Annual General Meeting, Westpac has entered into a Deed of Access and Indemnity with each of the Directors, which includes indemnification in identical terms to that provided in the Westpac Constitution. Westpac also executed a deed poll in September 2009 providing indemnification equivalent to that provided under the Westpac Constitution to individuals who are or have been acting as: Under the September 2009 deed poll, Westpac also agrees to provide directors’ and officers’ liability insurance to Directors of Westpac and Directors of Westpac’s wholly-owned subsidiaries (except wholly-owned subsidiaries listed on a recognised stock exchange). For the year ended 30 September 2022, the Group has insurance cover which, in certain circumstances, will provide reimbursement for amounts which we have to pay under the indemnities set out above. That cover is subject to the terms and conditions of the relevant insurance, including but not limited to the limit of indemnity provided by the insurance. The insurance policies prohibit disclosure of the premium payable and the nature of the liabilities covered. c) Share rights outstanding As at the date of this report there are 3,647,748 share rights outstanding in relation to Westpac ordinary shares, held by 93 holders. The latest dates for exercise of the share rights range between 17 December 2024 and 1 January 2037. Holders of outstanding share rights in relation to Westpac ordinary shares do not have any rights under the share rights to participate in any share issue or interest of Westpac or any other body corporate. d) Proceedings on behalf of Westpac No application has been made and no proceedings have been brought or intervened in, on behalf of Westpac under section 237 of the Corporations Act. • statutory officers (other than as a director) of Westpac; directors and other statutory officers of wholly-owned subsidiaries of Westpac; and directors and statutory officers of other nominated companies as approved by Westpac in accordance with the terms of the deed poll and Westpac’s Contractual Indemnity Policy. • • Some employees of Westpac’s related bodies corporate and responsible managers of Westpac and its related bodies corporate are also currently covered by a deed poll that was executed in November 2004, which is on similar terms to the September 2009 deed poll. The Westpac Constitution also permits us, to the extent permitted by law, to pay or agree to pay premiums for contracts insuring any person who is or has been a Director or Company Secretary of Westpac or any of its related bodies corporate against liability incurred by that person in that capacity, including a liability for legal costs, unless: •we are forbidden by statute to pay or agree to pay the premium; or •the contract would, if we paid the premium, be made void by statute. WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

68 WESTPAC GROUP 2022 ANNUAL REPORT Directors’ report 5. Environmental disclosure The Westpac Group’s environmental framework is made up of: 6. Human rights disclosure Westpac’s overall approach to human rights is set out in our Human Rights Position Statement and 2023 Action Plan. This lays out the principles and actions that guide our approach and commitment to respecting human rights in our role as a financial services provider, lender, purchaser of goods and services, employer, and supporter of communities. For example, our Responsible Sourcing Program, including the Responsible Sourcing Code of Conduct and risk assessment methodology is the primary framework for identifying and addressing human rights risk in our supply chain. The Group is subject to the Commonwealth of Australia’s Modern Slavery Act 2018 (Cth) and the United Kingdom’s Transparency in Supply Chains provisions under the Modern Slavery Act 2015. As required under the Australian and UK legislation, Westpac publishes an annual statement to disclose the actions taken by the Group to assess and address modern slavery risks within our operations and supply chain. Westpac published its statement for the 2021 financial year in March 2022. • our Sustainability Strategy, which includes our climate change and environmental targets; our Sustainability Risk Management Framework; our Climate Change Position Statement and Action Plan; our positions on certain sensitive sectors; our Responsible Sourcing Code of Conduct and Responsible Sourcing Program; and public reporting of our environmental performance. • • • • • We participate in a number of voluntary initiatives including the Global Reporting Initiative (GRI), the Sustainability Accounting Standards Board (SASB), the Equator Principles, the Principles for Responsible Banking, the Net-Zero Banking Alliance, the United Nations Global Compact, the RE100, the Taskforce on Nature-related Financial Disclosures (TFND) and the Australian Government Climate Active Carbon Neutral Standard for Organisations. We also review our performance against a number of Environmental, Social and Governance (ESG) benchmarks, including Sustainalytics, MSCI ESG and ISS. We report our climate disclosures based on the recommendations of the Taskforce on Climate-Related Financial Disclosures (TCFD). The National Greenhouse and Energy Reporting Act 2007 (NGER) came into effect in September 2007. The Group reports on greenhouse gas emissions, energy consumption and production under the NGER for the period 1 July through 30 June each year. Our operations are not materially affected by any other significant environmental regulation under any law of the Commonwealth of Australia or of any State or Territory of Australia. We may, however, become subject to environmental regulation as a result of our lending activities in the ordinary course of business and we have policies in place to ensure that this potential risk is addressed as part of our normal processes. We are not aware of the Group incurring any material liability (including for rectification costs) under any environmental legislation. Westpac’s sustainability disclosures are available in the Strategic Review in Section 1 of this Annual Report (see pages 34 to 43), and in our Sustainability Supplement. Additional information about our environmental performance, including information on our climate change approach, details of our greenhouse gas emissions profile and environmental footprint, and progress against our environmental targets and carbon neutral certification are available on our website at https://www.westpac.com.au/about-westpac/ sustainability/. 7. Rounding of amounts Westpac is an entity to which ASIC Corporations Instrument 2016/191 dated 24 March 2016, relating to the rounding of amounts in directors’ reports and financial reports, applies. Pursuant to this Instrument, amounts in this Directors’ report and the accompanying financial report have been rounded to the nearest million dollars, unless indicated to the contrary. 8. Political engagement In line with Westpac policy, no cash donations were made to political parties during the financial year ended 30 September 2022. In Australia, political expenditure for the financial year ended 30 September 2022 was $194,842.64. This relates to payment for participation in legitimate political engagement activities where they were assessed to be of direct business relevance to Westpac. Such activities include business observer programs attached to annual party conferences, policy dialogue forums and other political engagement activities, such as speeches and events with industry participants. In New Zealand, political expenditure for the financial year ended 30 September 2022 was nil.

69

WESTPAC GROUP 2022 ANNUAL REPORT

STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

Directors' report

9. Directors' meetings

The Westpac Banking Corporation Board met 12 times during the year ended 30 September 2022. In addition, Directors attended Board strategy sessions and special purpose committee meetings during the year.

The following table includes:

- Names of the Directors that held office at any time during, or since the end of, the financial year.
- The number of scheduled and unscheduled Board and Board Committee meetings held during the financial year that each Director, as a member of the Board or Board Committee, was eligible to attend, and the number of meetings attended by each Director.

The table excludes the attendance of those Directors who attended the Board Committee meetings of which they are not a member.

	Scheduled meetings		Unscheduled meetings[3]		Risk		Legal, Regulatory & Compliance[4]		Audit		Remuneration		Nominations & Governance		Technology[5]	
	Held[1]	Attended[2]	Held[1]	Attended[2]	Held[1]	Attended[2]	Held[1]	Attended[2]	Held[1]	Attended[2]	Held[1]	Attended[2]	Held[1]	Attended[2]	Held[1]	Attended[2]
Director																
John McFarlane[6]	9	9	3	3	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	5	5	n/a	n/a
Peter King	9	9	3	3	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Nerida Caesar[7]	9	9	3	3	n/a	n/a	8	8	n/a	n/a	n/a	n/a	n/a	n/a	4	4
Audette Exel[8]	9	9	3	3	8	8	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	4	4
Michael Hawker[9]	9	9	3	3	7	7	3	3	n/a	n/a	n/a	n/a	2	2	4	4
Chris Lynch[10]	9	9	3	3	1	1	n/a	n/a	4	4	7	7	n/a	n/a	n/a	n/a
Peter Marriott[11]	9	9	3	3	8	8	8	8	4	4	n/a	n/a	2	2	4	4
Peter Nash[12]	9	9	3	3	8	8	3	3	4	4	n/a	n/a	5	5	n/a	n/a
Nora Scheinkestel[13]	9	9	3	3	8	8	n/a	n/a	n/a	n/a	9	9	n/a	n/a	n/a	n/a
Margaret Seale[14]	9	9	3	3	8	8	8	8	n/a	n/a	9	9	5	5	n/a	n/a
Former Director																
Craig Dunn[15]	2	2	2	2	1	1	n/a	n/a	n/a	n/a	3	3	2	2	n/a	n/a
Steven Harker[16]	n/a	n/a	1	0	n/a	n/a	1	1	n/a	n/a	1	1	n/a	n/a	n/a	n/a

1. The number of scheduled meetings held during the time the Director was a member of the Board or Board Committee.
2. The number of scheduled Board or Committee meetings that the Director attended as a member.
3. Out of cycle meetings normally called for a special purpose that do not form part of the Board's forward agenda.
4. The Board Legal, Regulatory and Compliance Committee was recombined with the Board Risk Committee on 12 August 2022.
5. The Board Technology Committee was dissolved on 12 August 2022, with its responsibilities assumed by the Board Risk Committee and the Board.
6. Chairman of the Board and Chairman of the Board Nominations & Governance Committee.
7. Retired as a member of the Board Legal, Regulatory and Compliance Committee and Board Technology Committee on 12 August 2022.
8. Member of the Board Risk Committee. Retired as a member of the Board Technology Committee on 12 August 2022.
9. Appointed as a member of the Board Risk Committee on 1 December 2021. Retired as a member of the Board Nominations & Governance Committee and the Board Legal, Regulatory & Compliance Committee on 1 December 2021 and retired as Chairman of the Board Technology Committee on 12 August 2022.
10. Member of the Board Audit Committee. Appointed as a member of the Board Remuneration Committee on 1 December 2021. Retired as a member of the Board Risk Committee on 1 December 2021.
11. Chairman of the Board Risk Committee and member of the Board Audit Committee. Retired as a member of the Board Nominations & Governance Committee on 1 December 2021 and the Board Legal, Regulatory & Compliance Committee and Board Technology Committee on 12 August 2022.
12. Chairman of the Board Audit Committee and member of the Board Risk Committee and Board Nominations & Governance Committee. Retired as a member of the Board Legal, Regulatory & Compliance Committee on 1 December 2021.
13. Member of the Board Risk Committee and Board Remuneration Committee. Appointed as Chairman of the Board Remuneration Committee following the completion of the 2021 Annual General Meeting.
14. Member of the Board Risk Committee, Board Nominations & Governance Committee and Board Remuneration Committee. Retired as Chairman of the Board Legal, Regulatory & Compliance Committee on 12 August 2022.
15. Retired as a Director following the completion of the 2021 Annual General Meeting.
16. Retired as a Director on 26 October 2021.

70 WESTPAC GROUP 2022 ANNUAL REPORT Directors’ report 10. Remuneration Report Letter from the Chair of the Board Remuneration Committee Dear shareholders, 2022 has been significant for Westpac. We have made good progress on our strategic priorities, lifted our core earnings and returned over $7.8 billion to shareholders via dividends and a share buy-back. We have strengthened our position by resolving outstanding regulatory issues, exiting non-core businesses, reducing costs and streamlining our organisation. However, we have not achieved everything we set out to do and we still lag peers on some important performance measures, in particular total shareholder return (TSR). These are reflected in both short term variable reward (STVR) outcomes and long term variable reward (LTVR) outcomes for the CEO and Group Executives. At the 2021 Annual General Meeting, just over 30% of the votes cast by shareholders were against the 2021 Remuneration Report which meant we incurred a first strike. In response, the Board Remuneration Committee has focused on: 1. Understanding the reasons for the first strike and responding to feedback; 2. Assessing remuneration outcomes for the 2022 financial year; 3. Assessing remuneration changes for Directors and Group Executives; 4. Pay equity; and 5. Considering future changes to remuneration that meet the expectations of shareholders, executives and regulators. 1. First strike The strike against the adoption of the Remuneration Report was a serious message for the Board from shareholders. As the new Chair of the Board Remuneration Committee, I have spoken to many shareholders and their advisers to understand their concerns and where we could do better. Those that voted against could not reconcile the results of our performance with remuneration outcomes and felt that remuneration did not align to their experience as shareholders. We have therefore enhanced our disclosures, expanded commentary and improved our transparency. We have worked hard to deliver on the objectives of our remuneration strategy – to align executive and shareholder experience while also providing the motivation that variable award is designed to deliver and to honour our contractual obligations to our people. This is still less than what his two predecessors were paid. The CEO's 2022 STVR has been determined at 78% of his target opportunity or 52% of his maximum opportunity and reflects the Board's assessment of the Group STVR Scorecard. The LTVR again did not vest in 2022 given neither the TSR hurdle nor the ROE hurdle were met. We understand that shareholders remain disappointed in our TSR – as does the Board – but alignment is delivered by the LTVR not vesting for the CEO or Group Executives for seven consecutive years. Group performance assessment We have made meaningful progress on the Fix, Simplify and Perform strategic priorities which we set two years ago and which form the basis of the Group STVR Scorecard. Half of the Group STVR Scorecard is weighted to Perform and the other half is weighted to Fix and Simplify. The Board and the executive team firmly believe that the Fix and Simplify aspects of our strategic priorities are fundamental to enabling us to deliver on the Perform objective, and, in turn, deliver sustainable returns for shareholders. Accordingly, the Board considers it appropriate to recognise progress against these priorities in the determination of the Group STVR outcome. We also have formal STVR Scorecard modifiers that take into account risk and reputation and people management and we introduced environmental, social and governance considerations this year. The Board did not feel 2. Remuneration outcomes Last year, our CEO received fixed remuneration of $2.40 million and STVR of $1.68 million, representing 70% of his target opportunity and 47% of his maximum opportunity. The CEO's LTVR, which comprises 40% of his target package, did not vest in 2021 as we failed to meet the TSR and return on equity (ROE) hurdles reflecting the Board's stretch targets and the Group's underperformance in recent years. This year, our CEO's fixed remuneration was increased by 4% as a result of benchmarking against his peers, which was foreshadowed in last year’s Remuneration Report.

71 Directors’ report that any matters necessitated changes to the Group STVR Scorecard outcome, although there were upward adjustments for two Group Executives and a downward adjustment to one other Group Executive. The Board believes the Group STVR outcome of 78% of target or 52% of maximum appropriately reflects the progress made against our strategic priorities of Fix, Simplify and Perform, including improved financial performance, as set out below. growth and a reduction in expenses. The strength of the balance sheet was also retained, enabling us to conduct a share buy-back and increase dividends. Business lending was strong but mortgage growth and service targets were not met. Customer satisfaction has improved but our net promoter scores remain below those of peers and we have not delivered the improvement planned. We have continued to drive the Group’s cultural change through our culture reset program which has delivered good progress over the year. The Organisational Health Index score of 75 was a strong result given the significant organisational change earlier in the year. Further detail on performance against all measures of the Scorecard is set out in Section 3.5. 4. Pay equity We are committed to combining workforce flexibility with pay equity. Westpac’s pay principles are to pay employees fairly and competitively against the external market, based on capability and experience. We have finalised voting on our new Australian 2023 Enterprise Agreement with two thirds of employees, who voted, voting yes. The new Enterprise Agreement provides employees with competitive fixed pay increases in 2023 and 2024, while also providing employees a pre-tax one-off payment of $1,000 to help with the current cost of living pressures. Refer to the following page for a summary of our Enterprise Agreement arrangements. We also continue our commitment to gender pay equity. While there is a difference in aggregate at some levels, our aim continues to be that there is no difference in pay equity for people in similar roles across the organisation. Over 2020 and 2021, aside from our annual remuneration review processes, we adjusted salaries for 759 female employees to address pay equity. Our policy continues to be to take prompt remedial action if we become aware of a pay gap in like for like work. Earlier this year, we removed pay confidentiality clauses from employee contracts, with a goal of improving pay transparency and building trust around pay. Fix Within Fix, our major program to lift our management of risk and risk culture, titled Customer Outcomes and Risk Excellence (CORE), is on track. We improved our management of risk and risk culture, as evidenced by targeted risk questions in our employee surveys and we closed out seven significant historical regulatory matters with ASIC. We have also made progress on our financial crime capability, halved the number of outstanding high rated issues and closed out 14 major customer remediations. While new incidents have emerged, they are fewer in number and of lower severity. However, we remain vigilant and have more to do. 3. Remuneration changes for Directors and Group Executives Board fees We reviewed the Board’s fees relative to market and investor expectations. As a result, we reduced the Chairman’s base fee from $913,999 to $850,000. Reductions were also made to fees for Committee Chairs and all other Non-executive Directors. In addition, in keeping with our simplification objectives and mirroring changes in executive responsibilities, we rationalised two Board Committees. As a result, the total cost of the Board will reduce by 10.5% on an annualised basis. Total target remuneration changes In addition to the CEO's total target remuneration increase for 2022, the Board determined increases for two other executives. Further detail is contained in the report. Minimum shareholding requirements We revised the executive minimum shareholding requirements to remove unvested LTVR from the calculation of shareholdings, noting that sale restrictions apply if requirements are not met. As committed last year, the CEO has not sold any shares this year. We also increased the Chairman’s minimum shareholding requirement from one times the Non-executive Director fee to one times the Chairman’s fee, in line with peers. Simplify Within Simplify, we have announced the sale of nine out of eleven businesses identified for divestment and we have completed the sale of six major divestments. We have consolidated or closed a number of overseas offices and in Australia, we finalised organisational and management changes to streamline our operations and bring bankers and relevant support functions closer to the customer. We have simplified the business by eliminating a further 181 products and over 5 million customers regularly use our online services. While we have launched our digital mortgage, we have not increased our digital sales as a proportion of total sales as planned. Specifically, the broader digitisation of the mortgage lending process is not yet where we want it. 5. Future direction of remuneration Our executive remuneration structure for 2023 is unchanged. We will continue to review our executive remuneration structure and market developments to ensure we remain competitive with peers. We believe we are well placed to implement any necessary changes from 1 October 2023 in line with APRA's new Prudential Standard CPS 511 Remuneration. We will consult with stakeholders around any proposed material changes. On behalf of the Board, I encourage you to read the report in full and we welcome your feedback. Perform Within Perform, both cash earnings and core earnings (excluding notable items) were higher than targets, including from better Nora Scheinkestel CHAIR, BOARD REMUNERATION COMMITTEE WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

72 WESTPAC GROUP 2022 ANNUAL REPORT Directors’ report Remuneration outcomes and highlights for 2022 Rewarding performance in 2022 Differentiating for performance The 2022 Group STVR Scorecard outcome of 78% of target or 52% of maximum opportunity (up from 47% of maximum in 2021) recognises progress against our strategic priorities. There are a range of financial and non-financial measures used to determine STVR. The CEO's average STVR outcome since appointment is 33% of maximum opportunity. The CEO's STVR was cancelled in 2020 as part of collective accountability for the AUSTRAC matters. 25% to 60% of maximum STVR We are building a culture of excellence and performance. Competitive remuneration is required to attract the talent needed to deliver on our strategic priorities. The average Group Executive 2022 STVR outcome was 79% of target or 53% of maximum opportunity, with outcomes ranging from 25% to 60% of maximum. We focused on driving individual accountability through specific measures in each of the Group Executive STVR Scorecards designed to uplift overall performance. STVR outcomes reflect progress against these measures. Two Group Executives received upward adjustments using the STVR Scorecard modifier for risk and reputation and environmental, social and governance considerations. One Group Executive received a downward adjustment to their STVR outcome as a result of risk related matters. 10,000 100% 8,000 80% 6,000 60% 4,000 40% 2,000 20% 0 0% 2020 Cash earnings ($m) Cash earnings excluding notable items ($m) Core earnings excluding notable items ($m) 2021 2022 CEO STVR outcome (% of target) CEO STVR outcome (% of maximum) Alignment with shareholders The 2019 LTVR lapsed in full for the seventh consecutive year reflecting the underperformance of relative TSR and ROE in recent years. 14% 12% 10% 8% 6% 4% 2% 0% 100% 80% 60% 40% 20% 0% -20% -40% -60% 80% 60% 40% 20% 0% 2018 2019 2020 2021 2022 Oct 17 Oct 18Oct 19Oct 20 Oct 21 Oct 22 Westpac Peer 1 Peer 2 Peer 3 Cash return on equity (%) LTVR award (% vested) Reinforcing risk behaviours A balanced offer for our people We believe that recognising and rewarding positive risk behaviours and outcomes is as important as applying consequences for poor risk behaviour. 313 employees received an increased variable reward outcome for delivering exceptional risk outcomes. There were 1,026 referrable code of conduct breaches for employees based in Australia in 2022, of which 158 employees exited the business and 868 employees were subject to formal disciplinary outcomes. Our new Australian 2023 Enterprise Agreement (EA) provides competitive pay for eligible employees in 2023 and 2024, simpler terms and conditions and enhanced benefits. An increase of 4% on 1 January 2023 for eligible employees who earn up to $94,446 (Tier 1) – the largest group covered by the EA pay increases. Plus a $1,000 one off cash payment for most employees as part of helping with cost of living pressures. This equates to a total benefit of 5.4% for employees earning $70,000. Over 2015 to 2021, we increased fixed pay for Tier 1 employees by 19.75% while inflation over the same period was 10.9%. Cash return on equity Earnings ($m) LTVR award (% vested) CEO STVR outcome Total shareholder return

73 Directors’ report Supporting organisational change In 2022, we implemented further changes designed to help simplify the bank, improve accountability and reduce our cost base. Key initiatives included: 3. Streamlining Board Committees The Board reviewed its Committee structure and made the following changes: 1. Lines of Business, bringing bankers and support functions closer to the customer We implemented changes designed to reduce our cost base, create a smaller more focused head office and reduce the size of corporate functions. We have further embedded the Lines of Business model which means a single leader has end-to-end accountability for a customer need, such as mortgages or business lending. Changes in Customer Services & Technology were made to shift support functions to be closer to the customers they serve. Services not directly facing the customer were consolidated to enable greater focus on service excellence and efficiency. The Corporate Services Division was created to realise the benefits of scale across common processes. Carolyn McCann (Group Executive, Corporate Services) was appointed to the new role. Her total target remuneration was increased by 13% to reflect the additional scope and accountability of her expanded role. • The Board Legal, Regulatory and Compliance Committee was combined with the Board Risk Committee which mirrors the changes in executive responsibilities described previously. The Board Technology Committee was dissolved and the agenda will be addressed by the full Board as the Board considers technology to be core to strategy. • In addition, fees were benchmarked and it was decided that reductions were appropriate. The Chairman's fee has been reduced from $913,999 to $850,000. Non-executive Director base fees and Committee Chair fees were also reduced. Details are set out in Section 6.2. The total cost of the Board as a result of the changes will be reduced by 10.5% on an annualised basis. Other decisions to support our business 2. Restructuring the Risk Division Progress on our financial crime program and strengthening our risk management allowed us to consolidate financial crime and compliance back within the Risk Division. As a result, the roles of Chief Risk Officer and Group Executive, Financial Crime, Compliance & Conduct were combined. Ryan Zanin was appointed Chief Risk Officer. His appointment arrangements are as follows: CEO, Westpac New Zealand Catherine McGrath was appointed Chief Executive Officer, Westpac New Zealand. Her appointment arrangements are as follows: • Total target remuneration of NZ$3.65 million comprised of 26% fixed remuneration, 26% STVR and 48% LTVR. Pro rata 2022 LTVR grant. • • Total target remuneration of $5.26 million¹ comprised of 32% fixed remuneration, 24% STVR and 44% LTVR. Pro rata 2022 LTVR grant. Buy out award2 comprising cash components totalling $1.05 million. Relocation benefits of $0.25 million. Aligning with market benchmarks • • As referenced in the 2021 Report, a total target remuneration increase of 4% for 2022 was approved for Michael Rowland (Chief Financial Officer) following a market review. • David Stephen (former Chief Risk Officer) and Les Vance (former Group Executive, Financial Crime, Compliance & Conduct) received contractual entitlements³ in line with retrenchment. Their unvested equity remains on foot and they were eligible for 2022 STVR on a pro rata basis. 1. 2. Includes the increase to the superannuation guarantee rate from 10.0% to 10.5% effective 1 July 2022. Provided to compensate external hires for remuneration foregone from their previous employer upon resignation to join Westpac. Awards reflect the vesting profile at the previous employer and are subject to continued service and adjustment. Refer to Section 5.4 for an overview of employment agreements including termination provisions. 3. WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

74 WESTPAC GROUP 2022 ANNUAL REPORT Directors’ report Remuneration Report Contents 1. Key Management Personnel75 2. Summary of the 2022 76 executive remuneration framework 3. 2022 remuneration outcomes and 78 alignment to performance 4. Further detail on the executive variable 83 reward structure 5. Remuneration governance 85 6. Non-executive Director remuneration 87 7. Statutory remuneration details88

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FINANCIAL STATEMENTS
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1. Key Management Personnel

The remuneration of KMP is disclosed in this Report. Disclosures related to former KMP that ceased in 2021 are included in the 2021 Annual Report.

KMP is defined as those persons having authority and responsibility for planning, directing and controlling the activities of an entity, directly or indirectly, including any director (whether executive or otherwise) of that entity.

Name	Position	Term as KMP
Managing Director & Chief Executive Officer		
Peter King	Managing Director & Chief Executive Officer	Full Year
Group Executives[1]		
Scott Collary[2]	Group Executive, Customer Services & Technology	Full Year
Chris de Bruin	Chief Executive, Consumer & Business Banking	Full Year
Carolyn McCann[3]	Group Executive, Corporate Services	Full Year
Catherine McGrath	Chief Executive Officer, Westpac New Zealand	Commenced on 15 November 2021
Anthony Miller	Chief Executive, Westpac Institutional Bank	Full Year
Christine Parker	Group Executive, Human Resources	Full Year
Michael Rowland	Chief Financial Officer	Full Year
Jason Yetton[4]	Chief Executive, Specialist Businesses	Full Year
Ryan Zanin[5]	Chief Risk Officer	Commenced on 19 April 2022
Former Group Executives		
Simon Power	Acting Chief Executive Officer, Westpac New Zealand	Ceased on 14 November 2021
David Stephen	Chief Risk Officer	Ceased on 28 April 2022
Les Vance	Group Executive, Financial Crime, Compliance & Conduct	Ceased on 28 April 2022
Current Non-executive Directors		
John McFarlane	Chairman	Full Year
Nerida Caesar	Director	Full Year
Audette Exel AO	Director	Full Year
Michael Hawker AM	Director	Full Year
Chris Lynch	Director	Full Year
Peter Marriott	Director	Full Year
Peter Nash	Director	Full Year
Nora Scheinkestel	Director	Full Year
Margaret Seale	Director	Full Year
Former Non-executive Directors		
Craig Dunn	Director	Retired on 15 December 2021 following completion of the 2021 Annual General Meeting
Steven Harker	Director	Retired on 26 October 2021

1. References to Group Executives in this Report refer to Group Executives who are in KMP roles.
2. Scott Collary's title was changed from Chief Operating Officer to Group Executive, Customer Services & Technology on 1 March 2022. Scott's total target remuneration was not changed.
3. Carolyn McCann's title was changed from Group Executive, Customer & Corporate Relations to Group Executive, Corporate Services on 3 February 2022.
4. Jason Yetton's title was changed from Chief Executive, Specialist Businesses & Group Strategy to Chief Executive, Specialist Businesses on 8 November 2021. Jason's total target remuneration was not changed.
5. Ryan Zanin commenced as a Group Executive on 19 April 2022 and assumed responsibility as Chief Risk Officer on 29 April 2022. This role combined the Chief Risk Officer and the Group Executive, Financial Crime, Compliance & Conduct roles that were previously held by David Stephen and Les Vance, respectively, both of whom ceased on 28 April 2022.

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2. Summary of the 2022 executive remuneration framework

Our purpose and strategy are supported by our remuneration strategy, principles and frameworks.

Westpac's purpose and strategy

Westpac's purpose is to help Australians and New Zealanders succeed. Our strategy seeks to deliver on our purpose by building deep and enduring customer relationships, being a leader in the community, being a place where the best people want to work and, in so doing, delivering sustainable returns for shareholders.

In delivering our strategy, we have three priorities that help guide our activities:

- Fix;
- Simplify; and
- Perform.

Remuneration strategy

Westpac's remuneration strategy is designed to attract and retain talented employees by rewarding them for achieving high performance and delivering superior long-term results for our customers and shareholders, while adhering to sound risk management and governance principles.

Remuneration principles

The remuneration strategy is underpinned by the following principles:

- align remuneration with customer and shareholder interests;
- support an appropriate risk culture and employee conduct;
- differentiate pay for behaviour and performance in line with our strategy and purpose;
- provide market competitive and fair remuneration;
- enable recruitment and retention of talented employees;
- provide the ability to risk-adjust remuneration; and
- be simple, flexible and transparent.

Executive remuneration framework

Fixed remuneration	STVR	LTVR
Purpose		
Attract and retain high quality executives through market competitive and fair remuneration.	Ensure a portion of remuneration is variable, at-risk and linked to the delivery of agreed targets for financial and non-financial measures that support Westpac's strategic priorities. The STVR outcome can range from 0% to 100% of target depending on performance relative to targets agreed at the beginning of the year, or exceed 100% (up to a maximum of 150% of target) when exceptional performance is achieved.	Align executive accountability and remuneration with the long-term interests of shareholders by rewarding the delivery of sustained Group performance over the long term.
Delivery		
Comprises cash salary, salary sacrificed items and superannuation contributions.	Awarded in cash (50%) and restricted shares[1] (50%) based on an assessment of performance over the preceding year. Restricted shares vest in equal portions after one and two years subject to continued service and adjustment.	Awarded in performance share rights which vest after four years subject to the achievement of a relative TSR performance hurdle, continued service and adjustment.
Alignment to performance		
Set with reference to market benchmarks in the financial services industry in Australia and globally as well as the size, responsibilities and complexity of the role, and the skills and experience of the executive. Individual performance impacts fixed remuneration adjustments.	Performance is assessed using a scorecard comprising: • a values and behaviours assessment against Westpac's values; • financial and non-financial measures linked to Westpac's key strategic priorities; and • a modifier to support the adjustment of the outcome, upwards or downwards (including to zero), for risk and reputation, people management, environmental, social and governance considerations and any other matters as determined by the Board.	Performance is assessed against relative TSR which is a comparative measure of Westpac's performance (measured over four years) relative to a group of Australian financial services companies.
Alignment to shareholders		
Minimum shareholding requirements[2] equivalent to five times annual fixed remuneration excluding superannuation for the CEO and $1.2 million for Group Executives. These requirements must be satisfied within five years of appointment.	Half of the STVR award is deferred into equity for a period of up to two years to support alignment with shareholders over the medium term.	The LTVR is delivered in equity and the relative TSR performance hurdle is aligned to long-term shareholder returns and value creation.

1. The Group Executive outside of Australia receives deferred STVR as unhurdled share rights.
2. Revised minimum shareholding requirements are effective from 1 October 2022. Refer to Section 5.2 for further detail.

77 Directors’ report 2.1. Risk Westpac’s remuneration arrangements are designed and managed to support effective risk management, the generation of appropriate risk-based returns and the risk profile associated with our businesses which incorporate products with varying complexity and maturity profiles. • Remuneration outcomes: The performance of the Group and each Division is reviewed and measured with reference to how risk is managed in line with Westpac’s Risk Appetite Statement and the results influence remuneration outcomes. The key risks that are considered include strategic risk, risk culture, operational risk, compliance and conduct, financial crime, cyber risk, reputational and sustainability risk, capital adequacy, funding and liquidity risk, credit risk and market risk. In addition, STVR outcomes are influenced by relevant risk-related matters through the Board’s application of the Scorecard modifier, which is informed by risk and compliance input independent of the business or functional area. Variable reward pool: The Board determines the size of the variable reward pool each year. This is based on the Group’s performance for the year and the variable reward opportunity across the workforce and a discretionary overlay to reflect quality of performance and/or exceptional circumstances. Non-financial measures are reflected in both the Group’s performance and the overlay, which includes talent retention and market competitiveness considerations. Mandatory risk and compliance requirements: Individuals are only eligible to receive a fixed remuneration increase, STVR and LTVR where an individual has satisfied minimum requirement gates which require that behaviours are in line with Westpac’s values and code of conduct and that the individual has met the risk and compliance requirements for their role and business. Remuneration adjustments for prior period matters: The Board may adjust all forms of unvested deferred variable reward downward, including to zero, for matters arising from a prior period if circumstances or information come to light which mean that in the Board’s view all or part of the award was not appropriate. Having decided that a downward adjustment is appropriate and determined the amount of any adjustment, typically the Board will first apply that adjustment against the STVR for the current performance period. In instances where an adjustment to current year STVR is insufficient or unavailable, the Board may apply the adjustment to unvested deferred variable reward. Clawback provides an additional mechanism to recover vested deferred variable reward in certain limited circumstances for awards made in respect of performance periods commencing on or after 1 October 2019. It is the Board’s current intention that clawback will only be considered for relevant conduct that occurred on or after 1 October 2019. • • • 2.2. 2022 target remuneration mix1 Chief Executive Ofcer Group Executives2 26% fixed remuneration 30% fixed remuneration 40% LTVR 48% LTVR 13% STVR (cash component) 15% STVR (cash component) 15% STVR (deferred component) 13% STVR (deferred component) 1. Based on target STVR and LTVR (face value). Variation in the target remuneration mix by individual may apply. 2. Excludes Control Function Group Executives with a target remuneration mix generally comprised of 32% fixed remuneration, 24% STVR and 44% LTVR. This applies to the Group Executive, Corporate Services, the Group Executive, Human Resources, the Chief Financial Officer and the Chief Risk Officer. 2.3. Timeline of potential remuneration 2026 Date eligible for vesting Date paid Date granted WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION 2022 2023 2024 2025 Fixed remuneration Cash STVR award (50%) Deferred STVR award (25%) Deferred STVR award (25%) LTVR award subject to relative TSR performance (100%) – measured over 4 years

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3. 2022 remuneration outcomes and alignment to performance

3.1. Snapshot of 2022 remuneration outcomes

2022 STVR

The CEO's 2022 STVR outcome based on the Group STVR Scorecard was 78% of target or 52% of the maximum opportunity.

The average 2022 STVR outcome for Group Executives based on their individual STVR Scorecards was 79% of target or 53% of the maximum opportunity, with outcomes ranging from 25% to 60% of maximum. The average outcome for 2022 was up from the 2021 average of 48% of maximum.

Further detail on performance and individual outcomes is set out in Section 3.5 (2022 Group STVR Scorecard) and Section 3.6 (Variable reward awarded for 2022).

2019 LTVR

There is a zero vesting outcome under Westpac's LTVR plan for the CEO and Group Executives in 2022. The performance hurdles, comprising relative TSR and cash ROE[1], were not achieved and the 2019 LTVR award lapsed in full reflecting the stretch targets.

The table below shows the vesting outcome for the 2019 LTVR awarded to the CEO and Group Executives that reached the end of its performance period in 2022.

Performance hurdle	Performance start date	Test date	Performance range: Threshold	Performance range: Maximum	Outcome	% Vested	% Lapsed
TSR (50% of award)	1 October 2018	1 October 2022	Equal to composite TSR index	Exceeds composite TSR index[2] by 21.55 (i.e. 5% CAGR[3])	Westpac: -11.08% Index: 8.23%	0%	100%
ROE (50% of award)	1 October 2018	1 October 2021[4]	13.00%	14.00%	7.31%	0%	100%

1. Cash ROE is return on equity on a cash earnings basis. Cash earnings is not prepared in accordance with Australian accounting standards and has not been subject to audit. Refer to Note 2 to the Financial Statements for a description of cash earnings.
2. The composite TSR index is comprised of a group of 10 companies with more weight placed on the three other major Australian banks.
3. Compound annual growth rate.
4. The cash ROE hurdled performance share rights reached the end of their performance period on 30 September 2021 and were subject to an additional one year holding lock through to 30 September 2022.

3.2. Group performance

The table below summarises Group key performance indicators and variable reward outcomes over the last five years.

	Years ended 30 September 2022	2021	2020	2019	2018
CEO STVR outcome (% of maximum)	52%	47%	0%	0%	52%
CEO STVR outcome (% of target)	78%	70%	0%	0%	78%
Average Group Executive STVR outcome (% of maximum)	53%	48%	0%	37%	58%
Average Group Executive STVR outcome (% of target)	79%	73%	0%	56%	87%
LTVR outcome (% vested)	0%	0%	0%	0%	0%
Cash earnings[1] ($m)	5,276	5,352	2,608	6,849	8,065
Cash earnings (excluding notable items) ($m)	6,568	6,953	5,227	7,979	8,346
Net profit attributable to owners of WBC ($m)	5,694	5,458	2,290	6,784	8,095
TSR - three years	(15.92%)	1.18%	(35.43%)	15.33%	8.27%
TSR - five years	(13.82%)	10.34%	(27.87%)	14.58%	25.67%
Dividends per Westpac share (cents)	125	118	31	174	188
Cash earnings per Westpac share[1]	$1.48	$1.46	$0.73	$1.98	$2.36
Share price - high	$26.44	$27.12	$29.81	$30.05	$33.68
Share price - low	$18.80	$16.51	$13.47	$23.30	$27.24
Share price - close	$20.64	$26.00	$16.84	$29.64	$27.93

1. Cash earnings is not prepared in accordance with Australian accounting standards and has not been subject to audit. Refer to Note 2 to the Financial Statements for a description of cash earnings.

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STRATEGIC REVIEW
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FINANCIAL STATEMENTS
SHAREHOLDER INFORMATION

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3.3. Total realised remuneration – Chief Executive Officer and Group Executives

The table below details the actual remuneration paid[1] and equity that vested[2] in 2022 and 2021. This table is not prepared in accordance with Australian accounting standards.

Name	Fixed remuneration $	Cash STVR payments $	Vesting of prior year deferred STVR awards $	Vesting of prior year LTVR awards $	Total realised remuneration $	Prior year LTVR lapsed $
Managing Director & Chief Executive Officer						
Peter King, Managing Director & Chief Executive Officer						
2022	2,505,037	975,000	419,839	-	3,899,876	1,925,747
2021	2,403,149	840,000	169,680	-	3,412,829	2,043,148
Group Executives						
Scott Collary, Group Executive, Customer Services & Technology						
2022	1,233,073	520,500	222,174	-	1,975,747	-
2021	1,123,350	444,500	-	-	1,567,850	-
Chris de Bruin, Chief Executive, Consumer & Business Banking						
2022	1,308,568	546,000	233,676	-	2,088,244	-
2021	941,648	467,500	-	-	1,409,148	-
Carolyn McCann, Group Executive, Corporate Services						
2022	975,916	324,500	142,456	-	1,442,872	1,043,742
2021	901,181	285,000	101,083	-	1,287,264	318,535
Catherine McGrath, Chief Executive Officer, Westpac New Zealand[3]						
2022	799,221	318,974	-	-	1,118,195	-
2021	Not a KMP in 2021					
Anthony Miller, Chief Executive, Westpac Institutional Bank						
2022	1,182,743	416,500	195,929	-	1,795,172	-
2021	1,122,518	392,000	-	-	1,514,518	-
Christine Parker, Group Executive, Human Resources						
2022	1,006,590	356,000	159,939	-	1,522,529	1,534,558
2021	1,001,312	320,000	163,708	-	1,485,020	1,628,097
Michael Rowland, Chief Financial Officer						
2022	1,262,539	394,500	202,433	-	1,859,472	-
2021	1,201,574	405,000	-	-	1,606,574	-
Jason Yetton, Chief Executive, Specialist Businesses						
2022	1,182,743	527,500	308,396	-	2,018,639	-
2021	1,177,574	617,000	-	-	1,794,574	-
Ryan Zanin, Chief Risk Officer[3]						
2022	767,034	228,000	-	-	995,034	-
2021	Not a KMP in 2021					
Former Group Executives						
Simon Power, Acting Chief Executive Officer, Westpac New Zealand[3]						
2022	89,601	-	42,975	-	132,576	-
2021	200,897	82,066	-	-	282,963	-
David Stephen, Chief Risk Officer[3]						
2022	1,039,884	148,500	219,414	-	1,407,798	1,904,124
2021	1,802,362	439,000	242,181	-	2,483,543	4,788,645
Les Vance, Group Executive, Financial Crime, Compliance & Conduct[3]						
2022	577,713	158,500	139,194	-	875,407	-
2021	959,331	278,500	-	-	1,237,831	-

1. Excluding contractual provisions relating to termination.
2. Equity that vested in October 2022 is included in the 2022 figures. Equity that vested in October 2021 is included in the 2021 figures. The value of deferred STVR and LTVR is based on the number of restricted shares or share rights multiplied by the five day volume weighted average price (VWAP) up to and including the scheduled date of vesting, forfeiture or lapse (as relevant). The value of equity differs from the disclosure in Section 7.
3. The information relates to the period the individual was a KMP. Refer to Section 1 for further details.

3.4. Buy out awards paid or vested during 2022

In addition, the following buy out awards were paid or vested under the restricted share plan during the year:

- Chris de Bruin had 10,834 restricted shares vest in April 2022;
- Anthony Miller had deferred cash payments of $246,160 and $685,060 made in February 2022 and March 2022 respectively, 12,772 restricted shares vest in February 2022 and 31,900 restricted shares vest in March 2022; and
- David Stephen had 6,552 restricted shares vest in March 2022.

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3.5. 2022 Group STVR Scorecard

The Group's priorities are set out in the Group Scorecard, which forms part of the CEO's Scorecard. Common elements appear in Group Executive Scorecards together with individual objectives reflecting Divisional measures. The weighting of the Fix strategic priority across all Scorecards was agreed with APRA.

A summary of the performance assessment is provided below and is designed to be read over two pages. Individual measures have been assessed against a 'Threshold', 'Target' and 'Stretch' rating scale as outlined in the key. Each strategic priority has also been assessed in totality using the same key.

Key: Threshold 50-75%, Target 75-100%, Stretch 100-125%

Strategic priority	Measure	Outcome (Threshold)	Outcome (Target)	Outcome (Stretch)	Commentary
Fix (30%)	*Deliver our CORE program*	n/a	100%	n/a	100% of design activities complete, 87% implemented and 32% of embed activities completed.
	Improve risk management measures	3	3.5	4	Enterprise Risk Management rating improved from 'Needs Improvement' (3.33) to 'Effective' (3.62).
Simplify (20%)	*Exit non-core businesses*	6	7	7+	6 major divestments completed.
	Address complexity for our customers by reducing products	51	122	172	181 products closed which met stretch performance.
	Transform using digital and data to improve the customer experience	% of digital sales and digitally active customers			The number of 30 day digitally active customers was at stretch however the proportion of digitally initiated sales was at threshold.
Perform (50%)	*Enhance returns and optimise capital:* • *Cash earnings (excluding notable items)*	-5%	$6.36bn	+5%	$6.57bn which was above target.
	• *Core earnings (excluding notable items)*	-5%	$9.58bn	+5%	$9.73bn which was above target.
	• *Return on tangible equity (excluding notable items)*	-5%	10.3%	+5%	10.6% which was above target.
	• *Cost base target for 2022 (excluding notable items)*	+2%	$9.98bn	-2%	$10.17bn which was at threshold performance.
	Growth in core markets: • *Australian mortgages*	0.8x	1x	>1x	Growth was below threshold at 0.5x major bank system growth.
	• *Australian business lending*	0.8x	1x	>1.1x	Growth was at stretch at 1.1x major bank system growth.
	Customer service: • *Net promoter scores*	Close the gap to major banks			Consumer and Business net promoter scores did not close the gap to major bank average and were below threshold.
	• *Mortgage first party time-to-right*	10	8	<7	Mortgage first party time-to-right improved and met stretch performance at 6.4 days.
	• *Business lending time-to-decision*	12	10	<8	Business lending time-to-decision did not meet threshold and was at 14.9 days.
	People, capability and culture including risk culture	74	75	76	Organisational Health Index score met the target of 75 (up from 74).

81 Directors’ report Performance assessment The CORE program is on track as confirmed by Promontory’s seventh report. We halved the number of outstanding high rated issues. Financial crime capability continues to mature with upgrades to systems and the control environment. We closed out seven significant historical matters with ASIC and 14 major customer remediation programs. The liquidity matter with APRA was resolved and the liquidity overlay was removed. Sufficient progress was achieved with RBNZ to reduce the overlay to approximately 7% for Westpac New Zealand. In contrast to last year when a number of major risk incidents arose, 2022 has seen fewer and lower severity incidents than last year. Risk culture measures as tested through organisation wide surveys have shown improvements. Overall, while these measures demonstrate progress, we still have room to improve and this been reflected in the overall outcome. We assessed the Fix priority at 82.5% of target and 55% of maximum, compared to 60% of target last year. Three further sales were completed in 2022 and we signed agreements for the divestment of BT Super and Advance Asset Management. All steps required to close the Hong Kong, Shanghai and Beijing branches were completed and we await regulatory approval. Following the successful roll out of the Westpac App to iOS (2021) and Android (2022), we achieved a stretch outcome with over 5 million 30 day digitally active customers (being those customers with at least 1 successful digital log in, in the last 30 days). The proportion of digitally initiated sales only achieved threshold given a higher number of customers continued to attend branches. We will continue to invest in digital initiatives. Overall, we are becoming a simpler bank with a more focused portfolio which reduces risk and improves the cost base for the organisation. We assessed the Simplify priority at 80% of target and 53% of maximum, compared to 85% of target last year. Financials: Cash earnings and core earnings (excluding notable items) were higher than targets. Notable items totalled $1.29bn of which the largest item was associated with the sale of Life Insurance at $1.1bn. The loss was announced to the market last year and considered at the time of setting targets. The sale of the Life Insurance business was a strategic decision supported by the Board and its finalisation added 17 basis points to the Group's CET1 capital ratio. Core earnings, which reflects the underlying business before impairment charges were up 6% over the year. Excluding notable items and the impact of sold businesses, core earnings were up 8%. The strength of the balance sheet was also retained, enabling us to conduct a share buy-back and increase dividends. Return on tangible equity was above target reflecting earnings. The cost to income ratio was reduced from 63% to 55%. Performance against the cost base target was only at threshold as risk and regulatory compliance costs, particularly in New Zealand, were higher than planned. Growth: Australian business and institutional lending was strong (up 15%) but mortgage growth targets were not met. Customer service: Over the year we delivered important digital capability, including improvements to our Westpac mobile app. Consumer net promoter scores saw some improvement however this was not enough to close the gap to our competitors. Business saw a deterioration in net promoter scores and we have made further changes to improve customer outcomes. Mortgage first party time-to-right has improved through increasing operational capacity and simplifying policy and processes. Business lending time-to-decision has improved but we did not meet our target, due to increased application volumes, deal complexity and compliance related changes. Organisational Health Index: We have continued to drive the Group’s cultural transformation through our culture reset program which has delivered good progress over the year. The Organisational Health Index score of 75 (up from 74 last year) was a strong result given the significant organisational changes earlier in the year. Overall, earnings were higher than targets, costs were at threshold and we delivered good progress on our cultural transformation. However, we had mixed performance on growth in core markets and we did not close the gap on customer service. We assessed the Perform priority at 75% of target and 50% of maximum, compared to 70% of target last year. Modifier: The STVR Scorecard modifier takes into account risk and reputation, people management and environmental, social and governance considerations. This year, the Board noted progress in these areas however, it felt that this did not necessitate changes to the overall outcome. No adjustment at the Group level¹ 1. Two Group Executives received upward adjustments using the STVR Scorecard modifier for risk and reputation and environmental, social and governance considerations. One Group Executive received a downward adjustment to their STVR outcome as a result of risk related matters. WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION Adjusted Group Scorecard performance assessment 78% of target 52% of maximum Overall Group Scorecard performance assessment 78% of target 52% of maximum

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3.6. Variable reward awarded for 2022

The table below shows the variable reward awarded to the CEO and Group Executives for 2022, including:

- STVR outcomes for 2022 (including the cash and deferred equity components); and
- equity granted under the 2022 LTVR plan. The 2019 LTVR did not vest in 2022. The 2022 LTVR grants shown at face value in the table below will be tested on 1 October 2025.

The final value of equity received will depend on the share price at the time of vesting and the number of restricted shares or share rights that vest subject to performance hurdles (where applicable), continued service and remuneration adjustments.

The value of equity differs from the disclosure in Section 7 which provides the annualised accounting value for unvested equity awards prepared in accordance with Australian accounting standards.

	2022 STVR award						2022 LTVR award
Name	Target STVR opportunity (pro rata) ($)	Maximum STVR opportunity (pro rata) ($)	STVR outcome (% of target)	STVR outcome (% of maximum)	STVR outcome[1] ($)	Maximum STVR foregone ($)	Face value[2] (pro rata) ($)
Managing Director & Chief Executive Officer							
Peter King	2,500,000	3,750,000	78%	52%	1,950,000	1,800,000	3,250,000
Group Executives							
Scott Collary							
Group Executive, Customer Services & Technology	1,225,000	1,837,500	85%	57%	1,041,000	796,500	2,250,000
Chris de Bruin							
Chief Executive, Consumer & Business Banking	1,300,000	1,950,000	84%	56%	1,092,000	858,000	2,400,000
Carolyn McCann							
Group Executive, Corporate Services	729,178	1,093,767	89%	59%	649,000	444,767	1,335,205
Catherine McGrath[3]							
Chief Executive Officer, Westpac New Zealand	769,045	1,153,568	83%	55%	637,948	515,620	1,416,456
Anthony Miller							
Chief Executive, Westpac Institutional Bank	1,175,000	1,762,500	71%	47%	833,000	929,500	2,150,000
Christine Parker							
Group Executive, Human Resources	800,000	1,200,000	89%	59%	712,000	488,000	1,562,000
Michael Rowland							
Chief Financial Officer	950,000	1,425,000	83%	55%	789,000	636,000	1,740,000
Jason Yetton							
Chief Executive, Specialist Businesses	1,175,000	1,762,500	90%	60%	1,055,000	707,500	2,150,000
Ryan Zanin[3]							
Chief Risk Officer	569,589	854,384	80%	53%	456,000	398,384	1,044,247
Former Group Executives							
Simon Power[3]							
Acting Chief Executive Officer, Westpac New Zealand	92,765	139,147	-	-	-	139,147	-
David Stephen[3]							
Chief Risk Officer	776,712	1,165,068	38%	25%	297,000	868,068	2,559,375
Les Vance[3]							
Group Executive, Financial Crime, Compliance & Conduct	428,630	642,945	74%	49%	317,000	325,945	1,355,000
Average Group Executive STVR outcome			**79%**	**53%**			

1. Two Group Executives received upward adjustments using the STVR Scorecard modifier for risk and reputation and environmental, social and governance considerations. One Group Executive received a downward adjustment to their STVR outcome as a result of risk related matters.
2. Calculated by multiplying the number of rights by the five day VWAP up to the commencement of the performance period. The five day VWAP was $25.51 for awards made in December 2021, March 2022 and May 2022.
3. The information relates to the period the individual was a KMP. Refer to Section 1 for further details.

83 Directors’ report 4. Further detail on the executive variable reward structure This section provides further details of the 2022 STVR and LTVR plans. 4.1. Short term variable reward The table below sets out the key design features of the 2022 STVR plan. Short term variable reward plan 50% of STVR is awarded in cash and 50% is deferred into equity in the form of restricted shares (or unhurdled share rights for the Group Executive based outside of Australia). One restricted share provides the holder with one ordinary share at no cost subject to trading restrictions until the time of vesting. One unhurdled share right entitles the holder to one ordinary share at the time of vesting with no exercise cost. Dividends are paid on restricted shares from the grant date. Plan structure Target and maximum opportunity The target opportunity for the CEO and Group Executives is expressed as a percentage of fixed remuneration. The target opportunity is set by the Board following recommendation from the Board Remuneration Committee which considers a range of factors including market competitiveness and the nature of the role. 0% 100% 150% Remuneration at-risk Westpac’s STVR is designed to award the target opportunity on delivery of agreed targets for financial and non-financial measures that support Westpac’s strategic priorities. It is possible for the outcome to fall below the target amount, and attract some reward for threshold performance, depending on performance relative to targets agreed at the beginning of the year. Reward for exceptional performance There is the possibility to award up to a maximum of 150% of the STVR target in circumstances where exceptional outcomes are achieved that are also in line with the Group’s risk appetite and where an individual has acted in a manner that exemplifies the encouraged behaviours. STVR awards are determined based on performance against a scorecard which is designed to align with shareholder interests by setting stretching measures and seeks to ensure that our customers’ and employees’ needs are met and appropriate risk settings are maintained. The STVR Scorecard is split into three sections: Performance measures • Values and behaviours assessment: Consideration of the degree to which individuals have demonstrated Westpac's values of 'Helpful, Ethical, Leading change, Performing and Simple'; Focus areas: Performance is assessed against financial and non-financial measures that are imperative to supporting the effective execution of Westpac’s strategy; and Modifier: The Board and Board Remuneration Committee recognise that performance measures may not always appropriately reflect overall performance of the Group. The modifier supports adjustment of the outcome, upwards or downwards (including to zero), for risk and reputation, people management, environmental, social and governance considerations and any other matters that the Board feels are not fully reflected in the focus areas. • • Further information on the 2022 Group STVR Scorecard is provided in Section 3.5. Deferred STVR awards recognise past performance and are subject to continued service and adjustment. 50% of STVR is deferred into equity for a period of up to two years, which aligns executive remuneration with shareholder interests and acts as a retention mechanism. The deferral period also allows the Board to apply discretion to reduce deferred components where necessary. Deferred STVR vests in equal portions after one and two years, subject to continued service and adjustment. Deferral period Delayed vesting The Board has discretion (subject to law) to delay vesting of equity-based awards if the individual is under investigation for misconduct, the subject of, or implicated in legal or regulatory proceedings, if the Board is considering an adjustment or if otherwise required by law. The Board has discretion to adjust current year STVR. The Board may also adjust unvested deferred STVR downwards, including to zero, if circumstances or information come to light which mean that in the Board’s view all or part of the award was not appropriate. The Board will typically apply the adjustment to unvested STVR where an adjustment to current year STVR is considered insufficient or unavailable. Clawback applies, to the extent legally permissible and practicable, to deferred STVR awarded in respect of performance periods commencing on or after 1 October 2019 for up to seven years from the date of grant. Clawback may occur in circumstances of serious or gross misconduct, fraud, bribery, severe reputational damage, and any other deliberate, reckless or unlawful conduct that may have a serious adverse impact on Westpac, its customers or its people which has resulted in dismissal or the Board considers at its discretion would have justified the dismissal of the relevant executive or where otherwise required by law. It is the Board’s current intention that clawback will only be considered for relevant conduct that occurred on or after 1 October 2019. Remuneration adjustments for prior period matters Changes for 2023 There are no changes to STVR for 2023. WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION Target STVR Maximum STVR

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4.2. Long term variable reward

The table below sets out the key design features of the 2022 LTVR plan awarded in December 2021.

Long term variable reward plan

Plan structure	LTVR is awarded in performance share rights which vest after four years subject to the achievement of performance hurdles, continued service and adjustment. One performance share right entitles the holder to one ordinary share at the time of vesting with no exercise cost. Dividends are not accumulated on performance share rights.
Award opportunity	The value of LTVR awarded to the CEO and Group Executives is expressed as a percentage of fixed remuneration. The value of LTVR is set by the Board following recommendation from the Board Remuneration Committee which considers a range of factors including market competitiveness and the nature of the role. The face value of the LTVR opportunity for the CEO for 2022 is 129% of fixed remuneration[1], and the face value of LTVR opportunities for the Group Executives range between 137% and 184% of fixed remuneration[1].
Allocation methodology	The number of performance share rights each executive receives will be determined by dividing the dollar value of the LTVR award by the face value of performance share rights. The face value is the five day VWAP up to the commencement of the performance period (which is 1 October 2021 for the 2022 LTVR grant).
Performance hurdle	LTVR is subject to a relative TSR performance hurdle that aims to achieve long term growth in shareholder value and support alignment between executive reward and shareholder interests. Relative TSR is a measure of the total return delivered to shareholders over the performance period assuming dividends are reinvested, relative to that of peers. The performance hurdle measures Westpac's TSR performance against eight Australian financial services companies using a percentile ranking vesting schedule as outlined below. **Westpac's TSR performance** — **Indicative vesting percentage** At the 75th percentile or higher — 100% Between the median and the 75th percentile — Pro-rata vesting between 50% and 100% At the median — 50% Below the median — 0% The comparator group of companies comprise: AMP Limited, Australia & New Zealand Banking Group Limited, Bank of Queensland Limited, Bendigo and Adelaide Bank Limited, Commonwealth Bank of Australia, Macquarie Group Limited, National Australia Bank Limited and Suncorp Group Limited.
Assessment of performance outcomes	The relative TSR result is calculated independently to ensure external objectivity before being provided to the Board to determine the vesting outcome. The Board may exercise discretion in determining the final vesting outcome, for example where relative TSR performance hurdles have been met but the absolute TSR outcome is negative. Performance share rights subject to relative TSR performance will be tested against the performance hurdle on 1 October 2025.
No re-testing	There is no re-testing. Awards that have not vested after the measurement period lapse immediately.
Early vesting	Unvested awards may vest before a test date if the executive is no longer employed by the Group due to death or disability (subject to law) or a change in control. Other than a change in control, vesting is generally not subject to the performance hurdles being met.
Delayed vesting	The Board has discretion (subject to law) to delay vesting of equity-based awards if the individual is under investigation for misconduct, or the subject of or implicated in legal or regulatory proceedings, if the Board is considering an adjustment or if otherwise required by law.
Treatment of awards on cessation of employment	The Board has the discretion to determine the treatment of unvested performance share rights where the CEO or a Group Executive resigns, retires or otherwise leaves the Group before vesting occurs. The Board may choose to accelerate the vesting of performance share rights or leave the awards on foot for the remainder of the performance period. In exercising its discretion, the Board will consider relevant circumstances including those relating to the departure. The Board also has the ability to adjust the number of performance share rights downwards (including to zero) in the event of misconduct resulting in significant financial and/or reputational impact to the Group and in other circumstances considered appropriate. Where an executive acts fraudulently or dishonestly, or is in material breach of their obligations under the relevant equity plan, unexercised performance share rights (whether vested or unvested) will be forfeited unless the Board determines otherwise.
Remuneration adjustments for prior period matters	The Board has discretion to adjust LTVR which is awarded on a prospective basis. The Board may adjust unvested LTVR downwards, including to zero, if circumstances or information come to light which mean that in the Board's view all or part of the award was not appropriate. The Board will typically apply the adjustment to unvested LTVR where an adjustment to current and deferred STVR is considered insufficient or unavailable. The Board may also determine to apply clawback to LTVR which has previously vested. Clawback applies, to the extent legally permissible and practicable, to deferred LTVR awarded in respect of performance periods commencing on or after 1 October 2019 for up to seven years from the date of grant. Clawback may occur in circumstances of serious or gross misconduct, fraud, bribery, severe reputational damage, and any other deliberate, reckless or unlawful conduct that may have a serious adverse impact on Westpac, its customers or its people which has resulted in dismissal or the Board considers at its discretion would have justified the dismissal of the relevant executive or where otherwise required by law. It is the Board's current intention that clawback will only be considered for relevant conduct that occurred on or after 1 October 2019.
Changes for 2023	There are no changes to LTVR for 2023.

Other LTVR awards currently on foot	Test date	Performance hurdles	Further detail
2020 LTVR award	1 October 2023	Relative TSR performance against a weighted composite index of 10 comparator companies (100%)	Refer to the 2020 Annual Report
2021 LTVR award	1 October 2024	Relative TSR performance using a percentile ranking vesting schedule against eight comparator companies (100%)	Refer to the 2021 Annual Report

1. Includes the increase to the superannuation guarantee rate from 10.0% to 10.5% effective 1 July 2022.

85 Directors’ report 5. Remuneration governance 5.1. Group Remuneration Policy and governance The Group Remuneration Policy sets out the mandatory requirements to be reflected in the design and management of remuneration arrangements across Westpac. We aim to attract and retained talent employees, by rewarding them for achieving high performance and delivering superior long term results for customers and shareholders. The policy supports Westpac’s purpose by requiring the design and management of remuneration to align with stakeholder interests, support long term financial soundness and encourage prudent risk management. The policy is supported by an established governance structure, plans and frameworks. Oversight Committee which in turn considers consistency of 1. The Board Charter was updated effective 12 August 2022. 2. The Board Remuneration Committee Charter was updated effective 12 August 2022. Amendments were made to the Board Remuneration Committee Charter and the Board Charter to align with CPS 511 requirements while allowing for current practice in relation to approval of remuneration for individuals under CPS/SPS 510 to continue while applicable. WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION Board The Board provides strategic guidance for the Group and has oversight of management’s implementation of Westpac’s strategic initiatives. The Board has accountability for reviewing and approving remuneration for select groups of employees. Without limiting its role, the Board approves (following recommendation from the Board Remuneration Committee where applicable): • corporate goals and objectives relevant to the remuneration of the CEO; •the size of the variable reward pool; • adjustments to variable remuneration in accordance with the Group Remuneration Policy; and • remuneration arrangements and variable remuneration outcomes and adjustments in accordance with the Group Remuneration Policy for the CEO, Group Executives, any other employees who are accountable persons under the Banking Executive Accountability Regime, any other person specified by APRA and any other person the Board determines. The Board has the discretion to defer, adjust or withdraw aggregate and individual variable reward. Further detail is contained in the Board and Committee Charters which are available on Westpac’s website¹. Board Remuneration Committee The Board Remuneration Committee assists the Board to discharge its responsibilities by overseeing the design, operation and monitoring of the remuneration framework of Westpac and its related bodies corporate. It also oversees the general remuneration practices across the Group in the context that these practices fairly and responsibly reward individuals engaged by the Group having regard to performance and the remuneration framework and that policies of the Group are aligned to Westpac’s risk management framework and legal and prudential requirements. The Board Remuneration Committee reviews and makes recommendations to the Board in relation to: •the remuneration framework as articulated in the Group Remuneration Policy; • remuneration arrangements and variable remuneration outcomes and adjustments in accordance with the Group Remuneration Policy for the individuals and groups outlined above in the description of the Board's role; •the remuneration arrangements and outcomes of employees of the Westpac Group in accordance with the Group Remuneration Policy; • corporate goals and objectives relevant to the remuneration of the CEO; and •the design and terms of any equity-based plans including plan rules and any applicable performance hurdles. In carrying out its duties, the Board Remuneration Committee accesses internal personnel (including risk and financial control personnel) and engages external advisers who are independent of management. The current members of the Board Remuneration Committee are independent Non-executive Directors. Further detail is contained in the Board Remuneration Committee Charter which is available on Westpac’s website². Interaction with other Board Committees Management remuneration oversight Members of the Board Remuneration Committee are members of either the Board Risk Committee, the Board Audit Committee or the Board Nominations & Governance Committee. The cross membership of those Committees supports alignment between risk and reward. The Board Remuneration Committee seeks feedback from and considers matters raised by other Board Committees with respect to remuneration outcomes, adjustments to remuneration in light of relevant matters and alignment of remuneration with the risk management framework. The Chairs of the Board Risk Committee and the Board Audit Committee report periodically to the Board Remuneration Committee. Divisions consider areas of risk and consider potential implications for remuneration. Divisions provide information to the Group Remuneration remuneration across the Group and provides information to the Board Remuneration Committee and Board for review and decision making as appropriate. Remuneration consultants In 2022, the Board retained an independent adviser to provide specialist information on executive remuneration and other remuneration matters. The services were provided directly to the Board Remuneration Committee independent of management. The Chair of the Board Remuneration Committee oversees the engagement and associated costs. Work undertaken by the independent adviser included the provision of information relating to the benchmarking of Non-executive Director, CEO and Group Executive remuneration. In 2022, no remuneration recommendations, as prescribed under the Corporations Act 2001 (Cth) (Corporations Act) were made by Board advisers.

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5.2. Executive minimum shareholding requirements and current compliance

The CEO and Group Executives are required to build and maintain a significant Westpac shareholding within five years of their appointment to strengthen alignment with shareholder interests.

At 30 September 2022, the CEO and Group Executives comply with or are on track to meet the requirements.

The minimum shareholding requirements were reviewed this year in light of market practice and to ensure that shareholder alignment is supported. Effective from 1 October 2022, the requirements have been revised as set out below.

Aspect of the requirements	Previous requirements to 30 September 2022	Revised requirements from 1 October 2022
Calculation of shareholdings	Unvested performance share rights (including LTVR) are valued at 50% in the calculation of shareholdings.	Unvested performance share rights (including LTVR) will no longer be included in the calculation of shareholdings.
Requirement level	CEO: Five times fixed remuneration excluding superannuation. Group Executives: $1.2 million.	CEO: Two times fixed remuneration including superannuation. Group Executives: One times fixed remuneration including superannuation.
Sale restrictions	LTVR grants from 2022 onwards are only able to be sold to meet tax obligations, until the minimum shareholding requirement is met.	Executives are restricted from selling vested equity, other than for the purpose of meeting tax obligations, as follows: • For LTVR awards from 2022 onwards, until the required shareholding level is met; and • For STVR awards, where the required shareholding level is not met at the end of the accumulation period.
Accumulation period	Within five years of appointment to their role.	Within five years of 1 October 2022 (i.e. by 1 October 2027), or appointment to their role, whichever is later. The Board Remuneration Committee retains discretion to make adjustments in exceptional circumstances.

The calculation of other shareholdings remains unchanged. This includes recognising:

- shares held in an employee share plan (including deferred STVR);
- shares held outright in the individual's name either solely or jointly with another person; and
- shares held in a family trust or a self-managed superannuation fund.

5.3. Hedging policy

Participants in Westpac's equity plans are prohibited from entering, either directly or indirectly, into hedging arrangements for unvested awards in the STVR and LTVR plans. No financial products may be used to mitigate the risk associated with these awards. Any attempt to hedge awards will result in forfeiture and the Board may consider other disciplinary action. These restrictions satisfy the requirements of the Corporations Act which prohibits hedging of unvested awards.

5.4. Employment agreements

The remuneration and other terms of employment for the CEO and Group Executives are formalised in their employment agreements. Each agreement provides for the payment of fixed and variable reward, employer superannuation contributions and other benefits such as death and disablement insurance cover.

The table below details the key terms including termination provisions of the employment agreements for the CEO and Group Executives.

Term	Who	Conditions
Duration of agreement	CEO and Group Executives	• Ongoing until notice given by either party
Notice (by the executive or the Group) to terminate employment	CEO and Group Executives	• Twelve months[1]
Termination payments on termination without cause[2]	CEO and Group Executives	• Deferred STVR (which is awarded on a pro rata basis) and LTVR (which is subject to performance hurdles) vest according to the applicable equity plan rules, including being subject to remuneration adjustments.
Termination for cause	CEO and Group Executives	• Deferred STVR and LTVR is forfeited, noting the Board has discretion to determine otherwise • Occurs immediately for misconduct • Three months' notice for poor performance
Post-employment restraints	CEO and Group Executives	• Twelve month non-solicitation restraint

1. Payment in lieu of notice may in certain circumstances be approved by the Board for some or all of the notice period.
2. The maximum liability for termination benefits for the CEO and Group Executives at 30 September 2022 was $12.0 million (2021: $14.5 million).

87

WESTPAC GROUP 2022 ANNUAL REPORT
STRATEGIC REVIEW
GROUP PERFORMANCE
FINANCIAL STATEMENTS
SHAREHOLDER INFORMATION

Directors' report

6. Non-executive Director remuneration

6.1. Structure and policy

Westpac's Non-executive Director remuneration strategy is designed to attract and retain experienced, qualified Board members and provide appropriate remuneration for their time and expertise.

Non-executive Director fees are not related to Westpac's results. Fees are paid in cash and no discretionary payments are made for performance. Non-executive Directors are required to build and maintain a minimum shareholding to align their interests with those of shareholders (refer to Section 6.3 for further details).

The table below sets out the components of Non-executive Director remuneration.

	Non-executive Director remuneration
Base fees	Relate to service on the Westpac Banking Corporation Board. The base fee for the Chairman covers all responsibilities, including for Board Committees.
Committee fees	Additional fees are paid to Non-executive Directors (other than the Board Chairman) for chairing or participating in Board Committees other than the Board Nominations & Governance Committee.
Employer superannuation contributions	Reflects statutory superannuation contributions which are capped at the superannuation maximum contributions base as prescribed under the Superannuation Guarantee legislation.
Subsidiary Board and Advisory Board fees	Relates to service on Subsidiary Boards and Advisory Boards and are paid by the relevant subsidiary.

6.2. Non-executive Director remuneration in 2022

The table below sets out the annual Board and standing Committee fees (inclusive of superannuation). Changes in Board and Committee composition during the year are set out in the overview of Directors' meetings in Section 9 of the Directors' report.

Non-executive Director fees were reviewed following market benchmarking and a change in Board Committee structure. A range of Non-executive Director fee reductions became effective in August 2022 as set out in the table below.

For 2022, $3.71 million (82%) of the fee pool was used. The fee pool of $4.5 million per annum was approved by shareholders at the 2008 Annual General Meeting and includes employer superannuation contributions.

Base and Committee fees	Annual fee ($) (inclusive of superannuation)	Comments on changes effective August 2022 ($)
Chairman	850,000	Reduced from 913,999.
Other Non-executive Directors	240,000	Reduced from 248,999.
Committee Chair fees		
Board Audit Committee	70,000	Reduced from 70,400.
Board Risk Committee	70,000	Reduced from 90,000.
Board Remuneration Committee	60,000	Reduced from 63,800.
Board Technology Committee	35,200	Committee ceased to operate and the Technology agenda is now addressed with the Board or other Board Committees as appropriate.
Board Legal, Regulatory & Compliance Committee	67,500	Committee ceased to operate and the Legal, Regulatory and Compliance agenda is now addressed with the Board Risk Committee.
Committee membership fees		
Board Audit Committee	32,000	
Board Risk Committee	32,000	
Board Remuneration Committee	29,000	
Board Technology Committee	20,000	Committee ceased to operate as noted above.
Board Legal, Regulatory & Compliance Committee	30,000	Committee ceased to operate as noted above.

Other fees

Non-executive Directors may also receive Subsidiary Board and Advisory Board fees or fees for additional duties. Fees for additional duties are paid at a per meeting rate of $2,000 for Committee members and $4,000 for Committee Chairs (inclusive of superannuation).

During the reporting period, there were no fees paid to Non-executive Directors for Subsidiary Boards or Advisory Boards. Peter Nash received additional fees of $12,000 for responsibilities and participation in a Due Diligence Committee.

6.3. Non-executive Director minimum shareholding requirement

Non-executive Directors are required to build and maintain a holding in Westpac ordinary shares with a value not less than the Board base fee, within five years of appointment to the Board.

In 2022, the Chairman's minimum shareholding requirement was increased from one times the Non-executive Director fee to one times the Chairman's fee.

At 30 September 2022, all Non-executive Directors comply with or are on track to meet the requirement.

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7. Statutory remuneration details

7.1. Details of Non-executive Director remuneration

The table below details Non-executive Director remuneration.

	Short-term benefits			Post-employment benefits	
Name	Westpac Banking Corporation Board fees[1] $	Additional, Subsidiary and Advisory Board Fees $	Non-monetary benefits[2] $	Superannuation $	Total $
Current Non-executive Directors					
John McFarlane, Chairman					
2022	884,530	-	8,298	24,286	917,114
2021	893,423	-	8,355	22,573	924,351
Nerida Caesar					
2022	268,054	-	-	23,637	291,691
2021	276,058	-	-	22,290	298,348
Audette Exel AO					
2022	273,871	-	-	24,064	297,935
2021	23,438	-	-	2,344	25,782
Michael Hawker AM					
2022	286,694	-	-	24,039	310,733
2021	242,854	-	-	19,692	262,546
Chris Lynch					
2022	286,171	-	-	24,111	310,282
2021	290,111	-	-	22,296	312,407
Peter Marriott					
2022	387,409	-	-	24,003	411,412
2021	398,527	-	-	22,346	420,873
Peter Nash					
2022	332,140	12,000	-	24,079	368,219
2021	377,525	-	-	22,273	399,798
Nora Scheinkestel					
2022	312,989	-	-	24,192	337,181
2021	169,400	-	-	13,851	183,251
Margaret Seale					
2022	344,088	-	-	23,987	368,075
2021	320,110	-	-	22,427	342,537
Former Non-executive Directors					
Craig Dunn[3]					
2022	65,274	-	-	5,275	70,549
2021	322,034	-	-	22,311	344,345
Steven Harker[3]					
2022	21,877	-	-	2,188	24,065
2021	312,419	-	-	22,351	334,770
Total fees					
2022	3,463,097	12,000	8,298	223,861	3,707,256
2021[4]	3,690,139	-	8,355	219,708	3,918,202

1. Includes fees paid to the Chairman and members of Board Committees.
2. Non-monetary benefits are determined on the basis of the cost to the Group including associated fringe benefits tax (FBT) where applicable and includes bank funded car parking.
3. The information relates to the period the individual was a KMP. Refer to Section 1 for further details.
4. Total fees for 2021 shown as reported in the 2021 Annual Report.

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STRATEGIC REVIEW
GROUP PERFORMANCE
FINANCIAL STATEMENTS
SHAREHOLDER INFORMATION

Directors' report

7.2. Remuneration details – Chief Executive Officer and Group Executives

The table below details remuneration for the CEO and Group Executives prepared and audited in accordance with Australian accounting standards.

	Short term benefits				Post-employment benefits	Other long term benefits	Share-based payments		
	Fixed remuneration[1] $	Cash STVR award[2] $	Non-monetary benefits[3] $	Other short term benefits[4] $	Superannuation benefits[5] $	Long service leave $	Restricted shares[6] $	Share rights[7] $	Total[8] $
Managing Director & Chief Executive Officer									
Peter King, Managing Director & Chief Executive Officer									
2022	2,402,724	975,000	31,649	-	42,927	75,688	755,346	734,934	5,018,268
2021	2,402,786	840,000	30,548	-	46,332	36,851	404,355	441,581	4,202,453
Group Executives									
Scott Collary, Group Executive, Customer Services & Technology									
2022	1,204,267	520,500	70,863	68,384	33,378	18,669	937,653	318,477	3,172,191
2021	1,138,524	444,500	266,054	711,616	30,432	16,796	657,896	176,063	3,441,881
Chris de Bruin, Chief Executive, Consumer & Business Banking									
2022	1,313,505	546,000	61,374	169,090	30,383	19,802	883,662	361,354	3,385,170
2021	966,699	467,500	172,286	480,570	22,032	14,331	548,716	163,171	2,835,305
Carolyn McCann, Group Executive, Corporate Services									
2022	1,049,737	324,500	4,765	-	29,048	28,997	253,793	308,040	1,998,880
2021	941,852	285,000	4,053	-	26,921	13,669	190,488	133,353	1,595,336
Catherine McGrath, Chief Executive Officer, Westpac New Zealand[9]									
2022	708,147	318,974	9,159	-	101,654	-	-	195,278	1,333,212
2021	Not a KMP in 2021								
Anthony Miller, Chief Executive, Westpac Institutional Bank									
2022	1,162,351	416,500	3,994	815,369	34,891	17,908	1,061,788	310,873	3,823,674
2021	1,121,762	392,000	1,881	2,004,445	31,561	16,010	1,203,527	181,539	4,952,725
Christine Parker, Group Executive, Human Resources									
2022	957,683	356,000	2,806	-	29,764	(12,784)	281,419	398,991	2,013,879
2021	971,685	320,000	2,908	-	28,115	15,161	185,986	222,280	1,746,135
Michael Rowland, Chief Financial Officer									
2022	1,230,296	394,500	3,994	-	31,489	19,957	332,668	252,702	2,265,606
2021	1,241,835	405,000	64,765	-	27,909	18,193	168,550	155,652	2,081,904
Jason Yetton, Chief Executive, Specialist Businesses									
2022	1,195,337	527,500	2,806	-	34,709	17,869	476,229	403,141	2,657,591
2021	1,175,416	617,000	2,908	-	33,095	17,803	256,778	283,224	2,386,224
Ryan Zanin, Chief Risk Officer[9]									
2022	814,140	228,000	147,076	328,925	2,510	11,378	56,394	48,684	1,637,107
2021	Not a KMP in 2021								
Former Group Executives									
Simon Power, Acting Chief Executive Officer, Westpac New Zealand[7,9]									
2022	82,463	-	2,558	-	6,417	-	-	28,039	119,477
2021	214,774	82,066	404	-	21,059	-	-	76,754	395,057
David Stephen, Chief Risk Officer[9,10,11]									
2022	1,371,134	148,500	5,298	1,330,454	30,141	(81,893)	416,461	1,890,766	5,110,861
2021	1,848,612	439,000	8,804	-	37,564	27,356	543,067	544,692	3,449,095
Les Vance, Group Executive, Financial Crime, Compliance & Conduct[9,11]									
2022	580,130	158,500	2,688	913,242	22,776	8,933	467,522	941,095	3,094,886
2021	985,785	278,500	4,070	-	34,341	33,102	575,260	150,010	2,061,068

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1. Fixed remuneration is the total cost of salary, salary sacrificed benefits (including motor vehicles, parking and associated FBT where applicable) and an accrual for annual leave.
2. The cash STVR award is typically paid in December following the end of the financial year.
3. Non-monetary benefits are determined on the basis of the cost to the Group (including associated FBT, where applicable) and include annual health checks, provision of taxation advice, bank funded car parking, relocation costs, living away from home expenses and allowances. Cash relocation allowances are recognised as an expense from the commencement date as a KMP to the end of a clawback period.
4. Includes payments on termination of employment for former KMP or other contracted amounts for current KMP. The cash portion of buy out arrangements is recognised as an expense from commencement date as a KMP to the end of the vesting period. For Ryan Zanin, the cash buy out arrangement was agreed on 30 August 2022, 0% of this award was paid in 2022 and portions of the award are due to be paid between March 2023 and December 2024.
5. The CEO and Group Executives are provided with life insurance cover under the Westpac Group Plan at no cost. Superannuation benefits have been calculated consistent with AASB 119 Employee Benefits.
6. The amortisation approach for restricted shares commences from the service period when the award was earned through to the end of the vesting period. A portion of the restricted shares held by Scott Collary, Chris de Bruin, Anthony Miller and David Stephen represent an allocation made to compensate them for remuneration foregone from their previous employer on resignation to join Westpac. The restricted shares replicate the vesting periods, and applicable conditions of the equity foregone.
7. Equity-settled remuneration is based on the amortisation over the performance and vesting period (normally two to four years). It is calculated using the fair value at the grant date of hurdled and unhurdled share rights granted during the four years ended 30 September 2022. Fair value is calculated at grant date consistent with external valuation using the invitation opt out date. For Simon Power, the equity-settled remuneration for 2021 has been revised to include amortisation of 2021 STVR awards ($12,574) which relate to a service period prior to commencement of his KMP period, and superannuation for 2021 has increased by $8,207 to include superannuation relating to the 2021 cash STVR. Details of prior year grants are disclosed in previous Annual Reports. The 2022 value for Catherine McGrath includes 63% attributed to deferred STVR awards.
8. The percentage of total remuneration which is performance related (i.e. cash STVR awards plus share-based payments) was: Peter King 49%, Scott Collary 56%, Chris De Bruin 53%, Carolyn McCann 44%, Catherine McGrath 39%, Anthony Miller 47%, Christine Parker 51%, Michael Rowland 43%, Jason Yetton 53%, Ryan Zanin 20%, Simon Power 23%, David Stephen 48% and Les Vance 51%. The percentage of total remuneration delivered in the form of options or share rights was: Peter King 15%, Scott Collary 10%, Chris De Bruin 11%, Carolyn McCann 15%, Catherine McGrath 15%, Anthony Miller 8%, Christine Parker 20%, Michael Rowland 11%, Jason Yetton 15%, Ryan Zanin 3%, Simon Power 23%, David Stephen 37% and Les Vance 30%.
9. The information relates to the period the individual was a KMP. Refer to Section 1 for further details.
10. Fixed remuneration for David Stephen includes payments made or to be made during a gardening leave period where, in line with contractual requirements, he continued to receive cash salary and superannuation.
11. The share-based payment values for David Stephen and Les Vance reflect the accruals for unvested equity up to the end of each performance period. While the full value is being accrued for all unvested equity, the awards may or may not vest subject to the relevant performance hurdles.

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Directors' report

7.3. Movement in equity-settled instruments during the year

The table below shows the movements in the number and value of equity instruments for the CEO and Group Executives under the relevant plan during 2022.

Name	Type of equity-based instrument	Number granted[1]	Number vested[2]	Number exercised[3]	Value granted[4] $	Value exercised[5] $	Value forfeited or lapsed[5] $
Managing Director & Chief Executive Officer							
Peter King	Shares under Restricted Share Plan	40,152	6,649	-	839,980	-	-
	Performance share rights	127,401	-	-	740,200	-	2,078,604
Group Executives						-	
Scott Collary	Shares under Restricted Share Plan	21,247	-	-	444,487	-	-
	Performance share rights	88,200	-	-	513,324	-	-
Chris de Bruin	Shares under Restricted Share Plan	22,347	10,834	-	467,499	-	-
	Performance share rights	94,080	-	-	547,546	-	-
Carolyn McCann	Shares under Restricted Share Plan	13,623	8,489	-	284,993	-	-
	Performance share rights	52,340	-	-	313,815	-	324,063
Catherine McGrath[6]	Unhurdled share rights	-	-	-	-	-	-
	Performance share rights	56,266	-	-	327,468	-	-
Anthony Miller	Shares under Restricted Share Plan	18,738	44,672	-	391,999	-	-
	Performance share rights	84,280	-	-	490,510	-	-
Christine Parker	Shares under Restricted Share Plan	15,296	6,415	-	319,992	-	-
	Performance share rights	61,230	-	-	356,359	-	1,656,351
Michael Rowland	Shares under Restricted Share Plan	19,359	-	-	404,990	-	-
	Performance share rights	68,208	-	-	396,971	-	-
Jason Yetton	Shares under Restricted Share Plan	29,493	-	-	616,994	-	-
	Performance share rights	84,280	-	-	490,510	-	-
Ryan Zanin[6]	Shares under Restricted Share Plan	-	-	-	-	-	-
	Performance share rights	40,934	-	-	381,505	-	-
Former Group Executives							
Simon Power[6]	Unhurdled share rights	-	9,962	-	-	-	-
	Performance share rights	-	-	-	-	-	-
David Stephen[6]	Shares under Restricted Share Plan	20,984	16,042	-	438,985	-	-
	Performance share rights	100,328	-	-	583,909	-	4,871,746
Les Vance[6]	Shares under Restricted Share Plan	13,312	23,553	-	278,487	-	-
	Performance share rights	53,116	-	-	309,135	-	-

1. Performance share rights granted to the CEO were approved by shareholders at the 2020 and 2021 Annual General Meetings under ASX Listing Rule 10.14. No performance options were granted in 2022. Any deferred STVR awards in the form of restricted shares (or unhurdled share rights for KMP in New Zealand) are awarded in December each year. 2021 deferred STVR was awarded on 15 December 2021 for the Group Executives and 16 December 2021 for the CEO, the vesting period commenced on 1 October 2021, 50% of the award will vest on 1 October 2022 and 50% will vest on 1 October 2023 (subject to continued service and adjustment).
2. No hurdled share rights granted in 2017 vested in October 2021 when assessed against the relative TSR and cash ROE performance hurdles. 100% of the deferred STVR due to vest in 2022 vested. For Chris de Bruin, all of the restricted shares that vested were in relation to a buy out award which represents 18% of the total number of shares allocated for that award. For Anthony Miller, all of the restricted shares that vested were in relation to a buy out award which represents 36% of the total number of shares allocated for that award. For David Stephen, 6,552 of 16,042 restricted shares that vested were in relation to a buy out award which represents 5% of the total number of shares allocated for that award.
3. Vested share rights granted after July 2015 may be exercised up to a maximum of 15 years from the commencement date of their performance period. The exercise price for share rights is zero.
4. For performance share rights, the value granted represents the number of securities granted multiplied by the fair value per instrument as set out in the table in the sub-section titled 'Fair value of LTVR awards made during the year' below. For restricted shares, the value granted represents the number of ordinary shares granted multiplied by the five day VWAP of a Westpac ordinary share on the date the shares were granted ($20.92). These values, which represent the full value of the equity-based awards made to the CEO and Group Executives in 2022, do not reconcile with the amount shown in the table in Section 7.2 which shows the amount amortised in the current year of equity awards over the performance year the award was earned and the applicable vesting period. The minimum total value of the grants for future financial years is zero and an estimate of the maximum possible total value in future financial years is the fair value, as shown above.
5. The value of each share right exercised, forfeited or lapsed is calculated based on the five day VWAP of a Westpac ordinary share on the date of exercise (or forfeiture or lapse). The overall values reflect forfeitures or lapses as a result of a failure to meet performance conditions or resignation.
6. The information relates to the period the individual was a KMP. Refer to Section 1 for further details.

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Fair value of LTVR awards made during the year

In accordance with AASB 2 Share-based Payment, the table below provides a summary of the fair value of LTVR awards granted to the CEO and Group Executives in December 2021[1]. LTVR awards will only vest if performance hurdles are achieved and service conditions are met in future years.

Plan name	Granted to	Performance hurdle	Grant date	Commencement date	Test date	Expiry	Fair value per instrument[2]
Westpac LTVR plan	CEO and Group Executives	Relative TSR	16 December 2021 for the CEO 15 December 2021 for the Group Executives	1 October 2021	1 October 2025	1 October 2036	$5.81 for the CEO $5.82 for the Group Executives

The allocation methodology differs from the fair value used for accounting purposes. The allocation is determined by dividing the dollar value of the LTVR award by the face value of performance share rights. The face value is the five day VWAP up to the commencement of the performance period. Refer to Section 4.2 for further detail.

7.4. Details of Westpac equity holdings of Non-executive Directors

The table below sets out details of relevant interests in Westpac ordinary shares held by Non-executive Directors (including their related parties) during the year ended 30 September 2022[3].

	Number held at start of the year	Changes during the year	Number held at end of the year
Current Non-executive Directors			
John McFarlane	40,000	10,000	50,000
Nerida Caesar	13,583	-	13,583
Audette Exel AO	4,000	6,898	10,898
Michael Hawker AM	20,854	13,180	34,034
Chris Lynch[4]	13,090	-	13,090
Peter Marriott[5]	40,311	-	40,311
Peter Nash	15,360	-	15,360
Nora Scheinkestel	5,172	4,537	9,709
Margaret Seale[6]	26,158	-	26,158
Former Non-executive Directors			
Craig Dunn[7]	15,009	-	n/a
Steven Harker[7]	13,170	-	n/a

1. LTVR awards were also granted to Carolyn McCann on 4 March 2022 with a fair value of $8.05 and Ryan Zanin on 17 May 2022 with a fair value of $9.32. These grants have a commencement date of 1 October 2021, a test date of 1 October 2025 and an expiry date of 1 October 2036.
2. The fair values of performance share rights granted during the year have been independently calculated at their respective grant dates based on the requirements of AASB 2 Share-based Payment by PFS Consulting. The fair value of performance share rights with hurdles based on TSR performance relative to a group of comparator companies takes into account the average TSR outcome determined using a Monte Carlo simulation pricing model.
3. Other than as disclosed below, no share interests include non-beneficially held shares.
4. In addition to holding ordinary shares, Chris Lynch and his related parties held interests in 1137 Westpac Capital Notes 5 at year end.
5. In addition to holding ordinary shares, Peter Marriott and his related parties held interests in 563 Westpac Capital Notes 2 at year end.
6. In addition to holding ordinary shares, Margaret Seale and her related parties held interests in 100 Westpac Capital Notes 7 at year end.
7. The information relates to the period the individual was a KMP. Refer to Section 1 for further details.

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Directors' report

7.5. Details of Westpac equity holdings of Executive Key Management Personnel

The table below details Westpac equity held (and movement in that equity) by the CEO and Group Executives (including their related parties) for the year ended 30 September 2022[1].

Name	Type of equity-based instrument	Number held at start of the year	Number granted during the year as remuneration	Received on exercise and/or exercised during the year	Number forfeited or lapsed during the year[2]	Other changes during the year	Number held at end of the year	Number vested and exercisable at end of the year
Managing Director & Chief Executive Officer								
Peter King	Ordinary shares	131,886	40,152	-	-	-	172,038	-
	Performance share rights	460,630	127,401	-	(80,062)	-	507,969	-
Group Executives								
Scott Collary	Ordinary shares	75,088	21,247	-	-	-	96,335	-
	Performance share rights	120,614	88,200	-	-	-	208,814	-
Chris de Bruin	Ordinary shares	61,046	22,347	-	-	-	83,393	-
	Performance share rights	100,676	94,080	-	-	-	194,756	-
Carolyn McCann	Ordinary shares	67,175	13,623	-	-	-	80,798	-
	Performance share rights	174,136	52,340	-	(12,482)	-	213,994	-
Catherine McGrath[3]	Ordinary shares	-	-	-	-	-	-	-
	Unhurdled share rights	-	-	-	-	-	-	-
	Performance share rights	-	56,266	-	-	-	56,266	-
Anthony Miller	Ordinary shares	123,295	18,738	-	-	-	142,033	-
	Performance share rights	120,492	84,280	-	-	-	204,772	-
Christine Parker	Ordinary shares	29,457	15,296	-	-	(4,500)	40,253	-
	Performance share rights	280,816	61,230	-	(63,798)	-	278,248	-
Michael Rowland	Ordinary shares	-	19,359	-	-	-	19,359	-
	Performance share rights	99,415	68,208	-	-	-	167,623	-
Jason Yetton	Ordinary shares	-	29,493	-	-	-	29,493	-
	Performance share rights	180,201	84,280	-	-	-	264,481	-
Ryan Zanin[3]	Ordinary shares	-	-	-	-	-	-	-
	Performance share rights	-	40,934	-	-	-	40,934	-
Former Group Executives								
Simon Power[3]	Ordinary shares	236	-	-	-	-	n/a	n/a
	Unhurdled share rights	38,122	-	-	-	-	n/a	n/a
	Performance share rights	-	-	-	-	-	n/a	n/a
David Stephen[3]	Ordinary shares	154,910	20,984	-	-	-	n/a	n/a
	Performance share rights	514,052	100,328	-	(187,646)	-	n/a	n/a
Les Vance[3]	Ordinary shares	81,752	13,312	-	-	(35,070)	n/a	n/a
	Performance share rights	98,441	53,116	-	-	-	n/a	n/a

1. The highest number of shares held by an individual in the table is 0.0049% of total Westpac ordinary shares outstanding as at 30 September 2022.
2. Forfeitures or lapses during the year are as a result of a failure to meet performance conditions.
3. The information relates to the period the individual was a KMP. Refer to Section 1 for further details.

94 WESTPAC GROUP 2022 ANNUAL REPORT

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7.6. Loans to Non-executive Directors and Executive Key Management Personnel

Financial instrument transactions that occurred during the financial year between Non-executive Directors, the CEO or Group Executives and the Group are in the ordinary course of business (including interest and collateral). These transactions are provided at arms-length.

The table below details loans to Non-executive Directors, the CEO and Group Executives (including their related parties) of the Group.

	Balance at start of the year $	Interest paid and payable for the year $	Interest not charged during the year $	Balance at end of the year $	Number in Group at end of the year
Non-executive Directors	9,894,987	139,143	-	7,136,750	4
CEO and Group Executives	19,025,842	407,723	-	14,083,009	6
Total	28,920,829	546,866	-	21,219,759	10

The table below details KMP (including their related parties) with loans above $100,000 during 2022.

	Balance at start of the year $	Interest paid and payable for the year $	Interest not charged during the year $	Balance at end of the year $	Highest indebtedness during the year $
Non-executive Directors					
John McFarlane	-	22,181	-	3,283,970	3,344,454
Chris Lynch	3,931,965	74,112	-	2,832,121	3,931,965
Peter Nash	367,702	16,025	-	400,217	519,942
Margaret Seale	595,920	16,533	-	620,442	622,217
Former Non-executive Directors					
Steven Harker[1]	4,999,400	10,292	-	n/a	5,007,127
CEO and Group Executives					
Peter King	1,158,000	31,167	-	1,158,000	1,161,176
Scott Collary	2,465,126	49,224	-	2,393,110	2,469,673
Carolyn McCann	605,601	12,780	-	580,146	641,986
Anthony Miller	2,637,914	13,471	-	2,575,086	2,639,829
Christine Parker	5,502,679	164,019	-	5,432,667	5,434,991
Jason Yetton	2,850,000	78,025	-	1,944,000	2,831,932
Former Group Executives					
Simon Power[1]	1,161,712	4,873	-	n/a	1,127,254
Les Vance[1]	2,644,810	54,164	-	n/a	11,470,492

1. The information relates to the period the individual was a KMP. Refer to Section 1 for further details.

95

Directors' report

11. Auditor

a) Auditor's independence declaration

A copy of the auditor's independence declaration as required under section 307C of the Corporations Act is below:

pwc

Auditor's Independence Declaration

As lead auditor for the audit of Westpac Banking Corporation for the year ended 30 September 2022, I declare that to the best of my knowledge and belief, there have been:

(a) no contraventions of the auditor independence requirements of the *Corporations Act 2001* in relation to the audit; and

(b) no contraventions of any applicable code of professional conduct in relation to the audit.

This declaration is in respect of Westpac Banking Corporation and the entities it controlled during the period.

Colin Heath

CJ Heath
Partner
PricewaterhouseCoopers

Sydney
6 November 2022

PricewaterhouseCoopers, ABN 52 780 433 757
One International Towers Sydney, Watermans Quay, Barangaroo, GPO BOX 2650, SYDNEY NSW 2001
T: +61 2 8266 0000, F: +61 2 8266 9999, www.pwc.com.au

Liability limited by a scheme approved under Professional Standards Legislation.

WESTPAC GROUP 2022 ANNUAL REPORT
STRATEGIC REVIEW
GROUP PERFORMANCE
FINANCIAL STATEMENTS
SHAREHOLDER INFORMATION

96 WESTPAC GROUP 2022 ANNUAL REPORT Directors’ report b) Non-audit services We may decide to engage PwC on assignments additional to their statutory audit duties where their expertise or experience with Westpac or a controlled entity is important. Details of the non-audit service amounts paid or payable to PwC for non-audit services provided during the 2021 and 2022 financial years are set out in Note 34 to the financial statements. PwC also provides audit and non-audit services to non-consolidated entities, non-consolidated trusts of which a Westpac Group entity is trustee, manager or responsible entity and non-consolidated superannuation funds or pension funds. The fees in respect of these services were approximately $9.3 million in total (2021: $9.6 million). PwC may also provide audit and non-audit services to other entities in which Westpac holds a minority interest and which are not consolidated. Westpac is not aware of the amount of any fees paid to PwC by those entities. Westpac has a policy on engaging PwC, details of which are set out in its Corporate Governance Statement in the section ‘‘Engagement of the external auditor’. The Board has considered the position and, in accordance with the advice received from the Board Audit Committee, is satisfied that the provision of the non-audit services during 2022 by PwC is compatible with the general standard of independence for auditors imposed by the Corporations Act. The Directors are satisfied, in accordance with advice received from the Board Audit Committee, that the provision of non-audit services by PwC, as set out above, did not compromise the auditor independence requirements of the Corporations Act for the following reasons: •all non-audit services provided by PwC for the year have been reviewed by the Board Audit Committee, which is of the view that they do not impact the impartiality and objectivity of PwC; and •based on Board quarterly independence declarations made by PwC to the Board Audit Committee during the year, none of the services undermine the general principles relating to auditor independence including reviewing or auditing PwC’s own work, acting in a management or a decision-making capacity for the company, acting as advocate for the company or jointly sharing economic risk and rewards. 12. Responsibility statement The Directors of Westpac Banking Corporation confirm that to the best of their knowledge: •the consolidated financial statements for the financial year ended 30 September 2022, which have been prepared in accordance with the accounting policies described in Note 1 to the consolidated financial statements, being in accordance with Australian Accounting Standards (AAS), give a true and fair view of the assets, liabilities, financial position and profit of the Group; and •the Annual Report from the section entitled ‘About Westpac’ to and including the section entitled ‘Other Westpac business information’ includes a fair review of the information required by the Disclosure Guidance and Transparency Rules 4.1.8R to 4.1.11R of the United Kingdom Financial Conduct Authority, together with a description of the principal risks and uncertainties faced by the Group. The Directors’ Report is signed in accordance with a resolution of the Board of Directors. John McFarlane Chairman 6 November 2022 Peter King Managing Director & Chief Executive Officer 6 November 2022

97 Information on Westpac Significant developments Westpac significant developments - Australia •Sale of Westpac Life Insurance Services Limited (now known as TAL Life Insurance Services Limited) (WLIS) to TAL Dai-ichi Life Australia Pty Limited. The following transactions were announced during 2022, but have not yet completed: Off-market buy-back We completed a $3.5 billion off-market share buy-back on 14 February 2022, with approximately 167.5 million Westpac shares, equating to approximately 4.6% of the shares on issue at that time, being bought back at the buy-back price of $20.90 per Westpac share. • Transfer of the members and benefits of BT Funds Management Limited’s personal and corporate (non-platform) superannuation products, via a successor fund transfer, to Mercer Super Trust; and Sale of Westpac’s Advance Asset Management business to Mercer (Australia) Pty Ltd. • Ambition to become a Net-Zero, Climate Resilient Bank In 2022, we released our fifth Climate Change Position Statement and Action Plan, defining our ambition to become a net-zero, climate resilient bank. We also joined the Net-Zero Banking Alliance (NZBA) and continued the Group’s work on aligning our lending portfolios with a 1.5°C-aligned pathway to net-zero emissions by 2050. In accordance with our NZBA commitment, we set our first series of financed emissions 2030 sector targets. We are continuing work to operationalise our targets, and where data and methodologies allow, aim to develop targets for other sectors in our financing activities that have high greenhouse gas emissions or emissions intensity. We will review and update our targets, methodologies and pathways as climate science advances, requirements and opportunities for transition and resilience evolve, and as guidance and policy develop. We will disclose progress against our 2030 targets and other updates as part of our annual reporting process. Further information is set out in the ‘Climate change’ and ‘Risk factors’ sections. These transactions are expected to complete in 2023 Further detail in relation to these transactions is available in Note 38 to the financial statements. Work continues on preparing the Group’s Platforms business for sale. Following the termination of the sale agreements with Kina Bank for the sale of the Group’s Pacific businesses, and subsequent consideration of alternative options, we consider it is unlikely we will be in a position to sell the Pacific businesses in the short to medium term. We will continue to support our customers in the region. Approvals may be required from regulators or other stakeholders in order to divest businesses and assets, and there is a risk that these approvals may not be received or that the purchaser or transferee (as the case may be) do not complete these transactions for other reasons. Some of the announced or completed transactions have involved the giving of warranties and indemnities in favour of the counterparty for certain conduct matters, remediation, and other risks, including in relation to the previously disclosed review of premium increases on certain life insurance products issued by our former subsidiary WLIS. Further information is set out in ‘Risk factors’ and Note 26 to the financial statements. Changes to structure and executive team In February 2022, we announced changes to the Group’s operating structure and executive team as part of initiatives to simplify the Group’s operations and improve accountability. The restructure involved moving certain services to the lines of business they support, the creation of two shared services segments designed to achieve benefits of scale across common processes, and a leaner Group head office responsible for setting strategy, policies and frameworks for the Group. We also confirmed the restructure of our management team, including combination of the roles of Chief Risk Officer and Group Executive, Financial Crime, Compliance and Conduct, with Ryan Zanin commencing as Chief Risk Officer on 29 April 2022. In addition, on 29 April 2022, Yianna Papanikolaou commenced as the Chief Transformation Officer, reporting to the CEO. The role has responsibility for major change and investment programs and accountability for the Customer Outcomes and Risk Excellence (CORE) program. Regulatory and risk developments Enforceable undertaking on risk governance remediation, Integrated Plan and CORE program Our CORE program is delivering the Integrated Plan required by the enforceable undertaking (EU) entered into with APRA in December 2020 in relation to our risk governance remediation and supporting the strengthening of our risk governance, accountability and culture. Execution of the CORE program is ongoing and over 60% of the activities in the Integrated Plan have been assessed as complete and effective by the Independent Reviewer. Promontory Australia, as the appointed Independent Reviewer, provides quarterly reports to APRA on our compliance with the EU and Integrated Plan. Promontory Australia has provided seven reports to APRA so far, with its next report due in January 2023. These reports are published on our website every six months at https://www.westpac.com.au/about-westpac/media/core/. Exit of businesses within Specialist Businesses segment Following a review in 2020, we determined we would look to exit businesses in the Specialist Businesses segment over time. Since then, a number of these businesses have been sold, including the following which completed in 2022: •Sale of Westpac’s motor vehicle dealer finance and novated leasing business; •Sale of Westpac Life-NZ-Limited to Fidelity Life Assurance Company Limited and WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

98 WESTPAC GROUP 2022 ANNUAL REPORT Information on Westpac Risk management keeping, upgrading customer and payment screening and transaction monitoring solutions, improving Electronic Funds Transfer Instruction processes, establishing data reconciliations and checks to ensure the completeness of data feeding into our financial crime systems, and improving regulatory reporting including in relation to International Funds Transfer Instructions, Threshold Transaction Reports, Suspicious Matter Reports (including ‘tipping off’ controls), and FATCA and CRS reporting and equivalent reports in jurisdictions outside Australia. With increased focus on financial crime, further issues requiring attention have been and may be identified, and we have continued to liaise with AUSTRAC, and local regulators in jurisdictions outside Australia, as appropriate. Details about the consequences of failing to comply with financial crime obligations are set out in ‘Risk factors’. We are continuing to invest in strengthening our end-to-end management of risk. A range of shortcomings and areas for improvement in our risk governance have been highlighted in current and historical reviews, including embedding of our risk management framework, policies and systems, clarity of the three lines of defence model, regulatory reporting, data quality and management, product governance, prudential compliance management and associated control frameworks, our risk capabilities, and business continuity management. We have a number of risks currently considered outside of risk appetite or that do not meet the expectations of regulators, and we have taken steps to seek to bring these risks into appetite. The CORE program, discussed above, is designed to deliver improvements in many of these areas, including embedding a more proactive risk culture, embedding clear risk management accountabilities, improving the control environment, and uplifting risk awareness, capability and capacity for ongoing risk management. Other areas of improvement such as operational risk, credit risk, sustainability risk, climate risk, compliance and conduct, financial crime, stress testing and model risk management are being addressed through investment in a number of areas, which may include subject-matter expertise, process and technology improvements. Further information about risk management is set out in ‘Risk management’ in the Strategic Review. APRA capital requirements APRA announcements on capital Information relating to APRA announcements on capital is set out in Note 28 to the financial statements. Operational risk capital overlays The following additional capital overlays are currently applied by APRA to our operational risk capital requirement: • $500 million in response to Westpac’s Culture, Governance and Accountability self-assessment. The overlay has applied from 30 September 2019. $500 million in response to the magnitude and nature of issues that were the subject of the AUSTRAC proceedings. The overlay has applied from 31 December 2019. APRA removes Westpac’s liquidity add-on On 1 September 2022, APRA announced that it had removed the 10% add-on applied to the net cash outflows included in the calculation of our Liquidity Coverage Ratio (LCR). The removal of the add-on increased our LCR by approximately 13 percentage points as at 1 September 2022. • These overlays have been applied through an increase in risk-weighted assets. The impact on our Level 2 common equity Tier 1 (CET1) capital ratio at 30 September 2022 was a reduction of 29 basis points. APRA phasing out reliance on Committed Liquidity Facility Additional loss absorbing capacity On 2 December 2021, APRA announced a requirement for D-SIBs (including Westpac) to increase their total capital requirements by 4.5 percentage points of RWA under the current capital adequacy framework to be met by 1 January 2026. The additional total capital is expected to be met through additional Tier 2 Capital. In our funding, this increase in total capital is likely to be offset by a decrease in long-term wholesale funding. On 10 September 2021, APRA announced it expects authorised deposit-taking institutions (ADIs) to reduce their Committed Liquidity Facility (CLF) usage to zero in stages. We have complied with APRA’s announcement to date. In line with APRA’s expectations, we expect to reduce our CLF allocation to zero by 1 January 2023. To replace the reduction in the CLF, we have increased our holdings of High Quality Liquid Assets. As at 30 September 2022, our CLF allocation was $9.25 billion. Westpac significant developments - New Zealand Financial crime We continue to make progress on improving our financial crime risk management program, as we implement a significant multi-year program of work (including AML/CTF, Sanctions, Anti-Bribery and Corruption, Foreign Account Tax Compliance Act (FATCA) and Common Reporting Standards (CRS)). Through this work, we continue to undertake activities to remediate and improve our financial crime controls in multiple areas including initial, enhanced and ongoing customer due diligence and associated record Reviews required under section 95 of the Banking (Prudential Supervision) Act 1989 On 23 March 2021, the Reserve Bank of New Zealand (RBNZ) issued two notices to Westpac New Zealand Limited (WNZL) under section 95 of the Banking (Prudential Supervision) Act 1989 (NZ) requiring WNZL to supply two external reviews to the RBNZ (the Risk Governance Review and the Liquidity Review). These reviews only applied to WNZL and not to Westpac in Australia or its New Zealand branch.

99 Information on Westpac The Risk Governance Review related to the effectiveness of WNZL’s risk governance, with a focus on the role played by the WNZL Board. This review was undertaken by Oliver Wyman Limited (Oliver Wyman) and completed in November 2021. The review identified deficiencies in WNZL’s risk governance practices and operations which impacted the WNZL Board’s effectiveness in governing risk. WNZL has a programme of work underway to address the issues raised, which is being overseen by the WNZL Board. WNZL has engaged Oliver Wyman to provide independent assurance that WNZL’s remediation has been delivered to an appropriate standard. WNZL is making good progress with this programme of work. The Liquidity Review related to the effectiveness of WNZL’s actions to improve liquidity risk management and the associated risk culture. This followed previously identified breaches of the RBNZ’s Liquidity Policy (BS13) and non-compliances with condition of registration 14 identified through the RBNZ’s liquidity thematic review. This review was undertaken by Deloitte Touche Tohmatsu (Deloitte) and completed in May 2022. The review found that WNZL had improved its liquidity control environment and had made improvements to its associated risk culture. The review did not identify any material control gaps or issues and made some recommendations for improvement, which are being implemented as part of WNZL’s continuous improvement activity. From 31 March 2021, the RBNZ amended WNZL’s conditions of registration, requiring WNZL to discount the value of its liquid assets by approximately 14%. From 15 August 2022, the RBNZ reduced the overlay to approximately 7%, which at 30 September 2022 was NZ$1.489 billion. The overlay will remain in place until the RBNZ is satisfied that control assurance work has been completed. RBNZ review of overseas bank branches On 20 October 2021, the RBNZ announced it is reviewing its policy for branches of overseas banks (including Westpac Banking Corporation’s New Zealand branch), with a view to creating a simple, coherent and transparent policy framework for branches of overseas banks. On 24 August 2022, the RBNZ released a second and final consultation paper, outlining its preferred approach to the regulation of branches, including: • restricting overseas bank branches to engaging in wholesale business only (meaning they could not take retail deposits or offer products or services to retail customers), and limiting the maximum size of a branch to NZ$15 billion in total assets; and requiring dual-registered branches (such as Westpac’s New Zealand branch), to only conduct business with customers with a turnover greater than NZ$50 million. In addition, the branch must be sufficiently separate from the relevant subsidiary with any risks mitigated by specific conditions of registration. • The consultation period closes on 16 November 2022. Deposit Takers Bill The Deposit Takers Bill 2022 was introduced into the New Zealand Parliament on 22 September 2022. If passed, the Bill will create a single regulatory regime for banks and non-bank deposit takers in New Zealand and introduce a depositor compensation scheme to protect up to NZ$100,000 per eligible depositor, per institution, if a payout event is triggered. The scheme is expected to be fully funded by levies and with a Crown backstop. If the Bill is passed, initial implementation of the depositor compensation scheme is expected in early 2024, with the remainder of the Bill following the development of secondary legislation. Technology programme General regulatory changes affecting our businesses Separate to the section 95 reviews outlined above, WNZL has also committed to the RBNZ and Financial Markets Authority (FMA) to address its technology issues, and engaged Deloitte to monitor progress. While work has been underway to address these issues for some time, more work is required to meet WNZL’s expectations and those of the regulators. Enhanced breach reporting regime From 1 October 2021, we commenced operating under the enhanced Australian Securities and Investments Commission (ASIC) breach reporting regime that applies to Australian financial services licensees and credit licensees. The expanded reporting regime has led to a significant increase in our breach reporting to ASIC, and is consistent with the trend across the financial services sector. Reserve Bank’s Outsourcing Policy Condition of registration 22 requires WNZL to comply with those provisions of the RBNZ’s Outsourcing Policy that are currently in force, and to be fully compliant with all provisions of the policy by 1 October 2023. WNZL is continuing to undertake a large-scale, multi-year, complex programme of work to become fully compliant by the compliance date. WNZL continuously monitors its progress and, while it considers that it has a pathway to achieve compliance, significant risks remain in relation to the delivery of its plan by the compliance date. Reforms to critical infrastructure laws and cyber resilience The Security of Critical Infrastructure Act 2018 (Cth) has been amended to strengthen the security and resilience of critical infrastructure. This includes critical infrastructure assets used to provide banking and financial services. As a result of these amendments, the financial services sector is subject to new obligations relating to the security of its critical infrastructure assets. This includes obligations to: • report operational, interest and control information in respect of specified critical infrastructure assets (where applicable) to the Register of Critical Infrastructure Assets; and • notify the Australian Cyber Security Centre of cyber security incidents that impact critical infrastructure assets. WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

100 WESTPAC GROUP 2022 ANNUAL REPORT Information on Westpac The Act also gives the Government extensive powers to provide assistance in responding to cyber security threats. This includes the power to issue directions to take action (or refrain from taking action) in response to an incident, or as a last resort option, to intervene in the defence of an asset from a cyber threat. In addition, APRA, ASIC, and the Australian Government have continued their focus on cyber resilience, given the increasing number of cyber-related incidents. APRA is seeking to ensure that regulated entities improve their cyber resilience practices and has been focusing on the effective implementation of Prudential Standard CPS 234 Information Security. We continue to enhance our systems and processes to mitigate cyber security risks, including in relation to third parties. Proposed amendments to Unfair Contract Terms Laws On 27 October 2022, the Treasury Laws Amendment (More Competition, Better Prices) Bill 2022 (Cth) was passed by both Houses of Parliament. The Bill amends the Competition and Consumer Act 2010 (Cth) (and the Australian Securities and Investments Commission Act 2001 (Cth)) to broaden the scope of existing unfair contract terms laws and make such terms illegal, and significantly increase the maximum civil penalties for contraventions. The civil penalties for corporations will increase to the greater of $50 million; three times the value of the benefit obtained; or where the value of the benefit cannot be determined, 30% of adjusted turnover during the breach period. For individuals, the civil penalties will increase to $2.5 million. The increased penalties will take effect the day after Royal Assent, while the remaining reforms will commence 12 months later. We are considering the potential impacts of the proposed amendments. Proposed reforms to the Privacy Act The Australian Attorney-General’s Department is continuing to review the Privacy Act 1988 (Cth) with a view to implementing reforms to better empower consumers, protect their data and support the digital economy. As part of this review, earlier this year the Attorney-General’s Department received public submissions on its discussion paper regarding proposed reforms to the Privacy Act. While its final report, containing recommended reforms for consideration by the government is yet to be released, the Attorney-General has indicated it wants new legislation drafted this year and expressed particular concerns around data retention. We are awaiting the final report. In the meantime, the Federal Government has introduced into Parliament the Privacy Legislation Amendment (Enforcement and Other Measures) Bill 2022. If the Bill is enacted, the Privacy Act will be amended to include: •a significant increase in penalties for serious or repeated breaches of privacy for bodies corporate from the current $2.22 million to the greater of $50 million, three times the value of the benefit obtained through any contravention, or 30% of adjusted turnover during the breach period (if a court cannot determine the value of the benefit obtained); and •greater enforcement and information sharing powers for the Australian Information Commissioner, such as expanding the types of declarations it could make at the conclusion of an investigation. Focus on superannuation On 31 August 2022, APRA released results for its second annual performance assessment (APA) test. The BT Super/Super for Life MySuper product failed the test for the second time and Westpac’s default superannuation fund for Westpac Group employees, BT Super for Life – Westpac Group Plan MySuper also failed for the first time. The BT Trustee has notified relevant members of this outcome. The 2022 APA was based on a combined eight-year performance of the products. As the BT Super/Super for Life MySuper product has failed the annual performance test a second time, the BT trustee cannot accept new MySuper members into this product until it passes a subsequent annual performance test and APRA permits reopening of the product to new members. The BT Super/Super for Life products were closed to new members in August 2022. The Westpac Group Plan remains open to new members. Consistent with its obligations and APRA’s expectations, in advance of receiving the second APA result and after conducting a robust process, the BT Trustee determined that subject to a number of conditions being satisfied, the transfer of corporate and personal super members (non-platform) and their assets to the Mercer Super Trust is in members’ best financial interests. This transfer, which applies to the members and assets of the BT Super/ Super for Life and Westpac Group Plan products, is expected to occur in the first half of 2023. Litigation and regulatory proceedings Our entities are parties from time to time in legal proceedings arising from the conduct of our business. Material legal proceedings are described below and as required in Note 26 to the financial statements.

101 Information on Westpac Fraud Westpac’s proceedings against Forum Finance Pty Ltd We continue to support external administrators appointed to companies associated with the directors of Forum Finance Pty Ltd and to pursue certain of our legal rights to preserve fraudulently obtained funds, with a view to making some recovery. We obtained asset freezing and search orders to seek to preserve available assets and relevant information, and continue to assist New South Wales Police. Completed matters During 2022, a number of litigation matters have been finalised, including: ASIC’s consumer credit insurance proceedings On 7 April 2021, ASIC commenced proceedings in the Federal Court against Westpac in relation to the sale of consumer credit insurance (CCI) products to certain customers who ASIC alleged had not requested this product. Westpac ceased selling CCI products in 2019. On 7 April 2022, the Federal Court made orders, as agreed between Westpac and ASIC, and ordered Westpac to pay a $1.5 million penalty. Regulatory matters agreed between Westpac and ASIC On 30 November 2021, Westpac announced that it had reached agreement with ASIC to resolve six separate longstanding matters through agreed civil penalty proceedings in the Federal Court. These matters followed regulatory investigations conducted by ASIC, many instigated by self-reporting of issues by Westpac. Westpac and ASIC agreed proposed penalties for each of the proceedings, totalling $113 million, plus agreed costs, which were subsequently ordered by the Court and have been paid. Regulatory proceedings Information on ASIC’s civil proceedings against Westpac relating to interest rate hedging activity in relation to the 2016 Ausgrid privatisation transaction is set out in Note 26 to the financial statements. Class actions Information relating to class actions (including settled class actions and potential class actions) is set out in Note 26 to the financial statements. WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

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103 performance WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION Group Reading this report Review of Group operations Income statement review Balance sheet review Capital resources Segment reporting Consumer and Business Banking Consumer Business Westpac Institutional Bank Westpac New Zealand Specialist Businesses Group Businesses Risk and risk management Risk management Risk factors Sustainability Sustainability governance and risk management TCFD Index Non-financial summary Other Westpac business information

104 WESTPAC GROUP 2022 ANNUAL REPORT Reading this report Disclosure regarding forward-looking statements This Annual Report contains statements that constitute ‘forward-looking statements’ within the meaning of Section 21E of the US Securities Exchange Act of 1934. Forward-looking statements are statements that are not historical facts. Forward-looking statements appear in a number of places in this Annual Report and include statements regarding our intent, belief or current expectations with respect to our business and operations, macro and micro economic and market conditions, results of operations and financial condition, capital adequacy and risk management, including, without limitation, future loan loss provisions and financial support to certain borrowers, forecasted economic indicators and performance metric outcomes, indicative drivers, climate-and other sustainability-related statements, commitments, targets, projections and metrics, and other estimated and proxy data. Words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘indicative’, ‘risk’, ‘aim’, ‘outlook’, ‘forecast’, ‘assumption’, ‘projection’, ‘target’, ‘goal’, ‘guidance’, ‘ambition’, or other similar words, are used to identify forward-looking statements. These statements reflect our current views on future events and are subject to change, certain known and unknown risks, uncertainties and assumptions and other factors which are, in many instances, beyond our control (and the control of our officers, employees, agents, and advisors), and have been made based on management’s expectations or beliefs concerning future developments and their potential effect upon Westpac. Forward-looking statements may also be made, verbally or in writing, by members of Westpac’s management or Board in connection with this Annual Report. Such statements are subject to the same limitations, uncertainties, assumptions and disclaimers set out in this document. There can be no assurance that future developments or performance will align with our expectations or that the effect of future developments on us will be those anticipated. Actual results could differ materially from those we expect or which are expressed or implied in forward-looking statements, depending on various factors including, but not limited to: • • information security breaches, including cyber attacks the effect of, and changes in, laws, regulations, taxation or accounting standards or practices, and government and central bank monetary policies, particularly changes to liquidity, leverage and capital requirements regulatory investigations, reviews and other actions, inquiries, litigation, fines, penalties, restrictions or other regulator-imposed conditions, including from our actual or alleged failure to comply with laws, regulations or regulatory policy the effectiveness of our risk management practices, including our policies, processes, systems and employees changes to the external business environment, including geopolitical, social or environmental risks, events or changes in countries in which Westpac or its customers or counterparties operate climate-related risks (including physical and transition risks) that may arise from initiatives and trends associated with climate change mitigation (including Westpac’s ambition to become a net-zero, climate resilient bank) the failure to comply with financial crime obligations, which has had, and could further have, adverse effects on our business and reputation internal and external events which may adversely impact our reputation reliability and security of Westpac’s technology and risks associated with changes to technology systems litigation and other legal proceedings and regulator investigations and enforcement actions the stability of financial systems and disruptions to financial markets and any losses or business impacts we or our customers or counterparties may experience market volatility, including uncertain conditions in funding, equity and asset markets the incidence of inadequate capital levels under stressed conditions changes in economic conditions, consumer spending, saving and borrowing habits in Australia, New Zealand and other countries in which we or our customers or counterparties operate and our ability to maintain or to increase market share, margins and fees, and control expenses adverse asset, credit or capital market conditions or an increase in defaults, impairments and provisioning because of a deterioration in economic conditions sovereign risks, including the risk that governments will default on their debt obligations, fail to perform contractual obligations, or be unable to refinance their debts changes to Westpac’s credit ratings or the methodology used by credit rating agencies the effects of competition in the areas in which we operate operational risks resulting from ineffective processes and controls levels of inflation, interest rates, exchange rates and market and monetary fluctuations and volatility poor data quality, data availability or data retention strategic decisions including diversification, innovation, divestment, acquisitions, expansion activity and integration changes to our critical accounting estimates and judgements and changes to the value of our intangible assets and various other factors beyond Westpac’s control. • • • • • • • • • • • • • • • • • • • • • •

105 Reading this report The above list is not exhaustive. For certain other factors that may impact on forward-looking statements made by Westpac, refer to ‘Risk factors’ in this Annual Report. When relying on forward-looking statements to make decisions with respect to Westpac, investors and others should carefully consider the foregoing factors and other uncertainties and events. Except as required by law, we assume no obligation to revise or update any forward-looking statements in this Annual Report, whether from new information, future events, conditions, or otherwise, after the date of this Annual Report. Further important information regarding climate change and sustainability-related statements This Annual Report contains forward-looking statements and other representations relating to environment, social and governance (ESG) topics, including but not limited to climate change, net-zero, climate resilience, natural capital, emissions intensity and other sustainability related statements, commitments, targets, projections, scenarios, risk and opportunity assessments, pathways, forecasts, estimated projections and other proxy data. These are subject to known and unknown risks, and there are significant uncertainties, limitations, risks and assumptions in the metrics and modelling on which these statements rely. In particular, the metrics, methodologies and data relating to climate and sustainability are rapidly evolving and maturing, including variations in approaches and common standards in estimating and calculating emissions, and uncertainty around future climate-and sustainability-related policy and legislation. There are inherent limits in the current scientific understanding of climate change and its impacts. Some material contained in this Annual Report may include information including, without limitation, methodologies, modelling, scenarios, reports, benchmarks, tools and data, derived from publicly available or government or industry sources that have not been independently verified. No representation or warranty is made as to the accuracy, completeness or reliability of such information. There is a risk that the estimates, judgements, assumptions, views, models, scenarios or projections used may turn out to be incorrect. These risks may cause actual outcomes, including the ability to meet commitments and targets, to differ materially from those expressed or implied in this Annual Report. The climate-and sustainability-related forward-looking statements made in this Annual Report are not guarantees or predictions of future performance and Westpac gives no representation, warranty or assurance (including as to the quality, accuracy or completeness of these statements), nor guarantee that the occurrence of the events expressed or implied in any forward-looking statement will occur. There are usually differences between forecast and actual results because events and actual circumstances frequently do not occur as forecast and these differences may be material. Westpac will continue to review and develop its approach to ESG as this subject area matures. Currency of presentation, exchange rates and certain definitions In this Annual Report, ‘financial statements’ means our audited consolidated balance sheets as at 30 September 2022 and 30 September 2021 and income statements, statements of comprehensive income, changes in equity and cash flows for each of the years ended 30 September 2022, 2021 and 2020 together with accompanying notes which are included in this Annual Report. Our financial year ends on 30 September. As used throughout this Annual Report, the financial year ended 30 September 2022 is referred to as 2022 and other financial years are referred to in a corresponding manner. We publish our consolidated financial statements in Australian dollars. In this Annual Report, unless otherwise stated or the context otherwise requires, references to ‘dollars’, ‘dollar amounts’, ‘$’, ‘AUD’ or ‘A$’ are to Australian dollars and references to ‘NZ$’, ‘NZD’ or ‘NZ dollars’ are to New Zealand dollars. The Australian dollar equivalent of New Zealand dollars at 30 September 2022 was A$1.00 = NZ$1.1355, being the closing spot exchange rate on that date. Any discrepancies between totals and sums of components in tables contained in this Annual Report are due to rounding. Selected consolidated financial and operating data We have derived the following selected financial information, as of, and for the financial years ended, 30 September 2022, 2021 and 2020 from our consolidated financial statements and related notes. This information should be read together with our audited consolidated financial statements and the accompanying notes included elsewhere in this Annual Report. WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

106 WESTPAC GROUP 2022 ANNUAL REPORT Review of Group operations Accounting standards The financial statements and other financial information included elsewhere in this Annual Report, unless otherwise indicated, have been prepared and presented in accordance with Australian Accounting Standards (AAS). Compliance with AAS ensures that the financial statements also comply with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB). The financial statements have been prepared in accordance with the accounting policies described in the Notes to the financial statements. Recent accounting developments For a discussion of recent accounting developments refer to Note 1 to the financial statements. Critical accounting assumptions and estimates Applying the Group’s accounting policies requires the use of judgement, assumptions and estimates which impact the financial information. Note 1 (b) includes details of the areas of our critical accounting assumptions and estimates and a reference to the relevant note in the financial statements providing further information. Each of the assumptions and estimates have been discussed at our Board Audit Committee (BAC). The following is a summary of the areas involving our most critical accounting estimates. • • • • • • Note 7 Note 11 Note 23 Note 25 Note 26 Note 33 Income tax Provisions for expected credit losses (ECL) Fair values of financial assets and financial liabilities Intangible assets Provisions, contingent liabilities, contingent assets and credit commitments Superannuation commitments Impact of climate-related risks The Group has considered the impact of climate-related risks on its financial position and performance and while the effects of climate change represent a source of uncertainty, the Group has concluded that climate-related risks do not have a material impact on the judgements, assumptions and estimates for the year ended 30 September 2022. Details of provision for ECL overlays held in relation to physical climate-related risk are provided in Note 11. Impact of COVID-19 The Group has considered the impact of the COVID-19 pandemic on the assumptions and estimates impacting the financial statements for the year ended 30 September 2022. The key areas requiring judgement include: •ECL; and •recoverable amount assessments of intangible assets. As there is a higher than usual degree of uncertainty associated with these assumptions and estimates, the actual outcomes may differ significantly which may impact accounting estimates included in these financial statements.

107

WESTPAC GROUP 2022 ANNUAL REPORT
STRATEGIC REVIEW
GROUP PERFORMANCE
FINANCIAL STATEMENTS
SHAREHOLDER INFORMATION

Review of Group operations

Income statement review

Consolidated income statement and key financial information[1]

(in $m unless otherwise indicated) Income statements for the years ended 30 September	2022	2021	2020
Net interest income	17,161	16,858	16,696
Net fee income	1,671	1,482	1,592
Net wealth management and insurance income	808	1,211	751
Trading income	664	719	895
Other (loss)/income	(698)	952	249
Net operating income before operating expenses and impairment charges	**19,606**	**21,222**	**20,183**
Operating expenses	(10,802)	(13,311)	(12,739)
Impairment charges	(335)	590	(3,178)
Profit before income tax	**8,469**	**8,501**	**4,266**
Income tax expense	(2,770)	(3,038)	(1,974)
Profit attributable to non-controlling interests (NCI)	(5)	(5)	(2)
Net profit attributable to owners of Westpac Banking Corporation (WBC)	**5,694**	**5,458**	**2,290**
Key financial ratios			
Shareholder value			
Fully franked dividends per ordinary share (cents)	125	118	31
Dividend payout ratio (%)[2]	76.79	79.25	48.87
Basic earnings per share (cents)[3]	159.9	149.4	63.7
Diluted earnings per share (cents)[4]	152.4	137.8	63.7
Weighted average number of ordinary shares (millions)	3,559	3,653	3,590
Net tangible assets per ordinary share ($)[5]	17.18	16.90	15.67
Return on average ordinary equity (%)[6]	8.10	7.70	3.37
Return on average total equity (%)[7]	8.10	7.70	3.36
Share price ($):			
High	26.44	27.12	29.81
Low	18.80	16.51	13.47
Close	20.64	26.00	16.84
Business performance			
Net interest margin (%)[8]	1.93	2.06	2.03
Operating expenses to operating income ratio (%)	55.10	62.72	63.12
Return on average assets (%)[9]	0.58	0.60	0.25
Capital adequacy			
Total equity to total assets (%)	7.00	7.70	7.50
Average total equity to total average assets (%)	7.21	7.83	7.40
APRA Basel III:			
Common equity Tier 1 (%)	11.29	12.32	11.13
Tier 1 ratio (%)	13.39	14.65	13.23
Total capital ratio (%)	18.40	18.86	16.38
Credit quality[10]			
Loans written off (net of recoveries)	745	594	977
Loans written off (net of recoveries) to average loans (basis points)	10	8	14
Net impaired assets to equity and collectively assessed provisions (%)	1.06	1.28	2.21
Total provisions for expected credit losses (ECL) to total loans (basis points)	62	70	88

1. Where accounting classifications have changed or where changes in accounting policy are adopted retrospectively, comparatives have been restated and may differ from results previously reported.
2. Adjusted for Treasury shares.
3. Based on weighted average number of fully paid ordinary shares.
4. Basic earnings per share adjusted for the impact of dilutive potential ordinary shares.
5. Total equity attributable to owners of Westpac Banking Corporation, after deducting intangible assets divided by the number of ordinary shares outstanding, less Treasury shares.
6. Calculated by dividing net profit attributable to owners of Westpac Banking Corporation (adjusted for RSP dividends) by average ordinary equity.
7. Calculated by dividing net profit attributable to owners of Westpac Banking Corporation (adjusted for RSP dividends) by average ordinary equity and non-controlling interests.
8. Calculated by dividing net interest income by average interest earning assets.
9. Calculated by dividing net profit attributable to owners of Westpac Banking Corporation by average total assets.
10. Includes balances classified as held for sale.

108 WESTPAC GROUP 2022 ANNUAL REPORT Review of Group operations Overview of performance – 2022 v 2021 Net profit attributable to owners of Westpac Banking Corporation (WBC) for 2022 was $5,694 million, an increase of $236 million or 4% compared to 2021. Basic earnings per share increased 7% as net profit after tax increased and the average share count reduced 3% following the $3.5 billion share buy-back. The increase in net profit was predominantly due to reduction in expenses, partly offset by lower non-interest income mainly from the loss on sale of Australian life insurance and higher credit impairment charges. Over recent years, Westpac has incurred certain items that have been called “notable items”. The net after tax reduction in net profit for these items was $1,292 million in 2022 compared to $1,601 million in 2021, $309 million lower and these include: • • • Provisions for estimated customer refunds, payments, associated costs and litigation; The write-down of assets and expenses from reducing our corporate and branch footprint; and The impact of asset sales and revaluations. The following is a summary of the movements in major line items in net profit for 2022 compared to 2021. Net interest income increased $303 million or 2% over 2022 with increased lending and deposits partly offset by a 13 basis point reduction in net interest margin. Average interest earning assets increased 8%, while spot lending increased 4% with growth in owner-occupied mortgages, small business, and institutional lending. Customer deposits increased 6% over the year, more than fully funding loan growth contributing to an increase in the customer deposit to loan ratio to 82.9%. All the decline in net interest margin was in the first half of the year from the impact of low interest rates and lending competition. While competition continued through the year, rising interest rates assisted in restoring margins in the second half of the year from improved returns on capital and low-rate deposits and better deposit spreads. Through the year, the decrease in net interest margin was due to: • • Lower spreads on mortgages and business lending reflecting intense competition; and Margin dilution from $48 billion increase in average liquid assets to meet the need for additional high quality liquid assets following the scheduled reduction of the Reserve Bank of Australia’s committed liquidity facility (CLF). Funding and holding liquid assets are more expensive than the cost of the CLF; partly offset by Increased deposit spreads which contributed 21 basis points to net interest margin; and Increase of $443 million on unrealised gains on fair value movements of non-hedge accounted economic hedges in 2022. • • Non-interest income was $1,919 million lower compared to 2021. The decrease was predominantly due to: • Lower other income from the net loss on disposal of non-core businesses in 2022 mainly driven by the loss on the sale of our Australian life insurance business of $1,112 million. There was a net gain in 2021 of $188 million from non-core asset sales; Lower contribution from NZ life insurance and Australian life insurance businesses of $287 million following their sales in 2022 and the impact of unfavourable valuations; and Lower general and lenders mortgage insurance income by $185 million as these businesses were sold in 2021; partly offset by Lower remediation costs which were offset against revenue of $256 million. • • • Operating expenses were $2,509 million or 19% lower compared to 2021. The decrease was mainly due to: • • • • Lower asset write-downs of $1,023 million; A reduction in depreciation and amortisation of assets of $450 million following write-downs in 2021; Reduced use of third-party services; Lower staff expenses of $168 million from lower FTE, partly offset by increased superannuation and higher restructuring costs; Lower separation costs associated with the sale of businesses; and Lower remediation costs of $296 million. • • Credit impairment charges were $335 million in 2022, compared to a credit impairment benefit of $590 million in 2021. The charge in 2022 represented 5 basis points of gross loans and is still well below long-term historical averages. The impairment benefit in 2021 reflected the release of provisions following an improved economic outlook. The charge in 2022 reflected: • Impact of higher inflation, interest rates rising and expectation of slowing economic activity; partly offset by • Impact of further improvement in credit quality metrics through the year including a reduction in stressed exposures. The effective tax rate was 32.7% in 2022 and was above the corporate tax rate of 30% due to some non-deductible expenses including the loss on sale of our Australian life insurance business. The effective tax rate was also high in 2021 due to non-deductible items including goodwill write-downs.

109

WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

Review of Group operations

The Board has determined a final dividend of 64 cents per ordinary share. The full year ordinary dividends of $1.25 is higher than the ordinary dividends declared in 2021 and represents a payout ratio of 76.79%. The full year ordinary dividend is fully franked.

Income statement review – 2022 v 2021

Net interest income – 2022 v 2021

$m	2022	2021	2020
Interest income	23,251	22,278	27,047
Interest expense	(6,090)	(5,420)	(10,351)
Net interest income	**17,161**	**16,858**	**16,696**
Increase/(decrease) in net interest income			
Due to change in volume	199	31	496
Due to change in rate	104	131	(707)
Change in net interest income	**303**	**162**	**(211)**

Net interest income increased $303 million or 2% compared to 2021 with higher lending and deposits offset by lower margins. Key features include:

- Group net interest margin decreased 13 basis points to 1.93%. Refer to Interest spread and margin – 2022 v 2021 for primary drivers of margin movement.

Total loans (including held for sale) increased $28.8 billion or 4% compared to 30 September 2021. Excluding foreign currency translation impacts, total loans increased $35.1 billion, or 5%.

Key features of total loan movements were:

- Australian housing loans increased $11.8 billion or 3% due to growth in the owner occupied lending, partly offset by decline in investor lending. Through the year we grew at 0.5 times major bank system, with relative performance improving in 2H22;
- Australian personal lending decreased $1.9 billion or 13% with lower personal loan balances, continuing the structural decline in this form of lending across the system, whilst the auto finance portfolio continues to run off following the sale of the business;
- Australian business lending was $22.2 billion higher or 15% from increased activity from WIB customers, including merger and acquisition activity and higher utilisation of existing credit facilities. The business lending segment grew $6.5 billion or 8%, with most growth across the commercial property and agriculture sectors;
- New Zealand lending increased $4.4 billion or 5% in $NZ terms from higher housing due to improved processes and higher approval rates. Business lending was higher from growth in small business and institutional, while personal lending was lower due to a highly competitive environment; and
- Held for sale assets were zero from March 2022 as we completed the sale of our auto finance portfolio in December 2021.

Deposits and other borrowings excluding certificates of deposit increased $32.5 billion or 6% compared to 30 September 2021 due to generally supportive macroeconomic settings, more than fully funding loan growth for the year. Excluding foreign currency translation impacts, customer deposits increased $36.9 billion, or 6%.

Key features of deposits and other borrowings excluding certificates of deposit growth were:

- In Australia, deposits increased $34.6 billion or 7%. Aggregate growth has continued to be supported by high levels of system liquidity. Through the year, the composition of growth followed the change in the interest rate cycle. With rates low throughout First Half 2022, most deposits were directed to at call accounts. As interest rates increased customers responded by diverting funds to higher interest term deposit accounts;
- New Zealand deposits increased $2.0 billion or 3% in $NZ terms with a change in portfolio mix to higher rate term deposit products from at call, as interest rates increased; and
- Other overseas deposits increased $1.7 billion or 25% mostly in WIB, as term deposits in Europe and Asia increased $1.4 billion to support lending growth.

Certificates of deposit decreased $0.3 billion or 1% reflecting lower short-term wholesale funding issuance in this form.

The Group's customer deposit to loan ratio ended the year at 82.9% from 81.6% at 30 September 2021.

110 WESTPAC GROUP 2022 ANNUAL REPORT

Review of Group operations

Interest spread and margin – 2022 v 2021

$m	2022	2021	2020
Group			
Net interest income	17,161	16,858	16,696
Average interest earning assets	886,971	819,456	821,718
Average interest bearing liabilities	802,692	736,336	745,641
Average net non-interest bearing assets, liabilities and equity	84,279	83,120	76,077
Interest spread[1]	1.86%	1.98%	1.90%
Benefit of net non-interest bearing assets, liabilities and equity[2]	0.07%	0.08%	0.13%
Net interest margin[3]	**1.93%**	**2.06%**	**2.03%**

Group net interest margin of 1.93% decreased 13 basis points from 2021. Excluding the impact of notable items, net interest margin decreased 15 basis point. Key features include:

- 30 basis point decrease from loans primarily due to lower spreads on mortgage lending in Australia, from both competition and growth in lower spread owner occupied lending. While rates on fixed rate mortgages increased over the year, this did not match the timing of the rise in funding costs, and spreads on fixed rate mortgages are below those on variable rate mortgages. Business lending spreads were also lower due to competition to attract and retain customers;
- 21 basis point increase from higher deposit spreads on at call accounts and higher earnings on hedged deposits. These improvements were partly offset in Second Half 2022 by a mix shift from higher spread at call balances to relatively lower spread term deposits, predominantly in the Consumer and Business portfolios in Australia and New Zealand;
- 2 basis point increase from wholesale funding costs as spreads on new term wholesale funding were lower than the spreads on maturing facilities;
- 2 basis point increase from capital primarily from higher earnings on hedged capital; and
- 10 basis point decrease from liquid assets as we increased third party liquid assets principally to offset the phasing out of the CLF.

Non-interest income - 2022 v 2021

$m	2022	2021	2020
Net fee income	1,671	1,482	1,592
Net wealth management and insurance income	808	1,211	751
Trading income	664	719	895
Other income	(698)	952	249
Non-interest income	**2,445**	**4,364**	**3,487**

Non-interest income of $2,445 million decreased $1,919 million or 44% compared to 2021.

Net fee income increased $189 million or 13% primarily resulting from:

- Higher interchange and currency fees from increased international spend and higher cards activity as COVID-19 restrictions eased; and
- Lower remediation provisions for credit card customers in 2022, partly offset by
- Lower fee income due to simplification initiatives including the removal of certain fees and consolidation of products.
- Net wealth management and insurance income decreased $403 million, or 33% compared to 2021 primarily resulting from:
- Unfavourable yield curve movements on Life Insurance policyholder liabilities;
- Lower wealth income from continued migration of customers from legacy platforms to lower fee Panorama platform;
- Lower New Zealand funds management income from fee reductions as part of industry changes in default KiwiSaver funds from December 2021;
- Higher Life Insurance claims; and
- Loss of revenue following sale of the Australian life insurance business.

1. Interest spread is the difference between the average yield on all interest earning assets and the average yield on all interest bearing liabilities.
2. The benefit of net non-interest bearing assets, liabilities and equity is determined by applying the average yield paid on all interest bearing liabilities to the average level of net non-interest bearing funds as a percentage of average interest earning assets.
3. Net interest margin is calculated by dividing net interest income by average interest earning assets.

111

WESTPAC GROUP 2022 ANNUAL REPORT
STRATEGIC REVIEW
GROUP PERFORMANCE
FINANCIAL STATEMENTS
SHAREHOLDER INFORMATION

Review of Group operations

Trading income decreased $55 million or 8% compared to 2021 primarily due to:

- Lower contribution from derivative valuation adjustments due to widening counterparty credit spreads ($185 million); and
- Lower non-customer markets income primarily due to lower fixed income trading from interest rate volatility, global inflationary pressures and geopolitical uncertainty on credit spreads; partly offset by
- Increase in customer markets income from higher demand for corporate derivatives in First Half 2022 and higher FX trading income due to increase market volatility.

Other income decreased $1,650 million primarily due:

- Loss on sale of Australian life insurance in Second Half 2022;
- A gain on the revaluation of Coinbase in the prior year;
- A gain on the sale of Westpac General Insurance in the prior year;
- Non-repeat gain on sale of NZ wealth business and lower revaluations of fintech investments, partly offset by
- One-off payment related to achieving specific milestones under the General Insurance distribution arrangement.

Operating expenses – 2022 v 2021

$m	2022	2021	2020
Staff expenses	5,866	6,034	5,015
Occupancy expenses	914	1,226	1,016
Technology expenses	2,282	3,128	2,643
Other expenses	1,740	2,923	4,065
Total operating expenses	**10,802**	**13,311**	**12,739**
Total operating expenses to net operating income ratio (%)	**55.10%**	**62.72%**	**63.12%**

Operating expenses were $2,509 million or 19% lower compared to 2021. Notable items include:

- write-down of assets and costs related to accelerated branch closures ($1,054 million lower);
- costs associated with estimated customer refunds, payments, costs and litigation ($345 million lower);
- asset sales and revaluations ($327 million lower);

Excluding the impact of notable items, operating expenses were $783 million or 7% lower compared to Full Year 2021. The decline mainly reflects benefits from our transformation program, businesses sold and lower amortisation expense. The impact of businesses sold was a $73 million decline over the prior year. The following discussion excludes the impact of notable items.

FTE were 2,667 lower over the year as we completed changes to our organisational structure, sold additional businesses and progressed our cost plans.

Staff expenses were $15 million higher (flat) as reductions in FTE were partly offset by wage increases, the full period impact of increased superannuation contributions, higher restructuring costs and increased variable reward. Staff expenses were higher in Westpac New Zealand to support risk and compliance projects, and in our mortgage operations to support higher growth. These increases were offset by lower leave provisions, productivity benefits, and lower staff from businesses sold.

Occupancy expenses were $163 million or 17% lower from the rationalisation of corporate sites, lower network costs from the consolidation of branches and ATM closures (net 119 branches consolidated and 199 ATMs were closed). Depreciation was also lower following property lease write-downs in Full Year 2021.

Technology expenses decreased $293 million or 12%. The decline was largely driven by lower software amortisation due to write-downs in Full Year 2021, lower investment spend following a peak in Full Year 2021 and reduced depreciation. Lower investment spend was driven by a decrease in Fix following the completion of strategic projects during Full Year 2022, which includes 213 of the CORE program's activities being assessed by the independent reviewer as complete and effective.

Other expenses decreased $342 million or 19% mainly from lower third-party spend as projects completed during the year, renegotiation of contracts reduced use of third-party suppliers, and lower non-lending losses.

112 WESTPAC GROUP 2022 ANNUAL REPORT

Review of Group operations

Impairment charges – 2022 v 2021

$m	2022	2021	2020
Total impairment (benefit)/charges	335	(590)	3,178
Impairment charges to average gross loans (basis points)	5	(8)	45

In Full Year 2022, the impairment charge was $335 million, compared to a Full Year 2021 credit impairment benefit of $590 million, a $925 million turnaround. The benefit in Full Year 2021 was due to an improved economic outlook at that time (the impacts of COVID-19 were not as adverse as first projected) and that some provisions booked in Full Year 2020 were no longer required (and therefore released in Full Year 2021).

Total new IAPs, write-backs and recoveries were $297 million lower due to:

- very low new IAP compared to Full Year 2021, which was impacted by the IAP related to Forum Finance, partially offset by;
- lower write-backs and recoveries, predominately in Consumer and Business Banking and in New Zealand.

Total new CAPs were a $1,222 million increase mostly due to a lower CAP benefit and write-offs.

Other changes in CAPs in Full Year 2022 was a small benefit, driven by continued improvement in credit quality metrics, partially offset by:

- an increase in the downside economic scenario weight to 45%;
- an update to modelled economic scenarios for key portfolios; and
- less favourable forward looking economic inputs in the provision calculation.

Income tax expense – 2022 v 2021

$m	2022	2021	2020
Income tax expense	2,770	3,038	1,974
Tax as a percentage of profit before income tax expense (effective income tax rate)	32.71%	35.74%	46.27%

The effective tax rate of 32.71% in 2022 is above the Australian corporate tax rate of 30%, with the key driver for the increase in the rate being accounting losses on the sale of the Australian life insurance business that are non-deductible for tax purposes. This has been partially offset by benefits derived from prior period adjustments.

113

WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

Review of Group operations

Balance sheet review

Selected consolidated balance sheet data[1]

The detailed components of the balance sheet are set out in the notes to the financial statements.

As at 30 September	2022 $m	2021 $m
Cash and balances with central banks	105,257	71,353
Collateral paid	6,216	4,232
Trading securities and financial assets measured at fair value through income statement and investment securities	100,797	104,518
Derivative financial instruments	41,283	19,353
Loans	739,647	709,784
Assets held for sale	75	4,188
All other assets	20,923	22,449
Total assets	**1,014,198**	**935,877**
Collateral received	6,371	2,368
Deposits and other borrowings	659,129	626,955
Other financial liabilities	56,360	50,309
Derivative financial instruments	39,568	18,059
Debt issues	144,868	128,779
Liabilities held for sale	32	837
All other liabilities	6,107	7,411
Total liabilities excluding loan capital	**912,435**	**834,718**
Total loan capital	31,254	29,067
Total liabilities	**943,689**	**863,785**
Net assets	**70,509**	**72,092**
Total equity attributable to owners of WBC	**70,452**	**72,035**
NCI	**57**	**57**
Total shareholders' equity and NCI	**70,509**	**72,092**

1. Where accounting classifications have changed or where changes in accounting policy are adopted retrospectively, comparatives have been restated and may differ from results previously reported.

114 WESTPAC GROUP 2022 ANNUAL REPORT

Review of Group operations

Balance sheet review

Total assets increased $78.3 billion or 8% to $1,014.2 billion since September 2021 primarily driven by higher liquid assets (mainly cash and balances with central banks), derivatives, and loans. Total liabilities increased $79.9 billion or 9% to $943.7 billion since September 2021 mainly from higher deposits, derivatives, and debt issues. Equity was lower mostly from the $3.5 billion off-market buy-back completed in February 2022.

Liquid assets increased as we responded to the decision by APRA to wind-down the CLF used by certain Australian banks to meet their LCR requirement. The wind-down in the CLF required us to hold more funded liquid assets. This change and the completion of a $3.5 billion off-market share buy-back required additional funding which was met by customer deposit growth and additional wholesale funding.

Assets – 2022 v 2021

- Cash and balances with central banks increased $33.9 billion or 48% from higher funded liquid assets in response to the wind-down in the CLF;
- Collateral paid increased $2.0 billion or 47% due to higher collateralised derivative balances;
- Trading securities and other financial assets measured at FVIS and investment securities decreased $3.7 billion or 4% mainly due to the sale of government investment securities, partly offset by an increase in securities purchased under agreement to resell;
- Derivative assets increased $21.9 billion or 113% driven by movements in cross currency swaps and foreign currency forward contracts, partly offset by interest rate swaps due to volatility in exchange rates and interest rates;
- Loans increased $29.9 billion or 4% (including held for sale, loans increased $28.8 billion or 4%). Refer to loan discussion in Net interest income 2022 v 2021 for further information.
- Assets held for sale decreased $4.1 billion or 98% from the $1 billion sale of our motor vehicle dealer finance and novated leasing book, and finalising the sales of our life insurance businesses in both Australia and New Zealand; and
- All other assets decreased $1.5 billion or 7% mostly due to reductions in securities sold not delivered included in other financial assets and deferred tax assets.

Liabilities and equity – 2022 v 2021

- Collateral received increased $4.0 billion or 169% from higher collateralised derivative balances;
- Deposits and other borrowings increased $32.2 billion or 5%. Refer to deposits and other borrowings discussion in Net interest income – 2022 v 2021 for further information;
- Other financial liabilities increased $6.1 billion or 12% mainly due to higher securities sold under agreements to repurchase, securities sold short, and interbank deposits, partly offset by lower securities purchased not delivered;
- Derivative liabilities increased $21.5 billion or 119% driven by movements in cross currency swaps, foreign currency forward contracts and interest rate swaps due to volatility in exchange rates and interest rates;
- Debt issues increased $16.1 billion or 12% mainly due to $17.4 billion net issuance and $6.1 billion loss from foreign currency translation, partly offset by $7.4 billion non-cash adjustments predominantly related to fair value hedge adjustment gain;
- Loan capital increased $2.2 billion or 8% mainly due to $4.2 billion net issuances of Additional Tier 1 and Tier 2 instruments and $1.7 billion loss from foreign currency translation, partly offset by $3.7 billion non-cash adjustments predominantly related to fair value hedge adjustment gain;
- Liabilities held for sale decreased $0.8 billion or 96% from finalising the sales of our life insurance businesses in both Australia and New Zealand; and
- All other liabilities decreased $1.3 billion or 18% due to lower compliance, regulation and remediation provisions, lease liability and a decline in valuation of the defined benefit liability.

Equity attributable to owners of Westpac Banking Corporation decreased $1.6 billion or 2% mainly attributable to the off-market share buy-back, partly offset by retained profits.

Loan quality - 2022 v 2021

Housing and personal loans that were past due can be disaggregated based on days overdue as follows:

Consolidated	2022			2021		
$m	30-89 days	90+ days	Total	30-89 days	90+ days	Total
Loans						
Loans - housing	2,319	3,597	5,916	5,373	5,081	10,454
Loans - personal	147	195	342	214	247	461
Total	**2,466**	**3,792**	**6,258**	**5,587**	**5,328**	**10,915**

115

WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

Review of Group operations

Capital resources

For details of the Group's capital resources, including APRA announcements on capital, refer to Note 28 to the financial statements.

Basel Capital Accord

APRA's Prudential Standards are generally consistent with the International Regulatory Framework for Banks, also known as Basel III, issued by the Basel Committee on Banking Supervision (BCBS), except where APRA has exercised certain discretions. On balance, the application of these discretions acts to reduce capital ratios reported under APRA's Prudential Standards relative to the BCBS approach and to those reported in some other jurisdictions.

Westpac is accredited by APRA to apply advanced models permitted by the Basel III global capital adequacy regime to the measurement of its regulatory capital requirements. Westpac uses the Advanced Internal Ratings Based approach for credit risk, the Standardised Measurement Approach (SMA) for operational risk and the internal model approach for Interest Rate Risk in the Banking Book (IRRBB).

Westpac's Level 2 regulatory capital ratios as at 30 September are summarised in the table below. As the table summarises Westpac's Level 2 regulatory capital structure, the capital amounts shown are not the same as the Westpac Group's consolidated financial statements. Westpac's Pillar 3 Report provides further details regarding Westpac's capital structure.

$m	2022	2021
Tier 1 common equity	69,408	70,817
Deductions from common equity	(15,465)	(17,009)
Total common equity after deductions	**53,943**	**53,808**
Additional Tier 1 capital	10,021	10,180
Deductions from Additional Tier 1 capital	(25)	(25)
Net Tier 1 regulatory capital	**63,939**	**63,963**
Tier 2 capital	24,202	18,766
Deductions from Tier 2 capital	(243)	(361)
Total Tier 2 capital after deductions	**23,959**	**18,405**
Total regulatory capital	**87,898**	**82,368**
Credit risk	362,098	357,295
Market risk	9,290	6,662
Operational risk	59,063	55,875
Interest rate risk in the banking book	42,782	11,446
Other assets	4,387	5,372
Total risk weighted assets	**477,620**	**436,650**
Common Equity Tier 1 capital ratio	**11.29%**	**12.32%**
Additional Tier 1 capital ratio	2.10%	2.33%
Tier 1 capital ratio	**13.39%**	**14.65%**
Tier 2 capital ratio	5.01%	4.21%
Total regulatory capital ratio	**18.40%**	**18.86%**

116 WESTPAC GROUP 2022 ANNUAL REPORT Segment reporting Segment reporting – 2022 v 2021 The accounting standard AASB 8 Operating Segments requires segment results to be presented on a basis that is consistent with information provided internally to Westpac’s key decision makers. In assessing financial performance, including segment reporting, we currently use an adjusted AAS measure of performance referred to as ‘cash earnings’. Cash earnings is viewed as a measure of the level of profit that is generated by ongoing operations and is therefore typically considered in assessing distributions, including dividends. Cash earnings is neither a measure of cash flow nor net profit determined on a cash accounting basis, as it includes both cash and non-cash adjustments to net profit attributable to owners of Westpac Banking Corporation. A reconciliation of cash earnings to net profit attributable to owners of Westpac Banking Corporation for each business segment is set out in Note 2 to the Financial Statements. To determine cash earnings, three categories of adjustments are made to statutory results: • • items that key decision makers at Westpac believe do not reflect ongoing operations; items that are not typically considered when dividends are recommended, mainly economic hedging impacts; and accounting reclassifications between individual line items that do not impact statutory results. • The discussion of our segment reporting in this section is presented on a cash earnings basis unless otherwise stated. Cash earnings is not directly comparable to statutory results presented in other parts of this Annual Report. On 17 March 2021, Westpac announced that it was bringing together the leadership of its Consumer and Business segments into a new Consumer and Business segment. We have updated our reporting and restated comparatives for this change and changes in the allocations of certain revenue and expense items across segments, to align with changes in the information presented internally to key decision makers. The key changes include: • All Australian mortgages (both business and consumer) are now included in the Mortgage line of business (LOB). Revenue sharing ceased from the sale of certain institutional products (i.e. Foreign exchange and interest rate hedging). This reduces non-interest income across both Consumer and Business segments with all income for these products recorded in WIB. The addition of the share broking business in Consumer from Specialist Businesses. • • Outlined below are the cash earnings adjustments to the statutory results: • fair value (gain)/loss on economic hedges (which do not qualify for hedge accounting under AAS) comprise: – The unrealised fair value (gain)/loss on hedges of accrual accounted term funding transactions are reversed in deriving cash earnings as they may create a material timing difference on statutory results but do not affect the Group’s earnings over the life of the hedge; and – The unrealised fair value (gain)/loss on foreign exchange hedges of future New Zealand earnings impacting non-interest income is reversed in deriving cash earnings as they may create a material timing difference on statutory results but do not affect the Group’s profits over the life of the hedge. • ineffective hedges: The unrealised (gain)/loss on ineffective hedges is reversed in deriving cash earnings because the gain or loss arising from the fair value movement in these hedges reverses over time and does not affect the Group’s profits over time; adjustment related to Pendal: Westpac disposed of its holdings in 2020. As a result, no further adjustments will be recognised in future years. In prior years this item was treated as a cash earnings adjustment given its size and that it did not reflect ongoing operations; Treasury shares: Treasury shares held by the Group in managed funds and life businesses were disposed of in 2020; and accounting reclassifications between individual line items that do not impact statutory results comprise: – Operating leases: Under AAS, rental income on operating leases is presented gross of the depreciation of the assets subject to the lease. These amounts are offset in deriving non-interest income and operating expenses on a cash earnings basis; and – Policyholder tax recoveries: Income and tax amounts that are grossed up to comply with the AAS covering the Life Insurance business (policyholder tax recoveries) are reversed in deriving income and taxation expense on a cash earnings basis. • • • The guidance provided in Australian Securities and Investments Commission (ASIC) Regulatory Guide 230 has been followed when presenting this information.

117

WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

Segment reporting

Cash earnings by segment

The following table presents, for each of the key segments of our business, the cash earnings at the end of the financial years ended 30 September 2022, 2021 and 2020. Refer to Note 2 to the financial statements for the disclosure of our geographic and business segments and the reconciliation to net profit attributable to owners of Westpac Banking Corporation.

$m	2022	2021	2020
Consumer	3,291	3,707	3,287
Business	918	1,077	88
Consumer and Business Bank	4,209	4,784	3,375
Westpac Institutional Bank	687	(533)	480
Westpac New Zealand	1,075	950	612
Specialist Businesses	(723)	162	(539)
Group Businesses	28	(11)	(1,320)
Total cash earnings	**5,276**	**5,352**	**2,608**

In presenting segment results on a management reporting basis, internal charges and transfer pricing adjustments are included in the performance of each segment reflecting the management structure rather than the legal entity (these results cannot be compared to results for individual legal entities). Where management reporting structures or accounting classifications have changed, financial results for comparative years have been revised and may differ from results previously reported.

Our internal transfer pricing frameworks facilitate risk transfer, profitability measurement, capital allocation and business unit alignment, tailored to the jurisdictions in which we operate. Transfer pricing allows us to measure the relative contribution of our products and segments to the Group's interest margin and other dimensions of performance. Key components of our transfer pricing frameworks are funds transfer pricing for interest rate and liquidity risk and allocation of basis and contingent liquidity costs, including capital allocation.

118 WESTPAC GROUP 2022 ANNUAL REPORT Segment reporting Over recent years, a number of notable items have impacted results but do not reflect ongoing business performance. These can be divided into three categories: Cash earnings impact FY22 Category (after tax) Detail 1. Provisions for customer refunds and payments, associated costs and litigation costs $133 million reduction • Additional provisions for estimated customer refunds: – remediation for premium increases on certain life insurance products issued by Australian life insurance; and additional wealth related remediation; partly offset by release of provisions for customer remediation in Westpac New Zealand. – • • Additional costs for our customer remediation program; and Increase in litigation provisions. 2. The write-down of assets (including goodwill and capitalised software) and accelerated branch closure costs $283 million reduction • Write-down of assets related to our superannuation business in preparation for its exit. This included all goodwill attributable to the business along with some capitalised software of $167 million in costs, $154 million after tax; Write-down of assets from a reduction in corporate office space required. Reduced space requirements are from business sales, reduced headcount, and more flexible working. The write-down considers the capitalised value of the remaining term of the lease less likely sublease income, $118 million in costs, $82 million after tax; and Expenses associated with the accelerated consolidation of branches that has progressed more rapidly than recent years of $66 million in costs, $47 million after tax. • • 3. The impact of asset sales and revaluations $876 million reduction • Loss on sale of Australian life insurance of $1,112 million in non-interest income, $1,120 million after tax; Expenses and revaluations associated with asset sales, including of Advance Asset Management and successor funds transfer of BT’s personal and corporate superannuation funds of $125 million, $101 million after tax; and Other costs associated with the divestments of the Group’s businesses; partly offset by: Gain on the sale of NZ life insurance; and Gain on sale of the Group’s motor vehicle dealer finance and novated leasing business in First Half 2022. This also includes a tax refund in Second Half 2022 related to transaction and separation costs relating to the Group’s motor vehicle dealer finance, novated leasing business and vendor finance businesses. • • • •

119

Segment reporting

$m	AUSTRAC proceedings	Refunds, payments, costs, and litigation	Write-down of assets and accelerated branch closure costs	Asset sales and revaluations	Total
2022					
Net interest income	**-**	**(1)**	**-**	**-**	**(1)**
Net fee income	-	(1)	-	-	(1)
Net wealth management and insurance income	-	(51)	-	-	(51)
Trading income	-	-	-	-	-
Other income	-	-	-	(841)	(841)
Non-interest income	**-**	**(52)**	**-**	**(841)**	**(893)**
Staff expenses	-	(18)	(39)	(51)	(108)
Occupancy expenses	-	-	(126)	-	(126)
Technology expenses	-	-	(62)	(35)	(97)
Other expenses	-	(108)	(124)	(58)	(290)
Operating expenses	**-**	**(126)**	**(351)**	**(144)**	**(621)**
Profit before impairment charges and income tax expense	**-**	**(179)**	**(351)**	**(985)**	**(1,515)**
Tax and NCI	-	46	68	109	223
Cash earnings	**-**	**(133)**	**(283)**	**(876)**	**(1,292)**
2021					
Net interest income	**-**	**131**	**-**	**(4)**	**127**
Net fee income	-	(137)	-	-	(137)
Net wealth management and insurance income	-	(106)	-	-	(106)
Trading income	-	-	-	-	-
Other income	-	(4)	-	764	760
Non-interest income	**-**	**(247)**	**-**	**764**	**517**
Staff expenses	-	(116)	-	(175)	(291)
Occupancy expenses	-	-	(232)	(43)	(275)
Technology expenses	-	(3)	(579)	(68)	(650)
Other expenses	-	(352)	(594)	(185)	(1,131)
Operating expenses	**-**	**(471)**	**(1,405)**	**(471)**	**(2,347)**
Profit before impairment charges and income tax expense	**-**	**(587)**	**(1,405)**	**289**	**(1,703)**
Tax and NCI	-	139	241	(278)	102
Cash earnings	**-**	**(448)**	**(1,164)**	**11**	**(1,601)**
2020					
Net interest income	**-**	**(143)**	**-**	**-**	**(143)**
Net fee income	-	(88)	-	-	(88)
Net wealth management and insurance income	-	(121)	-	(357)	(478)
Trading income	-	-	-	-	-
Other income	-	-	-	303	303
Non-interest income	**-**	**(209)**	**-**	**(54)**	**(263)**
Staff expenses	-	(123)	-	(3)	(126)
Occupancy expenses	-	-	-	-	-
Technology expenses	-	(4)	(161)	(4)	(169)
Other expenses	(1,478)	(147)	(507)	(112)	(2,244)
Operating expenses	**(1,478)**	**(274)**	**(668)**	**(119)**	**(2,539)**
Profit before impairment charges and income tax expense	**(1,478)**	**(626)**	**(668)**	**(173)**	**(2,945)**
Tax and NCI	36	186	54	50	326
Cash earnings	**(1,442)**	**(440)**	**(614)**	**(123)**	**(2,619)**

WESTPAC GROUP 2022 ANNUAL REPORT
STRATEGIC REVIEW
GROUP PERFORMANCE
FINANCIAL STATEMENTS
SHAREHOLDER INFORMATION

120 WESTPAC GROUP 2022 ANNUAL REPORT Segment reporting A number of notable items impacted 2022, 2021 and 2020 results. The impact to net interest income, non-interest income and operating expenses is summarised below. 2022 Non-interest income decreased by $893 million and comprised: • • a $1,112 million decrease due to the loss on sale of Australian life insurance; a $52 million decrease for additional remediation related to wealth products, partly offset by the release of some provisions in Westpac New Zealand; a $18 million decrease related to a post-sale adjustment to earn-out payments associated with the sale of the vendor finance business; partly offset by a gain on the sale of the auto finance wholesale dealer and retail distribution business of $170 million; and a gain on the sale of NZ life insurance of $119 million. • • • Operating expenses increased by $621 million in 2022 and comprised: • expenses and revaluations associated with asset sales, including the sale of Advance Asset Management and successor funds transfer of BT’s personal and corporate superannuation funds of $292 million; write-down of assets from a reduction in corporate office space required. Reduced space requirements are from business sales, reduced headcount, and more flexible working. The write-down of $118 million considers the capitalised value of the remaining term of the lease less likely sublease income; expenses of $66 million associated with the accelerated consolidation of branches that has progressed more rapidly than recent years; Other expenses associated with asset sales and revaluations of $19 million; and $126 million additional costs for our customer remediation program and an increase in litigation provisions, including for longstanding ASIC matters settled during the year. • • • • Income tax expense and NCI reduced by $223 million. This was mainly from a tax refund related to the sale of the Group’s motor vehicle dealer finance, novated leasing business and vendor finance businesses. There was also a benefit from certain items discussed above recognised in operating expenses. 2021 Net interest income increased by $127 million as some customer remediation provisions were no longer required for business customers that were not provided regulated consumer loans. These provision releases were partly offset by additional provisions for customer remediation in Westpac New Zealand. Non-interest income increased by $517 million and comprised: • a $760 million benefit to other income from a gain on our stake in Coinbase, the gain on sale of Westpac General Insurance, post-sale earn out payments from the sale of vendor finance and a small gain from finalising the sale of our holding in Zip Co Limited; partly offset by a $137 million reduction to net fee income for additional provisions related to salaried advice remediation and for some customers on our platforms who were not advised of certain corporate actions; and a $106 million reduction to net wealth management and insurance income for additional provisions for aligned dealer group advice remediation. • • Operating expenses increased by $2,347 million in 2021 and comprised: • staff expenses of $291 million for the implementation of our remediation program, and separation costs related to the sale of Australian life insurance; occupancy expenses of $275 million related to the write-down of WIB property leases and from the write-down of assets in Westpac Pacific; technology expenses of $650 million mainly from the write-down and impairment of capitalised software, the majority of which was associated with WIB, and costs related to the sale of Australian life insurance; and other expenses of $1,131 million including; • • • – the write-down of goodwill in WIB following annual impairment testing along with goodwill in Westpac Lenders Mortgage Insurance and other assets in Westpac Pacific; Reinventure performance fees paid that were linked to the divestment of Coinbase; and other costs linked to completing our remediation programs and litigation matters. – – Income tax expense and NCI reduced by $102 million. This was mainly from the tax benefit from certain items discussed above recognised in operating expenses, partly offset by higher tax from the divestment of Coinbase, the sale of Westpac General Insurance and the write-off of a deferred tax asset in the Australian life insurance.

121 Segment reporting 2020 Net interest income reduced by $143 million from an increase in provisions for Business customers that were provided business loans but should have been provided regulated consumer loans, partly offset by the release of provisions no longer required for interest only loans that did not automatically switch, when required, to principal and interest loans. Non-interest income reduced by $263 million from: • a reduction to net fee income of $88 million for provisions for some customers on our platforms who were not advised of certain corporate actions; A $478 million reduction of net wealth management and insurance income from the write-off of intangibles including insurance liabilities and deferred acquisition costs associated with Australian life insurance and provisions for aligned dealer group advice remediation; partly offset by A $303 million benefit to other income from a revaluation gain related to the divestment of the Group’s stake in Zip Co Limited. • • Operating expenses increased by $2,539 million in 2020 and comprised: • • • staff expenses of $126 million for implementation of our remediation program; technology expenses of $169 million from the write-down of capitalised software; and other expenses of $2,244 million including costs associated with the AUSTRAC matter (including a $1.3 billion penalty), the write-down of goodwill for the Australian life insurance and the Group’s motor vehicle finance and novated leasing businesses, an accounting loss on sale of our vendor finance business, and costs linked to our remediation programs and litigation. Income tax expense and NCI reduced by $326 million from the tax benefit of the above items (excluding penalties and goodwill write-downs that were non-deductible), partly offset by tax on the revaluation gain associated with the divestment of Zip Co Limited. WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

122 WESTPAC GROUP 2022 ANNUAL REPORT

Segment reporting

$m	Consumer	Business	Consumer and Business Bank	Westpac Institutional Bank	Westpac New Zealand ($A)	Specialist Businesses	Group Businesses	Group
2022								
Net interest income	-	-	-	-	(1)	-	-	(1)
Net fee income	-	-	-	-	(1)	-	-	(1)
Net wealth management and insurance income	-	-	-	-	-	(51)	-	(51)
Trading income	-	-	-	-	-	-	-	-
Other income	-	-	-	-	119	(960)	-	(841)
Non-interest income	-	-	-	-	118	(1,011)	-	(893)
Operating expenses	(66)	-	(66)	-	-	(365)	(190)	(621)
Profit before impairment charges and income tax expense	(66)	-	(66)	-	117	(1,376)	(190)	(1,515)
Tax and NCI	19	-	19	-	-	150	54	223
Cash earnings	(47)	-	(47)	-	117	(1,226)	(136)	(1,292)
2021								
Net interest income	3	177	180	-	(35)	(18)	-	127
Net fee income	(3)	1	(2)	-	(12)	8	(131)	(137)
Net wealth management and insurance income	-	-	-	-	-	(4)	(102)	(106)
Trading income	-	-	-	-	-	-	-	-
Other income	-	-	-	-	1	195	564	760
Non-interest income	(3)	1	(2)	-	(11)	199	331	517
Operating expenses	(141)	(54)	(195)	(1,193)	(23)	(640)	(296)	(2,347)
Profit before impairment charges and income tax expense	(141)	124	(17)	(1,193)	(69)	(459)	35	(1,703)
Tax and NCI	36	(39)	(3)	202	17	(81)	(33)	102
Cash earnings	(105)	85	(20)	(991)	(52)	(540)	2	(1,601)
2020								
Net interest income	5	(141)	(136)	-	(7)	-	-	(143)
Net fee income	4	2	6	-	(7)	(7)	(80)	(88)
Net wealth management and insurance income	-	-	-	-	-	(402)	(76)	(478)
Trading income	-	-	-	-	-	-	-	-
Other income	-	-	-	-	-	-	303	303
Non-interest income	4	2	6	-	(7)	(409)	147	(263)
Operating expenses	(64)	(130)	(194)	-	1	(694)	(1,652)	(2,539)
Profit before impairment charges and income tax expense	(55)	(269)	(324)	-	(13)	(1,103)	(1,505)	(2,945)
Tax and NCI	16	81	97	-	4	181	44	326
Cash earnings	(39)	(188)	(227)	-	(9)	(922)	(1,461)	(2,619)

123

WESTPAC GROUP 2022 ANNUAL REPORT
STRATEGIC REVIEW
GROUP PERFORMANCE
FINANCIAL STATEMENTS
SHAREHOLDER INFORMATION

Segment reporting

Consumer and Business Banking

Financial performance

$m	2022	2021	2020
Net interest income	12,012	12,473	12,716
Non-interest income	941	867	920
Net operating income before operating expenses and impairment (charges)/benefits	**12,953**	**13,340**	**13,636**
Operating expenses	(6,585)	(7,116)	(6,432)
Impairment (charges)/benefits	(344)	609	(2,387)
Profit before income tax expense	**6,024**	**6,833**	**4,817**
Income tax expense	(1,815)	(2,049)	(1,442)
Cash earnings	**4,209**	**4,784**	**3,375**
Net cash earnings adjustments	-	-	-
Net profit attributable to owners of WBC	**4,209**	**4,784**	**3,375**

Deposits and other borrowings ($bn)	413.9	395.0	370.9
Net loans ($bn)	559.5	541.1	529.8
Total assets ($bn)	574.0	555.4	545.7
Total operating expenses to net operating income ratio (%)	50.84%	53.34%	47.17%

124 WESTPAC GROUP 2022 ANNUAL REPORT

Segment reporting

Consumer

Consumer provides a range of banking products and services, including mortgages, credit cards, personal loans, and savings and at call deposits to customers in Australia. Products and services are provided under the Westpac, St.George, BankSA, Bank of Melbourne, and RAMS brands.

Financial performance

$m	2022	2021	2020
Net interest income	8,985	9,486	9,711
Non-interest income	612	518	580
Net operating income before operating expenses and impairment (charges)/benefits	**9,597**	**10,004**	**10,291**
Operating expenses	(4,689)	(4,898)	(4,323)
Impairment (charges)/benefits	(201)	184	(1,277)
Profit before income tax expense	**4,707**	**5,290**	**4,691**
Income tax expense	(1,416)	(1,583)	(1,404)
Cash earnings	**3,291**	**3,707**	**3,287**
Net cash earnings adjustments	-	-	-
Net profit attributable to owners of WBC	**3,291**	**3,707**	**3,287**

Deposits and other borrowings ($bn)	280.6	266.4	251.9
Net loans ($bn)	474.6	462.7	449.0
Total assets ($bn)	486.9	474.8	462.5
Total operating expenses to net operating income ratio (%)	48.86%	48.96%	42.01%

2022 v 2021

Cash earnings of $3,291 million were $416 million or 11% lower in 2022, mostly due to lower net interest margins and a $385 million turnaround in impairment charges. These were partly offset by lower expenses and higher non-interest income.

Net interest income down $501 million, 5%

- Net loans increased $11.9 billion, or 3%, predominantly in owner occupied mortgages ($15.7 billion) while investor mortgages declined $2.6 billion. Credit card balances increased while other personal lending was lower;
- Deposits increased $14.2 billion, or 5%. Around two thirds of growth was in First Half 2022 driven by government stimulus and uncertainty due to COVID-19. Term deposits increased $12.0 billion and at call accounts were up $2.2 billion, with growth in transaction accounts including mortgage offsets; and
- Net interest margin was 17 basis points lower with all the decline in the first half of the year. Mortgage competition and a concentration of growth in lower spread products was the driver behind the fall. These declines were partly offset by higher deposit spreads as interest rates increased in Second Half along with better returns from hedged deposits and capital.

Non-interest income up $94 million, 18%

- Most of the increase was due to:
  - Higher card fees from increased transactions as the economy re-opened and consumer sentiment improved;
  - Lower remediation payments; and
  - A $25 million one-off item related to achieving a milestone under the new distribution arrangement for general insurance.
- Partly offset by the loss of fee income from the removal of certain account-keeping fees and other simplification initiatives ($15 million).

Operating expenses down $209 million, 4%

- The reduction in expenses was due to:
  - Simplified organisational design including lower operational costs following the consolidation of 119 branches and a reduction of 199 ATMs;
  - A reduction in the number of products (down 53 products); and
  - The completion of several risk and regulatory programs.
- Partly offset by increased franchise investments.

125 Segment reporting Impairment charge up $385 million, Large • The impairment charge of $201 million in 2022 was due to write-offs partly offset by overlays. The overlays in 2022 capture the effects of anticipated increases in delinquencies and for extreme weather events alongside an update to modelled economic scenarios, partly offset by a benefit from the improvement in credit quality metrics. The benefit in 2021 was due to the release of COVID-19 related provisions ; and Credit quality metrics improved with stressed exposures to TCE down 30 basis points to 0.68%. Mortgage 90+ day delinquencies were down 32 basis points to 0.75% due to the reduction in the hardship portfolio as customers completed their serviceability period and as customers successfully exited COVID-19 assistance. Other consumer 90+ day delinquencies were down 25 basis points to 1.35%. • WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

126 WESTPAC GROUP 2022 ANNUAL REPORT

Segment reporting

Business

Business provides banking services and products to Australian small business, Agribusiness and Commercial businesses generally up to $200 million in exposure. The segment offers savings, transaction and lending products including specialist services such as cash flow finance, equipment finance and property finance. Business operates under the Westpac, St.George, BankSA, and Bank of Melbourne brands.

Financial performance

$m	2022	2021	2020
Net interest income	3,027	2,987	3,005
Non-interest income	329	349	340
Net operating income before operating expenses and impairment (charges)/benefits	**3,356**	**3,336**	**3,345**
Operating expenses	(1,896)	(2,218)	(2,109)
Impairment (charges)/benefits	(143)	425	(1,110)
Profit before income tax expense	**1,317**	**1,543**	**126**
Income tax expense	(399)	(466)	(38)
Cash earnings	**918**	**1,077**	**88**
Net cash earnings adjustments	-	-	-
Net profit attributable to owners of WBC	**918**	**1,077**	**88**

Deposits and other borrowings ($bn)	133.3	128.6	119.0
Net loans ($bn)	84.9	78.4	80.8
Total assets ($bn)	87.1	80.6	83.2
Total operating expenses to net operating income ratio (%)	56.50%	66.49%	63.05%

2022 v 2021

Cash earnings of $918 million were $159 million, or 15% lower than 2021. The decline was due to a $568 million change in impairment charges, partly offset by a 15% reduction in expenses while net interest income was up 1%.

Net interest income up $40 million, 1%	• Net interest income in 2021 benefited from the write-back of provisions related to customer refunds and payments which was not repeated in 2022. Excluding this impact, net interest income was up $217 million, or 8%; • Net loans were $6.5 billion, or 8% higher with growth across most sectors. This included growth in commercial property of 13%, and agriculture of 9%; • Deposits were up $4.8 billion, or 4%, with growth split across term deposits, up $2.7 billion and at call accounts up $2.1 billion (with all the rise in transaction accounts). Deposit trends changed through the year. Early in the year growth was predominantly in at call accounts but shifted to term deposits as interest rates began to rise; and • Net interest margin was down 7 basis points. Excluding the benefit from the provision write-back noted above, net interest margin was 16 basis points higher due to rising interest rates which improved deposit spreads, particularly in transaction deposits. These increases were partly offset by lower lending spreads due to competitive pricing for new lending and to retain customers. The high relative proportion of deposits to loans also supported higher margins.
Non-interest income down $20 million, 6%	• The decrease was largely due to lower merchant fees and higher fees paid to card scheme providers due to the increase of international spend following the easing of COVID-19 restrictions; partly offset by higher fees due to increased loan settlements of $11 billion.
Operating expenses down $322 million, 15%	• The decline was due to the completion of programs to improve our management of risk, and simplification of our operating structure.
Impairment charge up $568 million, Large	• The impairment charge was due to a CAP charge in 2022 compared to a CAP benefit in 2021. The charge in 2022 was due to an update of modelled economic scenarios and the benefit in 2021 was due to the release of COVID-19 related provisions; and • Credit quality metrics improved with stressed exposures to TCE down 85 basis points to 5.05%, due to a reduction in impaired and watchlist exposures predominately within the accommodation, transport and trade sectors.

127

WESTPAC GROUP 2022 ANNUAL REPORT
STRATEGIC REVIEW
GROUP PERFORMANCE
FINANCIAL STATEMENTS
SHAREHOLDER INFORMATION

Segment reporting

Westpac Institutional Bank

Westpac Institutional Bank (WIB) delivers a broad range of financial products and services to corporate, institutional and government customers operating in, or with connections to, Australia and New Zealand. WIB operates through dedicated industry relationship and specialist product teams, with expert knowledge in financing, transactional banking, and financial and debt capital markets. Customers are supported throughout Australia and via branches and subsidiaries located in New Zealand, New York, London, and Singapore. WIB works with all the Group's operating segments in the provision of markets' related financial needs including foreign exchange and fixed interest solutions.

Financial performance

$m	2022	2021	2020
Net interest income	1,110	925	1,117
Non-interest income	1,139	1,313	1,428
Net operating income before operating expenses and impairment (charges)/benefits	**2,249**	**2,238**	**2,545**
Operating expenses	(1,181)	(2,595)	(1,343)
Impairment (charges)/benefits	(85)	(162)	(403)
Profit before income tax expense	**983**	**(519)**	**799**
Income tax expense	(296)	(14)	(319)
Cash earnings	**687**	**(533)**	**480**
Net cash earnings adjustments	-	-	-
Net profit attributable to owners of WBC	**687**	**(533)**	**480**

Deposits and other borrowings ($bn)	116.6	99.3	104.9
Net loans ($bn)	85.2	67.7	66.9
Total assets ($bn)	106.1	82.8	76.2
Total operating expenses to net operating income ratio (%)	52.51%	115.95%	52.77%

128 WESTPAC GROUP 2022 ANNUAL REPORT Segment reporting 2022 v 2021 Cash earnings of $687 million were $1,220 million higher than 2021. This was mainly due to the write-down of assets (goodwill, capitalised software and other assets) that reduced cash earnings by $991 million in 2021. Excluding this impact, cash earnings were $229 million, or 50% higher than 2021. Lower expenses, an increase in net interest income and lower impairment charges were partly offset by lower derivative valuation adjustments (DVA) contribution. Non-interest income down $174 million, 13% • DVA was $185 million lower from a widening of counterparty credit spreads. In 2022, DVA was $88 million negative compared to a gain of $97 million in 2021; Excluding DVA, non-interest income was $11 million, or 1%, higher from: • – $57 million increase in customer markets income across fixed income and FX due to higher customer demand from increased market volatility; Partly offset by a $26 million decline in non-customer markets income, mostly in credit markets; and Lower payments revenue from the prior exit of some non-core activities. – – Impairment charges down $77 million, 48% • The lower impairment charge was due to significantly lower new IAP, partly offset by a CAP charge from the increase in the downside weight and updates to modelled economic scenarios; and Credit quality metrics improved with stressed exposures to TCE down 29 basis points to 0.35% mainly due to the partial write-off of impaired exposures, including Forum Finance early in the year. • Operating• The write-down of assets in 2021 resulted in additional expenses of $1,193 million. expenses down Excluding this impact, expenses decreased $221 million, or 16% reflecting: $1,414 million, 54% – Benefits from simplification, mostly the full period benefit of international consolidation and operating model changes; – Completion of some risk and compliance programs; – Lower software amortisation and property costs following the write-downs in 2021; and – Higher capitalised investment spend largely focused on payments capabilities. • Partly offset by an increase in staff expenses and the full year impact of higher superannuation contributions. Net interest•Net loans increased $17.5 billion, or 26% with growth across infrastructure, M&A, income up finance, property and renewable energy. Most growth was from deepening $185 million, 20% relationships with existing customers and increased utilisation of their credit facilities, with TCE up 11%; • Deposits were up $17.3 billion, or 17% higher, across both term and transaction deposits. Most of the transaction deposit increase was in government balances; and •Net interest margin was up 1 basis point from improved deposit spreads which benefited from higher interest rates and a $24 million increase in markets net interest income. These were partly offset by higher liquidity and wholesale funding costs, higher bank levy charges, and lower loan spreads.

129

WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

Segment reporting

Westpac New Zealand

Westpac New Zealand provides banking, wealth and insurance products and services for consumer, business and institutional customers in New Zealand. Westpac conducts its business through: Westpac New Zealand Limited, which is incorporated in New Zealand, and Westpac Banking Corporation (New Zealand Branch), which is incorporated in Australia. Westpac New Zealand operates through a network of branches and ATMs across the North and South Islands. Business and institutional customers are also served through relationship and specialist product teams. Westpac New Zealand maintains its own infrastructure, including technology, operations and treasury.

All figures are in NZ$ unless noted otherwise.

Financial performance

NZ$m	2022	2021	2020
Net interest income	2,278	2,118	1,943
Non-interest income	431	345	339
Net operating income before operating expenses and impairment (charges)/benefits	**2,709**	**2,463**	**2,282**
Operating expenses	(1,158)	(1,132)	(1,059)
Impairment (charges)/benefits	27	84	(320)
Profit before income tax expense	**1,578**	**1,415**	**903**
Income tax expense	(413)	(402)	(254)
Cash earnings	**1,165**	**1,013**	**649**
Net cash earnings adjustments	3	(3)	7
Net profit attributable to owners of WBC	**1,168**	**1,010**	**656**

Deposits and other borrowings ($bn)	77.9	75.9	71.0
Net loans ($bn)	96.8	92.6	88.0
Total assets ($bn)	118.9	112.4	104.2
Total funds ($bn)	10.9	12.0	12.2
Total operating expenses to net operating income ratio (%)	42.75%	45.96%	46.41%

AUD$m	2022	2021	2020
Net interest income	2,106	1,987	1,832
Non-interest income	397	323	319
Net operating income before operating expenses and impairment (charges)/benefits	**2,503**	**2,310**	**2,151**
Operating expenses	(1,072)	(1,062)	(998)
Impairment (charges)/benefits	25	79	(302)
Profit before income tax expense	**1,456**	**1,327**	**851**
Income tax expense	(381)	(377)	(239)
Cash earnings	**1,075**	**950**	**612**
Net cash earnings adjustments	2	(2)	7
Net profit attributable to owners of WBC	**1,077**	**948**	**619**

Deposits and other borrowings ($bn)	68.6	72.5	65.7
Net loans ($bn)	85.3	88.4	81.4
Total assets ($bn)	104.7	107.1	96.4
Total funds ($bn)	9.6	11.5	11.3
Total operating expenses to net operating income ratio[1] (%)	42.75%	45.96%	46.41%

1. Ratio calculated using NZ$.

130 WESTPAC GROUP 2022 ANNUAL REPORT Segment reporting 2022 v 2021 Cash earnings of NZ$1,165 million were NZ$152 million, or 15% higher than 2021, primarily driven by the NZ$126 million gain on sale of the NZ Life. Excluding the gain on sale along with associated costs and remediation provisions, cash earnings were NZ$26 million, or 2% lower, from a NZ$57 million decrease in impairment benefits, lower non-interest income and higher regulatory, risk and compliance spending. This was partly offset by a NZ$126 million increase in net interest income. • The gain on sale of NZ life insurance provided a NZ$126 million benefit. There was also a benefit from lower provisions for customer refunds and payments compared to 2021; and Excluding these, non-interest income was NZ$52 million or 15% lower reflecting: Non-interest income up NZ$86 million, 25% • – – – The loss of income following the sale of NZ life insurance; A reduction of fees on our investment funds, including KiwiSaver; and 2021 included a gain on sale of the Wealth Advisory business (NZ$8 million). • Continued to record an impairment benefit consistent with further improvement in credit quality metrics across the portfolio. This benefit was lower than 2021 due to increased overlays and updated modelled economic scenarios for higher interest rates and increased inflation; and Credit quality metrics improved with stressed exposures to TCE down 22 basis points to 0.97% supported by low unemployment. Mortgage 90+ day delinquencies were down 8 basis points to 0.22% and other consumer 90+ day delinquencies were down 62 basis points to 1.03%, predominately from improvements in the hardship segment. Impairment benefit down NZ$57 million, 68% • Operating• Costs related to the announced sale of NZ life insurance, write down of intangible expenses up assets and costs associated with managing customer remediation programs increased NZ$26 million, 2%2021 costs by NZ$23 million. Excluding this item, expenses increased NZ$49 million, or 4%, from increased regulatory, risk and compliance expenses, including to meet the RBNZ’s BS11 outsourcing policy and investments in technology resilience, cyber security and data capability. Staff expenses were also higher due to 239 more FTE and higher average salaries. Net interest• Lower provisions for customer refunds and payments provided a benefit of income up NZ$34 million. Excluding this impact, net interest income was NZ$126 million, or NZ$160 million, 8% 6% higher; •Net loans increased NZ$4.2 billion, or 5%, with a NZ$2.9 billion increase in mortgages and a NZ$1.2 billion rise in business lending; • Deposits increased NZ$2.0 billion, or 3%, as interest rates increased. Deposit growth was concentrated in term deposits which increased NZ$4.0 billion while at call accounts were NZ$2.0 billion lower; and •Net interest margin was flat at 2.00% compared to 2021 but was 3 basis points lower excluding customer refunds and payments. The decline was from competition for mortgages which reduced lending spreads. This was partly offset by higher deposit spreads benefiting from rising interest rates.

131

WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

Segment reporting

Specialist Businesses

Specialist Businesses comprises the operations that Westpac has decided to exit. The sale of Australian life insurance was completed in August 2022. In 2022, separate agreements were entered into to merge BT's personal and corporate superannuation funds through a successor fund transfer as well as the sale of Advance Asset Management. These transactions are subject to regulatory approval, and if granted, the successor funds transfer and sale are expected to complete in 2023. Other operations yet to be sold include wealth administration platforms. Specialist Businesses also manages Westpac Pacific which provides a full range of banking services in Fiji and Papua New Guinea. The segment operates under the Westpac, St.George, BankSA, Bank of Melbourne, and BT brands.

$m	2022	2021	2020
Net interest income	474	494	519
Non-interest income	(152)	1,455	733
Net operating income before operating expenses and impairment (charges)/benefits	**322**	**1,949**	**1,252**
Operating expenses	(1,047)	(1,478)	(1,547)
Impairment (charges)/benefits	67	66	(256)
Profit before income tax expense	**(658)**	**537**	**(551)**
Income tax expense	(61)	(373)	14
Profit attributable to NCI	(4)	(2)	(2)
Cash earnings	**(723)**	**162**	**(539)**
Net cash earnings adjustments	-	-	(31)
Net profit attributable to owners of WBC	**(723)**	**162**	**(570)**

Deposits and other borrowings ($bn)	9.5	8.7	7.6
Net loans ($bn)	9.9	13.6	14.9
Total assets ($bn)	12.9	19.4	22.7
Total funds ($bn)	198.8	227.4	193.0
Total operating expenses to net operating income ratio (%)	325.16%	75.83%	123.56%

132 WESTPAC GROUP 2022 ANNUAL REPORT Segment reporting 2022 vs 2021 Specialist Businesses reported a cash earnings loss of $723 million in 2022 compared to cash earnings of $162 million in 2021. The reduction of $885 million was due to a $1,226 million impact related to asset sales including the $1,120 million loss on completion of the sale of Australian life insurance and expenses associated with the write-down of intangible assets in the unitised superannuation business along with additional provisions for customer refunds, payments, litigation and associated costs. Excluding the impact of these items, 2022 cash earnings were $503 million, $199 million or 28% lower compared to 2021, mostly from the impact of businesses sold and lower life insurance revenues. • Non-interest income includes the loss on completion of the sale of Australian life insurance, other asset sales and revaluation impacts. Excluding these items, non-interest income decreased $397 million or 32%; The reduction of income from businesses sold was $416 million; – Life insurance income was $224 million lower from yield curve movements on life insurance policyholder liabilities, higher claims and the loss of revenue following its sale; and – $192 million lower income from businesses that were exited in 2021. Superannuation, Platforms and Investments was $36 million lower from lower platform margins and MySuper fee reductions. Partly offset by; Higher income from transitional service agreement payments and other income related to businesses sold. Non-interest income down $1,607 million, 110% • • • • Similar impairment benefit to prior year due to low IAPs and a CAP benefit (from improved underlying quality and the reduction in overlays); The ratio of stressed exposures to TCE increased 267 basis points to 9.08%, mainly due to increased watchlist exposure in Westpac Pacific. Excluding Westpac Pacific, stressed exposure to TCE reduced 10 basis points to 1.73%; and Similarly 90+ day delinquencies in auto finance increased 36 basis points, this was due to portfolio roll-off (81 basis points) which is partly offset by underlying portfolio performance (45 basis points). Impairment benefits down $1 million, 2% • • Operating• Excluding the impacts from asset sales and revaluation, write-down of intangibles, expenses down refund, payments, costs and litigation, expenses were $156 million, or 19% lower; $431 million, 29% • Expenses related to businesses sold decreased $73 million, or 72%, due to timing of the completion of sales and lower investment spend. Of these reductions, $15 million relate to business sold in 2021; and •Expenses related to ongoing business were down $83 million, or 11%, due to lower investment spend and lower costs from simplification outcomes. Net interest• Excluding the impacts of customer refunds and payments, costs and litigation, and income down asset sales and revaluations, net interest income was down $39 million, of which $20 million, 4% $33 million relates to businesses sold. • Excluding the sale of the auto wholesale dealer business ($1.0 billion), net loans decreased $2.7 billion, or 21% primarily due to the run-off of the retail auto loan portfolio (down $2.5 billion). Margin lending was also lower; • Deposits increased $0.8 billion, or 9% mostly from higher deposits on platforms and a rise in Westpac Pacific deposits; and • Excluding the provision for customer refunds, net interest margin was up 35 basis points mostly from lower funding costs in the auto finance portfolio and higher deposit spreads in platforms as interest rates increased.

133

WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

Segment reporting

Group Businesses

This segment comprises:

- Treasury, which is responsible for the management of the Group's balance sheet including wholesale funding, capital and management of liquidity. Treasury also manages interest rate risk and foreign exchange risks inherent in the balance sheet, including managing the mismatch between Group assets and liabilities. Treasury's earnings are primarily sourced from managing the Group's balance sheet and interest rate risk, (excluding Westpac New Zealand) within set risk limits.
- Enterprise services, which includes earnings on capital not allocated to segments, certain intra-group transactions that facilitate presentation of performance, gains/losses from some asset sales, earnings and costs associated with the Group's fintech investments, costs associated with customer remediation for the Advice business and certain other head office items including provisions. These costs are mainly retained in Group Businesses.
- Corporate Services, which comprises shared corporate functions such as property, procurement, finance services, corporate affairs, sustainability, and HR services. These costs are partly allocated to other segments in the Group.
- Customer Services & Technology, which includes operations, call centres and technology. The majority of these costs are allocated to other segments in the Group.

Financial performance

$m	2022	2021	2020
Net interest income	903	835	902
Non-interest income	71	366	140
Net operating income before operating expenses and impairment (charges)/benefits	**974**	**1,201**	**1,042**
Operating expenses	(906)	(1,032)	(2,380)
Impairment (charges)/benefits	2	(2)	170
Profit before income tax expense	**70**	**167**	**(1,168)**
Income tax expense	(41)	(175)	(152)
Profit attributable to NCI	(1)	(3)	-
Cash earnings	**28**	**(11)**	**(1,320)**
Net cash earnings adjustments	416	108	(294)
Net profit attributable to owners of WBC	**444**	**97**	**(1,614)**

2022 v 2021

Cash earnings were a $28 million profit, compared with a loss of $11 million for 2021.

Net operating income down $227 million, 19%	• 2021 included gains from our investment in Coinbase Inc. and Zip Co. Limited ($562 million) and provisions for customer refunds and payments ($231 million). • Excluding notable items, net operating income was up $104 million, or up 12%, primarily driven by a better Treasury contribution.
Operating expenses down $126 million, 12%	• 2021 included provisions for customer refunds and payments ($176 million) and performance fees related to gains in our investment in Coinbase Inc. ($120 million). • 2022 includes provisions for customer refunds, payments and litigation costs ($72 million) and the write down of assets from a reduction in corporate office space required ($118 million). • Excluding notable items, expenses were down $20 million, or down 3%: – Lower costs across most functions as we progress through our cost plans and complete a number of strategic projects; partly offset by – Higher amortisation and impairment of software assets; and – Full period impacts of increases in variable reward.

134 WESTPAC GROUP 2022 ANNUAL REPORT Risk and risk management Risk management Refer to Strategic Review for details of the Group’s Risk Management Framework. Risk factors Our business is subject to risks that can adversely impact our financial performance, financial condition and future performance. If any of the following risks occur, our business, prospects, reputation, financial performance or financial condition could be materially adversely affected, with the result that the trading price of our securities or the level of dividends could decline and as a security holder you could lose all, or part, of your investment. You should carefully consider the risks described (individually and in combination) and the other information in this Annual Report and subsequent disclosures before investing in, or continuing to own, our securities. The risks and uncertainties described below can emerge together or quickly in succession in a fashion that is uncorrelated with the order in which they are presented below, and they are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently deem to be immaterial, may also become important factors that affect us. For a discussion of our risk management framework and procedures, refer to ‘Risk management’ in Section 1 of this Annual Report. For further detail on financial risk (including credit, funding and liquidity risk, and market risk), refer to Note 22 to the financial statements. Risks relating to our business We have suffered, and could in the future suffer, information security risks, including cyberattacks We (and other third parties that we engage with, including our external service providers, business partners, customers and organisations that we acquire or invest in) face information security risks. These risks are heightened by: the inherent risks in existing and new technologies; increasing digitisation of business processes within, and transactions among, organisations; the increased volume of data, including sensitive data, that organisations collect, generate, hold, use and disclose; the global increase in the sophistication, severity and volume of cyber crime; supply chain disruptions; the prevalence of remote and hybrid working for employees, staff of service providers, and customers; ongoing geo-political tensions or wars, including the military invasion of Ukraine by Russia; and other external events such as acts of terrorism and attacks from State sponsored actors, which could compromise our information assets and interrupt our usual operations and those of our customers, suppliers and counterparties. As a result of these factors, adverse information security events such as data breaches, cyberattacks, espionage and/or errors are happening at an unprecedented pace, scale and reach. Cyberattacks or other information security breaches have the potential to cause: financial system instability; serious disruption to customer banking services; economic and non-economic losses to Westpac, our customers, shareholders, suppliers, counterparties and others; and compromise data privacy of customers, shareholders, employees and others. While we have systems in place to protect against, detect, contain and respond to cyberattacks and information security threats, these systems have not always been, and may not always be, effective. Westpac, its customers, shareholders, employees, suppliers, counterparties or others could suffer losses from cyberattacks, information security breaches or ineffective cyber resilience. We may not be able to anticipate and prevent a cyberattack, effectively respond to a cyberattack and/or rectify or minimise damage resulting from a cyberattack. Our suppliers and counterparties, and other parties that facilitate our activities, financial platforms and infrastructure (such as payment systems and exchanges or that hold data in relation to our existing or potential customers), are also subject to the risk of cyberattacks and other information security breaches, which could in turn impact Westpac. Furthermore, as the scale and volume of cyberattacks increases globally, there is an increased likelihood that global and domestic regulators such as APRA, ASIC, the OAIC and the ACCC take enforcement action for information security risk management failures, for failing to protect our information assets (including customer and other data) or for deficiencies in our response to cyberattacks and information security threats (including for any delayed, deficient, or misleading notifications or for misleading statements made about our information security practices). Our operations rely on the secure processing, storage and transmission of information on our computer systems and networks, and the systems and networks of external suppliers. Although we implement measures to protect the confidentiality, availability and integrity of our information, there is a risk that our information assets (including the computer systems, software and networks on which we, or our customers, shareholders, employees, suppliers, counterparties or others rely), may be subject to security breaches, unauthorised access, malicious software, external attacks or internal breaches that could have an adverse impact on our and their confidential information. A range of potential consequences could arise from a successful cyberattack or information security breach (whether targeting Westpac or third parties), such as: damage to technology infrastructure; the potential use of incident response and intervention powers by the Australian Government under the Security of Critical Infrastructure Act 2018 (Cth); disruptions or other adverse impacts to network access, operations or availability of services; loss of customers, suppliers and market share or reputational damage; loss of data or information; cyber extortion; customer remediation and/or claims for compensation; breach of applicable laws and regulations

135 Risk and risk management (including those relating to privacy, data protection and reporting obligations); increased vulnerability to fraud and scams; litigation and adverse regulatory action including fines or penalties and increased regulatory scrutiny and enforcement action; and additional costs and increased need for significant additional resources to modify or enhance our systems and processes or to investigate and remediate any vulnerabilities or incidents. All these potential consequences could have regulatory impacts and negatively affect our business, prospects, reputation, financial performance or financial condition. As cyber threats evolve, we may need to spend significant resources to modify or enhance our systems or investigate and remediate any vulnerabilities or incidents. We could be adversely affected by legal or regulatory change We operate in an environment where there is sustained regulatory change and ongoing scrutiny of financial services providers. Our business, prospects, reputation, financial performance and financial condition have been, and could in the future be, adversely affected by changes to law, regulation, policies, supervisory activities, the expectations of our regulators, and the requirements of industry codes of practice, such as the Banking Code of Practice. Such regulatory changes may affect how we operate and have altered the way we provide our products and services, in some cases requiring us to change or discontinue our offerings. These changes could also limit, and have in the past limited, our flexibility, require us to incur substantial costs (such as costs of systems changes, or the levies associated with the anticipated Compensation Scheme of Last Resort), impact the profitability of our businesses, require the Group to retain additional capital, impact our ability to pursue strategic initiatives, result in the Group being unable to increase or maintain market share and/or create pressure on margins and fees. A failure to manage regulatory change effectively and in the timeframes required (which may be short) has resulted, and could in the future result, in the Group not meeting its compliance obligations. It could also result in enforcement action, penalties, fines, capital impacts and ultimately loss of business licences. Managing large volumes of regulatory change simultaneously has created, and will continue to create, execution risk. Systems changes can increase the risk of human error or unintended consequences (or system flaws) and this risk is exacerbated by frequent requirements for change. We expect that we will continue to invest significantly in compliance and the management and implementation of regulatory change. Significant management attention, costs and resources may be required to update existing, or implement new, processes to comply with such regulatory changes. The availability of skilled personnel required to implement changes may be limited. There is additional information on certain aspects of regulatory changes affecting the Group in ‘Significant developments’ and the sections ‘Critical accounting assumptions and estimates’ and ‘Future developments in accounting standards’ in Note 1 to the financial statements. We have been and could be adversely affected by failing to comply with laws, regulations or regulatory policy We are responsible for ensuring that we comply with all applicable legal and regulatory requirements and industry codes of practice in the jurisdictions in which we operate or obtain funding. We are subject to conduct and compliance risk. These risks are exacerbated by the complexity and volume of regulation, including where we interpret our obligations and rights differently to regulators or a Court, tribunal or other body, or where applicable laws in different jurisdictions conflict. The potential for this is heightened when regulation is new, untested or is not accompanied by extensive regulatory guidance. Our compliance management system is designed to identify, assess and manage compliance risk. However, this system has not always been, and may not always be, effective. Breakdowns have occurred, and may in the future occur, due to flaws in the design or implementation of controls or processes, or when new measures are implemented in short periods of time, for example in response to external events such as the COVID-19 pandemic. This has resulted in, and may in the future result in, potential breaches of compliance obligations as well as poor customer outcomes which have exposed, and may continue to expose, the Group to regulatory action, litigation (including class action), damages, penalties and remediation obligations. As reviews and change programs are progressed, compliance issues have been, and will likely continue to be, identified. Conduct risk could occur through the provision of products and services to customers that do not meet their needs or do not meet the expectations of the market, as well as the poor conduct of our employees, contractors, agents, authorised representatives, credit representatives and external services providers. This could occur through a failure to meet professional obligations to specific clients (including fiduciary and suitability requirements), weakness in risk culture, corporate governance or organisational culture, poor product design and implementation, failure to adequately consider customer needs or selling products and services outside of customer target markets. This could include deliberate, reckless or negligent actions by such individuals that could result in the circumvention of our controls, processes and procedures. We depend on our people to ‘do the right thing’ to meet our compliance obligations and abide by our Code of Conduct. While we have frameworks, policies, processes, training and controls that are designed to manage poor conduct outcomes, at times these have been, and could in future be, ineffective. Inappropriate or poor conduct by individuals such as not following a policy or engaging in misconduct has resulted, and could result, in poor customer outcomes and a failure by the Group to meet our compliance obligations. This can be exacerbated by failures or delays in detecting or promptly responding to breaches. WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

136 WESTPAC GROUP 2022 ANNUAL REPORT Risk and risk management The Group’s failure, or suspected failure, to comply with a compliance obligation, or to promptly detect or remedy such a failure, has in the past and could in the future lead to a regulator commencing surveillance or an investigation. ASIC’s expanded breach reporting regime, which commenced on 1 October 2021, has led to a significant increase in our reporting to ASIC of certain breaches (or likely breaches), which could give rise to additional regulatory scrutiny and action. Past compliance failures may increase the likelihood or severity of regulatory action for subsequent failures. We are currently subject to a number of investigations and reviews by regulators and are responding to a number of requests from APRA, ASIC and other regulators, involving significant resources and costs. Depending on the circumstances, regulatory reviews and investigations have in the past, and may in the future, result in a regulator taking administrative or enforcement action against the Group and/or its representatives. Regulators have broad powers, and in certain circumstances, can issue directions to us (including in relation to product design and distribution and remedial action). Regulators could also pursue civil or criminal proceedings, seeking substantial fines, civil penalties or other enforcement outcomes. For example, the payment in 2021 of a civil penalty of $1.3 billion as a result of proceedings brought by AUSTRAC against Westpac; the payment of civil penalties of $114.5 million in 2022 relating to seven proceedings which were settled with ASIC; and ASIC’s 2021 action against Westpac relating to its involvement in the 2016 Ausgrid privatisation transaction. Penalties can be (and have been) more significant where it has taken some time to identify contraventions, or to investigate, correct or remediate contraventions, where there are patterns of similar conduct, or where there has been awareness of contraventions. In addition, regulatory investigations may lead to adverse findings against Directors and management, including potential disqualification. APRA can also require the Group to hold additional capital either through a capital overlay or higher risk weighted assets. In 2019, APRA imposed a $500 million overlay to our operational risk capital requirement following the completion of our self-assessment into our frameworks and practices in relation to culture, governance and accountability, and a further $500 million overlay following the commencement of civil penalty proceedings by AUSTRAC (both overlays were applied through an increase in risk-weighted assets). Both overlays continue to be imposed. If the Group incurs additional capital overlays, we may need to raise additional capital, which could have an adverse impact on our financial performance. The political and regulatory environment that we operate in has seen (and may in the future see) our regulators (including any new regulator) receive new powers along with materially (and potentially substantially) increased penalties for corporate and financial sector misconduct, or failings. For example, recent and anticipated increases in the civil penalties for certain contraventions (as discussed in ‘Significant Developments’) to the greater of $50 million; three times the value of the benefit obtained; or where the value of the benefit cannot be determined, 30% of adjusted turnover during the breach period. Given the size of Westpac, a failure by the Group may result in multiple contraventions, which could lead to significant financial and other penalties. This could also result in reputational damage and impact the willingness of customers, investors and other stakeholders to deal with Westpac. There may also be a shift in the type and focus of enforcement proceedings commenced by regulators in the future. Regulators may seek to refer investigations to the Commonwealth Department of Public Prosecutions or other prosecutorial bodies for potential criminal prosecution. This may result in an increase in criminal prosecutions against institutions and/or their employees or representatives. The civil penalty regimes were expanded in 2019, with significant increases in applicable penalties. As a result, it is possible that civil penalty proceedings may be brought more frequently by regulators for conduct after 2019, in a broader range of contexts, and in circumstances where underlying conduct may not have been intentional, reckless or systemic. ASIC can commence civil proceedings and seek civil penalties (currently up to $555 million per contravention) against an Australian financial services licensee for failing to do all things necessary to ensure that the financial services provided under the licence are provided honestly, efficiently and fairly. Regulatory investigations or actions commenced against the Group have exposed, and may in the future expose, the Group to an increased risk of litigation brought by third parties (including through class action proceedings), which may require us to pay compensation to third parties and/or undertake further remediation activities. In some cases, the amounts claimed and/or to be paid may be substantial. We have incurred significant remediation costs on a number of occasions (including compensation payments and costs of correcting issues) and new issues may arise requiring remediation. We also have, and may continue to have, challenges and risk in relation to remediation activities such as effectively and reliably scoping, quantifying, implementing or completing remediation activities, including determining how to compensate impacted parties properly and fairly, and the challenges and risks of completing these activities in a timely way. Remediation activities may be affected or delayed by a number of events or considerations, such as the number of customers (or other parties) affected, where customers commence litigation (including class action proceedings), where a regulator requires a remediation to be done in a specific way or timeframe, or difficulties in locating or contacting affected parties. Investigation of the underlying issue may be impeded due to the passage of time, technical system constraints, or if our records are inadequate. Remediation programs may not prevent regulatory action, litigation or other proceedings from being pursued, or sanctions being imposed. Regulatory investigations, inquiries, litigation, fines, penalties, infringement notices, revocation, suspension or variation of conditions of regulatory licences or other enforcement or administrative action or agreements (such as enforceable undertakings) have and could, either individually or in aggregate with other regulatory action, adversely affect our business, prospects, reputation, financial performance or financial condition. There is additional information on certain aspects of regulatory matters that may affect the Group in ‘Significant developments’ and in Note 26 to the financial statements.

137 Risk and risk management We have suffered, and in the future could suffer, losses and be adversely affected by the failure to implement effective risk management Our risk management framework has not always been, and may not in the future be, effective, and the resources we have in place for identifying, escalating, measuring, evaluating, monitoring, reporting and controlling or mitigating material risks may not always be adequate. This could be because the design of the framework is inadequate or key risk management policies, controls and processes may be ineffective due to inadequacies in their design, technology failures, incomplete implementation or embedment, or failure by our people (including contractors, agents, authorised representatives and credit representatives) to comply with our policies and processes. The potential for these types of failings is heightened if we do not have appropriately skilled, trained and qualified people in key positions or we do not have sufficient capacity, including people, processes and technology, to appropriately manage risks. There are also inherent limitations with any risk management framework as risks may exist, or emerge in the future, that we have not anticipated or identified. Further, the design or operation of our remuneration structures and consequence management processes may not always sufficiently encourage the right risk culture, behaviours, or prudent risk management as intended, which could also result in staff engaging in excessive risk-taking behaviours. The risk management framework may also prove ineffective because of weaknesses in risk culture or risk governance practices and policies (for example, where there is a lack of awareness of our policies, controls and processes or where they are not adequately monitored, audited or enforced). This may result in poor decision making or risks and control weaknesses not being identified, escalated or acted upon. We are required to periodically review our risk management framework to determine if it remains appropriate. Past analysis and reviews, in addition to regulatory feedback, have highlighted that while there have been improvements, the framework is still not operating satisfactorily in a number of respects and needs continued focus. We have a number of risks which sit outside our risk appetite or do not meet the expectations of regulators, including, for example, fraud and scams, records management, third party arrangements, data, change execution, models and conduct risk (including product design, hardship and privacy). As part of our risk management framework, we measure and monitor risks against our risk appetite. When a risk is out-of-appetite (as some risks are), the Group needs to take steps to bring this risk back into appetite in a timely way. This may include steps to improve the design of our risk class frameworks and supporting policies. However, we may not always be able to bring a risk back within appetite within proposed timeframes or institute effective improvements. This may occur because, for example, the Group experiences delays in enhancing our information technology systems, in recruiting sufficient appropriately trained staff for required activities or operational failure. It is also possible that due to external factors beyond our control, certain risks may be inherently outside of appetite for periods of time. Weaknesses in risk management systems and controls may also result in regulatory action. For example, APRA requiring Westpac to hold additional capital as discussed above. In December 2020, APRA accepted an Enforceable Undertaking from Westpac, reflecting the crystallisation of many of the risks discussed above. APRA has approved Westpac’s Integrated Plan in relation to risk governance and remediation. Promontory Australia was appointed as the Independent Reviewer to provide regular updates to APRA on Westpac’s compliance with the Enforceable Undertaking and the Integrated Plan. These reports are provided quarterly and published on our website every six months at https://www.westpac.com.au/about-westpac/media/core/. If any of our governance or risk management processes and procedures prove ineffective or inadequate or are otherwise not appropriately implemented or we do not bring risks into appetite as has occurred, we could be exposed to higher levels of risk than expected and sustained or increased regulatory scrutiny. This may result in losses, imposition of capital requirements, breaches of compliance obligations, fines and reputational damage which could adversely affect our business, prospects, financial performance or financial condition or require remediation. We could suffer losses due to geopolitical risks, environmental and social risk factors or external events The Group may face changes in the external business environment including competitive, regulatory, economic, geopolitical, technological, social and environmental changes. There is a risk that the Group does not identify, understand or respond effectively to such changes or that these changes have an adverse impact on the Group’s ability to pursue its strategic agenda. We and our customers operate businesses and hold assets in a diverse range of geographic locations. Geopolitical risks are increasing, including those arising from geopolitical instability, conflicts, strategic competition, trade tensions, trade tariffs, sanctions, social disruption (including civil unrest, war and terrorist activity), acts of civil or international hostility, and complicity with or reluctance to take action against certain types of crimes. We are also exposed to risks arising from significant environmental change or other external events including climate change, natural capital loss, water scarcity, rising sea levels, extreme weather events (such as drought, bushfire, flood and storm), and outbreaks or pandemics (such as COVID-19). WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

138 WESTPAC GROUP 2022 ANNUAL REPORT Risk and risk management Such an event has the potential to hinder domestic and international economic stability and adversely impact economic activity. It could impact consumer and investor confidence, and disrupt numerous industries, businesses, service providers and supply chains. It could lead to shortages of materials and labour and/or cost increases, price volatility or supply interruption in commodities (including metals and energy), volatility in financial markets including currencies, damage to property, affect asset values and impact our ability to recover amounts owing to us. All of these impacts could adversely affect our business, prospects, financial performance or financial condition. The high dependency of the global economy on nature means natural capital loss represents a risk to Westpac, primarily through our exposure to customers in sectors that are materially dependent or impact on nature. Natural capital loss can also contribute to, and be accelerated by, climate change and these risks can be interdependent. Increasing recognition and market-based responses to this risk also create heightened regulatory and stakeholder expectations on Westpac. We acknowledge the goal of the Taskforce on Nature-related Financial Disclosures is to develop and deliver a risk management and disclosure framework for organisations to report on evolving nature-related risks. Our business may be exposed to social and human rights risks through our activities and business relationships including in our operations and supply chain. If we fail to adequately identify and manage these risks, we may cause, contribute to, or be directly linked to adverse social and human rights impacts including a risk that we may provide financial services to institutional, business and retail customers that perpetrate, rely on, or benefit from human rights abuses or exploit our financial platforms and products for criminal purposes. Data sources relevant to our assessment and management of environmental and social risks continue to mature. If those data sources do not mature at sufficient pace, or are not sufficiently available or reliable, there is a risk that our decision making (including target setting and reporting) in areas reliant on this data could be affected, such as by outdated or incorrect assumptions or modelling. Please refer to ‘Sustainability’ (‘Natural capital’) for further details on the identification, assessment and management of Natural capital risks and ‘Sustainability’ (‘Human Rights’), both in Section 1 of this Annual Report, for further details on the identification, assessment, and management of Human Rights risks. Climate change may have adverse effects on our business Climate-related risks have had, and are likely to have, adverse effects on our Group, customers, external suppliers, and the communities in which we operate. There are significant uncertainties inherent in accurately identifying and modelling climate-related risks and opportunities over short-, medium-and long-term time horizons and in assessing their impact. These risks may manifest as physical risks, both acute and chronic in nature, transition risks, and risks related to legal liability and regulatory action. Physical risks include increases and variability in temperatures, changes in precipitation patterns, rising sea levels, loss of natural capital, and increased frequency and severity of adverse climatic events, including fires, storms, floods and droughts. These may impact us and our customers through, for example, disruptions to business and economic activity, inability to access insurance and/or impacts on income and asset values. Adverse impacts on our customers may also, in turn, increase human rights risk, increase the number of people in vulnerable circumstances, and negatively impact loan serviceability and security values, as well as our profitability. Transition risks may arise from initiatives and trends associated with climate change mitigation and the transition to a low carbon economy, changes in investor appetite, shifting customer preferences, technological developments, changes in supervisory expectations of banks, and other regulatory and policy changes. Transition risks could directly impact Westpac by, for example, giving rise to higher compliance and/or funding costs, the contraction of revenue from sectors materially exposed to transition risk, and potential legal or regulatory risk. We are also indirectly exposed to transition risk through our lending to higher risk sectors or regions and our own transition pathway. Transition risks may place additional pressure on certain customer sectors, including pressure to reduce greenhouse gas emissions, that could result in loss of revenue and result in increased credit risk to Westpac. Conversely, Westpac may not be able to reduce our lending to higher risk sectors or regions, as a result of possible stakeholder requirements to continue to lend to certain customer sectors. Westpac’s ambition to become a net-zero, climate resilient bank, including joining the NZBA and setting interim 2030 sector targets has, and will, require ongoing changes to the Group’s lending and operational policies and processes and may present execution risk. Our ability to meet our commitments and targets is dependent on the orderly transition of the economy towards net-zero, which may be impacted by external factors including government climate policy, the level of public and private investment, electricity grid transmission capacity, and constraints in the development and supply of technology, infrastructure and skilled labour required to deliver new renewable projects, including power generation. Failure or perceived failure to adapt the Group’s strategy, governance, procedures, systems and controls to proactively manage or disclose evolving climate-and sustainability-related risks and opportunities (including, for example, perceived misstatement of, or failure to adequately implement or meet, sustainability claims, commitments and/or targets) may give rise to business, reputational, legal and regulatory risks. This includes financial and credit risks that may impact on our profitability and outlook, and the risk of regulatory action or third party and shareholder litigation (including class actions) against the Group (and/or our customers), with these types of actions becoming more common.

139 Risk and risk management We may also be subject, from time to time, to legal and business challenges due to actions instituted by activist shareholders or others. Examples of areas which have attracted shareholder activism and challenges include: the finance of or interaction with businesses that are perceived to be at greater risk from physical and transition risks of climate change or are perceived to not demonstrate responsible management of climate change, environmental and social issues; disclosure of climate-and sustainability-related risks; and setting and implementing appropriate climate change and environmental strategies (including net-zero or emissions reductions strategies, targets and policies). Scrutiny from Australian, New Zealand and global regulators and shareholders on the climate-related risk management practices, lending policies, targets and commitments, and other sustainability products, claims and marketing practices of banks and other financial institutions, will likely remain high in coming years. Increased focus by and collaboration between local and global regulators on climate change and sustainability factors increases compliance, legal and regulatory risks, and costs. Applicable legal and regulatory regimes, policies, and reporting and other standards are also evolving (alongside science, technology, research and development) and are likely to continue to do so over time. Examples of regulatory developments in this space include: APRA’s Climate Vulnerability Assessment involving major Australian banks including Westpac; APRA’s Prudential Practice Guide on climate change financial risks and Climate Risk Self-Assessment Survey; the EU’s introduction of Sustainability Financial Disclosure Regulations and changes to Basel Pillar 3 disclosure obligations; international policy consideration of capital regulatory requirement updates to account for climate-and sustainability-related prudential risks; New Zealand’s introduction of mandatory climate-risk reporting legislation for the financial sector and associated disclosure standards; AASB’s proposed approach to developing sustainability-related financial reporting standards in Australia; International Sustainability Standards Board’s proposed introduction of IFRS S1 General Requirements for Disclosure of Sustainability-related Financial Information and IFRS S2 Climate-related Disclosures; the US SEC’s proposed introduction of enhanced and standardised mandatory climate-related disclosures; and increased compliance and enforcement focus by ASIC and ACCC and other regulators on a range of issues relating to sustainability, including active monitoring and investigation of environmental or sustainability claims. Please refer to ‘Sustainability’ (‘Climate Change’) in Section 1 of this Annual Report and our Climate Change Action Plan for further details on the identification, assessment and management of climate-related risks. The failure to comply with financial crime obligations has had, and could have further, adverse effects on our business and reputation The Group is subject to anti-money laundering and counter-terrorism financing (AML/CTF) laws, anti-bribery and corruption laws, economic and trade sanctions laws and tax transparency laws in the jurisdictions in which it operates (Financial Crime Laws). These laws can be complex and, in some circumstances, impose a diverse range of obligations. As a result, regulatory, operational and compliance risks are heightened. Financial Crime Laws require Westpac to report certain matters and transactions to regulators (such as international funds transfer instructions, threshold transaction reports and suspicious matter reports) and ensure that we know who our customers are and that we have appropriate ongoing customer due diligence in place. The failure to comply with some of these laws has had, and in the future could have, adverse impacts for the Group. The Group operates within a landscape that is constantly changing, particularly with the emergence of new payment technologies, increased regulatory focus on digital assets (e.g. cryptocurrency), increasing reliance on economic and trade sanctions to manage issues of international concern, and the rapid increase of ransomware and cyber extortion attacks. These developments bring with them new financial crime risks for the Group (as well as other risks), which may require adjustments to the Group’s systems, policies, processes and controls. In recent years there has been, and there continues to be, a focus on compliance with financial crime obligations, with regulators globally commencing investigations and taking enforcement action for identified non-compliance (often seeking significant penalties). Further, due to the Group’s scale of operations, an undetected failure or the ineffective implementation, monitoring or remediation of a system, policy, process or control (including a regulatory reporting obligation) has resulted, and could in the future result, in a significant number of breaches of AML/CTF or other financial crime obligations. This in turn could lead to significant financial penalties and other adverse impacts for the Group, such as reputational damage and litigation risk. While the Group has systems, policies, processes and controls in place designed to manage its financial crime obligations (including reporting obligations), these have not always been, and may not in the future always be, effective. This could be for a range of reasons, including, for example, a deficiency in the design of a control or a technology failure or a change in financial crime risks or typologies. Our analysis and reviews, in addition to regulator feedback, have highlighted that our systems, policies, processes and controls are not always operating satisfactorily in a number of respects and require improvement. We continue to have an increased focus on financial crime and our management of this risk and, as such, further issues requiring attention have been identified and may continue to be identified. Although the Group provides updates to AUSTRAC, the ATO, RBNZ and other regulators on its remediation and other program activities, there is no assurance that AUSTRAC, the ATO, RBNZ or other regulators will agree that its remediation and program update activities will be adequate or effectively enhance the Group’s compliance programs. WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

140 WESTPAC GROUP 2022 ANNUAL REPORT Risk and risk management If we fail to comply with our financial crime obligations, we have faced, and could in the future face, significant regulatory enforcement action and other consequences as discussed in the ‘We have been and could be adversely affected by failing to comply with laws, regulations or regulatory policy’ risk factor and increased reputational risks as discussed in the risk factor entitled ‘Reputational damage has harmed, and could in the future harm, our business and prospects’. There is additional information on financial crime matters in ‘Significant developments’. Reputational damage has harmed, and could in the future harm, our business and prospects Reputational risk arises where there are differences between stakeholders’ current and emerging perceptions, beliefs and expectations and our past, current and planned activities, processes, performance and behaviours. There are various potential sources of reputational damage. For example, where our actions cause, or are perceived to cause, a negative outcome for customers, shareholders, stakeholders or the community. Reputational damage could also arise from the failure to effectively manage risks, failure to comply with legal and regulatory requirements, enforcement or supervisory action by regulators, adverse findings from regulatory reviews, failure or perceived failure to adequately respond to community, environmental, social and ethical issues, and inadequate record keeping, which may prevent Westpac from demonstrating that, or determining if, a past decision was appropriate at the time it was made. Westpac also recognises the potential reputational consequences (together with other potential commercial and operational consequences) of failing to appropriately identify, assess and manage environmental, social and governance related risks, or respond effectively to evolving standards and stakeholder expectations. Our reputation could also be adversely affected by the actions of customers, suppliers, contractors, authorised representatives, credit representatives, joint-venture partners, strategic partners, or other counterparties. Failure, or perceived failure, to address issues that could or do give rise to reputational risk, has created, and could in the future create, additional legal risk, subject us to regulatory investigations, regulatory enforcement actions, fines and penalties or litigation or other actions brought by third parties (including class actions), and the requirement to remediate and compensate customers, including prospective customers, investors and the market. It could also result in the loss of customers or restrict the Group’s ability to efficiently access capital markets. This could adversely affect our business, prospects, financial performance or financial condition. We could suffer losses due to technology failures Maintaining the reliability, availability, integrity, confidentiality, security and resilience of our information and technology is crucial to our business. While the Group has a number of processes in place to preserve and monitor the availability, and facilitate the recovery, of our systems, there is a risk that our information and technology systems might fail to operate properly or result in outages, including from events wholly or partially beyond our control. If we experience a technology failure, we may fail to meet a compliance obligation (such as retaining records and data for a certain period, or other risk management, privacy, business continuity management or outsourcing obligations), or our employees and our customers may be adversely affected, including through the inability for them to access our products and services, privacy breaches, or the loss of personal data. This could result in reputational damage, remediation costs and a regulator commencing an investigation and/or taking action, or others commencing litigation, against us. The use of legacy systems, as well as the work underway to uplift our technological capabilities, may heighten the risk of a technology failure and also the risk of non-compliance with our regulatory obligations. Failure to regularly renew and enhance our technology to deliver new products and services, comply with regulatory obligations and ongoing regulatory changes, improve automation of our systems and controls, and meet our customers’ and regulators’ expectations, or to effectively implement new technology projects, could result in cost overruns, technology failures (including due to human error in implementation), reduced productivity, outages, operational failures or instability, compliance failures, reputational damage and/or the loss of market share. This could place us at a competitive disadvantage and also adversely affect our business, prospects, financial performance or financial condition. We have and could suffer losses due to litigation Litigation has been, and could in the future be, commenced against us by a range of plaintiffs, such as customers, shareholders, employees, suppliers, counterparties and regulators and may, either individually or in aggregate, adversely affect the Group’s business, operations, prospects, reputation or financial condition. In recent years, there has been an increase in class action proceedings, many of which have resulted in significant monetary settlements. The risk of class actions has been heightened by a number of factors, including regulatory enforcement actions (such as the civil penalty proceedings brought by AUSTRAC), an increase in the number of regulatory investigations and inquiries, a greater willingness on the part of regulators to commence court proceedings, more intense media scrutiny, the increasing prospect of regulatory reforms which might eliminate some of the current barriers to such litigation, and the growth of third-party litigation funding and other funding arrangements. Class actions commenced against a competitor could also lead to similar proceedings against Westpac. Litigation is subject to many uncertainties and the outcome may not be predicted accurately. Furthermore, the Group’s ability to respond to and defend litigation may be adversely affected by inadequate record keeping.

141 Risk and risk management Depending on the outcome of any litigation, the Group has been, and may in the future be, required to comply with broad court orders, including compliance orders, enforcement orders or otherwise pay significant damages, fines, penalties or legal costs. There is a risk that the actual penalty or damages paid following a settlement or determination by a Court for any legal proceedings may be materially higher or lower than any relevant provision (where applicable) or that any contingent liability may be larger than anticipated. There is also a risk that additional litigation or contingent liabilities arise, all of which could adversely affect our business, prospects, reputation, financial performance or financial condition. There is additional information on certain legal proceedings that may affect the Group in ‘Significant developments’ and in Note 26 to the financial statements. We are exposed to adverse funding market conditions We rely on deposits, money markets and capital markets to fund our business and source liquidity. Our liquidity and costs of obtaining funding are related to funding market conditions, in addition to our creditworthiness and credit profile. Funding markets can be unpredictable and experience extended periods of extreme volatility, disruption and decreased liquidity. The main risks we face are damage to market confidence, changes to the access and cost of funding, a slowing in global economic activity, effects of monetary policy outcomes, the interest rates cycle or other impacts on customers or counterparties and reduction in appetite for exposure to our name. A shift in investment preferences could result in deposit withdrawals which could increase our need for funding from other, potentially less stable, or more expensive, sources. If market conditions deteriorate due to economic, financial, political, geopolitical, regulatory, fiscal or monetary policy, or other reasons (including those idiosyncratic to Westpac), there may also be a loss of confidence in bank deposits leading to unexpected withdrawals. This could increase funding costs and our liquidity, funding and lending activities may be constrained and our financial solvency threatened. If our current sources of funding prove to be insufficient, we may need to seek alternatives which will depend on factors such as market conditions, our credit ratings and market capacity. Even if available, these alternatives may be more expensive or on unfavourable terms, which could adversely affect our financial performance, liquidity, capital resources or financial condition. If we are unable to source appropriate funding, we may be forced to reduce business activities (e.g. lending) or operate with smaller liquidity buffers. This may adversely impact our business, prospects, liquidity, capital resources, financial performance or financial condition. If we are unable to source appropriate funding for an extended period, or if we can no longer realise liquidity, we may not be able to pay our debts as and when they fall due or meet other contractual obligations. We enter into collateralised derivative obligations, which may require us to post additional collateral based on market movements, which has the potential to adversely affect our liquidity or ability to use derivative obligations to hedge interest rate, currency and other financial instrument risks. We could be adversely affected by the risk of inadequate capital levels under stressed conditions The Group is subject to the risk of an inadequate level or composition of capital to support normal business activities, meet regulatory capital requirements under normal operating environments or stressed conditions, and to maintain our solvency. Regulatory change over the years has led banks to progressively build capital. Buffers have been built to assist in maintaining capital adequacy during stressed times and ahead of the implementation of APRA’s finalised Capital Framework, which comes into effect from 1 January 2023. We determine our internal management buffers taking into consideration various factors, including our balance sheet, portfolio mix, potential capital headwinds (including real estate valuations, inflation and rising rates) and stressed outcomes. Capital distribution constraints apply when an ADI’s Common Equity Tier 1 Capital ratio is within the capital buffer range (consisting of the Capital Conservation Buffer plus any Countercyclical Capital Buffer) in line with regulatory requirements. Such constraints could have an impact on our ability to pay future dividends, make capital distributions or continue lending. The macro-economic environment, stressed conditions and/or regulatory change or regulatory policy (including the final outcomes from Basel III implementation) could result in a material increase to risk weighted assets or impact our capital adequacy, trigger capital distribution constraints, threaten our financial viability and/or require us to make a highly dilutive capital raising. Our business is substantially dependent on the Australian and New Zealand economies, and could be adversely affected by a material downturn or shock to these economies or other financial systems Our revenues and earnings are dependent on domestic and international economic activity, business conditions and the level of financial services our customers require. Most of our business is conducted in Australia and New Zealand so our performance is influenced by the level and cyclical nature of activity in these countries. The financial services industry and capital markets have been, and may continue to be, adversely affected by volatility, global economic conditions (including inflation), external events, geopolitical instability, political developments, cyberattacks or a major systemic shock. WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

142 WESTPAC GROUP 2022 ANNUAL REPORT Risk and risk management Market and economic disruptions could cause consumer and business spending to decrease, unemployment to rise, demand for our products and services to decline and credit losses to increase, thereby reducing our earnings. These events could also undermine confidence in the financial system, reduce liquidity, impair access to funding and adversely affect our customers and counterparties. In addition, any significant decrease in housing and commercial property valuations, significant increases in inflation or significant increases in interest rates could adversely impact lending activities, possibly leading to higher credit losses. Due to the economic relationship between Australia/New Zealand and China, particularly in the mining, resources and agricultural sectors, a slowdown in China’s economic growth and foreign policies (including the adoption of protectionist trade measures or sanctions) could negatively impact the Australian economy. This could result in a reduced demand for our products and services and affect supply chains, the level of economic activity and the ability of our borrowers to repay their loans. All these factors could adversely affect our business, prospects, financial performance or financial condition. The nature and consequences of any such event are difficult to predict and there is a risk that our response may be ineffective. Declines in asset markets could adversely affect our operations or profitability and an increase in impairments and provisioning could adversely affect our financial performance or financial condition Declines in Australian, New Zealand or other asset markets, including equity, residential and commercial property markets, have adversely affected, and could in the future adversely affect, our operations and profitability. Declining asset prices could also impact customers and counterparties and the value of security (including residential and commercial property) we hold. This may impact our ability to recover amounts owing to us if customers or counterparties default. It may also affect our impairment charges and provisions, in turn impacting our financial performance, financial condition and capital levels. Declining asset prices also impact our wealth management business as its earnings partly depend on fees based on the value of securities and/or assets held or managed. We establish provisions for credit impairment based on accounting standards using current information and our expectations. If economic conditions deteriorate beyond our expectations, some customers and/or counterparties could experience higher financial stress, leading to an increase in impairments, defaults and write-offs, and higher provisioning. Such events could adversely affect our liquidity, capital resources, financial performance or financial condition. Credit risk also arises from certain derivative, clearing and settlement contracts we enter into, and from our dealings in, and holdings of, debt securities issued by other institutions, the financial conditions of which may be affected to varying degrees by economic conditions in global financial markets. Sovereign risk may destabilise financial markets adversely Sovereign risk is the risk that governments will default on their debt obligations, fail to perform contractual obligations or be unable to refinance their debts as they fall due. Potential sovereign contractual defaults, sovereign debt defaults and the risk that governments will nationalise parts of their economy including assets of financial institutions (such as Westpac) could negatively impact the value of our holdings of assets. Such an event could destabilise global financial markets, adversely affecting our liquidity, financial performance or financial condition. There may also be a cascading effect to other markets and countries, the consequences of which, while difficult to predict, may be similar to, or worse than, those experienced during the Global Financial Crisis. We could be adversely affected by the failure to maintain our credit ratings Credit ratings are independent opinions on our creditworthiness. Our credit ratings can affect the cost and availability of our funding and may be important to certain customers or counterparties when evaluating our products and services. Credit ratings assigned to us by rating agencies are based on an evaluation of several factors, including the structure of Australia’s financial system, the economy and Australia’s sovereign credit rating, as well as our financial strength, the quality of our governance and risk appetite. A rating downgrade could be driven by a downgrade of Australia’s sovereign credit rating, or one or more of the risks identified in this section or by other events including changes to the methodologies rating agencies use to determine credit ratings. A credit rating or rating outlook could be downgraded or revised, where credit rating agencies believe there is a very high level of uncertainty on the impact to key rating factors from a significant event. A downgrade to our credit ratings could have an adverse effect on our cost of funds, collateral requirements, liquidity, competitive position, our access to capital markets and our financial stability. The extent and nature of these impacts would depend on various factors, including the extent of any rating change, differences across agencies (split ratings) and whether competitors or the sector are also impacted. We face intense competition in all aspects of our business The financial services industry is highly competitive. We compete with a range of firms, including retail and commercial banks, investment banks, other financial service companies, fintech companies and businesses in other industries with financial services aspirations. This includes those competitors who are not subject to the same capital and regulatory requirements as us, which may allow those competitors to operate more flexibly.

143 Risk and risk management Emerging competitors are increasingly altering the competitive environment by adopting new business models or seeking to use new technologies to disrupt existing business models. The competitive environment may also change as a result of increased scrutiny by regulators in the sector (such as in the payments space) and legislative reforms such as ‘Open Banking’, which will stimulate competition, improve customer choice and likely give rise to increased competition from new and existing firms. Competition in the various markets in which we operate has led, and may continue to lead, to a decline in our margins or market share. Deposits fund a significant portion of our balance sheet and have been a relatively stable source of funding. If we are not able to successfully compete for deposits this could increase our cost of funding, lead us to seek access to other types of funding, or result in us reducing our lending. Our ability to compete depends on our ability to offer products and services that meet evolving customer preferences. Not responding to changes in customer preferences could see us lose customers. This could adversely affect our business, prospects, financial performance or financial condition. For more detail on how we address competitive pressures refer to ‘Our Operating Environment’ (‘Competition’) in Section 1 of this Annual Report. We have and could suffer losses due to operational risk Operational risk is the risk of loss resulting from inadequate or failed internal processes, people and systems as well as the risk of business disruption due to external events such as those discussed under the relevant risk factor above. It includes, among other things, technology risk, model risk and outsourcing risk. While we have policies, processes and controls in place to manage these risks, these have not always been, or may not be, effective. Ineffective processes and controls have resulted in, and could result in, adverse outcomes for customers, employees or other third parties. For example, a process breakdown or a failure to have appropriate product governance and monitoring processes in place could result in a customer not receiving a product on the terms, conditions, or pricing they agreed to, potentially to the detriment of the customer. Failed processes could also result in Westpac incurring losses because we cannot enforce our expected contractual rights. The risk of operational breakdowns occurring is heightened where measures are implemented quickly in response to external events, such as the COVID-19 pandemic. Failed processes could result in Westpac incurring losses because we cannot enforce our expected contractual rights. These types of operational failures may also result in financial losses, customer remediation, regulatory scrutiny and intervention, fines, penalties and capital overlays and, depending on the nature of the failure, result in litigation, including class action proceedings. We have incurred, and could in the future incur, losses from scams and fraud (including fraudulent applications for loans, or from incorrect or fraudulent payments and settlements). Such losses could increase if our liability for scams is impacted by regulatory change. Fraudulent conduct can also arise from external parties seeking to access our systems or customer accounts. If systems, procedures and protocols for preventing and managing scams, fraud or improper access to our systems and customer accounts fail, or are ineffective, they could lead to losses which could adversely affect our customers, business, prospects, reputation, financial performance or financial condition. Regulatory and compliance requirements can impede the ability to swiftly identify or respond to a scam or fraud, or to communicate with affected parties. We could also incur losses if there was a failure to adequately implement and monitor effective records management policies and processes, as this could impact Westpac’s ability to safeguard or locate relevant records, respond to production and regulatory notices, conduct remediation, and generally meet its compliance obligations, including under the Privacy Act 1988 (Cth). As we increase the adoption of artificial intelligence (AI) to support our customers and business processes, we may become more exposed to associated AI risks, such as lack of transparency, inaccurate decisions or unintended consequences that are inconsistent with our policies or values. These could have financial, regulatory, conduct and reputational impacts. Westpac is also exposed to model risk, being the risk of loss arising from errors or inadequacies in data or a model, or in the control and use of a model. Financial services entities have been increasingly sharing data with third parties, such as suppliers, fintechs, and regulators, to conduct their business and meet regulatory obligations. Each third party can give rise to a variety of risks, including financial crime compliance, information security, cyber, privacy, regulatory compliance, reputation, environmental and business continuity risks. Westpac also relies on suppliers, both in Australia and overseas, to provide services to it and its customers. Failures by these third-party contractors and suppliers (including our authorised representatives and credit representatives) to deliver services as required could disrupt Westpac’s ability to provide its products and services and adversely impact our operations, financial performance or reputation. WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

144 WESTPAC GROUP 2022 ANNUAL REPORT Risk and risk management Westpac is also exposed to change risk through delivery of technology and other change programs, being the risk that a change program fails to deliver the desired goals, or fails to reduce, pre-empt, mitigate and manage the challenges associated with transformation or leads to further regulatory scrutiny. Westpac has embarked on significant change program plans including the CORE program in response to the APRA Enforceable Undertaking. If the technology systems used by the Group, its counterparties and/or financial infrastructure providers do not operate correctly, this may also cause loss or damage to the Group and/or its counterparties. There is also a risk that we will not be able to obtain and/or have not obtained appropriate insurance coverage for the risks that the Group may be exposed to. We could suffer losses due to market volatility We are exposed to market risk due to our financial markets businesses, our defined benefit plan, asset and liability management (including through volatility in prices of equity securities we hold or are exposed to) and our holdings in liquid asset securities. Market risk is the risk of an adverse impact on the Group’s financial performance or financial position resulting from changes in market factors, such as foreign exchange rates, commodity prices, equity prices, credit spreads and interest rates (including material increases as central banks actively unwind accommodative monetary policy settings). This includes interest rate risk in the banking book due to a mismatch between the duration of assets and liabilities arising from the normal course of business activities. Changes in markets could be driven by numerous developments resulting in market volatility which could lead to substantial losses (including changes in the return on, value of or market for, securities or other instruments). This may adversely affect our business, prospects, liquidity, ability to hedge exposures, capital resources, financial performance or financial condition. As a financial intermediary, we underwrite listed and unlisted debt securities. We could suffer losses if we fail to syndicate or sell down this risk to others. This risk is more pronounced in times of heightened market volatility. Any future changes in the administration of the London Inter-bank Offered Rate (‘LIBOR’) or other market benchmarks could have adverse consequences for the return on, value of and market for securities and other instruments linked to any such benchmark, including securities or other instruments issued by the Group. While we are monitoring our exposure to LIBOR, we remain dependent on market developments in relation to the LIBOR transition, which may have an impact on market pricing for, or valuations of, our LIBOR exposures and migrated alternative reference rate exposures. For further information on the Group’s LIBOR exposure, refer to Note 22 to the financial statements. Poor data quality could adversely affect our business and operations Accurate, complete and reliable data, along with appropriate data control, retention, destruction and access frameworks and processes, is critical to Westpac’s business. Data plays a key role in how we provide products and services to customers, our systems, our risk management framework and our decision-making and strategic planning. In some areas of our business, we are affected by poor data quality or data availability. This has occurred, and could arise in the future, in a number of ways, including through inadequacies in systems, processes and policies, or the ineffective implementation of data management frameworks. Poor data quality could lead to poor customer service, negative risk management outcomes, and deficiencies in credit systems and processes. Any deficiency in credit systems and processes could, in turn, have a negative impact on Westpac’s decision making in the provision of credit and the terms on which it is provided. Westpac also needs accurate data for financial and other reporting. Poor data has affected, currently affects, and may in the future continue to affect, Westpac’s ability to monitor and manage our business, comply with production notices, respond to regulatory notices and conduct remediation. In addition, poor data or poor data retention, and control gaps and weaknesses, has affected, currently affects, and may in the future continue to affect, Westpac’s ability to meet its compliance obligations (including its regulatory reporting obligations) which could lead to a regulator taking action against us. For example, APRA has raised concerns regarding Westpac’s data quality, including missing data and its increasing trend of resubmissions of regulatory reporting. The RBA and ABS also footnote that they exclude Westpac data from certain economic and financial statistics reports. Further substantial regulatory change programs (and regulatory focus) are anticipated, including in response to APRA’s data collection roadmap, and privacy law reform, and we are yet to ascertain the scope, cost and resourcing required to implement and manage these changes. Due to the importance of data, we have and will likely continue to incur substantial costs, and devote significant effort, to improving the quality of data and data frameworks and processes, remediating deficiencies where necessary, and compliance generally. The consequences and effects arising from poor data quality or poor data retention could have an adverse impact on the Group’s business, operations, prospects, reputation, financial performance or financial condition.

145 Risk and risk management Our failure to recruit and retain key executives, employees and Directors may have adverse effects on our business Key executives, employees and Directors play an integral role in the operation of Westpac’s business and our pursuit of our strategic objectives. Our failure to recruit and retain appropriately skilled and qualified persons into key roles could have an adverse effect on our business, prospects, reputation, financial performance or financial condition. Macro environmental factors such as low unemployment, restricted migration levels, on-shoring of work, the prevalence of remote and hybrid working for employees and the competitive talent market, may also have an adverse impact on attracting specialist skills for the Group. Certain strategic decisions may have adverse effects on our business The Group routinely evaluates and implements strategic decisions and objectives including simplification, diversification, innovation, divestment, acquisitions or business expansion initiatives. Each of these activities can be complex, costly and may not proceed in a timely manner. For example, they may cause reputational damage, or we may experience difficulties in completing certain transactions, separating or integrating businesses in the scheduled timeframe or at all, disruptions to operations, diversion of management resources or higher than expected transaction costs. Furthermore, approvals may be required from shareholders, regulators or other stakeholders for transactions, and there is a risk that these approvals may not be received (as seen in 2021 with the attempted sale of Westpac Pacific) or the transaction does not complete for other reasons. In addition, our failure to successfully divest businesses means that we may have sustained exposure to higher operating costs and to the higher inherent risks in those businesses, for example our Pacific businesses face a number of risks including heightened operational risk, sovereign risk, financial crime and exchange control risks which could adversely affect our customers, business, prospects, reputation, financial performance or financial condition. A failure to divest businesses or assets could also result in interested parties taking action against the Group. We may not receive the anticipated business benefits or cost saving and the Group could otherwise be adversely affected. In addition, as part of the Specialist Businesses transactions, we have given a number of warranties and indemnities in favour of counterparties relating to certain pre-completion matters, and made certain other contractual commitments (including in relation to transitional services). Claims under these warranties, indemnities and other contractual commitments may result in Westpac being liable to make significant payments to these counterparties. Additional operational risk capital is required to be held against the risk pursuant to APRA’s published guidance. Our contingent liabilities are described in Note 26 to the financial statements. Westpac also acquires and invests in businesses. These transactions involve a number of risks and costs. A business we invest in may not perform as anticipated or may ultimately prove to have been overvalued when the transaction was entered into. Operational, cultural, governance, compliance and risk appetite differences between Westpac and an acquired business may lead to lengthier and more costly integration exercises. There are also risks involved in failing to identify, understand or respond effectively to changes in our internal factors or external business environment (including economic, geopolitical, regulatory, technological, environmental, social and competitive factors). This could have a range of adverse effects on Westpac, such as being unable to increase or maintain market share or resulting pressure on margins and fees. Any of these risks could have a negative impact on our business, growth prospects, reputation, engagement with regulators, financial performance or financial condition. We could suffer losses due to impairment of capitalised software, goodwill and other intangible assets that may adversely affect our business, operations or financial condition In certain circumstances Westpac may incur a reduction in the value of intangible assets. Westpac is required to assess the recoverability of goodwill and other intangible asset balances at least annually or wherever an indicator of impairment exists. For this purpose, Westpac uses a discounted cash flow calculation. Changes in the methodology or assumptions in calculations, together with changes in expected cash flows, could materially impact this assessment. Estimates and assumptions used in assessing the useful life of an asset can also be affected by a range of factors including changes in strategy, changes in technology and regulatory requirements. In the event that an asset is no longer in use, or its value has been reduced or its estimated useful life has declined, an impairment will be recorded, adversely impacting our financial performance. Changes in critical accounting estimates and judgements could expose the Group to losses We are required to make estimates, assumptions and judgements when applying accounting policies and preparing financial statements, particularly in connection with the calculation of provisions (including remediation and expected credit losses) and the determination of the fair value of financial instruments. A change in a critical accounting estimate, assumption and/or judgement resulting from new information or from changes in circumstances or experience could result in the Group incurring losses greater than those anticipated or provided for. This could have an adverse effect on our financial performance, financial condition and reputation. Our financial performance and financial condition may also be impacted by changes to accounting standards or to generally accepted accounting principles. WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

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Sustainability

Sustainability governance and risk management

Overview of sustainability governance and oversight structure[1]

Board oversight		**Board**
		Board Risk Committee (BRiskC)
Management teams and governance committees	Overall responsibility	**Westpac CEO**
	Governance oversight of frameworks, policies, implementation and progress	**Environmental, Social and Governance and Reputation (ESGR) Committee (chaired by CEO)**
		Climate Change Financial Risk Committee (CCFRC) (sub-committee of Group Credit Risk Committee)
		Westpac Indigenous Advisory Committee
		Safer Children, Safer Communities Roundtable
	Strategy development and program management	**Group Sustainability, Divisional Sustainability and Group Property teams**
	Divisional level implementation and product and risk management	**Divisional Risk Committees**
		Divisional management teams
Policies, frameworks and statements		**Group Risk Management Framework**; **Group Risk Management Strategy**; **Board Risk Appetite Statement**
		Sustainability Risk Management Framework (SRMF); **Group Environmental, Social and Governance (ESG) Credit Risk Policy**
		Position Statements

Board oversight of sustainability

The Board has oversight of Westpac's strategy, approach to, and management of sustainability topics. This includes overseeing risks and opportunities related to climate change, human rights and the environment.

The Board Risk Committee (BRiskC) considers and approves Westpac's **Sustainability Risk Management Framework** (SRMF), which includes climate change, human rights, and environmental risks, at least every two years. The BRiskC also reviews the monitoring of Westpac's reputation and sustainability risk class performance, including in relation to climate risk. The BRiskC meets at least five times per year.

The Board receives updates on relevant sustainability matters through regular internal reporting.

During the year, the Board has:

- overseen progress of our 2021-2023 Group Sustainability Strategy
- approved membership of the Net Zero Banking Alliance (NZBA)
- approved sector-specific 2030 financed emissions reduction targets, as part of our NZBA commitment
- reviewed progress to our Climate Change Position Statement and 2023 Action Plan and approved our updated Climate Change Position Statement and Action Plan (i.e., the Climate Action Plan released in November 2022)
- attended an education session on our net-zero approach, analysis, scenario selection and development of the interim 2030 sector targets.

1. Not exhaustive

147 Sustainability Management’s role Management of Westpac’s approach to sustainability is delegated by the Westpac CEO to Group Executives and senior management across the Group. Divisional risk committees may also consider the sustainability dimensions of our business activities as required, for example by considering climate change and sustainability risks by way of thematic discussion and reporting on relevant and high residual risks and our Climate Action Plan and Human Rights Action Plan on a periodic basis. Sustainability-related committees The Group’s Management Environmental, Social and Governance and Reputation (ESGR) Committee was established in 2021 and oversees implementation of our Sustainability Strategy and ESG agenda. It is chaired by the CEO and meets at least quarterly. The Committee oversees the implementation of our Climate Action Plan, which outlines the principles and priority actions to meet our ambition to become a net-zero, climate resilient bank, as well as our Human Rights Position Statement and 2023 Action Plan (Human Rights Action Plan). The Group Executives are responsible for implementing and managing the Action Plans in their respective businesses. The Climate Change Financial Risk Committee (CCFRC) identifies and manages the potential impact of climate-related transition and physical risks on credit exposures. Its responsibilities include providing oversight and input on risk management frameworks and key supporting policies and limits, and monitoring aggregate climate-related financial risk exposures and their alignment to risk appetite. The CCFRC is chaired by the Group Chief Credit Officer (or delegate) and meets at least three times a year. Divisional Risk Committees consider climate change and sustainability risks and the requirements in the Group’s Climate Action Plan and Human Rights Action Plan. Divisional management teams operationalise and apply the Group SRMF, Group ESG Credit Risk Policy, and Board Risk Appetite Statement (RAS). Additional specialist committees, with external members, advise on different focus areas, including the Stakeholder Advisory Council, Westpac Indigenous Advisory Committee, and the Safer Children, Safer Communities Roundtable. Sustainability management The Group Sustainability team advises the ESGR Committee and the business on sustainability strategy, policy, and performance. The Group Property team manages the environmental performance of the Group’s operations, including the setting of strategies and tracking of initiatives to reduce the Group’s direct environmental footprint. Dedicated Divisional ESG teams or programs to lead the implementation of sustainability policies and processes. During FY22, we undertook an audit and identified opportunities to better embed our Sustainability Risk Management Framework and started improving the documentation of ESG controls. Sustainability risk management Westpac’s SRMF sets out our approach to managing sustainability risks relating to climate change, human rights, and the environment, and supports the Board-approved Risk Management Framework. Sustainability risks are managed in line with the Risk Management Framework and the Three Lines of Defence model. Sustainability risks are identified in our Group Risk Taxonomy under the Credit Risk Class and the Reputational and Sustainability Risk Class. The Credit Risk Class includes risk of financial loss due to climate change and sustainability risks. The Reputational and Sustainability Risk Class includes risks of reputational damage due to social impact (including human rights and modern slavery), climate change, environmental (including natural capital risks), and governance risks. In June 2022, the Risk and Control Assessment Policy was updated to include environmental and social impacts within the Group Risk Impact Scale. This is across seven categories: financial, customer, staff, regulatory, reputation, social and environmental. This Policy assists the business to understand the relative impact in their risk profiles and determine the potential need for controls to help mitigate the risk. The second line of defence, which includes ESG risk specialists, review the assessments. Climate-related risk management Managing the impacts of climate change on our business and reputation through our risk management processes, we try to understand how climate-related risks could impact our business, including our credit risk, regulatory and reporting obligations, and reputation. Broadly, climate-related risks manifest as: physical risks from changing climate patterns, both acute and chronic, including changes to the frequency and severity of adverse weather events; transition risks from initiatives and trends associated with climate change mitigation and the transition to a low-carbon economy, including changes in regulations and pressures on sectors or regions exposed to transition risk, as well as costs and resources required for transition; and, liability risks, including the risk of legal liability and regulatory action (including those that may arise from failure by institutions and boards to adequately consider or respond to climate-related risks, as well as from rapidly changing science and standards in climate reporting). WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

148 WESTPAC GROUP 2022 ANNUAL REPORT Sustainability The table below shows how climate-related risks may materialise across the Group. For more information on climate-related risks and their potential impacts, refer to ‘Risk Factors’ in this Annual Report. Identification and assessment of climate-related risks In FY22, Westpac participated in APRA’s Climate Vulnerability Assessment (CVA) which examined potential climate-related physical and transition risks that we may face under prescribed scenarios, up to 2050. APRA is expected to publish the CVA’s findings in late 2022. We are using the insights from our CVA submission to strengthen our capabilities in identifying and assessing climate-related risks. We seek to monitor for emerging regulatory change, government policy, and industry initiatives, including requirements related to climate change through our Regulatory Affairs, Government Affairs, and Group Sustainability teams and through our participation in the Australian Banking Association. In November 2021, APRA released the Prudential Practice Guide – CPG 229 Climate Change Financial Risks. We continue to mature our climate-related risk management approach in alignment with CPG 229. customer needs. Materiality of climate-related risks In FY22, we assessed the impact and materiality of climate-related risks on our financial position and performance. We did this by reviewing our financial statements for exposure to climate-related risks (i.e., associations with certain industries or locations). We seek to refine our assessments by incorporating ongoing developments in our internal analyses and understanding of these risks. We may book overlays as a result of extreme weather events to appropriately reflect these events in the provision for expected credit losses (ECL). For more information about the ECL overlays, refer to Note 11 to the financial statements. Increasing physical risks from climate change and changes to policy result in higher market volatility, impacting security and derivative pricing. Market Risk The Group incurs elevated credit losses incurred from exposure to industries and customers significantly impacted by physical and transition risks, including lower capacity to service debt if the costs or losses customers are exposed to rise significantly. Credit Risk The Group is unable to effectively or adequately implement and communicate to stakeholders its strategy to manage climate-related risks or it makes decisions that result in action or inaction that is misaligned with stakeholder expectations on climate change, leading to reputational damage. This includes the risk of perceived mis-statement of sustainability claims, commitments and/or targets. Reputation and Sustainability Risk The Group fails to comply with new climate change regulation or policy potentially leading to fines, penalties (e.g., capital add-on penalty) and reputational damage. Conduct and Compliance The Group’s capital buffer is insufficient to cover elevated credit losses and costs as the impacts of physical and transition risks of climate change increase. Capital Risk The Group’s processes are unable to adapt to increased physical risks, higher frequency of extreme weather events, rapid changes to climate regulation and customer behaviour. This could manifest in inadequate business continuity processes as well as failure to adapt processes to meeting changing Operational Risk The Group’s strategy fails to successfully integrate management of climate change into existing processes leading to negative reputational outcomes and elevated exposure to transition risk. Strategic Risk HOW CLIMATE-RELATED RISKS MAY MATERIALISE RISK CLASS

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Sustainability

Management of climate-related risks by our businesses

Each business and division plays a key role in managing our climate-related risks as it seeks to review products and services in support of the objectives of our Climate Action Plan. Two examples from WIB and Consumer and Business Banking (CBB) are provided below.

In WIB, transactions with exposure to higher risk or sensitive sectors, goods and services, or projects, are referred to a dedicated WIB ESG team or further to a Customer and Transaction Risk Escalation Committee. If a transaction does not align with our Climate Action Plan and/or risk appetite, it may be declined, having regard to any contractual arrangements in place at the time.

In CBB, a new specialist team was established in FY22, responsible for Climate and Rural Engagement, to lead the division's response to ESG including climate change, as well as engagement with rural communities across Australia.

Scenario analysis: Modelling climate-related risks in our lending portfolios

Scenario analysis informs how we assess and manage climate-related risks over short, medium and long term horizons. Our overall appetite for climate related risk is defined in our Board Risk Appetite Statement. It includes measures of physical and transition risks and is evaluated and reviewed twice a year:

- the proportion of Australian business and institutional lending portfolio exposure that, by 2050, is likely to experience higher risk in a transition to a 1.5°C scenario
- the proportion of the Australian mortgage portfolio exposed to higher physical risks by 2050 under a 4°C warming scenario.

Transition risk in the Australian business and institutional lending portfolio

Given the exposure of the Australian economy to emissions-intensive sectors, we have to-date focused our transition risk assessment on the Australian business and institutional lending portfolio. We have five key sectors identified in our Australian business and Institutional lending portfolio[1], as being at higher risk[2] under a rapid decarbonisation 1.5°C transition scenario.

These five sectors were initially identified in FY19, following scenario analysis to understand how the Australian economy, electricity market and other industry sectors might perform when emissions are constrained in line with 2°C and 1.5°C transition pathways. In FY22, we updated the transition risk scenario analysis for the five sectors.

At the end of FY22, around 0.9% of our lending portfolio will be exposed to these five sectors that are at higher risk under a 1.5°C scenario by 2030. This rises to about 2.2% of our lending portfolio by 2050, under the same 1.5°C scenario.

		CREDIT QUALITY (BY % TOTAL COMMITTED EXPOSURE)[5]			
SECTOR[3]	% OF AUSTRALIAN BUSINESS AND INSTITUTIONAL PORTFOLIO[4]	STRONG	GOOD/ SATISFACTORY	WEAK[6]	TENOR (<5 YEARS BY % EXPOSURE)
Petroleum and coke products	0.3%	79.4%	9.0%	11.6%	98.5%
Coal mining	0.2%	32.0%	67.0%	1.0%	99.5%
Oil and gas extraction	0.8%	95.6%	4.2%	0.1%	72.6%
Gas distribution	0.4%	91.1%	8.6%	0.3%	91.9%
Air transport	0.5%	66.6%	24.1%	9.2%	62.0%

1. Excludes retail, sovereign and bank exposures.
2. Sectors whose medium (2030) and long-term (2050) performance under a scenario deviated by more than one standard deviation below average GDP growth, were classified as 'higher risk'.
3. As part of the methodological approach to the transition risk scenario analysis, Australian and New Zealand Standard Industry Classification (ANZSIC) codes were used to map to specific industries, and then to sectors.
4. % of our current lending portfolio exposed to sectors which by 2050 may face relatively higher growth constraints under a 1.5°C scenario; as at September 2022.
5. For more information on the credit risk rating system, refer to Note 12 in the financial statements.
6. 'Weak' includes weak, default and non-performing credit risk rating categories.

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Physical risk in the Australian mortgage portfolio

In FY22, we updated the physical risk scenario analysis of our Australian residential mortgage exposure to locations identified as likely to be exposed to higher physical risk[1] under certain climate scenarios. This included methodology changes to include separate cyclone modelling that considers impacts from sea surface temperatures and coastal proximity, and updated flood maps.

The analysis uses a generalised model of how extreme weather and climate change may affect direct physical risks to a 'representative property', which is an archetype of a modern Australian home using current building codes, under IPCC RCP2.6 and RCP8.5 scenarios[2]. The analysis computed physical risk for from 1990 to 2100 and considered riverine or surface water flooding, coastal inundation, forest fires, extreme wind, cyclone, and soil subsidence. The analysis modelled the current portfolio with no growth or movement and did not consider the impact of adaptation measures or management actions to mitigate risks. We recognise that methods supporting climate scenario analysis are continually evolving and our approach may change over time with improvements in data quality and further evolution of methodologies.

The analysis suggests that while climate change may drive an ongoing increase in annual average losses over time, around 3.4% of the current Australian mortgage portfolio[3] is exposed to higher physical risk under both RCP2.6 and RCP8.5 scenarios, and this increases to around 3.6% and 4.1% of the portfolio by 2050, under RCP2.6 and RCP8.5 scenarios, respectively. The results of the scenario analysis are shown below.

We understand the importance of both climate mitigation and adaptation efforts, including government planning measures, and the benefits of climate resilient buildings to reduce the impacts on customers and communities. As part of our Climate Action Plan, we are working to develop strategic approaches to supporting customers in locations more likely to be impacted by physical risk, develop products and services that support climate resilience home improvements, provide insights on physical risk impacts, and collaborate on initiatives that work towards net-zero and climate resilience.

SCENARIO	% OF MORTGAGE PORTFOLIO[4]	DYNAMIC LVR WEIGHTED AVERAGE[5]	>90% DLVR[5]	90+ DAY DELINQUENCIES (%)
IPCC RCP2.6	3.6%	48.9%	1.6%	0.9%
IPCC RCP8.5	4.1%	48.5%	1.6%	0.8%

1. 'Higher risk' were locations where insurance may become more expensive or unavailable.
2. Intergovernmental Panel on Climate Change (IPCC) Representative Concentration Pathways (RCP) represent global warming scenarios to 2100. The IPCC RCP2.6 represents a lower warming scenario and IPCC RCP8.5 represents a higher warming scenario.
3. Australian mortgage portfolio as at 31 August 2022.
4. Share of Australian mortgage portfolio as at 31 August 2022 in locations identified as likely to be exposed to higher physical risks under RCP2.6 and RCP8.5 scenarios by 2050. The change in the exposure of the portfolio from that reported in the 2022 Interim Financial Results is driven by the recent refinement in the methodology used in the physical climate risk analysis
5. Dynamic LVR is the loan-to-value ratio accounting for the current loan balance, changes in security value, offset account balances and other loan adjustments. The property valuation source is CoreLogic. Weighted average LVR calculation considers the size of outstanding balances. More information on Westpac's mortgage portfolio is provided in our Investor Discussion Pack.

151 Sustainability Physical risk in the Australian agribusiness portfolio We recognise the potential impact that systemic changes in climate could have on agribusiness customers. In FY21, we commenced scenario analysis to model potential impacts of long-term changes in rainfall and weather conditions due to climate change on farm productivity. Completed in FY22, the analysis modelled productivity under different climate change scenarios, with and without adaptation measures. The results showed that impacts on farm productivity to 2050 are highly dependent on the extent of adaptation. For some regions, the modelling revealed significant productivity upside from adaptation. For others, adaptation measures including genetic modification of crops, feed supplements, rotational grazing, and pasture breeding, were found to be important to maintaining productivity. Many of our agribusiness customers are already adopting innovative climate change solutions to improve the resilience and long-term viability of their operations. We continue to engage with our agribusiness customers to understand how best we can support them as they adapt to the impacts of climate change. A summary of the impacts to certain commodities based on the scenario analysis is shown below. Summary of impacts to each commodity under the worst-case scenario to 2050 with no adaptation: Summary of impacts to each commodity under the worst-case scenario to 2050 with adaptation (including GMO) and adjusted for cost of adaptation: CHANGE IN PRODUCTIVITY -50% +50% WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION GRAINS ANIMAL PROTEIN DAIRY GRAINS ANIMAL PROTEIN DAIRY

152 WESTPAC GROUP 2022 ANNUAL REPORT Sustainability TCFD index Sustainability Governance Sustainability Governance Climate Change Refer to Section 1 METRICS AND TARGETS Disclose the metrics and targets used to assess and manage relevant climate-related risks and opportunities where such information is material. a) Disclose the metrics used by the organisation to assess climate-related risks and opportunities in line with its strategy and risk management process. b) Disclose Scope 1, Scope 2, and, if appropriate, Scope 3 greenhouse gas (GHG) emissions, and the related risks. c) Describe the targets used by the organisation to manage climate-related risks and opportunities and performance against targets. Refer to Section 2 and Risk Management RISK MANAGEMENT Disclose how the organisation identifies, assesses, and manages climate-related risks. a) Describe the organisation’s processes for identifying and assessing climate-related risks. b) Describe the organisation’s processes for managing climate-related risks. c) Describe how processes for identifying, assessing, and managing climate-related risks are integrated into the organisation’s overall risk management. Refer to Section 2 and Risk Management STRATEGY Disclose the actual and potential impacts of climate-related risks and opportunities on the organisation’s businesses, strategy, and financial planning where such information is material. a) Describe the climate-related risks and opportunities the organisation has identified over the short, medium, and long term. b) Describe the impact of climate-related risks and opportunities on the organisation’s businesses, strategy, and financial planning. c) Describe the resilience of the organisation’s strategy, taking into consideration different climate-related scenarios, including a 2°C or lower scenario. Refer to Section 2 Sustainability Governance and Risk Management GOVERNANCE Disclose the organisation’s governance around climate-related risks and opportunities. a) Describe the board’s oversight of climate-related risks and opportunities. b) Describe management’s role in assessing and managing climate-related risks and opportunities. REFERENCE IN THIS REPORT DISCLOSURE REQUIREMENT

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Sustainability

Non-financial summary

Key trends across a range of non-financial areas of performance are provided in the following non-financial summary, with a more detailed account of sustainability performance included in our Sustainability Supplement and Datasheet.

	2022	2021	2020
Customers			
Total Customers (millions)[1]	12.7	13.9	14.1
Digitally active customers (millions)[2]	5.48	5.24	5.09
Branches	877	997	1105
Australia[3]	732	851	931
New Zealand	115	116	143
Pacific	30	30	31
ATMs	1637	1868	2036
Australia	1071	1270	1399
New Zealand	439	464	495
Pacific	127	134	142
Change in customer complaints from prior year (%) - Australia[4]	13.4	35.3	-
Change in customer complaints from prior year (%) - New Zealand	(21.5)	(8.7)	5.8
Number of approved applications for financial assistance from customers experiencing financial hardship[5]	36,139	81,062	75,367
Employees			
Attrition (%)[6]	19	14	10
Organisational Health index (OHI)[7]	75	74	70
Lost Time Injury Frequency Rate (LTIFR)[8]	0.2	0.3	0.4
Whistleblower reporting - number of new concerns[9]	188	186	184
Women as percentage of total workforce (%)	55	55	57
Women in leadership (%)[10]	50	50	50
Environment			
Total Scope 1 and 2 emissions - (tonnes CO_2-e)[11]	44,031	61,832	107,634
Total Scope 3 supply chain (non-financed) emissions - (tonnes CO_2-e)[12]	63,377	71,738	91,616
Carbon neutral certification[13]	Maintained	Maintained	Maintained
Sustainable lending			
Climate change solutions attributable financing - Aust and NZ ($m)[14]	10,808	10,862	10,059
Proportion of electricity generation financing in renewables including hydro - Aust and NZ (%)[15]	80	79	75
Finance assessed under the Equator Principles - Group ($m)[16]	970	816	126
Social impact[17]			
Community investment excluding commercial sponsorships ($m)	136	143	146
Community investment as a percentage of pre-tax profits - Group	1.60	1.69	3.42
Community investment as a percentage of pre-tax operating profit - (cash earning basis)	1.72	1.72	3.07
Supply chain			
Spend with Indigenous Australian suppliers - Australia ($m)[18]	8.8	1.6	4.9

Note: Refer to footnotes on the next page.

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Sustainability

1. All customers with an active relationship. Excludes channel only and potential customer relationships. Decrease due to the sale of some businesses.
2. Count of customers with at least 1 logon across any of the digital platforms (Westpac Live, Compass, Business Banking Online, Corporate Online or RAMSOnline) in a 90 day period. A customer is someone with a product open with the bank as at the reporting date. A digital logon in the 90 day period can be a full logon or a quick zone logon. Figures for FY21 and FY20 have been restated to better align with the definition used for reporting in the 2022 Investor Discussion Pack.
3. Relates to all points of presence including multibrand co-located branches (FY22: 27), as well as Advisory, Community Banking Centres and Kiosks (FY22: 11).
4. Includes Consumer and Business products, wealth management and non-service related Insurance data. Historical BT General/Life Insurance data (non-service related) excluded following the sale to Allianz/TAL. Excludes WIB MyClient complaint data. Includes previously cancelled complaints with statuses "Complaint withdrawn" or "Complaint discontinued". These have impacted historical volumes. Includes RAMS data from historical FYNIX system. This has impacted historical volumes to June 2021.
5. Number of approved applications for financial assistance from Westpac Group customers experiencing financial hardship, that completed their full term of assistance or were still undergoing assistance at the record date. Each request is assessed on a case-by-case basis. Some of the hardship financial assistance options that may be available to customers include reduced or deferred repayments and reduction in interest charges.
6. Measured as the total voluntary and involuntary separation of employees over the 12 months average total headcount for the period (includes permanent full time, part time and maximum term employees).
7. Organisational Health Index (OHI) is a leading indicator of sustained performance, measuring organisational health relative to global benchmark. OHI measures the management practices and health outcomes that drive performance.
8. Lost Time Injury Frequency Rate (LTIFR) measures the number of Lost Time Injuries (LTIs), defined as injuries or illnesses (based on workers compensation claims accepted) resulting in an employee being unable to work for a full scheduled day (or shift) other than the day (or shift) on which the injury occurred where work was a significant contributing factor, per one million hours worked in the rolling 12 months reported.
9. Number of concerns entered into the whistleblower case management database that has come via: a direct entry by the whistleblower, the whistleblower external hotline, the Group's Whistleblower Protection Officer, or other Eligible Recipients. Total concerns are broken down into reporting categories. Reportable conduct concerns are given a substantiation status, as determined by the investigation.
10. Women in Leadership refers to the proportion of women (permanent and maximum term) in leadership roles across the Group. It includes the CEO, Group Executives, General Managers, senior leaders with significant influence on business outcomes (direct reports to General Managers and their direct reports), large (3+) team people leaders three levels below General Manager, and Bank and Assistant Bank Managers.
11. Scope 1 emissions are the release of greenhouse gases (GHG) into the atmosphere as a result of Westpac Group's direct operations. Scope 2 emissions are indirect GHG emissions from consumption of purchased electricity for Westpac's direct operations. Reported for the period 1 July - 30 June. 2022 figures include direct operations in Australia, New Zealand, Fiji, Papua New Guinea, Singapore, United Kingdom, China, Germany and United States. Prior year reported emissions did not include Singapore, China, Germany and United States. Scope 2 is reported as location-based for 2020 and market-based for 2021 and 2022.
12. Scope 3 emissions are indirect GHG emitted as a consequence of Westpac Group's operations but occur at sources owned or controlled by another organisation. Reported for the period 1 July - 30 June. 2022 figures include direct operations in Australia, New Zealand, Fiji, Papua New Guinea, Singapore, United Kingdom, China, Germany and United States. Prior year reported emissions did not include Singapore, China, Germany and United States. Scope 3 is reported as location-based for 2020 and market-based for 2021 and 2022.
13. Certification is obtained for Westpac's Australian and New Zealand direct operations under the Australian Government's Climate Active Carbon Neutral Standard for Organisations and the New Zealand Toitū net carbonzero certification respectively. Further information can be found on the Sustainability Performance Reports page on our website.
14. Total direct and indirect financing of customers to the extent they are a) Involved in climate change solutions activities reported in total committed exposures as at 30 September; or b) Undertake activities that are over and above what is considered to be business as usual in the relevant industry, and which produce a material net benefit to the environment. For further information on our definition of climate change solutions and climate change solutions activities refer to the Glossary section in our 2022 Sustainability Index and Datasheet.
15. Measured as the percentage that renewables represents of Westpac Group's indirect and direct financing (total committed exposure) to electricity generation assets in the Australian and New Zealand electricity markets.
16. The Equator Principles is a voluntary set of standards for determining, assessing and managing social and environmental risk in project financing.
17. Figures for FY21 and FY20 have been restated due to a change in methodology in the calculation of 'Volunteer Time', the inclusion of St.George management costs in 'Management costs – General' and the correction of identified miscalculations.
18. Annual spend with businesses that are at least 50% owned by individuals of Australian Indigenous descent and must be accredited by Supply Nation or listed with an Australian Indigenous Chamber of Commerce. Indigenous owned businesses are Defined at: Website: https://www.westpac.com.au/content/dam/public/wbc/documents/pdf/aw/sustainability/WBG_DiverseSupplierGroupDefinitions.pdf

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Other Westpac business information

Employees

The number of employees in each area of business as at 30 September:

	2022	2021	2020
Consumer and Business Banking[1]	17,854	19,187	17,193
Westpac Institutional Bank	2,594	2,596	2,575
Westpac New Zealand	5,070	4,830	4,354
Specialist Businesses	3,257	4,289	4,507
Group Businesses	8,701	9,241	8,220
Total Group[2]	**37,476**	**40,143**	**36,849**

2022 v 2021

FTE were 2,667 lower over the year as we completed changes to our organisational structure, sold additional businesses and progressed our cost plans.

Property

We occupy premises primarily in Australia and New Zealand including 877 branches (2021: 997) as at 30 September 2022. As at 30 September 2022, we owned approximately 1% (2021: 1%) of the retail premises we occupied in Australia and none (2021: none) in New Zealand. The remainder of premises are held under commercial lease with terms generally ranging between 12 months and 7 years. As at 30 September 2022, the carrying value of our directly owned Corporate and Retail premises and sites was $65 million (2021: $69 million).

Westpac Place in the Sydney CBD is the Group's head office. Westpac has leases over levels 1-23, allowing continued occupation until 2030 and a lease over levels 23-32 until 2024. A refurbishment of the building was completed in 2021. Westpac also has a lease over levels 1-28 of International Tower 2, Barangaroo, Sydney until 2030. Together these sites provide a current capacity for almost 18,000 staff in an agile environment.

In the Sydney metro area, we continue to maintain a corporate office at Kogarah, with a lease commitment to 2034 and an option to extend thereafter. We have also entered into an Agreement for Lease for 8 levels of 8 Parramatta Square, Parramatta. This replaces existing premises at Parramatta and Concord, providing capacity for up to 3,000 staff in an agile environment.

In Melbourne, Westpac has a lease over the majority of 150 Collins Street until 2026, providing capacity for almost 2,000 staff.

Westpac on Takutai Square is Westpac New Zealand's head office, located at the eastern end of Britomart Precinct near Customs Street in Auckland, contains 26,710 square metres of office space across three buildings. Lease commitment at this site extends to 2031, with two six-year options (for two buildings) and one six-year option to extend on the third building.

Significant long-term agreements

Westpac has no individual contracts, other than contracts entered into in the ordinary course of business, that would constitute a material contract.

1. Refer to Note 2 to the financial statements for segment restatements.
2. Total employees include full-time, pro-rata part-time, overtime, temporary and contract staff.

156 WESTPAC GROUP 2022 ANNUAL REPORT

Other Westpac business information

Related party disclosures

Details of our related party disclosures are set out in Note 35 to the financial statements and details of Directors' interests in securities are set out in the Remuneration Report included in the Directors' Report.

Other than as disclosed in Note 35 to the financial statements and the Remuneration Report, if applicable, loans made to parties related to Directors and other key management personnel of Westpac are made in the ordinary course of business on normal terms and conditions (including interest rates and collateral). Loans are made on the same terms and conditions (including interest rates and collateral) as they apply to other employees and certain customers in accordance with established policy. These loans do not involve more than the normal risk of collectability or present any other unfavourable features.

Auditor's remuneration

Auditor's remuneration, including goods and services tax, to the external auditor for the years ended 30 September 2022 and 2021 is provided in Note 34 to the financial statements.

Audit related services

Westpac's Group Finance function monitors the application of the pre-approval process in respect of audit, audit-related and non-audit services provided by PricewaterhouseCoopers (PwC) under Westpac's Pre-Approval of Engagement of PricewaterhouseCoopers for Audit or Non-Audit Services Policy ('Pre-Approval Policy').

Group Finance promptly brings to the attention of the Board Audit Committee any exceptions that need to be approved pursuant to paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

The Pre-Approval Policy is communicated to Westpac's divisions through publication on the Westpac intranet.

During the year ended 30 September 2022, there were no fees paid by Westpac to PwC that required approval by the Board Audit Committee pursuant to paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

Westpac debt programs and issuing shelves

Access in a timely and flexible manner to a diverse range of debt markets and investors is provided by the following programs and issuing shelves as at 30 September 2022:

Program Limit	Issuer(s)	Program/Issuing Shelf Type
Australia		
No limit	WBC	Debt Issuance Program
No limit	WBC	Capital Notes Program
New Zealand		
No limit	WNZL	Medium Term Note Program
Euro Market		
USD 20 billion	WBC/WSNZL[1]	Euro Commercial Paper and Certificate of Deposit Program
USD 70 billion	WBC	Euro Medium Term Note Program
USD 10 billion	WSNZL[1]	Euro Medium Term Note Program
USD 40 billion	WBC[2]	Global Covered Bond Program
EUR 5 billion	WSNZL[3]	Global Covered Bond Program
Japan		
JPY 750 billion	WBC	Samurai shelf
JPY 750 billion	WBC	Uridashi shelf

1. Notes issued under this program by Westpac Securities NZ Limited, London branch are guaranteed by Westpac New Zealand Limited, its parent company.
2. Notes issued under this program are guaranteed by BNY Trust Company of Australia Limited as trustee of the Westpac Covered Bond Trust.
3. Notes issued under this program by Westpac Securities NZ Limited, London branch are guaranteed by Westpac New Zealand Limited, its parent company, and Westpac NZ Covered Bond Limited.

157 Other Westpac business information Program Limit Issuer(s) Program/Issuing Shelf Type United States USD 45 billion WBC US Commercial Paper Program USD 10 billion WSNZL¹ US Commercial Paper Program USD 35 billion WBC US Medium Term Note Program USD 10 billion WNZL US Medium Term Note Program No limit WBC (NY Branch) Certificate of Deposit Program No limit WBC US Securities and Exchange Commission registered shelves 1. Notes issued under this program by Westpac Securities NZ Limited, London branch are guaranteed by Westpac New Zealand Limited, its parent company. WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

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WESTPAC GROUP 2022 ANNUAL REPORT
STRATEGIC REVIEW
GROUP PERFORMANCE
FINANCIAL STATEMENTS
SHAREHOLDER INFORMATION

Financial statements

Income statements
Statements of comprehensive income
Balance sheets
Statements of changes in equity
Cash flow statements

Note 1 Financial statements preparation

Financial performance

Note 2 Segment reporting
Note 3 Net interest income
Note 4 Non-interest income
Note 5 Operating expenses
Note 6 Impairment charges
Note 7 Income tax
Note 8 Earnings per share
Note 9 Average balance sheet and interest rates

Financial assets and financial liabilities

Lending and credit risk

Note 10 Loans
Note 11 Provisions for expected credit losses
Note 12 Credit risk management

Deposits and other funding arrangements

Note 13 Deposits and other borrowings
Note 14 Debt issues
Note 15 Loan capital
Note 16 Securitisation, covered bonds and other transferred assets

Other financial instrument disclosures

Note 17 Trading securities and financial assets measured at fair value through income statement (FVIS)
Note 18 Investment securities
Note 19 Other financial assets
Note 20 Other financial liabilities
Note 21 Derivative financial instruments
Note 22 Risk management, funding and liquidity risk and market risk
Note 23 Fair values of financial assets and financial liabilities
Note 24 Offsetting financial assets and financial liabilities

Intangible assets, provisions, commitments and contingencies

Note 25 Intangible assets
Note 26 Provisions, contingent liabilities, contingent assets and credit commitments

Capital and dividends

Note 27 Shareholders' equity
Note 28 Capital adequacy
Note 29 Dividends

Group structure

Note 30 Investments in subsidiaries and associates
Note 31 Structured entities

Other

Note 32 Share-based payments
Note 33 Superannuation commitments
Note 34 Auditor's remuneration
Note 35 Related party disclosures
Note 36 Notes to the cash flow statements
Note 37 Subsequent events
Note 38 Assets and liabilities held for sale

Statutory statements

Directors' declaration
Independent auditor's report to the members of Westpac Banking Corporation
Limitation on Independent Registered Public Accounting Firm's Liability

160 WESTPAC GROUP 2022 ANNUAL REPORT

Income statements

for the years ended 30 September

Westpac Banking Corporation

		Consolidated			Parent Entity	
$m	Note	2022	2021	2020	2022	2021
Interest income:						
Calculated using the effective interest method[1]	3	22,981	22,132	26,596	20,261	19,817
Other	3	270	146	451	352	258
Total interest income[1]		**23,251**	**22,278**	**27,047**	**20,613**	**20,075**
Interest expense[1]	3	(6,090)	(5,420)	(10,351)	(6,296)	(5,770)
Net interest income[1]		**17,161**	**16,858**	**16,696**	**14,317**	**14,305**
Net fee income	4	1,671	1,482	1,592	1,491	1,224
Net wealth management and insurance income	4	808	1,211	751	-	-
Trading income	4	664	719	895	601	661
Other (loss)/income[1]	4	(698)	952	249	7,890	2,039
Net operating income before operating expenses and impairment (charges)/benefits		**19,606**	**21,222**	**20,183**	**24,299**	**18,229**
Operating expenses	5	(10,802)	(13,311)	(12,739)	(9,483)	(11,915)
Impairment (charges)/benefits	6	(335)	590	(3,178)	(449)	447
Profit before income tax expense		**8,469**	**8,501**	**4,266**	**14,367**	**6,761**
Income tax expense	7	(2,770)	(3,038)	(1,974)	(2,189)	(2,148)
Net profit		**5,699**	**5,463**	**2,292**	**12,178**	**4,613**
Net profit attributable to non-controlling interests (NCI)		(5)	(5)	(2)	-	-
Net profit attributable to owners of Westpac Banking Corporation (WBC)		**5,694**	**5,458**	**2,290**	**12,178**	**4,613**
Earnings per share (cents)						
Basic	8	159.9	149.4	63.7		
Diluted	8	152.4	137.8	63.7		

The above income statements should be read in conjunction with the accompanying notes.

1. Parent Entity comparative has been restated due to a change in accounting policy. Refer to Note 1(a)(iii) for further details.

161

Statements of comprehensive income

for the years ended 30 September

Westpac Banking Corporation

$m	Consolidated 2022	Consolidated 2021	Consolidated 2020	Parent Entity 2022	Parent Entity 2021
Net profit	**5,699**	**5,463**	**2,292**	**12,178**	**4,613**
Other comprehensive income/(expense)					
Items that may be reclassified subsequently to profit or loss					
Gains/(losses) recognised in equity on:					
Debt securities measured at fair value through other comprehensive income (FVOCI)	(318)	578	357	(47)	729
Cash flow hedging instruments	1,304	296	(95)	881	177
Transferred to income statements:					
Debt securities measured at FVOCI	(254)	(195)	(79)	(254)	(195)
Cash flow hedging instruments	(434)	39	218	(445)	(13)
Foreign currency translation reserve	-	-	55	-	-
Loss allowance on debt securities measured at FVOCI	(2)	2	2	(2)	2
Exchange differences on translation of foreign operations (net of associated hedges)	(264)	51	(168)	27	(1)
Income tax on items taken to or transferred from equity:					
Debt securities measured at FVOCI	166	(119)	(81)	90	(162)
Cash flow hedging instruments	(253)	(97)	(36)	(131)	(49)
Items that will not be reclassified subsequently to profit or loss					
Gains/(losses) on equity securities measured at FVOCI (net of tax)	92	48	(21)	7	(2)
Own credit adjustment on financial liabilities designated at fair value (net of tax)	80	(10)	(39)	80	(10)
Remeasurement of defined benefit obligation recognised in equity (net of tax)	446	119	(115)	440	108
Net other comprehensive income/(expense) (net of tax)	**563**	**712**	**(2)**	**646**	**584**
Total comprehensive income	**6,262**	**6,175**	**2,290**	**12,824**	**5,197**
Attributable to:					
Owners of WBC	6,257	6,171	2,291	12,824	5,197
NCI	5	4	(1)	-	-
Total comprehensive income	**6,262**	**6,175**	**2,290**	**12,824**	**5,197**

The above statements of comprehensive income should be read in conjunction with the accompanying notes.

WESTPAC GROUP 2022 ANNUAL REPORT
STRATEGIC REVIEW
GROUP PERFORMANCE
FINANCIAL STATEMENTS
SHAREHOLDER INFORMATION

162 WESTPAC GROUP 2022 ANNUAL REPORT

Balance sheets

as at 30 September

Westpac Banking Corporation

		Consolidated		Parent Entity	
$m	Note	2022	2021	2022	2021
Assets					
Cash and balances with central banks	36	105,257	71,353	95,182	62,754
Collateral paid		6,216	4,232	6,179	4,055
Trading securities and financial assets measured at fair value through income statement (FVIS)	17	24,332	21,101	22,417	18,779
Derivative financial instruments	21	41,283	19,353	41,127	19,127
Investment securities	18	76,465	83,417	70,176	77,863
Loans	10	739,647	709,784	651,717	618,413
Other financial assets	19	5,626	6,394	5,228	5,486
Current tax assets		16	31	4	22
Due from subsidiaries[1]		-	-	54,185	47,262
Investment in subsidiaries		-	-	9,790	6,287
Investment in associates		37	58	33	34
Property and equipment		2,429	2,853	2,028	2,386
Deferred tax assets	7	1,754	2,437	1,646	2,093
Intangible assets	25	10,327	10,109	8,881	8,530
Other assets		734	567	668	499
Assets held for sale	38	75	4,188	-	1,015
Total assets[1]		**1,014,198**	**935,877**	**969,261**	**874,605**
Liabilities					
Collateral received		6,371	2,368	6,299	2,189
Deposits and other borrowings	13	659,129	626,955	586,745	550,187
Other financial liabilities	20	56,360	50,309	52,352	47,263
Derivative financial instruments	21	39,568	18,059	39,458	17,889
Debt issues	14	144,868	128,779	122,339	108,210
Current tax liabilities		219	71	160	15
Due to subsidiaries[1]		-	-	58,343	50,732
Provisions	26	2,950	3,571	2,705	3,254
Deferred tax liabilities	7	-	90	-	-
Other liabilities		2,938	3,679	2,343	2,990
Liabilities held for sale	38	32	837	-	10
Total liabilities excluding loan capital[1]		**912,435**	**834,718**	**870,744**	**782,739**
Loan capital	15	31,254	29,067	30,734	29,067
Total liabilities[1]		**943,689**	**863,785**	**901,478**	**811,806**
Net assets		**70,509**	**72,092**	**67,783**	**62,799**
Shareholders' equity					
Share capital:					
Ordinary share capital	27	39,666	41,601	39,666	41,601
Treasury shares	27	(655)	(606)	(713)	(664)
Reserves	27	2,378	2,227	2,388	2,148
Retained profits		29,063	28,813	26,442	19,714
Total equity attributable to owners of WBC		**70,452**	**72,035**	**67,783**	**62,799**
NCI	27	57	57	-	-
Total shareholders' equity and NCI		**70,509**	**72,092**	**67,783**	**62,799**

The above balance sheets should be read in conjunction with the accompanying notes.

1. Parent Entity comparative has been restated due to a change in accounting policy. Refer to Note 1(a)(iii) for further details.

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WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

Statements of changes in equity

for the years ended 30 September

Westpac Banking Corporation

Consolidated $m	Share capital (Note 27)	Reserves (Note 27)	Retained profits	Total equity attributable to owners of WBC	NCI (Note 27)	Total shareholders' equity and NCI
Balance as at 30 September 2019	**36,955**	**1,311**	**27,188**	**65,454**	**53**	**65,507**
Net profit	**-**	**-**	**2,290**	**2,290**	**2**	**2,292**
Net other comprehensive income/(expense)	-	155	(154)	1	(3)	(2)
Total comprehensive income/(expense)	**-**	**155**	**2,136**	**2,291**	**(1)**	**2,290**
Transactions in capacity as equity holders						
Share issuances	2,751	-	-	2,751	-	2,751
Dividends on ordinary shares[1]	-	-	(2,791)	(2,791)	-	(2,791)
Dividend reinvestment plan	273	-	-	273	-	273
Other equity movements						
Share-based payment arrangements	-	78	-	78	-	78
Purchase of shares	(29)	-	-	(29)	-	(29)
Net acquisition of treasury shares	(10)	-	-	(10)	-	(10)
Other	6	-	-	6	(1)	5
Total contributions and distributions	**2,991**	**78**	**(2,791)**	**278**	**(1)**	**277**
Balance as at 30 September 2020	**39,946**	**1,544**	**26,533**	**68,023**	**51**	**68,074**
Impact from a change in accounting policy[2]	-	-	(40)	(40)	-	(40)
Restated opening balance	**39,946**	**1,544**	**26,493**	**67,983**	**51**	**68,034**
Net profit	**-**	**-**	**5,458**	**5,458**	**5**	**5,463**
Net other comprehensive income/(expense)	-	604	109	713	(1)	712
Total comprehensive income/(expense)	**-**	**604**	**5,567**	**6,171**	**4**	**6,175**
Transactions in capacity as equity holders						
Dividends on ordinary shares[1]	-	-	(3,247)	(3,247)	-	(3,247)
Dividend reinvestment plan	401	-	-	401	-	401
Dividend reinvestment plan underwrite	719	-	-	719	-	719
Other equity movements						
Share-based payment arrangements	-	86	-	86	-	86
Purchase of shares	(28)	-	-	(28)	-	(28)
Net acquisition of treasury shares	(43)	-	-	(43)	-	(43)
Other	-	(7)	-	(7)	2	(5)
Total contributions and distributions	**1,049**	**79**	**(3,247)**	**(2,119)**	**2**	**(2,117)**
Balance as at 30 September 2021	**40,995**	**2,227**	**28,813**	**72,035**	**57**	**72,092**
Net profit	**-**	**-**	**5,694**	**5,694**	**5**	**5,699**
Net other comprehensive income/(expense)	-	37	526	563	-	563
Total comprehensive income/(expense)	**-**	**37**	**6,220**	**6,257**	**5**	**6,262**
Transactions in capacity as equity holders						
Dividends on ordinary shares[1]	-	-	(4,337)	(4,337)	-	(4,337)
Other equity movements						
Off-market share buy-back (net of transaction costs)[3]	(1,902)	-	(1,601)	(3,503)	-	(3,503)
Share-based payment arrangements	-	87	-	87	-	87
Purchase of shares	(33)	-	-	(33)	-	(33)
Net acquisition of treasury shares	(49)	-	-	(49)	-	(49)
Other	-	27	(32)	(5)	(5)	(10)
Total contributions and distributions	**(1,984)**	**114**	**(5,970)**	**(7,840)**	**(5)**	**(7,845)**
Balance as at 30 September 2022	**39,011**	**2,378**	**29,063**	**70,452**	**57**	**70,509**

The above statements of changes in equity should be read in conjunction with the accompanying notes.

1. 2022 consisted of 2022 interim dividend of 61 cents per share ($2,136 million) and 2021 final dividend of 60 cents per share ($2,201 million) (2021: 2021 interim dividend of 58 cents per share ($2,127 million) and 2020 final dividend of 31 cents per share ($1,120 million), 2020: 2019 final dividend of 80 cents per share ($2,791 million)), all fully franked at 30%.
2. In the prior period, the Group aligned its accounting treatment of costs incurred in configuring or customising Software-as-a-Service (SaaS) arrangements to align with the treatment outlined in the IFRIC agenda decision released April 2021. The adjustment to 2021 opening retained earnings reflects the impact of this change in accounting policy on prior years.
3. On 14 February 2022, the Group completed its $3.5 billion off-market share buy-back of Westpac ordinary shares. Refer to note 27 for further details.

164 WESTPAC GROUP 2022 ANNUAL REPORT

Statements of changes in equity

for the years ended 30 September

Westpac Banking Corporation

Parent Entity $m	Share capital (Note 27)	Reserves (Note 27)	Retained profits	Total equity attributable to owners of WBC
Balance as at 30 September 2020	**39,888**	**1,576**	**18,284**	**59,748**
Impact from a change in accounting policy[1]	-	-	(34)	(34)
Restated opening balance	**39,888**	**1,576**	**18,250**	**59,714**
Net profit	-	-	**4,613**	**4,613**
Net other comprehensive income/(expense)	-	486	98	584
Total comprehensive income/(expense)	-	**486**	**4,711**	**5,197**
Transactions in capacity as equity holders				
Dividends on ordinary shares[2]	-	-	(3,247)	(3,247)
Dividend reinvestment plan	401	-	-	401
Dividend reinvestment plan underwrite	719	-	-	719
Other equity movements				
Share-based payment arrangements	-	86	-	86
Purchase of shares	(28)	-	-	(28)
Net acquisition of treasury shares	(43)	-	-	(43)
Total contributions and distributions	**1,049**	**86**	**(3,247)**	**(2,112)**
Balance as at 30 September 2021	**40,937**	**2,148**	**19,714**	**62,799**
Net profit	-	-	**12,178**	**12,178**
Net other comprehensive income/(expense)	-	126	520	646
Total comprehensive income/(expense)	-	**126**	**12,698**	**12,824**
Transactions in capacity as equity holders				
Dividends on ordinary shares[2]	-	-	(4,337)	(4,337)
Other equity movements				
Off-market share buy-back (net of transaction costs)[3]	(1,902)	-	(1,601)	(3,503)
Share-based payment arrangements	-	87	-	87
Purchase of shares	(33)	-	-	(33)
Net acquisition of treasury shares	(49)	-	-	(49)
Other	-	27	(32)	(5)
Total contributions and distributions	**(1,984)**	**114**	**(5,970)**	**(7,840)**
Balance as at 30 September 2022	**38,953**	**2,388**	**26,442**	**67,783**

The above statements of changes in equity should be read in conjunction with the accompanying notes.

1. In the prior period, the Group aligned its accounting treatment of costs incurred in configuring or customising Software-as-a-Service (SaaS) arrangements to align with the treatment outlined in the IFRIC agenda decision released April 2021. The adjustment to 2021 opening retained earnings reflects the impact of this change in accounting policy on prior years.
2. 2022 consisted of 2022 interim dividend of 61 cents per share ($2,136 million) and 2021 final dividend of 60 cents per share ($2,201 million) (2021: 2021 interim dividend of 58 cents per share ($2,127 million) and 2020 final dividend of 31 cents per share ($1,120 million)), all fully franked at 30%.
3. On 14 February 2022, the Group completed its $3.5 billion off-market share buy-back of Westpac ordinary shares. Refer to note 27 for further details.

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WESTPAC GROUP 2022 ANNUAL REPORT · STRATEGIC REVIEW · GROUP PERFORMANCE · FINANCIAL STATEMENTS · SHAREHOLDER INFORMATION

Cash flow statements

for the years ended 30 September

Westpac Banking Corporation

		Consolidated			Parent Entity	
$m	Note	2022	2021	2020	2022	2021
Cash flows from operating activities						
Interest received[1]		22,423	22,430	27,215	19,887	20,238
Interest paid[1]		(5,091)	(5,677)	(11,466)	(5,488)	(5,954)
Dividends received excluding life business		4	4	16	1,569	1,186
Other non-interest income received[1]		4,208	3,340	2,894	4,061	3,044
Operating expenses paid		(9,724)	(10,941)	(8,598)	(8,548)	(10,022)
Income tax paid excluding life business		(2,278)	(2,639)	(3,080)	(2,050)	(2,343)
Life business:						
Receipts from policyholders and customers		845	976	2,235	-	-
Interest and other items of similar nature		1	22	21	-	-
Dividends received		25	12	306	-	-
Payments to policyholders and suppliers		(619)	(1,168)	(2,302)	-	-
Income tax paid		(65)	(49)	(6)	-	-
Cash flows from operating activities before changes in operating assets and liabilities		**9,729**	**6,310**	**7,235**	**9,431**	**6,149**
Net (increase)/decrease in:						
Collateral paid		(1,524)	305	348	(1,658)	339
Trading securities and financial assets measured at FVIS		(3,750)	19,316	(8,756)	(3,890)	18,625
Derivative financial instruments		2,451	(2,420)	1,851	380	(1,874)
Loans		(36,345)	(15,098)	18,272	(32,696)	(11,228)
Other financial assets		279	(274)	273	(186)	258
Life insurance assets and life insurance liabilities		266	(593)	(277)	-	-
Other assets		20	6	70	37	(23)
Net increase/(decrease) in:						
Collateral received		3,643	93	(1,096)	3,744	312
Deposits and other borrowings		35,054	33,737	28,910	33,586	28,696
Other financial liabilities		7,120	9,036	11,817	5,939	6,500
Other liabilities		11	(8)	4	41	(4)
Net cash provided by/(used in) operating activities	36	**16,954**	**50,410**	**58,651**	**14,728**	**47,750**
Cash flows from investing activities						
Proceeds from investment securities		36,022	34,066	33,080	34,383	32,006
Purchase of investment securities		(34,076)	(28,840)	(51,332)	(31,179)	(26,955)
Net movement in amounts due to/from controlled entities		-	-	-	1,589	(1,852)
Proceeds from disposal of controlled entities and other businesses, net of cash disposed	36	2,115	1,272	-	1,013	-
Purchase of controlled entities		(14)	-	-	(14)	-
Net (increase)/decrease in investments in controlled entities		-	-	-	1,555	125
Proceeds from disposal of associates		-	45	-	-	-
Purchase of associates		-	(8)	(8)	-	(2)
Proceeds from disposal of property and equipment		25	62	58	14	38
Purchase of property and equipment		(166)	(234)	(240)	(129)	(156)
Purchase of intangible assets		(1,099)	(740)	(1,035)	(938)	(638)
Net cash provided by/(used in) investing activities		**2,807**	**5,623**	**(19,477)**	**6,294**	**2,566**
Cash flows from financing activities						
Proceeds from debt issues (net of issue costs)		73,309	46,799	34,766	58,657	37,868
Redemption of debt issues		(55,899)	(65,272)	(65,160)	(44,222)	(54,425)
Payments for the principal portion of lease liabilities		(427)	(507)	(543)	(401)	(455)
Issue of loan capital (net of issue costs)		6,527	7,628	2,225	6,007	7,628
Redemption of loan capital		(2,344)	(1,548)	(262)	(2,344)	(1,548)
Payment for off-market share buy-back		(3,503)	-	-	(3,503)	-
Proceeds from issuances of shares		-	-	2,751	-	-
Proceeds from dividend reinvestment plan underwrite		-	719	-	-	719
Purchase of shares relating to share-based payment arrangements		(33)	(28)	(29)	(33)	(28)
Purchase of Restricted Share Plan (RSP) treasury shares		(49)	(43)	(46)	(49)	(43)
Net sale/(purchase) of other treasury shares		-	-	14	-	-
Payment of dividends		(4,337)	(2,846)	(2,518)	(4,337)	(2,846)
Dividends paid to NCI		(5)	(2)	(1)	-	-
Net cash provided by/(used in) financing activities		**13,239**	**(15,100)**	**(28,803)**	**9,775**	**(13,130)**
Net increase/(decrease) in cash and balances with central banks		**33,000**	**40,933**	**10,371**	**30,797**	**37,186**
Effect of exchange rate changes on cash and balances with central banks		897	298	(301)	1,631	132
Net (increase)/decrease in cash and balances with central banks included in assets held for sale		7	(7)	-	-	-
Cash and balances with central banks as at beginning of year		71,353	30,129	20,059	62,754	25,436
Cash and balances with central banks as at end of year	36	**105,257**	**71,353**	**30,129**	**95,182**	**62,754**

The above cash flow statements should be read in conjunction with the accompanying notes.

1. Parent Entity comparative has been restated due to a change in accounting policy. Refer to Note 1(a)(iii) for further details.

166 WESTPAC GROUP 2022 ANNUAL REPORT Notes to the financial statements Note 1. Financial statements preparation This financial report of Westpac Banking Corporation (the Parent Entity), together with its controlled entities (the Group or Westpac), for the year ended 30 September 2022, was authorised for issue by the Board of Directors on 6 November 2022. The Directors have the power to amend and reissue the financial report. The principal accounting policies are set out below and in the relevant notes to the financial statements. The accounting policy for the recognition and derecognition of financial assets and financial liabilities precedes Note 10. These policies have been consistently applied to all the years presented, unless otherwise stated. a. Basis of preparation (i) Basis of accounting This financial report is a general purpose financial report prepared in accordance with: • • the requirements for an Authorised Deposit-taking Institution (ADI) under the Banking Act 1959 (as amended); Australian Accounting Standards (AAS) and Interpretations as issued by the Australian Accounting Standards Board (AASB); and the Corporations Act 2001. • Westpac Banking Corporation is domiciled and incorporated in Australia and is a for-profit entity for the purposes of preparing these financial statements. The financial report also complies with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) and Interpretations as issued by the IFRS Interpretations Committee (IFRIC). It also includes additional disclosures required for foreign registrants by the United States Securities and Exchange Commission (US SEC). All amounts have been rounded in accordance with ASIC Corporations (Rounding in Financial/Directors’ Reports) Instrument 2016/191, to the nearest million dollars, unless otherwise stated. (ii) Historical cost convention The financial report has been prepared under the historical cost convention, as modified by applying fair value accounting to financial assets and financial liabilities (including derivative instruments) measured at fair value through income statement (FVIS) or in other comprehensive income (OCI). (iii) Changes in accounting policy Intercompany transactions with consolidated securitisation entities During the current financial year, the Group has revised its accounting policy for certain intercompany transactions with consolidated securitisation entities where the Parent Entity holds all the issued securities. Previously, the Parent Entity recognised these transactions on a gross basis by recognising its holding of the debt securities in due from subsidiaries and a loan liability with the securitisation entity in due to subsidiaries, with a corresponding gross up of the income and expenses associated with these transactions. Under the revised accounting policy, these transactions will no longer be recognised as assets and liabilities or as income and expenses since there is no impact to the overall position of the Parent Entity as a result of these transactions. The revised accounting policy provides more relevant information as it more faithfully represents the economic substance of the transactions and aligns to current market practices in accounting for these structures. The change in accounting policy has no impact to the Group’s consolidated financial statements as the previously reported balances between the Parent Entity and the consolidated securitisation entities were eliminated on consolidation.

167

WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

Notes to the financial statements

Note 1. Financial statements preparation (continued)

The change in accounting policy has been applied retrospectively and had the following impact on the Parent Entity's 30 September 2021 financial statements:

	Parent Entity		
$m	Reported	Restatement	Restated
Balance sheet			
Due from subsidiaries	175,346	(128,084)	47,262
Total assets	1,002,689	(128,084)	874,605
Due to subsidiaries	178,816	(128,084)	50,732
Total liabilities	939,890	(128,084)	811,806
Net assets	62,799	-	62,799
Income statement			
Interest income	21,906	(1,831)	20,075
Interest expense	(7,870)	2,100	(5,770)
Net interest income	14,036	269	14,305
Non-interest income	4,193	(269)	3,924
Net operating income before operating expenses and impairment (charges)/ benefits	18,229	-	18,229

(iv) Standards adopted during the year ended 30 September 2022

No new accounting standards have been adopted by the Group for the year ended 30 September 2022. There have been no amendments to existing accounting standards that have had a material impact to the Group or the Parent Entity.

(v) Business combinations

Business combinations are accounted for using the acquisition method of accounting. Acquisition cost is measured as the aggregate of the fair value at the date of acquisition of the assets given, equity instruments issued or liabilities incurred or assumed. Acquisition-related costs are expensed as incurred (except for those costs arising on the issue of equity instruments which are recognised directly in equity).

Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured at fair value on the acquisition date. Goodwill is measured as the excess of the acquisition cost, the amount of any non-controlling interest and the fair value of any previous Westpac equity interest in the acquiree, over the fair value of the identifiable net assets acquired.

(vi) Foreign currency translation

Functional and presentational currency

The consolidated financial statements are presented in Australian dollars which is the Parent Entity's functional and presentation currency. The functional currency of offshore entities is usually the main currency of the economy they operate in.

Transactions and balances

Foreign currency transactions are translated into the functional currency of the relevant branch or subsidiary using the exchange rates prevailing at the dates of the transactions. Foreign exchange (FX) gains and losses resulting from the settlement of such transactions and from the translation at year end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the income statement, except when deferred in OCI for qualifying cash flow hedges and qualifying net investment hedges.

Foreign operations

Assets and liabilities of foreign branches and subsidiaries that have a functional currency other than the Australian dollar are translated at exchange rates prevailing on the balance date. Income and expenses are translated at average exchange rates prevailing during the year. Equity balances are translated at historical exchange rates.

The resulting exchange differences are recognised in the foreign currency translation reserve and in OCI.

Where the Group hedges the currency translation risk arising from net investments in foreign operations, the gains or losses on the hedging instruments are also reflected in OCI to the extent the hedge is effective. When all or part of a foreign operation is disposed or borrowings that are part of the net investments are repaid, a proportionate share of such exchange differences is recognised in the income statement as part of the gain or loss on disposal or repayment of borrowing.

168 WESTPAC GROUP 2022 ANNUAL REPORT Notes to the financial statements Note 1. Financial statements preparation (continued) (vii) Comparative revisions Comparative information has been revised where appropriate to conform to changes in presentation in the current year and to enhance comparability. b. Critical accounting assumptions and estimates Applying the Group’s accounting policies requires the use of judgement, assumptions and estimates which impact the financial information. The significant assumptions and estimates used are discussed in the relevant notes below: • • • • • • Note 7 Note 11 Note 23 Note 25 Note 26 Note 33 Income tax Provisions for expected credit losses (ECL) Fair values of financial assets and financial liabilities Intangible assets Provisions, contingent liabilities, contingent assets and credit commitments Superannuation commitments Impact of climate-related risks The Group has considered the impact of climate-related risks on its financial position and performance and while the effects of climate change represent a source of uncertainty, the Group has concluded that climate-related risks do not have a material impact on the judgements, assumptions and estimates for the year ended 30 September 2022. Details of provision for ECL overlays held in relation to physical climate-related risk are provided in Note 11. Impact of COVID-19 The Group has considered the impact of the COVID-19 pandemic on the assumptions and estimates impacting the financial statements for the year ended 30 September 2022. The key areas requiring judgement include: •ECL; and •recoverable amount assessments of intangible assets. As there is a higher than usual degree of uncertainty associated with these assumptions and estimates, the actual outcomes may differ significantly which may impact accounting estimates included in these financial statements. c. Future developments in accounting standards There are no new standards or amendments to existing standards that are not yet effective that are expected to have a material impact to the Group or the Parent Entity.

169 Notes to the financial statements FINANCIAL PERFORMANCE Note 2. Segment reporting Accounting policy Segment restatements On 17 March 2021, Westpac announced that it was bringing together the leadership of its Consumer and Business segments into a new Consumer and Business segment. We have updated our reporting and restated comparatives for this change and changes in the allocations of certain revenue and expense items across segments, to align with changes in the information presented internally to key decision makers. The key changes include: • All Australian mortgages (both business and consumer) are now included in the Mortgage line of business (LOB). The associated goodwill was also moved from business to consumer. Revenue sharing ceased from the sale of certain institutional products (i.e. Foreign exchange and interest rate hedging). This reduces non-interest income across Consumer and Business segments with all income for these products recorded in WIB. The addition of the share broking business in Consumer from Specialist Businesses. • • Reportable operating segments We are one of Australia’s leading providers of banking and selected financial services, operating under multiple brands, and predominantly in Australia and New Zealand, with a small presence in Europe, North America and Asia. We operate through a significant online capability supported by an extensive branch and ATM network, call centres and specialist relationship and product managers. Our operations comprise the following key segments: • Consumer and Business Banking: – Consumer provides banking products and services, including mortgages, credit cards, personal loans, and savings and deposit products to Australian retail customers. – Business serves the banking needs of Australian small business, Agribusiness and Commercial customers. • Westpac Institutional Bank (WIB) provides a broad range of financial products and services to corporate, institutional and government customers. Westpac New Zealand provides banking, wealth and insurance products and services for consumer, business and institutional customers in New Zealand. Specialist Businesses comprises the operations that Westpac ultimately plans to exit. We completed the sale of Westpac Life Insurance Services Limited in August 2022. In 2022, we entered into separate agreements to merge BT’s personal and corporate superannuation funds through a successor fund transfer as well as the sale of Advance Asset Management Limited. These transactions are subject to regulatory approval, and if granted expected to complete in 2023. Other operations yet to be sold include wealth administration platforms. Specialist Businesses also manages Westpac Pacific which provides a full range of banking services in Fiji and Papua New Guinea. We are not expecting to sell the pacific business in the short to medium term. The division operates under the Westpac, St.George, BankSA, Bank of Melbourne, and BT brands. Group Businesses includes support functions such as Treasury, Customer Services and Technology, Corporate Services and Enterprise Services. It also includes Group-wide elimination entries arising on consolidation, centrally raised provisions and other unallocated revenue and expenses. • • • WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION Operating segments are presented on a basis consistent with information provided internally to Westpac’s key decision makers and reflect the management of the business, rather than the legal structure of the Group. Internally, Westpac uses an adjusted AAS measure of performance referred to as ‘cash earnings’ in assessing the financial performance of its segments. Cash earnings is viewed as a measure of the level of profit that is generated by ongoing operations and is therefore typically considered in assessing distributions, including dividends. Cash earnings is neither a measure of cash flow nor net profit determined on a cash accounting basis, as it includes both cash and non-cash adjustments to statutory net profit. To determine cash earnings, three categories of adjustments are made to statutory results: • items that key decision makers at Westpac believe do not reflect ongoing operations; • items that are not typically considered when dividends are recommended, mainly economic hedging impacts; and • accounting reclassifications between individual line items that do not impact statutory results.

170 WESTPAC GROUP 2022 ANNUAL REPORT

Notes to the financial statements

Note 2. Segment reporting (continued)

The following tables present the segment results on a cash earnings basis for the Group.

$m	Consumer	Business	Consumer and Business Bank	Westpac Institutional Bank	Westpac New Zealand	Specialist Businesses	Group Businesses	Total	Net cash earnings adjustments	Income statement
2022										
Net interest income	8,985	3,027	12,012	1,110	2,106	474	903	16,605	556	17,161
Net fee income	513	327	840	605	184	46	(4)	1,671	-	1,671
Net wealth management and insurance income	51	-	51	-	54	703	1	809	(1)	808
Trading income	-	-	-	516	43	41	20	620	44	664
Other income	48	2	50	18	116	(942)	54	(704)	6	(698)
Net operating income before operating expenses and impairment (charges)/benefits	**9,597**	**3,356**	**12,953**	**2,249**	**2,503**	**322**	**974**	**19,001**	**605**	**19,606**
Operating expenses[1]	(4,689)	(1,896)	(6,585)	(1,181)	(1,072)	(1,047)	(906)	(10,791)	(11)	(10,802)
Impairment (charges)/benefits	(201)	(143)	(344)	(85)	25	67	2	(335)	-	(335)
Profit before income tax (expense)/ benefit	**4,707**	**1,317**	**6,024**	**983**	**1,456**	**(658)**	**70**	**7,875**	**594**	**8,469**
Income tax (expense)/benefit	(1,416)	(399)	(1,815)	(296)	(381)	(61)	(41)	(2,594)	(176)	(2,770)
Net profit attributable to NCI	-	-	-	-	-	(4)	(1)	(5)	-	(5)
Cash earnings	**3,291**	**918**	**4,209**	**687**	**1,075**	**(723)**	**28**	**5,276**	**418**	**5,694**
Net cash earnings adjustments	-	-	-	-	2	-	416	418		
Net profit attributable to owners of WBC	**3,291**	**918**	**4,209**	**687**	**1,077**	**(723)**	**444**	**5,694**		
Balance sheet										
Loans[2]	474,604	84,897	559,501	85,182	85,285	9,866	(187)	739,647		
Deposits and other borrowings[2]	280,574	133,335	413,909	116,552	71,202	9,457	48,009	659,129		
2021										
Net interest income	9,486	2,987	12,473	925	1,987	494	835	16,714	144	16,858
Net fee income	449	345	794	614	140	65	(131)	1,482	-	1,482
Net wealth management and insurance income	52	-	52	-	113	1,145	(104)	1,206	5	1,211
Trading income	-	-	-	608	58	33	16	715	4	719
Other income	17	4	21	91	12	212	585	921	31	952
Net operating income before operating expenses and impairment (charges)/benefits	**10,004**	**3,336**	**13,340**	**2,238**	**2,310**	**1,949**	**1,201**	**21,038**	**184**	**21,222**
Operating expenses[1]	(4,898)	(2,218)	(7,116)	(2,595)	(1,062)	(1,478)	(1,032)	(13,283)	(28)	(13,311)
Impairment (charges)/benefits	184	425	609	(162)	79	66	(2)	590	-	590
Profit before income tax (expense)/ benefit	**5,290**	**1,543**	**6,833**	**(519)**	**1,327**	**537**	**167**	**8,345**	**156**	**8,501**
Income tax (expense)/benefit	(1,583)	(466)	(2,049)	(14)	(377)	(373)	(175)	(2,988)	(50)	(3,038)
Net profit attributable to NCI	-	-	-	-	-	(2)	(3)	(5)	-	(5)
Cash earnings	**3,707**	**1,077**	**4,784**	**(533)**	**950**	**162**	**(11)**	**5,352**	**106**	**5,458**
Net cash earnings adjustments	-	-	-	-	(2)	-	108	106		
Net profit attributable to owners of WBC	**3,707**	**1,077**	**4,784**	**(533)**	**948**	**162**	**97**	**5,458**		
Balance sheet										
Loans	462,699	78,385	541,084	67,749	88,409	12,550	(8)	709,784		
Deposits and other borrowings	266,445	128,550	394,995	99,349	75,756	8,744	48,111	626,955		

1. Impairment of assets (including goodwill and other intangible assets) were insignificant for all segments except for the following:
   - Specialist Businesses: 2022: $167 million (2021: $141 million).
   - Group Businesses: 2022: $166 million (2021: $6 million).
   - Westpac Institutional Bank: 2022: nil (2021: $1,192 million).
2. Specialist Businesses excludes balances presented as held for sale (refer to Note 38 for further details).

171

WESTPAC GROUP 2022 ANNUAL REPORT | STRATEGIC REVIEW | GROUP PERFORMANCE | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION

Notes to the financial statements

Note 2. Segment reporting (continued)

$m	Consumer	Business	Consumer and Business Bank	Westpac Institutional Bank	Westpac New Zealand	Specialist Businesses	Group Businesses	Total	Net cash earnings adjustments	Income statement
2020										
Net interest income	9,711	3,005	12,716	1,117	1,832	519	902	17,086	(390)	16,696
Net fee income	568	288	856	605	123	86	(78)	1,592	-	1,592
Net wealth management and insurance income	-	47	47	-	158	598	(44)	759	(8)	751
Trading income	-	-	-	822	27	57	22	928	(33)	895
Other income	12	5	17	1	11	(8)	240	261	(12)	249
Net operating income before operating expenses and impairment (charges)/benefits	**10,291**	**3,345**	**13,636**	**2,545**	**2,151**	**1,252**	**1,042**	**20,626**	**(443)**	**20,183**
Operating expenses	(4,323)	(2,109)	(6,432)	(1,343)	(998)	(1,547)	(2,380)	(12,700)	(39)	(12,739)
Impairment (charges)/benefits	(1,277)	(1,110)	(2,387)	(403)	(302)	(256)	170	(3,178)	-	(3,178)
Profit before income tax (expense)/ benefit	**4,691**	**126**	**4,817**	**799**	**851**	**(551)**	**(1,168)**	**4,748**	**(482)**	**4,266**
Income tax (expense)/benefit	(1,404)	(38)	(1,442)	(319)	(239)	14	(152)	(2,138)	164	(1,974)
Net profit attributable to NCI	-	-	-	-	-	(2)	-	(2)	-	(2)
Cash earnings	**3,287**	**88**	**3,375**	**480**	**612**	**(539)**	**(1,320)**	**2,608**	**(318)**	**2,290**
Net cash earnings adjustments	-	-	-	-	7	(31)	(294)	(318)		
Net profit attributable to owners of WBC	**3,287**	**88**	**3,375**	**480**	**619**	**(570)**	**(1,614)**	**2,290**		
Balance sheet										
Loans	449,012	80,761	529,773	66,909	81,434	14,942	1	693,059		
Deposits and other borrowings	251,920	118,958	370,878	104,862	68,473	7,569	39,349	591,131		

Reconciliation of cash earnings to net profit attributable to owners of WBC

$m	2022	2021	2020
Cash earnings	**5,276**	**5,352**	**2,608**
Cash earnings adjustments			
Fair value gain/(loss) on economic hedges	470	138	(362)
Ineffective hedges	(52)	(32)	61
Adjustments related to Pendal	-	-	(31)
Treasury shares	-	-	14
Total cash earnings adjustments (post-tax)	**418**	**106**	**(318)**
Net profit attributable to owners of WBC	**5,694**	**5,458**	**2,290**

Revenue from products and services

Details of revenue from external customers by product or service are disclosed in Notes 3 and 4. No single customer amounted to greater than 10% of the Group's revenue.

Geographic segments

Geographic segments are based on the location of the office where the following items were recognised.

	2022		2021		2020	
	$m	%	$m	%	$m	%
Revenue						
Australia	20,198	78.6	22,788	85.5	26,135	85.6
New Zealand	5,010	19.5	3,509	13.2	3,439	11.3
Other overseas[1]	488	1.9	345	1.3	960	3.1
Total	**25,696**	**100.0**	**26,642**	**100.0**	**30,534**	**100.0**
Non-current assets[2]						
Australia	11,606	91.0	11,825	91.2	14,270	92.6
New Zealand	1,088	8.5	1,082	8.3	1,015	6.6
Other overseas[1]	62	0.5	55	0.5	122	0.8
Total	**12,756**	**100.0**	**12,962**	**100.0**	**15,407**	**100.0**

1. Other overseas included Pacific Islands, Asia, the Americas and Europe.
2. Non-current assets represent property and equipment and intangible assets.

172 WESTPAC GROUP 2022 ANNUAL REPORT

Notes to the financial statements

Note 3. Net interest income

Accounting policy

Interest income and interest expense for all interest earning financial assets and interest bearing financial liabilities at amortised cost or FVOCI, detailed within the table below, are recognised using the effective interest method. Net income from treasury's interest rate and liquidity management activities and the cost of the Bank levy are included in net interest income.

The effective interest method calculates the amortised cost of a financial instrument by discounting the financial instrument's estimated future cash receipts or payments to their present value and allocates the interest income or interest expense, including any fees, costs, premiums or discounts integral to the instrument, over its expected life.

Interest income is calculated based on the gross carrying amount of financial assets in stages 1 and 2 of the Group's ECL model and on the carrying amount net of the provision for ECL for financial assets in stage 3.

	Consolidated			Parent Entity	
$m	2022	2021	2020	2022	2021
Interest income[1]					
Calculated using the effective interest method					
Cash and balances with central banks	683	30	135	534	14
Collateral paid	68	16	75	67	15
Investment securities	1,126	1,200	1,521	1,002	1,120
Loans	21,096	20,756	24,848	17,853	17,971
Other financial assets	2	2	17	2	2
Due from subsidiaries[2]	-	-	-	797	645
Assets held for sale	6	128	-	6	50
Total interest income calculated using the effective interest method[2]	**22,981**	**22,132**	**26,596**	**20,261**	**19,817**
Other					
Net ineffectiveness on qualifying hedges	(77)	(46)	87	(80)	(42)
Trading securities and financial assets measured at FVIS and loans	347	192	364	317	182
Due from subsidiaries	-	-	-	115	118
Total other	**270**	**146**	**451**	**352**	**258**
Total interest income[2]	**23,251**	**22,278**	**27,047**	**20,613**	**20,075**
Interest expense					
Calculated using the effective interest method					
Collateral received	(64)	(4)	(26)	(64)	(3)
Deposits and other borrowings	(2,810)	(1,801)	(4,652)	(2,097)	(1,402)
Debt Issues	(2,257)	(1,861)	(2,907)	(2,028)	(1,655)
Due to subsidiaries[2]	-	-	-	(1,389)	(1,119)
Loan capital	(1,026)	(849)	(800)	(1,025)	(849)
Other financial liabilities	(162)	(112)	(98)	(124)	(110)
Liabilities held for sale	-	(11)	-	-	(9)
Total interest expense calculated using the effective interest method[2]	**(6,319)**	**(4,638)**	**(8,483)**	**(6,727)**	**(5,147)**
Other					
Deposits and other borrowings	(399)	(67)	(402)	(345)	(48)
Trading liabilities[3]	1,169	(122)	(787)	1,177	297
Debt issues	(93)	(64)	(107)	(57)	(58)
Bank levy	(340)	(392)	(408)	(340)	(392)
Due to subsidiaries	-	-	-	93	(296)
Other interest expense	(108)	(136)	(164)	(97)	(126)
Liabilities held for sale	-	(1)	-	-	-
Total other	**229**	**(782)**	**(1,868)**	**431**	**(623)**
Total interest expense[2]	**(6,090)**	**(5,420)**	**(10,351)**	**(6,296)**	**(5,770)**
Total net interest income[2]	**17,161**	**16,858**	**16,696**	**14,317**	**14,305**

1. Interest income included items relating to compliance, regulation and remediation costs recognised as an addition in interest income of $1 million (2021: $106 million addition, 2020: $170 million reduction) for the Group, and an addition of $7 million (2021: $149 million addition) for the Parent Entity. Refer to Note 26 for further details.
2. Parent Entity comparative has been restated due to a change in accounting policy. Refer to Note 1(a)(iii) for further details.
3. Includes net impact of Treasury balance sheet management activities.

173 Notes to the financial statements Note 4. Non-interest income Accounting policy WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION Non-interest income includes net fee income, net wealth management and insurance income, trading income and other income. Net fee income When another party is involved in providing goods or services to a Group customer, the Group assesses whether the nature of the arrangement with its customer is as a principal provider or an agent of another party. Where the Group is acting as an agent for another party, the income earned by the Group is the net consideration received (i.e. the gross amount received from the customer less amounts paid to a third party provider). As an agent, the net consideration represents fee income for facilitating the transaction between the customer and the third party provider with primary responsibility for fulfilling the contract. Fee income Fee income is recognised when the performance obligation is satisfied by transferring the promised good or service to the customer. Fee income includes facility fees, transaction fees and other non-risk fee income. Facility fees include certain line fees, annual credit card fees and fees for providing customer bank accounts. They are recognised over the term of the facility/period of service on a straight-line basis. Transaction fees are earned for facilitating banking transactions such as FX fees, telegraphic transfers and issuing bank cheques. Fees for these one-off transactions are recognised once the transaction has been completed. Transaction fees are also recognised for credit card transactions including interchange fees net of scheme charges. These are recognised once the transaction has been completed, however, a component of interchange fees received is deferred as unearned income as the Group has a future service obligation to customers under the Group’s credit card reward programs. Other non-risk fee income includes advisory and underwriting fees which are recognised when the related service is completed. Income which forms an integral part of the effective interest rate of a financial instrument is recognised using the effective interest method and recorded in interest income (for example, loan origination fees). Fee expenses Fee expenses include incremental external costs that vary directly with the provision of goods or services to customers. An incremental cost is one that would not have been incurred if a specific good or service had not been provided to a specific customer. Fee expenses which form an integral part of the effective interest rate of a financial instrument are recognised using the effective interest method and recorded in net interest income. Fee expenses include the costs associated with credit card loyalty programs which are recognised as an expense when the services are provided on the redemption of points as well as merchant transaction costs. Net wealth management and insurance income Net wealth management income Wealth management fees earned for the ongoing management of customer funds and investments are recognised when the performance obligation is satisfied which is over the period of management. Insurance premium income Insurance premium income includes premiums earned for life insurance, life investment, loan mortgage insurance and general insurance products: •life insurance premiums with a regular due date are recognised as revenue on an accrual basis; •life investment premiums include a management fee component which is recognised as income over the period the service is provided. The deposit components of life insurance and investment contracts are not revenue and are treated as movements in life insurance liabilities; • general insurance premium comprises amounts charged to policyholders, excluding taxes, and is recognised based on the likely pattern in which the insured risk is likely to emerge. The portion not yet earned based on the pattern assessment is recognised as unearned premium liability.

174 WESTPAC GROUP 2022 ANNUAL REPORT Notes to the financial statements Note 4. Non-interest income (continued) Accounting policy (continued) Insurance claims expense •life and general insurance contract claims are recognised as an expense when the liability is established; •claims incurred in respect of life investment contracts represent withdrawals and are recognised as a reduction in life insurance liabilities. Changes in life insurance liabilities Changes in life insurance liabilities includes the change in the value of life insurance contract liabilities calculated using the margin on services methodology (MoS), specified in the Prudential Standard LPS 340 Valuation of Policy Liabilities. Regulation, competition, interest rates, taxes, securities market conditions and general economic conditions also affect the estimation of life insurance liabilities. Trading income • realised and unrealised gains or losses from changes in the fair value of trading assets, liabilities and derivatives are recognised in the period in which they arise (except day one profits or losses which are deferred, refer to Note 23); •net income related to Treasury’s interest rate and liquidity management activities is included in net interest income. Other income - dividend income • dividends on quoted shares are recognised on the ex-dividend date; • dividends on unquoted shares are recognised when the Company’s right to receive payment is established.

175

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Notes to the financial statements

Note 4. Non-interest income[1] (continued)

	Consolidated			Parent Entity	
$m	2022	2021	2020	2022	2021
Net fee income					
Facility fees	686	717	731	644	671
Transaction fees	1,132	993	1,021	940	851
Other non-risk fee income	122	-	48	116	(123)
Fee income	**1,940**	**1,710**	**1,800**	**1,700**	**1,399**
Credit card loyalty programs	(126)	(101)	(102)	(94)	(71)
Transaction fee related expenses	(143)	(127)	(106)	(115)	(104)
Fee expenses	**(269)**	**(228)**	**(208)**	**(209)**	**(175)**
Net fee income	**1,671**	**1,482**	**1,592**	**1,491**	**1,224**
Net wealth management and insurance income					
Net wealth management income	**726**	**657**	**631**	**-**	**-**
Life insurance premium income	834	1,077	1,297	-	-
General insurance and lenders mortgage insurance (LMI) net premium earned	-	387	499	-	-
Life insurance investment and other income[2]	(141)	59	64	-	-
General insurance and LMI investment and other income	-	76	42	-	-
Total insurance premium, investment and other income	**693**	**1,599**	**1,902**	**-**	**-**
Life insurance claims, changes in life insurance liabilities and other expenses	(611)	(767)	(1,284)	-	-
General insurance and LMI claims and other expenses	-	(278)	(498)	-	-
Total insurance claims, changes in life insurance liabilities and other expenses	**(611)**	**(1,045)**	**(1,782)**	**-**	**-**
Net wealth management and insurance income	**808**	**1,211**	**751**	**-**	**-**
Trading income	**664**	**719**	**895**	**601**	**661**
Other income					
Dividends received from subsidiaries[3]	-	-	-	6,632	1,184
Transactions with subsidiaries[4]	-	-	-	771	704
Dividends received from other entities	4	4	1	2	2
Net gain/(loss) on sale/derecognition of associates	25	43	316	12	(11)
Net gain/(loss) on disposal of assets	(3)	7	11	(4)	-
Net gain/(loss) on hedging of overseas operations	-	(8)	-	206	(150)
Net gain/(loss) on derivatives held for risk management purposes[5]	9	4	4	9	4
Net gain/(loss) on financial instruments measured at fair value	12	655	(78)	15	118
Net gain/(loss) on disposal of controlled entities and other businesses[6]	(823)	188	-	170	-
Rental income on operating leases	16	41	54	10	21
Share of associates' net profit/(loss)	(7)	(6)	(23)	-	(2)
Other	69	24	(36)	67	169
Total other income[4]	**(698)**	**952**	**249**	**7,890**	**2,039**
Total non-interest income[4]	**2,445**	**4,364**	**3,487**	**9,982**	**3,924**

Deferred income in relation to the credit card loyalty programs for the Group was $330 million as at 30 September 2022 (2021: $362 million, 2020: $361 million) and $36 million for the Parent Entity (2021: $35 million). This will be recognised as fee income as the credit card reward points are redeemed.

There were no other material contract assets or contract liabilities for the Group or the Parent Entity.

1. Non-interest income included items relating to compliance, regulation and remediation costs recognised as a reduction in non-risk fee income, net wealth management income and other income of $64 million (2021: $320 million, 2020: $225 million) for the Group, and $24 million (2021: $278 million) for the Parent Entity. Refer to Note 26 for further details.
2. Includes policyholder tax recoveries.
3. During the year, Westpac Overseas Holdings No.2 Proprietary Limited (WOH2PL), a wholly-owned subsidiary, paid a dividend of $5,040 million to the Parent Entity which was reinvested into additional WOH2PL ordinary shares. Refer to Note 36 for further details.
4. Parent Entity comparative has been restated due to a change in accounting policy. Refer to Note 1(a)(iii) for further details.
5. Income from derivatives held for risk management purposes reflects the impact of economic hedges of earnings.
6. 2022 included $1,112 million loss on sale of Australian life insurance business, partly offset by the $170 million gain on sale of auto finance and $119 million gain on sale of NZ life insurance. Refer to Note 38 for further details.

176 WESTPAC GROUP 2022 ANNUAL REPORT

Notes to the financial statements

Note 5. Operating expenses[1]

$m	Consolidated 2022	Consolidated 2021	Consolidated 2020	Parent Entity 2022	Parent Entity 2021
Staff expenses					
Employee remuneration, entitlements and on-costs	5,111	5,369	4,428	4,476	4,666
Superannuation expense[2]	533	475	413	464	409
Share-based payments	88	97	80	85	94
Restructuring costs	134	93	94	124	92
Total staff expenses	**5,866**	**6,034**	**5,015**	**5,149**	**5,261**
Occupancy expenses					
Lease expense	170	164	148	151	138
Depreciation and impairment of property and equipment[3]	626	955	708	559	845
Other	118	107	160	110	95
Total occupancy expenses	**914**	**1,226**	**1,016**	**820**	**1,078**
Technology expenses					
Amortisation and impairment of software assets[3]	655	1,240	970	601	1,171
Depreciation and impairment of IT equipment[3]	177	260	272	152	228
Technology services	719	820	698	702	764
Software maintenance and licences	506	531	398	425	463
Telecommunications	144	181	216	121	157
Data processing	81	96	89	81	96
Total technology expenses	**2,282**	**3,128**	**2,643**	**2,082**	**2,879**
Other expenses					
Professional and processing services	1,014	1,410	1,374	836	1,236
Amortisation and impairment of intangible assets and deferred expenditure[3]	123	599	523	1	512
Postage and stationery	144	156	164	112	130
Advertising	158	220	217	121	172
Non-lending losses	104	234	1,443	83	174
Impairment of investments in subsidiaries	-	-	-	(9)	19
Other	197	304	344	288	454
Total other expenses	**1,740**	**2,923**	**4,065**	**1,432**	**2,697**
Total operating expenses	**10,802**	**13,311**	**12,739**	**9,483**	**11,915**

1. Operating expenses included estimated costs associated with AUSTRAC proceedings of nil (2021: nil, 2020: $1,478 million) which included a provision for penalty of nil (2021: nil, 2020: $1,300 million) for the Group and the Parent Entity. They also included compliance, regulation and remediation costs of $63 million (2021: $359 million, 2020: $317 million) for the Group and $63 million (2021: $306 million) for the Parent Entity. Refer to Note 26 for further details.
2. Superannuation expense includes both defined contribution and defined benefit expense. Further details of the Group's defined benefit plans are in Note 33.
3. Impairment expenses included:
   - $117 million (2021: $275 million, 2020: $5 million) for property and equipment for the Group, and $116 million (2021: $248 million) for the Parent Entity;
   - $110 million (2021: $485 million, 2020: $171 million) for computer software for the Group, and $99 million (2021: $475 million) for the Parent Entity;
   - $4 million (2021: $45 million, 2020: $23 million) for IT equipment for the Group, and $4 million (2021: $41 million) for the Parent Entity; and
   - $122 million (2021: $571 million, 2020: $518 million) for goodwill and other intangible assets for the Group, and nil (2021: $487 million) for the Parent Entity.

177

WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

Notes to the financial statements

Note 6. Impairment charges

Accounting policy

Impairment charges are based on an expected loss model which measures the difference between the current carrying amount and the present value of expected future cash flows taking into account past experience, current conditions and multiple probability-weighted macroeconomic scenarios for reasonably supportable future economic conditions. Further details of the calculation of ECL and the critical accounting assumptions and estimates relating to impairment charges are included in Note 11.

Impairment charges are recognised in the income statement, with a corresponding amount recognised as follows:

- Loans, debt securities at amortised cost and due from subsidiaries balances: as a reduction of the carrying value of the financial asset through an offsetting provision account (refer to Note 11);
- Debt securities at FVOCI: in reserves in OCI with no reduction of the carrying value of the debt security (refer to Note 27); and
- Credit commitments: as a provision (refer to Note 26).

Uncollectable loans

A loan may become uncollectable in full or part if, after following the Group's loan recovery procedures, the Group remains unable to collect that loan's contractual repayments. Uncollectable amounts are written off against their related provision for ECL, after all possible repayments have been received.

Where loans are secured, amounts are generally written off after receiving the proceeds from the security, or in certain circumstances, where the net realisable value of the security has been determined and this indicates that there is no reasonable expectation of full recovery, write-off may be earlier. Unsecured consumer loans are generally written off after 180 days past due.

The Group may subsequently be able to recover cash flows from loans written off. In the period which these recoveries are made, they are recognised in the income statement.

The following table details impairment charges.

	Consolidated			Parent Entity	
$m	2022	2021	2020	2022	2021
Provisions raised/(released)					
Performing	225	(915)	1,437	343	(785)
Non-performing	299	567	1,934	286	563
Recoveries	(189)	(242)	(193)	(180)	(225)
Impairment charges/(benefits)	**335**	**(590)**	**3,178**	**449**	**(447)**
of which relates to:					
Loans and credit commitments	333	(567)	3,158	425	(449)
Debt securities at amortised cost	4	(25)	18	1	-
Debt securities at FVOCI	(2)	2	2	(2)	2
Due from subsidiaries	-	-	-	25	-
Impairment charges/(benefits)	**335**	**(590)**	**3,178**	**449**	**(447)**

Further details are discussed in Note 11.

178 WESTPAC GROUP 2022 ANNUAL REPORT Notes to the financial statements Note 7. Income tax Accounting policy The tax expense for the year comprises current and deferred tax. Tax is recognised in the income statement, except to the extent that it relates to items recognised directly in OCI, in which case it is recognised in the statement of comprehensive income. Current tax is the tax payable for the year using enacted or substantively enacted tax rates and laws for each jurisdiction. Current tax also includes adjustments to tax payable for previous years. Deferred tax accounts for temporary differences between the carrying amounts of assets and liabilities in the financial statements and their values for taxation purposes. Deferred tax is determined using the enacted or substantively enacted tax rates and laws for each jurisdiction which are expected to apply when the assets will be realised or the liabilities settled. Deferred tax assets and liabilities have been offset where they relate to the same taxation authority, the same taxable entity or group, and where there is a legal right and intention to settle on a net basis. Deferred tax assets are recognised to the extent that it is probable that future taxable profits will be available to utilise the assets. Deferred tax is not recognised for the following temporary differences: •the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither the accounting nor taxable profit or loss; •the initial recognition of goodwill in a business combination; and • retained earnings in subsidiaries which the Parent Entity does not intend to distribute for the foreseeable future. The Parent Entity is the head entity of a tax consolidated group with its wholly owned Australian subsidiaries. All entities in the tax consolidated group have entered into a tax sharing agreement which, in the opinion of the Directors, limits the joint and several liabilities in the case of a default by the Parent Entity. Current and deferred tax are recognised using a ‘group allocation basis’. As head entity, the Parent Entity recognises all current tax balances and deferred tax assets arising from unused tax losses and relevant tax credits for the tax-consolidated group. The Parent Entity fully compensates/is compensated by the other members for these balances. Critical accounting assumptions and estimates The Group operates in multiple tax jurisdictions and significant judgement is required in determining the worldwide current tax liability. There are many transactions with uncertain tax outcomes and provisions are determined based on the expected outcomes.

179

WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

Notes to the financial statements

Note 7. Income tax (continued)

Income tax expense

The following table reconciles income tax expense to the profit before income tax expense.

	Consolidated			Parent Entity	
$m	2022	2021	2020	2022	2021
Profit before income tax expense	**8,469**	**8,501**	**4,266**	**14,367**	**6,761**
Tax at the Australian company tax rate of 30%	**2,541**	**2,550**	**1,280**	**4,310**	**2,028**
The effect of amounts which are not deductible/(assessable) in calculating taxable income:					
Hybrid capital distributions	67	59	56	67	59
Life insurance:					
Tax adjustment on policyholder earnings	(1)	3	(17)	-	-
Adjustment for life business tax rates	-	-	1	-	-
Dividend adjustments	-	-	-	(1,990)	(355)
Other non-assessable items	(97)	(6)	(3)	(64)	(5)
Other non-deductible items	409	252	585	24	204
Adjustment for overseas tax rates	(31)	(16)	16	(2)	9
Income tax (over)/under provided in prior years	(77)	3	1	(52)	(2)
Other items	(41)	193	55	(104)	210
Total income tax expense	**2,770**	**3,038**	**1,974**	**2,189**	**2,148**
Income tax expense comprises:					
Current income tax	2,661	2,741	2,954	2,039	2,017
Movement in deferred tax[1]	186	294	(981)	202	133
Income tax (over)/under provision in prior years	(77)	3	1	(52)	(2)
Total income tax expense	**2,770**	**3,038**	**1,974**	**2,189**	**2,148**
Total Australia	2,316	2,610	1,697	2,128	2,090
Total Overseas	454	428	277	61	58
Total income tax expense[2]	**2,770**	**3,038**	**1,974**	**2,189**	**2,148**

The effective tax rate was 32.71% in 2022 (2021: 35.74%, 2020: 46.27%).

1. The movement in deferred tax includes $41 million credit for the Group and nil for the Parent Entity (2021 and 2020: Nil for the Group and the Parent Entity) relating to the movements in deferred tax assets and deferred tax liabilities that were classified in assets held for sale and liabilities held for sale respectively in the balance sheet.
2. As the Bank levy is not a levy on income, it is not included in income tax. It is included in Note 3.

180 WESTPAC GROUP 2022 ANNUAL REPORT

Notes to the financial statements

Note 7. Income tax (continued)

Deferred tax assets

The balance comprises temporary differences attributable to:

	Consolidated		Parent Entity	
$m	2022	2021	2022	2021
Amounts recognised in the income statements and opening retained profits				
Provisions for ECL on loans and credit commitments	1,364	1,481	1,205	1,269
Provision for long service leave, annual leave and other employee benefits	397	386	378	365
Property and equipment	301	347	271	316
Other provisions	319	424	295	388
Lease liabilities	640	743	571	665
All other liabilities	282	331	257	300
Total amounts recognised in the income statements and opening retained profits	**3,303**	**3,712**	**2,977**	**3,303**
Amounts recognised directly in OCI				
Defined benefit	-	103	-	101
Total amounts recognised directly in OCI	**-**	**103**	**-**	**101**
Gross deferred tax assets	**3,303**	**3,815**	**2,977**	**3,404**
Set-off of deferred tax assets and deferred tax liabilities	(1,549)	(1,378)	(1,331)	(1,311)
Net deferred tax assets	**1,754**	**2,437**	**1,646**	**2,093**
Movements				
Balance as at beginning of year	2,437	3,064	2,093	2,497
Impact on adoption of new accounting standards	-	(17)	-	(14)
Restated opening balance	**2,437**	**3,047**	**2,093**	**2,483**
Recognised in the income statements	(409)	(529)	(326)	(395)
Recognised in OCI	(103)	(77)	(101)	(48)
Balances reclassified to assets held for sale	-	(8)	-	-
Balances disposed of on sale of businesses	-	(4)	-	-
Set-off of deferred tax assets and deferred tax liabilities	(171)	8	(20)	53
Balance as at end of year	**1,754**	**2,437**	**1,646**	**2,093**

181

Notes to the financial statements

Note 7. Income tax (continued)

Deferred tax liabilities

The balance comprises temporary differences attributable to:

$m	Consolidated 2022	Consolidated 2021	Parent Entity 2022	Parent Entity 2021
Amounts recognised in the income statements and opening retained profits				
Finance lease transactions	273	296	271	290
Property and equipment	506	610	445	541
All other assets	212	267	202	211
Total amounts recognised in the income statements and opening retained profits	**991**	**1,173**	**918**	**1,042**
Amounts recognised directly in OCI				
Investment securities	136	214	136	211
Cash flow hedges	334	81	189	58
Defined benefit	88	-	88	-
Total amounts recognised directly in OCI	**558**	**295**	**413**	**269**
Gross deferred tax liabilities	**1,549**	**1,468**	**1,331**	**1,311**
Set-off of deferred tax assets and deferred tax liabilities	(1,549)	(1,378)	(1,331)	(1,311)
Net deferred tax liabilities	**-**	**90**	**-**	**-**
Movements				
Balance as at beginning of year	90	126	-	-
Recognised in the income statements	(182)	(235)	(124)	(262)
Recognised in OCI	263	235	144	209
Balances reclassified to liabilities held for sale	-	(44)	-	-
Set-off of deferred tax assets and deferred tax liabilities	(171)	8	(20)	53
Balance as at end of year	**-**	**90**	**-**	**-**

Unrecognised deferred tax balances

The following potential deferred tax balances have not been recognised. The tax effect of the gross balances disclosed below would be based on the corporate tax rates applicable in the relevant jurisdictions, which range between 15% and 30%.

$m	Consolidated 2022	Consolidated 2021	Parent Entity 2022	Parent Entity 2021
Deductible temporary differences				
Tax losses on revenue account	621	470	607	454
Taxable temporary differences				
Retained earnings of subsidiaries which the Parent Entity does not intend to distribute in the foreseeable future	369	55	-	-

WESTPAC GROUP 2022 ANNUAL REPORT
STRATEGIC REVIEW
GROUP PERFORMANCE
FINANCIAL STATEMENTS
SHAREHOLDER INFORMATION

182 WESTPAC GROUP 2022 ANNUAL REPORT

Notes to the financial statements

Note 8. Earnings per share

Accounting policy

Basic earnings per share (EPS) is calculated by dividing the net profit attributable to shareholders by the weighted average number of ordinary shares on issue during the year, adjusted for treasury shares. Diluted EPS is calculated by adjusting the basic EPS by assuming all dilutive potential ordinary shares are converted. Refer to Notes 15 and 32 for further information on the potential dilutive instruments.

$m	2022 Basic	2022 Diluted	2021 Basic	2021 Diluted	2020 Basic	2020 Diluted
Net profit attributable to owners of WBC ($m)	**5,694**	**5,694**	**5,458**	**5,458**	**2,290**	**2,290**
Adjustment for RSP dividends ($m)[1]	(3)	-	(2)	-	(2)	(2)
Adjustment for potential dilution:						
Distributions to convertible loan capital holders ($m)[2]	-	233	-	218	-	-
Adjusted net profit attributable to owners of WBC ($m)	**5,691**	**5,927**	**5,456**	**5,676**	**2,288**	**2,288**
Weighted average number of ordinary shares (millions)						
Weighted average number of ordinary shares on issue	3,564	3,564	3,657	3,657	3,595	3,595
Treasury shares (including RSP share rights)[1]	(5)	(5)	(4)	(4)	(5)	(5)
Adjustment for potential dilution:						
Share-based payments	-	4	-	4	-	1
Convertible loan capital[2]	-	326	-	461	-	-
Adjusted weighted average number of ordinary shares	**3,559**	**3,889**	**3,653**	**4,118**	**3,590**	**3,591**
Earnings per ordinary share (cents)	**159.9**	**152.4**	**149.4**	**137.8**	**63.7**	**63.7**

1. RSP is explained in Note 32. Some shares under the RSP have not vested and are not outstanding ordinary shares but do receive dividends. These RSP dividends are deducted to show the profit attributable to ordinary shareholders. Shares under the RSP were dilutive in 2022 (2021: dilutive, 2020: antidilutive).
2. The Group has issued convertible loan capital which may convert into ordinary shares in the future (refer to Note 15 for further details). These convertible loan capital instruments are potentially dilutive instruments, and diluted EPS is therefore calculated as if the instruments had been converted at the beginning of the year or, if later, the instruments' issue dates. In 2022, all convertible loan capital instruments were dilutive (2021: dilutive, 2020: antidilutive).

183

WESTPAC GROUP 2022 ANNUAL REPORT
STRATEGIC REVIEW
GROUP PERFORMANCE
FINANCIAL STATEMENTS
SHAREHOLDER INFORMATION

Notes to the financial statements

Note 9. Average balance sheet and interest rates

The daily average balances of the Group's interest earning assets and interest bearing liabilities are shown below along with their interest income or expense.

	2022			2021			2020		
Consolidated	Average balance $m	Interest income $m	Average rate %	Average balance $m	Interest income $m	Average rate %	Average balance $m	Interest income $m	Average rate %
Assets									
Interest earning assets									
Cash and balances with central banks and other financial assets[1]:									
Australia	82,102	446	0.5	37,729	12	-	26,019	98	0.4
New Zealand	9,769	150	1.5	6,579	16	0.2	3,637	17	0.5
Other overseas	17,238	157	0.9	9,105	20	0.2	14,180	112	0.8
Trading securities and financial assets measured at FVIS:									
Australia	16,715	235	1.4	16,659	116	0.7	20,300	217	1.1
New Zealand	3,784	76	2.0	3,881	28	0.7	4,728	47	1.0
Other overseas	2,337	36	1.5	3,251	48	1.5	4,601	95	2.1
Investment securities:									
Australia	70,804	985	1.4	81,665	1,104	1.4	71,402	1,347	1.9
New Zealand	4,950	85	1.7	4,492	74	1.6	3,921	96	2.4
Other overseas	2,027	56	2.8	1,552	22	1.4	2,858	78	2.7
Loans[1,2]:									
Australia	582,456	17,614	3.0	558,435	17,854	3.2	573,179	21,273	3.7
New Zealand	88,002	3,206	3.6	85,525	2,731	3.2	81,920	3,223	3.9
Other overseas	6,362	199	3.1	6,440	125	1.9	14,973	444	3.0
Assets held for sale:									
Australia	425	6	1.4	1,583	28	1.8	-	-	-
New Zealand	-	-	-	-	-	-	-	-	-
Other overseas	-	-	-	2,560	100	3.9	-	-	-
Total interest earning assets and interest income	**886,971**	**23,251**	**2.6**	**819,456**	**22,278**	**2.7**	**821,718**	**27,047**	**3.3**
Non-interest earning assets									
Derivative financial instruments	23,395			20,305			31,334		
Life insurance assets	-			226			4,614		
Assets held for sale	2,444			4,590			-		
All other assets[3]	61,953			61,478			62,414		
Total non-interest earning assets	**87,792**			**86,599**			**98,362**		
Total assets	**974,763**			**906,055**			**920,080**		

1. In 2022, the presentation of certain average balance sheet line items has been revised:
   a. Cash and other financial assets, previously presented as part of "Loans and other receivables", as well as collateral paid, previously presented separately, are now presented as "Cash and balances with central banks and other financial assets";
   b. Loans, previously presented as part of "Loans and other receivables", are now presented separately; and
   c. Collateral received, previously presented separately, is now included in "Other interest bearing liabilities".

   The associated interest income and expense have also been revised. Comparatives have been revised.
2. Loans are net of Stage 3 provision for expected credit losses (ECL), where interest income is determined based on their carrying value. Stages 1 and 2 provisions for ECL are not included in the average interest earning assets balance, as interest income is determined based on the gross value of loans. Interest income includes net ineffectiveness on qualifying hedges.
3. Includes property and equipment, intangible assets, deferred tax assets, non-interest earning loans relating to mortgage offset accounts and all other non-interest earning assets.

184 WESTPAC GROUP 2022 ANNUAL REPORT

Notes to the financial statements

Note 9. Average balance sheet and interest rates (continued)

Consolidated	2022 Average balance $m	2022 Interest expense $m	2022 Average rate %	2021 Average balance $m	2021 Interest expense $m	2021 Average rate %	2020 Average balance $m	2020 Interest expense $m	2020 Average rate %
Liabilities									
Interest bearing liabilities									
Repurchase agreements:									
Australia	35,136	109	0.3	32,600	54	0.2	16,120	73	0.5
New Zealand	2,543	39	1.5	986	2	0.2	380	1	0.3
Other overseas	100	2	2.0	-	-	-	-	-	-
Deposits and other borrowings:									
Australia	493,993	2,249	0.5	457,675	1,400	0.3	435,877	3,745	0.9
New Zealand	60,786	765	1.3	60,066	418	0.7	57,096	882	1.5
Other overseas	21,175	195	0.9	13,610	50	0.4	25,660	427	1.7
Loan capital:									
Australia	28,961	934	3.2	24,573	754	3.1	19,554	663	3.4
New Zealand	1,747	92	5.3	1,653	85	5.1	1,833	94	5.1
Other overseas	-	-	-	368	10	2.7	1,324	43	3.2
Other interest bearing liabilities[1,2]:									
Australia	137,796	1,308	0.9	123,252	2,236	1.8	163,416	3,787	2.3
New Zealand	18,579	403	2.2	16,143	368	2.3	18,726	560	3.0
Other overseas	1,876	(6)	(0.3)	4,075	31	0.8	5,655	76	1.3
Liabilities held for sale:									
Australia	-	-	-	-	-	-	-	-	-
New Zealand	-	-	-	-	-	-	-	-	-
Other overseas	-	-	-	1,335	12	0.9	-	-	-
Total interest bearing liabilities and interest expense	**802,692**	**6,090**	**0.8**	**736,336**	**5,420**	**0.7**	**745,641**	**10,351**	**1.4**
Non-interest bearing liabilities									
Deposits and other borrowings:									
Australia	54,178			49,592			45,231		
New Zealand	14,031			12,426			8,760		
Other overseas	1,038			7			901		
Derivative financial instruments	24,750			20,612			33,249		
Life insurance liabilities	-			253			2,999		
Liabilities held for sale	682			2,728			-		
All other liabilities[3]	7,069			13,202			15,233		
Total non-interest bearing liabilities	**101,748**			**98,820**			**106,373**		
Total liabilities	**904,440**			**835,156**			**852,014**		
Shareholders' equity	70,268			70,849			68,014		
NCI	55			50			52		
Total equity	**70,323**			**70,899**			**68,066**		
Total liabilities and equity	**974,763**			**906,055**			**920,080**		

Calculation of variances

Net interest income may vary from year to year due to changes in the volume of, and interest rates associated with, interest earning assets and interest bearing liabilities. The following table allocates the change in net interest income between changes in volume and interest rate for those assets and liabilities:

- Volume changes are determined based on the movements in average asset and liability balances; and
- interest rate changes are determined based on the change in interest rate associated with those assets and liabilities. Variances that arise due to a combination of volume and interest rate changes are allocated to interest rate changes.

1. In 2022, the presentation of certain average balance sheet line items has been revised:
   a. Cash and other financial assets, previously presented as part of "Loans and other receivables", as well as collateral paid, previously presented separately, are now presented as "Cash and balances with central banks and other financial assets";
   b. Loans, previously presented as part of "Loans and other receivables", are now presented separately; and
   c. Collateral received, previously presented separately, is now included in "Other interest bearing liabilities".
   The associated interest income and expense have also been revised. Comparatives have been revised.
2. Includes net impact of Treasury balance sheet management activities and the Bank levy.
3. Includes other financial liabilities, provisions, current and deferred tax liabilities and all other non-interest bearing liabilities.

185

WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

Notes to the financial statements

Note 9. Average balance sheet and interest rates (continued)

Consolidated $m	2022 Volume	2022 Change due to Rate	2022 Total	2021 Volume	2021 Change due to Rate	2021 Total
Interest earning assets						
Cash and balances with central banks and other financial assets[1]:						
Australia	2	432	434	71	(157)	(86)
New Zealand	9	125	134	10	(11)	(1)
Other overseas	26	111	137	(38)	(54)	(92)
Trading securities and financial assets measured at FVIS:						
Australia	6	113	119	(34)	(67)	(101)
New Zealand	(1)	49	48	(9)	(10)	(19)
Other overseas	(13)	1	(12)	(28)	(19)	(47)
Investment securities:						
Australia	(152)	33	(119)	202	(445)	(243)
New Zealand	8	3	11	14	(36)	(22)
Other overseas[2]	(2)	4	2	(20)	(36)	(56)
Loans[1]:						
Australia	743	(983)	(240)	(551)	(2,868)	(3,419)
New Zealand	79	396	475	141	(633)	(492)
Other overseas[2]	(38)	44	6	(209)	(110)	(319)
Assets held for sale:						
Australia	(22)	-	(22)	14	14	28
New Zealand	-	-	-	-	-	-
Other overseas[2]	-	-	-	62	38	100
Total change in interest income	**645**	**328**	**973**	**(375)**	**(4,394)**	**(4,769)**
Interest bearing liabilities						
Repurchase agreements:						
Australia	-	55	55	87	(106)	(19)
New Zealand	6	31	37	2	(1)	1
Other overseas	-	2	2	-	-	-
Deposits and other borrowings:						
Australia	122	727	849	270	(2,615)	(2,345)
New Zealand	5	342	347	45	(509)	(464)
Other overseas[2]	26	108	134	(179)	(198)	(377)
Loan capital:						
Australia	136	44	180	176	(85)	91
New Zealand	5	2	7	(9)	-	(9)
Other overseas	(10)	-	(10)	(31)	(2)	(33)
Other interest bearing liabilities[1]:						
Australia	127	(1,055)	(928)	(719)	(832)	(1,551)
New Zealand	30	5	35	(29)	(163)	(192)
Other overseas[2]	(1)	(37)	(38)	(21)	(24)	(45)
Liabilities held for sale:						
Australia	-	-	-	-	-	-
New Zealand	-	-	-	-	-	-
Other overseas[2]	-	-	-	2	10	12
Total change in interest expense	**446**	**224**	**670**	**(406)**	**(4,525)**	**(4,931)**
Change in net interest income:						
Australia	192	(176)	16	(112)	115	3
New Zealand	49	193	242	147	(17)	130
Other overseas	(42)	87	45	(4)	33	29
Total change in net interest income	**199**	**104**	**303**	**31**	**131**	**162**

1. In 2022, the presentation of certain average balance sheet line items has been revised:
   a. Cash and other financial assets, previously presented as part of "Loans and other receivables", as well as collateral paid, previously presented separately, are now presented as "Cash and balances with central banks and other financial assets";
   b. Loans, previously presented as part of "Loans and other receivables", are now presented separately; and
   c. Collateral received, previously presented separately, is now included in "Other interest bearing liabilities".

   The associated interest income and expense have also been revised. Comparatives have been revised.
2. The change in interest income and interest expense for 30 September 2022 included amounts relating to other overseas assets and liabilities held for sale. These assets and liabilities held for sale related to Westpac Pacific which was classified as held for sale during 2021 but ceased to be classified as held for sale when the agreement to sell was terminated in September 2021. As a result the assets and liabilities held for sale were reclassified to their original balance sheet financial statement line. To appropriately attribute the change in interest income and expense on these assets and liabilities, the change in volume and rate for these assets is also reflected in the original balance sheet financial statement line in the table above.

186 WESTPAC GROUP 2022 ANNUAL REPORT Notes to the financial statements FINANCIAL ASSETS AND FINANCIAL LIABILITIES Accounting policy Recognition Purchases and sales by regular way of financial assets, except for loans and receivables, are recognised on trade-date, the date on which the Group commits to purchase or sell the asset. Loans and receivables are recognised on settlement date, when cash is advanced to the borrowers. Financial liabilities are recognised when an obligation arises. Derecognition Financial assets are derecognised when the rights to receive cash flows from the asset have expired, or when the Group has either transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full under a ‘pass through’ arrangement and transferred substantially all the risks and rewards of ownership. There may be situations where the Group has partially transferred the risks and rewards of ownership but has neither transferred nor retained substantially all the risks and rewards of ownership. In such situations, where the Group retains control of the transferred asset, it will continue to be recognised in the balance sheet to the extent of the Group’s continuing involvement in the asset. Financial liabilities are derecognised when the obligation is discharged, cancelled or expires. Where an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, the exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, with the difference in the respective carrying amounts recognised in the income statement. The terms are deemed to be substantially different if the discounted present value of the cash flows under the new terms (discounted using the original effective interest rate) is at least 10% different from the discounted present value of the remaining cash flows of the original financial liability. Qualitative factors such as a change in the currency the instrument is denominated in, a change in the interest rate from fixed to floating and conversion features are also considered. Classification and measurement Financial assets are grouped into the following classes: cash and balances with central banks, collateral paid, trading securities and financial assets measured at FVIS, derivative financial instruments, investment securities, loans, other financial assets and life insurance assets. Financial assets Financial assets are classified based on a) the business model within which the assets are managed, and b) whether the contractual cash flows of the instrument represent solely payment of principal and interest (SPPI). The Group determines the business model at the level that reflects how groups of financial assets are managed. When assessing the business model the Group considers factors including how performance and risks are managed, evaluated and reported and the frequency and volume of, and reason for, sales in previous periods and expectations of sales in future periods. When assessing whether contractual cash flows are SPPI, interest is defined as consideration primarily for the time value of money and the credit risk of the principal outstanding. The time value of money is defined as the element of interest that provides consideration only for the passage of time and not consideration for other risks or costs associated with holding the financial asset. Terms that could change the contractual cash flows so that they may not meet the SPPI criteria include contingent and leverage features, non-recourse arrangements, and features that could modify the time value of money. Debt instruments If the debt instruments have contractual cash flows which represent SPPI on the principal balance outstanding they are classified at: • amortised cost if they are held within a business model whose objective is achieved through holding the financial asset to collect these cash flows; or •FVOCI if they are held within a business model whose objective is achieved both through collecting these cash flows or selling the financial asset; or •FVIS if they are held within a business model whose objective is achieved through selling the financial asset. Debt instruments are measured at FVIS where the contractual cash flows do not represent SPPI on the principal balance outstanding or where it is designated at FVIS to eliminate or reduce an accounting mismatch.

187 Notes to the financial statements FINANCIAL ASSETS AND FINANCIAL LIABILITIES (continued) Accounting policy (continued) WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION Debt instruments at amortised cost are initially recognised at fair value and subsequently measured at amortised cost using the effective interest method. They are presented net of provision for ECL determined using the ECL model. Refer to Notes 6 and 11 for further details. Debt instruments at FVOCI are measured at fair value with unrealised gains and losses recognised in OCI except for interest income, impairment charges and FX gains and losses, which are recognised in the income statement. Impairment on debt instruments at FVOCI is determined using the ECL model and is recognised in the income statement with a corresponding amount in OCI. There is no reduction of the carrying value of the debt security which remains at fair value. The cumulative gain or loss recognised in OCI is subsequently recognised in the income statement when the instrument is derecognised. Debt instruments at FVIS are measured at fair value with subsequent changes in fair value recognised in the income statement. Equity securities Equity securities are measured at FVOCI where they: •are not held for trading; and •an irrevocable election is made by the Group. Otherwise, they are measured at FVIS. Equity securities at FVOCI are measured at fair value with unrealised gains and losses recognised in OCI, except for dividend income which is recognised in the income statement. The cumulative gain or loss recognised in OCI is not subsequently recognised in the income statement when the instrument is disposed. Equity securities at FVIS are measured at fair value with subsequent changes in fair value recognised in the income statement. Financial liabilities Financial liabilities are grouped into the following classes: collateral received, deposits and other borrowings, other financial liabilities, derivative financial instruments, debt issues and loan capital. Financial liabilities are measured at amortised cost if they are not held for trading or designated at FVIS, otherwise they are measured at FVIS. Financial assets and financial liabilities measured at FVIS are recognised initially at fair value. All other financial assets and financial liabilities are recognised initially at fair value plus or minus directly attributable transaction costs, respectively. Further details of the accounting policy for each category of financial asset or financial liability mentioned above are set out in the note for the relevant item. The Group’s policies for determining the fair value of financial assets and financial liabilities are set out in Note 23.

188 WESTPAC GROUP 2022 ANNUAL REPORT

Notes to the financial statements

Lending and credit risk

Note 10. Loans

Accounting policy

Loans are financial assets initially recognised at fair value plus directly attributable transaction costs and fees.

Loans are subsequently measured at amortised cost using the effective interest method where they have contractual cash flows which represent SPPI on the principal balance outstanding and they are held within a business model whose objective is achieved through holding the loans to collect these cash flows. They are presented net of any provision for ECL.

Loans are subsequently measured at FVIS where they do not have cash flows which represent SPPI, are held within a business model whose objective is achieved by selling the financial asset, or are designated at FVIS to eliminate or reduce an accounting mismatch.

Refer to Note 23 for balances which are measured at fair value and amortised cost.

Loan products that have both mortgage and deposit facilities are presented gross in the balance sheet, segregating the asset and liability component, because they do not meet the criteria to be offset. Interest earned on these products is presented on a net basis in the income statement as this reflects how the customer is charged.

The loan portfolio is disaggregated by location of booking office and product type, as follows.

	Consolidated		Parent Entity	
$m	2022	2021	2022	2021
Australia				
Housing	467,382	455,604	467,379	455,599
Personal	12,832	14,737	12,821	14,694
Business	170,636	148,453	168,480	145,950
Total Australia	**650,850**	**618,794**	**648,680**	**616,243**
New Zealand				
Housing	56,211	58,081	-	-
Personal	1,058	1,175	-	-
Business	28,855	29,991	489	384
Total New Zealand	**86,124**	**89,247**	**489**	**384**
Total other overseas	**6,879**	**6,332**	**6,244**	**5,688**
Total loans	**743,853**	**714,373**	**655,413**	**622,315**
Provision for ECL on loans (refer to Note 11)	(4,206)	(4,589)	(3,696)	(3,902)
Total net loans[1]	**739,647**	**709,784**	**651,717**	**618,413**

1. Total net loans included securitised loans of $4,747 million (2021: $4,829 million) for the Group and $5,750 million (2021: $6,002 million) for the Parent Entity. The level of securitised loans excludes loans where Westpac is the holder of related debt securities.

189

WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

Notes to the financial statements

Note 10. Loans (continued)

The following table shows the Group's contractual maturity distribution of all loans as at 30 September 2022.

Consolidated $m	Up to 1 year	Over 1 year to 5 years	Over 5 years to 15 years	Over 15 years	Total
Australia					
Housing	6,577	1,717	19,248	439,840	467,382
Personal	6,478	5,419	935	-	12,832
Business	49,239	105,229	9,775	6,393	170,636
Total Australia	**62,294**	**112,365**	**29,958**	**446,233**	**650,850**
New Zealand					
Housing	159	509	4,359	51,184	56,211
Personal	898	152	8	-	1,058
Business	19,942	8,896	16	1	28,855
Total New Zealand	**20,999**	**9,557**	**4,383**	**51,185**	**86,124**
Total other overseas	**2,375**	**4,367**	**137**	**-**	**6,879**
Total loans	**85,668**	**126,289**	**34,478**	**497,418**	**743,853**

The following table shows the Group's interest rate segmentation of loans maturing after one year as at 30 September 2022.

Consolidated $m	Loans at variable interest rates	Loans at fixed interest rates	Total
Interest rate segmentation of loans maturing after one year			
Australia			
Housing	290,957	169,848	460,805
Personal	2,321	4,033	6,354
Business	112,317	9,080	121,397
Total Australia	**405,595**	**182,961**	**588,556**
New Zealand			
Housing	5,700	50,352	56,052
Personal	158	2	160
Business	662	8,251	8,913
Total New Zealand	**6,520**	**58,605**	**65,125**
Total other overseas	**4,308**	**196**	**4,504**
Total loans maturing after one year	**416,423**	**241,762**	**658,185**

190 WESTPAC GROUP 2022 ANNUAL REPORT Notes to the financial statements Note 11. Provisions for expected credit losses Accounting policy Note 6 provides details of impairment charges. Impairment applies to all financial assets at amortised cost, lease receivables, debt securities measured at FVOCI, due from subsidiaries and credit commitments. The ECL is recognised as follows: •Loans (including lease receivables), debt securities at amortised cost and due from subsidiaries: as a reduction of the carrying value of the financial asset through an offsetting provision account (refer to Notes 10 and 18); •Debt securities at FVOCI: in reserves in OCI with no reduction of the carrying value of the debt security itself (refer to Notes 18 and 27); and • Credit commitments: as a provision (refer to Note 26). Measurement The Group calculates the provision for ECL based on a three-stage approach. The provision for ECL is a probability-weighted estimate of the cash shortfalls expected to result from defaults over the relevant time frame. They are determined by evaluating a range of possible outcomes and taking into account the time value of money, past events, current conditions and forecasts of future economic conditions. The models use three main components to determine the ECL (as well as the time value of money) including: • Probability of default (PD): the probability that a counter-party will default; •Loss given default (LGD): the loss that is expected to arise in the event of a default; and • Exposure at default (EAD): the estimated outstanding amount of credit exposure at the time of the default. Model stages The three stages are as follows: Stage 1: 12 months ECL - performing For financial assets where there has been no significant increase in credit risk since origination, a provision for 12 months ECL is recognised. Stage 2: Lifetime ECL – performing For financial assets where there has been a significant increase in credit risk since origination but where the asset is still performing, a provision for lifetime ECL is recognised. The indicators of a significant increase in credit risk are described on the following page. Stage 3: Lifetime ECL – non-performing Financial assets in Stage 3 are those that are in default. A default occurs when: • Westpac considers that the customer is unable to repay its credit obligations in full, irrespective of recourse by the Group to actions such as realising security. Indicators include a breach of contract with the Group such as a default on interest or principal payments, a borrower experiencing significant financial difficulties or observable economic conditions that correlate to defaults on an individual basis; or •the customer is more than 90 days past due on any material credit obligation. A provision for lifetime ECL is recognised on these financial assets. Collective and individual assessment Financial assets that are in Stages 1 and 2 are assessed on a collective basis. This means that they are grouped in pools of similar assets with similar credit risk characteristics including the type of product and the customer risk grade. Financial assets in Stage 3 are assessed on an individual basis and calculated collectively for those below a specified threshold. Expected life In considering the lifetime time frame for ECL in Stages 2 and 3, the standard generally requires use of the remaining contractual life adjusted, where appropriate, for prepayments, extension and other options. For certain revolving credit facilities which include both a drawn and undrawn component (e.g. credit cards and revolving lines of credit), the Group’s contractual ability to demand repayment and cancel the undrawn commitment does not limit the exposure to credit losses to the contractual notice period. For these facilities, lifetime is based on historical behaviour.

191 Notes to the financial statements Note 11. Provisions for expected credit losses (continued) Accounting policy (continued) WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION Movement between stages Financial assets may move in both directions through the stages of the impairment model. Financial assets previously in Stage 2 may move back to Stage 1 if it is no longer considered that there has been a significant increase in credit risk. Similarly, financial assets in Stage 3 may move back to Stage 1 or Stage 2 if they are no longer assessed to be non-performing. Critical accounting assumptions and estimates Key judgements include when a significant increase in credit risk has occurred, the estimation of forward-looking macroeconomic information and overlays. Other factors which can impact the provision include the borrower’s financial situation, the realisable value of collateral, the Group’s position relative to other claimants, the reliability of customer information and the likely cost and duration of recovering the loan. Significant increase in credit risk (SICR) Determining when a financial asset has experienced a SICR since origination is a critical accounting judgement which is based on the change in the probability of default (PD) since origination. In determining whether a change in PD represents a significant increase in risk, relative changes in PD and absolute PD thresholds are both considered based on the portfolio of the exposure. The Group does not rebut the presumption that instruments that are 30 days past due have experienced a SICR but this is used as a backstop rather than the primary indicator. In addition, the deferral of payments by customers in hardship arrangements is generally treated as an indication of a SICR. Forward-looking macroeconomic information The measurement of ECL for each stage and the assessment of significant increase in credit risk considers information about past events and current conditions as well as reasonable and supportable projections of future events and economic conditions. The estimation of forward-looking information is a critical accounting judgement. The Group considers three future macroeconomic scenarios including a base case scenario along with upside and downside scenarios. The macroeconomic variables used in these scenarios, based on current economic forecasts, include (but are not limited to) employment to population rates, real gross domestic product growth rates and residential and commercial property price indices. •Base case scenario This scenario utilises the internal Westpac economics forecast used for strategic decision making and forecasting. •Upside scenario This scenario represents a modest improvement on the base case scenario. • Downside scenario The downside scenario is a more severe scenario with ECL higher than those under the base case scenario. The more severe loss outcome for the downside is generated under a recession scenario in which the combination of negative GDP growth, declines in commercial and residential property prices and an increase in the unemployment rate simultaneously impact ECL across all portfolios from the reporting date. The three macroeconomic scenarios are probability weighted and together represent the Group’s view of the forward looking distribution of potential loss outcomes. The weighting applied to each of the three macroeconomic scenarios takes into account historical frequency, current trends, and forward-looking conditions. The macroeconomic variables and probability weightings of the three macroeconomic scenarios are subject to the approval of the Group Chief Financial Officer and Group Chief Risk Officer with oversight from the Board of Directors (and its Committees). Overlays Where appropriate, adjustments will be made to modelled outcomes to reflect reasonable and supportable information not already incorporated in the models. Judgements can change with time as new information becomes available which could result in changes to the provision for ECL.

192 WESTPAC GROUP 2022 ANNUAL REPORT

Notes to the financial statements

Note 11. Provisions for expected credit losses (continued)

Loans and credit commitments

The following tables reconcile the provisions for ECL on loans and credit commitments by stage for the Group and Parent Entity.

	2022				2021			
	Performing		Non-performing		Performing		Non-performing	
$m	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total
Consolidated								
Provision for ECL on loans								
Housing	137	1,082	415	1,634	154	735	607	1,496
Personal	78	220	123	421	124	314	173	611
Business	502	811	838	2,151	495	822	1,172	2,489
Total provision for ECL on loans	**717**	**2,113**	**1,376**	**4,206**	**773**	**1,871**	**1,952**	**4,596**
Provisions for ECL on credit commitments								
Housing	6	13	-	19	6	6	-	12
Personal	21	30	-	51	29	41	1	71
Business	141	185	23	349	128	173	19	320
Total provision for ECL on credit commitments	**168**	**228**	**23**	**419**	**163**	**220**	**20**	**403**
Total provisions for ECL on loans and credit commitments	**885**	**2,341**	**1,399**	**4,625**	**936**	**2,091**	**1,972**	**4,999**
Presented as provision for ECL on:								
Loans (Note 10)	717	2,113	1,376	4,206	766	1,871	1,952	4,589
Loans included in assets held for sale (Note 38)	-	-	-	-	7	-	-	7
Credit commitments (Note 26)	168	228	23	419	161	220	20	401
Credit commitments included in liabilities held for sale (Note 38)	-	-	-	-	2	-	-	2
Total provisions for ECL on loans and credit commitments	**885**	**2,341**	**1,399**	**4,625**	**936**	**2,091**	**1,972**	**4,999**
Of which:								
Individually assessed provisions	-	-	452	452	-	-	832	832
Collectively assessed provisions	885	2,341	947	4,173	936	2,091	1,140	4,167
Total provisions for ECL on loans and credit commitments	**885**	**2,341**	**1,399**	**4,625**	**936**	**2,091**	**1,972**	**4,999**
Gross loans[1]	614,762	121,845	7,246	743,853	636,551	69,348	9,496	715,395
Credit commitments	184,535	15,217	347	200,099	192,219	7,598	274	200,091
Gross loans and credit commitments	**799,297**	**137,062**	**7,593**	**943,952**	**828,770**	**76,946**	**9,770**	**915,486**
Coverage ratio on loans (%)	0.12	1.73	18.99	0.57	0.12	2.70	20.56	0.64
Coverage ratio on loans and credit commitments (%)	0.11	1.71	18.42	0.49	0.11	2.72	20.18	0.55

1. Includes nil (2021: $1,022 million) gross loans classified as held for sale.

193

WESTPAC GROUP 2022 ANNUAL REPORT | STRATEGIC REVIEW | GROUP PERFORMANCE | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION

Notes to the financial statements

Note 11. Provisions for expected credit losses (continued)

$m	2022 Performing Stage 1	2022 Performing Stage 2	2022 Non-performing Stage 3	2022 Total	2021 Performing Stage 1	2021 Performing Stage 2	2021 Non-performing Stage 3	2021 Total
Parent Entity								
Provision for ECL on loans								
Housing	102	1,005	369	1,476	114	669	552	1,335
Personal	69	194	112	375	111	270	151	532
Business	453	656	736	1,845	409	607	1,026	2,042
Total provision for ECL on loans	**624**	**1,855**	**1,217**	**3,696**	**634**	**1,546**	**1,729**	**3,909**
Provision for ECL on credit commitments								
Housing	4	11	-	15	4	5	-	9
Personal	16	24	-	40	23	34	-	57
Business	133	173	23	329	119	150	19	288
Total provision for ECL on credit commitments	**153**	**208**	**23**	**384**	**146**	**189**	**19**	**354**
Total provisions for ECL on loans and credit commitments	**777**	**2,063**	**1,240**	**4,080**	**780**	**1,735**	**1,748**	**4,263**
Presented as provision for ECL on:								
Loans (Note 10)	624	1,855	1,217	3,696	627	1,546	1,729	3,902
Loans included in assets held for sale (Note 38)	-	-	-	-	7	-	-	7
Credit commitments (Note 26)	153	208	23	384	144	189	19	352
Credit commitments included in liabilities held for sale (Note 38)	-	-	-	-	2	-	-	2
Total provisions for ECL on loans and credit commitments	**777**	**2,063**	**1,240**	**4,080**	**780**	**1,735**	**1,748**	**4,263**
Of which:								
Individually assessed provisions	-	-	388	388	-	-	724	724
Collectively assessed provisions	777	2,063	852	3,692	780	1,735	1,024	3,539
Total provisions for ECL on loans and credit commitments	**777**	**2,063**	**1,240**	**4,080**	**780**	**1,735**	**1,748**	**4,263**
Gross loans[1]	537,339	111,450	6,624	655,413	552,793	61,814	8,730	623,337
Credit commitments	162,950	13,353	329	176,632	167,866	6,365	250	174,481
Gross loans and credit commitments	**700,289**	**124,803**	**6,953**	**832,045**	**720,659**	**68,179**	**8,980**	**797,818**
Coverage ratio on loans (%)	0.12	1.66	18.37	0.56	0.11	2.50	19.81	0.63
Coverage ratio on loans and credit commitments (%)	0.11	1.65	17.83	0.49	0.11	2.54	19.47	0.53

Movement in provisions for ECL on loans and credit commitments

The reconciliation of the provision for ECL tables for loans and credit commitments has been determined by an aggregation of monthly movements over the year. The key line items in the reconciliation represent the following:

- "Transfers between stages" lines represent transfers between Stage 1, Stage 2 and Stage 3 prior to remeasurement of the provision for ECL;
- "Business activity during the year" line represents new accounts originated during the year net of those that were de-recognised due to final repayments during the year;
- "Net remeasurement of provision for ECL" line represents the impact on the provision for ECL due to changes in credit quality during the year (including transfers between stages), changes in portfolio overlays, changes due to forward-looking economic scenarios and partial repayments and additional draw-downs on existing facilities over the year; and
- "Write-offs" represent a reduction in the provision for ECL as a result of de-recognition of exposures where there is no reasonable expectation of full recovery.

1. Includes nil (2021: $1,022 million) gross loans classified as held for sale.

194 WESTPAC GROUP 2022 ANNUAL REPORT

Notes to the financial statements

Note 11. Provisions for expected credit losses (continued)

	Consolidated				Parent Entity			
	Performing		Non-performing		Performing		Non-performing	
$m	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total
Balance as at 30 September 2020	**1,084**	**2,875**	**2,173**	**6,132**	**913**	**2,390**	**1,869**	**5,172**
Transfers to Stage 1	1,246	(1,128)	(118)	-	1,058	(960)	(98)	-
Transfers to Stage 2	(200)	1,290	(1,090)	-	(173)	1,094	(921)	-
Transfers to Stage 3	(8)	(507)	515	-	(7)	(449)	456	-
Business activity during the year	122	(223)	(343)	(444)	110	(199)	(298)	(387)
Net remeasurement of provision for ECL	(1,284)	(200)	1,603	119	(1,121)	(140)	1,424	163
Write-offs	-	-	(836)	(836)	-	-	(739)	(739)
Exchange rate and other adjustments	(24)	(16)	68	28	-	(1)	55	54
Balance as at 30 September 2021	**936**	**2,091**	**1,972**	**4,999**	**780**	**1,735**	**1,748**	**4,263**
Transfers to Stage 1	912	(792)	(120)	-	748	(646)	(102)	-
Transfers to Stage 2	(235)	1,002	(767)	-	(198)	900	(702)	-
Transfers to Stage 3	(14)	(383)	397	-	(12)	(343)	355	-
Business activity during the year	354	(244)	(340)	(230)	328	(234)	(320)	(226)
Net remeasurement of provision for ECL	(1,066)	689	1,129	752	(875)	651	1,055	831
Write-offs	-	-	(934)	(934)	-	-	(851)	(851)
Exchange rate and other adjustments	(2)	(22)	62	38	6	-	57	63
Balance as at 30 September 2022	**885**	**2,341**	**1,399**	**4,625**	**777**	**2,063**	**1,240**	**4,080**

The provisions for ECL on loans and credit commitments can be further disaggregated into the following classes:

	Consolidated				Parent Entity			
	Performing		Non-performing		Performing		Non-performing	
$m	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total
Housing								
Balance as at 30 September 2020	**192**	**747**	**977**	**1,916**	**149**	**635**	**904**	**1,688**
Transfers to Stage 1	283	(265)	(18)	-	246	(237)	(9)	-
Transfers to Stage 2	(36)	677	(641)	-	(32)	624	(592)	-
Transfers to Stage 3	-	(120)	120	-	-	(115)	115	-
Business activity during the year	42	(49)	(180)	(187)	39	(43)	(165)	(169)
Net remeasurement of provision for ECL	(322)	(253)	387	(188)	(284)	(190)	328	(146)
Write-offs	-	-	(76)	(76)	-	-	(63)	(63)
Exchange rate and other adjustments	1	4	38	43	-	-	34	34
Balance as at 30 September 2021	**160**	**741**	**607**	**1,508**	**118**	**674**	**552**	**1,344**
Transfers to Stage 1	206	(191)	(15)	-	166	(158)	(8)	-
Transfers to Stage 2	(32)	508	(476)	-	(29)	481	(452)	-
Transfers to Stage 3	-	(90)	90	-	-	(87)	87	-
Business activity during the year	41	(58)	(166)	(183)	38	(55)	(155)	(172)
Net remeasurement of provision for ECL	(229)	191	404	366	(187)	161	363	337
Write-offs	-	-	(45)	(45)	-	-	(35)	(35)
Exchange rate and other adjustments	(3)	(6)	16	7	-	-	17	17
Balance as at 30 September 2022	**143**	**1,095**	**415**	**1,653**	**106**	**1,016**	**369**	**1,491**

195

Notes to the financial statements

Note 11. Provisions for expected credit losses (continued)

	Consolidated				Parent Entity			
	Performing		Non-performing		Performing		Non-performing	
$m	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total
Personal								
Balance as at 30 September 2020	**216**	**408**	**232**	**856**	**190**	**332**	**193**	**715**
Transfers to Stage 1	476	(469)	(7)	-	403	(401)	(2)	-
Transfers to Stage 2	(98)	281	(183)	-	(92)	251	(159)	-
Transfers to Stage 3	(1)	(202)	203	-	(1)	(182)	183	-
Business activity during the year	27	(25)	(35)	(33)	28	(20)	(30)	(22)
Net remeasurement of provision for ECL	(468)	360	402	294	(394)	324	386	316
Write-offs	-	-	(461)	(461)	-	-	(438)	(438)
Exchange rate and other adjustments	1	2	23	26	-	-	18	18
Balance as at 30 September 2021	**153**	**355**	**174**	**682**	**134**	**304**	**151**	**589**
Transfers to Stage 1	353	(345)	(8)	-	281	(280)	(1)	-
Transfers to Stage 2	(86)	208	(122)	-	(81)	193	(112)	-
Transfers to Stage 3	-	(145)	145	-	-	(133)	133	-
Business activity during the year	18	(16)	(19)	(17)	17	(14)	(16)	(13)
Net remeasurement of provision for ECL	(337)	195	286	144	(266)	148	279	161
Write-offs	-	-	(350)	(350)	-	-	(337)	(337)
Exchange rate and other adjustments	(2)	(2)	17	13	-	-	15	15
Balance as at 30 September 2022	**99**	**250**	**123**	**472**	**85**	**218**	**112**	**415**

	Consolidated				Parent Entity			
	Performing		Non-performing		Performing		Non-performing	
$m	Stage 1	Stage 2	Stage 3	Total	Stage 1	Stage 2	Stage 3	Total
Business								
Balance as at 30 September 2020	**676**	**1,720**	**964**	**3,360**	**574**	**1,423**	**772**	**2,769**
Transfers to Stage 1	487	(394)	(93)	-	409	(322)	(87)	-
Transfers to Stage 2	(66)	332	(266)	-	(49)	219	(170)	-
Transfers to Stage 3	(7)	(185)	192	-	(6)	(152)	158	-
Business activity during the year	53	(149)	(128)	(224)	43	(136)	(103)	(196)
Net remeasurement of provision for ECL	(494)	(307)	814	13	(443)	(274)	710	(7)
Write-offs	-	-	(299)	(299)	-	-	(238)	(238)
Exchange rate and other adjustments	(26)	(22)	7	(41)	-	(1)	3	2
Balance as at 30 September 2021	**623**	**995**	**1,191**	**2,809**	**528**	**757**	**1,045**	**2,330**
Transfers to Stage 1	353	(256)	(97)	-	301	(208)	(93)	-
Transfers to Stage 2	(117)	286	(169)	-	(88)	226	(138)	-
Transfers to Stage 3	(14)	(148)	162	-	(12)	(123)	135	-
Business activity during the year	295	(170)	(155)	(30)	273	(165)	(149)	(41)
Net remeasurement of provision for ECL	(500)	303	439	242	(422)	342	413	333
Write-offs	-	-	(539)	(539)	-	-	(479)	(479)
Exchange rate and other adjustments	3	(14)	29	18	6	-	25	31
Balance as at 30 September 2022	**643**	**996**	**861**	**2,500**	**586**	**829**	**759**	**2,174**

WESTPAC GROUP 2022 ANNUAL REPORT
STRATEGIC REVIEW
GROUP PERFORMANCE
FINANCIAL STATEMENTS
SHAREHOLDER INFORMATION

196 WESTPAC GROUP 2022 ANNUAL REPORT

Notes to the financial statements

Note 11. Provisions for expected credit losses (continued)

Reconciliation of impairment charges

	Consolidated		Parent Entity	
$m	2022	2021	2022	2021
Loans and credit commitments:				
Business activity during the year	(230)	(444)	(226)	(387)
Net remeasurement of provision for ECL	752	119	831	163
Impairment charges for debt securities at amortised cost	4	(25)	1	-
Impairment charges for debt securities at FVOCI	(2)	2	(2)	2
Impairment on due from subsidiaries	-	-	25	-
Recoveries	(189)	(242)	(180)	(225)
Impairment charges/(benefits) (Note 6)	**335**	**(590)**	**449**	**(447)**

Total write-offs net of recoveries to average loans

	Consolidated	
%	2022	2021
Write-offs net of recoveries to average loans		
Housing	0.01	0.01
Personal	1.28	1.46
Business	0.27	0.15
Total write-offs net of recoveries to average loans	**0.10**	**0.08**

Write-offs still under enforcement activity

The amount of current year write-offs which remain subject to enforcement activity was $864 million (2021: $786 million) for the Group and $781 million (2021: $689 million) for the Parent Entity.

Impact of overlays on the provision for ECL

The following table attributes the provision for ECL between modelled ECL and portfolio overlays.

Portfolio overlays are used to capture risk of increased uncertainty relating to forward-looking economic conditions, or areas of potential risk and uncertainty in the portfolio, that are not captured in the underlying modelled ECL.

	Consolidated		Parent Entity	
$m	2022	2021	2022	2021
Modelled provision for ECL	3,925	4,352	3,504	3,712
Overlays	700	647	576	551
Total provision for ECL	**4,625**	**4,999**	**4,080**	**4,263**

Details of changes related to forward-looking economic inputs and portfolio overlays, based on reasonable and supportable information up to the date of this report, are provided below.

Modelled provision for ECL

The modelled provision for ECL is a probability weighted estimate based on three scenarios which together represent the Group's view of the forward-looking distribution of potential loss outcomes. The change in provisions as a result of changes in modelled ECL are reflected through the "net remeasurement of provision for ECL" line item. Portfolio overlays are used to capture potential risk and uncertainty in the portfolio, that are not captured in the underlying modelled ECL.

The base case scenario uses Westpac Economic forecasts which forecast further interest rate rises and residential/commercial price reductions due to the current high inflationary environment.

197

WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

Notes to the financial statements

Note 11. Provisions for expected credit losses (continued)

Westpac Economics forecasts used for the different reporting periods are as follows:

Key macroeconomic assumptions for base case scenario	30 September 2022	30 September 2021
Annual GDP:		
Australia	Forecast growth of 3.4% for calendar year 2022 and 1.0% for calendar year 2023	Forecast growth of 0.1% for calendar year 2021 and 7.4% for calendar year 2022
New Zealand	Forecast growth of 1.9% for calendar year 2022 and 1.6% for calendar year 2023	Forecast growth of 5.6% for calendar year 2021 and 2.3% for calendar year 2022
Commercial property index	Forecast price contraction of 4.7% for calendar year 2022 and 3.0% for calendar year 2023	Forecast price contraction of 0.7% for calendar year 2021 and 4.7% for calendar year 2022
Residential property prices:		
Australia	Forecast price contraction of 6.5% for calendar year 2022 and 7.8% for calendar year 2023	Forecast price appreciation of 11.8% for calendar year 2021 and 5.0% for calendar year 2022
New Zealand	Forecast price contraction of 10% for calendar year 2022 and 5.0% for calendar year 2023	Forecast price appreciation of 20% for calendar year 2021 and 0% for calendar year 2022
Cash rate	Forecast cash rate of 3.35% at December 2022 and 3.6% at December 2023	Forecast to remain at 10bps over calendar years 2021 and 2022
Unemployment rate:		
Australia	Forecast rate of 3.1% at December 2022 and 4.4% at December 2023	Forecast rate of 5.4% at December 2021 and 4% at December 2022
New Zealand	Forecast rate of 3.4% at December 2022 and 3.8% at December 2023	Forecast rate of 4.2% at December 2021 and 3.5% at December 2022

The downside scenario is a more severe scenario with expected credit losses higher than the base case. The more severe loss outcome for the downside is generated under a recession in which the combination of negative GDP growth, declines in commercial and residential property prices and an increase in the unemployment rate simultaneously impact expected credit losses across all portfolios from the reporting date. In the prior year, the Group updated its Significant Increase in Credit Risk (SICR) criteria to be based on a change in the probability of default (PD) since origination. The thresholds applied for accounts to move to Stage 2 were also updated. In the current year, the Group increased the severity of the downside economic scenario for the housing and business segments, and as a result an increased number of performing accounts which are currently not in arrears have reached the SICR thresholds and moved to Stage 2, reducing overall Stage 2 coverage rates.

The following sensitivity table shows the reported provision for ECL based on the probability weighted scenarios and what the provisions for ECL would be assuming a 100% weighting to the base case scenario and to the downside scenario (with all other assumptions, held constant).

	Consolidated		Parent Entity	
$m	2022	2021	2022	2021
Reported probability-weighted ECL	4,625	4,999	4,080	4,263
100% base case ECL	2,983	3,411	2,582	2,877
100% downside ECL	6,680	7,399	5,947	6,354

If 1% of the Stage 1 gross exposure from loans and credit commitments (calculated on a 12 month ECL) was reflected in Stage 2 (calculated on a lifetime ECL) the provision for ECL would increase by $113 million (2021: $252 million) for the Group and $103 million (2021: $200 million) for the Parent Entity based on applying the average provision coverage ratios by stage to the movement in the gross exposure by stage.

The following table indicates the weightings applied by the Group and Parent Entity:

Macroeconomic scenario weightings (%)	2022	2021
Upside	5	5
Base	50	55
Downside	45	40

The increase in weighting to the downside reflects an elevated level of uncertainty in potential credit losses driven by new geopolitical and economic headwinds, supply chain disruptions, capacity constraints and rising inflation.

198 WESTPAC GROUP 2022 ANNUAL REPORT Notes to the financial statements Note 11. Provisions for expected credit losses (continued) Portfolio overlays Portfolio overlays are used to address areas of risk, including significant uncertainties that are not captured in the underlying modelled ECL. Determination of portfolio overlays requires expert judgement and is thoroughly documented and subject to comprehensive internal governance and oversight. Overlays are continually reassessed and if the risk is judged to have changed (increased or decreased), or is subsequently captured in the modelled ECL, the overlay will be released or remeasured. The total portfolio overlays as at 30 September 2022 were $700 million (2021: $647 million) for the Group and $576 million (2021: $551 million) for the Parent Entity and comprises: • $480 million (2021: $90 million) for the Group and $399 million (2021: $90 million) for the Parent Entity for consumers reflecting potential high consumer stress from rising interest rates, higher inflation and higher unemployment; $150 million (2021: nil) for the Group and $123 million (2021: nil) for the Parent Entity relating to certain industries reflecting potential supply chain disruptions and labour shortages; $70 million (2021: nil) for the Group and $70 million (2021: nil) for the Parent Entity for extreme weather events including the expected impact on customers of recent flooding; and $0 million (2021: $557 million) for the Group and $0 million (2021: $461 million) for the Parent Entity relating to COVID-19 impacts. Overlay has been completely removed as modelled outcomes now capture the risks. • • • The change in provisions as a result of changes in portfolio overlays are reflected through the “net remeasurement of provision for ECL” line in Movement in provisions for ECL table. Impact of changes in credit exposures on the provision for ECL • Stage 1 exposures had a net decrease of $29.4 billion (2021: net increase of $16.3 billion) for the Group and $20.2 billion (2021: net increase of $8.3 billion) for the Parent Entity primarily driven by decreases in the housing segment due to increase in downside scenario severity which resulted in additional TCE being transferred to Stage 2. Stage 1 ECL has decreased mainly from revisions to portfolio overlays. Stage 2 credit exposures increased by $60.1 billion (2021: increased by $5.1 billion) for the Group and $56.5 billion (2021: increased by $6.4 billion) for the Parent Entity mainly driven by increases from the housing and business segments due to additional TCE transferred to Stage 2 to account for increase in downside scenario severity and overlays. Stage 2 ECL increased which has been driven by the increases in overlay and impacts from revised downside severities. Stage 3 credit exposures had a net decrease of $2.2 billion (2021: decreased by $1.5 billion) for the Group and $2.0 billion (2021: decreased by $1.3 billion) for the Parent Entity driven by reductions in 90 days past due exposures in the housing portfolio and write offs from the business segment. Stage 3 ECL has decreased in line with the decrease in Stage 3 exposures. • •

199

WESTPAC GROUP 2022 ANNUAL REPORT
STRATEGIC REVIEW
GROUP PERFORMANCE
FINANCIAL STATEMENTS
SHAREHOLDER INFORMATION

Notes to the financial statements

Note 12. Credit risk management

Index	Note name	Note number
Credit risk	Credit risk management framework	12.1
The risk of financial loss where a customer or counterparty fails to meet their financial obligations to Westpac.	Credit risk ratings system	12.2
	Credit concentrations and maximum exposure to credit risk	12.3
	Credit quality of financial assets	12.4
	Credit risk mitigation, collateral and other credit enhancements	12.5

12.1 Credit risk management framework

Please refer to Note 22.1 for details of the Group's overall risk management framework.

- The Group maintains a Credit Risk Management Framework, a Credit Risk Management Strategy, and a Credit Risk Appetite Statement, and a number of supporting policies and appetite statements that define roles and responsibilities, acceptable practices, limits and key controls.
- The Credit Risk Management Framework describes the principles, methodologies, systems, roles and responsibilities, reports and key controls for managing credit risk.
- The BRiskC, Westpac Group Executive Risk Committee (RISKCO) and Westpac Group Credit Risk Committee (CREDCO) monitor the risk profile, performance and management of the Group's credit portfolio and the development and review of key credit risk policies.
- The Credit Risk Rating System Policy describes the credit risk rating system philosophy, design, key features and uses of rating outcomes.
- All models materially impacting the risk rating process are periodically reviewed in accordance with Westpac's model risk policies.
- An annual review is performed of the Credit Risk Rating System by the BRiskC and CREDCO.
- Specific credit risk estimates (including PD, LGD and EAD levels) are overseen and reviewed annually in line with the Group's Credit Model Risk Policy. Models are approved under delegated authority from the Chief Risk Officer. Model Risk is overseen by the Group's Model Risk Committee.
- In determining the provision for ECL, the forward-looking economic inputs and the probability weightings of the forward-looking scenarios as well as any adjustments made to the modelled outcomes are subject to the approval of the Chief Financial Officer and the Chief Risk Officer with oversight from the Board of Directors (and its Committees).
- Policies for the delegation of credit approval authorities and formal limits for the extension of credit are established throughout the Group.
- Credit manuals are established and maintained throughout the Group including policies governing the origination, evaluation, approval, documentation, settlement and ongoing management of credit risks.
- Climate change related credit risks are considered in line with our Climate Change Position Statement and Action Plan. Climate change risks are managed in accordance with the Group's risk framework which is supported by the Sustainability Risk Management Framework (SRMF), Group Environmental, Social and Governance (ESG) Credit Risk Policy and Board Risk Appetite Statements (RAS). Where appropriate, these are applied at the portfolio, customer and transaction level.
- The Climate Change Financial Risk Committee oversees work to identify and manage the potential impact on credit exposures from climate change-related transition and physical risks across the Group and reports to CREDCO.
- The Group's ESG Credit Risk Policy details the Group's overall approach to managing ESG risks in the credit risk process for applicable transactions.
- Sector policies guide credit extension where industry-specific guidelines are considered necessary (e.g. acceptable financial ratios or permitted collateral).
- The Related Entity Risk Management Policy and supporting policies govern credit exposures to related entities, to minimise the spread of credit risk between Group entities and to comply with prudential requirements prescribed by APRA.

200 WESTPAC GROUP 2022 ANNUAL REPORT

Notes to the financial statements

Note 12. Credit risk management (continued)

12.2 Credit risk ratings system

The principal objective of the credit risk rating system is to assess the credit risk to which the Group is exposed. The Group has two main approaches to this assessment.

Transaction-managed customers

Transaction managed customers are generally customers with business lending exposures. They are individually assigned a Customer Risk Grade (CRG), corresponding to their expected PD. Each facility is assigned an LGD. The Group's risk rating system has a tiered scale of risk grades for both non-defaulted customers and defaulted customers. Non-defaulted CRGs are mapped to Moody's and S&P Global Ratings (S&P) external senior unsecured ratings.

The table below shows Westpac's high level CRGs for transaction-managed portfolios mapped to the Group's credit quality disclosure categories and to their corresponding external rating.

	Transaction-managed		
Financial statement disclosure	Westpac CRG	Moody's Rating	S&P Rating
Strong	A	Aaa – Aa3	AAA – AA–
	B	A1 – A3	A+ – A–
	C	Baa1 – Baa3	BBB+ – BBB–
Good/satisfactory	D	Ba1 – B1	BB+ – B+
		Westpac Rating	
Weak	E	Watchlist	
	F	Special Mention	
Weak/default/non-performing	G	Substandard/Default	
	H	Default	

Program-managed portfolio

The program-managed portfolio generally includes retail products including mortgages, personal lending (including credit cards) as well as certain SME lending. These customers are grouped into pools of similar risk. Pools are created by analysing similar risk characteristics that have historically predicted that an account is likely to go into default. Customers grouped according to these predictive characteristics are assigned a PD and LGD relative to their pool. The credit quality of these pools is based on a combination of behavioural factors, delinquency trends, PD estimates and loan to valuation ratio (housing loans only).

12.3 Credit risk concentrations and maximum exposure to credit risk

Credit risk concentrations

Credit risk is concentrated when a number of counterparties are engaged in similar activities, have similar economic characteristics and thus may be similarly affected by changes in economic or other conditions.

The Group monitors its credit portfolio to manage risk concentrations and rebalance the portfolio.

Individual customers or groups of related customers

The Group has large exposure limits governing the aggregate size of credit exposure normally acceptable to individual customers and groups of related customers. These limits are tiered by customer risk grade.

Specific industries

Exposures to businesses, governments and other financial institutions are classified into a number of industry clusters based on related Australian and New Zealand Standard Industrial Classification (ANZSIC) codes and are monitored against the Group's industry risk appetite limits.

Individual countries

The Group has limits governing risks related to individual countries, such as political situations, government policies and economic conditions that may adversely affect either a customer's ability to meet its obligations to the Group, or the Group's ability to realise its assets in a particular country.

201

WESTPAC GROUP 2022 ANNUAL REPORT
STRATEGIC REVIEW
GROUP PERFORMANCE
FINANCIAL STATEMENTS
SHAREHOLDER INFORMATION

Notes to the financial statements

Note 12. Credit risk management (continued)

Maximum exposure to credit risk

The maximum exposure to credit risk (excluding collateral received) is represented by the carrying amount of on-balance sheet financial assets (which comprise cash and balances with central banks, collateral paid, trading securities and financial assets measured at FVIS, derivative financial instruments, investment securities, loans, other financial assets and certain balances included in assets held for sale) and undrawn credit commitments.

The following tables set out the credit risk concentrations to which the Group and the Parent Entity are exposed for on-balance sheet financial assets and for undrawn credit commitments.

Life insurance assets are excluded as primarily the credit risk is passed on to the policyholder and backed by the policyholder liabilities.

The balances for trading securities and financial assets measured at FVIS and investment securities exclude equity securities as the primary financial risk is not credit risk.

The credit concentrations for each significant class of financial asset are:

Trading securities and financial assets measured at FVIS (Note 17)	• 61% (2021: 42%) were issued by financial institutions for the Group; 63% (2021: 44%) for the Parent Entity. • 33% (2021: 53%) were issued by government or semi-government authorities for the Group; 32% (2021: 52%) for the Parent Entity. • 76% (2021: 67%) were held in Australia by the Group; 82% (2021: 74%) by the Parent Entity.
Investment securities (Note 18)	• 17% (2021: 18%) were issued by financial institutions for the Group; 18% (2021: 19%) for the Parent Entity. • 82% (2021: 81%) were issued by government or semi-government authorities for both the Group and the Parent Entity. • 91% (2021: 92%) were held in Australia by the Group; 98% (2021: 99%) by the Parent Entity.
Loans (Note 10)	• The table below provides a detailed breakdown of loans by industry and geographic classification.
Derivative financial instruments (Note 21)	• 84% (2021: 78%) were issued by financial institutions for both the Group and the Parent Entity. • 79% (2021: 80%) were held in Australia by the Group; 80% (2021: 81%) by the Parent Entity.

202 WESTPAC GROUP 2022 ANNUAL REPORT

Notes to the financial statements

Note 12. Credit risk management (continued)

Consolidated $m	2022 Loans	2022 Total all other on balance sheet	2022 Undrawn credit commit-ments	2022 Total	2021 Loans	2021 Total all other on balance sheet	2021 Undrawn credit commit-ments	2021 Total
Australia								
Accommodation, cafes and restaurants	7,984	12	1,682	9,678	7,658	13	1,294	8,965
Agriculture, forestry and fishing	11,291	62	2,661	14,014	10,501	32	2,367	12,900
Construction	6,608	82	3,830	10,520	6,214	16	3,718	9,948
Finance and insurance	22,877	133,790	11,403	168,070	16,026	86,412	9,664	112,102
Government, administration and defence	653	63,965	1,479	66,097	957	72,343	1,327	74,627
Manufacturing	9,425	1,539	6,063	17,027	8,067	570	6,351	14,988
Mining	2,819	446	3,610	6,875	3,003	158	3,527	6,688
Property	53,104	588	12,238	65,930	45,645	435	12,792	58,872
Property services and business services	12,959	126	6,653	19,738	11,248	100	6,544	17,892
Services	11,171	88	8,954	20,213	9,918	437	8,058	18,413
Trade	14,046	522	7,578	22,146	13,165	1,171	9,535	23,871
Transport and storage	8,738	819	5,610	15,167	7,681	777	5,734	14,192
Utilities	6,381	798	4,320	11,499	5,445	937	5,206	11,588
Retail lending	477,314	659	87,417	565,390	467,218	481	86,570	554,269
Other	5,480	952	1,970	8,402	6,048	821	2,160	9,029
Total Australia	**650,850**	**204,448**	**165,468**	**1,020,766**	**618,794**	**164,703**	**164,847**	**948,344**
New Zealand								
Accommodation, cafes and restaurants	309	1	79	389	389	1	49	439
Agriculture, forestry and fishing	8,555	25	614	9,194	9,371	29	724	10,124
Construction	423	1	390	814	438	2	481	921
Finance and insurance	3,727	17,608	1,643	22,978	3,344	13,787	1,984	19,115
Government, administration and defence	138	6,066	665	6,869	145	6,919	767	7,831
Manufacturing	1,783	1,512	1,243	4,538	1,608	80	1,525	3,213
Mining	191	9	82	282	202	3	53	258
Property	6,530	569	1,244	8,343	6,840	625	1,239	8,704
Property services and business services	873	216	614	1,703	1,052	40	578	1,670
Services	1,356	16	1,195	2,567	1,683	24	1,105	2,812
Trade	2,515	47	1,178	3,740	2,172	32	1,368	3,572
Transport and storage	981	77	609	1,667	1,129	129	919	2,177
Utilities	1,243	495	1,205	2,943	1,341	435	1,599	3,375
Retail lending	57,344	62	12,733	70,139	59,341	53	13,249	72,643
Other	156	70	148	374	192	45	179	416
Total New Zealand	**86,124**	**26,774**	**23,642**	**136,540**	**89,247**	**22,204**	**25,819**	**137,270**
Other overseas								
Accommodation, cafes and restaurants	116	-	10	126	116	-	9	125
Agriculture, forestry and fishing	1	-	1	2	10	-	2	12
Construction	34	-	122	156	51	-	111	162
Finance and insurance	2,508	23,940	3,703	30,151	1,402	16,106	2,192	19,700
Government, administration and defence	1	3,465	-	3,466	1	3,316	-	3,317
Manufacturing	523	1	2,524	3,048	580	-	2,745	3,325
Mining	74	-	693	767	339	-	805	1,144
Property	397	1	30	428	363	-	29	392
Property services and business services	728	27	536	1,291	946	41	497	1,484
Services	100	-	672	772	40	1	756	797
Trade	1,257	2	2,380	3,639	1,130	1	1,911	3,042
Transport and storage	468	1	209	678	504	11	237	752
Utilities	232	-	33	265	413	-	74	487
Retail lending	393	3	33	429	407	2	29	438
Other	47	146	43	236	30	129	28	187
Total other overseas	**6,879**	**27,586**	**10,989**	**45,454**	**6,332**	**19,607**	**9,425**	**35,364**
Total gross credit risk	**743,853**	**258,808**	**200,099**	**1,202,760**	**714,373**	**206,514**	**200,091**	**1,120,978**

203

WESTPAC GROUP 2022 ANNUAL REPORT | STRATEGIC REVIEW | GROUP PERFORMANCE | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION

Notes to the financial statements

Note 12. Credit risk management (continued)

Parent Entity $m	2022 Loans	2022 Total all other on balance sheet	2022 Undrawn credit commit-ments	2022 Total	2021 Loans	2021 Total all other on balance sheet	2021 Undrawn credit commit-ments	2021 Total
Australia								
Accommodation, cafes and restaurants	7,950	12	1,682	9,644	7,613	13	1,294	8,920
Agriculture, forestry and fishing	11,245	62	2,661	13,968	10,446	32	2,367	12,845
Construction	6,181	82	3,830	10,093	5,757	16	3,718	9,491
Finance and insurance[1]	22,830	181,688	11,403	215,921	15,969	126,936	9,664	152,569
Government, administration and defence	651	63,965	1,479	66,095	954	72,343	1,327	74,624
Manufacturing	9,284	1,538	6,063	16,885	7,913	570	6,351	14,834
Mining	2,796	446	3,610	6,852	2,979	157	3,527	6,663
Property	53,052	588	12,238	65,878	45,598	435	12,792	58,825
Property services and business services	12,631	125	6,653	19,409	10,815	100	6,544	17,459
Services	10,974	88	8,954	20,016	9,677	437	8,058	18,172
Trade	13,897	522	7,578	21,997	12,997	1,171	9,535	23,703
Transport and storage	8,508	819	5,610	14,937	7,394	775	5,734	13,903
Utilities	6,359	797	4,320	11,476	5,422	937	5,206	11,565
Retail lending	477,288	656	87,414	565,358	467,153	478	86,558	554,189
Other	5,034	789	1,964	7,787	5,556	595	2,157	8,308
Total Australia[1]	**648,680**	**252,177**	**165,459**	**1,066,316**	**616,243**	**204,995**	**164,832**	**986,070**
New Zealand								
Accommodation, cafes and restaurants	-	-	-	-	-	-	-	-
Agriculture, forestry and fishing	7	3	3	13	6	16	4	26
Construction	3	-	34	37	2	1	34	37
Finance and insurance	-	11,765	100	11,865	-	8,413	105	8,518
Government, administration and defence	-	1,165	2	1,167	-	1,605	7	1,612
Manufacturing	45	1,285	59	1,389	67	80	64	211
Mining	-	8	-	8	-	3	-	3
Property	-	120	1	121	-	112	-	112
Property services and business services	11	214	15	240	10	39	16	65
Services	-	12	4	16	-	22	1	23
Trade	422	44	193	659	298	30	159	487
Transport and storage	1	10	21	32	1	26	53	80
Utilities	-	292	62	354	-	305	80	385
Retail lending	-	1	-	1	-	1	-	1
Other	-	-	1	1	-	1	1	2
Total New Zealand	**489**	**14,919**	**495**	**15,903**	**384**	**10,654**	**524**	**11,562**
Other overseas								
Accommodation, cafes and restaurants	70	-	10	80	74	-	9	83
Agriculture, forestry and fishing	1	-	1	2	2	-	1	3
Construction	27	-	115	142	45	-	110	155
Finance and insurance	2,501	23,888	3,688	30,077	1,399	17,145	2,171	20,715
Government, administration and defence	-	2,357	-	2,357	1	2,464	-	2,465
Manufacturing	519	1	2,470	2,990	576	-	2,687	3,263
Mining	43	-	690	733	319	-	802	1,121
Property	191	-	11	202	180	-	11	191
Property services and business services	705	27	532	1,264	886	41	495	1,422
Services	82	-	671	753	19	-	754	773
Trade	1,142	2	2,228	3,372	1,016	1	1,761	2,778
Transport and storage	406	1	201	608	436	11	230	677
Utilities	210	-	14	224	390	-	53	443
Retail lending	312	-	30	342	324	-	28	352
Other	35	145	17	197	21	128	13	162
Total other overseas	**6,244**	**26,421**	**10,678**	**43,343**	**5,688**	**19,790**	**9,125**	**34,603**
Total gross credit risk[1]	**655,413**	**293,517**	**176,632**	**1,125,562**	**622,315**	**235,439**	**174,481**	**1,032,235**

1. Comparative has been restated due to a change in accounting policy. Refer to Note 1(a)(iii) for further details.

204 WESTPAC GROUP 2022 ANNUAL REPORT

Notes to the financial statements

Note 12. Credit risk management (continued)

12.4 Credit quality of financial assets

Credit quality disclosures

The following tables show the credit quality of gross credit risk exposures measured at amortised cost or at FVOCI to which the impairment requirements apply. The credit quality is determined by reference to the credit risk ratings system (refer to Note 12.2) and expectations of future economic conditions under multiple scenarios.

Consolidated	2022				2021			
$m	Stage 1	Stage 2	Stage 3	Total[1]	Stage 1	Stage 2	Stage 3	Total[1]
Loans - housing								
Strong	393,754	41,790	-	435,544	398,043	21,165	-	419,208
Good/satisfactory	36,862	35,581	-	72,443	55,631	17,851	-	73,482
Weak	1,916	10,133	3,916	15,965	3,245	12,659	5,461	21,365
Total loans - housing	**432,532**	**87,504**	**3,916**	**523,952**	**456,919**	**51,675**	**5,461**	**514,055**
Loans - personal								
Strong	4,961	99	-	5,060	4,608	69	-	4,677
Good/satisfactory	6,903	1,056	-	7,959	8,780	1,327	-	10,107
Weak	232	433	213	878	310	539	286	1,135
Total loans - personal	**12,096**	**1,588**	**213**	**13,897**	**13,698**	**1,935**	**286**	**15,919**
Loans - business								
Strong	82,280	5,704	-	87,984	71,336	446	-	71,782
Good/satisfactory	87,770	23,018	-	110,788	93,457	10,674	-	104,131
Weak	84	4,031	3,117	7,232	175	4,562	3,749	8,486
Total loans - business	**170,134**	**32,753**	**3,117**	**206,004**	**164,968**	**15,682**	**3,749**	**184,399**
Debt securities								
Strong	75,230	-	-	75,230	82,536	-	-	82,536
Good/satisfactory	-	77	-	77	-	48	-	48
Weak	-	774	-	774	-	559	-	559
Total debt securities[2]	**75,230**	**851**	**-**	**76,081**	**82,536**	**607**	**-**	**83,143**
Assets held for sale								
Strong	20	-	-	20	206	-	-	206
Good/satisfactory	-	-	-	-	786	56	-	842
Weak	-	-	-	-	-	-	-	-
Total assets held for sale	**20**	**-**	**-**	**20**	**992**	**56**	**-**	**1,048**
All other financial assets								
Strong	116,466	-	-	116,466	81,563	-	-	81,563
Good/satisfactory	596	-	-	596	386	-	-	386
Weak	37	-	-	37	30	-	-	30
Total all other financial assets	**117,099**	**-**	**-**	**117,099**	**81,979**	**-**	**-**	**81,979**
Undrawn credit commitments								
Strong	150,424	7,235	-	157,659	153,712	1,546	-	155,258
Good/satisfactory	34,011	6,946	-	40,957	38,377	5,119	-	43,496
Weak	100	1,036	347	1,483	130	933	274	1,337
Total undrawn credit commitments[3]	**184,535**	**15,217**	**347**	**200,099**	**192,219**	**7,598**	**274**	**200,091**
Total strong	823,135	54,828	-	877,963	792,004	23,226	-	815,230
Total good/satisfactory	166,142	66,678	-	232,820	197,417	35,075	-	232,492
Total weak	2,369	16,407	7,593	26,369	3,890	19,252	9,770	32,912
Total on and off-balance sheet	**991,646**	**137,913**	**7,593**	**1,137,152**	**993,311**	**77,553**	**9,770**	**1,080,634**

Details of collateral held in support of these balances are provided in Note 12.5.

1. This credit quality disclosure differs to that of credit risk concentration as it relates only to financial assets measured at amortised cost or at FVOCI and therefore excludes trading securities and financial assets measured at FVIS, and derivative financial instruments.
2. Debt securities included $1,187 million (2021: $938 million) at amortised cost. $336 million (2021: $331 million) of these are classified as strong, $77 million (2021: $48 million) are classified as good/satisfactory and $774 million (2021: $559 million) are classified as weak.
3. There is nil credit commitment on held for sale assets (2021: $828 million).

205

WESTPAC GROUP 2022 ANNUAL REPORT
STRATEGIC REVIEW
GROUP PERFORMANCE
FINANCIAL STATEMENTS
SHAREHOLDER INFORMATION

Notes to the financial statements

Note 12. Credit risk management (continued)

Parent Entity	2022				2021			
$m	Stage 1	Stage 2	Stage 3	Total[1]	Stage 1	Stage 2	Stage 3	Total[1]
Loans - housing								
Strong	349,025	40,448	-	389,473	352,163	19,540	-	371,703
Good/satisfactory	30,966	32,458	-	63,424	47,301	16,725	-	64,026
Weak	1,646	9,545	3,587	14,778	2,925	12,186	5,064	20,175
Total loans - housing	**381,637**	**82,451**	**3,587**	**467,675**	**402,389**	**48,451**	**5,064**	**455,904**
Loans - personal								
Strong	4,506	77	-	4,583	4,204	42	-	4,246
Good/satisfactory	6,582	950	-	7,532	8,386	1,178	-	9,564
Weak	178	334	198	710	231	400	258	889
Total loans - personal	**11,266**	**1,361**	**198**	**12,825**	**12,821**	**1,620**	**258**	**14,699**
Loans - business								
Strong	70,028	5,284	-	75,312	59,224	393	-	59,617
Good/satisfactory	74,339	19,112	-	93,451	77,251	7,798	-	85,049
Weak	69	3,242	2,839	6,150	142	3,496	3,408	7,046
Total loans - business	**144,436**	**27,638**	**2,839**	**174,913**	**136,617**	**11,687**	**3,408**	**151,712**
Debt securities								
Strong	69,944	-	-	69,944	77,741	-	-	77,741
Good/satisfactory	-	77	-	77	-	48	-	48
Weak	-	-	-	-	-	-	-	-
Total debt securities[2]	**69,944**	**77**	**-**	**70,021**	**77,741**	**48**	**-**	**77,789**
Assets held for sale								
Strong	-	-	-	-	180	-	-	180
Good/satisfactory	-	-	-	-	786	56	-	842
Weak	-	-	-	-	-	-	-	-
Total assets held for sale	**-**	**-**	**-**	**-**	**966**	**56**	**-**	**1,022**
All other financial assets								
Strong[3]	157,534	-	-	157,534	118,449	-	-	118,449
Good/satisfactory	427	-	-	427	273	-	-	273
Weak	31	-	-	31	26	-	-	26
Total all other financial assets[3]	**157,992**	**-**	**-**	**157,992**	**118,748**	**-**	**-**	**118,748**
Undrawn credit commitments								
Strong	131,918	6,594	-	138,512	133,404	1,327	-	134,731
Good/satisfactory	30,953	5,814	-	36,767	34,365	4,242	-	38,607
Weak	79	945	329	1,353	97	796	250	1,143
Total undrawn credit commitments[4]	**162,950**	**13,353**	**329**	**176,632**	**167,866**	**6,365**	**250**	**174,481**
Total strong[3]	782,955	52,403	-	835,358	745,365	21,302	-	766,667
Total good/satisfactory	143,267	58,411	-	201,678	168,362	30,047	-	198,409
Total weak	2,003	14,066	6,953	23,022	3,421	16,878	8,980	29,279
Total on and off-balance sheet[3]	**928,225**	**124,880**	**6,953**	**1,060,058**	**917,148**	**68,227**	**8,980**	**994,355**

Details of collateral held in support of these balances are provided in Note 12.5.

1. This credit quality disclosure differs to that of credit risk concentration as it relates only to financial assets measured at amortised cost or at FVOCI and therefore excludes trading securities and financial assets measured at FVIS, and derivative financial instruments.
2. Debt securities included $79 million (2021: $50 million) at amortised cost. $2 million (2021: $2 million) of these are classified as strong, $77 million (2021: $48 million) are classified as good/satisfactory.
3. Comparative has been restated due to a change in accounting policy. Refer to Note 1(a)(iii) for further details.
4. There is nil credit commitment on held for sale assets (2021: $828 million).

206 WESTPAC GROUP 2022 ANNUAL REPORT Notes to the financial statements Note 12. Credit risk management (continued) 12.5 Credit risk mitigation, collateral and other credit enhancements Westpac uses a variety of techniques to reduce the credit risk arising from its lending activities. This includes the Group establishing that it has direct, irrevocable and unconditional recourse to collateral and other credit enhancements through obtaining legally enforceable documentation. Collateral The table below describes the nature of collateral or security held for each relevant class of financial asset. Loans – housing and personal1 Housing loans are secured by a mortgage over property and additional security may take the form of guarantees and deposits. Personal lending (including credit cards and overdrafts) is predominantly unsecured. Where security is taken, it is restricted to eligible motor vehicles, caravans, campers, motor homes and boats. Personal lending also includes margin lending which is secured primarily by shares or managed funds. Trading securities, financial assets measured at FVIS and derivatives These exposures are carried at fair value which reflects the credit risk. For trading securities, no collateral is sought directly from the issuer or counterparty; however this may be implicit in the terms of the instrument (such as an asset-backed security). The terms of debt securities may include collateralisation. For derivatives, master netting agreements are typically used to enable the effects of derivative assets and liabilities with the same counterparty to be offset when measuring these exposures. Additionally, collateralisation agreements are also typically entered into with major institutional counterparties to avoid the potential build-up of excessive mark-to-market positions. Derivative transactions are increasingly being cleared through central clearers. Management of risk mitigation The Group mitigates credit risk through controls covering: Collateral and valuation management The estimated realisable value of collateral held in support of loans is based on a combination of: • formal valuations currently held for such collateral; and • management’s assessment of the estimated realisable value of all collateral held. This analysis also takes into consideration any other relevant knowledge available to management at the time. Updated valuations are obtained when appropriate. The Group revalues collateral related to financial markets positions on a daily basis and has formal processes in place to promptly call for collateral top-ups, if required. These processes include margining for non-centrally cleared customer derivatives as regulated by Australian Prudential Standard CPS226. The collateralisation arrangements are documented via the Credit Support Annex of the ISDA dealing agreements and Global Master Repurchase Agreements (GMRA) for repurchase transactions. In relation to financial markets positions, Westpac only recognises collateral which is: • cash, primarily in Australian dollars (AUD), New Zealand dollars (NZD), US dollars (USD), Canadian dollars (CAD), British pounds (GBP) or European Union euro (EUR); bonds issued by Australian Commonwealth, State and Territory governments or their Public Sector Enterprises, provided these attract a zero risk-weighting under Australian Prudential Standard (APS) 112; securities issued by other sovereign governments and supranationals as approved by an authorised credit officer; or protection bought via credit-linked notes (provided the proceeds are invested in cash or other eligible collateral). • • • 1. This includes collateral held in relation to associated credit commitments. Loans – business1Business loans may be secured, partially secured or unsecured. Security is typically taken by way of a mortgage over property and/or a general security agreement over business assets or other assets. Other security such as guarantees, standby letters of credit or derivative protection may also be taken as collateral, if appropriate.

207

WESTPAC GROUP 2022 ANNUAL REPORT
STRATEGIC REVIEW
GROUP PERFORMANCE
FINANCIAL STATEMENTS
SHAREHOLDER INFORMATION

Notes to the financial statements

Note 12. Credit risk management (continued)

Other credit enhancements	The Group only recognises guarantees, standby letters of credit, or credit derivative protection from entities meeting minimum eligibility requirements (provided they are not related to the entity with which Westpac has a credit exposure) including but not limited to: • Sovereign; • Australia and New Zealand public sector; • ADIs and overseas banks with a minimum risk grade equivalent of A3 / A-; and • Others with a minimum risk grade equivalent of A3 / A-. Credit Portfolio Management (CPM) manages the Group's corporate, sovereign and bank credit portfolios through monitoring the exposure and any offsetting hedge positions. CPM purchases credit protection from entities that meet minimum eligibility requirements.
Offsetting	Creditworthy customers domiciled in Australia and New Zealand may enter into formal agreements with the Group, permitting the Group to set-off gross credit and debit balances in their nominated accounts. Cross-border set-offs are not permitted. Close-out netting is undertaken with counterparties with whom the Group has entered into a legally enforceable master netting agreement for their off-balance sheet financial market transactions in the event of default. Further details of offsetting are provided in Note 24.
Central clearing	The Group executes derivative transactions through central clearing counterparties. Central clearing counterparties mitigate risk through stringent membership requirements, the collection of margin against all trades placed, the default fund, and an explicitly defined order of priority of payments in the event of default.

Collateral held against loans

The Group analyses the coverage of the loan portfolio which is secured by the collateral that it holds. Coverage is measured as follows:

Coverage	Secured loan to collateral value ratio
Fully secured	Less than or equal to 100%
Partially secured	Greater than 100% but not more than 150%
Unsecured	Greater than 150%, or no security held (e.g. can include credit cards, personal loans, and exposure to highly rated corporate entities)

208 WESTPAC GROUP 2022 ANNUAL REPORT

Notes to the financial statements

Note 12. Credit risk management (continued)

The Group and the Parent Entity's loan portfolio have the following coverage from collateral held:

%	2022 Housing loans[1]	2022 Personal loans	2022 Business loans	2022 Assets held for sale	2022 Total	2021 Housing loans[1]	2021 Personal loans	2021 Business loans	2021 Assets held for sale	2021 Total
Performing loans										
Consolidated										
Fully secured	100.0	10.0	66.0	-	88.9	100.0	9.9	66.2	5.9	89.2
Partially secured	-	24.0	14.6	-	4.5	-	31.2	15.6	92.5	4.8
Unsecured	-	66.0	19.4	-	6.6	-	58.9	18.2	1.6	6.0
Total	**100.0**	**100.0**	**100.0**	**-**	**100.0**	**100.0**	**100.0**	**100.0**	**100.0**	**100.0**
Parent Entity										
Fully secured	100.0	10.8	65.9	-	89.2	100.0	10.6	66.6	5.9	89.7
Partially secured	-	25.9	14.4	-	4.3	-	33.5	14.8	92.5	4.5
Unsecured	-	63.3	19.7	-	6.5	-	55.9	18.6	1.6	5.8
Total	**100.0**	**100.0**	**100.0**	**-**	**100.0**	**100.0**	**100.0**	**100.0**	**100.0**	**100.0**
Non-performing loans										
Consolidated										
Fully secured	93.2	-	54.1	-	73.7	94.6	-	44.9	-	72.2
Partially secured	6.8	42.7	22.7	-	14.7	5.4	45.7	21.9	-	13.1
Unsecured	-	57.3	23.2	-	11.6	-	54.3	33.2	-	14.7
Total	**100.0**	**100.0**	**100.0**	**-**	**100.0**	**100.0**	**100.0**	**100.0**	**-**	**100.0**
Parent Entity										
Fully secured	93.2	-	56.7	-	74.8	94.7	-	47.1	-	73.3
Partially secured	6.8	44.4	22.2	-	14.5	5.3	47.8	21.2	-	12.8
Unsecured	-	55.6	21.1	-	10.7	-	52.2	31.7	-	13.9
Total	**100.0**	**100.0**	**100.0**	**-**	**100.0**	**100.0**	**100.0**	**100.0**	**-**	**100.0**

Details of the carrying value and associated provision for ECL are disclosed in Notes 10 and 11 respectively. The credit quality of loans is disclosed in Note 12.4.

Collateral held against financial assets other than loans

$m	Consolidated 2022	Consolidated 2021	Parent Entity 2022	Parent Entity 2021
Cash, primarily for derivatives	6,372	2,370	6,300	2,191
Securities under reverse repurchase agreements[2]	8,838	2,916	8,838	2,744
Securities under derivatives and stock borrowing[2]	58	9	58	9
Total other collateral held	**15,268**	**5,295**	**15,196**	**4,944**

1. For the purpose of collateral classification, housing loans are classified as fully secured, unless they are non-performing in which case they may be classified as partially secured.
2. Securities received as collateral are not recognised in the Group and Parent Entity's balance sheet.

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Notes to the financial statements

Deposits and other funding arrangements

Note 13. Deposits and other borrowings[1]

Accounting policy

Deposits and other borrowings are initially recognised at fair value and subsequently either measured at amortised cost using the effective interest method or at fair value.

Deposits and other borrowings are designated at fair value if they are managed on a fair value basis, reduce or eliminate an accounting mismatch or contain an embedded derivative.

Where they are measured at fair value, any changes in fair value (except those due to changes in credit risk) are recognised as non-interest income. The change in the fair value that is due to changes in credit risk is recognised in OCI except where it would create an accounting mismatch, in which case it is also recognised in the income statement.

Refer to Note 23 for balances measured at fair value and amortised cost.

Interest expense incurred is recognised in net interest income using the effective interest method.

	Consolidated		Parent Entity	
$m	2022	2021	2022	2021
Australia				
Certificates of deposit	30,507	31,506	30,507	31,506
Non-interest bearing, repayable at call	55,180	52,819	55,180	52,819
Other interest bearing at call	352,544	345,416	352,544	345,416
Other interest bearing term	127,921	102,775	127,921	102,775
Total Australia	**566,152**	**532,516**	**566,152**	**532,516**
New Zealand				
Certificates of deposit	2,588	3,293	-	-
Non-interest bearing, repayable at call	12,674	14,066	-	-
Other interest bearing at call	27,517	31,354	-	-
Other interest bearing term	28,423	27,042	-	-
Total New Zealand	**71,202**	**75,755**	**-**	**-**
Other overseas				
Certificates of deposit	13,200	11,839	13,200	11,839
Non-interest bearing, repayable at call	1,178	919	473	357
Other interest bearing at call	1,883	1,751	1,569	1,446
Other interest bearing term	5,514	4,175	5,351	4,029
Total other overseas	**21,775**	**18,684**	**20,593**	**17,671**
Total deposits and other borrowings	**659,129**	**626,955**	**586,745**	**550,187**

The following table shows average balances and average rates in each of the past two years for major categories of deposits.

	2022		2021	
Consolidated	Average balance $m	Average rate %	Average balance $m	Average rate %
Australia				
Non-interest bearing, repayable at call	54,178		49,592	
Certificates of deposit	29,839	0.7	28,242	0.1
Other interest bearing at call	359,080	0.4	322,333	0.2
Other interest bearing term	105,074	0.7	107,100	0.6
Total Australia	**548,171**		**507,267**	
Overseas				
Non-interest bearing, repayable at call	15,069		12,433	
Certificates of deposit	17,469	1.1	11,035	0.4
Other interest bearing at call	31,485	0.7	30,231	0.2
Other interest bearing term	33,007	1.7	32,410	1.1
Total overseas	**97,030**		**86,109**	

1. Non-interest bearing relates to instruments which do not carry a rate of interest.

210 WESTPAC GROUP 2022 ANNUAL REPORT

Notes to the financial statements

Note 13. Deposits and other borrowings (continued)

Certificates of deposit and term deposits

Uninsured deposits refer to deposits that are in excess of, or ineligible for, a government based deposit insurance scheme in their relevant country of domicile. For the Group, this primarily relates to deposit in excess of, or ineligible for, the Australian Government's Financial Claims Scheme (FCS) limit. The table below shows the balances of uninsured certificates of deposits and term deposits by remaining maturity:

Consolidated $m	Up to 3 months	Over 3 months to 6 months	Over 6 months to 1 year	Over 1 year	Total
Certificates of deposit in excess of insured amounts					
Australia	23,825	6,076	587	19	30,507
New Zealand	2,083	474	31	-	2,588
Other overseas	4,188	6,729	2,283	-	13,200
Total certificates of deposit in excess of insured amounts	**30,096**	**13,279**	**2,901**	**19**	**46,295**
Term deposits in excess of insured amounts					
Australia	46,781	20,060	21,444	4,795	93,080
New Zealand	12,256	8,317	6,472	1,378	28,423
Other overseas	4,635	247	473	158	5,513
Total term deposits in excess of insured amounts	**63,672**	**28,624**	**28,389**	**6,331**	**127,016**
Interbank term deposits in excess of insured amounts[1]					
Australia	3,264	555	9	-	3,828
New Zealand	25	-	-	-	25
Other overseas	-	-	-	30	30
Total interbank term deposits in excess of insured amounts	**3,289**	**555**	**9**	**30**	**3,883**

1. Interbank term deposits are included in Note 20.

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WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

Notes to the financial statements

Note 14. Debt issues

Accounting policy

Debt issues are bonds, notes, commercial paper and debentures that have been issued by entities in the Group.

Debt issues are initially measured at fair value and subsequently either measured at amortised cost using the effective interest method or at fair value.

Debt issues are designated at fair value if they reduce or eliminate an accounting mismatch or contain an embedded derivative.

The change in the fair value that is due to credit risk is recognised in OCI except where it would create an accounting mismatch, in which case it is also recognised in non-interest income.

Refer to Note 23 for balances measured at fair value and amortised cost.

Interest expense incurred is recognised within net interest income using the effective interest method.

In the following table, the distinction between short-term (12 months or less) and long-term (greater than 12 months) debt is based on the original maturity of the underlying security.

	Consolidated		Parent Entity	
$m	2022	2021	2022	2021
Short-term debt				
Own issuances	30,332	19,595	25,498	16,752
Total short-term debt	**30,332**	**19,595**	**25,498**	**16,752**
Long-term debt				
Covered bonds	31,802	31,374	28,664	27,234
Senior	77,219	72,804	67,635	64,224
Securitisation	4,973	5,000	-	-
Structured notes	-	6	-	-
Subordinated perpetual notes[1]	542	-	542	-
Total long-term debt	**114,536**	**109,184**	**96,841**	**91,458**
Total debt issues	**144,868**	**128,779**	**122,339**	**108,210**
Movement reconciliation ($m)				
Balance as at beginning of year	**128,779**	**150,325**	**108,210**	**127,666**
Issuances	73,309	46,799	58,657	37,868
Maturities, repayments, buy-backs and reductions	(55,899)	(65,272)	(44,222)	(54,425)
Total cash movements	**17,410**	**(18,473)**	**14,435**	**(16,557)**
FX translation impact	6,118	(1,428)	6,188	(1,311)
Fair value adjustments	(566)	(115)	(557)	(115)
Fair value hedge accounting adjustments	(7,561)	(1,674)	(6,583)	(1,607)
Other[1]	688	144	646	134
Total non-cash movements	**(1,321)**	**(3,073)**	**(306)**	**(2,899)**
Balance as at end of year	**144,868**	**128,779**	**122,339**	**108,210**

1. In 2022, subordinated perpetual notes of $542 million were reclassified from loan capital to debt issues as these notes no longer qualify as Tier 2 capital under APRA's capital adequacy framework.

212 WESTPAC GROUP 2022 ANNUAL REPORT

Notes to the financial statements

Note 14. Debt issues (continued)

Consolidated $m	2022	2021
Short-term debt		
Own issuances:		
US commercial paper	29,252	19,595
Senior Debt:		
GBP	770	-
USD	154	-
Other	156	-
Total short-term debt	**30,332**	**19,595**
Long-term debt (by currency):		
AUD	30,758	27,634
CHF	3,261	3,052
EUR	26,002	31,380
GBP	3,092	3,049
JPY	913	1,141
NZD	2,966	3,522
USD	45,471	36,031
Other	2,073	3,375
Total long-term debt	**114,536**	**109,184**

The Group manages FX exposure from debt issuances as part of its hedging activities. Further details of the Group's hedge accounting are in Note 21.

Note 15. Loan capital

Accounting policy

Loan capital are instruments issued by the Group which qualify for inclusion as regulatory capital under the standards issued by the prudential regulator in the relevant jurisdiction. Loan capital is initially measured at fair value and subsequently measured at amortised cost using the effective interest method. Interest expense incurred is recognised in net interest income.

	Consolidated		Parent Entity	
$m	2022	2021	2022	2021
Additional Tier 1 (AT1) loan capital				
Westpac capital notes	8,046	8,403	8,046	8,403
USD AT1 securities	1,749	1,813	1,749	1,813
Total AT1 loan capital	**9,795**	**10,216**	**9,795**	**10,216**
Tier 2 loan capital				
Subordinated notes	21,459	18,362	20,939	18,362
Subordinated perpetual notes[1]	-	489	-	489
Total Tier 2 loan capital	**21,459**	**18,851**	**20,939**	**18,851**
Total loan capital	**31,254**	**29,067**	**30,734**	**29,067**
Movement reconciliation ($m)				
Balance as at beginning of year	**29,067**	**23,949**	**29,067**	**23,949**
Issuances	6,527	7,628	6,007	7,628
Maturities, repayments, buy-backs and reductions	(2,344)	(1,548)	(2,344)	(1,548)
Total cash movements	**4,183**	**6,080**	**3,663**	**6,080**
FX translation impact	1,723	(86)	1,723	(86)
Fair value hedge accounting adjustments	(3,254)	(902)	(3,254)	(902)
Other[1]	(465)	26	(465)	26
Total non-cash movements	**(1,996)**	**(962)**	**(1,996)**	**(962)**
Balance as at end of year	**31,254**	**29,067**	**30,734**	**29,067**

1. In 2022, subordinated perpetual notes of $542 million were reclassified from loan capital to debt issues as these notes no longer qualify as Tier 2 capital under APRA's capital adequacy framework.

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Notes to the financial statements

Note 15. Loan capital (continued)

Additional Tier 1 loan capital

A summary of the key terms and common features of AT1 instruments is provided below[1].

Consolidated and Parent Entity $m	Distribution or interest rate	Potential scheduled conversion date[2]	Optional redemption date[3]	2022	2021
Westpac capital notes (WCN)					
AUD 1,311 million WCN2	(3-month BBSW rate + 3.05% p.a.) x (1 - Australian corporate tax rate)	23 September 2024	23 September 2022[4]	-	1,309
AUD 1,702 million WCN4	(3-month BBSW rate + 4.90% p.a.) x (1 - Australian corporate tax rate)	20 December 2023	20 December 2021[5]	-	549
AUD 1,690 million WCN5	(3-month BBSW rate + 3.20% p.a.) x (1 - Australian corporate tax rate)	22 September 2027	22 September 2025	1,684	1,682
AUD 1,423 million WCN6	(3-month BBSW rate + 3.70% p.a.) x (1 - Australian corporate tax rate)	31 July 2026	31 July 2024	1,419	1,417
AUD 1,723 million WCN7	(3-month BBSW rate + 3.40% p.a.) x (1 - Australian corporate tax rate)	22 March 2029	22 March 2027	1,711	1,709
AUD 1,750 million WCN8	(3-month BBSW rate + 2.90% p.a.) x (1 - Australian corporate tax rate)	21 June 2032	21 September 2029	1,738	1,737
AUD 1,509 million WCN9	(3-month BBSW rate + 3.40% p.a.) x (1 - Australian corporate tax rate)	22 June 2031	22 September 2028	1,494	-
Total WCN				**8,046**	**8,403**
USD AT1 securities					
USD 1,250 million USD AT1 securities	5.00% p.a. until but excluding 21 September 2027 (first reset date). If not redeemed, converted or written-off earlier, from, and including, each reset date[6] to, but excluding, the next succeeding reset date, at a fixed rate p.a. equal to the prevailing 5-year USD mid-market swap rate plus 2.89% p.a.	n/a	21 September 2027	1,749	1,813
Total USD AT1 securities				**1,749**	**1,813**

Common features of AT1 instruments issued by Westpac Banking Corporation

Payment conditions

Quarterly distributions on the Westpac capital notes and semi-annual interest payments on the USD AT1 securities are discretionary and will only be paid if the payment conditions are satisfied, including that the payment will not result in a breach of Westpac's capital requirements under APRA's prudential standards; not result in Westpac becoming, or being likely to become, insolvent; and if APRA does not object to the payment.

Broadly, if for any reason a distribution or interest payment has not been paid in full on the relevant payment date, Westpac must not determine or pay any dividends on Westpac ordinary shares or undertake a discretionary buy-back or capital reduction of Westpac ordinary shares, unless the unpaid amount is paid in full within 20 business days of the relevant payment date or in certain other circumstances.

1. AUD unless otherwise noted.
2. Conversion is subject to the satisfaction of the scheduled conversion conditions. If the conversion conditions are not satisfied on the relevant scheduled conversion date, conversion will not occur until the next distribution payment date on which the scheduled conversion conditions are satisfied, if ever.
3. Certain AT1 securities may have more than one optional redemption date and for the purposes of the table above the first optional redemption date is shown. Westpac may elect to redeem the relevant AT1 instrument on the optional redemption date or dates, subject to APRA's prior written approval.
4. On 20 July 2022, AUD 689 million of WCN2 were transferred to the WCN2 nominated party for AUD 100 each pursuant to the WCN9 reinvestment offer. Those WCN2 were subsequently redeemed and cancelled by Westpac. On 23 September 2022, the outstanding AUD 622 million of WCN2 were redeemed and cancelled by Westpac for AUD 100 each.
5. On 15 September 2021, AUD 1,152 million of WCN4 were transferred to the WCN4 nominated party for AUD 100 each pursuant to the WCN8 reinvestment offer. Those WCN4 were subsequently redeemed and cancelled by Westpac. On 20 December 2021, the outstanding AUD 550 million of WCN4 were redeemed and cancelled by Westpac for AUD 100 each.
6. Every fifth anniversary after the first reset date is a reset date.

214 WESTPAC GROUP 2022 ANNUAL REPORT Notes to the financial statements Note 15. Loan capital (continued) The AT1 instruments convert into Westpac ordinary shares in the following circumstances: • Scheduled Conversion On the scheduled conversion date, provided certain conversion conditions are satisfied, it is expected that the relevant AT1 instrument1 will be converted and holders will receive a variable number of Westpac ordinary shares calculated using the formula described in the terms of the relevant AT1 instrument, subject to a maximum conversion number. The conversion number of Westpac ordinary shares will be calculated using the face value of the relevant AT1 instrument and the Westpac ordinary share price determined over the 20 business day period prior to the scheduled conversion date, including a 1% discount. Capital Trigger Event or Non-Viability Trigger Event Westpac will be required to convert some or all AT1 instruments into a variable number of Westpac ordinary shares upon the occurrence of a capital trigger event or non-viability trigger event. No conversion conditions apply in these circumstances. A capital trigger event occurs when Westpac determines, or APRA notifies Westpac in writing that it believes, Westpac’s Common Equity Tier 1 Capital ratio is equal to or less than 5.125% (on a Level 1 or Level 2 basis2). A non-viability trigger event will occur when APRA notifies Westpac in writing that it believes conversion of AT1 instruments (or conversion, write-off or write-down of relevant capital instruments of the Westpac Group), or public sector injection of capital (or equivalent support), in each case is necessary because without it, Westpac would become non-viable. For each AT1 instrument converted, holders will receive a variable number of Westpac ordinary shares calculated using the formula described in the terms of the relevant AT1 instrument, subject to a maximum conversion number. The conversion number of Westpac ordinary shares is calculated using the face value or outstanding principal amount of the relevant AT1 instrument and the Westpac ordinary share price determined over the five business day period prior to the capital trigger event date or non-viability trigger event date and includes a 1% discount. For each AT1 instrument, the maximum conversion number is set using a Westpac ordinary share price which is broadly equivalent to 20% of the Westpac ordinary share price at the time of issue. Following the occurrence of a capital trigger event or non-viability trigger event, if conversion of an AT1 instrument does not occur within five business days, holders’ rights in relation to the relevant AT1 instrument will be immediately and irrevocably terminated. Conversion in other circumstances Westpac is able to elect to convert3, or may be required to convert3, AT1 instruments early in certain circumstances. The terms of conversion and the conversion conditions are broadly similar to scheduled conversion, however the share price floor in the maximum conversion number will depend on the conversion event. Early Redemption Westpac is able to elect to redeem the relevant AT1 instrument on the optional redemption dates or for certain taxation or regulatory reasons, subject to APRA’s prior written approval. • • • 1. 2. Scheduled conversion does not apply to USD AT1 securities. Level 1 comprises Westpac Banking Corporation and its subsidiary entities that have been approved by APRA as being part of a single ‘Extended Licensed Entity’ for the purpose of measuring capital adequacy. Level 2 is the consolidation of Westpac Banking Corporation and all its subsidiary entities except those entities specifically excluded by APRA regulations. The head of the Level 2 group is Westpac Banking Corporation. Excludes USD AT1 securities. 3.

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Notes to the financial statements

Note 15. Loan capital (continued)

Tier 2 loan capital

A summary of the key terms and common features of the Group's Tier 2 instruments is provided below[1]:

$m	Interest rate[2]	Maturity date	Optional redemption date[3]	2022	2021
Subordinated notes issued by Westpac Banking Corporation					
AUD 350 million subordinated notes	4.50% p.a. until but excluding 11 March 2022. Thereafter, if not redeemed, a fixed rate p.a. equal to the five-year AUD semi-quarterly mid-swap reference rate plus 1.95% p.a., the sum of which will be annualised.	11 March 2027	11 March 2022[4]	-	351
SGD 325 million subordinated notes	4.00% p.a. until but excluding 12 August 2022. Thereafter, if not redeemed, a fixed rate p.a. equal to the five-year SGD swap offer rate plus 1.54% p.a.	12 August 2027	12 August 2022[4]	-	337
AUD 175 million subordinated notes	4.80% p.a. until but excluding 14 June 2023. Thereafter, if not redeemed, a fixed rate p.a. equal to the five-year AUD semi-quarterly mid-swap reference rate plus 2.65% p.a., each of which will be annualised.	14 June 2028	14 June 2023	172	181
USD 100 million subordinated notes	Fixed 5.00% p.a.	23 February 2046	n/a	121	148
JPY 20,000 million subordinated notes	Fixed 1.16% p.a.	19 May 2026	n/a	212	249
JPY 10,200 million subordinated notes	Fixed 1.16% p.a.	2 June 2026	n/a	108	127
JPY 10,000 million subordinated notes	Fixed 0.76% p.a.	9 June 2026	n/a	106	124
JPY 8,000 million subordinated notes	0.9225% p.a. until but excluding 7 October 2021. Thereafter, if not redeemed, a fixed rate p.a. equal to the five-year JPY mid-swap rate plus 1.0005% p.a.	7 October 2026	7 October 2021[4]	-	99
USD 1,500 million subordinated notes	4.322% p.a. until but excluding 23 November 2026. Thereafter, if not redeemed, a fixed rate p.a. equal to the five-year USD mid-swap rate plus 2.236% p.a.	23 November 2031	23 November 2026	2,134	2,181
JPY 12,000 million subordinated notes	0.87% p.a. until but excluding 6 July 2022. Thereafter, if not redeemed, a fixed rate p.a. equal to the five-year JPY mid-swap rate plus 0.78% p.a.	6 July 2027	6 July 2022[4]	-	149
JPY 13,500 million subordinated notes	0.868% p.a. until but excluding 6 July 2022. Thereafter, if not redeemed, a fixed rate p.a. equal to the five-year JPY mid-swap rate plus 0.778% p.a.	6 July 2027	6 July 2022[4]	-	168
HKD 600 million subordinated notes	3.15% p.a. until but excluding 14 July 2022. Thereafter, if not redeemed, a fixed rate p.a. equal to the five-year HKD mid-swap rate plus 1.34% p.a.	14 July 2027	14 July 2022[4]	-	108
AUD 350 million subordinated notes	4.334% p.a. until but excluding 16 August 2024. Thereafter, if not redeemed, a fixed rate p.a. equal to the five-year AUD semi-quarterly mid-swap reference rate plus 1.83% p.a., each of which will be annualised.	16 August 2029	16 August 2024	350	350
AUD 185 million subordinated notes	Fixed 5.00% p.a.	24 January 2048	n/a	184	185
AUD 250 million subordinated notes	3-month BBSW rate + 1.40% p.a.	16 February 2028	16 February 2023	248	250
AUD 130 million subordinated notes	Fixed 5.00% p.a.	2 March 2048	n/a	130	130
AUD 725 million subordinated notes	3-month BBSW rate + 1.80% p.a.	22 June 2028	22 June 2023	722	724
USD 1,000 million subordinated notes	Fixed 4.421% p.a.	24 July 2039	n/a	1,257	1,481

1. Excludes subordinated perpetual notes.
2. Interest payments are made periodically as set out in the terms of the subordinated notes.
3. Certain Tier 2 instruments may have more than one optional redemption date and for the purposes of the table above the first optional redemption date is shown. Westpac Banking Corporation may elect to redeem the relevant Tier 2 instrument on the optional redemption date or dates, subject to APRA's prior written approval.
4. The subordinated notes were redeemed in full on the optional redemption date.

216 WESTPAC GROUP 2022 ANNUAL REPORT

Notes to the financial statements

Note 15. Loan capital (continued)

Tier 2 loan capital (continued)

A summary of the key terms and common features of the Group's Tier 2 instruments is continued below[1]:

$m	Interest rate[2]	Maturity date	Optional redemption date[3]	2022	2021
Subordinated notes issued by Westpac Banking Corporation					
USD 1,250 million subordinated notes	4.110% p.a. until but excluding 24 July 2029. Thereafter, if not redeemed a fixed rate p.a. equal to the five-year USD treasury rate plus 2% p.a.	24 July 2034	24 July 2029	1,708	1,813
AUD 1,000 million subordinated notes	3-month BBSW rate + 1.98% p.a.	27 August 2029	27 August 2024	998	999
USD 1,500 million subordinated notes	2.894% p.a. until but excluding 4 February 2025. Thereafter, if not redeemed, a fixed rate p.a. equal to the five-year USD treasury rate plus 1.350% p.a.	4 February 2030	4 February 2025	2,166	2,133
USD 1,500 million subordinated notes	2.668% p.a. until but excluding 15 November 2030. Thereafter, if not redeemed, a fixed rate p.a. equal to the five-year USD treasury rate plus 1.750% p.a.	15 November 2035	15 November 2030	1,835	1,970
USD 1,000 million subordinated notes	Fixed 2.963% p.a.	16 November 2040	n/a	1,054	1,264
AUD 1,250 million subordinated notes	3-month BBSW rate + 1.55% p.a.	29 January 2031	29 January 2026	1,239	1,237
EUR 1,000 million subordinated notes	0.766% p.a. until but excluding 13 May 2026. Thereafter, if not redeemed, a fixed rate p.a. equal to the prevailing 5-year EUR mid-market swap rate plus 1.05% p.a.	13 May 2031	13 May 2026	1,342	1,604
USD 1,000 million subordinated notes	Fixed 3.133% p.a.	18 November 2041	n/a	1,118	-
USD 1,250 million subordinated notes	3.020% p.a. until but excluding 18 November 2031. Thereafter, if not redeemed, a fixed rate p.a. equal to the five-year USD treasury rate plus 1.53% p.a.	18 November 2036	18 November 2031	1,579	-
JPY 26,000 million subordinated notes	1.25% p.a. until but excluding 8 June 2027. Thereafter, if not redeemed, a fixed rate p.a. equal to the five-year Japanese government bond rate plus 1.25% p.a.	8 June 2032	8 June 2027	275	-
USD 1,000 million subordinated notes	5.405% p.a. until but excluding 10 August 2032. Thereafter, if not redeemed, a fixed rate p.a. equal to the one-year USD treasury rate plus 2.68% p.a.	10 August 2033	10 August 2032	1,411	-
SGD 450 million subordinated notes	4.65% p.a. until but excluding 7 September 2027. Thereafter, if not redeemed, a fixed rate p.a. equal to the prevailing five-year SORA Overnight Indexed Swap rate plus 1.751% p.a.	7 September 2032	7 September 2027	470	-
Total subordinated notes issued by Westpac Banking Corporation				**20,939**	**18,362**
Subordinated notes issued by Westpac New Zealand Limited[4]					
NZD 600 million subordinated notes	Fixed 6.19% until but excluding 16 September 2027. Thereafter, if not redeemed a fixed rate p.a. equal to the prevailing New Zealand 3-month Bank bill rate + 2.10% p.a.	16 September 2032	16 September 2027 and every interest payment date thereafter	520	-
Total subordinated notes issued by Westpac New Zealand				**520**	**-**
Total subordinated notes				**21,459**	**18,362**

Common features of subordinated notes

Issued by Westpac Banking Corporation

Interest payments are subject to Westpac being solvent at the time of, and immediately following, the interest payment. These subordinated notes contain non-viability loss absorption requirements.

Non-viability trigger event

Westpac will be required to convert some or all subordinated notes into a variable number of Westpac ordinary shares upon the occurrence of a non-viability trigger event. A non-viability trigger event will occur on similar terms as described under AT1 loan capital.

1. Excludes subordinated perpetual notes.
2. Interest payments are made periodically as set out in the terms of the subordinated notes.
3. Certain Tier 2 instruments issued by Westpac Banking Corporation may have more than one optional redemption date and for the purposes of the table above the first optional redemption date is shown. Westpac Banking Corporation may elect to redeem the relevant Tier 2 instrument on the optional redemption date or dates, subject to APRA's prior written approval.
4. For subordinated notes issued by Westpac New Zealand Limited, it may elect to redeem all or some of the Tier 2 instruments for their face value together with accrued interest (if any) on the optional redemption date or any interest payment date thereafter, subject to RBNZ's prior written approval. Early redemption of all of the Tier 2 instruments for certain tax or regulatory reasons is permitted on an interest payment date subject to the RBNZ's prior written approval.

217 Notes to the financial statements Note 15. Loan capital (continued) Tier 2 loan capital (continued) For each subordinated note converted, holders will receive a variable number of Westpac ordinary shares calculated using the formula described in the terms of the relevant Tier 2 instrument, subject to a maximum conversion number. The conversion number of Westpac ordinary shares will be calculated in a manner similar to that described under AT1 loan capital for a non-viability trigger event. For each Tier 2 instrument, the maximum conversion number is set using a Westpac ordinary share price which is broadly equivalent to 20% of the Westpac ordinary share price at the time of issue. Following the occurrence of a non-viability trigger event, if conversion of a Tier 2 instrument does not occur within five business days, holders’ rights in relation to the relevant Tier 2 instrument will be immediately and irrevocably terminated. Issued by Westpac New Zealand Limited Interest payments are subject to Westpac New Zealand Limited being solvent at the time of, and immediately following, the interest payment. Non-viability trigger event Tier 2 instruments issued by Westpac New Zealand Limited do not have a non-viability trigger event. These instruments qualify as Tier 2 capital under the RBNZ capital adequacy framework but not under APRA’s capital adequacy framework. Subordinated perpetual notes issued by Westpac Banking Corporation These notes have no final maturity but Westpac can choose to redeem them at par on any interest payment date falling on or after September 1991, subject to APRA approval and certain other conditions. Interest is cumulative and payable on the notes semi-annually at a rate of 6-month US$ LIBOR plus 0.15% p.a., subject to Westpac being solvent immediately after making the payment and having paid any dividend on any class of share capital of Westpac within the prior 12-month period. The rights of the noteholders and coupon holders are subordinated to the claims of all creditors (including depositors) of Westpac other than creditors whose claims against Westpac rank equally with, or junior to, these notes. In 2022, these instruments were reclassified from loan capital to debt issues as they no longer qualify as Tier 2 capital under APRA’s capital adequacy framework. Note 16. Securitisation, covered bonds and other transferred assets The Group enters into transactions in the normal course of business by which financial assets are transferred to counterparties or structured entities. Depending on the circumstances, these transfers may result in derecognition of the assets in their entirety, partial derecognition or no derecognition of the assets subject to the transfer. For the Group’s accounting policy on derecognition of financial assets refer to the notes to the financial statements section before Note 10 titled ‘Financial assets and financial liabilities’. Refer to Note 1 for accounting policy changes in internal securitisation. Securitisation Securitisation is the transferring of assets (or an interest in either the assets or the cash flows arising from the assets) to a structured entity which then issues the majority of interest bearing debt securities to third party investors for funding deals and to Westpac for liquidity deals. Securitisation of its own assets is used by Westpac as a funding and liquidity tool. For securitisation structured entities which Westpac controls, as defined in Note 31, the structured entities are classified as subsidiaries and consolidated. When assessing whether Westpac controls a structured entity, it considers its exposure to and ability to affect variable returns. Westpac may have variable returns from a structured entity through ongoing exposures to the risks and rewards associated with the assets, the provision of derivatives, liquidity facilities, trust management and operational services. Undrawn funding and liquidity facilities of $406 million (2021: $435 million) were provided by Westpac for the securitisation of its own assets. Covered bonds The Group has two covered bond programs relating to Australian residential mortgages (Australian Program) and New Zealand residential mortgages (New Zealand Program). Under these programs, selected pools of residential mortgages are assigned to bankruptcy remote structured entities which provide guarantees on the payments to bondholders. Through the guarantees and derivatives with the structured entities, Westpac has variable returns from these structured entities and consolidates them. WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

218 WESTPAC GROUP 2022 ANNUAL REPORT

Notes to the financial statements

Note 16. Securitisation, covered bonds and other transferred assets (continued)

Repurchase agreements

Where securities are sold subject to an agreement to repurchase at a predetermined price, they remain recognised in the balance sheet in their original category (i.e. Trading securities or Investment securities).

The cash consideration received is recognised as a liability (Repurchase agreements). Refer to Note 20 for further details.

The following tables present Westpac's assets transferred and their associated liabilities.

			For those liabilities that only have recourse to the transferred assets:		
$m	Carrying amount of transferred assets	Carrying amount of associated liabilities	Fair value of transferred assets	Fair value of associated liabilities	Net fair value position
Consolidated					
2022					
Securitisation[1]	5,001	4,973	4,955	4,932	23
Covered bonds[2]	45,809	31,802	n/a	n/a	n/a
Repurchase agreements	57,934	41,257	n/a	n/a	n/a
Total	**108,744**	**78,032**	**4,955**	**4,932**	**23**
2021					
Securitisation[1]	5,016	5,000	5,035	5,044	(9)
Covered bonds[2]	35,287	31,374	n/a	n/a	n/a
Repurchase agreements	52,213	35,899	n/a	n/a	n/a
Total	**92,516**	**72,273**	**5,035**	**5,044**	**(9)**
Parent Entity					
2022					
Securitisation[1]	6,004	5,961	5,948	5,919	29
Covered bonds[2]	39,179	28,664	n/a	n/a	n/a
Repurchase agreements	53,512	37,764	n/a	n/a	n/a
Total	**98,695**	**72,389**	**5,948**	**5,919**	**29**
2021					
Securitisation[1,3]	6,189	6,172	6,212	6,193	19
Covered bonds[2]	28,109	27,234	n/a	n/a	n/a
Repurchase agreements	49,262	33,346	n/a	n/a	n/a
Total[3]	**83,560**	**66,752**	**6,212**	**6,193**	**19**

1. The carrying amount of assets securitised exceeds the amount of notes issued primarily because the carrying amount includes both principal and income received from the transferred assets.
2. The difference between the carrying values of covered bonds and the assets pledged reflects the over-collateralisation required to maintain the ratings of the covered bonds and also additional assets to allow immediate issuance of additional covered bonds if required. These additional assets can be repurchased by Westpac at its discretion, subject to the conditions set out in the transaction documents.
3. Comparative has been restated due to a change in accounting policy. Refer to Note 1(a)(iii) for further details.

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WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

Notes to the financial statements

Other financial instrument disclosures

Note 17. Trading securities and financial assets measured at FVIS

Accounting policy

Trading securities

Trading securities include actively traded debt (government and other) and equity instruments and those acquired for sale in the near term.

As part of its trading activities, the Group also lends and borrows securities on a collateralised basis. Securities lent remain on the Group's balance sheet and securities borrowed are not reflected on the Group's balance sheet, as the risks and rewards of ownership remain with the initial holder. Where cash is provided as collateral, the amount advanced to or received from third parties is recognised as a receivable in collateral paid or as a borrowing in collateral received respectively.

Reverse repurchase agreements

Securities purchased under these agreements are not recognised in the balance sheet, as Westpac has not obtained the risks and rewards of ownership. The cash consideration paid is recognised as a reverse repurchase agreement, which forms part of a trading portfolio that is measured at fair value.

Other financial assets measured at FVIS

Other financial assets measured at FVIS include:

- non-trading securities managed on a fair value basis;
- non-trading debt securities that do not have contractual cash flows that represent SPPI on the principal balance outstanding; or
- non-trading equity securities for which we have not made irrevocable designation to be measured at FVOCI.

Gains and losses on these financial assets are recognised in the income statement. Interest earned from debt securities is recognised in interest income (Note 3) while dividends on equity securities are recognised in non-interest income (Note 4).

	Consolidated		Parent Entity	
$m	2022	2021	2022	2021
Trading securities				
Government and semi-government securities	7,026	11,432	6,159	9,535
Other debt securities	5,173	3,064	4,175	2,960
Equity securities	-	3	-	3
Other	747	520	747	520
Total trading securities	**12,946**	**15,019**	**11,081**	**13,018**
Reverse repurchase agreements	**8,988**	**2,937**	**8,988**	**2,763**
Other financial assets measured at FVIS				
Other debt securities	2,391	3,038	2,342	2,975
Equity securities	7	107	6	23
Total other financial assets measured at FVIS	**2,398**	**3,145**	**2,348**	**2,998**
Total trading securities and financial assets measured at FVIS	**24,332**	**21,101**	**22,417**	**18,779**

220 WESTPAC GROUP 2022 ANNUAL REPORT

Notes to the financial statements

Note 18. Investment securities

Accounting policy

Investment securities include debt securities (government and other) and equity securities. It includes debt and equity securities that are measured at FVOCI and debt securities measured at amortised cost. These instruments are classified based on the criteria disclosed under the heading "Financial assets and financial liabilities" prior to Note 10.

Debt securities measured at FVOCI

Includes debt instruments that have contractual cash flows which represent SPPI on the principal balance outstanding and they are held within a business model whose objective is achieved both through collecting these cash flows or selling the financial asset.

These securities are measured at fair value with gains and losses recognised in OCI except for interest income, impairment charges, FX gains and losses and fair value hedge adjustments which are recognised in the income statement.

Impairment is measured using the same ECL model applied to financial assets measured at amortised cost. Impairment is recognised in the income statement with a corresponding amount in OCI with no reduction of the carrying value of the debt security which remains at fair value. Refer to Note 11 for further details.

The cumulative gain or loss recognised in OCI is subsequently recognised in the income statement when the instrument is disposed.

Debt securities measured at amortised cost

Include debt instruments that have contractual cash flows which represent SPPI on the principal balance outstanding and are held within a business model whose objective is achieved through holding the financial asset to collect these cash flows.

These securities are initially recognised at fair value plus directly attributable transaction costs. They are subsequently measured at amortised cost using the effective interest method and are presented net of any provision for ECL.

Equity securities

Equity securities are measured at FVOCI where they are not held for trading, the Group does not have control or significant influence over the investee and where an irrevocable election is made to measure them at FVOCI.

These securities are measured at fair value with unrealised gains and losses recognised in OCI except for dividend income which is recognised in the income statement. The cumulative gain or loss recognised in OCI is not subsequently recognised in the income statement when the instrument is disposed.

	Consolidated		Parent Entity	
$m	2022	2021	2022	2021
Investment securities				
Investments securities measured at FVOCI				
Government and semi-government debt securities	60,427	66,421	57,233	63,057
Other debt securities	14,467	15,784	12,709	14,682
Equity securities	390	277	157	75
Total investment securities measured at FVOCI[1]	**75,284**	**82,482**	**70,099**	**77,814**
Investment securities measured at amortised cost				
Government and semi-government debt securities	1,185	900	77	48
Other debt securities	2	38	2	2
Total investment securities measured at amortised cost	**1,187**	**938**	**79**	**50**
Provision for ECL on debt securities at amortised cost	(6)	(3)	(2)	(1)
Total net investment securities measured at amortised cost	**1,181**	**935**	**77**	**49**
Total investment securities	**76,465**	**83,417**	**70,176**	**77,863**

1. Impairment is recognised in the income statement with a corresponding amount in OCI (refer to Note 27). There is no reduction of the carrying value of the debt securities which remains at fair value.

221

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STRATEGIC REVIEW
GROUP PERFORMANCE
FINANCIAL STATEMENTS
SHAREHOLDER INFORMATION

Notes to the financial statements

Note 18 Investment securities (continued)

The following table shows the maturities and the weighted average yield of the Group's outstanding investment securities as at 30 September 2022. There are no tax-exempt securities.

2022	Up to 1 year $m	%	Over 1 year to 5 years $m	%	Over 5 years to 10 years $m	%	Over 10 years $m	%	No specific maturity $m	%	Total $m	Weighted average %
Carrying Amount												
Government and semi-government securities	17,052	1.5	28,932	1.2	13,679	1.6	1,943	1.6	-	-	61,606	1.3
Other debt securities	3,609	1.4	10,816	1.6	44	5.0	-	-	-	-	14,469	1.5
Equity securities	-	-	-	-	-	-	-	-	390	-	390	-
Total by maturity	**20,661**		**39,748**		**13,723**		**1,943**		**390**		**76,465**	

The maturity profile is determined based upon contractual terms for investment securities.

Note 19. Other financial assets

$m	Consolidated 2022	Consolidated 2021	Parent Entity 2022	Parent Entity 2021
Accrued interest receivable	1,266	720	1,123	624
Securities sold not delivered	2,521	3,542	2,521	3,542
Trade debtors	619	574	503	397
Interbank lending	223	592	218	73
Clearing and settlement balances	477	564	447	524
Accrued fees and commissions	369	264	265	187
Other	151	138	151	139
Total other financial assets	**5,626**	**6,394**	**5,228**	**5,486**

222 WESTPAC GROUP 2022 ANNUAL REPORT

Notes to the financial statements

Note 20. Other financial liabilities

Accounting policy

Other financial liabilities include liabilities measured at amortised cost as well as liabilities which are measured at FVIS. Financial liabilities measured at FVIS include:

- trading liabilities (i.e. securities sold short); and
- liabilities designated at FVIS (i.e. certain repurchase agreements).

Refer to Note 23 for balances measured at fair value and amortised cost.

Repurchase agreements

Where securities are sold subject to an agreement to repurchase at a predetermined price, they remain recognised in the balance sheet in their original category (i.e. 'Trading securities' or 'Investment securities').

The cash consideration received is recognised as a liability ('Repurchase agreements'). Repurchase agreements are designated at fair value where they are managed as part of a trading portfolio, otherwise they are measured on an amortised cost basis.

Where a repurchase agreement is designated at fair value, subsequent to initial recognition, these liabilities are measured at fair value with changes in fair value (except credit risk) recognised through the income statement as they arise. The change in fair value that is attributable to credit risk is recognised in OCI except where it would create an accounting mismatch, in which case it is also recognised through the income statement.

	Consolidated		Parent Entity	
$m	2022	2021	2022	2021
Repurchase agreements	41,257	35,899	37,764	33,346
Interbank placements	4,893	4,080	4,888	4,079
Accrued interest payable	1,738	944	1,474	829
Securities purchased not delivered	1,880	3,286	1,880	3,286
Trade creditors and other accrued expenses	1,045	1,392	893	1,124
Settlement and clearing balances	729	708	718	695
Securities sold short	3,345	2,331	3,345	2,331
Other	1,473	1,669	1,390	1,573
Total other financial liabilities	**56,360**	**50,309**	**52,352**	**47,263**

223 Notes to the financial statements Note 21. Derivative financial instruments Accounting policy WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION Derivative financial instruments are instruments whose values are derived from the value of an underlying asset, reference rate or index and include forwards, futures, swaps and options. The Group uses derivative financial instruments for meeting customers’ needs, our Asset and Liability Management (ALM) activities, and undertaking market making and positioning activities. Trading derivatives Derivatives which are used in our ALM activities but are not designated into a hedge accounting relationship are considered economic hedges, and are adjusted for cash earnings purposes due to the accounting mismatch between the fair value of the derivatives and the accounting treatment of the underlying exposure (refer to Note 2 for further details). These derivatives, along with derivatives used for meeting customers’ needs and undertaking market making and positioning activities, are measured at FVIS and are disclosed as trading derivatives. Hedging derivatives Hedging derivatives are those which are used in our ALM activities and have also been designated into one of three hedge accounting relationships: fair value hedge; cash flow hedge; or hedge of a net investment in a foreign operation. These derivatives are measured at fair value. These hedge designations and the associated accounting treatment are detailed below. For more details regarding the Group’s ALM activities, refer to Note 22. Fair value hedges Fair value hedges are used to hedge the exposure to changes in the fair value of an asset or liability. Changes in the fair value of derivatives and the hedged asset or liability in fair value hedges are recognised in interest income. The carrying value of the hedged asset or liability is adjusted for the changes in fair value related to the hedged risk. If a hedge is discontinued, any fair value adjustments to the carrying value of the asset or liability are amortised to net interest income over the period to maturity. If the asset or liability is sold, any unamortised adjustment is immediately recognised in net interest income. Cash flow hedges Cash flow hedges are used to hedge the exposure to variability of cash flows attributable to an asset, liability or future forecast transaction. For effective hedges, changes in the fair value of derivatives are recognised in the cash flow hedge reserve through OCI and subsequently recognised in interest income when the cash flows attributable to the asset or liability that was hedged impact the income statement. For hedges with some ineffectiveness, the changes in the fair value of the derivatives relating to the ineffective portion are immediately recognised in interest income. If a hedge is discontinued, any cumulative gain or loss remains in OCI. It is amortised to net interest income over the period in which the asset or liability that was hedged also impacts the income statement. If a hedge of a forecast transaction is no longer expected to occur, any cumulative gain or loss in OCI is immediately recognised in net interest income. Net investment hedges Net investment hedges are used to hedge FX risks arising from a net investment of a foreign operation. For effective hedges, changes in the fair value of derivatives are recognised in the foreign currency translation reserve through OCI. For hedges with some ineffectiveness, the changes in the fair value of the derivatives relating to the ineffective portion are immediately recognised in non-interest income. If a foreign operation is disposed of, any cumulative gain or loss in OCI is immediately recognised in non-interest income.

224 WESTPAC GROUP 2022 ANNUAL REPORT

Notes to the financial statements

Note 21. Derivative financial instruments (continued)

Total derivatives

The carrying values of derivative instruments are set out in the tables below.

Consolidated $m	Trading Assets	Trading Liabilities	Hedging Assets	Hedging Liabilities	Total derivatives carrying value Assets	Total derivatives carrying value Liabilities
2022						
Interest rate contracts[1]						
Forward rate agreements	-	-	-	-	-	-
Swap agreements	62,828	(65,231)	6,171	(10,002)	68,999	(75,233)
Options	335	(379)	-	-	335	(379)
Total interest rate contracts	**63,163**	**(65,610)**	**6,171**	**(10,002)**	**69,334**	**(75,612)**
FX contracts						
Spot and forward contracts	18,609	(17,633)	28	(55)	18,637	(17,688)
Cross currency swap agreements	18,194	(14,412)	486	(787)	18,680	(15,199)
Options	392	(374)	-	-	392	(374)
Total FX contracts	**37,195**	**(32,419)**	**514**	**(842)**	**37,709**	**(33,261)**
Credit default swaps						
Credit protection bought	32	(3)	-	-	32	(3)
Credit protection sold	3	(29)	-	-	3	(29)
Total credit default swaps	**35**	**(32)**	**-**	**-**	**35**	**(32)**
Commodity contracts	116	(402)	-	-	116	(402)
Equities	1	-	-	-	1	-
Total of gross derivatives	**100,510**	**(98,463)**	**6,685**	**(10,844)**	**107,195**	**(109,307)**
Impact of netting arrangements	(59,813)	59,806	(6,099)	9,933	(65,912)	69,739
Total of net derivatives	**40,697**	**(38,657)**	**586**	**(911)**	**41,283**	**(39,568)**
2021						
Interest rate contracts[1]						
Forward rate agreements	1	(1)	-	-	1	(1)
Swap agreements	30,491	(29,630)	3,530	(5,437)	34,021	(35,067)
Options	115	(121)	-	-	115	(121)
Total interest rate contracts	**30,607**	**(29,752)**	**3,530**	**(5,437)**	**34,137**	**(35,189)**
FX contracts						
Spot and forward contracts	5,896	(5,554)	38	(51)	5,934	(5,605)
Cross currency swap agreements	6,433	(6,912)	749	(175)	7,182	(7,087)
Options	198	(173)	-	-	198	(173)
Total FX contracts	**12,527**	**(12,639)**	**787**	**(226)**	**13,314**	**(12,865)**
Credit default swaps						
Credit protection bought	-	(15)	-	-	-	(15)
Credit protection sold	13	-	-	-	13	-
Total credit default swaps	**13**	**(15)**	**-**	**-**	**13**	**(15)**
Commodity contracts	227	(360)	-	-	227	(360)
Equities	2	-	-	-	2	-
Total of gross derivatives	**43,376**	**(42,766)**	**4,317**	**(5,663)**	**47,693**	**(48,429)**
Impact of netting arrangements	(25,010)	25,240	(3,330)	5,130	(28,340)	30,370
Total of net derivatives	**18,366**	**(17,526)**	**987**	**(533)**	**19,353**	**(18,059)**

1. The fair value of futures contracts is settled daily with the exchange, and therefore have been excluded from this table.

225

WESTPAC GROUP 2022 ANNUAL REPORT
STRATEGIC REVIEW
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FINANCIAL STATEMENTS
SHAREHOLDER INFORMATION

Notes to the financial statements

Note 21. Derivative financial instruments (continued)

Parent Entity $m	Trading Assets	Trading Liabilities	Hedging Assets	Hedging Liabilities	Total derivatives carrying value Assets	Total derivatives carrying value Liabilities
2022						
Interest rate contracts[1]						
Forward rate agreements	-	-	-	-	-	-
Swap agreements	63,939	(65,541)	5,025	(9,683)	68,964	(75,224)
Options	335	(379)	-	-	335	(379)
Total interest rate contracts	**64,274**	**(65,920)**	**5,025**	**(9,683)**	**69,299**	**(75,603)**
FX contracts						
Spot and forward contracts	18,621	(17,633)	15	(55)	18,636	(17,688)
Cross currency swap agreements	18,414	(14,921)	146	(177)	18,560	(15,098)
Options	392	(374)	-	-	392	(374)
Total FX contracts	**37,427**	**(32,928)**	**161**	**(232)**	**37,588**	**(33,160)**
Credit default swaps						
Credit protection bought	32	(3)	-	-	32	(3)
Credit protection sold	3	(29)	-	-	3	(29)
Total credit default swaps	**35**	**(32)**	**-**	**-**	**35**	**(32)**
Commodity contracts	116	(402)	-	-	116	(402)
Equities	1	-	-	-	1	-
Total of gross derivatives	**101,853**	**(99,282)**	**5,186**	**(9,915)**	**107,039**	**(109,197)**
Impact of netting arrangements	(60,925)	60,121	(4,987)	9,618	(65,912)	69,739
Total of net derivatives	**40,928**	**(39,161)**	**199**	**(297)**	**41,127**	**(39,458)**
2021						
Interest rate contracts[1]						
Forward rate agreements	1	(1)	-	-	1	(1)
Swap agreements	30,779	(29,764)	3,228	(5,261)	34,007	(35,025)
Options	115	(121)	-	-	115	(121)
Total interest rate contracts	**30,895**	**(29,886)**	**3,228**	**(5,261)**	**34,123**	**(35,147)**
FX contracts						
Spot and forward contracts	5,929	(5,603)	5	(2)	5,934	(5,605)
Cross currency swap agreements	6,452	(6,925)	519	(34)	6,971	(6,959)
Options	198	(173)	-	-	198	(173)
Total FX contracts	**12,579**	**(12,701)**	**524**	**(36)**	**13,103**	**(12,737)**
Credit default swaps						
Credit protection bought	-	(15)	-	-	-	(15)
Credit protection sold	13	-	-	-	13	-
Total credit default swaps	**13**	**(15)**	**-**	**-**	**13**	**(15)**
Commodity contracts	227	(360)	-	-	227	(360)
Equities	1	-	-	-	1	-
Total of gross derivatives	**43,715**	**(42,962)**	**3,752**	**(5,297)**	**47,467**	**(48,259)**
Impact of netting arrangements	(25,299)	25,365	(3,041)	5,005	(28,340)	30,370
Total of net derivatives	**18,416**	**(17,597)**	**711**	**(292)**	**19,127**	**(17,889)**

1. The fair value of futures contracts is settled daily with the exchange, and therefore have been excluded from this table.

226 WESTPAC GROUP 2022 ANNUAL REPORT Notes to the financial statements Note 21. Derivative financial instruments (continued) Hedge accounting The Group designates derivatives into hedge accounting relationships in order to manage the volatility in earnings and capital that would otherwise arise from interest rate and FX risks that may result from differences in the accounting treatment of derivatives and underlying exposures. These hedge accounting relationships and the risks they are used to hedge are described below. The Group enters into one-to-one hedge relationships to manage specific exposures where the terms of the hedged item significantly match the terms of the hedging instrument. The Group also uses dynamic hedge accounting where the hedged items are part of a portfolio of assets and/or liabilities that frequently change. In this hedging strategy, the exposure being hedged and the hedging instruments may change frequently rather than there being a one-to-one hedge accounting relationship for a specific exposure. Fair value hedges Interest rate risk The Group hedges its interest rate risk to reduce exposure to changes in fair value due to interest rate fluctuations over the hedging period. Interest rate risk arising from fixed rate debt issuances and fixed rate bonds classified as investment securities at FVOCI is hedged with single currency fixed to floating interest rate derivatives. The Group also hedges its benchmark interest rate risk from fixed rate foreign currency denominated debt issuances using cross currency swaps. In applying fair value hedge accounting, the Group primarily uses one-to-one hedge accounting to manage specific exposures. The Group also uses a dynamic hedge accounting strategy for fair value portfolio hedge accounting of some fixed rate mortgages to reduce exposure to changes in fair value due to interest rate fluctuations over the hedging period. These fixed rate mortgages are allocated to time buckets based on their expected repricing dates and the fixed-to-floating interest rate derivatives are designated accordingly to the capacity in the relevant time buckets. The Group hedges the benchmark interest rate which generally represents the most significant component of the changes in fair value. The benchmark interest rate is a component of interest rate risk that is observable in the relevant financial markets, for example, BBSW for AUD interest rates, LIBOR for USD interest rates and BKBM for NZD interest rates. Ineffectiveness may arise from timing or discounting differences on repricing between the hedged item and the derivative. For the portfolio hedge accounting ineffectiveness also arises from prepayment risk (i.e. the difference between actual and expected prepayment of loans). In order to manage the ineffectiveness from early repayments and accommodate new originations the portfolio hedges are de-designated and redesignated periodically. Cash flow hedges Interest rate risk The Group’s exposure to the volatility of interest cash flows from customer deposits and loans is hedged with interest rate derivatives using a dynamic hedge accounting strategy called macro cash flow hedges. Customer deposits and loans are allocated to time buckets based on their expected repricing dates. The interest rate derivatives are designated accordingly to the gross asset or gross liability positions for the relevant time buckets. The Group hedges the benchmark interest rate which generally represents the most significant component of the changes in fair value. The benchmark interest rate is a component of interest rate risk that is observable in the relevant financial markets, for example, BBSW for AUD interest rates, LIBOR for USD interest rates and BKBM for NZD interest rates. Ineffectiveness may arise from timing or discounting differences on repricing between the hedged item and the interest rate derivative. Ineffectiveness also arises if the notional values of the interest rate derivatives exceed the capacity for the relevant time buckets. The hedge accounting relationship is reviewed on a monthly basis and the hedging relationships are de-designated and redesignated if necessary. FX risk The Group’s exposure to foreign currency principal and credit margin cash flows from fixed rate foreign currency debt issuances is hedged through the use of cross currency derivatives in a one-to-one hedging relationship to manage the changes between the foreign currency and AUD. In addition, for floating rate foreign currency debt issuances, the Group hedges from foreign floating to primarily AUD or NZD floating interest rates. These exposures represent the most significant components of fair value. Ineffectiveness may arise from timing or discounting differences on repricing between the hedged item and the cross currency derivative.

227

Notes to the financial statements

Note 21. Derivative financial instruments (continued)

Net investment hedges

FX risk

Structural FX risk results from Westpac's capital deployed in offshore branches and subsidiaries, where it is denominated in currencies other than Australian dollars. As exchange rates move, the Australian dollar equivalent of offshore capital is subject to change that could introduce significant variability to the Group's reported financial results and capital ratios.

The Group uses FX forward contracts when hedging the currency translation risk arising from net investments in foreign operations. The Group currently applies hedge accounting, predominantly to its net investment in New Zealand operations which is the most material offshore operation and therefore the hedged risk is the movement of the NZD against the AUD. Ineffectiveness only arises if the notional values of the FX forward contracts exceed the net investment.

Economic hedges

As part of the Group's ALM activities, economic hedges may be entered into to hedge New Zealand future earnings and long-term funding transactions. These hedges do not qualify for hedge accounting and the impact on the income statement of these hedges is treated as a cash earnings adjustment. This is due to the accounting mismatch between the fair value accounting of the derivatives used in the economic hedges when compared to the recognition of the New Zealand future earnings as they are earned and the amortised cost accounting of the borrowing respectively. Refer to Note 2 for further details.

Interest Rate Benchmark Reform

The Group's hedging relationships include hedged items and hedging instruments that are impacted by IBOR reform. Refer to Note 22 for further details of the Group's exposure to IBOR reform.

Hedging instruments

The following tables show the carrying value of hedging instruments and a maturity analysis of the notional amounts of the hedging instruments in one-to-one hedge relationships categorised by the types of hedge relationships and the hedged risk.

Consolidated $m	Hedging instrument	Hedged risk	Notional amounts Within 1 year	Over 1 year to 5 years	Over 5 years	Total	Carrying value Assets	Liabilities
2022								
One-to-one hedge relationships								
Fair value hedges	Interest rate swap	Interest rate risk	11,263	73,774	39,836	124,873	2,504	(8,073)
	Cross currency swap	Interest rate risk	1,100	9,775	2,442	13,317	(189)	(867)
Cash flow hedges	Cross currency swap	FX risk	1,100	9,775	2,442	13,317	675	80
Net investment hedges	Forward contracts	FX risk	2,803	-	-	2,803	28	(55)
Total one-to-one hedge relationships			**16,266**	**93,324**	**44,720**	**154,310**	**3,018**	**(8,915)**
Macro hedge relationships								
Portfolio fair value hedges	Interest rate swap	Interest rate risk	n/a	n/a	n/a	22,328	417	(12)
Macro cash flow hedges	Interest rate swap	Interest rate risk	n/a	n/a	n/a	213,756	3,250	(1,917)
Total macro hedge relationships			**n/a**	**n/a**	**n/a**	**236,084**	**3,667**	**(1,929)**
Total of gross hedging derivatives			**n/a**	**n/a**	**n/a**	**390,394**	**6,685**	**(10,844)**
Impact of netting arrangements			n/a	n/a	n/a	n/a	(6,099)	9,933
Total of net hedging derivatives			**n/a**	**n/a**	**n/a**	**n/a**	**586**	**(911)**

WESTPAC GROUP 2022 ANNUAL REPORT
STRATEGIC REVIEW
GROUP PERFORMANCE
FINANCIAL STATEMENTS
SHAREHOLDER INFORMATION

228 WESTPAC GROUP 2022 ANNUAL REPORT

Notes to the financial statements

Note 21. Derivative financial instruments (continued)

Consolidated $m		Hedging instrument	Hedged risk	Notional amounts Within 1 year	Over 1 year to 5 years	Over 5 years	Total	Carrying value Assets	Liabilities
2021									
One-to-one hedge relationships									
	Fair value hedges	Interest rate swap	Interest rate risk	11,674	59,022	54,250	124,946	2,402	(4,889)
		Cross currency swap	Interest rate risk	4,717	5,251	3,604	13,572	227	-
	Cash flow hedges	Cross currency swap	FX risk	5,905	5,251	3,604	14,760	522	(175)
	Net investment hedges	Forward contracts	FX risk	6,574	-	-	6,574	38	(51)
Total one-to-one hedge relationships				**28,870**	**69,524**	**61,458**	**159,852**	**3,189**	**(5,115)**
Macro hedge relationships									
	Portfolio fair value hedges	Interest rate swap	Interest rate risk	n/a	n/a	n/a	28,258	60	(24)
	Macro cash flow hedges	Interest rate swap	Interest rate risk	n/a	n/a	n/a	201,339	1,068	(524)
Total macro hedge relationships				**n/a**	**n/a**	**n/a**	**229,597**	**1,128**	**(548)**
Total of gross hedging derivatives				**n/a**	**n/a**	**n/a**	**389,449**	**4,317**	**(5,663)**
Impact of netting arrangements				n/a	n/a	n/a	n/a	(3,330)	5,130
Total of net hedging derivatives				**n/a**	**n/a**	**n/a**	**n/a**	**987**	**(533)**

Parent Entity $m		Hedging instrument	Hedged risk	Notional amounts Within 1 year	Over 1 year to 5 years	Over 5 years	Total	Carrying value Assets	Liabilities
2022									
One-to-one hedge relationships									
	Fair value hedges	Interest rate swap	Interest rate risk	10,957	72,890	39,836	123,683	2,470	(8,070)
		Cross currency swap	Interest rate risk	863	1,064	759	2,686	(16)	(94)
	Cash flow hedges	Cross currency swap	FX risk	863	1,064	759	2,686	162	(83)
	Net investment hedges	Forward contracts	FX risk	1,792	-	-	1,792	15	(55)
Total one-to-one hedge relationships				**14,475**	**75,018**	**41,354**	**130,847**	**2,631**	**(8,302)**
Macro hedge relationships									
	Portfolio fair value hedges	Interest rate swap	Interest rate risk	n/a	n/a	n/a	2,632	119	(1)
	Macro cash flow hedges	Interest rate swap	Interest rate risk	n/a	n/a	n/a	192,136	2,436	(1,612)
Total macro hedge relationships				**n/a**	**n/a**	**n/a**	**194,768**	**2,555**	**(1,613)**
Total of gross hedging derivatives				**n/a**	**n/a**	**n/a**	**325,615**	**5,186**	**(9,915)**
Impact of netting arrangements				n/a	n/a	n/a	n/a	(4,987)	9,618
Total of net hedging derivatives				**n/a**	**n/a**	**n/a**	**n/a**	**199**	**(297)**
2021									
One-to-one hedge relationships									
	Fair value hedges	Interest rate swap	Interest rate risk	11,283	57,732	54,250	123,265	2,400	(4,837)
		Cross currency swap	Interest rate risk	3,108	1,682	707	5,497	165	-
	Cash flow hedges	Cross currency swap	FX risk	3,108	1,682	707	5,497	354	(34)
	Net investment hedges	Forward contracts	FX risk	1,263	-	-	1,263	5	(2)
Total one-to-one hedge relationships				**18,762**	**61,096**	**55,664**	**135,522**	**2,924**	**(4,873)**
Macro hedge relationships									
	Portfolio fair value hedges	Interest rate swap	Interest rate risk	n/a	n/a	n/a	2,872	7	(1)
	Macro cash flow hedges	Interest rate swap	Interest rate risk	n/a	n/a	n/a	180,533	821	(423)
Total macro hedge relationships				**n/a**	**n/a**	**n/a**	**183,405**	**828**	**(424)**
Total of gross hedging derivatives				**n/a**	**n/a**	**n/a**	**318,927**	**3,752**	**(5,297)**
Impact of netting arrangements				n/a	n/a	n/a	n/a	(3,041)	5,005
Total of net hedging derivatives				**n/a**	**n/a**	**n/a**	**n/a**	**711**	**(292)**

229

WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

Notes to the financial statements

Note 21. Derivative financial instruments (continued)

The following tables show the weighted average FX rate related to significant hedging instruments in one-to-one hedge relationships.

	Hedging instrument	Hedged risk	Currency pair	Weighted average rate 2022	2021
Consolidated					
Cash flow hedges	Cross currency swap	FX risk	EUR:AUD	not material	0.6823
			EUR:NZD	0.5965	0.6086
			USD:NZD	0.6949	not material
Net investment hedges	Forward contracts	FX risk	NZD:AUD	1.1200	1.0505
			USD:AUD	0.6926	n/a
Parent Entity					
Cash flow hedges	Cross currency swap	FX risk	EUR:AUD	0.6650	0.6823
			JPY:AUD	79.6448	79.6302
			CHF:AUD	0.7350	0.7679
			CNH:AUD	4.8253	4.9359
			HKD:AUD	5.5373	not material
Net investment hedges	Forward contracts	FX risk	NZD:AUD	1.1171	1.0460
			USD:AUD	0.6926	n/a

Impact of hedge accounting in the balance sheets and reserves

The following tables show the carrying amount of hedged items in a fair value hedge relationship and the component of the carrying amount related to accumulated fair value hedge accounting adjustments (FVHA).

	2022		2021	
$m	Carrying amount of hedged item	FVHA included in carrying amount	Carrying amount of hedged item	FVHA included in carrying amount
Consolidated				
Interest rate risk				
Investment securities	39,355	(4,469)	60,657	117
Loans	21,798	(532)	28,340	(59)
Debt issues and loan capital	(88,112)	8,832	(84,776)	(1,983)
Parent Entity				
Interest rate risk				
Investment securities	38,188	(4,419)	59,008	101
Loans	2,441	(192)	3,009	(5)
Debt issues and loan capital	(78,448)	7,907	(76,634)	(1,931)

There were losses of $3 million (2021: nil) FVHA included in the above carrying amounts relating to hedged items that have ceased to be adjusted for hedging gains and losses.

The pre-tax impact of cash flow and net investment hedges on reserves is detailed below:

	2022			2021		
$m	Interest rate risk	FX risk	Total	Interest rate risk	FX risk	Total
Consolidated						
Cash flow hedge reserve						
Balance as at beginning of year	**394**	**(118)**	**276**	**73**	**(132)**	**(59)**
Net gains/(losses) from changes in fair value	1,224	80	1,304	352	(56)	296
Transferred to interest income	(471)	37	(434)	(31)	70	39
Balance as at end of year	**1,147**	**(1)**	**1,146**	**394**	**(118)**	**276**
Parent Entity						
Cash flow hedge reserve						
Balance as at beginning of year	**243**	**(49)**	**194**	**83**	**(53)**	**30**
Net gains/(losses) from changes in fair value	846	35	881	201	(24)	177
Transferred to interest income	(460)	15	(445)	(41)	28	(13)
Balance as at end of year	**629**	**1**	**630**	**243**	**(49)**	**194**

230 WESTPAC GROUP 2022 ANNUAL REPORT

Notes to the financial statements

Note 21. Derivative financial instruments (continued)

There were losses of $18 million (2021: $176 million) remaining in the cash flow hedge reserve relating to hedge relationships for which hedge accounting is no longer applied for the Group and Parent Entity.

As disclosed in Note 27, the net gains from changes in the fair value of net investment hedges were $236 million (2021: net loss $198 million) for the Group and $15 million (2021: net loss $41 million) for the Parent Entity. Included in the foreign currency translation reserve is a loss of $146 million (2021: $210 million) for the Group and $149 million (2021: $214 million) for the Parent Entity relating to discontinued hedges of our net investment in USD operations. This would only be transferred to the income statement on disposal of the related USD operations.

Hedge effectiveness

Hedge effectiveness is tested prospectively at inception and during the lifetime of hedge relationships. For one-to-one hedge relationships this testing uses a qualitative assessment of matched terms where the critical terms of the derivatives used as the hedging instrument match the terms of the hedged item. In addition, a quantitative effectiveness test is performed for all hedges which could include regression analysis, dollar offset and/or sensitivity analysis.

Retrospective testing is also performed to determine whether the hedge relationship remains highly effective so that hedge accounting can continue to be applied and also to determine any ineffectiveness. These tests are performed using regression analysis and the dollar offset method.

The following tables provide information regarding the determination of hedge effectiveness:

Consolidated $m	Hedging instrument	Hedged risk	Change in fair value of hedging instrument used for calculating ineffectiveness	Change in value of the hedged item used for calculating ineffectiveness	Hedge ineffectiveness recognised in interest income	Hedge ineffectiveness recognised in non-interest income
Consolidated						
2022						
Fair value hedges	Interest rate swap	Interest rate risk	(4,540)	4,548	8	n/a
	Cross currency swap	Interest rate risk	(1,210)	1,208	(2)	n/a
Cash flow hedges	Interest rate swap	Interest rate risk	670	(753)	(83)	n/a
	Cross currency swap	FX risk	117	(117)	-	n/a
Net investment hedges	Forward contracts	FX risk	236	(236)	n/a	-
Total			**(4,727)**	**4,650**	**(77)**	**-**
2021						
Fair value hedges	Interest rate swap	Interest rate risk	957	(959)	(2)	n/a
	Cross currency swap	Interest rate risk	(171)	168	(3)	n/a
Cash flow hedges	Interest rate swap	Interest rate risk	280	(321)	(41)	n/a
	Cross currency swap	FX risk	14	(14)	-	n/a
Net investment hedges	Forward contracts	FX risk	(199)	198	n/a	(1)
Total			**881**	**(928)**	**(46)**	**(1)**
Parent Entity						
2022						
Fair value hedges	Interest rate swap	Interest rate risk	(4,886)	4,901	15	n/a
	Cross currency swap	Interest rate risk	(233)	230	(3)	n/a
Cash flow hedges	Interest rate swap	Interest rate risk	294	(386)	(92)	n/a
	Cross currency swap	FX risk	50	(50)	-	n/a
Net investment hedges	Forward contracts	FX risk	15	(15)	n/a	-
Total			**(4,760)**	**4,680**	**(80)**	**-**
2021						
Fair value hedges	Interest rate swap	Interest rate risk	683	(683)	-	n/a
	Cross currency swap	Interest rate risk	(107)	105	(2)	n/a
Cash flow hedges	Interest rate swap	Interest rate risk	120	(160)	(40)	n/a
	Cross currency swap	FX risk	4	(4)	-	n/a
Net investment hedges	Forward contracts	FX risk	(41)	41	n/a	-
Total			**659**	**(701)**	**(42)**	**-**

231 Notes to the financial statements Note 22. Risk management, funding and liquidity risk and market risk Financial instruments are fundamental to the Group’s business of providing banking and financial services. The associated financial risks (including credit risk, funding and liquidity risk and market risk) are a significant proportion of the total risks faced by the Group. This note details the financial risk management policies, practices and quantitative information of the Group’s principal financial risk exposures. Note Index Note name number Overview Risk management frameworks 22.1 Credit risk Refer to Note 12 Credit risk management 12 Funding and liquidity risk The risk that Westpac cannot meet its payment obligations or that it does not have the appropriate amount, tenor and composition of funding and liquidity to support its assets. Liquidity modelling Sources of funding Assets pledged as collateral Contractual maturity of financial liabilities Expected maturity 22.2.1 22.2.2 22.2.3 22.2.4 22.2.5 Value-at-Risk (VaR) Traded market risk Non-traded market risk 22.3.1 22.3.2 22.3.3 Market risk The risk of an adverse impact on earnings resulting from changes in market factors, such as foreign exchange rates, interest rates, commodity prices or equity price. IBOR reform Interest rate benchmark reform 22.4 22.1 Risk management frameworks The Board is responsible for approving the Westpac Group Risk Management Framework, Westpac Group Risk Management Strategy and Westpac Board Risk Appetite Statement and for monitoring the effectiveness of risk management by the Westpac Group. The Board has delegated to the Board Risk Committee (BRiskC) responsibility to: • review and recommend the Westpac Group Risk Management Framework, Westpac Group Risk Management Strategy and Westpac Board Risk Appetite Statement to the Board for approval; review and monitor the risk profile and controls of the Group consistent with Westpac Group’s Risk Appetite Statement; approve frameworks, policies and processes for managing risk (consistent with the Westpac Group Risk Management Framework and Westpac Board Risk Appetite Statement); and review and, where appropriate, approve risks beyond the approval discretion provided to management. • • • WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

232 WESTPAC GROUP 2022 ANNUAL REPORT Notes to the financial statements Note 22 Risk management, funding and liquidity risk and market risk (continued) For each of its primary financial risks, the Group maintains risk management frameworks and a number of supporting policies that define roles and responsibilities, acceptable practices, limits and key controls: Risk Risk management framework and controls Funding and liquidity risk • Funding and liquidity risk is measured and managed in accordance with the policies and processes defined in the Board-approved Liquidity Risk Management Framework which is part of the Westpac Board-approved Risk Management Strategy. Responsibility for managing Westpac’s liquidity and funding positions in accordance with the Liquidity Risk Management Framework is delegated to Treasury, under the oversight of Group ALCO and Treasury Risk. Westpac’s Liquidity Risk Management Framework sets out Westpac’s funding and liquidity risk appetite, roles and responsibilities of key people managing funding and liquidity risk within Westpac, risk reporting and control processes and limits and targets used to manage Westpac’s balance sheet. Treasury undertakes an annual funding review that outlines Westpac’s balance sheet funding strategy over a three year period. This review encompasses trends in global markets, peer analysis, wholesale funding capacity, expected funding requirements and a funding risk analysis. This strategy is continuously reviewed to take account of changing market conditions, investor sentiment and estimations of asset and liability growth rates. Westpac monitors the composition and stability of its funding so that it remains within Westpac’s funding risk appetite. This includes compliance with both the Liquidity Coverage Ratio (LCR) and Net Stable Funding Ratio (NSFR). Westpac holds a portfolio of liquid assets for several purposes, including as a buffer against unforeseen funding requirements. The level of liquid assets held takes into account the liquidity requirements of Westpac’s balance sheet under normal and stress conditions. Treasury maintains a contingent funding plan that outlines the steps that should be taken by Westpac in the event of an emerging ‘funding crisis’. The plan is aligned with Westpac’s broader Liquidity Crisis Management Policy which is approved annually by the Board. Daily liquidity risk reports are reviewed by the Group’s Treasury and Treasury Risk teams. Liquidity reports are presented to Group ALCO monthly and to the Board quarterly. • • • • • • • Market risk • The Market Risk Framework describes the Group’s approach to managing traded and non-traded market risk. Traded market risk includes interest rate, FX, commodity, equity price, credit spread and volatility risks. Non-traded market risk includes interest rate and credit spread risks. Market risk is managed using VaR and Stressed VaR (SVaR) limits, Net interest income at risk (NaR) and structural risk limits (including credit spread and interest rate basis point value limits) as well as scenario analysis and stress testing. The BRiskC approves the risk appetite for traded and non-traded risks through the use of VaR, SVaR , NaR and specific structural risk limits. This includes separate VaR sub-limits for the trading activities of Financial Markets and Treasury and for non-traded ALM activities. Market risk limits are assigned to business management based upon the Bank’s risk appetite and business strategies in addition to the consideration of market liquidity and concentration. Market risk positions are managed by the trading desks and ALM unit consistent with their delegated authorities and the nature and scale of the market risks involved. Daily monitoring of current exposure and limit utilisation is conducted independently by the Market Risk and Treasury Risk units, which monitor market risk exposures against VaR and structural risk limits. Daily VaR position reports are produced by risk type, by product lines and by geographic region. Quarterly reports are produced for the Westpac Group Market Risk Committee (MARCO), RISKCO and the BRiskC. Daily stress testing and backtesting of VaR results are performed to support model integrity and to analyse extreme or unexpected movements, and the Head of Market and Treasury risk has ratified an approved stress escalation framework. The BRiskC has approved a framework for profit or loss escalation which considers both single day and 20 day cumulative results. Treasury’s ALM unit is responsible for managing the non-traded interest rate risk including risk mitigation through hedging using derivatives. This is overseen by the Treasury Risk unit and reviewed by Banking Book Risk Committee (BBRC), MARCO, RISKCO and BRiskC. The Group Asset and Liability Committee (ALCO) provides additional oversight of market risk and alignment with Group strategy in reviewing NaR governance and the durations of capital and non-rate sensitive deposit hedges. • • • • • • • • •

233

WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

Notes to the financial statements

Note 22 Risk management, funding and liquidity risk and market risk (continued)

22.2 Funding and liquidity risk

22.2.1 Liquidity modelling

In managing liquidity for Westpac, Treasury utilises balance sheet forecasts and the maturity profile of Westpac's wholesale funding portfolio to project liquidity outcomes. Local liquidity limits are also used by Westpac in applicable jurisdictions to ensure liquidity is managed efficiently and prudently.

In addition, Westpac conducts regular stress testing to assess its ability to meet cash flow obligations under a range of market conditions and scenarios. These scenarios inform liquidity limits and strategic planning.

22.2.2 Sources of funding

Sources of funding are regularly reviewed to maintain a wide diversification by currency, geography, product and term. Sources include, but are not limited to:

- deposits;
- debt issues;
- proceeds from sale of marketable securities;
- repurchase agreements with central banks;
- principal repayments on loans;
- interest income; and
- fee income.

Liquid assets

Treasury holds a portfolio of high-quality liquid assets as a buffer against unforeseen funding requirements. These assets are held in cash, or are otherwise eligible for repurchase agreements with the Reserve Bank of Australia or another central bank and include Government, State Government and highly rated investment grade securities. The level of liquid asset holdings is reviewed frequently and is consistent with both the requirements of the balance sheet and market conditions.

A summary of the Group's liquid asset holdings is as follows:

	Consolidated				Parent Entity			
	2022		2021		2022		2021	
$m	Actual	Average	Actual	Average	Actual	Average	Actual	Average
Cash	104,954	102,520	70,381	42,862	94,992	92,273	61,881	36,134
Trading securities and financial assets measured at FVIS	12,806	13,867	6,940	10,436	10,941	11,859	5,332	8,703
Investment securities	76,075	76,006	83,032	90,248	70,019	70,308	77,673	84,765
Other financial assets	223	121	590	282	218	74	75	196
Assets held for sale	-	10	-	-	-	-	-	-
Total on-balance sheet liquid assets	**194,058**	**192,524**	**160,943**	**143,828**	**176,170**	**174,514**	**144,961**	**129,798**
Loans[1]	63,712	63,287	66,610	65,558	58,399	57,195	58,476	56,275
Available liquid assets	**257,770**	**255,811**	**227,553**	**209,386**	**234,569**	**231,709**	**203,437**	**186,073**

Group's funding composition

The Group monitors the composition and stability of its funding so that it remains within the Group's funding risk appetite. This includes compliance with both the LCR and NSFR.

%	2022	2021
Customer deposits	65.1	65.0
Wholesale term funding with residual maturity greater than 12 months	14.5	15.6
Wholesale funding with a residual maturity less than 12 months	12.5	10.8
Securitisation	0.5	0.6
Equity	7.4	8.0
Group's total funding	**100.0**	**100.0**

1. Loans are self-originated AAA rated mortgage backed securities which are eligible for repurchase with the RBA and Reserve Bank of New Zealand under certain circumstances.

234 WESTPAC GROUP 2022 ANNUAL REPORT

Notes to the financial statements

Note 22 Risk management, funding and liquidity risk and market risk (continued)

Movements in the Group's funding composition in 2022 included:

- Customer deposits accounted for 65.1% of the Group's total funding (including equity) at 30 September 2022. Over the year, customer deposits increased by $32.5 billion and fully funded the bank's new lending growth. As a result, the Group's customer deposit to loan ratio increased to 82.9% from 81.6% at 30 September 2021;
- Long-term funding with a residual maturity greater than 12 months accounted for 14.5% of the Group's total funding at 30 September 2022. Funding from securitisation accounted for a further 0.5% of total funding. The Group raised $43.4 billion of long-term wholesale funding over the year, including $4 billion of pre-funding for the 2023 Financial Year. The Group benefited from the diversity of its wholesale funding franchise, with new issuance comprising approximately half senior unsecured bonds, a quarter covered bonds and the remainder across Tier 2 capital securities, Additional Tier 1 capital securities and securitisation. The Group issued across a range of tenors and currencies, including USD, AUD, EUR, GBP, NZD, SGD, JPY and others. The Group also drew down on the RBNZ's Funding for Lending Programme through its New Zealand subsidiary.
- Wholesale funding with a residual maturity less than 12 months accounted for 12.5% of the Group's total funding at 30 September 2022. This portfolio, including long-term to short-term scroll, had a weighted average maturity of 104 days;
- Funding from equity decreased by $1.6 billion over the year and made up 7.4% of total funding at 30 September 2022.

Borrowings and outstanding issuances from existing debt programs at 30 September 2022 can be found in Notes 13, 14, 15 and 20.

Funding for Lending Programme (FLP)

On 11 November 2020, Reserve Bank of New Zealand (RBNZ) announced a stimulus through FLP commencing in December 2020. The FLP provides funding to New Zealand banks at the prevailing OCR for a term of three years which must be secured by high quality collateral. The size of the funding available under the FLP includes an initial allocation of 4% of each bank's eligible loans. A conditional additional allocation of up to 2% of eligible loans is also available, subject to growth in eligible loans, for a total size of up to 6% of eligible loans, which equates to $4.6 billion for Westpac New Zealand Limited. The Group has drawn down $3.6 billion in total to 30 September 2022.

The programme started on 7 December 2020 and ran until 6 June 2022 for the initial allocations, and will run until 6 December 2022 for the additional allocations.

Credit ratings

As at 30 September 2022 the Parent Entity's credit ratings were:

2022	Short-term	Long-term	Outlook
Fitch Ratings	F1	A+	Stable
Moody's Investors Service	P-1	Aa3	Stable
S&P Global Ratings	A-1+	AA-	Stable

235

Notes to the financial statements

Note 22 Risk management, funding and liquidity risk and market risk (continued)

22.2.3 Assets pledged as collateral

The Group and Parent Entity are required to provide collateral (predominantly to other financial institutions), as part of standard terms, to secure liabilities. In addition to assets supporting securitisation and covered bond programs disclosed in Note 16, the carrying value of these financial assets pledged as collateral is:

	Consolidated		Parent Entity	
$m	2022	2021	2022	2021
Cash	6,215	4,229	6,178	4,052
Cash deposit on stock borrowed	1	3	1	3
Securities (including certificates of deposit)	2,572	1,800	2,572	1,800
Securities pledged under repurchase agreements	57,902	52,213	53,480	49,262
Total amount pledged to secure liabilities	**66,690**	**58,245**	**62,231**	**55,117**

22.2.4 Contractual maturity of financial liabilities

The following tables present cash flows associated with financial liabilities, payable at the balance sheet date, by remaining contractual maturity. The amounts disclosed in the table are the future contractual undiscounted cash flows, whereas the Group manages inherent liquidity risk based on expected cash flows.

Cash flows associated with financial liabilities include both principal payments as well as fixed or variable interest payments incorporated into the relevant coupon period. Principal payments reflect the earliest contractual maturity date. Derivative liabilities designated for hedging purposes are expected to be held for their remaining contractual lives, and reflect gross cash flows over the remaining contractual term.

Derivatives held for trading and certain liabilities classified in "Other financial liabilities" which are measured at FVIS are not managed for liquidity purposes on the basis of their contractual maturity, and accordingly these liabilities are presented in the up to 1 month column. Only the liabilities that the Group manages based on their contractual maturity are presented on a contractual undiscounted basis in the following tables.

WESTPAC GROUP 2022 ANNUAL REPORT
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SHAREHOLDER INFORMATION

236 WESTPAC GROUP 2022 ANNUAL REPORT

Notes to the financial statements

Note 22 Risk management, funding and liquidity risk and market risk (continued)

Consolidated $m	Up to 1 month	Over 1 month to 3 months	Over 3 months to 1 year	Over 1 year to 5 years	Over 5 years	Total
2022						
Financial liabilities						
Collateral received	6,377	1	-	-	-	6,378
Deposits and other borrowings	488,854	71,531	95,092	6,772	55	662,304
Other financial liabilities	15,330	5,443	18,698	15,726	-	55,197
Derivative financial instruments:						
Held for trading	38,657	-	-	-	-	38,657
Held for hedging purposes (net settled)	(27)	22	8	16	32	51
Held for hedging purposes (gross settled):						
Cash outflow	912	60	367	7,885	2,449	11,673
Cash inflow	(823)	(12)	(48)	(6,785)	(2,293)	(9,961)
Debt issues	7,390	9,007	37,599	86,499	23,085	163,580
Liabilities held for sale	31	-	-	-	-	31
Total financial liabilities excluding loan capital	**556,701**	**86,052**	**151,716**	**110,113**	**23,328**	**927,910**
Loan capital	12	191	705	7,789	36,382	45,079
Total undiscounted financial liabilities	**556,713**	**86,243**	**152,421**	**117,902**	**59,710**	**972,989**
Total contingent liabilities and commitments						
Letters of credit and guarantees	11,868	-	-	-	-	11,868
Commitments to extend credit	188,183	-	-	-	-	188,183
Other	48	-	-	-	-	48
Total undiscounted contingent liabilities and commitments	**200,099**	**-**	**-**	**-**	**-**	**200,099**
2021						
Financial liabilities						
Collateral received	2,368	-	-	-	-	2,368
Deposits and other borrowings	482,084	58,731	80,350	6,369	67	627,601
Other financial liabilities	14,621	1,243	1,803	31,870	-	49,537
Derivative financial instruments:						
Held for trading	17,526	-	-	-	-	17,526
Held for hedging purposes (net settled)	24	23	119	128	14	308
Held for hedging purposes (gross settled):						
Cash outflow	2,933	88	1,361	2,572	2,669	9,623
Cash inflow	(2,874)	(76)	(1,201)	(2,148)	(2,577)	(8,876)
Debt issues	2,370	3,661	38,821	65,465	25,828	136,145
Liabilities held for sale	28	-	-	-	-	28
Total financial liabilities excluding loan capital	**519,080**	**63,670**	**121,253**	**104,256**	**26,001**	**834,260**
Loan capital	6	105	1,034	6,517	30,623	38,285
Total undiscounted financial liabilities	**519,086**	**63,775**	**122,287**	**110,773**	**56,624**	**872,545**
Total contingent liabilities and commitments						
Letters of credit and guarantees	11,323	-	-	-	-	11,323
Commitments to extend credit	188,768	-	-	-	-	188,768
Total undiscounted contingent liabilities and commitments	**200,091**	**-**	**-**	**-**	**-**	**200,091**

237

WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

Notes to the financial statements

Note 22 Risk management, funding and liquidity risk and market risk (continued)

Parent Entity $m	Up to 1 month	Over 1 month to 3 months	Over 3 months to 1 year	Over 1 year to 5 years	Over 5 years	Total
2022						
Financial liabilities						
Collateral received	6,305	1	-	-	-	6,306
Deposits and other borrowings	443,462	61,097	79,411	5,313	55	589,338
Other financial liabilities	15,080	5,443	18,613	11,943	-	51,079
Derivative financial instruments:						
Held for trading	39,161	-	-	-	-	39,161
Held for hedging purposes (net settled)	(18)	9	8	18	31	48
Held for hedging purposes (gross settled):						
Cash outflow	883	7	51	838	792	2,571
Cash inflow	(823)	(2)	(17)	(599)	(684)	(2,125)
Debt issues	6,655	6,431	33,390	71,850	20,813	139,139
Due to subsidiaries	20,139	548	2,301	8,877	40,801	72,666
Liabilities held for sale	-	-	-	-	-	-
Total financial liabilities excluding loan capital	**530,844**	**73,534**	**133,757**	**98,240**	**61,808**	**898,183**
Loan capital	12	183	680	7,130	36,382	44,387
Total undiscounted financial liabilities	**530,856**	**73,717**	**134,437**	**105,370**	**98,190**	**942,570**
Total contingent liabilities and commitments						
Letters of credit and guarantees	11,324	-	-	-	-	11,324
Commitments to extend credit	165,260	-	-	-	-	165,260
Other	48	-	-	-	-	48
Total undiscounted contingent liabilities and commitments	**176,632**	**-**	**-**	**-**	**-**	**176,632**
2021						
Financial liabilities						
Collateral received	2,189	-	-	-	-	2,189
Deposits and other borrowings	430,949	48,187	66,438	4,966	67	550,607
Other financial liabilities	13,689	1,243	1,712	29,961	-	46,605
Derivative financial instruments:						
Held for trading	17,597	-	-	-	-	17,597
Held for hedging purposes (net settled)	17	17	106	104	14	258
Held for hedging purposes (gross settled):						
Cash outflow	105	67	11	577	-	760
Cash inflow	(103)	(65)	(3)	(520)	-	(691)
Debt issues	1,543	2,593	32,270	55,824	22,900	115,130
Due to subsidiaries[1]	22,974	538	1,798	5,585	24,553	55,448
Liabilities held for sale	3	-	-	-	-	3
Total financial liabilities excluding loan capital[1]	**488,963**	**52,580**	**102,332**	**96,497**	**47,534**	**787,906**
Loan capital	6	105	1,034	6,517	30,623	38,285
Total undiscounted financial liabilities[1]	**488,969**	**52,685**	**103,366**	**103,014**	**78,157**	**826,191**
Total contingent liabilities and commitments						
Letters of credit and guarantees	10,796	-	-	-	-	10,796
Commitments to extend credit	163,685	-	-	-	-	163,685
Total undiscounted contingent liabilities and commitments	**174,481**	**-**	**-**	**-**	**-**	**174,481**

1. Comparative has been restated due to a change in accounting policy. Refer to Note 1(a)(iii) for further details.

238 WESTPAC GROUP 2022 ANNUAL REPORT

Notes to the financial statements

Note 22 Risk management, funding and liquidity risk and market risk (continued)

22.2.5 Expected maturity

The following tables present the balance sheet based on expected maturity dates. The liability balances in the following tables will not agree to the contractual maturity tables (Note 22.2.4) due to the analysis below being based on expected rather than contractual maturities, the impact of discounting and the exclusion of interest accruals beyond the reporting period. Included in the following tables are equity securities classified as trading securities, investment securities and life insurance assets that have no specific maturity. These assets have been classified based on the expected period of disposal. Deposits are presented in the following table on a contractual basis, however as part of our normal banking operations, the Group would expect a large proportion of these balances to be retained.

Consolidated $m	2022 Due within 12 months	2022 Greater than 12 months	2022 Total	2021 Due within 12 months	2021 Greater than 12 months	2021 Total
Assets						
Cash and balances with central banks	105,257	-	105,257	71,353	-	71,353
Collateral paid	6,216	-	6,216	4,232	-	4,232
Trading securities and financial assets measured at FVIS	18,421	5,911	24,332	14,010	7,091	21,101
Derivative financial instruments	22,977	18,306	41,283	9,955	9,398	19,353
Investment securities	21,023	55,442	76,465	8,064	75,353	83,417
Loans (net of provisions)	84,450	655,197	739,647	84,187	625,597	709,784
Other financial assets	5,626	-	5,626	6,394	-	6,394
Investment in associates	-	37	37	-	58	58
Assets held for sale	75	-	75	4,188	-	4,188
All other assets	588	14,672	15,260	1,367	14,630	15,997
Total assets	**264,633**	**749,565**	**1,014,198**	**203,750**	**732,127**	**935,877**
Liabilities						
Collateral received	6,371	-	6,371	2,368	-	2,368
Deposits and other borrowings	652,582	6,547	659,129	622,505	4,450	626,955
Other financial liabilities	41,038	15,322	56,360	18,610	31,699	50,309
Derivative financial instruments	21,546	18,022	39,568	9,990	8,069	18,059
Debt issues	50,926	93,942	144,868	43,356	85,423	128,779
Liabilities held for sale	32	-	32	837	-	837
All other liabilities	2,513	3,594	6,107	3,502	3,909	7,411
Total liabilities excluding loan capital	**775,008**	**137,427**	**912,435**	**701,168**	**133,550**	**834,718**
Loan capital	1,143	30,111	31,254	3,070	25,997	29,067
Total liabilities	**776,151**	**167,538**	**943,689**	**704,238**	**159,547**	**863,785**
Net assets/(liabilities)	**(511,518)**	**582,027**	**70,509**	**(500,488)**	**572,580**	**72,092**

239

Notes to the financial statements

Note 22 Risk management, funding and liquidity risk and market risk (continued)

Parent Entity $m	2022 Due within 12 months	2022 Greater than 12 months	2022 Total	2021 Due within 12 months	2021 Greater than 12 months	2021 Total
Assets						
Cash and balances with central banks	95,182	-	95,182	62,754	-	62,754
Collateral paid	6,179	-	6,179	4,055	-	4,055
Trading securities and financial assets measured at FVIS	17,234	5,183	22,417	11,853	6,926	18,779
Derivative financial instruments	21,987	19,140	41,127	9,545	9,582	19,127
Investment securities	19,199	50,977	70,176	6,677	71,186	77,863
Loans (net of provisions)	63,526	588,191	651,717	63,725	554,688	618,413
Other financial assets	5,228	-	5,228	5,486	-	5,486
Due from subsidiaries[1]	14,477	39,708	54,185	10,407	36,855	47,262
Investment in subsidiaries	-	9,790	9,790	-	6,287	6,287
Investment in associates	-	33	33	-	34	34
Assets held for sale	-	-	-	1,015	-	1,015
All other assets	535	12,692	13,227	596	12,934	13,530
Total assets[1]	**243,547**	**725,714**	**969,261**	**176,113**	**698,492**	**874,605**
Liabilities						
Collateral received	6,299	-	6,299	2,189	-	2,189
Deposits and other borrowings	581,577	5,168	586,745	547,101	3,086	550,187
Other financial liabilities	40,439	11,913	52,352	17,473	29,790	47,263
Derivative financial instruments	21,258	18,200	39,458	9,804	8,085	17,889
Debt issues	43,742	78,597	122,339	35,084	73,126	108,210
Due to subsidiaries[1]	21,525	36,818	58,343	24,832	25,900	50,732
Liabilities held for sale	-	-	-	10	-	10
All other liabilities	1,983	3,225	5,208	2,897	3,362	6,259
Total liabilities excluding loan capital[1]	**716,823**	**153,921**	**870,744**	**639,390**	**143,349**	**782,739**
Loan capital	1,143	29,591	30,734	3,070	25,997	29,067
Total liabilities[1]	**717,966**	**183,512**	**901,478**	**642,460**	**169,346**	**811,806**
Net assets/(liabilities)	**(474,419)**	**542,202**	**67,783**	**(466,347)**	**529,146**	**62,799**

22.3 Market risk

22.3.1 Value-at-Risk

The Group uses VaR as one of the mechanisms for controlling both traded and non-traded market risk.

VaR is a statistical estimate of the potential loss in earnings over a specified period of time and to a given level of confidence based on historical market movements. The confidence level indicates the probability that the loss will not exceed the VaR estimate on any given day.

VaR seeks to take account of all material market variables that may cause a change in the value of the portfolio, including interest rates, FX rates, price changes, volatility and the correlations between these variables. Daily monitoring of current exposure and limit utilisation is conducted independently by the Market Risk and Treasury Risk units which monitor market risk exposures against VaR and structural concentration limits. These are supplemented by escalation triggers for material profits or losses and stress testing of risks beyond the 99% confidence interval.

The key parameters of VaR are:

Holding period	1 day
Confidence level	99%
Period of historical data used	1 year

1. Comparative has been restated due to a change in accounting policy. Refer to Note 1(a)(iii) for further details.

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FINANCIAL STATEMENTS
SHAREHOLDER INFORMATION

240 WESTPAC GROUP 2022 ANNUAL REPORT

Notes to the financial statements

Note 22 Risk management, funding and liquidity risk and market risk (continued)

22.3.2 Traded market risk

The following table depicts the aggregate VaR, by risk type:

Consolidated and Parent Entity	2022			2021			2020		
$m	High	Low	Average	High	Low	Average	High	Low	Average
Interest rate risk	20.2	5.0	9.2	28.7	5.1	12.9	25.5	7.0	14.6
FX risk	8.3	0.3	2.5	8.7	0.6	2.0	11.7	0.5	4.0
Equity risk	0.1	0.0	0.0	3.2	0.0	0.2	0.7	0.0	0.2
Commodity risk[1]	4.0	1.5	2.5	7.9	0.4	1.2	3.4	0.6	1.9
Other market risks[2]	6.5	1.4	2.9	23.8	1.6	10.3	32.9	2.4	14.6
Diversification effect	n/a	n/a	(6.5)	n/a	n/a	(8.7)	n/a	n/a	(14.9)
Net market risk	**21.2**	**5.4**	**10.6**	**41.5**	**5.9**	**17.9**	**42.0**	**7.1**	**20.4**

22.3.3 Non-traded market risk

Non-traded market risk includes Interest Rate Risk in the Banking Book (IRRBB) - the risk to net interest income or the economic value on banking book items as interest rates change.

Net interest income (NII) sensitivity is managed in terms of the NaR. A simulation model is used to calculate Westpac's potential NaR. This combines the underlying balance sheet data with assumptions about run-off and new business, expected repricing behaviour and changes in wholesale market interest rates. To provide a series of potential future NII outcomes, simulations use a range of interest rate scenarios over one to three year time horizons. This includes 100 and 200 basis point shifts up and down from the current market yield curves in Australia and New Zealand. Additional stressed interest rate scenarios are also considered and modelled.

A comparison between the NII outcomes from these modelled scenarios indicates the sensitivity to interest rate changes.

Net interest income-at-Risk (NaR)

The following table depicts potential NII outcomes assuming a worst case 100 basis point rate shock (up and down) with a 12 month time horizon (expressed as a percentage of reported NII):

	2022[3]				2021			
% (increase)/decrease in NII	As at	Maximum exposure	Minimum exposure	Average exposure	As at	Maximum exposure	Minimum exposure	Average exposure
Consolidated	1.40	1.67	(1.90)	(1.01)	3.35	3.35	(0.12)	1.04
Parent Entity	1.27	1.53	(2.03)	(0.71)	2.86	2.86	(0.30)	0.51

Value at Risk - IRRBB

The table below depicts VaR for IRRBB:

	2022				2021			
$m	As at	High	Low	Average	As at	High	Low	Average
Consolidated	64.5	81.0	53.7	66.4	63.7	224.3	59.7	127.8

As at 30 September 2022 the Value at Risk - IRRBB for the Parent Entity was $62 million (2021: $60 million).

Risk mitigation

IRRBB stems from the ordinary course of banking activities, including structural interest rate risk (the mismatch between the duration of assets and liabilities) and capital management.

The Group hedges its exposure to such interest rate risk using derivatives. Further details on the Group's hedge accounting are discussed in Note 21.

The same controls used to monitor traded market risk allow management to continuously monitor and manage IRRBB.

1. Includes electricity risk. Closure of the electricity business was completed in 2020.
2. Includes prepayment risk and credit spread risk (exposure to movements in generic credit rating bands).
3. Revisions were made to the NaR Model in the latter half of 2022 to align with the changed rate environment. The timing of these revisions has resulted in the average exposures for the full year of 2022 presenting less income at risk than for 2021.

241 Notes to the financial statements Note 22 Risk management, funding and liquidity risk and market risk (continued) Structural FX risk Structural FX risk results from the generation of foreign currency denominated earnings and from Westpac’s capital deployed in offshore branches and subsidiaries, where it is denominated in currencies other than Australian dollars. As exchange rates move, the Australian dollar equivalent of offshore earnings and capital is subject to change that could introduce significant variability to the Bank’s reported financial results and capital ratios. Note 21 includes details of the Group’s ALM activities including details of the hedge accounting and economic hedges used to manage this risk. 22.4 Interest rate benchmark reform Overview In recent years, financial regulators have reviewed the use of Interbank Offered Rates (IBORs) and recommended either a reform of the benchmark rate to reference market observable transactions (e.g. EURIBOR) or a transition of certain IBORs to more observable, risk-free alternative reference rates (ARR). On 5 March 2021, the UK regulator, the Financial Conduct Authority (FCA), confirmed the transition dates for LIBORs to ARR. The cessation date for most LIBORs and the non-representative date for both GBP LIBOR and JPY LIBOR for the 1-month, 3-month and 6-month settings was 31 December 2021. The Group ceased to enter into new contracts referencing these rates and the Group’s existing exposures have either matured or transitioned to an ARR with the exception of a small number of trades with immaterial balances. These remaining balances utilise synthetic rates, however no new trades will be entered into referencing these synthetic rates. The cessation date for certain settings of USD LIBOR (i.e. overnight and 12-months) and for synthetic benchmarks which use USD LIBOR in their calculation process including SGD SOR is 30 June 2023. This is also the non-representative date for USB LIBOR 1-month, 3-month and 6-month settings. The Group’s exposure to new contracts referencing these rates is limited to transactions entered into for risk management purposes. Risks These IBOR reforms result in various risks to the Group including: • Operational risk: relating to any adverse impacts from the implementation of the IBOR reform on the business, compliance, customers and technology; Market risk: including adverse impacts to the Group and its customers if the markets are disrupted by the IBOR reform; and Accounting risk: A key assumption made when performing hedge accounting at the reporting date is that both the hedged item and instrument will be amended from existing LIBOR linked floating rates to new ARRs on the same date. Where actual differences between those dates arise, hedge ineffectiveness will be recorded in the income statement. Also, as current IBOR becomes less observable due to transition to ARR consideration will need to be given to the appropriate fair valuation hierarchy level used to classify impacted financial instruments. • • The Group does not expect material changes to its business-as-usual risk management frameworks and controls due to IBOR. Governance The IBOR transition activities are now included as part of now part of business-as-usual functions. The Group’s systems have been enhanced to include transition and ARR capabilities and updated valuation models. The Group’s exposure to new contracts referencing these rates is limited to transactions entered into for risk management purposes and the Group has monitoring controls in place to assess USD LIBOR exposures on a regular basis including assessing customers and counterparties for readiness to transition or the inclusion of fallback provisions as well as compliance with an overall objective to transition away from USD LIBOR transactions. WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

242 WESTPAC GROUP 2022 ANNUAL REPORT

Notes to the financial statements

Note 22 Risk management, funding and liquidity risk and market risk (continued)

Financial instruments impacted by IBOR reform post transition date

Derivatives

The following table summarises the Group's derivative financial instrument exposures that are impacted by IBOR reform that are yet to transition to ARR. While these exposures reference benchmark rates impacted by the IBOR reform as at 30 September 2022, almost all have bilateral adherence from our counterparties to the fallback clauses issued by the International Swaps and Derivatives Association (ISDA) in the ISDA 2020 IBOR Fallbacks Protocol which provides a standardised process to identify the appropriate ARR at the relevant benchmark transition date.

	Consolidated and Parent Entity				
	Trading		Hedging		
Benchmark $m	Asset (Carrying amount)	Liability (Carrying amount)	Asset (Carrying amount)	Liability (Carrying amount)	Notional amount
2022					
USD LIBOR	14,009	13,416	321	3,643	38,037
Other	92	77	-	-	-
Total impacted by IBOR reform post transition date	**14,101**	**13,493**	**321**	**3,643**	**38,037**
2021					
USD LIBOR[1]	6,696	4,907	1,219	221	36,004
GBP LIBOR	315	527	37	-	2,099
Other	212	111	37	-	2,823
Total impacted by IBOR reform post transition date[2]	**7,223**	**5,545**	**1,293**	**221**	**40,926**

For hedging derivatives, the extent of the risk exposure also reflects the notional amounts of related hedging instruments.

1. The Group's primary exposure to USD LIBOR as of 30 September 2021 was to settings with a transition date of 30 June 2023. The Group had no material exposures to USD LIBOR that had a 31 December 2021 transition date (i.e. 1-week and 2-month settings).
2. Included in the table above for 30 September 2021 are cross currency swaps with a total carrying amount of $321 million derivative assets and $325 million derivative liabilities for Consolidated and Parent Entity that had exposure to IBOR reform on both the currencies referenced in the swap arrangement. The carrying amount was included in the table based on the currency of the receive leg of the swap and was primarily comprised of USD/GBP LIBOR swaps with a carrying amount of $240 million derivative assets and $282 million derivative liabilities for Consolidated and Parent Entity. Other currency pairs had a carrying value of $81 million derivative assets and $43 million derivative liabilities for Consolidated and Parent Entity.

243

WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

Notes to the financial statements

Note 22 Risk management, funding and liquidity risk and market risk (continued)

Non-derivatives

The following tables summarise the Group's non-derivative financial instrument exposures that are impacted by IBOR reform that are yet to transition to ARR. The Group is engaging with its customers and counterparties to transition or include appropriate fallback provisions. Due to the nature of these contracts, these fallback provisions will be determined bilaterally with the customer or counterparty rather than the standardised basis provided by the ISDA protocols applicable to our derivative contracts.

	Non-derivative exposures		
Benchmark $m	**Financial assets (Carrying amount)**	**Financial liabilities (Carrying amount)**	**Undrawn credit commitments[1] (Notional contractual amount)**
Consolidated			
2022			
USD LIBOR	3,029	1,551	819
Other	9	-	-
Total impacted by IBOR reform post transition date	**3,038**	**1,551**	**819**
2021			
USD LIBOR[2]	3,083	1,399	366
GBP LIBOR	267	-	182
Other	33	-	5
Total impacted by IBOR reform post transition date	**3,383**	**1,399**	**553**
Parent Entity			
2022			
USD LIBOR	2,884	1,500	813
Other	9	-	-
Total impacted by IBOR reform post transition date	**2,893**	**1,500**	**813**
2021			
USD LIBOR[2]	2,846	1,344	364
GBP LIBOR	254	-	181
Other	15	-	4
Total impacted by IBOR reform post transition date	**3,115**	**1,344**	**549**

1. Where a multi-currency facility has been partially drawn down and references a benchmark rate impacted by the IBOR reform, the undrawn balance has been included in the table above for undrawn credit commitments impacted by IBOR reform based on the currency of the drawn portion. These balances do not include balances for multi-currency facilities which are yet to be drawn down and where it is not known whether a customer will choose to drawn down funds linked to an IBOR benchmark.
2. The Group's primary exposure to USD LIBOR as of 30 September 2021 was to settings with a transition date of 30 June 2023. The Group had no material exposures to USD LIBOR that had a 31 December 2021 transition date (i.e. 1-week and 2-month settings).

244 WESTPAC GROUP 2022 ANNUAL REPORT Notes to the financial statements Note 23. Fair values of financial assets and financial liabilities Accounting policy Fair Valuation Control Framework The Group uses a Fair Valuation Control Framework where the fair value is either determined or validated by a function independent of the transaction. This framework formalises the policies and procedures used to achieve compliance with relevant accounting, industry and regulatory standards. The framework includes specific controls relating to: • • • • the revaluation of financial instruments; independent price verification; fair value adjustments; and financial reporting. A key element of the framework is the Revaluation Committee, comprising senior valuation specialists from within the Group. The Revaluation Committee reviews the application of the agreed policies and procedures to assess that a fair value measurement basis has been applied. The method of determining fair value differs depending on the information available. Fair value hierarchy A financial instrument’s categorisation within the valuation hierarchy is based on the lowest level input that is significant to the fair value measurement. The Group categorises all fair value instruments according to the hierarchy described below. Valuation techniques The Group applies market accepted valuation techniques in determining the fair valuation of over the counter (OTC) derivatives. This includes CVA and FVA, which incorporate credit risk and funding costs and benefits that arise in relation to uncollateralised derivative positions, respectively. The fair value of a financial instrument is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. On initial recognition, the transaction price generally represents the fair value of the financial instrument unless there is observable information from an active market to the contrary. Where unobservable information is used, the difference between the transaction price and the fair value (day one profit or loss) is recognised in the income statement over the life of the instrument when the inputs become observable. Critical accounting assumptions and estimates The majority of valuation models used by the Group employ only observable market data as inputs. However, for certain financial instruments data may be employed which is not readily observable in current markets. The availability of observable inputs is influenced by factors such as: • product type; • depth of market activity; • maturity of market models; and • complexity of the transaction. Where unobservable market data is used, more judgement is required to determine fair value. The significance of these judgements depends on the significance of the unobservable input to the overall valuation. Unobservable inputs are generally derived from other relevant market data and adjusted against: • standard industry practice; • economic models; and • observed transaction prices. In order to determine a reliable fair value for a financial instrument, management may apply adjustments to the techniques previously described. These adjustments reflect the Group’s assessment of factors that market participants would consider in setting the fair value. These adjustments incorporate bid/offer spreads, credit valuation adjustments (CVA) and funding valuation adjustments (FVA).

245 Notes to the financial statements Note 23. Fair values of financial assets and financial liabilities (continued) The specific valuation techniques, the observability of the inputs used in valuation models and the subsequent classification for each significant product category are outlined as follows: Level 1 instruments (Level 1) The fair value of financial instruments traded in active markets is based on recent unadjusted quoted prices. These prices are based on actual arm’s length basis transactions. The valuations of Level 1 instruments require little or no management judgement. Instrument Balance sheet category Includes Valuation Exchange traded products Derivatives Exchange traded interest rate futures and options and commodity and carbon futures Equity products Derivatives Trading securities and financial assets measured at FVIS Other financial liabilities Listed equities and equity indices All these instruments are traded in liquid, active markets where prices are readily observable. No modelling or assumptions are used in the valuation. Life insurance assets Life insurance assets included in assets held for sale Listed equities, exchange traded derivatives and short sale of listed equities within controlled managed investment schemes Level 2 instruments (Level 2) The fair value for financial instruments that are not actively traded is determined using valuation techniques which maximise the use of observable market prices. Valuation techniques include: • • • the use of market standard discounting methodologies; option pricing models; and other valuation techniques widely used and accepted by market participants. Instrument Balance sheet category Includes Valuation Interest rate products Derivatives Interest rate and inflation swaps, swaptions, caps, floors, collars and other non-vanilla interest rate derivatives Industry standard valuation models are used to calculate the expected future value of payments by product, which is discounted back to a present value. The model’s interest rate inputs are benchmark and active quoted interest rates in the swap, bond and futures markets. Interest rate volatilities are sourced from brokers and consensus data providers. If consensus prices are not available, these are classified as Level 3 instruments. Other credit products Derivatives Single name and index credit default swaps (CDS) Valued using an industry standard model that incorporates the credit spread as its principal input. Credit spreads are obtained from consensus data providers. If consensus prices are not available, these are classified as Level 3 instruments. WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION FX products DerivativesFX swaps, FX forward Derived from market observable inputs or contracts, FX options consensus pricing providers using industry and other non-vanilla FX standard models. If consensus prices are derivatives not available, these are classified as Level 3 instruments. Debt instruments Trading securities and Australian Commonwealth and financial assets measured New Zealand government bonds at FVIS Investment securities Other financial liabilities FX products DerivativesFX spot and futures contracts

246 WESTPAC GROUP 2022 ANNUAL REPORT

Notes to the financial statements

Note 23. Fair values of financial assets and financial liabilities (continued)

Level 2 instruments (Level 2) (continued)

Instrument	Balance sheet category	Includes	Valuation
Commodity products	Derivatives	Commodity and carbon derivatives	Valued using industry standard models. The models calculate the expected future value of deliveries and payments and discount them back to a present value. The model inputs include forward curves, volatilities implied from market observable inputs, discount curves and underlying spot and futures prices. The significant inputs are market observable or available through a consensus data service. If consensus prices are not available, these are classified as Level 3 instruments.
Equity products	Derivatives	Exchange traded equity options, OTC equity options and equity warrants	Due to low liquidity, exchange traded options are Level 2. Valued using industry standard models based on observable parameters such as stock prices, dividends, volatilities and interest rates.
Asset backed debt instruments	Trading securities and financial assets measured at FVIS Investment securities	Australian residential mortgage backed securities (RMBS) and other asset backed securities (ABS)	Valued using an industry approach to value floating rate debt with prepayment features. Australian RMBS are valued using prices sourced from a consensus data provider. If consensus prices are not available these are classified as Level 3 instruments.
Non-asset backed debt instruments	Trading securities and financial assets measured at FVIS Investment securities Other financial liabilities	State and other government bonds, corporate bonds and commercial paper Repurchase agreements and reverse repurchase agreements over non-asset backed debt securities	Valued using observable market prices, which are sourced from independent pricing services, broker quotes or inter-dealer prices. If prices are not available from these sources, these are classified as Level 3 instruments.
Loans at fair value	Loans	Fixed rate bills and syndicated loans	Discounted cash flow approach, using a discount rate which reflects the terms of the instrument and the timing of cash flows, adjusted for creditworthiness, or expected sale amount.
Certificates of deposit	Deposits and other borrowings	Certificates of deposit	Discounted cash flow using market rates offered for deposits of similar remaining maturities.
Debt issues at fair value	Debt issues	Debt issues	Discounted cash flows, using a discount rate which reflects the terms of the instrument and the timing of cash flows adjusted for market observable changes in Westpac's implied credit worthiness.
Life insurance assets and liabilities	Life insurance assets included in assets held for sale Life insurance liabilities included in liabilities held for sale	Corporate bonds, OTC derivatives, units in unlisted unit trusts, life insurance contract liabilities, life investment contract liabilities and external liabilities of managed investment schemes controlled by statutory life funds	Valued using observable market prices or other widely used and accepted valuation techniques utilising observable market input.

247 Notes to the financial statements Note 23. Fair values of financial assets and financial liabilities (continued) Level 3 instruments (Level 3) Financial instruments valued where at least one input that could have a significant effect on the instrument’s valuation is not based on observable market data due to illiquidity or complexity of the product. These inputs are generally derived and extrapolated from other relevant market data and calibrated against current market trends and historical transactions. These valuations are calculated using a high degree of management judgement. Instrument Balance sheet category Includes Valuation Debt instruments Trading securities and financial assets measured at FVIS Investment securities Certain debt securities with low observability, usually issued via private placement These securities are evaluated by an independent pricing service or based on third party revaluations. Due to their illiquidity and/or complexity these are classified as Level 3 assets. to the net assets of the entity. WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION Equity Trading securitiesStrategic equity instruments and financial assets investments measured at FVIS Investment securities Valued using valuation techniques appropriate to the instrument, including the use of recent arm’s length transactions where available, discounted cash flow approach or reference Due to their illiquidity, complexity and/or use of unobservable inputs into valuation models, they are classified as Level 3 assets.

248 WESTPAC GROUP 2022 ANNUAL REPORT

Notes to the financial statements

Note 23. Fair values of financial assets and financial liabilities (continued)

The following tables summarise the attribution of financial instruments measured at fair value to the fair value hierarchy.

	2022				2021			
$m	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Consolidated								
Financial assets measured at fair value on a recurring basis								
Trading securities and financial assets measured at FVIS	2,039	22,275	18	24,332	6,221	14,875	5	21,101
Derivative financial instruments	68	41,202	13	41,283	22	19,305	26	19,353
Investment securities	12,634	62,263	387	75,284	19,282	62,923	277	82,482
Loans	-	45	27	72	-	74	36	110
Assets held for sale	-	-	-	-	1,309	1,663	-	2,972
Total financial assets measured at fair value on a recurring basis	**14,741**	**125,785**	**445**	**140,971**	**26,834**	**98,840**	**344**	**126,018**
Financial liabilities measured at fair value on a recurring basis								
Deposits and other borrowings[1]	-	46,331	-	46,331	-	46,665	-	46,665
Other financial liabilities[2]	2,006	9,319	-	11,325	1,478	4,968	-	6,446
Derivative financial instruments	51	39,494	23	39,568	35	17,992	32	18,059
Debt issues[3]	-	6,740	-	6,740	-	5,514	-	5,514
Liabilities held for sale	-	-	-	-	-	447	-	447
Total financial liabilities measured at fair value on a recurring basis	**2,057**	**101,884**	**23**	**103,964**	**1,513**	**75,586**	**32**	**77,131**
Parent Entity								
Financial assets measured at fair value on a recurring basis								
Trading securities and financial assets measured at FVIS	1,964	20,435	18	22,417	5,542	13,233	4	18,779
Derivative financial instruments	68	41,046	13	41,127	22	19,081	24	19,127
Investment securities	10,887	59,055	157	70,099	17,228	60,511	75	77,814
Loans	-	45	9	54	-	74	17	91
Due from subsidiaries	-	1,966	-	1,966	-	1,163	-	1,163
Total financial assets measured at fair value on a recurring basis	**12,919**	**122,547**	**197**	**135,663**	**22,792**	**94,062**	**120**	**116,974**
Financial liabilities measured at fair value on a recurring basis								
Deposits and other borrowings[1]	-	43,742	-	43,742	-	43,372	-	43,372
Other financial liabilities[2]	2,006	9,319	-	11,325	1,478	4,415	-	5,893
Derivative financial instruments	51	39,384	23	39,458	35	17,822	32	17,889
Debt issues[3]	-	1,905	-	1,905	-	2,664	-	2,664
Due to subsidiaries	-	1,906	-	1,906	-	867	-	867
Total financial liabilities measured at fair value on a recurring basis	**2,057**	**96,256**	**23**	**98,336**	**1,513**	**69,140**	**32**	**70,685**

1. The contractual outstanding amount payable at maturity was $46,535 million (2021: $46,661 million) for the Group and $43,926 million (2021: $43,367 million) for the Parent Entity.
2. The contractual outstanding amount payable at maturity for the Group is $11,330 million (2021: $6,446 million) and $11,330 million for the Parent Entity (2021: $5,893 million).
3. The contractual outstanding amount payable at maturity was $7,193 million (2021: $5,357 million) for the Group and $2,302 million (2021: $2,507 million) for the Parent Entity. The cumulative change in the fair value of debt issues attributable to changes in Westpac's own credit risk was $66 million decrease (2021: $14 million increase) for the Group and Parent Entity.

249

WESTPAC GROUP 2022 ANNUAL REPORT
STRATEGIC REVIEW
GROUP PERFORMANCE
FINANCIAL STATEMENTS
SHAREHOLDER INFORMATION

Notes to the financial statements

Note 23. Fair values of financial assets and financial liabilities (continued)

Reconciliation of non-market observables

The following tables summarise the changes in financial instruments measured at fair value derived from non-market observable valuation techniques (Level 3).

$m	Trading securities and financial assets measured at FVIS	Investment securities	Other[1]	Total Level 3 assets	Derivatives	Total Level 3 liabilities
Consolidated						
Balance as at 30 September 2020	**221**	**153**	**25**	**399**	**13**	**13**
Gains/(losses) on assets/(gains)/losses on liabilities recognised in:						
Income statements	548	-	20	568	16	16
OCI	-	50	-	50	-	-
Acquisitions and issues	2	257	10	269	8	8
Disposals and settlements	(665)	(7)	(15)	(687)	(4)	(4)
Transfer into or out of non-market observables	(101)	(176)	22	(255)	(1)	(1)
Balance as at 30 September 2021	**5**	**277**	**62**	**344**	**32**	**32**
Gains/(losses) on assets/(gains)/losses on liabilities recognised in:						
Income statements	-	-	(12)	(12)	(5)	(5)
OCI	-	99	-	99	-	-
Acquisitions and issues	16	65	6	87	2	2
Disposals and settlements	(3)	(54)	(15)	(72)	(2)	(2)
Transfer into or out of non-market observables	-	-	-	-	(4)	(4)
Foreign currency translation impacts	-	-	(1)	(1)	-	-
Balance as at 30 September 2022	**18**	**387**	**40**	**445**	**23**	**23**
Unrealised gains/(losses) recognised in the income statements for financial instruments held as at:						
30 September 2021	3	-	25	28	(24)	(24)
30 September 2022	(1)	-	(7)	(8)	3	3
Parent Entity						
Balance as at 30 September 2020	**193**	**69**	**24**	**286**	**13**	**13**
Gains/(losses) on assets/(gains)/losses on liabilities recognised in:						
Income statements	3	-	20	23	16	16
OCI	-	(2)	-	(2)	-	-
Acquisitions and issues	1	183	8	192	8	8
Disposals and settlements	(193)	-	(10)	(203)	(4)	(4)
Transfer into or out of non-market observables	-	(175)	(1)	(176)	(1)	(1)
Balance as at 30 September 2021	**4**	**75**	**41**	**120**	**32**	**32**
Gains/(losses) on assets/(gains)/losses on liabilities recognised in:						
Income statements	-	-	(12)	(12)	(5)	(5)
OCI	-	1	-	1	-	-
Acquisitions and issues	17	85	5	107	2	2
Disposals and settlements	(3)	(4)	(12)	(19)	(2)	(2)
Transfer into or out of non-market observables	-	-	-	-	(4)	(4)
Balance as at 30 September 2022	**18**	**157**	**22**	**197**	**23**	**23**
Unrealised gains/(losses) recognised in the income statements for financial instruments held as at:						
30 September 2021	3	-	25	28	(24)	(24)
30 September 2022	(1)	-	(7)	(8)	3	3

1. Other is comprised of derivative financial assets and certain loans.

250 WESTPAC GROUP 2022 ANNUAL REPORT Notes to the financial statements Note 23. Fair values of financial assets and financial liabilities (continued) Transfers into and out of Level 3 have occurred due to changes in observability in the significant inputs into the valuation models used to determine the fair value of the related financial instruments. Transfers in and transfers out are reported using the end of year fair values. Significant unobservable inputs Sensitivities to reasonably possible changes in non-market observable valuation assumptions would not have a material impact on the Group’s reported results. Day one profit or loss The closing balance of unrecognised day one profit for both the Group and the Parent Entity for the year was $1 million (2021: $1 million). Financial instruments not measured at fair value For financial instruments not measured at fair value on a recurring basis, fair value has been derived as follows: Instrument Valuation Loans Where available, the fair value of loans is based on observable market transactions, otherwise fair value is estimated using discounted cash flow models. For variable rate loans, the discount rate used is the current effective interest rate. The discount rate applied for fixed rate loans reflects the market rate for the maturity of the loan and the credit worthiness of the borrower. Deposits and other borrowings Fair values of deposit liabilities payable on demand (non-interest bearing, interest bearing and savings deposits) approximate their carrying value. Fair values for term deposits are estimated using discounted cash flows, applying market rates offered for deposits of similar remaining maturities. Assets and liabilities held for sale Valuation reflects the expected sales price before transaction costs based on the terms of the sales contract. All otherFor all other financial assets and liabilities, the carrying value approximates the fair value. These items financial assets are either short-term in nature, re-price frequently or are of a high credit rating. and liabilities Debt issues and Fair values are calculated using a discounted cash flow model. The discount rates applied reflect the loan capitalterms of the instruments, the timing of the estimated cash flows and are adjusted for any changes in Westpac’s credit spreads. Investment The carrying value approximates the fair value. The balance principally relates to government securitiessecurities from illiquid markets. Fair value is monitored by reference to recent issuances.

251

WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

Notes to the financial statements

Note 23. Fair values of financial assets and financial liabilities (continued)

The following tables summarise the estimated fair value and fair value hierarchy of financial instruments not measured at fair value

Consolidated $m	Carrying amount	Estimated fair value Level 1	Level 2	Level 3	Total
2022					
Financial assets not measured at fair value					
Cash and balances with central banks	105,257	105,257	-	-	105,257
Collateral paid	6,216	6,216	-	-	6,216
Investment securities	1,181	-	335	844	1,179
Loans	739,575	-	-	732,511	732,511
Other financial assets	5,626	-	5,626	-	5,626
Assets held for sale	20	-	20	-	20
Total financial assets not measured at fair value	**857,875**	**111,473**	**5,981**	**733,355**	**850,809**
Financial liabilities not measured at fair value					
Collateral received	6,371	6,371	-	-	6,371
Deposits and other borrowings	612,798	-	608,397	4,737	613,134
Other financial liabilities	45,035	-	45,035	-	45,035
Debt issues[1]	138,128	-	137,146	306	137,452
Loan capital[1]	31,254	-	30,671	-	30,671
Liabilities held for sale	31	-	31	-	31
Total financial liabilities not measured at fair value	**833,617**	**6,371**	**821,280**	**5,043**	**832,694**
2021					
Financial assets not measured at fair value					
Cash and balances with central banks	71,353	71,353	-	-	71,353
Collateral paid	4,232	4,232	-	-	4,232
Investment securities	935	-	331	604	935
Loans	709,674	-	-	710,284	710,284
Other financial assets	6,394	-	6,394	-	6,394
Assets held for sale	1,041	7	19	1,015	1,041
Total financial assets not measured at fair value	**793,629**	**75,592**	**6,744**	**711,903**	**794,239**
Financial liabilities not measured at fair value					
Collateral received	2,368	2,368	-	-	2,368
Deposits and other borrowings	580,290	-	576,293	3,819	580,112
Other financial liabilities	43,863	-	43,863	-	43,863
Debt issues[1]	123,265	-	123,826	743	124,569
Loan capital[1]	29,067	-	30,147	-	30,147
Liabilities held for sale	28	-	28	-	28
Total financial liabilities not measured at fair value	**778,881**	**2,368**	**774,157**	**4,562**	**781,087**

1. The estimated fair values of debt issues and loan capital include the impact of changes in Westpac's credit spreads since origination.

252 WESTPAC GROUP 2022 ANNUAL REPORT

Notes to the financial statements

Note 23. Fair values of financial assets and financial liabilities (continued)

Parent Entity $m	Carrying amount	Estimated fair value Level 1	Level 2	Level 3	Total
2022					
Financial assets not measured at fair value					
Cash and balances with central banks	95,182	95,182	-	-	95,182
Collateral paid	6,179	6,179	-	-	6,179
Investment securities	77	-	2	75	77
Loans	651,663	-	-	645,861	645,861
Due from subsidiaries[1]	51,403	-	8,748	42,655	51,403
Other financial assets	5,228	-	5,228	-	5,228
Total financial assets not measured at fair value	**809,732**	**101,361**	**13,978**	**688,591**	**803,930**
Financial liabilities not measured at fair value					
Collateral received	6,299	6,299	-	-	6,299
Deposits and other borrowings	543,003	-	541,916	1,435	543,351
Other financial liabilities	41,027	-	41,027	-	41,027
Debt issues[2]	120,434	-	119,978	-	119,978
Due to subsidiaries	56,437	-	5,054	51,383	56,437
Loan capital[2]	30,734	-	30,144	-	30,144
Total financial liabilities not measured at fair value	**797,934**	**6,299**	**738,119**	**52,818**	**797,236**
2021					
Financial assets not measured at fair value					
Cash and balances with central banks	62,754	62,754	-	-	62,754
Collateral paid	4,055	4,055	-	-	4,055
Investment securities	49	-	2	47	49
Loans	618,322	-	-	619,061	619,061
Due from subsidiaries[1,3]	45,290	-	10,765	34,525	45,290
Other financial assets	5,486	-	5,486	-	5,486
Assets held for sale	1,015	-	-	1,015	1,015
Total financial assets not measured at fair value[3]	**736,971**	**66,809**	**16,253**	**654,648**	**737,710**
Financial liabilities not measured at fair value					
Collateral received	2,189	2,189	-	-	2,189
Deposits and other borrowings	506,815	-	505,367	1,241	506,608
Other financial liabilities	41,370	-	41,370	-	41,370
Debt issues[2]	105,546	-	106,713	-	106,713
Due to subsidiaries[3]	49,865	-	7,348	42,517	49,865
Loan capital[2]	29,067	-	30,147	-	30,147
Liabilities held for sale	3	-	3	-	3
Total financial liabilities not measured at fair value[3]	**734,855**	**2,189**	**690,948**	**43,758**	**736,895**

1. Due from subsidiaries excluded $816 million (2021: $809 million) of long-term debt instruments with equity-like characteristics which are part of the total investment in subsidiaries.
2. The estimated fair values of debt issues and loan capital include the impact of changes in Westpac's credit spreads since origination.
3. Comparative has been restated due to a change in accounting policy. Refer to Note 1(a)(iii) for further details.

253

WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

Notes to the financial statements

Note 24. Offsetting financial assets and financial liabilities

Accounting policy

Financial assets and liabilities are presented net in the balance sheet when the Group has a legally enforceable right to offset them in all circumstances and there is an intention to settle the asset and liability on a net basis, or to realise the asset and settle the liability simultaneously. The gross assets and liabilities behind the net amounts reported in the balance sheet are disclosed in the following tables.

Some of the Group's offsetting arrangements are not enforceable in all circumstances. The amounts in the tables below may not tie back to the balance sheet if there are balances which are not subject to offsetting or enforceable netting arrangements. The amounts presented in this note do not represent the credit risk exposure of the Group or Parent Entity. Refer to Note 12 for information on credit risk management. The offsetting and collateral arrangements and other credit risk mitigation strategies used by the Group are further explained in the 'Management of risk mitigation' section of Note 12.5.

	Amounts subject to enforceable netting arrangements						
	Effects of offsetting in the balance sheet			Amounts subject to enforceable netting arrangements but not offset			
Consolidated $m	Gross amounts	Amounts offset	Net amounts reported in the balance sheet	Other recognised financial instruments	Cash collateral[1,2]	Financial instrument collateral	Net amount
2022							
Assets							
Collateral paid[3]	9,577	(9,564)	13	-	-	(1)	12
Derivative financial instruments[4]	102,164	(65,912)	36,252	(24,679)	(6,259)	(57)	5,257
Reverse repurchase agreements[5]	8,988	-	8,988	-	(113)	(8,838)	37
Loans[6]	28,739	(28,675)	64	-	-	-	64
Total assets	**149,468**	**(104,151)**	**45,317**	**(24,679)**	**(6,372)**	**(8,896)**	**5,370**
Liabilities							
Collateral received	6,096	(5,737)	359	-	-	-	359
Derivative financial instruments[4]	104,644	(69,739)	34,905	(24,671)	(5,998)	(2,572)	1,664
Repurchase agreements[7]	41,257	-	41,257	-	(23)	(41,234)	-
Deposits and other borrowings[6]	55,332	(28,675)	26,657	-	-	-	26,657
Total liabilities	**207,329**	**(104,151)**	**103,178**	**(24,671)**	**(6,021)**	**(43,806)**	**28,680**
2021							
Assets							
Collateral paid[3]	4,806	(4,787)	19	-	-	(3)	16
Derivative financial instruments[4]	45,409	(28,340)	17,069	(11,326)	(2,357)	(6)	3,380
Reverse repurchase agreements[5]	2,937	-	2,937	-	(13)	(2,916)	8
Loans[6]	29,827	(29,772)	55	-	-	-	55
Total assets	**82,979**	**(62,899)**	**20,080**	**(11,326)**	**(2,370)**	**(2,925)**	**3,459**
Liabilities							
Collateral received	2,763	(2,757)	6	-	-	-	6
Derivative financial instruments[4]	46,742	(30,370)	16,372	(11,328)	(3,895)	(1,149)	-
Repurchase agreements[7]	35,899	-	35,899	-	(15)	(35,884)	-
Deposits and other borrowings[6]	51,236	(29,772)	21,464	-	-	-	21,464
Total liabilities	**136,640**	**(62,899)**	**73,741**	**(11,328)**	**(3,910)**	**(37,033)**	**21,470**

1. $6,371 million (2021: $2,368 million) of cash collateral on derivative financial assets and reverse repurchase agreements, is disclosed as collateral received in the balance sheet. The remainder is included in term deposits recognised in deposits and other borrowings within Note 13.
2. $6,021 million (2021: $3,910 million) of cash collateral, subject to enforceable netting arrangements with derivative financial liabilities and repurchase agreements, forms part of collateral paid as disclosed in the balance sheet. The remainder of collateral paid, as disclosed in the balance sheet, consists of $1 million (2021: $3 million) in stock borrowing arrangements and $194 million (2021: $319 million) in futures margin that does not form part of this column.
3. Gross amounts consist of variation margin held directly with central clearing counterparties and stock borrowing arrangements. Where variation margin is receivable it is reported as part of collateral paid. Where variation margin is payable it is reported as part of collateral received. Amounts offset relate to variation margin.
4. $5,031 million (2021: $2,284 million) of derivative financial assets and $4,663 million (2021: $1,687 million) of derivative financial liabilities are not subject to enforceable netting arrangements.
5. Reverse repurchase agreements form part of trading securities and financial assets measured at FVIS in Note 17.
6. Gross amounts consist of debt and interest set-off accounts which meet the requirements for offsetting as described above. These accounts form part of business loans in Note 10 and part of deposits and other borrowings at amortised cost in Note 13.
7. Repurchase agreements form part of other financial liabilities in Note 20.

254 WESTPAC GROUP 2022 ANNUAL REPORT

Notes to the financial statements

Note 24. Offsetting financial assets and financial liabilities (continued)

	Amounts subject to enforceable netting arrangements						
	Effects of offsetting in the balance sheet			Amounts subject to enforceable netting arrangements but not offset			
Parent Entity $m	Gross amounts	Amounts offset	Net amounts reported in the balance sheet	Other recognised financial instruments	Cash collateral[1,2]	Financial instrument collateral	Net amount
2022							
Assets							
Collateral paid[3]	9,577	(9,564)	13	-	-	(1)	12
Derivative financial instruments[4]	102,014	(65,912)	36,102	(24,604)	(6,187)	(57)	5,254
Reverse repurchase agreements[5]	8,988	-	8,988	-	(113)	(8,838)	37
Loans[6]	28,739	(28,675)	64	-	-	-	64
Total assets	**149,318**	**(104,151)**	**45,167**	**(24,604)**	**(6,300)**	**(8,896)**	**5,367**
Liabilities							
Collateral received	6,096	(5,737)	359	-	-	-	359
Derivative financial instruments[4]	104,540	(69,739)	34,801	(24,604)	(5,961)	(2,572)	1,664
Repurchase agreements[7]	37,764	-	37,764	-	(23)	(37,741)	-
Deposits and other borrowings[6]	55,332	(28,675)	26,657	-	-	-	26,657
Total liabilities	**203,732**	**(104,151)**	**99,581**	**(24,604)**	**(5,984)**	**(40,313)**	**28,680**
2021							
Assets							
Collateral paid[3]	4,806	(4,787)	19	-	-	(3)	16
Derivative financial instruments[4]	45,198	(28,340)	16,858	(11,294)	(2,178)	(6)	3,380
Reverse repurchase agreements[5]	2,763	-	2,763	-	(13)	(2,744)	6
Loans[6]	29,827	(29,772)	55	-	-	-	55
Total assets	**82,594**	**(62,899)**	**19,695**	**(11,294)**	**(2,191)**	**(2,753)**	**3,457**
Liabilities							
Collateral received	2,763	(2,757)	6	-	-	-	6
Derivative financial instruments[4]	46,572	(30,370)	16,202	(11,294)	(3,718)	(1,190)	-
Repurchase agreements[7]	33,346	-	33,346	-	(15)	(33,331)	-
Deposits and other borrowings[6]	51,236	(29,772)	21,464	-	-	-	21,464
Total liabilities	**133,917**	**(62,899)**	**71,018**	**(11,294)**	**(3,733)**	**(34,521)**	**21,470**

Other recognised financial instruments

These financial assets and liabilities are subject to master netting agreements which are not enforceable in all circumstances, so they are recognised gross in the balance sheet. The offsetting rights of the master netting arrangements can only be enforced if a predetermined event occurs in the future, such as a counterparty defaulting.

Cash collateral and financial instrument collateral

These amounts are received or pledged under master netting arrangements against the gross amounts of assets and liabilities. Financial instrument collateral typically comprises securities which can be readily liquidated in the event of counterparty default. The offsetting rights of the master netting arrangement can only be enforced if a predetermined event occurs in the future, such as a counterparty defaulting.

1. $6,299 million (2021: $2,189 million) of cash collateral on derivative financial assets and reverse repurchase agreements, is disclosed as collateral received in the balance sheet. The remainder is included in term deposits recognised in deposits and other borrowings within Note 13.
2. $5,984 million (2021: $3,733 million) of cash collateral, subject to enforceable netting arrangements with derivative financial liabilities and repurchase agreements, forms part of collateral paid as disclosed in the balance sheet. The remainder of collateral paid, as disclosed in the balance sheet, consists of $1 million (2021: $3 million) in stock borrowing arrangements and $194 million (2021: $319 million) on futures margin that does not form part of this column.
3. Gross amounts consist of variation margin held directly with central clearing counterparties and stock borrowing arrangements. Where variation margin is receivable it is reported as part of collateral paid. Where variation margin is payable it is reported as part of collateral received. Amounts offset relate to variation margin.
4. $5,025 million (2021: $2,269 million) of derivative financial assets and $4,657 million (2021: $1,687 million) of derivative financial liabilities are not subject to enforceable netting arrangements.
5. Reverse repurchase agreements form part of trading securities and financial assets measured at FVIS in Note 17.
6. Gross amounts consist of debt and interest set-off accounts which meet the requirements for offsetting as described above. These accounts form part of business loans in Note 10 and part of deposits and other borrowings at amortised cost in Note 13.
7. Repurchase agreements form part of other financial liabilities in Note 20.

255 Notes to the financial statements INTANGIBLE ASSETS, PROVISIONS, COMMITMENTS AND CONTINGENCIES Note 25. Intangible assets Accounting policy Indefinite life intangible assets Goodwill Goodwill acquired in a business combination is initially measured at cost, generally being the excess of: (i) the consideration paid; over (ii) the net fair value of the identifiable assets, liabilities and contingent liabilities acquired. Subsequently, goodwill is not amortised but rather tested for impairment. Impairment is tested at least annually or whenever there is an indication of impairment. An impairment charge is recognised when a cash generating unit’s (CGU) carrying value exceeds its recoverable amount. Recoverable amount means the higher of the CGU’s fair value less costs to sell and its value-in-use. The Group’s CGUs represent the smallest identifiable group of assets that generate cash inflows that are largely independent of the cash inflows from other assets or groups of assets. They reflect the level at which the Group monitors and manages its operations. Brand names Brand names acquired in a business combination including St.George, BT, BankSA and RAMS, are recognised at cost. Subsequently brand names are not amortised but tested for impairment at least annually or whenever there is an indication of impairment. Finite life intangible assets Finite life intangibles, such as computer software, are recognised initially at cost and subsequently at amortised cost less any impairment. WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION Intangible Useful life Depreciation method Goodwill Indefinite Not applicable Brand names Indefinite Not applicable Computer software 3 to 10 years Straight-line or the diminishing balance method (using the Sum of the Years Digits) Critical accounting assumptions and estimates Judgement is required in determining the fair value of assets and liabilities acquired in a business combination. A different assessment of fair values would have resulted in a different goodwill balance and different post-acquisition performance of the acquired entity. When assessing impairment of intangible assets, significant judgement is needed to determine the appropriate cash flows and discount rates to be applied to the calculations. The significant assumptions applied to the value-in-use calculations are outlined below. For assets other than goodwill, management also assess whether there is any indication that an impairment loss recognised in prior periods may no longer exist or may have decreased. If any such indication exists, the recoverable amount of the asset is estimated.

256 WESTPAC GROUP 2022 ANNUAL REPORT

Notes to the financial statements

Note 25. Intangible assets (continued)

$m	Consolidated 2022	Consolidated 2021	Parent Entity 2022	Parent Entity 2021
Goodwill				
Balance as at beginning of year	**7,599**	**8,397**	**6,241**	**6,728**
Additions[1]	12	-	12	-
Disposals (refer to Note 36)	-	(243)	-	-
Impairment	(122)	(571)	-	(487)
Balances transferred to assets held for sale (refer to Note 38)	(55)	-	-	-
Other adjustments	(41)	16	-	-
Balance as at end of year	**7,393**	**7,599**	**6,253**	**6,241**
Computer software				
Balance as at beginning of year	1,840	2,430	1,653	2,266
Additions	1,101	740	940	638
Impairment	(110)	(485)	(99)	(475)
Amortisation	(545)	(755)	(502)	(696)
Other adjustments	(22)	(90)	-	(80)
Balance as at end of year	**2,264**	**1,840**	**1,992**	**1,653**
Cost	8,068	7,770	6,945	6,681
Accumulated amortisation and impairment	(5,804)	(5,930)	(4,953)	(5,028)
Carrying amount	**2,264**	**1,840**	**1,992**	**1,653**
Brand names	**670**	**670**	**636**	**636**
Total intangible assets	**10,327**	**10,109**	**8,881**	**8,530**
Goodwill has been allocated to the following CGUs:				
Consumer[2]	4,829	3,359	4,484	3,144
Business[2]	1,812	3,205	1,709	3,022
New Zealand	463	504	-	-
Specialist Businesses[3]	289	531	60	75
Total goodwill	**7,393**	**7,599**	**6,253**	**6,241**

In addition, brand names of $670 million for the Group have been allocated as $382 million to Consumer, $286 million to Business and $2 million to Specialist Businesses as at 30 September 2022 and 30 September 2021. Brand names of $636 million for the Parent Entity have been allocated as $350 million to Consumer and $286 million to Business as at 30 September 2022 and 30 September 2021.

1. Related to the acquisition of MoneyBrilliant Pty Ltd.
2. Goodwill of $1,393 million ($1,313 million for Parent Entity) has been reallocated from Business to Consumer. Mortgages that were previously included in the Business segment are now included in the mortgages line of business which forms part of the Consumer segment.
3. The Specialist Businesses segment comprises individual CGUs (Superannuation, Platforms, Investments) to which goodwill has been allocated. The carrying amount of goodwill allocated to these individual CGUs is not significant compared to total Group goodwill.

257

WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

Notes to the financial statements

Note 25. Intangible assets (continued)

Impairment testing and results

Impairment testing is performed at least once a year, or whenever there is an indication of impairment, by comparing the recoverable amount of each CGU with the carrying amount. For assets other than goodwill management also assess whether there is any indication that an impairment loss recognised in prior periods may no longer exist or may have decreased. If any such indication exists, the recoverable amount of the asset is estimated. The primary test for recoverable amount is determined based on value-in-use which refers to the present value of expected cash flows under its current use. Fair value less costs to sell was also considered for those CGUs where value-in-use was lower than carrying value. In these cases, there was no change to the result of the impairment test.

During the year, a write-down of assets relating to the superannuation business was made in preparation for its exit. This included the write-off of all goodwill attributable to the business of $122 million as it was not expected to be recoverable. In addition, $55 million of goodwill attributable to Advance Asset Management Limited (Advance) has been reclassified to held for sale (refer to Note 38).

In the prior year, as a result of the annual impairment test in 2021, the Group recognised goodwill impairment of $487 million for the Group and the Parent Entity from the Westpac Institutional Bank (WIB) CGU. In addition, goodwill of $84 million (nil for Parent Entity) allocated to the Lenders Mortgage Insurance CGU was written down as impaired on reclassification of the business to held for sale (refer to Note 38).

Significant assumptions used in recoverable amount calculations

The assumptions made for goodwill impairment testing for each relevant significant CGU are provided in the following table and are based on past experience and management's expectations for the future. In the current year and given the present economic environment, the Group has reassessed these assumptions and revised them where necessary in order to provide a reasonable estimate of the value-in-use of the CGUs and Group.

	Discount rate		Cash flows	
	Post-tax rate/Pre-tax rate		Forecast period/terminal growth rate	
	2022	2021	2022	2021
Westpac Institutional Bank	n/a / n/a	10.4% / 13.8%	n/a / n/a	5 years / 1.8%
New Zealand	9% / 11.5%-11.7%	9% / 12.2%	3 years / 2%	3 years / 2%
All other significant CGUs	9% / 11.6%-13%	9% / 12.5%	3 years / 2%	3 years / 2%

The Group discounts the projected cash flows by its adjusted pre-tax equity rate.

The cash flows used are based on management approved forecasts. These forecasts utilise information about current and future economic conditions, observable historical information and management expectations of future business performance. The terminal growth rate represents the growth rate applied to extrapolate cash flows beyond the forecast period and reflects the lower end of the RBA's target long-term inflation rate band. For all CGUs tested, the recoverability of goodwill is not reliant on any one particular assumption. There are no reasonably possible changes in assumptions for any significant CGU that would result in an indication of impairment or have a material impact on the Group's reported results.

258 WESTPAC GROUP 2022 ANNUAL REPORT Notes to the financial statements Note 26. Provisions, contingent liabilities, contingent assets and credit commitments Accounting policy Provisions Provisions are recognised for present obligations arising from past events where a payment (or other economic transfer) is likely to be necessary to settle the obligation and can be reliably estimated. Employee benefits – long service leave provision Long service leave is granted to certain employees in Australia and New Zealand. The provision is calculated based on the expected payments. When payments are expected to be more than one year in the future, the payments factor in expected employee service periods and average salary increases are then discounted. Employee benefits – annual leave and other employee benefits provision The provision for annual leave and other employee benefits (including wages and salaries, inclusive of non-monetary benefits, and any associated on-costs (e.g. payroll tax)) is calculated based on expected payments. Provision for ECL on credit commitments The Group is committed to provide facilities and guarantees as explained below. If it is probable that a facility will be drawn and the resulting asset will be less than the drawn amount then a provision for impairment is recognised. The provision for ECL is calculated using the methodology described in Note 11. Compliance, Regulation and Remediation provisions The compliance, regulation and remediation provisions relate to matters of potential misconduct in providing services to our customers identified both as a result of regulatory action and internal reviews. An assessment of the likely cost of these matters to the Group (including applicable customer refunds) is made on a case-by-case basis and specific provisions are made where appropriate. Contingent liabilities Contingent liabilities are possible obligations whose existence will be confirmed only by uncertain future events, and present obligations where the transfer of economic resources is not probable or cannot be reliably measured. Contingent liabilities are not recognised in the balance sheet but are disclosed unless the outflow of economic resources is remote. Undrawn credit commitments The Group enters into various arrangements with customers which are only recognised in the balance sheet when called upon. These arrangements include commitments to extend credit, bill endorsements, financial guarantees, standby letters of credit and underwriting facilities. Contingent assets Contingent assets are possible assets whose existence will be confirmed only by uncertain future events. Contingent assets are not recognised in the balance sheet but are disclosed if an inflow of economic benefits is probable. Critical accounting assumptions and estimates The financial reporting of provisions for litigation and non-lending losses and for compliance, regulation and remediation matters involves a significant degree of judgement in relation to identifying whether a present obligation exists and also in estimating the probability, timing, nature and quantum of the outflows that may arise from past events. These judgements are made based on the specific facts and circumstances relating to individual events. Provisions carried for long service leave are supported by an independent actuarial report.

259

WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

Notes to the financial statements

Note 26. Provisions, contingent liabilities, contingent assets and credit commitments (continued)

Provisions

$m	Long service leave	Annual leave and other employee benefits	Litigation and non-lending losses	Provision for ECL on credit commitments	Lease restoration obligations	Restructuring and other provisions	Compliance, regulation and remediation provisions	Total
Consolidated								
Balance as at 30 September 2021	**531**	**803**	**117**	**401**	**201**	**376**	**1,142**	**3,571**
Additions	86	1,166	100	79	23	250	285	1,989
Utilisation	(55)	(1,002)	(102)	-	(16)	(228)	(755)	(2,158)
Reversal of unutilised provisions	(111)	(45)	(32)	(61)	-	(43)	(159)	(451)
Balances reclassified to liabilities held for sale (Note 38)	(1)	-	-	-	-	-	-	(1)
Balance as at 30 September 2022	**450**	**922**	**83**	**419**	**208**	**355**	**513**	**2,950**
Parent Entity								
Balance as at 30 September 2021	**508**	**739**	**114**	**352**	**172**	**373**	**996**	**3,254**
Additions	101	1,116	91	79	23	228	208	1,846
Utilisation	(59)	(965)	(92)	-	(16)	(236)	(641)	(2,009)
Reversal of unutilised provisions	(110)	(45)	(31)	(47)	-	(25)	(128)	(386)
Balance as at 30 September 2022	**440**	**845**	**82**	**384**	**179**	**340**	**435**	**2,705**

Legislative liabilities

The Group had the following assessed liabilities as at 30 September 2022:

- $23 million (2021: $22 million) based on an actuarial assessment as a self-insurer under the *Workers' Compensation Act 1987* and the *Workplace Injury Management and Workers' Compensation Act 1998* (New South Wales);
- $7 million (2021: $7 million) based on actuarial assessment as a self-insurer under the *Accident Compensation Act 1985* (Victoria);
- $7 million (2021: $7 million) based on actuarial assessment as a self-insurer under the *Workers' Rehabilitation and Compensation Act 1986* (South Australia);
- $1 million (2021: $1 million) based on an actuarial assessment as a self-insurer under the *Workers' Compensation and Rehabilitation Act 2003* (Queensland);
- $nil (2021: $nil) based on an actuarial assessment as a self-insurer under the *Workers' Compensation Act 1951* (Australian Capital Territory);
- $nil (2021: $nil) based on an actuarial assessment as a self-insurer under the *Return to Work Act 1986* (Northern Territory);
- $1 million (2021: $1 million) based on an actuarial assessment as a self-insurer under the *Workers' Compensation and Injury Management Act 1981* (Western Australia); and
- $1 million (2021: $1 million) based on an actuarial assessment as a self-insurer under the *Workers' Rehabilitation and Compensation Act 1988* (Tasmania).

Appropriate provision has been made for these liabilities in the provision for annual leave and other employee benefits above.

260 WESTPAC GROUP 2022 ANNUAL REPORT Notes to the financial statements Note 26. Provisions, contingent liabilities, contingent assets and credit commitments (continued) Provisions Compliance, regulation and remediation provisions Provisions for 2022 in respect of compliance, regulation and remediation include estimates of: • • • Customer refunds associated with matters of potential historical misconduct; Costs of completing remediation programs; and Potential non-lending losses and costs connected with certain litigation and regulatory investigations. It is possible that the final outcome could be below or above the provision, if the actual outcome differs from the assumptions used in estimating the provision. Remediation processes may change over time as further facts emerge and such changes could result in a change to the final exposure. Certain litigation As at 30 September 2022, the Group held provisions in respect of potential non-lending losses and costs connected with certain litigation including: •A class action against BT Funds Management Limited (BTFM) and a former subsidiary, Westpac Life Insurance Services Limited (now known as TAL Life Insurance Services Limited) (WLIS) in the Federal Court of Australia in relation to aspects of BTFM’s BT Super for Life former cash investment option; and •A class action against Westpac Banking Corporation and two former subsidiaries, Westpac General Insurance Limited (now known as Allianz Australia General Insurance Limited) and WLIS in the Federal Court of Australia in relation to Westpac’s sale of consumer credit insurance (CCI) products to customers. Subsequent to 30 September 2022 these two class actions were settled pending court approval. The settlement amounts agreed between the parties are included in the 30 September 2022 provisions. As at the date of this report, the proposed settlements have not yet been approved by the Court. Consequently, there remains some uncertainty in respect of the settlements and the actual aggregate expense to Westpac associated with these matters. Certain of the entities mentioned above are no longer part of the Group following the sale of those entities. Westpac has provided warranties and indemnities to the acquirers for certain pre-completion matters, conduct and risks. Restructuring provisions The Group carries restructuring provisions for committed business restructures and branch closures. The provisions held primarily relate to separation costs and redundancies. The increase in the current year mostly relates to business sales entered into or completed during the year. Refer to Note 38 for further details. Lease restoration obligations The lease restoration provision reflects an estimate of the cost of making good leasehold premises at the end of the Group’s property leases. The increase in the expected make-good cost has been treated as an addition to the right-of-use asset and is being depreciated over the remaining life of those assets. Contingent liabilities Contingent liabilities are possible obligations whose existence will be confirmed only by uncertain future events and present obligations where the transfer of economic resources is not probable or cannot be reliably measured. Contingent liabilities are not recognised on the balance sheet but are disclosed unless the outflow of economic resource is remote.

261 Notes to the financial statements Note 26. Provisions, contingent liabilities, contingent assets and credit commitments (continued) Regulatory investigations, reviews and inquiries Regulators, statutory authorities and other bodies routinely conduct investigations, reviews and inquiries involving the financial services sector, both in Australia and overseas. These actions may consider a range of subject matters, and in Australia, a number of investigations and reviews are currently considering potential misconduct in relation to credit and financial services. Matters the subject of such reviews are also assessed for their impact on customers, with customer remediation undertaken where appropriate in accordance with the Group’s Customer Remediation Policy. Domestic regulators, statutory authorities and other bodies such as ASIC, APRA, AUSTRAC, BCCC, the OAIC, the ATO and the Fair Work Ombudsman, as well as certain international regulators such as the Reserve Bank of New Zealand, Financial Markets Authority and Commerce Commission in New Zealand, Monetary Authority of Singapore and Hong Kong Monetary Authority, from time to time conduct investigations, reviews or inquiries, covering a range of matters (including potential contraventions and non-compliance) involving the Group. These currently include: • Investigations by the OAIC in relation to certain practices and systems for compliance with the Privacy Act 1988 (Cth); The provision of superannuation, including insurance in superannuation; and Other areas such as: risk governance; RBNZ liquidity policy and associated risk culture; prudential standards compliance; hardship and debt write-off processes; design and distribution processes; and anti-money laundering and counter-terrorism financing processes and procedures (including reporting). • • It is uncertain what (if any) actions will result following the conclusion of these investigations or matters. No provisions have yet been made in relation to any financial liability that might arise in the event proceedings are pursued in relation to the matters outlined above, as any potential future liability of that kind cannot be reliably estimated at this time. Such investigations, reviews or inquiries have previously resulted, and may in the future result in litigation (including class action proceedings and criminal proceedings), significant fines and penalties, infringement notices, enforceable undertakings, requirement to undertake a review, referral to the relevant Commonwealth or State Director of Public Prosecutions for consideration for criminal prosecution, imposition of capital or liquidity requirements, licence revocation or variation, customer remediation or other sanctions or action being taken by regulators or other parties. Given the size of Westpac, investigations have in some instances resulted, and could in the future result, in findings of a significant number of breaches of obligations. This in turn could lead to significant financial and other penalties. Prior penalties and contraventions by Westpac in relation to similar issues can also affect penalties that may be imposed. Litigation There are ongoing Court proceedings, claims and possible claims against the Group. Contingent liabilities exist in respect of actual and potential claims and proceedings, including those listed below. An assessment of the Group’s likely loss has been made on a case-by-case basis for the purpose of the financial statements but cannot always be reliably estimated, including in relation to those listed below. No provision has been recognised for potential losses that may arise in relation to the matters below. Regulatory litigation •On 5 May 2021, ASIC filed civil proceedings against Westpac alleging that it had engaged in insider trading and unconscionable conduct and failed to comply with its Australian Financial Services Licence obligations. The allegations relate to interest rate hedging activity by Westpac during its involvement in the 2016 Ausgrid privatisation transaction. Westpac has filed its Response to ASIC’s Concise Statement. A hearing date for this matter has been set down for 18 March 2024. Class actions • Westpac is defending a class action proceeding which was commenced in December 2019 in the Federal Court of Australia on behalf of certain investors who acquired an interest in Westpac securities between 16 December 2013 and 19 November 2019. The proceeding involves allegations relating to market disclosure issues connected to Westpac’s monitoring of financial crime over the relevant period, and matters which were the subject of the AUSTRAC civil proceedings. The damages sought on behalf of members of the class have not yet been specified. However, in the course of a procedural hearing, the applicant indicated that a preliminary estimate of the losses that may be alleged in respect of a subset of potential group members exceeded $1 billion. While it remains unclear how the applicant will ultimately formulate their estimate of alleged damages claimed on behalf of group members, it is possible that the claim may be higher (or lower) than the amount referred to above. Given the time period and the nature of the claims alleged to be in question, along with the reduction in our market capitalisation at the time of the commencement of the AUSTRAC civil proceedings, it is likely that any total alleged damages (when, and if, ultimately articulated by the applicant) will be significant. Westpac continues to deny both that its disclosure was inappropriate and, as such, that any group member has incurred damage. WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

262 WESTPAC GROUP 2022 ANNUAL REPORT Notes to the financial statements Note 26. Provisions, contingent liabilities, contingent assets and credit commitments (continued) •On 16 July 2020, a class action was commenced against Westpac Banking Corporation and St.George Finance Limited (SGF) in the Supreme Court of Victoria in relation to flex commissions paid to auto dealers from 1 March 2013 to 31 October 2018. This proceeding is one of two class actions commenced against a number of lenders in the auto finance industry. It is alleged Westpac and SGF are liable for the unfair conduct of dealers acting as credit representatives and engaged in misleading or deceptive conduct. The damages sought are unspecified. Westpac and SGF are defending the proceedings. Westpac has not paid flex commissions since 1 November 2018 following an industry-wide ban issued by ASIC. Westpac is aware, including from media reports and other publicly available material, that at least one other class action (and possibly more) against Westpac entities is being investigated. For example, in July 2020 and again in October 2022, a law firm publicly stated that it is investigating a class action against Asgard and BTFM alleging Asgard and BTFM did not act in the best interests of members of certain superannuation funds when obtaining group insurance policies. Westpac has not been served with a claim in relation to this matter and has no further information about the scope of the proposed claim beyond the public statements issued by the law firm involved. Internal reviews and remediation As in prior periods, Westpac is continuing to undertake a number of reviews to identify and resolve issues that have the potential to impact our customers, employees, other stakeholders and reputation. These internal reviews continue to identify issues in respect of which we are taking steps or will take steps to put things right, including so that our customers and employees (as applicable) are not disadvantaged from certain past practices, including making compensation/remediation payments and providing refunds where appropriate. These issues include, among other things, compliance with lending obligations (including responsible lending); payroll processes, including as they relate to employee entitlements; regulatory reporting; sufficiency of training, policies and procedures; anti-money laundering and counter-terrorism financing processes and procedures (including international funds transfer instructions and other reporting); product disclosure; tax withholding processes for persons under 16; storage and use of tax file numbers and other personal information; and impacts from inadequate product governance, including the way some product terms and conditions are operationalised. In addition, our New Zealand business is reviewing its processes for some products relating to the requirements of the New Zealand Credit Contracts and Consumer Finance Act 2003. The outcome of this complex review is uncertain and could result in customer remediation, regulatory action, litigation and reputational damage. By undertaking these reviews, we can also improve our processes and controls. An assessment of the Group’s likely loss has been made on a case-by-case basis for the purpose of the financial statements but cannot always be reliably estimated. Even where Westpac has remediated or compensated customers, employees or issues, there can still be the risk of regulators challenging the basis, scope or pace of remediation, or imposing fines/penalties, enforceable undertakings (which may include contrition payments) or other sanctions, including civil or criminal prosecutions. Contingent liabilities may exist in respect of actual or potential claims or proceedings (which could be brought by customers, employees/unions, regulators or criminal prosecutors), compensation/remediation payments and/or refunds identified as part of these reviews. Australian Financial Complaints Authority Contingent liabilities also exist in relation to customer complaints brought before the Australian Financial Complaints Authority (AFCA). AFCA has the power to make determinations about complaints and can award compensation up to certain thresholds. Financial Claims Scheme Under the Financial Claims Scheme (FCS), the Australian Government provides depositors a free guarantee of deposits in eligible ADIs of up to and including $250,000, per account holder for protected accounts in an eligible ADI. The FCS applies to an eligible ADI if APRA has applied for the winding up of the ADI or a Banking Act statutory manager is in control of the ADI’s business, and the responsible Australian Government minister has declared that the FCS applies to the ADI. The Financial Claims Scheme (ADIs) Levy Act 2008 (Cth) provides for the imposition of a levy to fund the excess of certain APRA FCS costs connected to an ADI, including payments by APRA to deposit holders in a failed ADI. The levy would be imposed on liabilities of eligible ADIs to their depositors and cannot be more than 0.5% of the amount of those liabilities. A contingent liability may exist in respect of any levy imposed under the FCS. Exposures to third parties relating to divested businesses The Group has potential exposures relating to warranties, indemnities, and other commitments it has provided to third parties in connection with various divestments of businesses and assets. The warranties, indemnities and other commitments cover a range of matters, conduct and risks, including certain compliance, regulatory investigations and litigation matters outlined in this Note 26.

263

WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

Notes to the financial statements

Note 26. Provisions, contingent liabilities, contingent assets and credit commitments (continued)

Contingent tax risk

Tax and regulatory authorities in Australia and in other jurisdictions review, in the normal course of business, the direct and indirect taxation treatment of transactions (both historical and present-day transactions) undertaken by the Group. The Group also responds to various notices and requests for information it receives from tax and regulatory authorities.

These reviews, notices and requests may result in additional tax liabilities (including interest and penalties).

The Group has assessed these and other taxation matters arising in Australia and elsewhere, including seeking independent advice.

Settlement risk

The Group is subject to a credit risk exposure in the event that another counterparty fails to settle for its payments clearing activities (including foreign exchange). The Group seeks to minimise credit risk arising from settlement risk in the payments system by aligning our processing method with the legal certainty of settlement in the relevant clearing mechanism.

Parent entity guarantees and undertakings to subsidiaries

Consistent with 2021, Westpac Banking Corporation, as the parent entity of the Group, makes the following guarantees and undertakings to its subsidiaries:

- Letters of comfort for certain subsidiaries which recognise that Westpac has a responsibility that those subsidiaries continue to meet their obligations; and
- Guarantees to certain wholly owned subsidiaries which are Australian financial services or credit licensees to comply with legislative requirements. All but two guarantees are capped at $20 million per year (with an automatic reinstatement for another $20 million) and two specific guarantees are capped at $2 million (with an automatic reinstatement for another $2 million).

Contingent assets

The credit commitments shown in the following table also constitute contingent assets. These commitments would be classified as loans in the balance sheet on the contingent event occurring.

Undrawn credit commitments

The Group enters into various arrangements with customers which are only recognised in the balance sheet when called upon. These arrangements include commitments to extend credit, bill endorsements, financial guarantees, standby letters of credit and underwriting facilities.

They expose the Group to liquidity risk when called upon and also to credit risk if the customer fails to repay the amounts owed at the due date. The maximum exposure to credit loss is the contractual or notional amount of the instruments. Some of the arrangements can be cancelled by the Group at any time and a significant portion is expected to expire without being drawn. The actual liquidity and credit risk exposure varies in line with amounts drawn and may be less than the amounts disclosed.

The Group uses the same credit policies when entering into these arrangements as it does for on-balance sheet instruments. Refer to Notes 12 and 22 for further details of liquidity risk and credit risk management.

Undrawn credit commitments excluding derivatives are as follows:

	Consolidated		Parent Entity	
$m	2022	2021	2022	2021
Undrawn credit commitments				
Letters of credit and guarantees[1]	11,868	11,323	11,324	10,796
Commitments to extend credit[2]	188,183	188,768	165,260	163,685
Other	48	-	48	-
Total undrawn credit commitments[3]	**200,099**	**200,091**	**176,632**	**174,481**

1. Standby letters of credit are undertakings to pay, against presentation documents, an obligation in the event of a default by a customer. Guarantees are unconditional undertakings given to support the obligations of a customer to third parties. The Group may hold cash as collateral for certain guarantees issued.
2. Commitments to extend credit include all obligations on the part of the Group to provide credit facilities. As facilities may expire without being drawn upon, the notional amounts do not necessarily reflect future cash requirements. In addition to the commitments disclosed above, at 30 September 2022 the Group had offered $10.4 billion (2021: $9.7 billion) of facilities to customers, which had not yet been accepted.
3. There is nil (2021: $0.8 billion) undrawn credit commitments related to facilities which are held for sale.

264 WESTPAC GROUP 2022 ANNUAL REPORT Notes to the financial statements CAPITAL AND DIVIDENDS Note 27. Shareholders’ equity Accounting policy Share capital Ordinary shares are recognised at the amount paid up per ordinary share, net of directly attributable issue costs. Treasury shares are shares in the Parent Entity, purchased by the Parent Entity or other entities within the Group. These shares are adjusted against share capital as the net of the consideration paid to purchase the shares and, where applicable, any consideration received from the subsequent sale or reissue of these shares. Non-controlling interests Non-controlling interests represent the share in the net assets of subsidiaries attributable to equity interests that are not owned directly or indirectly by the Parent Entity. Reserves Foreign currency translation reserve Exchange differences arising on translation of the Group’s foreign operations, and any offsetting gains or losses on hedging the net investment are reflected in the foreign currency translation reserve. A cumulative credit balance in this reserve would not normally be regarded as being available for payment of dividends until such gains are realised and recognised in the income statement on sale or disposal of the foreign operation. Debt securities at FVOCI reserve This reserve comprises the changes in fair value of debt securities measured at FVOCI (except for interest income, impairment charges and FX gains and losses which are recognised in the income statement), net of any related hedge accounting adjustments and tax. These changes are transferred to non-interest income in the income statement when the asset is disposed. Equity securities at FVOCI reserve This reserve comprises the changes in fair value of equity securities measured at FVOCI, net of tax. These changes are not transferred to the income statement when the asset is disposed. Cash flow hedge reserve This comprises the fair value gains and losses associated with the effective portion of designated cash flow hedging instruments, net of tax. Share-based payment reserve This comprises the fair value of equity-settled share-based payments recognised as an expense. Other reserves Other reserves for the Parent Entity relate to certain historic internal group restructurings performed at fair value. The reserve is eliminated on consolidation. Other reserves for the Group consist of transactions relating to changes in the Parent Entity’s ownership of a subsidiary that do not result in a loss of control. The amount recorded in other reserves reflects the difference between the amount by which NCI are adjusted and the fair value of any consideration paid or received.

265

WESTPAC GROUP 2022 ANNUAL REPORT | STRATEGIC REVIEW | GROUP PERFORMANCE | FINANCIAL STATEMENTS | SHAREHOLDER INFORMATION

Notes to the financial statements

Note 27. Shareholders' equity (continued)

$m	Consolidated 2022	Consolidated 2021	Parent Entity 2022	Parent Entity 2021
Share capital				
Ordinary share capital, fully paid	39,666	41,601	39,666	41,601
Treasury shares[1]	(655)	(606)	(713)	(664)
Total share capital	**39,011**	**40,995**	**38,953**	**40,937**
NCI	**57**	**57**	**-**	**-**

Ordinary shares

Westpac does not have authorised capital and the ordinary shares have no par value. Ordinary shares entitle the holder to participate in dividends and, in the event of Westpac winding up, to a share of the proceeds in proportion to the number of and amounts paid on the shares held.

Each ordinary share entitles the holder to one vote, either in person or by proxy, at a shareholder meeting.

Reconciliation of movement in number of ordinary shares

Consolidated and Parent Entity (number)	2022	2021
Opening balance	**3,668,591,808**	**3,611,684,870**
Dividend reinvestment plan[2]	-	20,213,205
Dividend reinvestment plan underwrite[3]	-	36,693,733
Issued shares for the year	**-**	**56,906,938**
Off-market share buy-back[4]	(167,464,114)	-
Closing balance	**3,501,127,694**	**3,668,591,808**

Ordinary shares purchased on-market

Consolidated and Parent Entity	2022 Number	2022 Average Price ($)
For share-based payment arrangements:		
Employee share plan (ESP)	1,236,092	22.83
RSP[5]	2,325,190	21.35
Westpac Performance Plan (WPP) - share rights exercised	233,438	23.67
Westpac Long-Term Variable Reward Plan (LTVR) - share rights exercised	2,148	23.85
Total number of ordinary shares purchased on market	**3,796,868**	

For details of the share-based payment arrangements refer to Note 32.

1. 2022: 5,034,310 unvested RSP treasury shares held (2021: 4,363,329).
2. The DRP for the 2022 interim dividend (as well as 2021 final dividend and 2021 interim dividend) had no impact on the number of ordinary shares on issue as Westpac arranged for the purchase of the necessary shares from the market and transfer to participants of 9,971,443 ordinary shares (2021 final dividend: 10,286,188 ordinary shares, 2021 interim dividend: 9,085,937 ordinary shares) at an average price of $23.96 (2021 final dividend: $22.34, 2021 interim dividend: $25.98). The price per share for the issuance of shares in relation to the dividend reinvestment plan for the 2020 final dividend was $19.83.
3. The Group entered into an arrangement to fully underwrite the 2020 final dividend, referred to as a DRP underwrite. The arrangement ensured that the capital impact of the dividend was negated as new shares of equivalent value to the amount of dividend that was paid to shareholders in cash were purchased by the DRP underwriter. The price per share for the issuance of shares in relation to the 2020 DRP underwrite was $19.59.
4. On 14 February 2022, the Group announced the successful completion of its $3.5 billion off-market share buy-back of Westpac ordinary shares. 167,464,114 ordinary shares were bought back at $20.90, and comprised a fully franked dividend component of $9.56 per share ($1,601 million) and a capital component of $11.34 per share ($1,902 million including transaction costs). The shares bought back were subsequently cancelled.
5. Ordinary shares allocated to employees under the RSP are classified as treasury shares until the shares vest.

266 WESTPAC GROUP 2022 ANNUAL REPORT

Notes to the financial statements

Note 27. Shareholders' equity (continued)

Reconciliation of movement in reserves

	Consolidated		Parent Entity	
$m	2022	2021	2022	2021
Debt securities at FVOCI reserve				
Balance as at beginning of year	**443**	**177**	**499**	**125**
Net gains/(losses) from changes in fair value	(329)	578	(47)	730
Income tax effect	88	(177)	12	(220)
Transferred to income statements	(254)	(195)	(254)	(195)
Income tax effect	78	58	78	58
Loss allowance on debt securities measured at FVOCI	(2)	2	(2)	2
Other	38	-	27	(1)
Balance as at end of year	**62**	**443**	**313**	**499**
Equity securities at FVOCI reserve				
Balance as at beginning of year	**44**	**(4)**	**(2)**	**-**
Net gains/(losses) from changes in fair value	92	50	7	(2)
Income tax effect	-	(2)	-	-
Balance as at end of year	**136**	**44**	**5**	**(2)**
Share-based payment reserve				
Balance as at beginning of year	**1,806**	**1,720**	**1,697**	**1,611**
Share-based payment expense	87	86	87	86
Balance as at end of year	**1,893**	**1,806**	**1,784**	**1,697**
Cash flow hedge reserve				
Balance as at beginning of year	**196**	**(42)**	**135**	**20**
Net gains/(losses) from changes in fair value	1,304	296	881	177
Income tax effect	(383)	(86)	(265)	(53)
Transferred to income statements	(434)	39	(445)	(13)
Income tax effect	130	(11)	134	4
Balance as at end of year	**813**	**196**	**440**	**135**
Foreign currency translation reserve				
Balance as at beginning of year	**(241)**	**(292)**	**(222)**	**(221)**
Exchange differences on translation of foreign operations	(500)	249	12	40
Gains/(losses) on net investment hedges	236	(198)	15	(41)
Balance as at end of year	**(505)**	**(241)**	**(195)**	**(222)**
Other reserves				
Balance as at beginning of year	**(21)**	**(15)**	**41**	**41**
Transactions with owners	-	(6)	-	-
Balance as at end of year	**(21)**	**(21)**	**41**	**41**
Total reserves	**2,378**	**2,227**	**2,388**	**2,148**

267 Notes to the financial statements Note 28. Capital adequacy APRA measures an ADI’s regulatory capital using three measures: Level of capital Definition Tier 1 Capital The sum of CET1 and AT1 Capital. AT1 Capital comprises high quality components of capital that consists of certain securities not included in CET1, but which include loss absorbing characteristics. Under APRA’s Prudential Standards, Australian ADIs, including Westpac, are required to maintain a minimum CET1 ratio of at least 4.5%, Tier 1 Capital ratio of at least 6.0% and Total Regulatory Capital ratio of at least 8.0%. APRA may also require ADIs, including Westpac, to meet Prudential Capital Requirements (PCRs) above the industry PCRs. APRA does not allow the PCRs for individual ADIs to be disclosed. APRA also requires ADIs to hold additional CET1 buffers comprising of: •a capital conservation buffer (CCB) of 3.5% for ADIs designated by APRA as domestic systemically important banks (D-SIBs) unless otherwise determined by APRA, which includes a 1.0% surcharge for D-SIBs. APRA has determined that Westpac is a D-SIB; and •a countercyclical capital buffer. The countercyclical buffer is set on a jurisdictional basis and APRA is responsible for setting the requirement in Australia. The countercyclical buffer requirement is currently set to zero for Australia and New Zealand. APRA’s revised capital framework is effective from 1 January 2023, refer to Capital management strategy below. Collectively, the above buffers are referred to as the “Capital Buffer” (CB). Should the CET1 capital ratio fall within the CB range restrictions on the distributions of earnings will apply. This includes restrictions on the amount of earnings that can be distributed through dividends, AT1 Capital distributions and discretionary staff bonuses. Capital management strategy Westpac evaluates its approach to capital management through an Internal Capital Adequacy Assessment Process (ICAAP), the key features of which include: • the development of a capital management strategy, including consideration of regulatory minimums, capital buffers and contingency plans. The current regulatory capital minimums together with the CCB are the Total CET1 Requirement. The Total CET1 Requirement for Westpac is at least 8.0%, based on an industry minimum CET1 requirement of 4.5% plus a capital buffer of at least 3.5% applicable to D-SIBs1,2; consideration of regulatory capital requirements and the perspectives of external stakeholders including rating agencies as well as equity and debt investors; and a stress testing framework that challenges the capital measures, coverage and requirements including the impact of adverse economic scenarios. • • From 1 January 2023, APRA’s revised capital framework, including updated prudential standards for capital adequacy and credit risk capital, becomes effective. As part of the revised framework, APRA has set a Total CET1 Requirement for D-SIBs of 10.25%. This requirement includes a CCB of 4.75% applicable to D-SIBs and a base level for the countercyclical capital buffer of 1.0%. APRA has also indicated that it expects that D-SIBs (including Westpac) will likely operate with CET1 capital ratio above 11% in normal operating conditions under the new framework. Westpac will seek to operate with a CET1 capital ratio of between 11.0% and 11.5% (operating capital range) in normal operating conditions as measured under the new capital framework from 1 January 2023. 1. Noting that APRA may apply higher CET1 requirements for an individual ADI. 2. If an ADI’s CET1 ratio falls below the Total CET1 Requirement (at least 8%), it faces restrictions on the distribution of earnings, such as dividends, distribution payments on AT1 capital instruments and discretionary staff bonuses. WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION Total Regulatory CapitalThe sum of Tier 1 Capital and Tier 2 Capital. Tier 2 Capital includes subordinated instruments and other components of capital that, to varying degrees, do not meet the criteria for Tier 1 Capital, but nonetheless contribute to the overall strength of an ADI and its capacity to absorb losses. Common Equity Tier 1 Capital (CET1)Comprises the highest quality components of capital that consists of paid-up share capital, retained profits and certain reserves, less certain intangible assets, capitalised expenses and software, and investments and retained profits in insurance and funds management subsidiaries that are not consolidated for capital adequacy purposes.

268 WESTPAC GROUP 2022 ANNUAL REPORT

Notes to the financial statements

Note 29. Dividends

$m	Consolidated 2022	2021	2020	Parent Entity 2022	2021
Dividends not recognised at year end					
Since year end the Directors have proposed the following dividends:					
Final dividend 64 cents per share (2021: 60 cents, 2020: 31 cents) all fully franked at 30%	2,241	2,201	1,120	2,241	2,201
Total dividends not recognised at year end	**2,241**	**2,201**	**1,120**	**2,241**	**2,201**

The Board has determined a final fully franked dividend of 64 cents per share, to be paid on 20 December 2022 to shareholders on the register at the record date of 18 November 2022.

Shareholders can choose to receive their dividends as cash or reinvest for an equivalent number of shares under the Dividend Reinvestment Plan (DRP).

The Board has determined to issue shares to satisfy the Dividend Reinvestment Plan (DRP) for the 2022 final ordinary dividend. The market price used to determine the number of shares issued under the DRP will be set over the 10 trading days commencing 23 November 2022, with no discount applied.

Details of dividends recognised during the year are provided in the statement of changes in equity.

Australian franking credits available to the Parent Entity for subsequent years are $3,298 million (2021: $3,857 million, 2020: $3,448 million). This is calculated as the year end franking credit balance, adjusted for the Australian current tax liability and the proposed 2022 final dividend.

New Zealand imputation credits

New Zealand imputation credits of NZ$ 0.08 (2021: NZ$0.07, 2020: NZ$0.07) per share will be attached to the proposed 2022 final dividend. New Zealand imputation credits available to the Parent Entity for subsequent years are NZ$678 million (2021: NZ$820 million, 2020: NZ$980 million). This is calculated on the same basis as the Australian franking credits but using the New Zealand current tax liability.

GROUP STRUCTURE

Note 30. Investments in subsidiaries and associates

Accounting policy

Subsidiaries

Westpac's subsidiaries are entities which it controls and consolidates as it is exposed to, or has rights to, variable returns from the entity, and can affect those returns through its power over the entity.

When the Group ceases to control a subsidiary, any retained interest in the entity is remeasured to fair value, with any resulting gain or loss recognised in the income statement.

Changes in the Group's ownership interest in a subsidiary which do not result in a loss of control are accounted for as transactions with equity holders in their capacity as equity holders.

In the Parent Entity's financial statements, investments in subsidiaries are initially recorded at cost and are subsequently held at the lower of cost and recoverable amount.

All transactions between Group entities are eliminated on consolidation.

Associates

Associates are entities in which the Group has significant influence, but not control, over the operating and financial policies. The Group accounts for associates using the equity method. The investments are initially recognised at cost (except where recognised at fair value due to a loss of control of a subsidiary), and increased (or decreased) each year by the Group's share of the associate's profit (or loss). Dividends received from the associate reduce the investment in associate.

Overseas companies predominantly carry on business in the country of incorporation. For unincorporated entities, 'Country of incorporation' refers to the country where business is carried on. The financial years of all controlled entities are the same as that of Westpac unless otherwise stated. From time to time, the Group consolidates a number of unit trusts where the Group has variable returns from its involvement with the trusts, and has the ability to affect those returns through its power over the trusts. These unit trusts are excluded from the table.

269

WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

Notes to the financial statements

Note 30. Investments in subsidiaries and associates (continued)

The following table includes the material controlled entities of the Group as at 30 September 2022.

Name	Country of incorporation	Name	Country of incorporation
Advance Asset Management Limited[1]	Australia	Westpac Financial Services Limited	Australia
Asgard Capital Management Limited	Australia	Westpac Overseas Holdings No. 2 Pty Limited	Australia
BT Financial Group Pty Limited	Australia	Westpac Overseas Holdings Pty Limited	Australia
BT Funds Management Limited	Australia	Westpac Securitisation Holdings Pty Limited	Australia
BT Portfolio Services Limited	Australia	Westpac Group Investment-NZ-Limited	New Zealand
Capital Finance Australia Limited	Australia	Westpac New Zealand Group Limited	New Zealand
Crusade Trust No.2P of 2008	Australia	Westpac New Zealand Limited	New Zealand
Series 2008-1M WST Trust	Australia	Westpac NZ Covered Bond Limited[2]	New Zealand
Westpac Covered Bond Trust	Australia	Westpac NZ Securitisation Limited[2]	New Zealand
Westpac Equity Holdings Pty Limited	Australia	Westpac Securities NZ Limited	New Zealand
Westpac Financial Services Group Limited	Australia	Westpac Bank-PNG-Limited	Papua New Guinea

The following controlled entities have been granted relief from compliance with the balance date synchronisation provisions in the Corporations Act 2001: Westpac Cash PIE Fund; Westpac Notice Saver PIE Fund; and Westpac Term PIE Fund.

The following material controlled entities are not wholly owned:

Percentage Owned	2022	2021
Westpac Bank-PNG-Limited	89.9%	89.9%
Westpac NZ Covered Bond Limited	19.0%	19.0%
Westpac NZ Securitisation Limited	19.0%	19.0%

1. Refer to Note 38 for details of assets and liabilities held for sale.
2. The Group indirectly owns 19% of Westpac NZ Covered Bond Limited (WNZCBL) and Westpac NZ Securitisation Limited (WNZSL), however, due to contractual and structural arrangements both WNZCBL and WNZSL are considered to be controlled entities within the Group.

270 WESTPAC GROUP 2022 ANNUAL REPORT Notes to the financial statements Note 30. Investments in subsidiaries and associates (continued) Non-controlling interests Details of the balance of NCIs are set out in Note 27. There are no NCIs that are material to the Group. Significant restrictions There were no other significant restrictions on the ability to transfer cash or other assets, pay dividends or other capital distributions, provide or repay loans and advances between the entities within the Group. There were also no significant restrictions on Westpac’s ability to access or use the assets and settle the liabilities of the Group resulting from protective rights of NCIs. Associates There are no associates that are material to the Group. Changes in ownership of subsidiaries Businesses acquired during the year ending 30 September 2022 During 2022, Westpac acquired MoneyBrilliant Pty Ltd (100% interest) on 13 December 2021. Businesses disposed during the year ending 30 September 2022 Westpac sold its interest in the following business during the year: • • • Westpac Life-NZ-Limited (sold on 28 February 2022); Westpac Motor Vehicle Dealer Finance and Novated Leasing business (sold on 24 March 2022); and Westpac Life Insurance Services Limited (sold on 1 August 2022). Refer to Notes 36 and 38 for further details of businesses disposed in 2022. Businesses disposed during the year ending 30 September 2021 Westpac sold its interest in the following business during the year: • • • • Westpac General Insurance Limited (sold on 1 July 2021); Westpac General Insurance Services Limited (sold on 1 July 2021); Westpac Vendor Finance business (sold on 31 July 2021); and Westpac Lenders Mortgage Insurance Limited (sold on 31 August 2021). Businesses disposed during the year ending 30 September 2020 No businesses were sold in 2020. Note 31. Structured entities Accounting policy The Group engages in various transactions with both consolidated and unconsolidated structured entities that are mainly involved in securitisations, asset backed and other financing structures and managed funds. Consolidated structured entities Securitisation and covered bonds The Group uses structured entities to securitise its financial assets, including two covered bond programs, to assign pools of residential mortgages to bankruptcy remote structured entities. Refer to Note 16 for further details. Structured entities are generally created to achieve a specific, defined objective and their operations are restricted such as only purchasing specific assets. Structured entities are commonly financed by debt or equity securities that are collateralised by and/or indexed to their underlying assets. The debt and equity securities issued by structured entities may include tranches with varying levels of subordination. Structured entities are classified as subsidiaries and consolidated if they meet the definition in Note 30. If the Group does not control a structured entity then it will not be consolidated.

271 Notes to the financial statements Note 31. Structured entities (continued) Group managed funds The Group acts as the responsible entity and/or fund manager for various investment management funds. As fund manager, if the Group is deemed to be acting as a principal rather than an agent then it consolidates the fund. The principal versus agent decision requires judgement of whether the Group has sufficient exposure to variable returns. Non-contractual financial support The Group does not provide non-contractual financial support to these consolidated structured entities. Unconsolidated structured entities The Group has interests in various unconsolidated structured entities including debt or equity instruments, guarantees, liquidity and other credit support arrangements, lending, loan commitments, certain derivatives and investment management agreements. Interests exclude non-complex derivatives (e.g. interest rate or currency swaps), instruments that create, rather than absorb, variability in the entity (e.g. credit protection under a credit default swap), and lending to a structured entity with recourse to a wider operating entity, not just the structured entity. The Group’s main interests in unconsolidated structured entities, which arise in the normal course of business, are: Investment securities The Group holds mortgage-backed securities for liquidity purposes and the Group normally has no other involvement with the structured entity. These assets are highly-rated, investment grade and eligible for repurchase agreements with the RBA or another central bank. The Group earns interest income and net gains or losses on selling these assets are recognised in the income statements. Investment management agreements The Group manages funds that provide customers with investment opportunities. The Group also manages superannuation funds for its employees. The Group earns management and performance fee income which is recognised in non-interest income. The Group may also retain units in these investment management funds. The Group earns fund distribution income and recognises fair value movements through non-interest income. The following tables show the Group’s interests in unconsolidated structured entities and its maximum exposure to loss in relation to those interests. The maximum exposure does not take into account any collateral or hedges that will reduce the risk of loss. •For on-balance sheet instruments, including debt and equity instruments in and loans to unconsolidated structured entities, the maximum exposure to loss is the carrying value. •For off-balance sheet instruments, including liquidity facilities, loan and other credit commitments and guarantees, the maximum exposure to loss is the notional amounts. WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION Loans and other credit The Group lends to unconsolidated structured entities, subject to the Group’s collateral and commitments credit approval processes, in order to earn interest and fee income. The structured entities are mainly property trusts, securitisation entities and those associated with project and property financing transactions. Trading securitiesThe Group actively trades interests in structured entities and normally has no other involvement with the structured entity. The Group earns interest income on these securities and also recognises fair value changes through trading income in non-interest income.

272 WESTPAC GROUP 2022 ANNUAL REPORT

Notes to the financial statements

Note 31. Structured entities (continued)

Consolidated $m	Investment in third party mortgage and other asset-backed securities[1]	Financing to securitisation vehicles	Group managed funds	Interest in other structured entities	Total
2022					
Assets					
Trading securities and financial assets measured at FVIS	2,467	-	1	6	2,474
Investment securities	4,996	-	-	-	4,996
Loans	-	28,852	-	8,727	37,579
Other financial assets	1	-	67	-	68
Assets held for sale	-	-	20	-	20
Total on-balance sheet exposures	**7,464**	**28,852**	**88**	**8,733**	**45,137**
Total notional amounts of off-balance sheet exposures	-	7,051	14	4,189	11,254
Maximum exposure to loss	**7,464**	**35,903**	**102**	**12,922**	**56,391**
Size of structured entities[2]	**69,883**	**35,903**	**65,602**	**28,178**	**199,566**
2021					
Assets					
Trading securities and financial assets measured at FVIS	2,694	-	-	40	2,734
Investment securities	5,352	-	-	-	5,352
Loans	-	23,028	-	18,415	41,443
Other financial assets	-	-	55	-	55
Assets held for sale	-	-	232	695	927
Total on-balance sheet exposures	**8,046**	**23,028**	**287**	**19,150**	**50,511**
Total notional amounts of off-balance sheet exposures	-	6,609	15	8,553	15,177
Maximum exposure to loss	**8,046**	**29,637**	**302**	**27,703**	**65,688**
Size of structured entities[2]	**74,925**	**29,637**	**77,036**	**48,309**	**229,907**

Non-contractual financial support

The Group does not provide non-contractual financial support to these unconsolidated structured entities.

1. The Group's interests in third-party mortgages and other asset-backed securities are senior tranches of notes and are investment grade rated.
2. Represents either the total assets or market capitalisation of the entity, or if not available, the Group's total committed exposure (for lending arrangements and external debt and equity holdings), funds under management (for Group managed funds) or the total value of notes on issue (for investments in third-party asset-backed securities).

273 Notes to the financial statements OTHER Note 32. Share-based payments Accounting policy Westpac Long Term Variable Reward Plan (LTVR) Restricted Share Plan (RSP) Employee Share Plan (ESP) Scheme name Westpac Performance Plan (WPP) How it is used Aligns executive remuneration and accountability with shareholder interests over the long term. Primarily used for mandatory deferral of a portion of short-term variable reward for New Zealand employees and key employees based outside Australia. Primarily used to reward key employees and for mandatory deferral of a portion of short-term variable reward for Australian employees and some other offshore jurisdictions. To reward eligible Australian employees (unless they have already been provided instruments under another scheme for the previous year). Performance hurdles Awards from 2020 onwards: relative Total Shareholder Return (TSR) over a four-year performance period. For the 2019 awards: TSR over a four-year performance period and average cash Return on Equity (cash ROE) over a three-year performance period plus one-year holding lock, each applying to half of the award. None None None WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION Exercise price Nil Nil n/an/a Type of share-Share rights (allocated at no Share rights (allocated at no cost). Westpac ordinary Westpac ordinary based payment cost). shares (allocated at shares (allocated no cost).at no cost) of up to $1,000 per employee per year. The Group enters into various share-based payment arrangements with its employees as a component of overall compensation for services provided. Share-based payment arrangements comprise rights to receive shares for free (share rights) and restricted shares (issued at no cost). Share-based payment arrangements typically require a specified period of continuing employment (the service period or vesting period) and may include performance targets (vesting conditions). Specific details of each arrangement are provided below. Share-based payments must be classified as either cash-settled or equity-settled arrangements. The Group’s significant arrangements are equity-settled, as the Group is not obliged to settle in cash. Share rights Share rights are equity-settled arrangements. The fair value is measured at grant date and is recognised as an expense over the service period, with a corresponding increase in the share-based payment reserve in equity. The fair values of share rights are estimated at grant date using a binomial/Monte Carlo simulation pricing model which incorporates the vesting and market-related performance targets of the grants. The fair value of share rights excludes non-market vesting conditions such as employees’ continuing employment by the Group. The non-market vesting conditions are instead incorporated in estimating the number of share rights that are expected to vest and are therefore recognised as an expense. At each reporting date the non-market vesting assumptions are revised and the expense recognised each year takes into account the most recent estimates. The market-related assumptions are not revised each year as the fair value is not re-estimated after the grant date. Restricted share plan (RSP) The RSP is accounted for as an equity-settled arrangement. The fair value of shares allocated to employees for nil consideration is recognised as an expense over the vesting period with a corresponding increase in the share-based payments reserve in equity. The fair value of ordinary shares issued to satisfy the obligation to employees is measured at grant date and is recognised as a separate component of equity. Employee share plan (ESP) The value of shares expected to be allocated to employees for nil consideration is recognised as an expense over the financial year and provided for as other employee benefits. The fair value of any ordinary shares issued to satisfy the obligation to employees is recognised in equity. Alternatively, shares may be purchased on-market to satisfy the obligation to employees.

274 WESTPAC GROUP 2022 ANNUAL REPORT

Notes to the financial statements

Note 32. Share-based payments (continued)

Scheme name	Westpac Long Term Variable Reward Plan (LTVR)	Westpac Performance Plan (WPP)	Restricted Share Plan (RSP)	Employee Share Plan (ESP)
Service conditions	Continued employment throughout the vesting period or as determined by the Board.	Continued employment throughout the vesting period or as determined by the Board.	Continued employment throughout the restriction period or as determined by the Board.	Shares must normally remain within the ESP for three years from granting unless the employee leaves Westpac.
Vesting period (period over which expenses are recognised)	4 years[1]	Defined period set out at time of grant[1].	Defined period set out at time of grant.	1 year
Treatment at end of term	Automatically exercised at the end of the term.	Automatically exercised at the end of the term.	Vested shares are released from the RSP at the end of the vesting period.	Shares are released at the end of the restriction period or when the employee leaves Westpac.
Does the employee receive dividends and voting rights during the vesting period?	No	No	Yes	Yes

Each share-based payment scheme is quantified below.

(i) Westpac Long-Term Variable Reward Plan (LTVR)

	Outstanding as at beginning of year	Granted during the year	Exercised during the year	Lapsed during the year	Outstanding as at end of year	Outstanding and exercisable as at end of year
2022						
Share rights	3,659,830	958,012	2,148	838,515	3,777,179	-
Weighted average remaining contractual life	12.7 years				12.7 years	
2021						
Share rights	3,066,326	1,383,986	1,571	788,911	3,659,830	2,148

The weighted average fair value at grant date of LTVR share rights issued during the year was $5.98 (2021: $6.56).

(ii) Westpac Performance Plan (WPP)

	Outstanding as at beginning of year	Granted during the year	Exercised during the year	Lapsed during the year	Outstanding as at end of year	Outstanding and exercisable as at end of year
2022						
Share rights						
One-year vesting period	120,141	81,982	71,153	22,839	108,131	36,684
Two-year vesting period	201,770	84,763	102,873	30,510	153,150	48,893
Three-year vesting period	56,320	10,207	16,917	4,360	45,250	8,791
Four-year vesting period	488,340	87,842	42,495	51,424	482,263	10,916
Total share rights	**866,571**	**264,794**	**233,438**	**109,133**	**788,794**	**105,284**
Weighted average remaining contractual life	**12.6 years**				**12.2 years**	
2021						
Share rights	957,135	241,520	240,197	91,887	866,571	171,561

The weighted average fair value at grant date of WPP share rights issued during the year was $19.12 (2021: $18.27).

1. Vested share rights granted after July 2015 may be exercised up to a maximum of 15 years from their commencement date.

275

WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

Notes to the financial statements

Note 32. Share-based payments (continued)

(iii) Restricted Share Plan (RSP)

Allocation date	Outstanding as at beginning of year	Granted during the year	Released	Forfeited during the year	Outstanding as at end of year
2022	4,315,075	2,515,846	1,588,240	206,335	5,036,346
2021	4,389,161	2,165,046	2,012,519	226,613	4,315,075

The weighted average fair value at grant date of RSP shares issued during the year was $21.27 (2021: $20.63).

(iv) Employee Share Plan (ESP)

	Allocation date	Number of participants	Average number of shares allocated per participant	Total number of shares allocated	Market price per share[1]	Total fair value
2022	19 November 2021	28,093	44	1,236,092	$22.59	$27,923,318
2021	20 November 2020	27,078	52	1,408,056	$19.20	$27,034,675

The 2021 ESP award was satisfied through the purchase of shares on-market.

The liability accrued for the ESP at 30 September 2022 was $28 million (2021: $28 million) and was provided for as other employee benefits.

(v) Other plans

Westpac also provides plans for small, specialised parts of the Group. The benefits under these plans are directly linked to growth and performance of the relevant part of the business. The plans, individually and in aggregate, are not material to the Group in terms of expenses and dilution of earnings.

The names of all persons who hold share options and/or rights currently on issue are entered in Westpac's register of option holders which may be inspected at Link Market Services, Level 12, 680 George Street, Sydney, New South Wales.

(vi) Fair value assumptions

The fair values of share rights have been independently calculated at their respective grant dates.

The fair value of share rights with performance targets based on relative TSR takes into account the average TSR outcome determined using a Monte Carlo simulation pricing model.

The fair values of share rights without TSR based performance targets (i.e. share rights with cash ROE performance targets and unhurdled share rights) have been determined with reference to the share price at grant date and a discount rate reflecting the expected dividend yield over their vesting periods.

Other significant assumptions include:

- risk-free rates of return, applied to TSR-hurdled grants, range from 1.7% to 2.6%;
- a dividend yield on Westpac shares of 5.0%, applied to TSR and ROE-hurdled grants;
- volatility in Westpac's TSR of 25%, applied to TSR-hurdled grants; and
- volatilities of, and correlation factors between, TSR of the comparator group and Westpac for TSR-hurdled grants.

1. The market price per share for the allocation is based on the five day volume-weighted average price up to the grant date.

276 WESTPAC GROUP 2022 ANNUAL REPORT

Notes to the financial statements

Note 33. Superannuation commitments

Accounting policy

The Group recognises an asset or a liability for its defined benefit schemes, being the net of the defined benefit obligations and the fair value of the schemes' assets. The defined benefit obligation is calculated as the present value of the estimated future cash flows, discounted using high-quality long dated corporate bond rates.

The superannuation expense is recognised in operating expenses and remeasurements are recognised through OCI.

Critical accounting assumptions and estimates

The actuarial valuation of plan obligations is dependent upon a series of assumptions, principally price inflation, salary growth, mortality, morbidity, discount rate and investment returns. Different assumptions could significantly alter the valuation of the plan assets and obligations and the resulting remeasurement recognised in OCI and the superannuation expense recognised in the income statement.

Westpac had the following defined benefit plans at 30 September 2022:

Name of plan	Type	Form of benefit	Date of last actuarial assessment of the funding status
Westpac Group Plan (WGP)	Defined benefit and accumulation	Indexed pension and lump sum	30 June 2021
Westpac New Zealand Superannuation Scheme (WNZS)	Defined benefit and accumulation	Indexed pension and lump sum	30 June 2020
Westpac Banking Corporation UK Staff Superannuation Scheme (UKSS)	Defined benefit	Indexed pension and lump sum	5 April 2021
Westpac UK Medical Benefits Scheme	Defined benefit	Medical benefits	n/a

The defined benefit sections of the schemes are closed to new members. The Group has no obligation beyond the annual contributions for the accumulation or defined contribution sections of the schemes.

The WGP is the Group's principal defined benefit plan and is managed and administered in accordance with the terms of its trust deed and relevant legislation in Australia. Its defined benefit liabilities are based on salary and length of membership for active members and inflation in the case of pensioners.

The defined benefit schemes expose the Group to the following risks:

- discount rate – reductions in the discount rate would increase the present value of the future payments;
- inflation rate – increases in the inflation rate would increase the payments to pensioners;
- investment risk – lower investment returns would increase the contributions needed to offset the shortfall;
- mortality risk – members may live longer than expected extending the cash flows payable by the Group;
- behavioural risk – higher proportion of members taking some of their benefits as a pension rather than a lump sum would increase the cash flows payable by the Group; and
- legislative risk – legislative changes could be made which increase the cost of providing defined benefits.

Investment risk is managed by setting benchmarks for the allocation of plan assets between asset classes. The long-term investment strategy will often adopt relatively high levels of equity investment in order to:

- secure attractive long-term investment returns; and
- provide an opportunity for capital appreciation and dividend growth, which gives some protection against inflation.

Funding recommendations for the WGP, WNZS and the UKSS are made based on triennial actuarial valuations. The funding valuations of the defined benefit plans are based on different assumptions to the calculation of the defined benefit surplus/deficit for accounting purposes. Based on the most recent valuations, the defined benefit plan assets are adequate to cover the present value of the accrued benefits of all members with a combined surplus of $53 million (2021: $143 million). Current contribution rates are as follows:

- WGP – contributions are made to the WGP at the rate of 19.5% of members' salaries;
- WNZS – contributions are made to the WNZS at the rate of 17% of members' salaries; and
- UKSS – not required to make contributions under the 2021 actuarial assessment.

277

Notes to the financial statements

Note 33. Superannuation commitments (continued)

Contributions

$m	Consolidated 2022	Consolidated 2021	Parent Entity 2022	Parent Entity 2021
Employer contributions	63	33	63	31
Member contributions	9	10	9	10

Expected employer contributions for the year ended 30 September 2023 are $65 million.

Expense recognised

$m	Consolidated 2022	Consolidated 2021	Consolidated 2020	Parent Entity 2022	Parent Entity 2021
Current service cost	40	45	44	40	44
Net interest cost on net benefit liability	11	12	8	11	12
Total defined benefit expense	**51**	**57**	**52**	**51**	**56**

Defined benefit balances recognised

$m	Consolidated 2022	Consolidated 2021	Parent Entity 2022	Parent Entity 2021
Benefit obligation as at end of year	1,938	2,953	1,883	2,877
Fair value of plan assets as at end of year	2,212	2,582	2,167	2,524
Net surplus/(deficit)	**274**	**(371)**	**284**	**(353)**
Defined benefit surplus included in other assets	289	64	289	64
Defined benefit deficit included in other liabilities	(15)	(435)	(5)	(417)
Net surplus/(deficit)	**274**	**(371)**	**284**	**(353)**

The average duration of the defined benefit obligation is 12 years (2021: 15 years).

Significant assumptions

Consolidated and Parent Entity	2022 Australian funds	2022 Overseas funds	2021 Australian funds	2021 Overseas funds
Discount rate	5.8%	4.3%-5.2%	3.1%	2.1%-2.2%
Salary increases	3.2%	3.0%-4.3%	3.2%	3.0%-5.2%
Inflation rate (pensioners received inflationary increase)	2.2%	2.0%-3.5%	2.2%	2.0%-3.6%
Life expectancy of a 60-year-old male	31.5	27.4-28.2	31.4	28.1-28.4
Life expectancy of a 60-year-old female	34.1	29.5-29.9	34.3	29.6-29.7

Sensitivity to changes in significant assumptions

The following table shows the impact of changes in assumptions on the defined benefit obligation for the WGP. No reasonably possible changes in the assumptions of the Group's other defined benefit plans would have a material impact on the defined benefit obligation.

$m	Increase in obligation 2022	Increase in obligation 2021
0.5% decrease in discount rate	121	235
0.5% increase in annual salary increases	2	12
0.5% increase in inflation rate (pensioners receive inflationary increase)	112	215
1 year increase in life expectancy	39	71

WESTPAC GROUP 2022 ANNUAL REPORT
STRATEGIC REVIEW
GROUP PERFORMANCE
FINANCIAL STATEMENTS
SHAREHOLDER INFORMATION

278 WESTPAC GROUP 2022 ANNUAL REPORT

Notes to the financial statements

Note 33. Superannuation commitments (continued)

Asset allocation

The table below provides a breakdown of the schemes' investments by asset class.

	2022		2021	
$m	Australian funds	Overseas funds	Australian funds	Overseas funds
Cash	5%	3%	5%	2%
Equity instruments	42%	8%	47%	7%
Debt instruments	29%	7%	25%	5%
Property	11%	1%	8%	2%
Other assets	13%	81%	15%	84%
Total	**100%**	**100%**	**100%**	**100%**

Equity and debt instruments are mainly quoted assets while property and other assets are mainly unquoted. Other assets include infrastructure funds and private equity funds.

Note 34. Auditor's remuneration

The fees payable to the auditor, PricewaterhouseCoopers (PwC), and overseas firms belonging to the PwC network of firms were:

	Consolidated		Parent Entity	
$'000	2022	2021	2022	2021
Audit and audit-related fees				
Audit fees				
PwC Australia	28,442	29,306	28,366	29,148
Overseas PwC network firms	5,670	4,310	459	536
Total audit fees	**34,112**	**33,616**	**28,825**	**29,684**
Audit-related fees				
PwC Australia	1,490	1,456	1,490	1,456
Overseas PwC network firms	54	221	-	-
Total audit-related fees	**1,544**	**1,677**	**1,490**	**1,456**
Total audit and audit-related fees	**35,656**	**35,293**	**30,315**	**31,140**
Tax fees				
PwC Australia	36	35	36	35
Total tax fees	**36**	**35**	**36**	**35**
Total audit and non-audit fees	**35,692**	**35,328**	**30,351**	**31,175**

Fees payable to the auditor have been categorised as follows:

Audit	The year end audit, half-year review and comfort letters associated with debt issues and capital raisings.
Audit-related	Consultations regarding accounting standards and reporting requirements, regulatory compliance reviews and assurance related to debt and capital offerings.
Tax	Tax compliance and tax advisory services.

It is Westpac's policy to engage PwC on assignments additional to its statutory audit duties only if its independence is not impaired or seen to be impaired and where its expertise and experience with Westpac is important. All services were approved by the Board Audit Committee in accordance with Westpac's Pre-Approval of Engagement of PricewaterhouseCoopers for Audit or Non-Audit Services Policy.

PwC also received fees of $9.3 million (2021: $9.6 million) for various entities which are related to Westpac but not consolidated. These non-consolidated entities include entities sponsored by the Group, trusts of which a Westpac Group entity is trustee, manager or responsible entity, superannuation funds and pension funds.

279

WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

Notes to the financial statements

Note 35. Related party disclosures

Related parties

Westpac's related parties are those it controls or can exert significant influence over. Examples include subsidiaries, associates, joint ventures and superannuation plans as well as key management personnel and their related parties.

Key management personnel (KMP)

Key management personnel are those who, directly or indirectly, have authority and responsibility for planning, directing and controlling the activities of Westpac. This includes all Executives (other than the Group General Counsel and Chief Transformation Officer) and Non-Executive Directors.

Parent Entity

Westpac Banking Corporation is the ultimate parent company of the Group.

Subsidiaries - Note 30

The Parent Entity has the following related party transactions and balances with subsidiaries:

Type of transaction/balance	Details disclosed in
Balances due to/from subsidiaries	Balance Sheet
Dividend income/Transactions with subsidiaries	Note 4
Interest income and Interest expense	Note 3
Tax consolidated group transactions and undertakings	Note 7
Guarantees and undertakings	Note 26

The balances due to/from subsidiaries include a wide range of banking and other financial facilities.

The terms and conditions of related party transactions between the Parent Entity and subsidiaries are sometimes different to commercial terms and conditions. Related party transactions between the Parent Entity and subsidiaries eliminate on consolidation.

Associates - Note 30

The Group provides a wide range of banking and other financial facilities and funds management activities to its associates on commercial terms and conditions.

Superannuation plans

The Group contributed $482 million (2021: $418 million) to defined contribution plans and $63 million (2021: $33 million) to defined benefit plans. Refer to Note 33.

Remuneration of KMP

Total remuneration[1] of the KMP was:

$	Short-term benefits	Post employment benefits	Other long-term benefits	Termination benefits	Share-based payments	Total
Consolidated						
2022	**24,200,581**	**653,948**	**124,524**	**2,243,696**	**12,115,309**	**39,338,058**
2021	28,469,165	738,907	(29,003)	3,101,006	10,845,158	43,125,233
Parent Entity						
2022	**23,079,280**	**545,877**	**124,524**	**2,243,696**	**11,891,992**	**37,885,369**
2021	27,108,174	607,503	(29,003)	2,421,267	9,631,777	39,739,718

1. Comparative amounts have been revised to include one KMP's amortisation of 2021 STVR awards ($12,574), which relate to a service period prior to commencement of the KMP period. This is reflected under share-based payments. Superannuation for 2021 has increased by $8,207 to include superannuation relating to the 2021 cash STVR. This is reflected under post employment benefits.

280 WESTPAC GROUP 2022 ANNUAL REPORT

Notes to the financial statements

Note 35. Related party disclosures (continued)

Other transactions with KMP

KMP receive personal banking and financial investment services from the Group in the ordinary course of business. The terms and conditions, for example interest rates and collateral, and the risks to Westpac are comparable to transactions with other employees and did not involve more than the normal risk of repayment or present other unfavourable features.

Details of loans provided and the related interest charged to KMP and their related parties are as follows:

$	Interest payable for the year	Closing loan balance	Number of KMP with loans
2022	**546,866**	**21,219,759**	**10**
2021	403,893	28,920,829	12

Share rights holdings

For compliance with SEC disclosure requirements, the following table sets out certain details of the performance share rights and unhurdled share rights held at 30 September 2022 by the CEO and other key management personnel (including their related parties):

	Latest Date of Exercise	Number of Share Rights
Managing Director and Chief Executive Officer		
Peter King	Ranges from 1 October 2033 to 1 October 2036	507,969
Group Executives[1]		
Scott Collary	Ranges from 1 October 2035 to 1 October 2036	208,814
Chris De Bruin	Ranges from 1 October 2035 to 1 October 2036	194,756
Carolyn McCann	Ranges from 1 October 2033 to 1 October 2036	213,994
Catherine McGrath	1 October 2036	56,266
Anthony Miller	Ranges from 1 October 2035 to 1 October 2036	204,772
Christine Parker	Ranges from 1 October 2033 to 1 October 2036	278,248
Michael Rowland	Ranges from 1 October 2035 to 1 October 2036	167,623
Jason Yetton	Ranges from 2 April 2035 to 1 October 2036	264,481
Ryan Zanin	1 October 2036	40,934
Former Group Executive		
Simon Power	Ranges from 1 October 2033 to 1 October 2036	38,072
David Stephen	Ranges from 1 October 2033 to 1 October 2036	426,734
Les Vance	Ranges from 2 April 2035 to 1 October 2036	151,557

The Group has not issued any options during the year and there are no outstanding options as at 30 September 2022.

1. References to Group Executives are only to those who are KMP.

281

WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

Notes to the financial statements

Note 36. Notes to the cash flow statements

Accounting policy

Cash and balances with central banks include cash held at branches and in ATMs, balances with overseas banks in their local currency and balances with central banks including accounts with the RBA and accounts with overseas central banks.

Reconciliation of net cash provided by/(used in) operating activities to net profit for the year is set out below.

	Consolidated			Parent Entity	
$m	2022	2021	2020	2022	2021
Net profit for the year	**5,699**	**5,463**	**2,292**	**12,178**	**4,613**
Adjustments:					
Depreciation, amortisation and impairment	1,581	3,054	2,473	1,304	2,775
Impairment charges	524	(348)	3,371	629	(222)
Net decrease/(increase) in current and deferred tax	427	350	(1,112)	139	(195)
(Increase)/decrease in accrued interest receivable	(544)	183	239	(499)	173
(Decrease)/increase in accrued interest payable	794	(423)	(1,260)	645	(340)
(Decrease)/increase in provisions	(621)	(1,716)	1,925	(549)	(1,722)
Other non-cash items	1,869	(253)	(693)	(4,416)	1,067
Cash flows from operating activities before changes in operating assets and liabilities	**9,729**	**6,310**	**7,235**	**9,431**	**6,149**
Net (increase)/decrease in:					
Collateral paid	(1,524)	305	348	(1,658)	339
Trading securities and financial assets measured at FVIS	(3,750)	19,316	(8,756)	(3,890)	18,625
Derivative financial instruments	2,451	(2,420)	1,851	380	(1,874)
Loans	(36,345)	(15,098)	18,272	(32,696)	(11,228)
Other financial assets	279	(274)	273	(186)	258
Life insurance assets and life insurance liabilities	266	(593)	(277)	-	-
Other assets	20	6	70	37	(23)
Net increase/(decrease) in:					
Collateral received	3,643	93	(1,096)	3,744	312
Deposits and other borrowings	35,054	33,737	28,910	33,586	28,696
Other financial liabilities	7,120	9,036	11,817	5,939	6,500
Other liabilities	11	(8)	4	41	(4)
Net cash provided by/(used in) operating activities	**16,954**	**50,410**	**58,651**	**14,728**	**47,750**

282 WESTPAC GROUP 2022 ANNUAL REPORT

Notes to the financial statements

Note 36. Notes to the cash flow statements (continued)

Details of the assets and liabilities over which control ceased

Details of the entities over which control ceased are provided in Note 38.

	Consolidated			Parent Entity	
$m	2022	2021	2020	2022	2021
Assets					
Cash and balances with central banks	169	50	-	-	-
Trading securities and financial assets measured at FVIS	-	409	-	-	-
Loans	965	369	-	965	-
Other financial assets	66	688	-	-	-
Life insurance assets	2,366	-	-	-	-
Property and equipment	-	29	-	-	-
Deferred tax assets	39	4	-	-	-
Intangible assets	-	243	-	-	-
Other assets	168	226	-	-	-
Total assets	**3,773**	**2,018**	**-**	**965**	**-**
Liabilities					
Other financial liabilities	34	110	-	-	-
Current tax liabilities	2	-	-	-	-
Life insurance liabilities	185	-	-	-	-
Provisions	52	9	-	4	-
Deferred tax liabilities	34	-	-	-	-
Other liabilities	213	720	-	-	-
Total liabilities	**520**	**839**	**-**	**4**	**-**
Total equity attributable to owners of WBC	**3,253**	**1,179**	**-**	**961**	**-**
Cash proceeds received (net of transaction costs)	2,284	1,322	-	1,013	-
Expected receivable (completion settlement)/deferred consideration	146	45	-	118	-
Total consideration	**2,430**	**1,367**	**-**	**1,131**	**-**
Gain/(loss) on disposal	**(823)**	**188**	**-**	**170**	**-**
Reconciliation of cash proceeds from disposal:					
Cash proceeds received (net of transaction costs)	2,284	1,322	-	1,013	-
Less: Cash deconsolidated	(169)	(50)	-	-	-
Cash consideration (paid)/received (net of transaction costs and cash held)	**2,115**	**1,272**	**-**	**1,013**	**-**

Non-cash investing activities

On 16 June 2022 Westpac Overseas Holdings No.2 Proprietary Limited (WOH2PL), paid a dividend of $5,040 million to the Parent Entity which was reinvested into additional WOH2PL ordinary shares. These transactions were settled on a net basis and as a result no cash was transferred. As WOH2PL is a wholly owned subsidiary of the Parent Entity these transactions eliminate on consolidation.

Non-cash financing activities

	Consolidated			Parent Entity	
$m	2022	2021	2020	2022	2021
Shares issued under the dividend reinvestment plan	-	401	273	-	401
Increase in lease liabilities	244	199	177	226	114

On 20 July 2022, $689 million of WCN2 were transferred to the WCN2 nominated party for $100 each pursuant to the WCN9 reinvestment offer. Those WCN2 were subsequently redeemed and cancelled by Westpac. On 23 September 2022, Westpac redeemed the remaining outstanding WCN2.

283

WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

Notes to the financial statements

Note 36. Notes to the cash flow statements (continued)

Cash and balances with central banks

The following table provides the breakdown of cash and cash balances with central banks.

	Consolidated		Parent Entity	
$m	2022	2021	2022	2021
Cash and cash at bank	14,711	16,504	14,226	16,156
Exchange settlement accounts	90,243	54,587	80,767	46,412
Regulatory deposits with central banks	303	262	189	186
Total cash and balances with central banks	**105,257**	**71,353**	**95,182**	**62,754**

Restricted cash

Certain of our foreign operations are required to maintain reserves or minimum balances with central banks in their respective countries of operation, totalling $303 million (2021: $445 million) for the Group and $189 million (2021: $369 million) for the Parent Entity which are included in cash and balances with central banks.

Note 37. Subsequent events

Since 30 September 2022, the Board has determined to pay a fully franked final dividend of 64 cents per fully paid ordinary share. The dividend is expected to be $2,241 million. The dividend is not recognised as a liability at 30 September 2022. The proposed payment date of the dividend is 20 December 2022.

The Board has determined to issue shares to satisfy the Dividend Reinvestment Plan (DRP) for the 2022 final ordinary dividend. The market price used to determine the number of shares issued under the DRP will be set over the 10 trading days commencing 23 November 2022, with no discount applied.

No other matters have arisen since the year ended 30 September 2022 which are not otherwise dealt with in this report, that have significantly affected or may significantly affect the operations of the Group, the results of its operations or the state of affairs of the Group in subsequent periods.

Note 38. Assets and liabilities held for sale

Accounting policy

Assets and liabilities held for sale

Non-current assets or disposal groups are classified as held for sale if they will be recovered primarily through sale rather than through continuing use and a sale is considered highly probable. Non-current assets or disposal groups held for sale are measured at the lower of their existing carrying amount and fair value less costs to sell, except for liabilities and certain assets such as deferred tax assets, financial assets and contractual rights under insurance contracts, which are specifically exempt from this requirement and continue to be recognised at their existing carrying value.

An impairment loss is recognised for any initial or subsequent write-down of the asset (or disposal group) to fair value less costs to sell. A gain is recognised for any subsequent increases in fair value less costs to sell of an asset (or disposal group), but not in excess of any cumulative impairment loss previously recognised. A gain or loss not previously recognised by the date of the sale of the non-current asset (or disposal group) is recognised at the date of derecognition.

Non-current assets are not depreciated or amortised while they are classified as held for sale. Non-current assets classified as held for sale and the assets of a disposal group classified as held for sale are presented separately from the other assets in the balance sheet. The liabilities of a disposal group classified as held for sale are presented separately from other liabilities in the balance sheet.

During the year ending 30 September 2022, the assets and liabilities of certain businesses were classified as held for sale. As these businesses do not constitute a major line of business for the Group, they have not been classified as discontinued operations.

Details of the businesses which were classified as held for sale during the financial year are as follows:

Businesses held for sale as at 30 September 2022

Advance Asset Management Limited and BT Superannuation Funds

On 26 May 2022, the Group announced that it had entered an agreement to sell Advance Asset Management Limited (Advance) to Mercer Australia. Westpac concurrently entered into a Heads of Agreement to merge, through a successor fund transfer (SFT), BT's personal and corporate superannuation funds with Mercer Super

284 WESTPAC GROUP 2022 ANNUAL REPORT Notes to the financial statements Note 38 Assets and liabilities held for sale (continued) Trust. The merger of the BT personal and corporate superannuation funds and the sale of Advance remain subject to certain conditions and regulatory approvals and are expected to be completed in 2023. The SFT will result in a small loss as a result of transaction and separation costs and the sale of Advance will result in a gain. A total after-tax gain of approximately $305 million is expected to be recognised on completion in 2023. In the current year, software assets and goodwill relating to the superannuation business were impaired and separation and transactions costs of approximately $106 million were expensed. The business is included in Specialist Businesses. Transactions completed during 2022 Westpac Motor Vehicle Dealer Finance and Novated Leasing business On 28 June 2021, the Group announced that it had entered into an agreement to sell its motor vehicle dealer finance and novated leasing business to Angle Auto Finance Pty Ltd, L.P. As part of the sale, Westpac would transfer: • • • Auto dealer and introducer agreements together with wholesale dealer loans of approximately $1 billion; Strategic alliance agreements with vehicle manufacturers; and Novated lease origination capability and related agreements. Completion of the transaction occurred over several stages in 2022, with wholesale dealer loans of approximately $1 billion transferred on 20 December 2021, and final completion occurring on 24 March 2022. A pre-tax gain on sale of $170 million was recognised during the year in non-interest income. Westpac has retained auto loans of around $9 billion. The loans will run down over the life of those loans. Westpac has also ceased new retail auto loan originations through dealerships. Customers continue to be able to use the Group’s personal lending products to finance the purchase of motor vehicles. The business was included in Specialist Businesses. Westpac New Zealand Life Insurance business On 6 July 2021, the Group announced that it had entered into an agreement to sell Westpac Life-NZ-Limited to Fidelity Life Assurance Company Limited and enter into an exclusive 15-year agreement for the distribution of life insurance products to Westpac’s New Zealand customers. The sale was completed on 28 February 2022 for a consideration of NZ$417 million resulting in pre-tax gain on sale of A$119 million recognised in non-interest income. Ongoing payments to Westpac will be received in accordance with the distribution agreement. The entity was included in Westpac New Zealand. Westpac Australian Life Insurance business On 9 August 2021, the Group announced that it had entered an agreement to sell Westpac Life Insurance Services Limited to TAL Dai-ichi Life Australia Pty Limited (TAL) and enter into an exclusive 20-year strategic alliance for the provision of life insurance products to Westpac’s Australian customers. Completion of the sale occurred on 1 August 2022 at a sale price of $900 million resulting in a pre-tax loss of $1,112 million being recognised in non-interest income this year. This outcome includes an estimate of the completion payment to be received by Westpac. As the completion accounts process is yet to be finalised the actual completion payment may differ from this estimate. An additional loss of $224 million was previously recognised in operating expenses in 2021 reflecting expected separation and transaction costs. The transaction also includes ongoing payments to Westpac in accordance with the distribution agreement. Westpac retained responsibility for certain pre-completion matters and provided protection to TAL through a combination of provisions, warranties and indemnities. This entity was included in Specialist Businesses.

285 Notes to the financial statements Note 38 Assets and liabilities held for sale (continued) Balance sheet presentation Details of the assets and liabilities held for sale are as follows: Consolidated Parent Entity 2022 $m 2022 2021 2021 Total liabilities held for sale 32 837 - 10 WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION Assets held for sale Cash and balances with central banks Loans Other financial assets Life insurance assets Deferred tax assets Intangible assets Other assets - - 20 - - 55 - 7 1,015 19 2,972 8 - 167 - - - - - - - - 1,015 - - - - - Total assets held for sale 75 4,188 - 1,015 Liabilities held for sale Other financial liabilities Current tax liabilities Life insurance liabilities Provisions Deferred tax liabilities Other liabilities 31 - - 1 - - 28 14 447 35 44 269 - - - - - - 3 - - 7 - -

286 WESTPAC GROUP 2022 ANNUAL REPORT Statutory statements Directors’ declaration In the Directors’ opinion: (a) the financial statements and notes set out in ‘Section 3 – Financial report for the year ended 30 September 2022 are in accordance with the Corporations Act 2001, including: (i) complying with Australian Accounting Standards, the Corporations Regulations 2001 (Cth) and other mandatory professional reporting requirements; and (ii) giving a true and fair view of Westpac Banking Corporation (Westpac) and the Group’s financial position as at 30 September 2022 and of their performance for the financial year ended on that date; and (b) there are reasonable grounds to believe that Westpac will be able to pay its debts as and when they become due and payable. Note 1(a) includes a statement that the financial report also complies with International Financial Reporting Standards as issued by the International Accounting Standards Board. The Directors have been given the declaration by the Chief Executive Officer and the Chief Financial Officer required by section 295A of the Corporations Act 2001. This declaration is made in accordance with a resolution of the Directors. For and on behalf of the Board. John McFarlane Chairman Sydney 6 November 2022 Peter King Managing Director and Chief Executive Officer

287 Statutory statements WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION Independent auditor’s report To the members of Westpac Banking Corporation Report on the audit of the financial report Our opinion In our opinion: The accompanying financial report of Westpac Banking Corporation (the Parent Entity) and its controlled entities (together the Group) is in accordance with the Corporations Act 2001, including: (a) giving a true and fair view of the Parent Entity's and Group's financial positions as at 30 September 2022 and of their financial performance for the year then ended (b) complying with Australian Accounting Standards and the Corporations Regulations 2001. What we have audited The Parent Entity and Group financial report comprises: •the Consolidated and Parent Entity balance sheets as at 30 September 2022 •the Consolidated and Parent Entity statements of comprehensive income for the year then ended •the Consolidated and Parent Entity statements of changes in equity for the year then ended •the Consolidated and Parent Entity cash flow statements for the year then ended •the Consolidated and Parent Entity income statements for the year then ended •the notes to the financial statements, which include significant accounting policies and other explanatory information •the directors’ declaration. Basis for opinion We conducted our audit in accordance with Australian Auditing Standards. Our responsibilities under those standards are further described in the Auditor’s responsibilities for the audit of the financial report section of our report. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion. Independence We are independent of the Parent Entity and the Group in accordance with the auditor independence requirements of the Corporations Act 2001 and the ethical requirements of the Accounting Professional and Ethical Standards Board’s APES 110 Code of Ethics for Professional Accountants (including Independence Standards) (the Code) that are relevant to our audit of the financial report in Australia. We have also fulfilled our other ethical responsibilities in accordance with the Code. PricewaterhouseCoopers, ABN 52 780 433 757 One International Towers Sydney, Watermans Quay, Barangaroo, GPO BOX 2650, SYDNEY NSW 2001 T: +61 2 8266 0000, F: +61 2 8266 9999 Liability limited by a scheme approved under Professional Standards Legislation.

288 WESTPAC GROUP 2022 ANNUAL REPORT Statutory statements Our audit approach for the Group An audit is designed to provide reasonable assurance about whether the financial report is free from material misstatement. Misstatements may arise due to fraud or error. They are considered material if individually or in aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of the financial report. determine that we performed enough work report as a whole, taking into account the management structure of the Group; the Group materiality Group audit scope •For the purpose of our audit we used overall materiality of $464 million, which represents approximately 5% of the Group’s adjusted profit before tax. We adjusted for certain items as they were unusual or infrequently occurring items impacting profit or loss. •We applied this threshold, together with qualitative considerations, to determine the scope of our audit and the nature, timing and extent of our audit procedures and to evaluate the effect of misstatements on the financial report as a whole. •We chose adjusted profit before tax because, in our view, it is the benchmark against which the performance of the Group is most commonly measured. We utilised approximately a 5% threshold based on our professional judgement, noting it is within the range of commonly acceptable thresholds. •Our audit focused on where the Group made subjective judgements; for example, significant accounting estimates involving assumptions and inherently uncertain future events. •We tailored the scope of our audit to to be able to give an opinion on the financial following factors: the geographic and significance and risk profile of each division within the Group; the Group's accounting processes and controls; and the financial services industry and broader economies in which the Group operates. We also determined that the audit team included the appropriate skills and competencies which are needed for the audit of a complex banking group. This included industry expertise in consumer, business and institutional banking and wealth management services, as well as specialists and experts in IT, actuarial, economics, tax and valuation. •We conducted an audit of the most financially significant operations, being the Consumer and Business division and the Westpac Institutional Bank division. For the purpose of our audit, the Group’s treasury operations are included in the Westpac Institutional Bank division, given the commonality in systems and controls. In addition, we performed audit procedures over specified financial statement line items in relation to the Westpac New Zealand

289 Statutory statements WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION Key audit matters Key audit matters are those matters that, in our professional judgement, were of most significance in our audit of the financial report for the current period. The key audit matters were addressed in the context of our audit of the financial report as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. Further, any commentary on the outcomes of a particular audit procedure is made in that context. The key audit matters identified below relate to both the Parent Entity and the Group audit, unless otherwise stated below. We communicated the key audit matters to the Board Audit Committee. Key audit matter How our audit addressed the key audit matter Provisions for expected credit losses on loans and credit commitments As described in Note 11 to the financial statements, the provision for expected credit losses on loans and credit commitments (ECL) was $4,625 million for the Group and $4,080 million for the Parent Entity at 30 September 2022. ECL is a probability-weighted estimate of the cash shortfalls expected to result from defaults over the relevant timeframe determined by evaluating a range of possible outcomes and taking into account the time value of money, past events, current conditions and forecasts of Our procedures included testing the effectiveness of controls relating to the Group’s ECL estimation process, which included controls over the data, model and assumptions used in determining the ECL as well as relevant IT controls. These procedures also included, among others: (i) the involvement of professionals with specialised skill and knowledge to assist in testing the Group’s process for determining the Group materiality Group audit scope division, the Specialist Businesses division, and the Group Businesses division. •Further audit procedures were performed over the remaining balances and the consolidation process, including substantive and analytical procedures. The work carried out in these divisions, together with those additional procedures performed at the Group level, gave us sufficient coverage to express an opinion on the financial report as a whole.

290 WESTPAC GROUP 2022 ANNUAL REPORT Statutory statements Key audit matter How our audit addressed the key audit matter future economic conditions. The Group’s model to determine the ECL includes significant judgement in assumptions used to determine when a significant increase in credit risk (SICR) has occurred, estimating forward looking macroeconomic scenarios (MES), applying a probability weighting to different scenarios and identifying and calculating adjustments to model output (overlays). The principal considerations for our determination that performing procedures relating to the ECL is a key audit matter were: (i) there was significant judgement and effort in evaluating audit evidence related to the ECL model and assumptions used to determine the ECL, (ii) there was significant judgement and effort in evaluating audit evidence related to the identification and calculation of overlays to the ECL due to the impacts of current conditions and forecasts of future economic conditions, (iii) there was a high degree of auditor effort required to test critical data elements used in the model, (iv) there was a high degree of auditor effort required to test relevant IT controls used in determining the ECL, and (v) the nature and extent of audit effort required to test the models, assumptions and judgements required specialised skill or knowledge. ECL by evaluating the appropriateness of the models and assumptions, (ii) testing the accuracy and completeness of selected critical data elements that are inputs used in the ECL model, and (iii) testing the reasonableness of overlays to the ECL. Provisions and contingent liabilities As described in Note 26 to the financial statements, compliance, regulation and remediation provisions were $513 million for the Group and $435 million for the Parent Entity at 30 September 2022. Litigation and non-lending Our procedures included testing the effectiveness of controls relating to the Group’s evaluation of provisions to determine whether a present obligation with a probable cash outflow exists, and can be reliably estimated. For

291 Statutory statements WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION Key audit matter How our audit addressed the key audit matter loss provisions were $83 million for the Group and $82 million for the Parent Entity at 30 September 2022. We collectively referred to these as the “provisions”. The provisions relate to matters of potential misconduct in providing services to customers identified as a result of regulatory action and internal reviews. An assessment of the likely cost to the Group of these matters (including applicable customer refunds) is made on a case-by-case basis and specific provisions or disclosures are made where the Group considers appropriate. Disclosures are also made in Note 26 for contingent liabilities for possible obligations whose existence will be confirmed only by uncertain future events, and present obligations where the transfer of economic resources is not probable or cannot be reliably estimated. The principal considerations for our determination that performing procedures relating to the provisions and contingent liabilities is a key audit matter were: (i) there was significant judgement by the Group to identify contingent liabilities and quantify the provisions, which included assumptions related to the probability of loss and the timing, nature and quantum of related cash outflows, and (ii) there was a high degree of auditor subjectivity and effort in performing procedures and evaluating audit evidence related to the provisions and key assumptions and in evaluating the appropriateness of the related disclosures. contingent liabilities, these procedures also included testing the effectiveness of controls relating to the Group’s assessment, including controls over determining whether or not it is possible that a loss has occurred or whether there is a probable outflow from a present obligation. These procedures also included, among others: (i) evaluating the evidence of the quantification of provisions and the assumptions applied, and (ii) assessing the appropriateness of disclosures.

292 WESTPAC GROUP 2022 ANNUAL REPORT Statutory statements Other information The directors are responsible for the other information. The other information comprises the information included in the annual report for the year ended 30 September 2022, but does not include the financial report and our auditor’s report thereon. Our opinion on the financial report does not cover the other information and accordingly we do not express any form of assurance conclusion thereon. In connection with our audit of the financial report, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial report or our knowledge obtained in the audit, or otherwise appears to be materially misstated. Key audit matter How our audit addressed the key audit matter Disposal of controlled entities and other businesses As described in Notes 4 and 38 to the financial statements, the Group completed the disposal of certain controlled entities and other businesses resulting in a net loss of $823m in the current year. These controlled entities and other businesses were previously classified as held for sale. The principal considerations for our determination that performing procedures relating to the disposal of controlled entities and other businesses is a key audit matter were: (i) there was a high degree of auditor judgement and effort in performing procedures and evaluating the Group’s determination of the timing and accuracy of gains and losses to be recognised from the completion of sales of controlled entities and other businesses which were previously classified as held for sale, and (ii) the audit effort involved the use of professionals with specialised skill and knowledge. Our procedures included testing the effectiveness of controls relating to the Group’s evaluation and key judgements in determining the net gain or loss on disposal of controlled entities and other businesses. These procedures also included, among others: (i) reading the relevant sale contracts to obtain an understanding of the terms and conditions, (ii) assessing the criteria for the controlled entities and other businesses to be classified as held for sale and the timing of the recognition of gains or losses associated with their sales, (iii) testing the Group’s calculation of the gain or loss on sale of each controlled entity and other business, and (iv) the involvement of professionals with specialised skill and knowledge to assist in assessing the appropriate accounting treatment.

293 Statutory statements WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION If, based on the work we have performed on the other information that we obtained prior to the date of this auditor’s report, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard. Responsibilities of the directors for the financial report The directors of the Parent Entity are responsible for the preparation of the financial report that gives a true and fair view in accordance with Australian Accounting Standards and the Corporations Act 2001 and for such internal control as the directors determine is necessary to enable the preparation of the financial report that gives a true and fair view and is free from material misstatement, whether due to fraud or error. In preparing the financial report, the directors are responsible for assessing the ability of the Parent Entity and the Group to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the directors either intend to liquidate the Parent Entity or the Group or to cease operations, or have no realistic alternative but to do so. Auditor’s responsibilities for the audit of the financial report Our objectives are to obtain reasonable assurance about whether the financial report as a whole is free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with the Australian Auditing Standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of the financial report. A further description of our responsibilities for the audit of the financial report is located at the Auditing and Assurance Standards Board website at: https://www.auasb.gov.au/admin/file/content102/c3/ar1_2020.pdf. This description forms part of our auditor's report. Report on the remuneration report Our opinion on the remuneration report We have audited the remuneration report included in pages 70 to 94 of the directors’ report for the year ended 30 September 2022. In our opinion, the remuneration report of Westpac Banking Corporation for the year ended 30 September 2022 complies with section 300A of the Corporations Act 2001.

294 WESTPAC GROUP 2022 ANNUAL REPORT Statutory statements Responsibilities The directors of the Parent Entity are responsible for the preparation and presentation of the remuneration report in accordance with section 300A of the Corporations Act 2001. Our responsibility is to express an opinion on the remuneration report, based on our audit conducted in accordance with Australian Auditing Standards. PricewaterhouseCoopers CJ HeathSydney Partner6 November 2022

295 Statutory statements Limitation on Independent Registered Public Accounting Firm’s Liability The liability of PricewaterhouseCoopers (an Australian partnership which we refer to as PwC Australia), with respect to claims arising out of its audit report included in this Annual Report, is subject to the limitations set forth in the Professional Standards Act 1994 of New South Wales, Australia, as amended (the Professional Standards Act) and Chartered Accountants Australia and New Zealand (NSW) scheme adopted by Chartered Accountants Australia and New Zealand and approved by the New South Wales Professional Standards Council pursuant to the Professional Standards Act (the NSW Accountants Scheme). For matters occurring on or prior to 8 October 2019, the liability of PwC Australia may be subject to the limitations set forth in predecessor schemes. The current NSW Accountants Scheme expires on 7 October 2024 unless further extended or replaced. The Professional Standards Act and the NSW Accountants Scheme may limit the liability of PwC Australia for damages with respect to certain civil claims arising in, or governed by the laws of, New South Wales directly or vicariously from anything done or omitted to be done in the performance of its professional services for us, including, without limitation, its audits of our financial statements. The extent of the limitation depends on the timing of the relevant matter and is: •in relation to matters occurring on or after 8 October 2013, a maximum liability for audit work of A$75 million; or •in relation to matters occurring on or prior to 7 October 2013, the lesser of (in the case of audit services) ten times the reasonable charge for the service provided and a maximum liability for audit work of A$75 million. The limitations do not apply to claims for breach of trust, fraud or dishonesty. In addition, there is equivalent professional standards legislation in place in other states and territories in Australia and amendments have been made to a number of Australian federal statutes to limit liability under those statutes to the same extent as liability is limited under state and territory laws by professional standards legislation. Accordingly, liability for acts or omissions by PwC Australia in Australian states or territories other than New South Wales may be limited in a manner similar to that in New South Wales. These limitations of liability may limit recovery upon the enforcement in Australian courts of any judgment under US or other foreign laws rendered against PwC Australia based on or related to its audit report on our financial statements. Substantially all of PwC Australia’s assets are located in Australia. However, the Professional Standards Act and the NSW Accountants Scheme have not been subject to extensive judicial consideration and therefore how the limitation might be applied by the courts and the effect of the limitation remain untested in a number of respects, including its effect in respect of the enforcement of foreign judgments. WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION

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297 information WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION Shareholder Shareholding information Additional information Glossary of abbreviations and defined terms Contact us

298 WESTPAC GROUP 2022 ANNUAL REPORT

Shareholding information

Westpac ordinary shares

Top 20 ordinary shareholders as at 30 September 2022

	Number of Fully Paid Ordinary Shares	% Held
HSBC Custody Nominees (Australia) Limited	766,538,423	21.89
J P Morgan Nominees Australia Pty Limited	474,482,365	13.55
Citicorp Nominees Pty Limited	205,721,464	5.88
National Nominees Limited	76,818,596	2.19
BNP Paribas NOMS Pty Ltd <DRP>	68,407,474	1.95
BNP Paribas Nominees Pty Ltd <Agency Lending DRP A/C>	34,465,879	0.98
Citicorp Nominees Pty Limited <Colonial First State Inv A/C>	22,951,053	0.66
HSBC Custody Nominees (Australia) Limited <NT-Comnwlth Super Corp A/C>	22,843,218	0.65
Australian Foundation Investment Company Limited	15,545,000	0.44
Netwealth Investments Limited <Wrap Services A/C>	15,107,536	0.43
BNP Paribas Nominees Pty Ltd HUB24 Custodial Serv Ltd <DRP A/C>	11,059,025	0.32
Argo Investments Limited	8,407,648	0.24
Australian Executor Trustees Limited <IPS IOOF Employer Super A/C>	4,252,612	0.12
Nulis Nominees (Australia) Limited <Navigator Mast Plan Sett A/C>	4,195,012	0.12
Navigator Australia Ltd <MLC Investment Sett A/C>	4,133,814	0.12
National Nominees Limited <N A/C>	4,048,217	0.12
BNP Paribas Nominees Pty Ltd ACF Clearstream	4,009,101	0.12
Mutual Trust Pty Ltd	3,821,363	0.11
HSBC Custody Nominees (Australia) Limited - A/C 2	3,751,233	0.11
BNP Paribas NOMS (NZ) Pty Ltd <DRP>	3,533,468	0.10
Total of Top 20 registered shareholders[1]	**1,754,092,501**	**50.10**

As at 30 September 2022 there were 672,589 holders of our ordinary shares compared to 657,581 holders in 2021 and 671,057 holders in 2020. Ordinary shareholders with a registered address in Australia held approximately 98% of our fully paid share capital at 30 September 2022 (approximately 98% in 2021 and 98% in 2020).

Substantial shareholders as at 30 September 2022

As at 30 September 2022 BlackRock Group (comprised of BlackRock Inc. and its subsidiaries), State Street Corporation (comprised of State Street Corporation and its subsidiaries), and The Vanguard Group (comprised of The Vanguard Group, Inc. and its controlled entities) had a 'substantial holding' of our shares within the meaning of the Corporations Act. A person has a substantial holding of our shares if the total votes attached to our voting shares in which they or their associates have relevant interests is 5% or more of the total number of votes attached to all our voting shares. The above table of the Top 20 ordinary shareholders includes shareholders that may hold shares for the benefit of third parties.

BlackRock Group has been a substantial shareholder since 4 April 2017 (221,964,794 equity securities as at 24 March 2020). State Street Corporation has been a substantial shareholder since 20 July 2022 (179,142,252 equity securities as at 20 July 2022). The Vanguard Group has been a substantial shareholder since 12 May 2022 (175,093,754 equity securities as at 12 May 2022) .

1. As recorded on the share register by holder reference number.

299

WESTPAC GROUP 2022 ANNUAL REPORT

STRATEGIC REVIEW

GROUP PERFORMANCE

FINANCIAL STATEMENTS

SHAREHOLDER INFORMATION

Shareholding information

Analysis by range of holdings of ordinary shares as at 30 September 2022

Number of Shares	Number of Holders of Fully Paid Ordinary Shares	%	Number of Fully Paid Ordinary Shares	%	Number of Holders of Share Options and Rights
1 - 1,000	379,071	56.36	137,109,047	3.92	23,227
1,001 - 5,000	221,660	32.96	522,850,657	14.93	312
5,001 - 10,000	42,539	6.32	299,341,405	8.55	69
10,001 - 100,000	28,597	4.25	604,997,292	17.28	126
100,001 and over	722	0.11	1,936,829,293	55.32	18
Totals	**672,589**	**100.00**	**3,501,127,694**	**100.00**	**23,752**

There were 20,168 shareholders holding less than a marketable parcel ($500) based on a market price of $20.64 at the close of trading on 30 September 2022.

Voting rights of ordinary shares

Holders of our fully paid ordinary shares have, at general meetings (including special general meetings), one vote on a show of hands and, upon a poll, one vote for each fully paid ordinary share held by them.

Termination of Westpac's American Depositary Shares (ADS) Program

In September 2021, the Board decided to terminate Westpac's ADS Program and delist them from the New York Stock Exchange (NYSE). The ADS previously traded under the symbol 'WBK'. ADS holders were notified of this change in November 2021 and trading on the NYSE ceased on 31 January 2022. ADS holders had the option of receiving cash for their ADS or converting their ADS for the underlying shares.

Westpac Capital Notes 5

Top 20 holders of Westpac Capital Notes 5 as at 30 September 2022

	Number of Westpac Capital Notes 5	% Held
Citicorp Nominees Pty Limited	1,305,094	7.72
HSBC Custody Nominees (Australia) Limited	1,265,163	7.49
Netwealth Investments Limited <Wrap Services A/C>	304,833	1.80
BNP Paribas Nominees Pty Ltd HUB24 Custodial Serv Ltd <DRP A/C>	296,180	1.75
BNP Paribas Nominees Pty Ltd <Agency Lending DRP A/C>	287,479	1.70
J P Morgan Nominees Australia Pty Limited	230,221	1.36
Australian Executor Trustees Limited <IPS IOOF Employer Super A/C>	226,911	1.34
Diocese Development Fund - Catholic Diocese of Parramatta	226,241	1.34
HSBC Custody Nominees (Australia) Limited - A/C 2	223,649	1.32
National Nominees Limited	188,561	1.12
BNP Paribas Nominees Pty Ltd <Pitcher Partners DRP>	127,990	0.76
Netwealth Investments Limited <Super Services A/C>	120,606	0.71
Navigator Australia Ltd <MLC Investment Sett A/C>	118,060	0.70
Nulis Nominees (Australia) Limited <Navigator Mast Plan Sett A/C>	107,093	0.63
Dimbulu Pty Ltd	100,000	0.59
Marrosan Investments Pty Ltd	92,000	0.54
Mutual Trust Pty Ltd	73,853	0.44
Australian Executor Trustees Limited <No 1 Account>	70,578	0.42
Royal Freemasons' Benevolent Institution	60,000	0.36
Mrs Linda Anne Van Lieshout	60,000	0.36
Total of Top 20 registered holders[1]	**5,484,512**	**32.45**

1. As recorded on the holder register by holder reference number.

300 WESTPAC GROUP 2022 ANNUAL REPORT

Shareholding information

Analysis by range of holdings of Westpac Capital Notes 5 as at 30 September 2022

Number of Securities	Number of Holders of Westpac Capital Notes 5	%	Number of Westpac Capital Notes 5	%
1 - 1,000	15,073	88.18	5,154,599	30.49
1,001 - 5,000	1,784	10.44	3,679,758	21.77
5,001 - 10,000	138	0.81	1,018,940	6.03
10,001 - 100,000	84	0.49	2,022,005	11.96
100,001 and over	14	0.08	5,028,081	29.75
Totals	**17,093**	**100.00**	**16,903,383**	**100.00**

There were thirteen security holders holding less than a marketable parcel ($500) of Westpac Capital Notes 5 based on a market price of $103.25 at the close of trading on 30 September 2022.

Westpac Capital Notes 6

Top 20 holders of Westpac Capital Notes 6 as at 30 September 2022

	Number of Westpac Capital Notes 6	% Held
HSBC Custody Nominees (Australia) Limited Citicorp Nominees Pty Limited	1,214,090	8.53
HSBC Custody Nominees (Australia) Limited	1,047,697	7.36
BNP Paribas Nominees Pty Ltd <Agency Lending DRP A/C>	241,745	1.70
Netwealth Investments Limited <Wrap Services A/C>	222,493	1.57
Bond Street Custodians Limited <BENQLD - D79696 A/C>	200,000	1.41
BNP Paribas Nominees Pty Ltd HUB24 Custodial Serv Ltd <DRP A/C>	178,161	1.25
HSBC Custody Nominees (Australia) Limited - A/C 2	168,046	1.18
J P Morgan Nominees Australia Pty Limited	163,711	1.15
Australian Executor Trustees Limited <IPS IOOF Employer Super A/C>	118,693	0.84
National Nominees Limited	117,722	0.83
BNP Paribas Nominees Pty Ltd <Pitcher Partners DRP>	117,234	0.83
Dimbulu Pty Ltd	100,000	0.70
G Harvey Investments Pty Ltd	100,000	0.70
Mutual Trust Pty Ltd	94,472	0.66
V S Access Pty Ltd <V S Access A/C>	90,000	0.63
Navigator Australia Ltd <MLC Investment Sett A/C>	80,207	0.56
Nulis Nominees (Australia) Limited <Navigator Mast Plan Sett A/C>	70,249	0.49
179 Hyde Investment Pty Ltd <179 Hyde Unit A/C>	60,000	0.42
Australian Executor Trustees Limited <No 1 Account>	55,490	0.39
Eastcote Pty Ltd <Van Lieshout Family A/C>	50,000	0.35
Total of Top 20 registered holders[1]	**4,490,010**	**31.55**

1. As recorded on the holder register by holder reference number.

Analysis by range of holdings of Westpac Capital Notes 6 as at 30 September 2022

Number of Securities	Number of Holders of Westpac Capital Notes 6	%	Number of Westpac Capital Notes 6	%
1 - 1,000	12,298	87.92	4,257,565	29.92
1,001 - 5,000	1,474	10.54	3,118,560	21.92
5,001 - 10,000	140	1.00	1,060,611	7.45
10,001 - 100,000	65	0.46	2,004,252	14.08
100,001 and over	11	0.08	3,789,592	26.63
Totals	**13,988**	**100**	**14,230,580**	**100**

There were four security holders holding less than a marketable parcel ($500) of Westpac Capital Notes 6 based on a market price of $105.36 at the close of trading on 30 September 2022.

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SHAREHOLDER INFORMATION

Shareholding information

Westpac Capital Notes 7

Top 20 holders of Westpac Capital Notes 7 as at 30 September 2022

	Number of Westpac Capital Notes 7	% Held
HSBC Custody Nominees (Australia) Limited	1,442,230	8.37
Citicorp Nominees Pty Limited	1,423,406	8.26
J P Morgan Nominees Australia Pty Limited	440,433	2.56
BNP Paribas Nominees Pty Ltd <Agency Lending DRP A/C>	331,076	1.92
Netwealth Investments Limited <Wrap Services A/C>	269,103	1.56
National Nominees Limited	263,153	1.53
Mutual Trust Pty Ltd	236,840	1.37
BNP Paribas Nominees Pty Ltd HUB24 Custodial Serv Ltd <DRP A/C>	216,560	1.26
Dimbulu Pty Ltd	150,000	0.87
Marrosan Investments Pty Ltd	110,000	0.64
HSBC Custody Nominees (Australia) Limited - A/C 2	103,623	0.60
Bond Street Custodians Limited <BENQLD - D79772 A/C>	100,000	0.58
BNP Paribas Nominees Pty Ltd <Pitcher Partners DRP>	96,754	0.56
Netwealth Investments Limited <Super Services A/C>	80,859	0.47
Taverners No 11 Pty Ltd <Brencorp No 11 Unit A/C>	79,614	0.46
Valtellina Properties Pty Ltd	70,800	0.41
Nulis Nominees (Australia) Limited <Navigator Mast Plan Sett A/C>	66,849	0.39
V S Access Pty Ltd <V S Access A/C>	64,624	0.38
Navigator Australia Ltd <MLC Investment Sett A/C>	64,521	0.37
Eastcote Pty Ltd <Van Lieshout Family A/C>	61,619	0.36
Total of Top 20 registered holders[1]	**5,672,064**	**32.92**

1. As recorded on the holder register by holder reference number.

Analysis by range of holdings of Westpac Capital Notes 7 as at 30 September 2022

Number of Securities	Number of Holders of Westpac Capital Notes 7	%	Number of Westpac Capital Notes 7	%
1 - 1,000	16,242	89.44	5,471,410	31.76
1,001 - 5,000	1,701	9.37	3,668,260	21.29
5,001 - 10,000	134	0.74	1,061,535	6.16
10,001 - 100,000	71	0.39	2,041,734	11.85
100,001 and over	11	0.06	4,986,424	28.94
Totals	**18,159**	**100.00**	**17,229,363**	**100.00**

There was two security holders holding less than a marketable parcel ($500) of Westpac Capital Notes 7 based on a market price of $103.00 at the close of trading on 30 September 2022.

302 WESTPAC GROUP 2022 ANNUAL REPORT

Shareholding information

Westpac Capital Notes 8

Top 20 holders of Westpac Capital Notes 8 as at 30 September 2022

	Number of Westpac Capital Notes 8	% Held
BNP Paribas Nominees Pty Ltd <Agency Lending DRP A/C>	3,802,053	21.73
Citicorp Nominees Pty Limited	1,123,885	6.42
HSBC Custody Nominees (Australia) Limited	1,039,417	5.94
National Nominees Limited	250,841	1.43
Netwealth Investments Limited <Wrap Services A/C>	215,937	1.23
Dimbulu Pty Ltd	200,000	1.14
BNP Paribas Nominees Pty Ltd HUB24 Custodial Serv Ltd <DRP A/C>	198,352	1.13
Mutual Trust Pty Ltd	139,056	0.80
J P Morgan Nominees Australia Pty Limited	136,172	0.78
Netwealth Investments Limited <Super Services A/C>	135,175	0.77
HSBC Custody Nominees (Australia) Limited - A/C 2	129,783	0.74
Nulis Nominees (Australia) Limited <Navigator Mast Plan Sett A/C>	68,517	0.39
BNP Paribas Nominees Pty Ltd <Pitcher Partners DRP>	62,183	0.36
Megt (Australia) Ltd	61,516	0.35
BNP Paribas Nominees Pty Ltd <IB Au NOMs Retailclient DRP>	59,030	0.34
V S Access Pty Ltd <V S Access A/C>	51,570	0.30
Navigator Australia Ltd <MLC Investment Sett A/C>	47,081	0.27
Navigator Australia Ltd <JB Were List Fix Int SMA A/C>	44,533	0.25
Invia Custodian Pty Limited <Income Pool A/C>	39,900	0.23
Taverners No 11 Pty Ltd <Brencorp No 11 Unit A/C>	35,254	0.20
Total of Top 20 registered holders[1]	**7,840,255**	**44.80**

1. As recorded on the holder register by holder reference number.

Analysis by range of holdings of Westpac Capital Notes 8 as at 30 September 2022

Number of Securities	Number of Holders of Westpac Capital Notes 8	%	Number of Westpac Capital Notes 8	%
1 - 1,000	15,003	89.50	4,892,628	27.96
1,001 - 5,000	1,569	9.36	3,099,613	17.71
5,001 - 10,000	123	0.73	880,852	5.03
10,001 - 100,000	57	0.34	1,256,236	7.18
100,001 and over	11	0.07	7,370,671	42.12
Totals	**16,763**	**100.00**	**17,500,000**	**100.00**

There was two security holder holding less than a marketable parcel ($500) of Westpac Capital Notes 8 based on a market price of $100.15 at the close of trading on 30 September 2022.

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Shareholding information

Westpac Capital Notes 9

Top 20 holders of Westpac Capital Notes 9 as at 30 September 2022

	Number of Westpac Capital Notes 9	% Held
BNP Paribas Nominees Pty Ltd <Agency Lending DRP A/C>	3,730,220	24.72
HSBC Custody Nominees (Australia) Limited	1,263,468	8.37
Citicorp Nominees Pty Limited	780,181	5.17
BNP Paribas Nominees Pty Ltd HUB24 Custodial Serv Ltd <DRP A/C>	275,273	1.82
Bond Street Custodians Limited <BENQLD - D79696 A/C>	275,000	1.82
Netwealth Investments Limited <Wrap Services A/C>	268,747	1.78
Netwealth Investments Limited <Super Services A/C>	181,074	1.20
HSBC Custody Nominees (Australia) Limited - A/C 2	166,318	1.10
J P Morgan Nominees Australia Pty Limited	125,835	0.84
BNP Paribas Nominees Pty Ltd <Pitcher Partners DRP>	107,019	0.71
Dimbulu Pty Ltd	100,000	0.66
Mutual Trust Pty Ltd	97,578	0.65
Royal Freemasons' Benevolent Institution	82,000	0.54
Bond Street Custodians Limited <BENQLD - D80279 A/C>	50,000	0.33
Marrosan Investments Pty Ltd	50,000	0.33
National Nominees Limited	40,727	0.27
Arkadia Absolute Fund Pty Ltd	35,868	0.24
The Trust Company (Australia) Limited <WCCTFI A/C>	32,560	0.22
Sir Moses Montefiore Jewish Home <Income A/C>	30,000	0.20
Morris Commercial P/L	30,000	0.20
Total of Top 20 registered holders[1]	**7,721,868**	**51.17**

1. As recorded on the holder register by holder reference number.

Analysis by range of holdings of Westpac Capital Notes 9 as at 30 September 2022

Number of Securities	Number of Holders of Westpac Capital Notes 9	%	Number of Westpac Capital Notes 9	%
1 - 1,000	8,556	85.98	3,346,702	22.18
1,001 - 5,000	1,226	12.32	2,577,751	17.08
5,001 - 10,000	108	1.09	782,388	5.19
10,001 - 100,000	51	0.51	1,210,904	8.02
100,001 and over	10	0.10	7,173,135	47.53
Totals	**9,951**	**100.00**	**15,090,880**	**100.00**

There was one security holder holding less than a marketable parcel ($500) of Westpac Capital Notes 9 based on a market price of $103.25 at the close of trading on 30 September 2022.

Voting rights of Westpac Capital Notes 5, Westpac Capital Notes 6, Westpac Capital Notes 7, Westpac Capital Notes 8 and Westpac Capital Notes 9

In accordance with the terms of issue, holders of Westpac Capital Notes 5, Westpac Capital Notes 6, Westpac Capital Notes 7, Westpac Capital Notes 8 and Westpac Capital Notes 9 have no right to vote at any general meeting of Westpac before conversion into Westpac ordinary shares.

If conversion occurs (in accordance with the applicable terms of the relevant AT1 instrument), holders of Westpac Capital Notes 5, Westpac Capital Notes 6, Westpac Capital Notes 7, Westpac Capital Notes 8 or Westpac Capital Notes 9 (as applicable) will become holders of Westpac ordinary shares and have the voting rights that attach to Westpac ordinary shares.

Unquoted securities

Westpac also has the following unquoted securities on issue: USD 1.25 billion AT1 securities (comprised of 3 individual notes) which are all held by Cede & Co. as nominee for the Depository Trust Company. See Note 15 to the financial statements for further information.

304 WESTPAC GROUP 2022 ANNUAL REPORT Additional information Useful information Key sources of information for shareholders Stock exchange listings We report our full year performance to shareholders, in late October or early November, in the following forms: an Annual Report; a Sustainability Performance Report; an Investor Discussion Pack and earnings releases. Westpac ordinary shares are listed on: • Australian Securities Exchange (code WBC); •New Zealand Exchange Limited (code WBC). We do not sponsor or endorse and are not affiliated in any way with trading in our equity securities in any market or under any facility other than direct trading in our ordinary shares listed on the Australian Securities Exchange and New Zealand Exchange Limited. Electronic communications Shareholders can elect to receive the following communications electronically: • • Annual Report; Dividend statements when paid by direct credit or via Westpac’s Dividend Reinvestment Plan (DRP); Notices of Meetings and proxy forms; and Major company announcements. Share registrars Shareholders can check and update their information in Westpac’s Share Registrars’ online Investor Centres, see details below. In Australia, broker sponsored holders must contact their broker to amend their address. Australia – Ordinary shares on the main register, Westpac Capital Notes 5, Westpac Capital Notes 6, Westpac Capital Notes 7, Westpac Capital Notes 8 and Westpac Capital Notes 9. Link Market Services Limited Level 12, 680 George Street Sydney NSW 2000 Postal address: Locked Bag A6015, Sydney South NSW 1235, Australia www.linkmarketservices.com.au • • Opt for electronic communications by logging into Westpac’s Share Registrar’s Investor Centre at www.linkmarketservices.com.au. Online information Australia Westpac’s website www.westpac.com.au provides information for shareholders and customers, including: • • • • access to internet banking and online investing services; details on Westpac’s products and services; company history, results, market releases and news; and corporate responsibility and Westpac in the community activities. Shareholder enquiries: Telephone: 1800 804 255 (toll free within Australia) International: +61 1800 804 255 Facsimile: +61 2 9287 0303 Email: westpac@linkmarketservices.com.au Investors can access the Investor Centre at www.westpac.com.au/investorcentre. The Investor Centre includes the current Westpac share price and links to the latest ASX announcements and Westpac’s Share Registrars’ websites. New Zealand Westpac’s New Zealand website www.westpac.co.nz provides: New Zealand – Ordinary shares on the New Zealand Branch register and Westpac NZD Subordinated Notes Link Market Services Limited Level 30 PwC Tower 15 Customs Street West Auckland 1010, New Zealand Postal address: P.O. Box 91976, Auckland 1142, New Zealand www.linkmarketservices.co.nz • • • access to internet banking services; details on products and services; economic updates, news and information, key financial results; and sponsorships and other community activities. • Westpac Investor Relations Information other than that relating to your shareholding can be obtained from: • Westpac Investor Relations 275 Kent Street Sydney NSW 2000 Australia Telephone: +61 2 8253 3143 Facsimile: +61 2 8253 1207 Email: investorrelations@westpac.com.au Shareholder enquiries: Telephone: 0800 002 727 (toll free within New Zealand) International: +64 9 375 5998 Facsimile: +64 9 375 5990 Email: enquiries@linkmarketservices.co.nz

305

Glossary of abbreviations and defined terms

AAS	Australian Accounting Standards
AASB	Australian Accounting Standards Board
ABS	Asset-backed securities
ACCC	Australian Competition and Consumer Commission
ADI	Authorised Deposit-taking Institution
ADS	American Depositary Shares
Advanced IRB	Advanced Internal Ratings Based
AGM	Annual General Meeting
ALCO	Westpac Asset and Liability Committee
ALM	Asset and Liability Management
ANZSIC	Australian and New Zealand Standard Industrial Classification
APRA	Australian Prudential Regulation Authority
ASIC	Australian Securities and Investments Commission
ASX	Australian Securities Exchange
ASXCGC	ASX Corporate Governance Council
AT1	Additional Tier 1
ATMs	Automatic teller machines
ATO	Australian Taxation Office
AUSTRAC	Australian Transaction Reports and Analysis Centre
BAC	Board Audit Committee
BankSA	Bank of South Australia
BBSW	Bank Bill Swap Reference Rate
BCBS	Basel Committee on Banking Supervision
bps	Basis points
BRiskC	Board Risk Committee
CAGR	Compound annual growth rate
CAPs	Collectively assessed provisions
Cash EPS	Cash earnings per share
Cash ROE	Return on equity on a cash earnings basis
CCB	Capital Conservation Buffer
CDS	Credit default swap
CEO	Chief Executive Officer
CET1	Common Equity Tier 1
CFO	Chief Financial Officer
CGU	Cash Generating Unit
CHF	Swiss franc
CLF	Committed Liquidity Facility
Corporations Act	*Corporations Act 2001* (Cth)
COSO	Committee of Sponsoring Organizations of the Treadway Commission
CPM	Credit Portfolio Management
CRG	Customer Risk Grade
CRO	Chief Risk Officer
CRS	Common Reporting Standard
CVA	Credit valuation adjustment
DFAT	Department of Foreign Affairs and Trade
D-SIB	Domestic Systemically Important Bank
EAD	Exposure at default
ECL	Expected credit loss
EPS	Earnings per share
ESG	Environmental, social and governance
ESP	Employee Share Plan
FBT	Fringe benefits tax
FCA	Financial Conduct Authority
FCS	Financial Claims Scheme
FMA	Financial Markets Authority
FTE	Full time equivalent employees
FVA	Funding Valuation Adjustment
FVIS	Fair value through income statement
FX	Foreign Exchange
GHG	Greenhouse gas
IAPs	Individually Assessed Provisions
IASB	International Accounting Standards Board
ICAAP	Internal Capital Adequacy Assessment Process
IFRS	International Financial Reporting Standards
IRRBB	Interest Rate Risk in the Banking Book
IRS	Internal Revenue Service

WESTPAC GROUP 2022 ANNUAL REPORT
STRATEGIC REVIEW
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FINANCIAL STATEMENTS
SHAREHOLDER INFORMATION

306 WESTPAC GROUP 2022 ANNUAL REPORT

Glossary of abbreviations and defined terms

ISDA	International Swaps and Derivatives Association
KMP	Key Management Personnel
LCR	Liquidity Coverage Ratio
LGBTIQ+	Lesbian, gay, bisexual, transgender, intersex and queer
LGD	Loss given default
LIBOR	London InterBank Offer Rate
LMI	Lenders mortgage insurance
LTIFR	Lost Time Injury Frequency Rate
LTVR	Long Term Variable Reward
LVR	Loan to value ratio
Moody's	Moody's Investors Service
NaR	Net interest income-at-risk
NCI	Non-controlling interests
NII	Net interest income
NSFR	Net Stable Funding Ratio
NYSE	New York Stock Exchange
NZBA	Net-Zero Banking Alliance
NZX	New Zealand Exchange Limited
OCC	Office of the Comptroller of the Currency
OCI	Other comprehensive income
OFAC	Office of Foreign Assets Control
OTC	Over the counter
PD	Probability of default
PFIC	Passive foreign investment company
PNG	Papua New Guinea
RAMS	RAMS Home Loans
RBA	Reserve Bank of Australia
RBNZ	Reserve Bank of New Zealand
RISKCO	Westpac Group Executive Risk Committee
RMBS	Residential Mortgage Backed Securities
ROE	Return on equity
RSP	Restricted Share Plan
RWA	Risk weighted assets
S&P	S&P Global Ratings
SaaS	Software-as-a-Service
SEC	US Securities and Exchange Commission
SMA	Standardised Measurement Approach
SME	Small to medium enterprises
SOx	Sarbanes-Oxley Act of 2002
STVR	Short-Term Variable Reward
TCE	Total committed exposures
TLAC	Total Loss Absorbing Capacity
TSR	Total Shareholder Return
UK	United Kingdom
UKSS	Westpac Banking Corporation UK Staff Superannuation Scheme
UNSC	United Nations Security Council
US	United States
VaR	Value at Risk
VWAP	Volume weighted average price
Westpac CPS	Westpac Convertible Preference Shares
WGP	Westpac Group Plan
WHS	Workplace Health and Safety
WIB	Westpac Institutional Bank
WNZL	Westpac New Zealand Limited
WNZS	Westpac New Zealand Superannuation Scheme
WPP	Westpac Performance Plan
WSNZL	Westpac Securities NZ Limited

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309 Website: westpac.com.au/westpacgroup Level 4, Harbourside West Building From outside Australia: +61 2 9155 7850 Link Market Services Limited Website: rams.com.au Email: sustainability@westpac.com.au The 2022 Westpac Group Annual Report is WESTPAC GROUP 2022 ANNUAL REPORT STRATEGIC REVIEW GROUP PERFORMANCE FINANCIAL STATEMENTS SHAREHOLDER INFORMATION Contact us Westpac Group Institutional Bank Locations Registered office Singapore 275 Kent Street,United States of America – New York Sydney NSW 2000 AustraliaUnited Kingdom – London Telephone: +61 2 9155 7713 International payments Telephone: +61 2 9155 7700 Westpac PNG Stanley Esplanade WestpacPO Box 706, Port Moresby, Telephone – Consumer: 132 032 NCD, Papua New Guinea Telephone – Business: 132 142Telephone: +675 322 0522 From outside Australia: +61 2 9155 7700 Email: westpacpngcommunication@westpac.com.au Website: westpac.com.auWebsite: westpac.com.pg St.George Bank Westpac Fiji St.George House Level 1, Westpac House 4-16 Montgomery Street1 Thomson Street Kogarah NSW 2217 AustraliaSuva, Fiji Mail: Locked Bag 1Telephone: +67 9 132 032 Kogarah NSW 1485 AustraliaFrom overseas: (679) 321 7800 Telephone: 13 33 30 Email: westpacfiji@westpac.com.au Website: stgeorge.com.au Westpac New Zealand Bank of Melbourne 16 Takutai Square, Britomart Level 10, 150 Collins Street Auckland 1010 New Zealand Melbourne VIC 3000 Australia Telephone: +64 9 912 8000 Telephone: 13 22 66 Website: westpac.co.nz From outside Australia: +61 3 8536 7870 Email: customersolutions@westpac.co.nz Website: bankofmelbourne.com.au Global locations BankSA Contact details for our global locations are available Level 8, 97 King William Street,on our website at westpac.com.au. Adelaide SA 5000 AustraliaSelect ‘About Westpac’ from the top menu bar, then Mail: GPO Box 399, ‘Global Locations’ from the ‘Explore’ menu. Adelaide SA 5001 Australia Telephone: 131 376 Share Registrar Website: banksa.com.au680 George Street Sydney NSW 2000 RAMSAustralia RAMS Financial Group Pty Ltd Mail: Locked Bag A6015, Sydney South NSW 1235 Level 12, 321 Kent StreetTelephone: 1800 804 255 Sydney NSW 2000 AustraliaFacsimile: +61 2 9287 0303 Mail: GPO Box 4008,Email: westpac@linkmarketservices.com.au Sydney NSW 2001 AustraliaWebsite: linkmarketservices.com.au Telephone: +61 2 8218 7000 Email: communications@rams.com.auWestpac Group Sustainability For further information on Westpac Group’s sustainability BTapproach, policies and performance please visit Level 18, 275 Kent Street,westpac.com.au/sustainability. If you have feedback or a Sydney NSW 2000 Australiacomplaint related to sustainability, please visit Telephone: 132 135westpac.com.au/contact-us/feedback-complaints/. From outside Australia: +61 2 9155 4070 Email: customer.relations@btfinancialgroup.com Website: bt.com.au Westpac Institutional Bank Telephone: 132 032 Website: westpac.com.au printed on PEFC certified paper. Compliance with the certification criteria set out by the Programme for the Endorsement of Forest Certification (PEFC) means that the paper fibre is sourced from sustainable forests.

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